Form 10-K, Exhibit 13
period 1993-12-31
BANKAMERICA CORP
filed 1994-03-16
CIK 9672

                                                                    EXHIBIT 13


                                           BANKAMERICA CORPORATION ANNUAL REPORT



                [BANK OF AMERICA CORPORATION LOGO APPEARS HERE]

                                                                            1993

BANKAMERICA TODAY

- --------------------------------------------------------------------------------
BankAmerica Corporation and its consolidated subsidiaries provide diverse financial products and services to individuals, businesses, government agencies, and financial institutions throughout the world. BankAmerica Corporation is the second-largest bank holding company in the United States, based on total assets at December 31, 1993.

     BankAmerica Corporation's principal banking subsidiaries operate branches in California, Washington, Texas, Arizona, Oregon, Nevada, New Mexico, Hawaii, Idaho, and Alaska, as well as corporate banking and business credit offices in major U.S. cities, and branches, corporate offices, and representative offices in 38 countries. In addition, BA Investment Services, a licensed broker-dealer subsidiary of BankAmerica Corporation, distributes stocks and bonds, annuities, self-directed IRAs, and a variety of mutual funds, including the Bank of America-managed Pacific Horizon Funds, in branches throughout the western states. BankAmerica Business Credit provides asset-based financing for mid-sized businesses in all 50 states, Security Pacific Financial Services operates consumer finance offices in 34 states and provides executive financial services for clients nationwide, Security Pacific Housing Services provides dealer financing for manufactured housing throughout the United States, and Bank of America Community Development Bank provides loans for affordable housing and small businesses in several western states. Bank of America provides trust services to individuals in the United States, as well as fiduciary, securities, and information processing services for institutional trust customers around the world. Bank of America offices throughout the world finance and facilitate trade between countries and provide payments and advisory services, as well as access to capital markets, for multi-national business clients, and private banking services to high-net-worth individuals. In addition, the bank's International Trade Banking Division coordinates the delivery of letters of credit, asset-based lending, documentation services and other trade-related products to clients worldwide.

- --------------------------------------------------------------------------------
Note: The following abbreviations, among others, appear in the text of this report: BankAmerica Corporation and its consolidated subsidiaries (BankAmerica, the corporation), BankAmerica Corporation (the parent), Bank of America NT&SA (Bank of America, BofA, the bank), Seafirst Corporation (Seafirst), and Seattle-First National Bank (Seattle-First).



CONTENTS

- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------
Chairman's Letter to Shareholders                                             2
Connecting With a Diverse Customer Base                                       5
- --------------------------------------------------------------------------------
Overview                                                                     16
Selected Financial Data                                                      17
Results of Operations                                                        18
  Business Sectors                                                           18
  Net Interest Income                                                        18
  Noninterest Income                                                         20
  Noninterest Expense                                                        21
  Income Taxes                                                               23
Comparison of 1992 Versus 1991                                               23
Balance Sheet Analysis                                                       24
  Securities Available for Sale and Securities Held for Investment           24
  Assets Pending Disposition                                                 24
  Goodwill and Identifiable Intangibles                                      25
  Pending Accounting Standards                                               25
  Loan Portfolio                                                             26
  Restructuring Country Debt                                                 30
  Allowance for Credit Losses                                                30
  Nonaccrual Assets, Restructured Loans, and Loans Past Due 90 Days
    or More and Still Accruing Interest                                      33
  Real Estate Acquired in Satisfaction of Debt                               35
Off-Balance-Sheet Financial Instruments                                      36
  Credit-Related Financial Instruments                                       36
  Derivatives and Foreign Exchange                                           36
Risk Management                                                              37
  Credit Risk                                                                37
  Market Risk                                                                38
Funding and Capital                                                          38
  Asset and Liability Management                                             38
  Liquidity                                                                  38
  Capital                                                                    39
  Interest Rate Risk Management                                              41
- --------------------------------------------------------------------------------
Report of Management                                                         42
Report of Independent Auditors                                               43
Consolidated Financial Statements                                            44
Notes to Consolidated Financial Statements                                   48
- --------------------------------------------------------------------------------
Boards of Directors/BankAmerica Corporation and Bank of America NT&SA        78
Honorary Directors/BankAmerica Corporation and Bank of America
  NT&SA (nonvoting)                                                          79
Principal Officers/BankAmerica Corporation                                   79
Advisor-BankAmerica Corporation                                              79
Senior Management Council/Bank of America NT&SA                              80
Chairmen/Presidents/Other Subsidiary Banks                                   80

MANGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

BankAmerica Corporation and subsidiaries (the corporation), headquartered in San Francisco, California, is a bank holding company with total assets of $186.9 billion at December 31, 1993. The corporation reported earnings per share of $4.79 for 1993, based on net income of $1,954 million. These results reflect the first full year of combined operations following the merger of BankAmerica Corporation (the parent) and Security Pacific Corporation (SPC) on April 22, 1992 (the Merger). Earnings per share for 1992 were $4.24, based on net income of $1,492 million.

     The results of operations for 1992 were affected by nonrecurring and certain other items, which are discussed in the Net Interest Income, Noninterest Income, and Noninterest Expense sections on pages 18-22. Excluding the effects of these items, the corporation's results of operations for 1992 were $1,682 million, or $4.85 per common share. The net effect of nonrecurring items in 1993 had virtually no effect on net income.

     Despite the pressures of a sluggish economic environment, the corporation's 1993 results of operations demonstrated the potential of its diverse franchise. Various business sectors, customer types, and geographic regions contributed to the corporation's total earnings base. The corporation also maintained a strong focus on controlling noninterest expenses during 1993 to keep them in line with revenues, and announced further expense-reduction measures in an effort to control operating expenses in 1994.

     The corporation's credit quality improved significantly during 1993. Nonaccrual assets declined by $2,349 million, or 45 percent, from their December 31, 1992 balance. As a result, the corporation's ratio of nonaccrual assets to total loans declined to 2.28 percent at year-end 1993 from 4.16 percent at December 31, 1992. In addition, net credit losses for 1993 decreased $189 million, or 14 percent, from the amount reported in 1992.

     In the first quarter of 1993, the parent, through its subsidiary, Bank of America Texas, N.A., expanded the corporation's domestic banking operations by acquiring certain branches and assets and assuming certain liabilities of First Gibraltar Bank, FSB (First Gibraltar), headquartered in Texas. For further information regarding the First Gibraltar transaction, refer to Note 5 of the Notes to Consolidated Financial Statements on pages 55-56.

     In addition, on January 27, 1994, the parent and Continental Bank Corporation (Continental) of Chicago, Illinois, signed an agreement under which the parent will acquire Continental for an estimated 21.25 million shares of the parent's common stock and $939 million in cash, subject to adjustment and termination in certain circumstances, including movements in the parent's average stock price beyond certain levels. Based on the parent's closing stock price on January 27, 1994, the total cash and stock consideration would be approximately $1.9 billion. In addition, Continental's preferred stock will be converted into the parent's preferred stock having substantially the same terms. The parent has also announced that, prior to the completion of the transaction, it intends to repurchase approximately $500 million of its common stock. After giving effect to the share repurchase, the transaction is expected to be nondilutive to the parent's shareholders from the first year of the acquisition. The completion of this transaction is conditioned upon approval by Continental's shareholders and certain other conditions, including regulatory approvals and the completion of a due diligence review of Continental by the parent. The acquisition is presently expected to be completed in the third quarter of 1994.

     Continental, which primarily conducts commercial banking activities, reported total assets of $22.6 billion, including loans of $11.7 billion, at December 31, 1993. For additional information on this pending acquisition, refer to Note 2 of the Notes to Consolidated Financial Statements on pages 52-53.

     The corporation's management expects that overall economic growth in the United States will continue to be moderate in the near term. In California, the corporation's most significant market, the economy remains fragile and economic weakness persists in the southern part of the state as a result of defense cutbacks and reduced consumer confidence due to the recent earthquake. In addition, the economy of Hawaii is declining primarily as a result of reduced investment from Japan and California. However, other regions of the country where the corporation has significant retail presence -- the Pacific Northwest, Texas, and the Southwest -- are participating in the U.S. economic expansion.

     Global economic growth is expected to improve modestly in 1994. The economy of the European Community should begin to recover from recession, but will continue to be constrained by unification problems faced by Germany. In addition, Japan's economy is likely to face ongoing economic problems in the aftermath of deflation of its real estate and equity markets. However, the economies of Southeast Asia remain strong, and U.S. trade with Latin America, especially Mexico, should continue to grow rapidly with the passage of the North American Free Trade Agreement.

     In making business decisions, the corporation's management takes the current state of the economy, as well as economic forecasts, into account. However, economic forecasts reflect subjective judgments and assumptions, and unexpected events may occur. Therefore, there can be no assurance that developments will transpire as forecasted.

SELECTED FINANCIAL DATA
- -----------------------------------------------------------------------------------------------------------------------------------
                                                                                      Year Ended December 31
                                                               --------------------------------------------------------------------
(dollar amounts in millions, except per share data)/a/                 1993          1992          1991          1990          1989
- -----------------------------------------------------------------------------------------------------------------------------------
Operating Results
Interest income                                                    $ 11,627      $ 11,613      $  9,860      $ 10,249      $  9,559
Interest expense                                                      4,186         4,895         5,388         6,097         5,536
- -----------------------------------------------------------------------------------------------------------------------------------
 Net interest income                                                  7,441         6,718         4,472         4,152         4,023
Provision for credit losses/b/                                          803         1,009           805           905           770
Noninterest income                                                    4,273         3,649         2,408         2,074         1,830
Noninterest expense/b/                                                7,483         6,676         4,202         3,922         3,735
- -----------------------------------------------------------------------------------------------------------------------------------
 Income before income taxes and extraordinary credit                  3,428         2,682         1,873         1,399         1,348
Provision for income taxes                                            1,474         1,190           749           522           528
- -----------------------------------------------------------------------------------------------------------------------------------
 Income before extraordinary credit                                   1,954         1,492         1,124           877           820
Extraordinary credit resulting from previously
 unrecognized tax benefits                                               --            --            --           238           283
- -----------------------------------------------------------------------------------------------------------------------------------
 Net Income                                                        $  1,954      $  1,492/c/   $  1,124      $  1,115      $  1,103
===================================================================================================================================
Earnings per Common and Common Equivalent Share
Income before extraordinary credit                                 $   4.79      $   4.24/c/   $   4.81      $   3.85      $   3.79
Net income                                                         $   4.79      $   4.24/c/   $   4.81      $   4.95      $   5.19
Earnings per Common Share -- Assuming Full Dilution
Income before extraordinary credit                                 $   4.76      $   4.21/c/   $   4.78      $   3.84      $   3.74
Net income                                                         $   4.76      $   4.21/c/   $   4.78      $   4.94      $   5.11
- -----------------------------------------------------------------------------------------------------------------------------------
Stock Data
Dividends declared per common share                                $   1.40      $   1.30      $   1.20      $   1.00      $   0.60
Book value per common share at year end                               39.58         35.88         30.78         27.21         23.31
Number of common shares outstanding at year end/d/              357,912,170   348,602,976   218,879,830   213,363,520   210,319,019
- -----------------------------------------------------------------------------------------------------------------------------------
Financial Condition and Capital -- Year-End Balances
Loans/b/                                                           $126,379      $125,709      $ 86,634      $ 85,815      $ 75,903
Total assets                                                        186,933       180,646       115,509       110,728        98,764
Deposits                                                            141,618       137,883        94,067        92,321        81,186
Long-term debt and subordinated capital notes                        14,115        16,395         4,378         3,931         4,075
Common stockholders' equity                                          14,165        12,509         6,737         5,806         4,904
Total stockholders' equity                                           17,144        15,488         8,063         6,419         5,534
- -----------------------------------------------------------------------------------------------------------------------------------
Selected Financial Ratios
Rate of return (based on net income) on:
 Average total assets                                                  1.05%         0.90%         0.99%         1.04%         1.14%
 Average common stockholders' equity                                  12.88         12.65         17.09         20.00         25.65
 Average total stockholders' equity                                   12.00         11.84         15.78         18.68         23.10
Ratio of common stockholders' equity to total assets                   7.58          6.92          5.83          5.24          4.96
Ratio of total stockholders' equity to total assets                    9.17          8.57          6.98          5.80          5.60
Ratio of average stockholders' equity to average total assets          8.79          7.60          6.25          5.55          4.91
Dividend payout ratio                                                 28.99         30.30         24.39         19.84         11.30
Risk-based capital ratios:
 Total risk-based capital ratio                                       12.00/e/      11.48         10.83          9.30          9.09
 Tier 1 risk-based capital ratio                                       7.61/e/       6.82          7.25          5.96          5.61
 Tier 1 leverage ratio                                                 6.64/e/       6.37          6.80          5.50          5.42
- -----------------------------------------------------------------------------------------------------------------------------------

/a/ Due to the pending acquisition of Continental Bank Corporation, certain financial data included herein may not be indicative of the corporation's future results of operations or financial position. Refer to Note 2 of the Notes to Consolidated Financial Statements on pages 52-53.

/b/ During 1993, in-substance repossessions (ISR) were reclassified to the loan portfolio as a result of regulatory clarification of the definition of an ISR. For information on this reclassification, refer to the Loan Outstandings table on page 27 and the Allowance for Credit Losses table on page 31.

/c/ Earnings and earnings per share were affected by the net effect of nonrecurring and certain other items, including the accrual of restructuring expenses related to the Merger and a net gain on the sale of Bank of America NT&SA's payroll processing business. If the nonrecurring and certain other items had been excluded from the results of operations, net income would have been $1,682 million. In addition, earnings per common and common equivalent share would have been $4.85 and earnings per common share assuming full dilution would have been $4.81.

/d/ There were 164,105 common stockholders of record at January 31, 1994.

/e/ Refer to the table on page 40 of the Funding and Capital section for information on the calculation of risk-based capital ratios.

    Note: Information included in the text and tables of the Management's Discussion and Analysis of Financial Condition and Results of Operations reflects the effects of the Merger from April 22, 1992 forward. Accordingly, information pertaining to the corporation's results of operations for 1993 is not comparable to the corresponding information for 1992, nor is the information for either 1993 or 1992 comparable to the corresponding information for any of the preceding years. Furthermore, information pertaining to the corporation's financial position at December 31, 1993 and 1992 is not comparable to the corresponding information at any preceding year end.

RESULTS OF OPERATIONS

BUSINESS SECTORS

The corporation segregates its operations by customer and market sectors. Since the corporation's operations are highly integrated, certain non-sector-specific income, expense, assets, and liabilities must be allocated to these customer and market sectors. Domestic sources of funds, equity, overhead, and federal and state taxes are allocated in this process. Additionally, for purposes of this discussion, the unallocated allowance for credit losses and related provision for credit losses is allocated to the business sectors. The information set forth in the table below reflects the corporation's net income, average total assets, and average total deposits by customer and market sectors and does not necessarily represent their financial condition and results of operations if managed as independent entities.

BUSINESS SECTORS
- -----------------------------------------------------------------------------
                                         Year Ended December 31, 1993
                                 --------------------------------------------
                                       Net     Average Total    Average Total
(in millions)                       Income            Assets         Deposits
- -----------------------------------------------------------------------------
Corporate, institutional,
  and foreign                       $  749          $ 51,316         $ 19,945
California consumer                    715            54,803           67,870
Seafirst Corporation                   263            15,054           11,905
Middle market                          146             9,941            5,427
Commercial real estate                  45            11,672            2,381
Private bank                            42             1,965            4,590
Other non-California banks             (45)           20,439           24,708
Other                                   39            20,136            3,403
- -----------------------------------------------------------------------------
                                    $1,954          $185,326         $140,229
=============================================================================

     Corporate, institutional, and foreign banking provides services to domestic and foreign large and multinational customers, as well as financial institutions and governments. Products delivered encompass corporate loans, cash management services, trade finance, and investment banking services, including interest rate risk and foreign exchange management products, capital markets products, and advisory services. The corporate, institutional, and foreign sector also includes the venture capital portfolio and its related results.

     California consumer banking provides a full range of financial products and services to retail customers predominantly located in California. These products and services include consumer and residential real estate loans, retail deposit services, credit card products, insurance services, mutual fund products, and consumer finance.

     Seafirst Corporation (Seafirst), whose customers are primarily located in Washington, provides consumer, middle market, and corporate banking services. Seafirst's consumer banking products and services include consumer and residential real estate loans, retail deposit services, credit card products, insurance services, mutual fund products, and consumer finance. Seafirst's middle market and corporate products include commercial loans and deposit services, including cash management, as well as investment banking, trade finance, and national commercial finance.

     Middle market banking offers a wide scope of banking and financial services to a diverse group of small and medium-sized businesses primarily located in California. Products include commercial loans and deposit services, including cash management, as well as investment banking, trade finance, and national commercial finance.

     Commercial real estate banking provides nationwide commercial lending and financing services for commercial and construction real estate-related projects. In addition, the commercial and construction workout real estate portfolios acquired in recent acquisitions are included within this sector.

     Private banking offers an array of financial products and services to high-net-worth individuals.

     Other non-California banks primarily provide retail banking services for customers domiciled in the Western states other than California and Washington.

     Other banking amounts are primarily associated with the corporation's asset and liability management activities. In addition, other banking provides institutional trust and securities services and various other services.

NET INTEREST INCOME

On a taxable-equivalent basis, net interest income amounted to $7,463 million in 1993, up $723 million, or 11 percent, from $6,740 million in 1992. Net interest income for 1992 included $34 million of nonrecurring Brazilian cash interest payments relating to the restructuring of interest arrearages from prior years. Excluding this nonrecurring income, taxable-equivalent net interest income for 1993 was $757 million higher than the amount reported for 1992. The main factor contributing to this growth was a $15.9 billion increase in average earning assets for 1993 over the amount reported for 1992. Average earning assets were higher in 1993 largely because the increases caused by the Merger and other 1992 acquisitions were reflected in the average for the full year, while the 1992 average only reflected these increases for the months subsequent to the respective consummation dates of the transactions.

     The corporation's net interest margin was 4.71 percent for 1993, compared with 4.73 percent for 1992. The corporation's net interest margin includes the results of hedging with certain off-balance-sheet financial instruments. Such hedging is an integral component of the corporation's interest rate risk management, and, accordingly, management does not consider it meaningful to separate the results of hedging from the net interest income arising from the hedged assets and liabilities.

AVERAGE BALANCES AND RATES
- -------------------------------------------------------------------------------------------------------------------------------
                                                                                     Year Ended December 31
                                                                ---------------------------------------------------------------
                                                                        1993                  1992                  1991
                                                                -------------------   -------------------   -------------------
(dollar amounts in millions)                                    Balance/a/  Rate/b/   Balance/a/  Rate/b/   Balance/a/  Rate/b/
- -------------------------------------------------------------------------------------------------------------------------------
Assets
Interest-bearing deposits in banks/c/                            $  2,642     7.36%    $  4,055     6.97%    $  3,938     8.64%
Federal funds sold                                                  1,131     3.12        1,617     3.76        2,086     5.76
Securities purchased under resale agreements                        3,903     4.46        4,400     3.70        1,828     5.86
Trading account assets                                              6,341     5.91        4,234     7.08        3,066     9.08
Securities available for sale                                       4,118     6.79        1,401     8.79           --       --
Securities held for investment:
 U.S. Treasury securities                                           3,554     5.28        3,036     6.06        1,050     8.33
 U.S. federal agency securities                                    10,784     7.28        6,341     9.27        4,981     9.17
 State, county, and municipal securities                              553     7.93          549     8.34          184     7.95
 Other domestic securities                                            740    13.01          797    15.13          469     8.63
 Foreign securities                                                   128     7.61          369     9.17          722     9.96
- ------------------------------------------------------------------------------------------------------------------------------
   Total securities held for investment                            15,759     7.13       11,092     8.76        7,406     9.06
Domestic loans:/c/
 Consumer--secured by first mortgages on residential properties    29,083     6.39       25,231     7.83       17,247     9.61
 Consumer--credit card                                              7,499    16.26        7,963    16.70        7,271    17.21
 Other consumer                                                    24,659     9.04       23,149     9.82       16,053    10.97
 Commercial and industrial                                         20,580     6.32       19,640     6.25       13,927     8.13
 Commercial loans secured by real estate                            9,707     7.51        8,735     7.98        5,532     9.51
 Construction and development loans secured by real estate          5,718     5.17        6,700     5.21        4,133     7.57
 Loans for purchasing or carrying securities                        1,447     4.05        1,049     4.38          297     7.50
 Financial institutions                                             1,948     3.48        1,821     3.85        1,447     5.92
 Lease financing                                                    1,773    12.36        1,669    14.40          748     6.19
 Agricultural                                                       1,605     7.62        1,554     7.81        1,110     9.70
 Other                                                              1,099     5.03          830     5.10          428     5.28
- ------------------------------------------------------------------------------------------------------------------------------
   Total domestic loans                                           105,118     7.76       98,341     8.51       68,193    10.15
Foreign loans/c/                                                   19,531     6.72       17,492     7.80       16,312     8.75
- ------------------------------------------------------------------------------------------------------------------------------
   Total loans                                                    124,649     7.60      115,833     8.40       84,505     9.88
- ------------------------------------------------------------------------------------------------------------------------------
   Total earning assets                                           158,543     7.35      142,632     8.16      102,829     9.60
Nonearning assets                                                  30,609                26,984                13,747
Less: Allowance for credit losses                                   3,826                 3,764                 2,606
- ------------------------------------------------------------------------------------------------------------------------------
     Total Assets                                                $185,326              $165,852              $113,970
==============================================================================================================================

Liabilities and Stockholders' Equity
Domestic interest-bearing deposits:
 Transaction                                                     $ 13,469     1.34%    $ 11,368     1.95%    $  6,276     3.83%
 Savings                                                           13,977     2.23       13,454     2.96        8,266     4.83
 Money market                                                      34,182     2.49       27,504     3.26       16,753     5.31
 Time                                                              30,939     2.50       31,925     3.79       28,268     6.49
- ------------------------------------------------------------------------------------------------------------------------------
   Total domestic interest-bearing deposits                        92,567     2.29       84,251     3.24       59,563     5.65
Foreign interest-bearing deposits                                  15,549     5.50       15,544     6.71       16,093     7.96
- ------------------------------------------------------------------------------------------------------------------------------
   Total interest-bearing deposits                                108,116     2.75       99,795     3.78       75,656     6.14
Federal funds purchased                                               570     2.78          626     3.24          409     5.66
Securities sold under repurchase agreements                         2,837     5.58        2,015     5.35        1,929     6.84
Other short-term borrowings                                         3,088     6.52        3,913     6.90        2,327    10.12
Long-term debt                                                     14,090     5.16       10,158     6.04        3,035     8.40
Subordinated capital notes                                          1,499     7.52        1,836     6.22        1,280     7.58
- ------------------------------------------------------------------------------------------------------------------------------
   Total interest-bearing liabilities                             130,200     3.22      118,343     4.14       84,636     6.37
Domestic noninterest-bearing deposits                              30,688                26,029                15,709
Foreign noninterest-bearing deposits                                1,425                 1,521                 1,232
Other noninterest-bearing liabilities                               6,728                 7,360                 5,274
- ------------------------------------------------------------------------------------------------------------------------------
   Total liabilities                                              169,041               153,253               106,851
Stockholders' equity                                               16,285                12,599                 7,119
- ------------------------------------------------------------------------------------------------------------------------------
     Total Liabilities and Stockholders' Equity                  $185,326              $165,852              $113,970
==============================================================================================================================

Interest income as apercentage of average earning assets                      7.35%                 8.16%                 9.60%
Interest expense as a percentage of average earning assets                   (2.64)                (3.43)                (5.24)
- ------------------------------------------------------------------------------------------------------------------------------
     Net Interest Margin                                                      4.71%                 4.73%                 4.36%
==============================================================================================================================

/a/ Average balances are obtained from the best available daily, weekly, or monthly data.

/b/ Average rates are presented on a taxable-equivalent basis. The taxable-equivalent basis adjustments are based on a marginal tax rate of 40 percent for 1993 and 39 percent for 1992 and 1991.

/c/ Average balances include nonaccrual assets.

NONINTEREST INCOME

Noninterest income amounted to $4,273 million in 1993, an increase of $624 million, or 17 percent, from the amount reported for 1992. Noninterest income for 1993 included $38 million of nonrecurring income representing previously unrecognized post-Merger 1992 earnings of Bank of America (Asia) Limited, formerly Security Pacific Asia Bank, Ltd. (SPABL). At year-end 1992, this subsidiary was included in assets pending disposition. However, in the first quarter of 1993, management decided to retain the subsidiary, and it was consolidated into the corporation's financial statements effective January 1, 1993. Noninterest income for 1993 also included $80 million of nonrecurring gains on sales of certain assets pending disposition, primarily resulting from a sale of commercial loans secured by real estate, as discussed on page 25 in the Balance Sheet Analysis section.

     Noninterest income for 1992 included a nonrecurring gain of $157 million related to the sale of Bank of America NT&SA's (the bank) payroll processing business. Excluding nonrecurring items, noninterest income for 1993 grew by $663 million from the amount reported for 1992, primarily due to higher revenues from fees and commissions, resulting from a Merger-related increase in the volume of existing fee-generating services, as well as to higher trading income and other income.

     Total fees and commissions, the largest component of noninterest income, increased $386 million, or 15 percent, in 1993 from the amount reported for 1992. Other fees and commissions for 1993 included $179 million of loan servicing fees, up from $136 million for 1992. Mutual funds commissions also grew significantly over the prior year, and totaled $99 million for 1993. Growth in these two categories was attributable to both the Merger and subsequent expansion of these activities. Also contributing to the increase in total fees and commissions in 1993 compared with 1992 was a $72 million increase in revenues from trust fees, which was primarily related to operations added as a result of the Merger.

Noninterest Income  (Stacked block graphs in non-EDGAR version)

(in millions of dollars)                                   1992      1993
                                                        --------  --------
Total Noninterest Income                                 $3,649    $4,273
                                                        ========  ========

Other Noninterest Income                                    643       775
Trading Income                                              463       569
Fees and Commissions                                      2,543     2,929

NONINTEREST INCOME
- -------------------------------------------------------------------------------
                                                      Year Ended December 31
                                                   ----------------------------
(in millions)                                        1993       1992       1991
- -------------------------------------------------------------------------------
Fees and Commissions
Deposit account fees                               $1,198     $1,049     $  645
Credit card fees                                      354        350        308
Trust fees                                            294        222         68
Other fees and commissions                          1,083        922        686
- -------------------------------------------------------------------------------
                                                    2,929      2,543      1,707

Trading Income                                        569        463        326

Other Noninterest Income
Net securities gains                                   61         11         33
Net gain on sales of subsidiaries
 and operations                                        --        155          3
Net gain on sales of assets/a/                        106        117        135
Other income                                          608        360        204
- -------------------------------------------------------------------------------
                                                      775        643        375
- -------------------------------------------------------------------------------
                                                   $4,273     $3,649     $2,408
===============================================================================

/a/ Net gain on sales of assets includes gains and losses from the disposition of loans, premises and equipment, and certain other assets.

     Trading income increased $106 million, or 23 percent, from the amount reported in 1992. The corporation's trading income represents the net amount earned from its trading activities, which include facilitating transactions for customers and entering into transactions for the corporation's own account in a diverse range of financial instruments and markets. The profitability of these trading activities depends largely on the volume and diversity of the transactions the corporation executes, the level of risk it is willing to assume, and the volatility of price and rate movements.

     To reflect the business purpose and use of the financial contracts into which the corporation enters, trading income and the net interest revenue or expense associated with such contracts has been allocated into three broad functional categories: interest rate trading, which represents the results of trading activities with off-balance-sheet financial instruments entered into to manage interest rate trading positions; foreign exchange trading, which represents the results of trading activities entered into to manage foreign exchange trading positions; and debt instruments trading, which represents the results of debt securities transactions.

     Trading income, as disclosed in the corporation's consolidated statement of operations, does not include the net interest revenue or expense associated with trading activities. However, the net interest revenue or expense amounts are presented in the table below, as they are an integral factor in evaluating the overall profitability of those activities. Net interest revenue or expense attributable to trading activities primarily results from accruals on interest-earning and interest-bearing trading-related positions, as well as from allocated amounts, based on short-term interest rates, reflecting the cost or benefit associated with trading positions.

TRADING INCOME AND NET INTEREST INCOME (EXPENSE) BY FUNCTION
FOR THE YEAR ENDED DECEMBER 31, 1993
- ------------------------------------------------------------------------------
                                 Interest     Foreign           Debt
(in millions)                        Rate    Exchange    Instruments     Total
- ------------------------------------------------------------------------------
Trading income                        $80        $307           $182      $569
Net interest income (expense)           1          (9)            26        18
- ------------------------------------------------------------------------------
                                      $81        $298           $208      $587
==============================================================================

     Other noninterest income for 1993 included the recognition of nonrecurring income related to the consolidation of SPABL and the nonrecurring gains on sales of certain assets pending disposition, which were recorded in other income, while other noninterest income for 1992 included a nonrecurring gain on the sale of the bank's payroll processing business, as discussed earlier. Excluding these nonrecurring items, other noninterest income was $657 million in 1993, up $171 million from $486 million in 1992. This increase was primarily due to growth in other income as a result of higher venture capital gains and higher income from assets pending disposition. Also contributing to the increase in other noninterest income were higher net securities gains. The aggregate effect of these increases was partially offset by a lower net gain on sales of assets.

NONINTEREST EXPENSE

Noninterest expense for 1993 was up $807 million from the amount reported for 1992. The primary reason for this increase was that the 1993 amount reflected post-Merger expense levels for the full year, while 1992 noninterest expense only reflected these expense levels subsequent to the consummation date of the Merger. In addition, noninterest expense for 1993 included a nonrecurring charge of $26 million for a special recognition award given to employees, as well as a charge to other expense of $90 million related to the accrual of various restructuring expenses, which are described on page 22. Noninterest expense for 1993 also included additional employee benefits expense related to the adoption of Statement of Financial Accounting Standards (SFAS) No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," and additional amortization of intangibles due to the adoption of SFAS No. 109, "Accounting for Income Taxes," as well as the incremental ongoing operating expenses resulting from the February 1993 First Gibraltar transaction.

NONINTEREST EXPENSE
- ------------------------------------------------------------------------------
                                                     Year Ended December 31
                                                  ----------------------------
(in millions)                                        1993       1992      1991
- ------------------------------------------------------------------------------
Salaries                                           $2,886     $2,557    $1,847
Employee benefits                                     573        491       339
Occupancy                                             684        561       465
Equipment                                             610        523       372
Amortization of intangibles                           421        248        48
Communications                                        330        305       215
Regulatory fees and related expenses                  309        265       160
Professional services                                 268        201       135
Merger-related restructuring expense                    9        449        --
Other expense                                       1,393      1,076       621
- ------------------------------------------------------------------------------
                                                   $7,483     $6,676    $4,202
==============================================================================

     In 1992, noninterest expense included a nonrecurring restructuring charge of $449 million related to the Merger. This charge represented the expenses associated with restructuring the pre-Merger operations of BankAmerica Corporation and subsidiaries. Also included in 1992 noninterest expense were other charges totaling $84 million for non-Merger-related restructuring expenses and net additions to operating loss reserves, primarily related to legal matters.

     Excluding nonrecurring items, non-Merger-related restructuring charges, and net additions to operating loss reserves, noninterest expense for 1993 was $7,367 million, compared with $6,143 million for 1992.

     Salaries and employee benefits (personnel expense), the largest component of noninterest expense, totaled $3,459 million in 1993, up $411 million from the amount reported for 1992. Excluding the nonrecurring special employee recognition award and the additional employee benefits expense related to the adoption of SFAS No. 106 discussed earlier, personnel expense for 1993 increased $344 million over the amount reported for 1992, largely because personnel expense for 1992 reflected higher staff levels resulting from the Merger and other 1992 acquisitions for only the months subsequent to their respective consummation dates.

     During 1993, the corporation's staff level on a full-time-equivalent
(FTE) basis decreased by approximately 4,000 to approximately 79,200 in December 1993, largely due to branch divestitures and consolidations, as well as to other reductions in the number of FTEs. These reductions were partially offset by increases in staff, primarily related to the First Gibraltar transaction.

STAFF LEVELS
- -----------------------------------------------------------------------------
                                                       December
                                         ------------------------------------
(in thousands)                           1993    1992    1991    1990    1989
- -----------------------------------------------------------------------------
Full-time-equivalent staff/a//b/         79.2    83.2    54.4    56.3    54.8
Number of employees/b/                   96.4    99.2    62.6    65.2    63.1
=============================================================================

/a/ Full-time-equivalent is a measurement equal to one full-time employee working on a standard day and is based on the number of hours worked in December.
/b/ Includes both full-time and part-time employees.

     In 1992, the Financial Accounting Standards Board (FASB) issued SFAS No. 112, "Employers' Accounting for Postemployment Benefits." This statement applies to postemployment benefits provided to former or inactive employees, their beneficiaries, and covered dependents after employment but before retirement. SFAS No. 112 will be adopted by the corporation beginning January 1, 1994 in accordance with the requirements of the statement. The accounting policies of the corporation are already substantially in compliance with SFAS No. 112, and, accordingly, the adoption of this statement will not have a significant effect on the corporation's future results of operations or financial position.

     Amortization of intangibles for 1993 increased $173 million from the amount reported for 1992. The 1993 amount was higher largely because the 1992 amount included amortization of intangibles related to the Merger and 1992 acquisitions for only the months subsequent to their respective consummation dates, and did not include the effect of the 1993 adoption of SFAS No. 109, as discussed on page 25 in the Balance Sheet Analysis section.

     Other expense increased $317 million in 1993 from the amount reported for 1992. Other expense for 1993 included a nonrecurring charge of $90 million related to the accrual of various restructuring expenses. Of these restructuring expenses, approximately 75 percent was related to salaries and employee benefits in connection with the staff reductions discussed below, approximately 20 percent was related to various systems, equipment, and other expenses, and approximately 5 percent was related to occupancy expense. The majority of these restructuring expenses are expected to be paid during 1994. Excluding this 1993 nonrecurring charge and the nonrecurring charges for non-Merger-related restructuring expenses and net additions to operating loss reserves in 1992, other expense for 1993 was $311 million higher than the amount reported for 1992. This increase primarily reflected higher expenses resulting from the Merger and other 1992 acquisitions for a full year, as well as incremental operating expenses related to the First Gibraltar transaction.

Noninterest Expense  (Stacked block graphs in non-EDGAR version)

(in millions of dollars)                      1992         1993
                                           --------     --------
Total Noninterest Expense                   $6,676       $7,483
                                           ========     ========

Other Noninterest Expense                   $2,296       $2,309
Amortization of Intangibles                    248          421
Occupancy and Equipment Expense              1,084        1,294
Personnel Expense                            3,048        3,459

     As a result of the Merger, the corporation achieved reductions in operating expenses through consolidation of certain operations and elimination of redundant costs. Merger-related operating expenses for purposes of making the reduction estimates did not include items such as regulatory fees and related expenses and amortization of intangibles. In addition, Merger-related operating expense reductions excluded the effects of operating expenses of acquisitions completed subsequent to the announcement of the Merger, as well as the effects of operating expenses related to post-Merger growth in certain operations.

     The corporation realized Merger-related operating expense reductions of $1.0 billion during 1993 and $0.4 billion during the post-Merger period of 1992. Management continues to expect that by the end of the second twelve-month period following the consummation of the Merger, Merger-related operating expense reductions will have increased to an ongoing annual rate of approximately $1.2 billion.

     In the fourth quarter of 1993, the corporation announced expected staff level reductions of approximately 3,000 to 3,750 positions by the end of 1994. Many of these reductions are expected to result from the elimination of open positions. Some of these reductions are Merger-related and will help the corporation achieve its $1.2 billion objective.

     The anticipated operating expense reductions will be partially or entirely offset by increases in operating expenses to support profitable and growing activities of the corporation. It is also possible that additional operating expense reduction measures may be initiated. For these reasons, and because of the substantial achievement of the $1.2 billion Merger-related operating expense reduction goal, the corporation does not expect to make future announcements with respect to its achievement of specific operating expense reduction objectives.

INCOME TAXES

The corporation's effective income tax rate was 43.0 percent in 1993, compared with 44.4 percent in 1992. The corporation's effective tax rate decreased during 1993 primarily due to the adoption of SFAS No. 109, as discussed below. However, the decrease in rate associated with the adoption of SFAS No. 109 was partially offset by the effects of tax legislation signed into law in August 1993, which included a one percent increase in the federal corporate tax rate.

     There was no cumulative effect on net income related to the adoption of SFAS No. 109. However, the application of the new accounting standard for income taxes decreased pre-tax accounting income for 1993. The reduction to 1993 pre-tax income resulted primarily from increased amortization expense for identifiable intangibles as a result of the SFAS No. 109 requirement to report assets acquired in business combinations at their gross amounts instead of their net-of-tax carrying values, as prescribed by Accounting Principles Board Opinion (APB) No. 11, "Accounting for Income Taxes" and APB No. 16, "Business Combinations." The reduction in 1993 pre-tax income was virtually offset by a corresponding reduction in the provision for income taxes, resulting from a decrease in the corporation's effective tax rate under SFAS No. 109.

     For further information concerning the provisions for federal, state, and foreign income taxes and the adoption of SFAS No. 109, refer to Note 19 of the Notes to Consolidated Financial Statements on pages 64-65.

COMPARISON OF 1992 VERSUS 1991

In the majority of the corporation's income and expense categories, the largest increases in the amounts reported for 1992 compared with the amounts reported for 1991 resulted from the Merger.

     Taxable-equivalent net interest income for 1992 was $2,259 million higher than the amount reported for 1991, primarily due to a 39 percent increase in average earning assets, which was largely attributable to the Merger and other 1992 acquisitions. The net interest margin for 1992 was 4.73 percent, up 37 basis points from 4.36 percent in 1991.

     Noninterest income for 1992 included a $157 million nonrecurring gain, which is discussed on page 20, while noninterest income for 1991 included a nonrecurring gain of $11 million related to the disposition of securities received in connection with the 1987 sale of The Charles Schwab Corporation. Excluding nonrecurring items, noninterest income for 1992 increased $1,095 million over the amount reported for 1991, primarily due to Merger-related growth in most categories of noninterest income.

     Fees and commissions for 1992 increased $836 million over the amount reported for 1991, primarily due to growth in the volume of existing fee-generating services and the number of customer deposit accounts. Loan servicing fees, which are included in other fees and commissions, increased $75 million during 1992 from $61 million for 1991. Fees and commissions for 1992 also increased due to a Merger-related increase in revenues from trust fees of $154 million, as the corporation added to its corporate trust business and reentered the personal trust business.

     Trading income for 1992 increased $137 million over the amount reported for 1991, primarily due to an expansion of the corporation's customer base in selected global markets, which allowed it to capitalize on periods of increased trading activity and volatility.

     Other noninterest income increased $268 million in 1992 from the amount reported in 1991. Excluding the previously mentioned nonrecurring gains of $157 million in 1992 and $11 million in 1991, noninterest income for 1992 was $122 million higher than the amount reported for 1991.

     Noninterest expense for 1992 included $449 million of Merger-related restructuring expense and $84 million of other charges, as discussed on page 21, while 1991 noninterest expense included charges of $52 million, primarily related to severance and other restructuring expense. Excluding Merger-related restructuring expense and other charges, noninterest expense for 1992 increased $1,993 million over the amount reported for 1991, primarily due to higher personnel and other operating expenses reflecting post-Merger operations, higher amortization of intangibles related to the Merger and, to a lesser extent, the additional operating expenses of the acquisitions completed during 1992 and 1991.

     Personnel expense for 1992 was $862 million higher than the amount reported for 1991. Included in personnel expense for 1991 was $35 million of restructuring-related severance expense. Excluding this item, the primary factor causing the increase in personnel expense for 1992 compared to 1991 was the higher staff levels subsequent to the consummation of the Merger. The corporation's FTE staff level at the end of 1992 was up approximately 28,800 from the end of 1991, primarily due to the Merger and, to a lesser extent, the other 1992 acquisitions.

     Regulatory fees were $105 million higher in 1992 than the amount reported for 1991, primarily due to higher Federal Deposit Insurance Corporation (FDIC) assessments. FDIC assessments for 1992 reflected a higher volume of deposits and a full year's effect of the July 1, 1991 increase in the assessment rate.

     Excluding the previously discussed 1992 charges of $84 million and 1991 restructuring expenses of $17 million, other expense for 1992 was $388 million higher than the amount reported for 1991.

     The corporation's effective income tax rate for 1992 increased to 44.4 percent from 40.0 percent in 1991. This increase was primarily due to the effect of purchase accounting for the Merger in accordance with APB Nos. 11 and 16, which were required at that time, as discussed on page 23.

BALANCE SHEET ANALYSIS

During 1993, the corporation's total assets grew by $6.3 billion, or 3 percent, mainly due to an increase of $10.3 billion in earning assets, partially offset by a $4.0 billion decrease in nonearning assets. The growth in earning assets included increases in all categories, most notably, securities held for investment and trading account assets, which increased $3.8 billion and $3.4 billion, respectively. The decline in nonearning assets was primarily due to a $2.9 billion decrease in assets pending disposition, as described on pages 24-25, and a $1.4 billion decrease in cash and due from banks, reflecting lower reserve requirements.

     During 1992, total assets grew by $65.1 billion, or 56 percent, due to increases in nearly all categories of assets as a result of the Merger. The largest increases during 1992 occurred in loans, which grew $39.1 billion; securities available for sale and securities held for investment, which grew a combined $6.9 billion; intangible assets, which grew $5.0 billion; and cash and due from banks, which grew $4.5 billion.

     During 1993, interest-bearing deposits in foreign offices increased $7.2 billion, while total deposits in domestic offices decreased $3.0 billion, partially reflecting a shift in the corporation's funding sources. The increase in interest-bearing deposits in foreign offices was primarily due to expansion in selected global markets and to the previously discussed consolidation of SPABL. Total deposits increased $43.8 billion during 1992, primarily due to the Merger, and, to a lesser extent, to other 1992 acquisitions.

     The corporation's assets and liabilities that are considered financial instruments are primarily variable rate instruments, and, as such, reduce the effects of significant interest rate movements on the corporation. As a result, the computed fair values for these variable rate on-balance-sheet financial instruments do not differ significantly from their carrying values. For further information regarding the fair values of financial instruments, refer to Note 23 of the Notes to Consolidated Financial Statements on pages 71-73.

     For information related to the corporation's management of assets and liabilities, as well as information on the corporation's liquidity and capital, refer to the Risk Management and Funding and Capital sections of this report on pages 37-38 and 38-41, respectively.

SECURITIES AVAILABLE FOR SALE AND SECURITIES HELD FOR INVESTMENT

During the third quarter of 1992, the corporation modified its accounting policies and began to classify a portion of its securities portfolio as being available for sale. Securities are classified as available for sale when the corporation intends to hold the securities for an indefinite period of time, but not necessarily to maturity.

     The corporation sold certain securities available for sale in 1993, receiving aggregate proceeds of $2,018 million. These sales resulted in gross realized gains of $61 million and no gross realized losses. During the second half of 1992, which was subsequent to the accounting policy change, the corporation sold securities available for sale for aggregate proceeds of $410 million, resulting in gross realized gains of $2 million and no gross realized losses. During the first half of 1992, the corporation sold securities held for investment for aggregate proceeds of $431 million, resulting in gross realized gains of $9 million and no gross realized losses. During the fourth quarter of 1992, the corporation also sold securities held for investment totaling $22 million, resulting in no gross realized gains or losses. These securities held for investment had been acquired in connection with the third-quarter 1992 acquisition of H.F. Holdings, Inc. (HFH), the parent of HonFed Bank in Hawaii. The analysis of these securities for purposes of determining if they would be held for investment or sold prior to maturity was finalized during the fourth quarter of 1992. Upon completion of this analysis, it was determined that these securities did not meet the corporation's criteria for holding them as securities held for investment.

     For further information concerning the corporation's total securities portfolio, including market values and unrealized gains and losses, refer to
Note 7 of the Notes to Consolidated Financial Statements on pages 56-57.

ASSETS PENDING DISPOSITION

Assets pending disposition includes Merger-related assets pending disposition, which consists primarily of SPC assets, including loans, real estate acquired in satisfaction of debt, and other assets that were identified for accelerated disposition at the date of the Merger as they were not deemed essential to the operating goals of the corporation. Assets pending disposition also includes loans held for sale in the normal course of business and certain restructuring-country-related assets.

     Assets pending disposition decreased $2.9 billion between December 31, 1992 and December 31, 1993, primarily due to continuing sales and paydowns, including the sale of $0.7 billion of real-estate-related assets to a partnership controlled by The Morgan Stanley Real Estate Fund, L.P. (MSREF) on June 30, 1993 and the sale of certain commercial loans secured by real estate to a partnership controlled by Goldman Sachs & Co. on December 9, 1993. Also contributing to this decrease were the consolidation of SPABL and the reclassification of $0.5 billion of tax effects from assets pending disposition to deferred income taxes in connection with the previously discussed adoption of SFAS No. 109. Of the reclassified net tax effects, $0.3 billion related to assets sold in connection with the MSREF transaction.

     For further information concerning assets pending disposition, refer to
Note 12 of the Notes to Consolidated Financial Statements on page 60.

GOODWILL AND IDENTIFIABLE INTANGIBLES

Goodwill, net of accumulated amortization, was essentially unchanged between December 31, 1992 and year-end 1993, and increased $3.8 billion between December 31, 1991 and year-end 1992. During 1993, goodwill was increased by $265 million in connection with the finalization of purchase accounting for the Merger and by $135 million due to the First Gibraltar transaction. However, these 1993 increases were substantially offset by the combined effect of various adjustments, including a reduction of $93 million resulting from the recognition of tax benefits related to Merger-related capital losses, a net reduction of $65 million related to valuation refinements of certain assets acquired and liabilities assumed from SPC, and other net reductions due to purchase accounting refinements related to other acquisitions. During 1993, amortization of goodwill amounted to $168 million. The increase in goodwill during 1992 was primarily due to goodwill recorded in connection with the Merger. During 1992, amortization of goodwill totaled $114 million.

     Identifiable intangibles, net of accumulated amortization, increased $0.6 billion and $1.2 billion during 1993 and 1992, respectively. The increase in identifiable intangibles during 1993 was mostly due to the reclassification of $715 million of purchase-accounting-related net tax effects to deferred income taxes in connection with the corporation's adoption of SFAS No. 109, as well as to the addition of $158 million of core deposit intangibles (CDI), primarily due to the First Gibraltar transaction. These 1993 increases were partially offset by adjustments recorded during the year, including valuation refinements related to other acquisitions and reversals attributable to branch divestitures. During 1993, amortization related to identifiable intangibles amounted to $253 million. The increase in identifiable intangibles during 1992 was primarily related to intangibles recorded in connection with the Merger. During 1992, amortization related to identifiable intangibles of $134 million was recorded. The largest component of net identifiable intangibles at year-end 1993, 1992, and 1991 was CDI, which totaled $1.8 billion, $1.3 billion, and $0.4 billion, respectively.

PENDING ACCOUNTING STANDARDS

In May 1993, the FASB issued SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," and SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." SFAS No. 114 is effective for fiscal years beginning after December 15, 1994 and is expected to be adopted by the corporation beginning in 1995. SFAS No. 115 is effective for fiscal years beginning after December 15, 1993 and will be adopted by the corporation effective January 1, 1994. The corporation does not expect that, at adoption, either SFAS No. 114 or SFAS No. 115 will have a material effect on its financial position or results of operations. However, upon adoption of SFAS No. 115, certain securities will be reclassified from securities held for investment to securities available for sale, and certain par bonds and other securities will be reclassified from loans to the securities portfolio. For additional information on SFAS Nos. 114 and 115, refer to Notes 1 and 7 of the Notes to Consolidated Financial Statements on pages 48-52 and 56-57, respectively.

     In 1992, the FASB issued FASB Interpretation No. 39 (FIN 39), "Offsetting of Amounts Related to Certain Contracts," which will be adopted by the corporation on January 1, 1994. FIN 39 requires unrealized gains on forward, swap, and other conditional or exchange contracts to be recorded as assets and unrealized losses on these contracts to be recorded as liabilities. Unrealized gains and losses may be netted if right of set-off criteria are met or contracts are executed under legally enforceable master netting agreements with counterparties. Through December 31, 1993, unrealized gains and unrealized losses were recorded on the consolidated balance sheet on a net basis for most products. At year-end 1993, the net unrealized gain on certain contracts, which was recorded as an asset, amounted to $0.9 billion, while the net unrealized loss on certain other contracts, which was recorded as a liability, amounted to $0.7 billion. The pro forma amounts in the table below represent the amounts that would have been recorded on the corporation's consolidated balance sheet at December 31, 1993 if FIN 39 had been adopted at that date.

PRO FORMA BALANCE SHEET EFFECT OF FIN 39/a/
- --------------------------------------------------------------------------------
                                                  December 31, 1993
                                      ------------------------------------------
                                                        Foreign
                                                       Exchange
(in billions)                            Derivatives  Contracts  Other/b/  Total
- --------------------------------------------------------------------------------
Gross unrealized gains                          $9.1       $4.5      $0.1  $13.7
Gross unrealized losses                          8.3        4.8       0.1   13.2

Pro forma amounts
 under FIN 39:/c/
 Asset                                           5.1        3.0       0.1    8.2
 Liability                                       4.3        3.3       0.1    7.7
- --------------------------------------------------------------------------------

/a/ Excludes amounts related to derivatives and foreign exchange contracts accounted for as hedges and exchange-traded financial instruments. Refer to pages 36-37 for information on derivatives and foreign exchange contracts.

/b/ Includes amounts related to foreign currency options purchased and sold.

/c/ Includes netting of certain unrealized gains and losses, as allowed by FIN
    39, where legally enforceable master netting agreements were in place with the counterparties effective December 31, 1993.

     The corporation uses two types of internationally recognized legally enforceable master netting agreements with its derivative and foreign exchange customers. For derivatives, the International Swaps and Derivatives Association (ISDA) agreement is employed. It has been the corporation's policy since 1991 to obtain ISDA agreements from its derivative customers. The Foreign Exchange Committee, under sponsorship of the Federal Reserve Bank of New York, and the British Bankers' Association introduced the International Foreign Exchange Master Agreement (IFEMA) in September 1993. Since then, the corporation has been pursuing the execution of IFEMA agreements with its foreign exchange customers and will continue doing so throughout 1994. Had these agreements been in place at December 31, 1993 for all foreign exchange customers, the pro forma asset and liability amounts for foreign exchange contracts under FIN 39 in the above table would have been reduced by approximately 70 percent.

     The amounts of the assets and liabilities recorded under FIN 39 at any point in time depend largely on the volume of contracts outstanding at that date and on the impact of past price and rate movements on such contracts. Accordingly, the FIN 39 asset and liability balances shown in the table above are not necessarily indicative of the effects the adoption of FIN 39 will have on the corporation's financial position at future balance sheet dates.

     The adoption of FIN 39 will not have an impact on risk-based capital, as the above-mentioned contracts are currently included in the risk-based capital calculation. However, the amount of the asset recorded under FIN 39, which will vary based on the factors discussed earlier, will affect the corporation's Tier 1 leverage ratio. Based on the corporation's off-balance-sheet positions at December 31, 1993, the adoption of FIN 39 would not have had a significant effect on this ratio.

LOAN PORTFOLIO

Total loans increased $0.7 billion between year-end 1992 and year-end 1993, largely due to an increase in foreign loans resulting primarily from the consolidation of SPABL and, to a lesser extent, to the First Gibraltar transaction. The increase in foreign loans during 1993 was partially offset by decreases in most categories of domestic loans, including the reclassification of approximately $0.8 billion of net tax effects to deferred income taxes in connection with the corporation's adoption of SFAS No. 109.

     During 1992, total loans increased $39.1 billion, primarily due to loans acquired in connection with the Merger and, to a lesser extent, other 1992 acquisitions. The increase in loans during 1992 was reflected in virtually every sector of the corporation's portfolio, with the largest growth occurring in domestic commercial loans ($19.3 billion) and domestic consumer loans ($18.8 billion). The Merger also caused a shift in the mix of the loan portfolio during 1992. As a percentage of total loans, domestic consumer loans represented 49 percent at December 31, 1992, relatively unchanged from 50 percent at December 31, 1991; however, domestic commercial loans increased from 31 percent to 37 percent, and foreign loans decreased from 19 percent to 14 percent during 1992.

     At December 31, 1993, the loan portfolios of the bank and Seafirst comprised 76 percent and 9 percent, respectively, of the corporation's total loans, compared with 78 percent and 10 percent, respectively, at year-end 1992 and 85 percent and 11 percent, respectively, at year-end 1991. Due to growth in the loan portfolios of the parent's other banking subsidiaries during the past two years, the loan portfolios of the bank and Seafirst decreased as a percentage of the corporation's total loans. The majority of these other banking subsidiaries were established or acquired in connection with the corporation's acquisitions during 1992 and 1991, and grew in size as a result of the Merger and, to a lesser extent, other subsequent acquisitions.

     The pending acquisition of Continental is expected to result in an increase in both the amount of domestic commercial loan outstandings and the relative size of the domestic commercial loan portfolio. For information regarding the pending Continental acquisition, refer to Note 2 of the Notes to Consolidated Financial Statements on pages 52-53.

DOMESTIC CONSUMER LOANS

Domestic consumer loan outstandings decreased slightly during 1993, primarily due to declines in installment loans and credit card loans, partially offset by increases in loans secured by first mortgages on residential properties and individual lines of credit. The declines in installment loans and credit card loans were both primarily due to relatively high levels of paydowns during 1993, while the growth in residential real estate loans resulted from loan originations outpacing the level of paydowns.

     Consumer loans increased $18.8 billion during 1992, primarily due to the Merger. However, the level of consumer loan originations during 1992, both before and after the Merger, was relatively low, primarily due to a decreased demand for credit among qualified borrowers. In addition, the level of consumer loan paydowns was relatively high during 1992.

     Loans secured by first mortgages on residential properties, which are primarily adjustable rate mortgages, is the largest component of the consumer loan portfolio. This portfolio increased $1.9 billion, or 7 percent, during 1993 and $9.5 billion during 1992. Approximately 84 percent of the residential real estate loans at December 31, 1993 were secured by properties in California, and, within California, approximately 52 percent were secured by properties in Los Angeles, Orange, San Bernardino, San Diego, Riverside, and Ventura counties in Southern California. Of residential real

LOAN OUTSTANDINGS
- -----------------------------------------------------------------------------------------------------------------------------
                                                                                           December 31
                                                                        -----------------------------------------------------
(in millions)                                                              1993       1992       1991       1990       1989
- -----------------------------------------------------------------------------------------------------------------------------
Domestic
Consumer:
 Secured by first mortgages on residential properties/a/                  $30,306   $ 28,404    $18,897    $16,310    $11,672
 Installment/b/                                                            15,332     16,663     10,961     10,809      9,212
 Credit card                                                                7,474      8,306      7,712      7,323      6,039
 Individual lines of credit/b/                                              8,486      8,347      5,546      4,566      3,412
 Other/b/                                                                     382        354        181        186        328
- -----------------------------------------------------------------------------------------------------------------------------
                                                                           61,980     62,074     43,297     39,194     30,663
Commercial:
 Commercial and industrial                                                 20,486     21,632     13,831     14,749     14,632
 Loans secured by real estate/a/                                            9,251     10,123      5,366      5,718      5,673
 Construction and development loans secured by real estate/a/               4,418      6,781      4,002      4,265      3,500
 Loans for purchasing or carrying securities                                3,090        987        216        255        376
 Financial institutions                                                     2,170      2,017      1,427      1,424      1,131
 Lease financing                                                            1,715      1,889        779        825        835
 Agricultural                                                               1,679      1,704      1,124      1,177      1,159
 Other                                                                      1,370      1,360        497        730        624
- -----------------------------------------------------------------------------------------------------------------------------
                                                                           44,179     46,493     27,242     29,143     27,930
- -----------------------------------------------------------------------------------------------------------------------------
                                                                          106,159    108,567     70,539     68,337     58,593
Foreign
Commercial and industrial                                                  11,448     10,338      9,538     10,577     10,797
Governments and official institutions                                       3,429      3,513      3,557      3,934      3,374
Banks and other financial institutions                                      2,279      1,855      2,080      1,867      2,181
Other/a/                                                                    3,064      1,436        920      1,100        958
- -----------------------------------------------------------------------------------------------------------------------------
                                                                           20,220     17,142     16,095     17,478     17,310
- -----------------------------------------------------------------------------------------------------------------------------
 Total loans                                                              126,379    125,709     86,634     85,815     75,903
Less: Allowance for credit losses                                           3,508      3,921      2,420      2,912      3,373
- -----------------------------------------------------------------------------------------------------------------------------
                                                                         $122,871   $121,788    $84,214    $82,903    $72,530
=============================================================================================================================

/a/ During 1993, in-substance repossessions (ISR) were reclassified to the loan portfolio as a result of regulatory clarification of the definition of an ISR. This clarification also resulted in the reclassification of corresponding prior-period amounts. ISRs reclassified to loans during 1993 were as follows: secured by first mortgages on residential properties of $2 million, loans secured by real estate of $148 million, construction and development loans secured by real estate of $411 million, and other foreign of $7 million. Loans previously reported as ISRs that were reclassified to loans were as follows: secured by first mortgages on residential properties of $14 million at December 31, 1992; loans secured by real estate of $211 million, $57 million, $28 million, and $32 million at December 31, 1992, 1991, 1990, and 1989, respectively; construction and development loans secured by real estate of $944 million, $209 million, $22 million, and $10 million at December 31, 1992, 1991, 1990, and 1989, respectively; and other foreign of $17 million at December 31, 1992.

/b/ Installment loans, individual lines of credit, and other consumer loans included the following aggregate amounts that were collateralized by junior mortgages on residential real estate: $12,847 million at December 31, 1993, $13,870 million at December 31, 1992, $9,281 million at December 31, 1991, $7,857 million at December 31, 1990, and $5,600 million at December 31, 1989.

estate loans at December 31, 1993, $1.6 billion, or 5 percent, were covered by credit enhancements, which insure the corporation for the first 10 percent of losses incurred related to these loans. These credit enhancements are concentrated on loans secured by properties in Southern California and, in particular, in Los Angeles county.

     During 1993, individual lines of credit increased $139 million, or 2 percent, consumer installment loans decreased $1,331 million, or 8 percent, and credit card loans decreased $832 million, or 10 percent. During 1992, these categories of consumer loans increased $2,801 million, $5,702 million, and $594 million, respectively. The increases in consumer installment loans and individual lines of credit during 1992, and individual lines of credit during 1993, were primarily in home equity lines of credit, which are collateralized by junior mortgages on residential real estate.

     The corporation's consumer loan delinquency ratio (the percentage of loan outstandings in each portfolio that are past due 60 days or more) for first mortgages on residential properties rose during 1993, increasing to 2.26 percent at December 31, 1993 from 1.93 percent at year-end 1992. However, the corporation's delinquency ratios for credit card loans declined 80 basis points during 1993 to 2.39 percent at year-end 1993.

DOMESTIC COMMERCIAL LOANS

Domestic commercial loan outstandings decreased $2.3 billion during 1993, primarily due to a continued low demand for loans among qualified borrowers, reflecting the weakened U.S. economy. This decline consisted of decreases in most categories of commercial loans, partially offset by an increase in loans for purchasing or carrying securities. Between December 31, 1991 and 1992, domestic commercial loan outstandings increased $19.3 billion, largely due to loans acquired in connection with the Merger and, to a lesser extent, other 1992 acquisitions. This 1992 increase consisted of growth in all sectors of the commercial portfolio.

     Commercial and industrial loans, which consist of loans made to large corporate and middle market customers, are the largest component of the corporation's domestic commercial loan portfolio. The commercial and industrial loan portfolio decreased during 1993 both in terms of outstandings, which were down $1.1 billion from the end of 1992, and as a percentage of total loans, which was 16 percent at December 31, 1993, down from 17 percent at the previous year end. This decline was mainly due to decreased originations reflecting a lower demand for credit among qualified borrowers, combined with paydowns on loan outstandings of large corporate customers. During 1992, commercial and industrial loans increased $7.8 billion from the amount reported at the end of 1991, primarily due to the Merger.

     The corporation's portfolio of commercial loans secured by real estate decreased $0.9 billion, or 9 percent, during 1993. At December 31, 1993, this category of loans accounted for 7 percent of total loans, down from 8 percent at the end of 1992. The 1993 decline in commercial loans secured by real estate was primarily due to higher paydowns during the year, reflecting the declining interest rate environment and, to a lesser extent, to charge-offs and transfers to real estate acquired in satisfaction of debt. During 1992, commercial loans secured by real estate increased $4.8 billion from the



Total Loan Outstandings by Type  (Pie charts in non-EDGAR version)

                                            12/31/93          12/31/92
                                           ----------        ----------
Domestic Consumer                               49.0%             49.4%
Domestic Commercial                             35.0%             37.0%
Foreign                                         16.0%             13.6%
                                           ----------        ----------
       Total                                   100.0%            100.0%
                                           ==========        ==========

amount reported at the end of 1991, which was 6 percent of total loans. The increases in both the dollar amount of out-standings and the relative size of this portfolio during 1992 were primarily due to the Merger.

     Construction and development loans secured by real estate (construction and development loans) decreased $2.4 billion, or 35 percent, during 1993, and represented 3 percent of total loans at the end of the year, down from 5 percent of total loans at the end of 1992. This decrease was primarily due to higher paydowns during the year, reflecting the declining interest rate environment and to a lesser extent, transfers of loans to real estate acquired in satisfaction of debt upon foreclosure. During 1992, construction and development loans increased $2.8 billion from the amount reported at year-end 1991, which was 5 percent of total loans. The increase in construction and development loans during 1992 was primarily due to the Merger.

DOMESTIC CONSTRUCTION AND DEVELOPMENT LOANS BY GEOGRAPHIC AREA AND PROJECT TYPE
- -------------------------------------------------------------------------------------------------------------------------------
December 31, 1993                                                            Apartment &       Light
(in millions)                             Office    Subdivision    Retail    Condominium    Industry    Hotel    Other    Total
- --------------------------------------------------------------------------------------------------------------------------------
California                                $  689         $  822    $  388           $204        $111     $128     $162    $2,504/a/
Washington                                   231            192       236             96          48       27       37       867
Pennsylvania                                 200             --        --              3          --       --       --       203
Arizona                                        4             57        66              6           1        2        7       143
Oregon                                        17              1        36             34           3       --       15       106
Nevada                                        26             11        17             34           1       --        1        90
Other/b/                                     137             57       104             58          11       10      128       505
- --------------------------------------------------------------------------------------------------------------------------------
                                          $1,304         $1,140    $  847           $435        $175     $167     $350    $4,418
================================================================================================================================

- --------------------------------------------------------------------------------------------------------------------------------
December 31, 1992                                                            Apartment &       Light
(in millions)                             Office    Subdivision    Retail    Condominium    Industry    Hotel    Other    Total
- --------------------------------------------------------------------------------------------------------------------------------
California                                $1,041         $1,458    $  498           $271        $268     $171     $390    $4,097/a/
Washington                                   219            222       251            154          65       39       93     1,043
Pennsylvania                                 189             --        --              3          --       --       --       192
Arizona                                        5             87        85             19           2       32        5       235
Oregon                                        38             51        23             14           8        2       20       156
Nevada                                        43             57        31             39          12       --       10       192
Other/b/                                      90            132       193             59          29       40      323       866
- --------------------------------------------------------------------------------------------------------------------------------
                                          $1,625         $2,007    $1,081           $559        $384     $284     $841    $6,781
================================================================================================================================

/a/ Approximately 70 percent and 65 percent of domestic construction and development loans in California at December 31, 1993 and 1992, respectively, were secured by properties in the following Southern California counties:
    Los Angeles, Orange, San Bernardino, San Diego, Riverside, and Ventura.

/b/ For each period presented, no other state individually exceeded 2 percent of total domestic construction and development loans.


Domestic Commercial Loans by Type  (Pie charts in non-EDGAR version)

                                            12/31/93          12/31/92
                                           ----------        ----------
Commercial and Industrial                       46.4%             46.5%
Loans Secured by Real Estate                    20.9%             21.8%
Construction and Development
   Loans Secured by Real Estate                 10.0%             14.6%
Other Domestic Commercial Loans                 22.7%             17.1%
                                           ----------        ----------
  Total                                        100.0%            100.0%
                                           ==========        ==========

DOMESTIC COMMERCIAL LOANS SECURED BY REAL ESTATE BY GEOGRAPHIC AREA
- --------------------------------------------------------------------------------
                                                                   December 31
                                                               -----------------
(in millions)                                                    1993      1992
- --------------------------------------------------------------------------------
California/a/                                                  $5,117    $ 5,707
Washington                                                      2,061      2,123
Nevada                                                            394        469
Arizona                                                           334        389
Oregon                                                            281        286
Other/b/                                                        1,064      1,149
- --------------------------------------------------------------------------------
                                                               $9,251    $10,123
================================================================================

/a/ Approximately 55 percent and 50 percent of domestic commercial loans secured by real estate in California at December 31, 1993 and 1992, respectively, were secured by properties in the following Southern California counties:
    Los Angeles, Orange, San Bernardino, San Diego, Riverside, and Ventura.

/b/ For each period presented, no other state individually exceeded 2 percent of total domestic commercial loans secured by real estate.

     For information on credit losses and nonaccrual assets in the commercial and construction and development real estate loan portfolios, as well as on real estate acquired in satisfaction of debt, refer to pages 31-36.

FOREIGN LOANS

Foreign loans increased $3.1 billion during 1993, and represented 16 percent of total loans at the end of the year, up from 14 percent of total loans at December 31, 1992. The increases in both the dollar amount of outstandings and the relative size of the foreign loan portfolio during 1993 were primarily due to the consolidation of SPABL, as discussed earlier. During 1992, foreign loans increased $1.0 billion, but declined as a percentage of total loans from 19 percent at December 31, 1991. The increase in the dollar amount of the corporation's foreign loan outstandings during 1992 was primarily due to the Merger, while the decline in foreign loans as a percentage of total loans during 1992 was due to a larger relative increase in the domestic segment of the loan portfolio as a result of the Merger. The Merger-related increase in foreign loans during 1992 was partially offset by sales of certain loans related to borrowers in restructuring countries.

RESTRUCTURING COUNTRY DEBT

At December 31, 1993, total public and private sector cross-border outstandings owed to the corporation by borrowers in restructuring countries amounted to $758 million. Of this amount, $218 million was medium- and long-term debt and $2 million was local currency outstandings which were neither hedged nor funded by local currency borrowings. These amounts excluded $1,096 million in par bonds and other loans that were collateralized by zero-coupon U.S. Treasury securities, which at maturity will have redemption values equal to the aggregate face amounts of the related par bonds and other loans. These collateralized par bonds and other loans were included in total foreign loans at year-end 1993.

     Since year-end 1992, the corporation has reduced its portfolio of medium- and long-term cross-border outstandings with restructuring countries by $352 million. This reduction was primarily due to the reclassification of $310 million of nonaccrual assets to assets pending disposition upon their identification for accelerated disposition. At December 31, 1993, restructuring-country-related assets that were recorded in assets pending disposition at the lower of cost or fair value amounted to $196 million.

     At December 31, 1993, cross-border outstandings owed to the corporation by borrowers in Brazil totaled $497 million, or 66 percent, of the corporation's total cross-border outstandings with restructuring countries. No other restructuring country had cross-border outstandings representing more than 13 percent of the corporation's total cross-border outstandings at December 31, 1993. At the end of 1993, Brazilian medium- and long-term public and private sector obligations were $71 million, of which $29 million was on nonaccrual status.

     The plan to restructure Brazil's medium- and long-term debt was signed during the fourth quarter of 1993. As a result, Brazil made partial payments of past due interest. During 1993, the corporation received $30 million of cash payments from the government of Brazil on its medium- and long-term outstandings. The majority of these payments were recorded in interest income, since the recorded investment of the related debt is considered to be realizable.

ALLOWANCE FOR CREDIT LOSSES

The allowance for credit losses at December 31, 1993 was $3,508 million, representing 2.78 percent of loan outstandings, compared with $3,921 million, or 3.12 percent, at December 31, 1992 and $2,420 million, or 2.79 percent, at December 31, 1991.

     Although the allowance is general in nature and available for the credit portfolio in its entirety, management develops the allowance using a "building block" approach for various portfolio segments. The table on page 32 shows the allocation of the allowance for credit losses by loan type.

     The allowance is established by credit officers for each portfolio segment. Significant credits, particularly those classified as "doubtful," are individually analyzed, while other credits are analyzed by portfolio segment. In establishing the allowance for the portfolio segments, credit officers initially employ results obtained from statistical models using historical loan performance data. These models have been developed and refined for various portfolio segments over the last eight years. In addition to the allowance amounts that would be required based on historical loss experience, the credit officer responsible for each portfolio segment makes adjustments based on qualitative evaluations of individual classified assets, knowledge

ALLOWANCE FOR CREDIT LOSSES
- -----------------------------------------------------------------------------------------------------------------------------------
                                                                                             Year Ended December 31
                                                                            -------------------------------------------------------
(in millions)                                                                 1993         1992        1991        1990        1989
- -----------------------------------------------------------------------------------------------------------------------------------
Balance, beginning of year                                                 $3,921        $2,420      $2,912      $3,373      $3,602
Credit Losses/a/
Domestic consumer:
 Secured by first mortgages on residential properties                          23            15           3           2           2
 Credit card                                                                  488           538         429         244         188
 Other consumer                                                               404           359         191         138         118
Domestic commercial:
 Commercial and industrial                                                    230           197         179          84          72
 Loans secured by real estate                                                  91            60          32          29          17
 Construction and development loans secured by real estate                    291           376          86          24          44
 Loans for purchasing or carrying securities                                    2             9          --          --          --
 Financial institutions                                                        18            41           6           5          27
 Lease financing                                                                9            12           3           1           5
 Agricultural                                                                   7            10           2           2          16
 Other commercial                                                              --             2           1           5          --
Foreign                                                                        36           126         375         548         295
- -----------------------------------------------------------------------------------------------------------------------------------
 Total credit losses                                                        1,599         1,745       1,307       1,082         784

Credit Loss Recoveries/a/
Domestic consumer:
 Secured by first mortgages on residential properties                           1             1          --           2          --
 Credit card                                                                   53            48          36          33          34
 Other consumer                                                               114            92          51          49          47
Domestic commercial:
 Commercial and industrial                                                    111            77          56         115         118
 Loans secured by real estate                                                  34            10           5           5          18
 Construction and development loans secured by real estate                     87            19           3           6          25
 Loans for purchasing or carrying securities                                   --            --          --          --          --
 Financial institutions                                                         2             1           1           1           1
 Lease financing                                                                6             9           4           3           6
 Agricultural                                                                  10             6           7          18          18
 Other commercial                                                              --             4           1          --          --
Foreign                                                                        66           174          54          96          92
- -----------------------------------------------------------------------------------------------------------------------------------
 Total credit loss recoveries                                                 484           441         218         328         359
- -----------------------------------------------------------------------------------------------------------------------------------
 Total net credit losses                                                    1,115         1,304       1,089         754         425
Net losses on the sale or swap of loans to restructuring countries             (3)          (72)       (207)       (620)       (584)
Other net deductions                                                         (110)/b/c/    (914)/b/      (1)         --          --

Provision for credit losses/a/                                                803         1,009         805         905         770
Allowance related to the Merger and acquisitions/d/                            12         2,782          --          --          --
Other net additions                                                            --            --          --           8          10
- -----------------------------------------------------------------------------------------------------------------------------------
 Balance, End of Year/e/                                                   $3,508        $3,921      $2,420      $2,912      $3,373
===================================================================================================================================

/a/ During 1993, in-substance repossessions (ISR) were reclassified to the loan portfolio as a result of regulatory clarification of the definition of an ISR. The related fair value adjustments net of recoveries received in final settlement were reclassified to credit losses and recoveries, with corresponding adjustments to the provision for credit losses. Amounts reclassified to credit losses and recoveries during 1993 were as follows: loans secured by real estate of $17 million and $4 million, respectively, construction and development loans secured by real estate of $78 million and $34 million, respectively, and foreign of $1 million and $1 million, respectively. Credit losses and recoveries that were previously reported as other noninterest expense in 1992 were as follows: loans secured by real estate of $2 million and $1 million, respectively, construction and development loans secured by real estate of $20 million and $5 million, respectively, and foreign credit losses of $3 million. The years 1989 through 1991 were not restated as amounts were not significant.

/b/ Due to the transfer of certain assets net of their related allowance to assets pending disposition, the allowance for credit losses was reduced by $128 million and $685 million during 1993 and 1992, respectively. The 1993 amount included $88 million of regulatory-related allocated transfer risk reserve. In addition, the allowance for credit losses related to loans of subsidiaries and operations pending disposition totaling $220 million was reclassified to assets pending disposition during 1992.

/c/ Includes $36 million related to the consolidation of subsidiaries and operations that were held for disposition at December 31, 1992 and $16 million related to the sale of commercial real estate loans net of their allowance to a partnership controlled by Goldman Sachs & Co.

/d/ Represents the addition of consummation date allowances for credit losses of First Gibraltar in 1993 and SPC, Valley Capital Corporation, and HFH of $2,701 million, $63 million, and $18 million, respectively, in 1992.

/e/ Includes regulatory-related allocated transfer risk reserve of $67 million at December 31, 1992, $145 million at December 31, 1991, $165 million at December 31, 1990, and $202 million at December 31, 1989. Due to the transfer of certain assets net of their related allowance to assets pending disposition during 1993, the allowance for credit losses did not include any regulatory-related allocated transfer risk reserve at December 31, 1993.

ALLOCATION OF ALLOWANCE FOR CREDIT LOSSES BY LOAN TYPE
- ---------------------------------------------------------------------------------------------------------------------------
                                                                               December 31
                                            -------------------------------------------------------------------------------
                                                     1993                        1992                        1991
                                            -----------------------     -----------------------     -----------------------
                                                            Percent                     Percent                     Percent
                                                            of Loan                     of Loan                     of Loan
(dollar amounts in millions)                Allowance/a/   Category     Allowance/a/   Category     Allowance/a/   Category
- ---------------------------------------------------------------------------------------------------------------------------
Domestic consumer:
 Secured by first mortgages
  on residential properties                    $   55          0.18%       $   62          0.22%       $   31          0.16%
 Other consumer                                 1,017          3.21         1,038          3.08           486          1.99
Domestic commercial:
 Commercial and industrial/b/                     368          1.47           636          2.65           321          2.21
 Loans secured by real estate                     165          1.78           232          2.29            48          0.90
 Construction and development
  loans secured by real estate                    611         13.83           884         13.04           367          9.17
 Financial institutions                             8          0.38            14          0.70            23          1.62
 Lease financing                                   48          2.81            55          2.90             8          1.09
 Agricultural                                      39          2.30            37          2.19            28          2.46
Foreign                                           322          1.59           559          3.26           808          5.02
Unallocated                                       875            --           404            --           300            --
- ---------------------------------------------------------------------------------------------------------------------------
                                               $3,508          2.78%       $3,921          3.12%       $2,420          2.79%
===========================================================================================================================

ALLOCATION OF ALLOWANCE FOR CREDIT LOSSES BY LOAN TYPE
- -----------------------------------------------------------------------------------------------
                                                                  December 31
                                            ---------------------------------------------------
                                                     1990                        1989
                                            -----------------------     -----------------------
                                                            Percent                     Percent
                                                            of Loan                     of Loan
(dollar amounts in millions)                Allowance/a/   Category     Allowance/a/   Category
- -----------------------------------------------------------------------------------------------
Domestic consumer:
 Secured by first mortgages
  on residential properties                      $  18         0.11%       $   10          0.09%
 Other consumer                                    364         1.59           298          1.57
Domestic commercial:
 Commercial and industrial/b/                      308         1.96           209          1.34
 Loans secured by real estate                       58         1.01            44          0.78
 Construction and development
  loans secured by real estate                     237         5.56           113          3.23
 Financial institutions                             16         1.15            25          2.18
 Lease financing                                     5         0.59             6          0.70
 Agricultural                                       25         2.16            15          1.29
Foreign                                          1,665         9.53         2,473         14.29
Unallocated                                        216           --           180            --
- -----------------------------------------------------------------------------------------------
                                                $2,912         3.39%       $3,373          4.44%
===============================================================================================

/a/ The allocation of the allowance for credit losses is based on management's judgment of potential losses in the respective portfolios. While management has allocated reserves to various portfolio segments for purposes of this table, the allowance is general in nature and is available for the portfolio in its entirety.

/b/ Includes the allowance for credit losses for commercial and industrial loans, loans for purchasing or carrying securities, and other commercial loans.

of portfolio segment conditions, or on the officer's judgment of factors that are expected to influence the future performance of the portfolio. These factors include geographic and portfolio concentrations, new products or markets, evaluations of the changes in the historical loss experience component, and projections of this component into the current and future periods. The Composition of Allowance for Credit Losses table on this page displays how the allowance for credit losses related to special mention and classified assets is determined by combining the historical loss experience component with the credit management allocated component.

     After an allowance has been established for the portfolio segments, the final step in this building block approach occurs. Credit management establishes an unallocated portion of the allowance for credit losses, which is attributable to factors that cannot be associated with a particular portfolio segment. These factors include general economic conditions, recognition of specific regional and international geographic concerns, industry concerns, trends in portfolio growth, new business volume, and the level of the allowance in relation to total loans and nonaccrual loans.

     Over the past two years, the corporation's reserve coverage of nonaccrual assets has steadily increased. At December 31, 1993, the corporation's ratio of the allowance for credit losses to total nonaccrual assets was 122 percent, up from 75 percent at December 31, 1992 and 72 percent at December 31, 1991.

COMPOSITION OF ALLOWANCE FOR CREDIT LOSSES
- ------------------------------------------------------------------------------------------------------------------
                                                                                  December 31
                                                               ---------------------------------------------------
(in millions)                                                    1993       1992        1991       1990       1989
- ------------------------------------------------------------------------------------------------------------------
Special mention and classified:/a/
 Historical loss experience component                          $  475     $1,273      $  718     $  498     $  291
 Credit management allocated component                            770        601         172        234        138
- ------------------------------------------------------------------------------------------------------------------
      Total special mention and classified                      1,245      1,874         890        732        429
- ------------------------------------------------------------------------------------------------------------------
Domestic consumer                                               1,072      1,100         517        382        308
Domestic commercial/c/                                            151        215          74         81         84
Foreign/c/                                                        165        328         639      1,501      2,372
- ------------------------------------------------------------------------------------------------------------------
                                                                2,633      3,517       2,120      2,696      3,193
Unallocated                                                       875        404         300        216        180
- ------------------------------------------------------------------------------------------------------------------
                                                               $3,508     $3,921/b/   $2,420     $2,912     $3,373
==================================================================================================================

/a/ Includes all loans regardless of type that have been internally risk rated as "special mention," "substandard," or "doubtful." The corporation's actual historical loss experience indicates ultimate loss rates for all years presented for "special mention," "substandard," and "doubtful" loans of approximately 2 percent, 6 percent, and 37 percent, respectively.

/b/ Includes the addition of consummation date allowances for credit losses of SPC, Valley Capital Corporation, and HFH in 1992.

/c/ Excludes "special mention" and "classified."

     During 1993 and 1992, the corporation's total net credit losses included net credit recoveries related to restructuring countries of $28 million and $137 million, respectively, primarily related to the sale of restructuring country debt and the corresponding recovery of amounts previously charged off. During 1991, total net credit losses included net credit losses related to restructuring countries of $305 million, primarily due to charge-offs of Brazilian medium- and long-term debt.

NET CREDIT LOSSES (RECOVERIES) AS A PERCENTAGE OF AVERAGE LOAN OUTSTANDINGS
- --------------------------------------------------------------------------------------------------------
                                                                      Year Ended December 31
                                                            --------------------------------------------
                                                            1993      1992      1991      1990      1989
- --------------------------------------------------------------------------------------------------------
Domestic consumer:
 Secured by first mortgages on residential properties       0.07      0.06      0.02        --      0.02
 Credit card                                                5.81      6.16      5.41      3.30      2.96
 Other consumer                                             1.18      1.15      0.87      0.62      0.60
Domestic commercial:
 Commercial and industrial                                  0.58      0.61      0.89     (0.21)    (0.33)
 Loans secured by real estate                               0.59      0.57      0.49      0.43     (0.01)
 Construction and development loans
   secured by real estate                                   3.57      5.32      2.08      0.44      0.57
 Loans for purchasing or carrying securities                0.11      0.86        --        --        --
 Financial institutions                                     0.80      2.18      0.30      0.35      2.27
 Lease financing                                            0.20      0.14     (0.15)    (0.38)    (0.13)
 Agricultural                                              (0.23)     0.29     (0.46)    (1.50)    (0.12)
 Other commercial                                             --     (0.15)       --      1.02        --
   Total domestic                                           1.09      1.37      1.13      0.48      0.42
Foreign                                                    (0.16)    (0.28)     1.97      2.53      1.12
   Total loans                                              0.89      1.12      1.29      0.93      0.60
- --------------------------------------------------------------------------------------------------------

     Excluding amounts related to restructuring countries, the corporation's net credit losses were $1,143 million in 1993, $1,441 million in 1992, and $784 million in 1991. Net credit losses in all three years reflected the effects of weakness in the U.S. economy, which contributed to the level of charge-offs in the corporation's domestic consumer and commercial portfolios. In addition, net credit losses for 1993 and 1992 reflected higher outstandings in the loan portfolio subsequent to the Merger. However, in 1993, net credit losses began to decline, reflecting improvement in the credit portfolio. For information on net credit losses and recoveries as a percentage of average loan outstandings, refer to the table above.

     Net credit losses in the domestic consumer loan portfolio, the largest component of the corporation's net credit losses, amounted to $747 million in 1993, compared with $771 million in 1992 and $536 million in 1991. Consumer net credit losses for 1993 were lower than the amount reported in 1992 primarily due to lower net credit losses on credit card outstandings. The increase in consumer net credit losses for 1992 over 1991 resulted primarily from higher net credit losses on other consumer loans and credit card outstandings, which increased $127 million and $97 million, respectively.

     Total domestic commercial net credit losses were $398 million in 1993, down $183 million from the amount reported in 1992, which was $349 million higher than the amount reported in 1991. The decrease in net credit losses for 1993 compared with 1992 was primarily due to lower net credit losses on construction and development loans. The most significant factor in the increase in domestic commercial net credit losses for 1992 over 1991 was a $274 million increase in net credit losses in the construction and development loan sector.

NONACCRUAL ASSETS, RESTRUCTURED LOANS, AND LOANS PAST DUE 90 DAYS OR MORE AND STILL ACCRUING INTEREST

At December 31, 1993, nonaccrual assets were $2,886 million, down $2,349 million, or 45 percent, from year-end 1992. The balance of nonaccrual assets at December 31, 1992 was up $1,886 million from year-end 1991, largely due to the Merger.

NONACCRUAL ASSETS
- --------------------------------------------------------------------------------------------------------------------
                                                                                        December 31
                                                                    ------------------------------------------------
(in millions)                                                          1993      1992       1991      1990      1989
- --------------------------------------------------------------------------------------------------------------------
Domestic Loans
Consumer:
 Secured by first mortgages on residential properties/a/             $  406    $  267     $   93    $   30    $   22
 Other consumer                                                          53        85          4         4         6
Commercial:
 Commercial and industrial                                              457       898        675       326       355
 Loans secured by real estate/a/                                        570       721        286       198       141
 Construction and development loans secured by real estate/a/         1,037     2,430        960       431       280
 Financial institutions                                                  64        49         97        69        67
 Lease financing                                                         18         3          2        --         1
 Agricultural                                                            49        94         43        39        45
- --------------------------------------------------------------------------------------------------------------------
                                                                      2,654     4,547      2,160     1,097       917
Foreign Loans
Commercial and industrial                                               139       314        536       792       898
Governments and official institutions                                    42       175        387       663       895
Banks and other financial institutions                                   11        78        145       192       545
Other/a/                                                                 40       116         75        51        11
- --------------------------------------------------------------------------------------------------------------------
                                                                        232       683      1,143     1,698     2,349
Other interest-bearing assets                                            --         5         46       371       754
- --------------------------------------------------------------------------------------------------------------------
                                                                      2,886/b/  5,235/b/  $3,349    $3,166    $4,020
====================================================================================================================

/a/ During 1993, in-substance repossessions (ISR) were reclassified to the loan portfolio as a result of regulatory clarification of the definition of an ISR. This clarification also resulted in the reclassification of corresponding prior-period amounts. ISRs reclassified to nonaccrual loans during 1993 were as follows: secured by first mortgages on residential properties of $2 million, loans secured by real estate of $148 million, construction and development loans secured by real estate of $411 million, and other foreign of $7 million. Loans previously reported as ISRs that were reclassified to loans were as follows: secured by first mortgages on residential properties of $14 million at December 31, 1992; loans secured by real estate of $211 million, $57 million, $28 million, and $32 million at December 31, 1992, 1991, 1990, and 1989, respectively; construction and development loans secured by real estate of $944 million, $209 million, $22 million, and $10 million at December 31, 1992, 1991, 1990, and 1989, respectively; and other foreign of $17 million at December 31, 1992.

/b/ Excludes nonaccrual assets that had aggregate carrying values prior to reclassification to assets pending disposition of $0.6 billion and $2.6 billion at December 31, 1993 and 1992, respectively. These nonaccrual assets are recorded in assets pending disposition at the lower of cost or estimated NRV. The balance at December 31, 1992 primarily consisted of nonaccrual assets that were acquired in the Merger and identified for accelerated disposition at the Merger date.

CASH INTEREST PAYMENTS ON NONACCRUAL ASSETS BY LOAN TYPE
- --------------------------------------------------------------------------------------------------------------------------
                                                                       December 31, 1993
                                       -----------------------------------------------------------------------------------
                                       Contractual                      Cumulative Cash     Nonaccrual           Book as a
                                         Principal      Cumulative     Interest Applied           Book       Percentage of
(in millions)                              Balance     Charge-offs         to Principal        Balance/a/      Contractual
- --------------------------------------------------------------------------------------------------------------------------
Domestic
Consumer:
 Secured by first mortgages on
  residential properties                    $  406            $ --                 $ --         $  406                 100%
 Other consumer                                 73              20                   --             53                  73
Commercial:
 Commercial and industrial                     633             129                   47            457                  72
 Loans secured by real estate                  694             101                   23            570                  82
 Construction and development loans
  secured by real estate                     1,527             432                   58          1,037                  68
 Financial institutions                         85              17                    4             64                  75
 Lease financing                                24               4                    2             18                  75
 Agricultural                                   67              15                    3             49                  73
- --------------------------------------------------------------------------------------------------------------------------
                                             3,509             718                  137          2,654                  76
Foreign, Excluding Restructuring-
 Country-Related Assets
Commercial and industrial                      220              60                   23            137                  62
Governments and official institutions           16              --                   --             16                 100
Banks and other financial institutions           4              --                   --              4                 100
Other                                           65              23                    2             40                  62
- --------------------------------------------------------------------------------------------------------------------------
                                               305              83                   25            197                  65
- --------------------------------------------------------------------------------------------------------------------------
  Total, excluding restructuring-
   country-related assets                    3,814             801                  162          2,851                  75

Restructuring-Country-Related Assets            93              50                    8             35                  38
- --------------------------------------------------------------------------------------------------------------------------
                                            $3,907            $851                 $170         $2,886                  74%
==========================================================================================================================
Cash yield on total nonaccrual assets
- --------------------------------------------------------------------------------------------------------------------------

CASH INTEREST PAYMENTS ON NONACCRUAL ASSETS BY LOAN TYPE
- -------------------------------------------------------------------------------
                                                      Year Ended
                                                   December 31, 1993
                                       ----------------------------------------
                                                     Cash Interest
                                                    Payments Applied
                                       ----------------------------------------
                                       As Interest    As Reduction
(in millions)                               Income    of Principal        Total
- -------------------------------------------------------------------------------
Domestic
Consumer:
 Secured by first mortgages on
  residential properties                       $ 5             $ 1        $   6
 Other consumer                                 --              --           --
Commercial:
 Commercial and industrial                       9              32           41
 Loans secured by real estate                   19              13           32
 Construction and development loans
  secured by real estate                        17              28           45
 Financial institutions                          1               2            3
 Lease financing                                --               3            3
 Agricultural                                    4               1            5
- -------------------------------------------------------------------------------
                                                55              80          135
Foreign, Excluding Restructuring-
 Country-Related Assets
Commercial and industrial                        1               5            6
Governments and official institutions           --              --           --
Banks and other financial institutions          --              --           --
Other                                           --               1            1
- -------------------------------------------------------------------------------
                                                 1               6            7
- -------------------------------------------------------------------------------
  Total, excluding restructuring-
   country-related assets                       56              86          142

Restructuring-Country-Related Assets             6               1            7
- -------------------------------------------------------------------------------
                                               $62             $87        $ 149
===============================================================================
Cash yield on total nonaccrual assets                                      5.16%
- -------------------------------------------------------------------------------

/a/ Nonaccrual book balance is equal to the contractual principal balance less charge-offs and cash interest payments applied as a reduction of principal since inception of the loan.

ANALYSIS OF CHANGE IN NONACCRUAL ASSETS
- -------------------------------------------------------------------------------
(in millions)/a/
- -------------------------------------------------------------------------------
Balance, December 31, 1992                                              $ 5,235

Additions:
  Loans placed on nonaccrual status                                       1,440
Deductions:
  Restored to accrual status                                               (988)
  Transfers to real estate acquired in satisfaction of debt                (689)
  Charge-offs                                                              (433)
  Restructuring-county-related assets transferred to assets
    pending disposition                                                    (310)
  Other, primarily payments                                              (1,369)
- -------------------------------------------------------------------------------
    Balance, December 31, 1993                                          $ 2,886
===============================================================================

/a/ During 1993, in-substance repossessions (ISR) were reclassified to the loan portfolio as a result of regulatory clarification of the definition of an ISR. The analysis of change in nonaccrual assets has been adjusted to reflect the effects of this reclassification.

     Nonaccrual assets related to restructuring countries were $35 million at December 31, 1993, compared with $375 million at December 31, 1992 and $917 million at December 31, 1991. The decrease in nonaccrual assets related to restructuring countries during 1993 was largely due to the transfer of certain restructuring-country-related assets to assets pending disposition upon their identification for accelerated disposition. The 1992 decrease in nonaccrual assets related to restructuring countries resulted primarily from sales of loans.

     Nonaccrual assets other than those relating to restructuring countries (other nonaccrual assets) totaled $2,851 million at December 31, 1993, compared with $4,860 million and $2,432 million at December 31, 1992 and 1991, respectively. Other nonaccrual assets declined $2,009 million during 1993 primarily due to paydowns, as well as to improvements in

INTEREST INCOME FOREGONE ON NONACCRUAL ASSETS
- -------------------------------------------------------------------------------------------------------------------------------
                                                                                                     Year Ended December 31
                                                                                                  -----------------------------
(in millions)                                                                                      1993        1992        1991
- -------------------------------------------------------------------------------------------------------------------------------
Domestic
Interest income that would have been recognized had the assets performed in
 accordance with their original terms                                                             $ 208       $ 234       $ 172
Less: Interest income included in the results of operations/a/                                       55          74          57
- -------------------------------------------------------------------------------------------------------------------------------
 Domestic interest income foregone                                                                  153         160         115
Foreign
Interest income that would have been recognized had the assets performed in
 accordance with their original terms                                                                18          55         109
Less: Interest income included in the results of operations/b/                                        7          46          12
- -------------------------------------------------------------------------------------------------------------------------------
 Foreign interest income foregone                                                                    11           9          97
- -------------------------------------------------------------------------------------------------------------------------------
                                                                                                  $ 164       $ 169       $ 212
===============================================================================================================================

/a/ Interest income included in the results of domestic operations represents interest payments recognized in interest income that related to domestic nonaccrual assets with carrying values totaling $879 million, $1,442 million, and $1,022 million at December 31, 1993, 1992, and 1991, respectively. Not included in interest income for 1993, 1992, and 1991 were interest payments of $80 million, $213 million, and $67 million, respectively, which, for accounting purposes, were used to offset the principal balance of domestic nonaccrual assets with carrying values totaling $1,098 million, $1,755 million, and $747 million at December 31, 1993, 1992, and 1991, respectively.

/b/ Interest income included in the results of foreign operations represents interest payments recognized in interest income that related to foreign nonaccrual assets with carrying values totaling $71 million, $348 million, and $157 million at December 31, 1993, 1992, and 1991, respectively. Not included in interest income for 1993, 1992, and 1991 were interest payments of $7 million, $185 million, and $140 million, respectively, which, for accounting purposes, were used to offset the principal balance of foreign nonaccrual assets with carrying values totaling $124 million, $450 million, and $1,665 million at December 31, 1993, 1992, and 1991, respectively.


credit quality in most segments of the credit portfolio, particularly in the construction and development, commercial and industrial, and loans secured by real estate portfolios. Decreases due to improvements in credit quality were partially offset by an increase in nonaccrual consumer loans reflecting continued weakness in the residential real estate market. The increase in other nonaccrual assets in 1992 over their 1991 level was largely due to the Merger and weakened commercial and construction and development real estate markets, especially in Southern California.

     Loans past due 90 days or more and still accruing interest, which are generally secured and in the process of collection, decreased $55 million during 1993. During 1992, loans past due 90 days or more and still accruing interest increased $265 million, largely due to the Merger.

RESTRUCTURED LOANS
- -------------------------------------------------------------------------------------------------------------------------------
                                                                                                December 31
                                                                         ------------------------------------------------------
(in millions)                                                            1993         1992        1991        1990        1989
- -------------------------------------------------------------------------------------------------------------------------------
Domestic
Commercial and industrial                                                $  66        $  69       $  41       $  21         $ 4
Commercial loans secured by real estate                                     21           12           6          37          --
Construction and development loans secured by real estate                   10           34          20          --          18
Financial institutions                                                      --            1           2           2           1
Lease financing                                                              1           --          --           3           4
Agricultural                                                                --           20          --           3           6
- -------------------------------------------------------------------------------------------------------------------------------
                                                                            98          136          69          66          33
Foreign                                                                     36           40          10          --          --
- -------------------------------------------------------------------------------------------------------------------------------
                                                                          $134/a/      $176/a/      $79/a/      $66/a/      $33
===============================================================================================================================

/a/ Not included in restructured loans at December 31, 1993, 1992, 1991, and 1990 were $2,351 million, $2,317 million, $2,190 million, and $2,052 million, respectively, of debt restructurings with countries that have experienced liquidity problems. For further information on these restructurings, refer to Note 9 of the Notes to Consolidated Financial Statements on pages 58-59.

LOANS PAST DUE 90 DAYS OR MORE AND STILL ACCRUING INTEREST
- -------------------------------------------------------------------------------------------------------------------------------
                                                                                                December 31
                                                                         ------------------------------------------------------
(in millions)                                                            1993         1992        1991        1990        1989
- -------------------------------------------------------------------------------------------------------------------------------
Domestic
Consumer:
 Secured by first mortgages on residential properties                    $ 153        $ 181       $  96       $  38       $  19
 Other consumer                                                            175          289         186         120          81
Commercial:
 Commercial and industrial                                                  20           19          26          11          11
 Loans secured by real estate                                              138           22          23           7          11
 Construction and development loans secured by real estate                  86          117          28          14           2
 Financial institutions                                                     --           --          --          --           2
 Lease financing                                                            --            1           1          --          --
 Agricultural                                                               --            4          --          --          --
- -------------------------------------------------------------------------------------------------------------------------------
                                                                           572          633         360         190         126
Foreign                                                                      6           --           8           1          23
- -------------------------------------------------------------------------------------------------------------------------------
                                                                         $ 578        $ 633       $ 368       $ 191       $ 149
===============================================================================================================================

REAL ESTATE ACQUIRED IN SATISFACTION OF DEBT

Real estate acquired in satisfaction of debt decreased $135 million, or 21 percent, between year-end 1992 and year-end 1993. At December 31, 1993, the aggregate appraised value of properties included in real estate acquired in satisfaction of debt represented approximately 120 percent of their aggregate book value. The decline in real estate acquired in satisfaction of debt resulted primarily from sales and the reclassification of net tax effects to deferred income taxes in connection with the corporation's previously discussed first-quarter adoption of SFAS No. 109, as well as from writedowns due to subsequent declines in the fair values of certain properties. These reductions were partially offset by transfers from loans upon foreclosure.

     During 1992, real estate acquired in satisfaction of debt increased from $176 million to $652 million (including $196 million of Merger-related tax effects), primarily due to the Merger. This increase was also partially due to foreclosures on construction and development real estate and other commercial real estate properties, reflecting the weakened economy.

ANALYSIS OF CHANGE IN REAL ESTATE ACQUIRED IN SATISFACTION OF DEBT
- --------------------------------------------------------------------------------
(in millions)
- --------------------------------------------------------------------------------
Balance, December 31, 1992/a/                                            $ 652
Transfers from loans, net of fair value adjustments                        670
Sales                                                                     (486)
Reclassification of SFAS No. 109 deferred income tax
 asset (refer to Note 19 on pages 64-65 of the Notes
 to Consolidated Financial Statements)                                    (196)
Subsequent declines in fair values                                        (124)
Principal payments                                                         (49)
Other                                                                       50
- --------------------------------------------------------------------------------
 Balance, December 31, 1993/a/                                           $ 517
- --------------------------------------------------------------------------------

/a/ Excludes certain properties that had aggregate carrying values prior to reclassification to assets pending disposition of $0.2 billion and $0.4 billion at December 31, 1993 and December 31, 1992, respectively. These properties, which were primarily acquired in the Merger and identified for accelerated disposition at the Merger date, are recorded in assets pending disposition at their estimated NRVs.

OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS

In the ordinary course of business, the corporation enters into various types of transactions that involve credit-related financial instruments and derivative and foreign exchange products with off-balance-sheet risk. Credit-related financial instruments are primarily customer-driven, while derivative and foreign exchange transactions are entered into both on behalf of customers and for the corporation's own account in conducting trading activities and managing market risk, including interest rate and foreign exchange risk. Credit-related financial instruments include commitments to extend credit, standby letters of credit, financial guarantees, and commercial letters of credit. Derivative and foreign exchange products include futures, forwards, swaps, and options contracts, and are principally linked to interest rates, foreign exchange rates, or the prices of securities.

     The contractual or notional amounts associated with these credit-related financial instruments and derivative and foreign exchange products are not recorded as assets or liabilities on the balance sheet. This reporting is considered appropriate where exchange of the underlying asset or liability has not occurred or is not assured, or where notional amounts are used solely as a means to determine cash flows to be exchanged.

     Off-balance-sheet financial instruments are subject to varying degrees of credit and market risk. However, regardless of the type of product, all off-balance-sheet financial instruments must meet criteria of acceptable risk established for the corporation's lending, financing, hedging, and trading activities. For a detailed discussion of the risks associated with off-balance-sheet financial instruments and how they are managed, refer to the Risk Management section on pages 37-38. Additional information about off-balance-sheet financial instruments, including their respective contractual or notional amounts and credit risk amounts, is provided in Note 22 of the Notes to Consolidated Financial Statements on pages 69-71.

CREDIT-RELATED FINANCIAL INSTRUMENTS

On an ongoing basis, the corporation makes commitments to extend credit to a wide range of customers. Additionally, the corporation issues financial guarantees and letters of credit to insure performance of customer financial obligations. Generally, these agreements are entered into for two purposes: to offer a means of short-term financing for various clients and to facilitate foreign and domestic trade transactions for customers. Fees earned by the corporation in connection with credit-related financial instruments are recorded as other fees and commissions in noninterest income.

DERIVATIVES AND FOREIGN EXCHANGE

The corporation's use of derivative and foreign exchange products has grown substantially in recent years, primarily due to the Merger and to rapid development in global financial markets. The corporation conducts derivative and foreign exchange transactions with various types of counterparties, including U.S. and foreign banks, nonbank financial institutions, corporations, and middle market customers. Certain derivative and foreign exchange transactions are negotiated over-the-counter (OTC), with the terms tailored to meet the needs of the corporation and its clients, while other derivative and foreign exchange transactions are standardized contracts executed on organized exchanges. OTC derivative and foreign exchange products include, among other instruments, forwards, swaps, forward rate agreements, and options, including caps and floors. Exchange-traded derivative and foreign exchange products include futures and options.

     The corporation utilizes derivative and foreign exchange products both as a risk management tool and as a source of trading income. Derivatives and foreign exchange products may be used to facilitate the management of risk in the corporation's positions by limiting exposure to fluctuations in interest rates, foreign exchange rates, and securities prices. The corporation generates trading income from bid-offer spreads, transaction fees, and its own trading positions. Transaction fees on derivative and foreign exchange transactions that do not qualify as hedges are generally recognized in trading income at the inception of the transaction. For information regarding the corporation's trading income, refer to pages 20-21 in the Noninterest Income section.

     Derivative and foreign exchange products that do not qualify as hedges are marked to market, and the unrealized gains and unrealized losses are recorded on the consolidated balance sheet on a net basis for most products. The accounting for gains and losses on derivative and foreign exchange contracts that qualify as hedges differs based on the type of contract. For information regarding the accounting for gains and losses on derivative and foreign exchange contracts that qualify as hedges, refer to page 51 of Note 1 in the Notes to Consolidated Financial Statements. With respect to derivative and foreign exchange contracts that qualify as hedges, neither deferred gains and losses recorded on the corporation's consolidated balance sheet at December 31, 1993 nor the amortization of such amounts for the year ended December 31, 1993 were significant.

RISK MANAGEMENT

The active management of risk is an integral part of the corporation's operations and a key determinant in its overall financial performance. The corporation employs various strategies to diversify and mitigate the major risks to which it is exposed, namely credit and market risk. In addition to managing and limiting these risks, which are discussed in the following sections, the corporation strives to actively manage other types of risk, such as settlement risk, operating risk, and market liquidity risk.

CREDIT RISK

Credit risk, which is the risk of loss in the event that a borrower or other counterparty fails to perform under the terms of a contract, arises from the corporation's lending activities, as well as from certain transactions involving off-balance-sheet instruments. Credit risk associated with the corporation's cross-border lending activities includes risks inherent in doing business outside the United States. Such activities often involve lending funds to borrowers in currencies other than the borrower's own, most commonly U.S. dollars. In addition to credit risk, the corporation is also exposed to transfer risk with regard to cross-border lending. Transfer risk represents the possibility that a country's foreign exchange reserves may be insufficient to permit borrowers domiciled in that country to make repayment in the loaned currency, even if the borrowers possess a sufficient equivalent of local currency to do so.

     The Credit Policy Committee (CPC), which oversees all of the corporation's credit-related activities, is responsible for establishing credit standards and guidelines to define, quantify, and monitor the credit risk that stems from the corporation's business activities. To mitigate individual counterparty credit risk and manage the corporation's overall credit exposure, the CPC establishes maximum credit limits and conducts reviews of industry, geographic region or country, product, and individual borrower exposures, together with reviews of problem credits and credit losses. The adherence of line officers to the CPC's established limits and exposure levels is monitored, on an ongoing basis, by the corporation's credit examination officers and is ultimately overseen by senior credit management. Line officers receive support in making credit decisions from credit specialists within the corporation who have expertise in specific areas, including specialized industries, geographic regions, or types of products.

     In addition to establishing procedures and guidelines, the CPC strives to anticipate problems by reviewing industries and countries in light of certain economic, political, and social factors; for example, sensitivity to changes in interest rates, fluctuations in energy prices, and governmental actions, such as spending cutbacks. Moreover, senior management is continually refining the corporation's credit policies and procedures in an effort to address the risks of the current economic environment and to reflect the corporation's overall strategic focus.

     In its effort to manage credit risk, the corporation strives to maintain diversification of its total on- and off-balance-sheet portfolios, both in terms of asset type and industry concentration. In addition, policies are in place to help ensure that sufficient collateral is obtained when appropriate, and that the ratios of outstanding exposures to the value of the associated collateral are adequately controlled. Furthermore, the primary focus in managing risk when extending credit is to evaluate the borrower's ability to meet obligations from its expected cash flows.

     For off-balance-sheet credit-related financial instruments, the corporation's credit exposure is represented by the contractual amount of the instrument. With respect to derivative and foreign exchange products, the corporation's off-balance-sheet credit exposure arises from the potential for a counterparty to be unable to perform under the terms of a contract in which the corporation has an unrealized gain, which is typically a small fraction of the contractual principal or notional amount.

     To mitigate off-balance-sheet credit exposures, the corporation deals with counterparties that are deemed creditworthy and increasingly requires the use of legally enforceable master netting agreements, which provide for the net settlement of conditional or exchange contracts with the same counterparty in the event of default. For interest rate futures and exchange-traded option contracts, the corporation's exposure to off-balance-sheet credit risk is limited, as these transactions are standardized contracts executed on organized exchanges that assume the obligations of counterparties and generally require security deposits and daily settlement of variation margins. Historically, losses associated with counterparty nonperformance on derivative and foreign exchange contracts have been immaterial.

     The following table is a summary of the contractual or notional amounts, credit exposure amounts, and fair value amounts associated with the corporation's off-balance-sheet trading and asset and liability management activities.

DERIVATIVE AND FOREIGN EXCHANGE TRANSACTIONS
- --------------------------------------------------------------------------------
                                                       December 31, 1993
                                            ------------------------------------
                                              Contractual    Credit      Fair
                                              or Notional  Exposure     Value
(in billions)                                      Amount    Amount    Amount/a/
- --------------------------------------------------------------------------------
Trading:
 Derivatives                                       $432.5   $5.1/b/      $ 0.3
 Foreign exchange
 contracts                                          423.7    3.0/b/       (0.2)
 Other/c/                                            19.6    0.1/b/         --

Asset and liability
 management derivatives                              46.2    0.2/d/        1.2
- --------------------------------------------------------------------------------

/a/ Fair value amounts consist of net unrealized gains and losses, accrued interest receivable or payable, and premiums paid or received.

/b/ Amounts represent net unrealized gains on contracts with counterparties for whom legally enforceable master netting agreements were in place and effective at December 31, 1993 and gross unrealized gains on contracts with other counterparties.

/c/ Includes amounts related to foreign currency options purchased and sold.

/d/ Represents the maximum potential accounting loss related to contracts outstanding at December 31, 1993.


     For additional information concerning off-balance-sheet transactions and their associated credit risk amounts, refer to Note 22 of the Notes to Consolidated Financial Statements on pages 69-71.

MARKET RISK

Market risk is the risk that the corporation will suffer losses as a result of adverse price or rate movements in its on- and off-balance-sheet positions. Market risk arises in many areas of the corporation's operations, including lending and borrowing, as well as its trading activities in the derivatives, foreign exchange, and debt securities markets.

     The corporation strives to limit aggregate market risk to an acceptable level in the context of both risk-return and cost-benefit trade-offs. To manage market risk, the corporation's Market Risk Committee monitors certain market exposures and analyzes the effects of actual and projected changes in rates, prices, indices, and market liquidity on the corporation's on-and off-balance-sheet positions. The corporation further mitigates the inherent risks of market volatility (primarily interest rate and currency related) by entering into offsetting, or counterbalancing, transactions. For example, the corporation may arrange interest rate swaps to limit its exposure to interest rate movements. With regard to nontrading-related foreign exchange risk, foreign currency exposures may be naturally hedged through existing on- or off-balance sheet transactions or they may be specifically hedged with foreign exchange contracts.

FUNDING AND CAPITAL

ASSET AND LIABILITY MANAGEMENT

The Asset, Liability, and Financial Management Committee (ALFI) determines the nature and extent of the corporation's on- and off-balance-sheet activities and products. In managing the corporation's overall asset and liability portfolio, the ALFI seeks to optimize profitability while balancing the corporation's sources and uses of funds and minimizing market exposure. In this capacity, the ALFI places limits on the level of investments in various assets and off-balance-sheet instruments, as well as on funding levels for wholesale and other deposits. Moreover, the ALFI monitors the corporation's domestic and foreign treasury activities and global trading activities in all financial products to assure that authorization and limit controls are maintained.

LIQUIDITY

A key role of asset and liability management is the management of liquidity, a measure of the corporation's ability to fulfill its cash requirements on a timely and cost-effective basis. The corporation manages its liquidity through the coordination of the relative maturities of its assets and liabilities. The corporation's liquidity is enhanced by its ability to raise additional funds in money and capital markets. Management of the corporation's liquidity profile is also structured to ensure that the capital needs of the parent and its banking subsidiaries are met.

     The corporation's liquid assets consist of cash and due from banks, interest-bearing deposits in banks, federal funds sold, securities purchased under resale agreements, trading account assets, and securities available for sale. Funding sources include core deposits, capital market funds, and purchased money market liabilities. Core deposits primarily include domestic interest- and noninterest-bearing retail deposits, which are a relatively stable source of funds. Capital market funds include long-term debt, subordinated capital notes, and common and preferred equity, while purchased money market liabilities primarily include overseas time deposits, federal funds purchased, securities sold under repurchase agreements, and other short-term borrowings. The cost and availability of these funding sources are affected by credit ratings of the parent and its subsidiaries.

     The corporation's liquidity is managed at both the parent and banking subsidiary levels. The parent is funded primarily by the issuance of debt and equity, as well as by dividend and interest income from its subsidiaries. The parent's direct and indirect banking subsidiaries are funded primarily by their domestic retail deposits. Lines of credit between banking subsidiaries and the bank, and between nonbanking subsidiaries and the parent, are structured to provide additional funding support. In addition to significant liquid assets, the parent and the bank have considerable unused borrowing capacity in capital and money markets. The corporation may issue preferred stock and senior and subordinated debt from time to time when market conditions are judged appropriate in light of funding and capital needs.

     In connection with the pending Continental acquisition, the corporation will pay an estimated $939 million in cash, in addition to stock consideration. Also, the corporation intends to repurchase $500 million of the parent's outstanding common stock. The aggregate impact of these cash outflows is not expected to have a significant effect on the corporation's liquidity.

     For further information on long-term debt and subordinated capital notes, refer to Notes 14 and 15 of the Notes to Consolidated Financial Statements on pages 61-62.

     At December 31, 1993, the corporation's liquid assets totaled $29.2 billion, up from $24.8 billion at year-end 1992, and $14.9 billion at year-end 1991. The increase during 1993 was largely due to increases in trading account assets and federal funds sold of $3.4 billion and $1.0 billion, respectively. The 1992 increase was primarily due to the impact of the Merger and, to a lesser extent, to the net cash provided by the corporation's 1992 acquisitions. At December 31, 1993, liquid assets accounted for 16 percent of the corporation's total assets, compared with 14 percent at year-end 1992 and 13 percent at year-end 1991.

     Various factors affected the corporation's liquidity during 1993 and 1992. During 1993, total loan originations and purchases exceeded principal repayments by $2.5 billion and total purchases of securities held for investment exceeded sales and maturities by $1.8 billion, resulting in a net cash outflow of $4.3 billion. In 1992, however, a net cash inflow of $1.7 billion resulted from these investing activities, as principal repayments on loans exceeded loan originations and purchases by $4.8 billion, while purchases of securities held for investment exceeded sales and maturities by $3.1 billion. Also, in 1992, proceeds from the issuances of long-term debt and subordinated capital notes exceeded principal payments and retirements by $2.9 billion, and proceeds from the issuance of preferred stock, net of redemptions, totaled $1.3 billion. However in 1993, principal payments and retirements of long-term debt and subordinated capital notes exceeded proceeds from such issuances by $2.2 billion.

     During both 1993 and 1992, the corporation's liquidity was also enhanced by proceeds from sales of loans totaling $2.3 billion and $4.7 billion, respectively, and proceeds from sales of assets pending disposition totaling $1.8 billion and $1.1 billion. The loan sales were primarily of loans that were not originated or acquired with the intent to sell, but were generally identified and sold within the same reporting period. These loans were sold prior to maturity due to economic factors, including significant movements in interest rates, changes in the maturity mix of the corporation's assets and liabilities, or liquidity demands.

     In addition, in 1993 and 1992, the parent paid dividends of $738 million and $578 million, respectively, to its preferred and common stockholders. For information concerning dividend and loan restrictions, refer to Note 25 of the Notes to Consolidated Financial Statements on pages 74-75.

CAPITAL

Since December 31, 1991, the corporation's common stockholders' equity has increased $7.4 billion to $14.2 billion at year-end 1993. The increase in common stockholders' equity during the past two years primarily resulted from the issuances of common stock in connection with the Merger, the acquisition of Valley Capital Corporation (Valley), and the First Gibraltar transaction, as well as from earnings net of preferred and common stock dividends. The common stock issued during the past two years in connection with the Merger, the acquisition of Valley, and the First Gibraltar transaction totaled 125,513,484 shares and increased common stockholders' equity by $4.8 billion. In addition to the growth in common stockholders' equity during 1992, the corporation's total stockholders' equity was increased through the issuance of preferred stock of $1,653 million, of which $300 million was issued in connection with the Merger.

     In connection with the pending Continental acquisition, the parent will issue an estimated 21.25 million shares of common stock, subject to adjustment in certain circumstances, including movements in the parent's average stock price beyond certain levels. In addition, Continental's preferred stock will be converted into approximately $400 million of the parent's preferred stock having substantially the same terms. Furthermore, the parent has announced that, prior to the completion of the transaction, it intends to repurchase $500 million of its common stock.

Ratios of Stockholders' Equity to Total Assets  (Plot point graph in non-EDGAR version)

                                                             1992                                          1993

                                          First       Second       Third      Fourth       First     Second      Third     Fourth
                                      Quarter/a/     Quarter     Quarter     Quarter     Quarter    Quarter    Quarter    Quarter
                                      ---------    ---------   ---------   ---------   ---------   --------   --------   --------
Ratio of total stockholders'
 equity to total assets                  7.6%         7.3%        8.0%        8.6%        8.7%       8.9%       9.0%       9.2%
Ratio of common stockholders'
 equity to total assets                  6.2%         6.3%        6.5%        6.9%        7.1%       7.3%       7.4%       7.6%

   /a/ BankAmerica Corporation's pre-Merger financial position does not reflect the effects of the merger with Security Pacific Corporation on April 22, 1992.

     Supported by the growth of the corporation's capital base, on February 1, April 26, August 2, and November 1, 1993, the parent's Board of Directors declared quarterly dividends of $0.35 per share to common stockholders of record at February 23, May 21, August 20, and November 23, 1993. In addition, on February 7, 1994, the Board of Directors declared a quarterly dividend of $0.40 per share to be paid in the first quarter of 1994 to common stockholders of record at February 22, 1994.

     The parent and its domestic banking subsidiaries are subject to risk-based capital regulations. These guidelines are used to evaluate capital adequacy, and are based on an institution's asset risk profile and off-balance-sheet exposures, such as unused loan commitments, standby letters of credit, and derivative and foreign exchange products. The rules require that a portion of total capital be Tier 1 capital consisting of common stockholders' equity and perpetual preferred stock, less goodwill and certain other deductions, with the remaining, or Tier 2, capital consisting of other elements, primarily subordinated debt, mandatory convertible debt, and grandfathered senior debt, plus the allowance for credit losses, subject to certain limitations.

     The Federal Reserve Board has established guidelines that all banking organizations are required to maintain a minimum 8 percent total risk-based capital ratio (the ratio of total capital divided by risk-weighted assets), including a Tier 1 capital ratio of 4 percent. The risk-based capital rules have been further supplemented by a leverage ratio, defined as Tier 1 capital divided by total average assets, after certain adjustments. The minimum leverage ratio is 3 percent for banking organizations that do not anticipate significant growth and have well-diversified risk (including no undue interest rate risk exposure), excellent asset quality, high liquidity, and good earnings. Other banking organizations not in this category are expected to have ratios well above the minimums, depending on their particular condition and growth plans. Higher capital ratios could be required if warranted by the particular circumstances or risk profile of a given banking organization. In the current regulatory environment, banking companies must stay well capitalized to receive favorable regulatory treatment on acquisition and other expansion activities and favorable risk-based deposit insurance assessments. It is the corporation's policy to maintain capital ratios above the regulatory well-capitalized levels, which are 10 percent for total risk-based capital ratio, 6 percent for the Tier 1 capital ratio, and 5 percent for the Tier 1 leverage ratio.

     Beginning in 1993, bank holding companies that acquired CDI and certain other identifiable intangibles subsequent to February 19, 1992 were required to deduct such intangibles from Tier 1 capital. For information regarding the effect of the Corporation's adoption of SFAS No. 109 on its risk-based capital, refer to the table on this page.

     The Federal Deposit Insurance Corporation Improvement Act of 1991 requires all federal banking agencies to incorporate interest rate risk into their risk-based capital framework. Until all final interest rate risk regulations have been issued, the corporation will be unable to determine the effect of such regulations on its regulatory capital ratios or those of its subsidiary banks.

RISK-BASED CAPITAL AND RISK-BASED CAPITAL RATIOS
- ----------------------------------------------------------------------------------------------------------------------------------
                                                                                                      December 31
                                                                                               -----------------------------------
(dollar amounts in millions)                                                                    1993/a/      1992/b/       1991/b/
- ----------------------------------------------------------------------------------------------------------------------------------
Risk-Based Capital
Common stockholders' equity                                                                     $14,165      $12,509      $ 6,737
Perpetual preferred stock                                                                         2,979        2,979        1,326
Less: Goodwill, nongrandfathered core deposit and other identifiable intangibles,
 and other deductions                                                                            (5,125)/c/   (4,179)        (150)
- ----------------------------------------------------------------------------------------------------------------------------------
 Tier 1 capital                                                                                  12,019       11,309        7,913

Eligible portion of the allowance for credit losses (exclusive of allocated transfer
 risk reserve)/d/                                                                                 1,995        2,096        1,378
Hybrid capital instruments/e/                                                                       568        1,762        1,165
Subordinated notes and debentures/f/                                                              4,422        4,122        1,377
Less: Other deductions                                                                              (37)        (250)          (6)
- ----------------------------------------------------------------------------------------------------------------------------------
 Tier 2 capital                                                                                   6,948        7,730        3,914
- ----------------------------------------------------------------------------------------------------------------------------------
    Total Risk-Based Capital                                                                    $18,967      $19,039      $11,827
==================================================================================================================================

Risk-Based Capital Ratios
Tier 1 capital                                                                                     7.61%        6.82%        7.25%
Tier 2 capital                                                                                     4.39         4.66         3.58
- ----------------------------------------------------------------------------------------------------------------------------------
    Total Risk-Based Capital Ratio                                                                12.00%       11.48%       10.83%
==================================================================================================================================

Tier 1 Leverage Ratio/g/                                                                           6.64%        6.37%        6.80%
- ----------------------------------------------------------------------------------------------------------------------------------

/a/ This risk-based capital information is calculated in accordance with the guidelines of the federal banking regulators as they apply to the corporation beginning in 1993. Due to the adoption of SFAS No. 109 in the first quarter of 1993, CDI and other identifiable intangibles that are normally deducted from Tier 1 capital under the current guidelines were $510 million higher at December 31, 1993, with a corresponding increase in deferred taxes. The federal banking regulators have not issued final capital regulations on the adoption of SFAS No. 109 and are currently considering whether such increased intangibles should be deducted from capital. Management believes that the increased amounts of CDI and other identifiable intangibles resulting from the adoption of SFAS No. 109 do not pose a risk to the corporation's capital and should not be deducted from capital in determining capital ratios. Pending final resolution of this issue by the banking regulators, such amounts have not been deducted from capital in determining the December 31, 1993 capital ratios shown above.

/b/ Risk-based capital and risk-based capital ratios under guidelines effective
    December 31, 1992.

/c/ Includes nongrandfathered CDI and other identifiable intangibles acquired after February 19, 1992 of $1,008 million and $71 million, respectively, excluding gross-ups due to the adoption of SFAS No. 109. Also, includes $35 million of the excess of the net book value over 90 percent of the fair value of purchased mortgage servicing rights and credit card intangibles.

/d/ Limited to 1.25% of risk-weighted assets.

/e/ Represents subordinated capital notes adjusted for certain limitations.

/f/ Limited to 50% of core capital, and reduced by 20% per year during an instrument's last five years before maturity.

/g/ Based on Tier 1 capital before other deductions of $37 million, $250 million, and $6 million at December 31, 1993, 1992, and 1991, respectively.

     At December 31, 1993, the corporation's total and Tier 1 risk-based capital ratios increased 52 basis points and 79 basis points, respectively, from the amounts reported at year-end 1992. However, the Tier 2 risk-based capital ratio at year-end 1993 was down 27 basis points from the amount reported at year-end 1992, primarily due to the redemption of a portion of the corporation's subordinated capital notes.

     The corporation evaluates and modifies its mix of capital sources, including debt, equity, and off-balance-sheet financing arrangements, on an ongoing basis, taking into consideration various factors. Such factors include regulatory capital targets, as well as the costs of capital sources, which are influenced by prevailing interest rates and credit-risk spreads. The corporation's capital mix may vary from time to time in response to changes in these factors.

INTEREST RATE RISK MANAGEMENT

Because of the interest rate sensitivity of financial products, fluctuations in interest rates expose the corporation to potential gains and losses. In an effort to limit its loss exposure, the corporation strives to match the repricing characteristics of its assets and liabilities accounted for on an accrual basis. The corporation evaluates its interest rate risk exposure by analyzing the repricing characteristics of its on- and off-balance-sheet positions. A summary of these characteristics at the end of 1993 is shown below in the Accrual Book Risk Positions table at December 31, 1993.

     The table shows that, at December 31, 1993, in the one-year-or-less categories, U.S. dollar-denominated repricing gaps were essentially matched. While the corporation strives to limit current earnings sensitivity to interest rate movements, managers are allowed, within approved limits, to take tactical positions for purposes of generating earnings that can result from the relative repricing positions of primarily short-term assets and liabilities.

     In the over-one-year categories at December 31, 1993, U.S. dollar-denominated repricing gaps were also essentially matched. The corporation manages this term risk to preserve ongoing earnings competitiveness and promote market price stability of its common equity.

     The corporation also attempts to maintain an approximately neutral strategic position to possible interest rate movements while recognizing common equity as a long term source of funds. Both on-balance-sheet securities and off-balance-sheet instruments are used to manage exposure to interest rate risk. For information regarding the corporation's securities portfolio, as well as off-balance-sheet instruments and their associated credit exposures, refer to Notes 7 and 22 of the Notes to Consolidated Financial Statements on pages 56-57 and 69-71, respectively. Selected off-balance-sheet instruments, including futures, forward rate agreements, and swaps, are designated as hedges by the corporation to manage repricing mismatches. None of the off-balance-sheet instruments acquired for hedging purposes contain a short embedded option component. At December 31, 1993, the corporation held interest rate swap contracts with a gross notional value of $26 billion in support of these accrual book risk management activities.

     At December 31, 1993, an imbalance in customer business, primarily more deposit balances than loan assets, caused liabilities and equity to exceed customer-related assets by $18 billion. This structural imbalance and its related repricing mismatch effects were mitigated by the corporation's risk management activities. As shown below, at December 31, 1993, under-one-year securities and off-balance-sheet risk management positions neutralized a structural gap mismatch exposure of $(3) billion. Similarly, over-one-year risk management positions neutralized the structural gap mismatch of $(15) billion.

     While the Accrual Book Risk Positions table below provides an indication of the potential impact on the corporation of a change in interest rates, it does not fully depict the corporation's exposure to risks resulting from interest rate fluctuations. Certain assets and liabilities have option-like characteristics that can affect the corporation's income through the exercise of these options as interest rates change. The corporation's exposure from these option-like characteristics is separately evaluated and contained with net purchased interest rate options in order to manage the magnitude of potential gains or losses from changes in interest rates.

ACCRUAL BOOK RISK POSITIONS AT DECEMBER 31, 1993/a/
- -------------------------------------------------------------------------------------------------------------------------
                                                                 0-3       >3-6     >6-12      >1-5     Over 5
(in billions)                                                 months     months    months     years      years     Total
- -------------------------------------------------------------------------------------------------------------------------
Structural gap position/b/                                      $  8       $ --     $ (11)     $ (1)      $(14)     $(18)
Risk management activities:/c/
 Securities/d/                                                     1          2         4         6          5        18
 Off-balance-sheet hedging instruments                           (18)         5         9        (6)        10        --
- -------------------------------------------------------------------------------------------------------------------------
   Total risk management positions                               (17)         7        13        --         15        18
- -------------------------------------------------------------------------------------------------------------------------
   Consolidated gap position                                    $ (9)      $  7     $   2      $ (1)      $  1      $ --
=========================================================================================================================

/a/  Net U.S. dollar-denominated interest-rate-sensitive financial instruments.

/b/ Gap positions primarily attributable to loan assets and deposit liabilities.

/c/ Excludes trading-related products and restructuring-country-related par bonds.

/d/  Includes securities available for sale and securities held for investment.

REPORT OF MANAGEMENT

The management of BankAmerica Corporation and its subsidiaries has responsibility for the preparation, integrity, and reliability of the financial statements and related financial information contained in this annual report. The financial statements were prepared in accordance with generally accepted accounting principles and prevailing practices of the banking industry and include necessary judgments and estimates by management.

     Management has established and is responsible for maintaining an internal control environment designed to provide reasonable assurance as to the integrity and reliability of the financial statements, the protection of assets, and the prevention and detection of fraudulent financial reporting. The internal control environment includes: an effective financial accounting structure; a comprehensive internal audit function; an independent auditing and examining committee (the committee) of the Board of Directors; and extensive financial and operating policies and procedures. The corporation's management also fosters an ethical climate supported by a code of conduct, appropriate levels of management authority and responsibility, an effective corporate organizational structure, and appropriate selection and training of personnel.

     The Board of Directors, primarily through the committee, oversees the adequacy of the corporation's control environment. The committee, whose members are neither officers nor employees of the corporation, meets periodically with management, internal auditors, credit examination officers, and the independent auditors to review the functioning of each and to ensure that each is properly discharging its responsibilities.

     The corporation's financial statements are audited by Ernst & Young, the corporation's independent auditors, whose audit is made in accordance with generally accepted auditing standards and includes such audit procedures as they consider necessary to express the opinion in their report that follows. In addition, Ernst & Young reviews the corporation's quarterly financial information. A review is substantially less in scope than an audit in accordance with generally accepted auditing standards and, accordingly, Ernst & Young does not express an opinion on the quarterly financial information. Ernst & Young meets regularly with management as well as the committee to discuss its audit and its findings as to the integrity of the financial statements and the adequacy of the internal controls.

     Management recognizes that there are inherent limitations in the effectiveness of any internal control environment. However, management believes that, as of December 31, 1993, the corporation's internal control environment, as described above, provided reasonable assurance as to the integrity and reliability of the financial statements and related financial information.

/s/ Richard M. Rosenberg
- -------------------------
Richard M. Rosenberg
Chairman and Chief Executive Officer

/s/ Lewis W. Coleman
- -------------------------
Lewis W. Coleman
Vice Chairman of the Board and Chief Financial Officer

/s/ Joseph B. Tharp
- -------------------------
Joseph B. Tharp
Executive Vice President and Financial Controller

January 18, 1994

REPORT OF INDEPENDENT AUDITORS

Shareholders and Board of Directors
BankAmerica Corporation

We have audited the accompanying consolidated balance sheet of BankAmerica Corporation and subsidiaries as of December 31, 1993 and 1992, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1993. These financial statements are the responsibility of BankAmerica Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of BankAmerica Corporation and subsidiaries as of December 31, 1993 and 1992 and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1993 in conformity with generally accepted accounting principles.

     In 1993, BankAmerica Corporation adopted Financial Accounting Standards Board Statement No. 106, "Employers' Accounting for Postretirement Benefits," and Financial Accounting Standards Board Statement No. 109, "Accounting for Income Taxes." These changes are discussed in Notes 19 and 20 of the Notes to Consolidated Financial Statements.

/s/ Ernst & Young
- ------------------
  Ernst & Young

San Francisco, California
January 18, 1994,
except for Note 2, as to which the date is January 27, 1994

CONSOLIDATED STATEMENT OF OPERATIONS                                                        BANKAMERICA CORPORATION AND SUBSIDIARIES
- ------------------------------------------------------------------------------------------------------------------------------------
                                                                                                    Year Ended December 31
                                                                                            ----------------------------------------
(dollar amounts in millions, except per share data)                                              1993            1992           1991
- ------------------------------------------------------------------------------------------------------------------------------------
Interest Income
Loans, including fees                                                                        $  9,463        $  9,729       $  8,349
Interest-bearing deposits in banks                                                                194             283            341
Federal funds sold                                                                                 35              61            120
Securities purchased under resale agreements                                                      174             163            107
Trading account  assets                                                                           372             297            277
Securities available for sale and securities held for investment                                1,389           1,080            666
- ------------------------------------------------------------------------------------------------------------------------------------
 Total interest income                                                                         11,627          11,613          9,860
Interest Expense
Deposits                                                                                        2,971           3,769          4,645
Federal funds purchased                                                                            16              20             23
Securities sold under repurchase agreements                                                       158             108            132
Other short-term borrowings                                                                       201             270            236
Long-term debt                                                                                    727             614            255
Subordinated capital notes                                                                        113             114             97
- ------------------------------------------------------------------------------------------------------------------------------------
 Total interest expense                                                                         4,186           4,895          5,388
- ------------------------------------------------------------------------------------------------------------------------------------
 Net interest income                                                                            7,441           6,718          4,472
Provision for credit losses                                                                       803           1,009            805
- ------------------------------------------------------------------------------------------------------------------------------------
 Net interest income after provision for credit losses                                          6,638           5,709          3,667
Noninterest Income
Deposit account fees                                                                            1,198           1,049            645
Credit card fees                                                                                  354             350            308
Trust fees                                                                                        294             222             68
Other fees and commissions                                                                      1,083             922            686
Trading income                                                                                    569             463            326
Net securities gains                                                                               61              11             33
Net gain on sales of subsidiaries and operations                                                   --             155              3
Net gain on sales of assets                                                                       106             117            135
Other income                                                                                      608             360            204
- ------------------------------------------------------------------------------------------------------------------------------------
 Total noninterest income                                                                       4,273           3,649          2,408
Noninterest Expense
Salaries                                                                                        2,886           2,557          1,847
Employee benefits                                                                                 573             491            339
Occupancy                                                                                         684             561            465
Equipment                                                                                         610             523            372
Amortization of intangibles                                                                       421             248             48
Communications                                                                                    330             305            215
Regulatory fees and related expenses                                                              309             265            160
Professional services                                                                             268             201            135
Merger-related restructuring expense                                                                9             449             --
Other expense                                                                                   1,393           1,076            621
- ------------------------------------------------------------------------------------------------------------------------------------
 Total noninterest expense                                                                      7,483           6,676          4,202
- ------------------------------------------------------------------------------------------------------------------------------------
 Income before income taxes                                                                     3,428           2,682          1,873
Provision for income taxes                                                                      1,474           1,190            749
- ------------------------------------------------------------------------------------------------------------------------------------
 Net Income                                                                                  $  1,954        $  1,492       $  1,124
====================================================================================================================================
Net income applicable to common stock                                                        $  1,713        $  1,323       $  1,063
Average number of common shares outstanding (number of shares in thousands)                   355,107         308,191        215,846
Earnings per common and common equivalent share                                                 $4.79           $4.24          $4.81
Earnings per common share -- assuming full dilution                                              4.76            4.21           4.78
Dividends declared per common share                                                              1.40            1.30           1.20
- ------------------------------------------------------------------------------------------------------------------------------------

See notes to consolidated financial statements.

CONSOLIDATED BALANCE SHEET                                                                 BANKAMERICA CORPORATION AND SUBSIDIARIES
- -----------------------------------------------------------------------------------------------------------------------------------
                                                                                                                   December 31
                                                                                                            -----------------------
(dollar amounts in millions)                                                                                    1993           1992
- -----------------------------------------------------------------------------------------------------------------------------------
Assets
Cash and due from banks                                                                                     $ 10,482       $ 11,848
Interest-bearing deposits in banks                                                                             2,988          2,866
Federal funds sold                                                                                             2,050          1,070
Securities purchased under resale agreements                                                                   3,549          2,840
Trading account assets                                                                                         6,866          3,474
Securities available for sale (market value: 1993 -- $3,405; 1992 -- $2,831)                                   3,282          2,661
Securities held for investment (market value: 1993 -- $16,802; 1992 -- $12,937)                               16,415         12,593

Loans                                                                                                        126,379       $125,709
Less: Allowance for credit losses                                                                              3,508          3,921
- -----------------------------------------------------------------------------------------------------------------------------------
 Net loans                                                                                                   122,871        121,788

Premises and equipment, net                                                                                    3,631          3,310
Customers' acceptance liability                                                                                  851          1,443
Accrued interest receivable                                                                                      982            992
Real estate acquired in satisfaction of debt                                                                     517            652
Assets pending disposition                                                                                     1,345          4,240
Goodwill, net                                                                                                  3,973          3,929
Identifiable intangibles, net                                                                                  2,191          1,640
Other assets                                                                                                   4,940          5,300
- -----------------------------------------------------------------------------------------------------------------------------------
 Total Assets                                                                                               $186,933       $180,646
===================================================================================================================================

Liabilities and Stockholders' Equity
Deposits in domestic offices:
 Interest-bearing                                                                                           $ 89,134       $ 91,571
 Noninterest-bearing                                                                                          31,578         32,139
Deposits in foreign offices:
 Interest-bearing                                                                                             19,608         12,443
 Noninterest-bearing                                                                                           1,298          1,730
- -----------------------------------------------------------------------------------------------------------------------------------
 Total deposits                                                                                              141,618        137,883
Federal funds purchased                                                                                          220            417
Securities sold under repurchase agreements                                                                    4,229            926
Other short-term borrowings                                                                                    3,523          2,092
Acceptances outstanding                                                                                          851          1,443
Accrued interest payable                                                                                         505            498
Other liabilities                                                                                              4,728          5,504
Long-term debt                                                                                                13,508         14,326
Subordinated capital notes                                                                                       607          2,069
- -----------------------------------------------------------------------------------------------------------------------------------
 Total liabilities                                                                                           169,789        165,158

Stockholders' Equity
Preferred stock                                                                                                2,979          2,979
Common stock, par value $1.5625 (authorized: 1993 and 1992 -- 700,000,000 shares;
 issued: 1993 --  358,498,930 shares; 1992 -- 349,054,862 shares)                                                560            545
Additional paid-in capital                                                                                     7,118          6,690
Retained earnings                                                                                              6,502          5,283
Common stock in treasury, at cost (1993 -- 586,760 shares; 1992 -- 451,886 shares)                               (15)            (9)
- -----------------------------------------------------------------------------------------------------------------------------------
 Total stockholders' equity                                                                                   17,144         15,488
- -----------------------------------------------------------------------------------------------------------------------------------
   Total Liabilities and Stockholders' Equity                                                               $186,933       $180,646
===================================================================================================================================

See notes to consolidated financial statements.

CONSOLIDATED STATEMENT OF CASH FLOWS                                                       BANKAMERICA CORPORATION AND SUBSIDIARIES
- -----------------------------------------------------------------------------------------------------------------------------------
                                                                                                     Year Ended December 31
                                                                                              -------------------------------------
(in millions)                                                                                    1993           1992           1991
- -----------------------------------------------------------------------------------------------------------------------------------
Cash Flows from Operating Activities
Net income                                                                                    $ 1,954       $  1,492        $ 1,124
Adjustments to net income to arrive at net cash provided by  operating activities:
 Provision for credit losses                                                                      803          1,009            805
 Net gain on sales of assets and subsidiaries and operations                                     (106)          (272)          (138)
 Net amortization of loan fees and discounts                                                     (132)          (210)          (296)
 Depreciation and amortization of premises and equipment                                          461            395            302
 Amortization of intangibles                                                                      421            248             48
 Provision for deferred income taxes                                                              964             44            513
 Change in accrued Merger-related restructuring expense                                          (155)           208             --
 Change in assets and liabilities net of effects from acquisitions, consolidations, divestitures, and pending dispositions:
    Decrease in accrued interest receivable                                                        45            417             77
    Decrease in accrued interest payable                                                          (18)          (236)          (177)
    (Increase) decrease in trading account assets                                              (3,888)           337         (1,966)
    Net activity in securities available for sale                                               3,850            273             --
    Increase (decrease) in current income taxes payable                                           436            515            (19)
 Deferred fees received from lending activities                                                   176            282            119
 Other, net                                                                                      (539)          (175)          (150)
- -----------------------------------------------------------------------------------------------------------------------------------
    Net cash provided by operating activities                                                   4,272          4,327            242

Cash Flows from Investing Activities
Activity in securities held for investment:
 Sales proceeds                                                                                    --            453            950
 Maturities                                                                                     5,296          4,816          1,202
 Purchases                                                                                     (7,052)        (8,389)        (2,427)
Proceeds from sales of loans                                                                    2,327          4,665          4,201
Purchases of loans                                                                               (705)          (625)        (2,248)
Proceeds from sales of premises and equipment                                                      54             62             16
Purchases of premises and equipment                                                              (791)          (746)          (363)
Proceeds from sales of real estate acquired in satisfaction of debt                               552            308             85
Net cash provided (used) by:
 Loan originations and principal collections                                                   (1,839)         5,431         (3,742)
 Interest-bearing deposits in banks                                                              (806)         1,063            240
 Federal funds sold                                                                              (562)         4,122           (700)
 Securities purchased under resale agreements                                                    (723)           291            524
Cash used by acquisitions                                                                         (25)          (256)           (73)
Cash provided by acquisitions                                                                     131          5,631          3,668
Proceeds from sales of subsidiaries and operations                                                 --            174             67
Proceeds from sales of assets pending disposition                                               1,750          1,076             --
Increase (decrease) in cash due to deconsolidations and divestitures                               20         (2,017)            --
Other, net                                                                                        209            216            (50)
- -----------------------------------------------------------------------------------------------------------------------------------
   Net cash provided (used) by investing activities                                            (2,164)        16,275          1,350

Cash Flows from Financing Activities
Proceeds from issuance of long-term debt                                                        3,150          5,285            967
Principal payments and retirements of long-term debt and subordinated capital notes            (5,387)        (2,388)          (586)
Proceeds from issuance of common stock                                                            268            156            112
Proceeds from issuance of preferred stock                                                          --          1,311            693
Common stock dividends                                                                           (497)          (409)          (260)
Preferred stock dividends                                                                        (241)          (169)           (61)
Net cash provided (used) by:
 Deposits                                                                                      (4,588)        (8,212)        (3,593)
 Federal funds purchased                                                                         (197)          (328)           (17)
 Securities sold under repurchase agreements                                                    3,303         (1,451)           476
 Other short-term borrowings                                                                    1,435         (4,633)           329
Cash used by divestitures of deposits                                                              --         (4,750)            --
Cash used by disposition of liabilities of deconsolidated subsidiaries and operations            (197)          (776)            --
Other, net                                                                                       (509)           316           (140)
- -----------------------------------------------------------------------------------------------------------------------------------
   Net cash used by financing activities                                                       (3,460)       (16,048)        (2,080)
Effect of exchange rate changes on cash and due from banks                                        (14)           (32)           (31)
- -----------------------------------------------------------------------------------------------------------------------------------
    Net increase (decrease) in cash and due from banks                                         (1,366)         4,522           (519)
Cash and due from banks at beginning of year                                                   11,848          7,326          7,845
- -----------------------------------------------------------------------------------------------------------------------------------
    Cash and Due from Banks at End of Year                                                    $10,482       $ 11,848        $ 7,326
===================================================================================================================================

See notes to consolidated financial statements.

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY                                  BANKAMERICA CORPORATION AND SUBSIDIARIES
- -----------------------------------------------------------------------------------------------------------------------------------
                                                                                                      Year Ended December 31
                                                                                             --------------------------------------
(in millions)                                                                                   1993            1992           1991
- -----------------------------------------------------------------------------------------------------------------------------------
Preferred Stock
Balance, beginning of year                                                                   $ 2,979         $ 1,326         $  613
Preferred stock issued                                                                            --           1,653            713
- -----------------------------------------------------------------------------------------------------------------------------------
 Balance, end of year                                                                          2,979           2,979          1,326

Common Stock
Balance, beginning of year                                                                       545             342            334
Common stock issued                                                                               15             203              8
- -----------------------------------------------------------------------------------------------------------------------------------
 Balance, end of year                                                                            560             545            342

Additional Paid-In Capital
Balance, beginning of year                                                                     6,690           2,024          1,931
Common stock issued                                                                              428           4,682            113
Preferred stock issued                                                                            --             (16)           (20)
- -----------------------------------------------------------------------------------------------------------------------------------
 Balance, end of year                                                                          7,118           6,690          2,024

Retained Earnings
Balance, beginning of year                                                                     5,283           4,380          3,575
Net income                                                                                     1,954           1,492          1,124
Common stock dividends                                                                          (497)           (409)          (260)
Preferred stock dividends                                                                       (241)           (169)           (61)
Foreign currency translation adjustments, net of related income taxes                              3             (11)             2
- -----------------------------------------------------------------------------------------------------------------------------------
 Balance, end of year                                                                          6,502           5,283          4,380

Net Unrealized Loss on Marketable Equity Securities
Balance, beginning of year                                                                        --              (2)           (28)
Valuation adjustments, net of related income taxes                                                --               2             26
- -----------------------------------------------------------------------------------------------------------------------------------
 Balance, end of year                                                                             --              --             (2)

Common Stock in Treasury, at Cost
Balance, beginning of year                                                                        (9)             (7)            (6)
Treasury stock transactions                                                                       (6)             (2)            (1)
- -----------------------------------------------------------------------------------------------------------------------------------
 Balance, end of year                                                                            (15)             (9)            (7)
- -----------------------------------------------------------------------------------------------------------------------------------
    Total Stockholders' Equity                                                               $17,144         $15,488         $8,063
===================================================================================================================================

See notes to consolidated financial statements.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SIGNIFICANT ACCOUNTING POLICIES

The consolidated financial statements of BankAmerica Corporation and subsidiaries (the corporation) are prepared in conformity with generally accepted accounting principles and prevailing practices of the banking industry. The statements also reflect specialized industry accounting practices of certain nonbanking subsidiaries that may differ from those used by banking subsidiaries. The following is a summary of the significant accounting and reporting policies used in preparing the consolidated financial statements.

FINANCIAL STATEMENT PRESENTATION

The consolidated financial statements of the corporation include the accounts of BankAmerica Corporation (the parent) and companies in which more than 50 percent of the voting stock is owned directly or indirectly by the parent, including Bank of America NT&SA (the bank), Seafirst Corporation (Seafirst), and other banking and nonbanking subsidiaries. The revenues, expenses, assets, and liabilities of the subsidiaries are included in the respective line items in the consolidated financial statements after elimination of intercompany accounts and transactions.

     The consolidated statement of cash flows explains the change in cash and due from banks as disclosed in the consolidated balance sheet. The cash flows from hedging transactions are classified in the same category as the cash flows from the items being hedged.

     The corporation's 1993 and 1992 results of operations reflect the effects of the merger (the Merger) with Security Pacific Corporation (SPC) from April 22, 1992 forward. Accordingly, the corporation's results of operations for 1993 are not comparable to the corresponding information for 1992, nor is the information for either 1993 or 1992 comparable to the corresponding information for any of the preceding years. Furthermore, information pertaining to the corporation's financial position at December 31, 1993 and 1992 is not comparable to the corresponding information for any preceding year end.

     Certain amounts in prior periods have been reclassified to conform to the current presentation, including the fourth quarter 1993 reclassification of in-substance repossessions (ISR) that were reclassified to the loan portfolio as a result of regulatory clarification of the definition of an ISR. The fair value adjustments net of recoveries received in final settlement, which were related to the reclassified ISRs and were previously recorded in other expense in the consolidated statement of operations, have been included in credit losses and recoveries, with corresponding adjustments to the provision for credit losses. Corresponding amounts in prior periods have been similarly reclassified.

TRADING ACCOUNT ASSETS

Trading account assets, which are generally held for the short term in anticipation of market gains and for resale, are carried at market value. Realized and unrealized gains and losses on trading account assets are included in trading income. Trading account assets also include amounts representing the net unrealized gains or losses on certain off-balance-sheet instruments carried at fair value.

SECURITIES AVAILABLE FOR SALE AND SECURITIES HELD FOR INVESTMENT

The corporation modified its accounting policies beginning in the third quarter of 1992 to classify a portion of its securities portfolio as being available for sale.

     The corporation's securities portfolios include U.S. Treasury, U.S. federal agency, state, county, municipal, and foreign government securities, and other securities, which primarily consist of corporate debt securities. Securities are classified as available for sale when the corporation intends to hold the securities for an indefinite period of time but not necessarily to maturity. Any decision to sell a security classified as available for sale would be based on various factors, including significant movements in interest rates, changes in the maturity mix of the corporation's assets and liabilities, liquidity demands, regulatory capital considerations, and other similar factors. Securities available for sale are carried at the lower of cost or market value. Cost is generally adjusted for amortization of premiums and accretion of discounts to maturity or, in the case of mortgage-backed securities, over the estimated life of the security. Realized gains and losses and unrealized net valuation adjustments on securities available for sale are included in net securities gains. The cost of securities sold is based on the specific identification method.

     Securities are classified as held for investment when the corporation has the ability to hold the securities to maturity and the intent to hold them on a long-term basis. Securities held for investment are carried at cost, adjusted for amortization of premiums and accretion of discounts to maturity or, in the case of mortgage-backed securities, over the estimated life of the security. Realized gains and losses on sales of securities held for investment, while infrequent, are included in net securities gains. The cost of securities sold is based on the specific identification method.

     In 1993, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities." SFAS No. 115 requires that debt securities that the corporation intends and has the ability to hold to maturity be classified as held-to-maturity and reported at amortized cost. Debt and equity securities that are bought and held principally for the purpose of selling them in the near term will continue to be classified as trading securities and reported at their fair value with unrealized gains and losses included in earnings. Other debt and equity securities for which the corporation does not have the positive intent or ability to hold to maturity and are not considered to be part of trading are required to be classified as available for sale and reported at their fair values, with unrealized gains and losses reported on a net-of-tax basis as a separate component of stockholders' equity. SFAS No. 115 is effective for fiscal years beginning after December 15, 1993, and will be adopted by the corporation effective January 1, 1994. The corporation does not expect that, at adoption, SFAS No. 115 will have a material effect on its financial position or results of operations. Refer to Note 7 of the Notes to Consolidated Financial Statements on pages 56-57 for information on the repositioning of the securities portfolio relating to the adoption of SFAS No. 115.

LOANS

Loans are generally carried at the principal amount outstanding net of unearned discounts. Interest income on discounted loans is generally recognized based on methods that approximate the interest method.

     Certain loans that are not originated or acquired with the intent to sell may be sold prior to maturity due to various economic factors, including significant movements in interest rates, changes in the maturity mix of the corporation's assets and liabilities, or liquidity demands. These loans are recorded at the lower of cost or fair value when they are identified as being held for sale. The fair value of loans being held for sale represents the cash price anticipated to be received in a current sale.

     Loans include outstandings secured by various types of real estate, which were previously classified as ISRs, that meet certain criteria, including the following: the determination that proceeds for repayment can be expected to come only from the operation or sale of the collateral, the borrower has little or no equity in the underlying collateral, and, either the borrower is not expected to be able to rebuild equity or otherwise repay the loan in the foreseeable future or has abandoned control over the collateral. These loans are carried at the lower of fair value, net of estimated selling and disposal costs, or cost. Fair value adjustments are treated as credit losses. Estimated selling and disposal costs are included in other expense. Prior to 1993, estimated selling and disposal costs were treated as credit losses. These loans are reclassified to real estate acquired in satisfaction of debt upon foreclosure or where the corporation has obtained physical possession of the related collateral.

     Loans are generally placed on nonaccrual status when they are past due 90 days as to either principal or interest, or earlier when payment in full of principal or interest is not expected, except for residential real estate loans and certain consumer loans that are collateralized by junior mortgages on residential real estate, for which the period is 180 days. Senior management may grant a waiver from nonaccrual status if a past due loan is well secured and in the process of collection. A nonaccrual loan may be restored to an accrual basis when all principal and interest amounts contractually due, including arrearages, are reasonably assured of repayment within a reasonable period, and there is a sustained period of repayment performance by the borrower in accordance with the contractual terms of the loan.

     When a loan is placed on nonaccrual status, interest accrued but not received is reversed against interest income. If management determines that ultimate collectibility of principal is in doubt, cash receipts on nonaccrual loans are applied to reduce the book balance.

     The corporation provides equipment financing to its customers through a variety of lease arrangements. Direct financing leases are carried at the aggregate of lease payments receivable plus estimated residual value less unearned income. Unearned income on direct financing leases is amortized over the lease terms by methods producing level rates of return on net lease assets. Leveraged leases, which are a form of financing lease, are carried net of nonrecourse debt. Unearned income on leveraged leases is amortized over the lease terms by methods producing level rates of return on the net investments in the leases.

     In 1993, the FASB issued SFAS No. 114, "Accounting by Creditors for Impairment of a Loan." SFAS No. 114 requires that the carrying value of certain loans be measured based on the present value of their expected future cash flows, or as a practical expedient, the loans' observable market price, or at the fair value of the collateral if the loan is collateral dependent. When foreclosure is probable, the carrying value of the loan must be measured at the fair value of the collateral. SFAS No. 114 is effective for fiscal years beginning after December 15, 1994 and is expected to be adopted by the corporation beginning in 1995. The corporation does not expect that, at adoption, SFAS No. 114 will have a material effect on its financial position or results of operations.

ALLOWANCE FOR CREDIT LOSSES

The allowance for credit losses is a reserve for estimated credit losses and other credit-related charges. Credit losses arise primarily from the loan portfolio, but may also be derived from other credit-related sources, including commitments to extend credit, guarantees, and standby letters of credit.

     Actual credit losses and other charges, net of recoveries, are deducted from the allowance for credit losses. Other charges to the allowance include amounts related to loans and loans of subsidiaries and operations that have been transferred to assets pending disposition, as well as the difference between the carrying value of restructuring country assets sold or swapped and the fair value of assets received. A provision for credit losses, which is a charge against earnings, is added to the allowance based on a quarterly assessment of certain factors, including, but not necessarily limited to, estimated losses from loan and other credit arrangements; general economic conditions; deterioration in credit concentrations or pledged collateral; historical loss experience; international lending risk; and trends in portfolio volume, maturity, composition, delinquencies, and nonaccruals. While management has attributed reserves to various portfolio segments, the allowance is general in nature and is available for the credit portfolio in its entirety.

PREMISES AND EQUIPMENT

Premises, equipment, and leasehold improvements are carried at cost, less accumulated depreciation and amortization computed on a straight-line basis over the estimated useful lives of the assets or the terms of the leases. Net gains and losses on disposal or retirement of premises and equipment are included in net gain on sales of assets.

REAL ESTATE ACQUIRED IN SATISFACTION OF DEBT

Real estate acquired in satisfaction of debt includes properties acquired through foreclosure or through full or partial satisfaction of loans, as well as properties that are nonperforming acquisition, development, and construction arrangements. Real estate acquired in satisfaction of debt also includes loans where the corporation has obtained physical possession of the related collateral.

     Real estate acquired in satisfaction of debt is carried at the lower of fair value, net of estimated selling and disposal costs, or cost. Fair value adjustments are made when real estate is acquired through foreclosure or through full or partial satisfaction of loans. These fair value adjustments are treated as credit losses. Estimated selling and disposal costs are charged to other expense at the time a loan is reclassified to real estate acquired in satisfaction of debt. Changes in estimated selling and disposal costs, routine holding costs, subsequent declines in fair values, and net gains or losses on disposal of properties classified as real estate acquired in satisfaction of debt are included in other expense as incurred.

ASSETS PENDING DISPOSITION

Assets pending disposition includes Merger-related assets pending disposition, which consists primarily of SPC assets, including loans, real estate acquired in satisfaction of debt, and other assets that were identified for accelerated disposition as they were not deemed essential to the operating goals of the corporation.

     These Merger-related assets pending disposition are recorded at the lower of cost or fair value. Cost is equivalent to the asset's net realizable value
(NRV) at the Merger date, which is equal to estimated sales proceeds, less estimated direct costs of sale, discounted where appropriate. The fair value of assets represents the cash price anticipated to be received in a current sale. In addition, estimated operating profits or losses for the first year following the consummation date of the Merger were considered in the estimated NRV calculation of former SPC subsidiaries and operations, real estate acquired in satisfaction of debt, and certain other assets. Prior to January 1, 1993, the estimated NRVs related to former SPC assets included the net tax effects resulting from purchase accounting. In connection with the corporation's adoption of SFAS No. 109, "Accounting for Income Taxes," in the first quarter of 1993, these net tax effects were reclassified to deferred income taxes.

     Merger-related assets pending disposition also includes certain pre-Merger BankAmerica Corporation and subsidiaries (BAC) loans that were reclassified in connection with the restructuring brought about as a result of the Merger. These BAC loans were recorded at the lower of cost or fair value.

     Also included in assets pending disposition are certain nonaccrual restructuring-country-related assets that have been identified for accelerated disposition and loans held for sale in the normal course of business. These assets are recorded at the lower of cost or fair value.

     Interest receipts on loans that are classified as assets pending disposition are primarily recognized as other noninterest income.

GOODWILL AND IDENTIFIABLE INTANGIBLES

Goodwill represents the excess of the purchase price over the estimated fair value of identifiable net assets associated with the corporation's merger and acquisition transactions. Goodwill recorded in connection with the Merger is being amortized on a straight-line basis over 25 years.

     Core deposit intangibles (CDI) represent the intangible value of depositor relationships resulting from deposit liabilities assumed and are amortized using an accelerated method based on the expected runoff of the related deposits. Other identifiable intangibles consist primarily of credit card intangibles
(CCI) and purchased mortgage servicing rights (PMSR). CCI represents the intangible value of credit card customer relationships resulting from customer balances acquired and PMSR represents the intangible value of purchased rights to service loans. Other identifiable intangibles are being amortized using accelerated methods over their estimated periods of benefit.

     Goodwill and identifiable intangibles are evaluated quarterly for other-than-temporary impairment. If the net book value of identifiable intangibles exceeds their respective undiscounted future net cash flows, identifiable intangibles are written down to their respective undiscounted future net cash flows. If circumstances suggest that the value of goodwill may be impaired and the writedown would be material, an assessment of recoverability is performed prior to any writedown of the asset.

INVESTMENTS IN MARKETABLE EQUITY SECURITIES, AFFILIATES, JOINT VENTURES, AND OTHER ENTITIES

Investments in marketable equity securities, affiliates, joint ventures, and other entities are recorded in other assets. Marketable equity securities are generally carried at the lower of cost or aggregate market value. Realized gains and losses, declines in value judged to be other than temporary, and dividends on these investments are recorded in other income. Unrealized losses from temporary declines in the value of these investments are reported as a separate component of stockholders' equity on a net-of-tax basis.

     Investments in affiliates, which are generally 20-to-50-percent-owned companies, and joint ventures are generally accounted for by the equity method. The corporation's share of net income or loss from these investments is recorded in other income. Gains or losses resulting from issuances of stock by an equity affiliate that change the corporation's percentage of ownership are recognized at the issue date and are recorded in other income. Investments in other entities (less-than-20-percent-owned companies) are generally carried at cost less writedowns for declines in value judged to be other than temporary. These valuation losses are recorded in other income when incurred. Dividends are recorded in other income when received.

     In 1993, the FASB issued SFAS No. 115, which requires investments in marketable equity securities that are not considered trading assets be classified as available for sale and reported at their fair values, with unrealized gains and losses reported on a net-of-tax basis as a separate component of stockholders' equity. SFAS No. 115 is effective for fiscal years beginning after December 15, 1993, and will be adopted by the corporation effective January 1, 1994. The corporation does not expect that, at adoption, SFAS No. 115 will have a material effect on its financial position or results of operations.

OFFSETTING OF AMOUNTS RELATED TO CERTAIN CONTRACTS

In 1992, the FASB issued FASB Interpretation No. 39, "Offsetting of Amounts Related to Certain Contracts," which will be adopted by the corporation effective January 1, 1994 in accordance with the requirements of the interpretation. FASB Interpretation No. 39 requires unrealized gains on forward, swap, and other conditional or exchange contracts to be recorded as assets and unrealized losses on these contracts to be recorded as liabilities, unless right of set-off criteria are met or contracts are executed under legally enforceable master netting agreements with counterparties. Through December 31, 1993, such unrealized gains and losses were recorded on the consolidated balance sheet on a net basis for most products. The corporation does not expect the adoption of this interpretation to have a significant effect on its future financial position.

DERIVATIVE AND FOREIGN EXCHANGE PRODUCTS

The corporation enters into interest rate and currency swap agreements in its trading activities and in the management of its interest rate exposure. Interest rate and currency swap agreements are carried at market value with the resulting unrealized gains and losses recognized in noninterest income as trading income. Net interest income or expense associated with interest rate and currency swaps entered into as part of the corporation's asset and liability management activities are accounted for on the accrual basis and recognized as an adjustment to interest income or interest expense.

     The corporation uses interest rate futures, forward, and option contracts in its trading account activities and in overall interest rate risk management, except for written options, which do not qualify as accounting hedges. Gains and losses on contracts used in trading activities are recognized currently using the mark-to-market method and are included in noninterest income as trading income. Gains and losses on contracts that qualify as hedges are generally deferred and amortized over the lives of the hedged assets or liabilities as adjustments to interest income or interest expense.

     The corporation also enters into foreign exchange contracts, which generally represent currency purchase and sale agreements or options. Foreign exchange trading positions, including spot, futures, forward, swap, and option positions are reported at fair value. Realized and unrealized gains and losses related to these positions are included in noninterest income as trading income. Gains and losses on foreign exchange contracts that qualify as accounting hedges are offset against the corresponding foreign exchange gains and losses of the hedged assets, liabilities, or firm commitments. The corporation does not designate anticipated transactions as the items being hedged with foreign exchange contracts. Premiums and discounts related to contracts designated as hedges are deferred and amortized over the life of the contract as adjustments to interest income or interest expense.

FOREIGN CURRENCY TRANSLATION

Assets, liabilities, and operations of foreign branches and subsidiaries are recorded based on the functional currency of each entity. For the majority of the foreign operations, the functional currency is the local currency, in which case the assets, liabilities, and operations are translated, for consolidation purposes, at current exchange rates from the local currency to the reporting currency, the U.S. dollar. The resulting gains or losses are reported as a component of retained earnings within stockholders' equity on a net-of-tax basis. In certain other instances, the functional currency of a foreign entity is the U.S. dollar. In these instances, the resulting gains and losses are included in trading income, except for units in hyperinflationary economies, which are included in other income. The financial statements of foreign entities in highly inflationary economies are also measured as if the functional currency were the U.S. dollar.

PROVISION FOR INCOME TAXES

A consolidated U.S. federal income tax return is filed by the parent, which includes earnings of all domestic and Canadian subsidiaries and their foreign branches, as well as certain earnings of other foreign subsidiaries and affiliates. State, local, and foreign income tax returns are filed according to the taxable activity of each unit. Consolidated or combined returns are also filed as required by certain states, including California.

     Generally, the consolidated and combined tax liabilities are settled between companies as if each company had filed a separate return. Payments are made by those companies with net tax liabilities on a separate return basis. Companies with losses or excess tax credits on a separate return basis receive payment for these benefits when they would be utilized in their separate returns or in the consolidated or combined returns.

     The corporation prospectively adopted SFAS No. 109 on January 1, 1993. SFAS No. 109 mandates the use of the liability method of accounting for income taxes. Under the liability method, deferred tax assets and liabilities are recognized for the expected future tax consequences of existing differences between financial reporting and tax reporting bases of assets and liabilities, as well as for operating losses and tax credit carryforwards, using enacted tax laws and rates. Deferred tax expense represents the net change in the deferred tax asset or liability balance during the year. This amount, together with income taxes currently payable or refundable for the current year, represent the total income tax expense for the year. Prior to the adoption of SFAS No. 109, income tax expense was determined using the deferred method. Deferred tax expense was based on items of income and expense that were reported in different years in the financial statements and tax returns and were measured at the tax rate in effect in the year the difference originated.

2. ACQUISITION OF CONTINENTAL BANK CORPORATION

Pursuant to an Agreement and Plan of Merger (the Agreement) dated as of January 27, 1994, Continental Bank Corporation (Continental) will be merged with and into the parent (the Continental Acquisition.) The purchase price includes an estimated 21.25 million shares of the parent's common stock and $939 million in cash, subject to adjustment and termination in certain circumstances, including movements in the parent's average stock price beyond certain levels. Based on the parent's closing stock price on January 27, 1994, the total value of the common stock and cash to be issued would be approximately $1.9 billion. Holders of Continental common stock may elect to receive either cash or the parent's common stock, subject to certain limitations. The parent has announced that prior to the completion of the transaction, it intends to repurchase approximately $500 million of its common stock.

     In addition, each share of Continental's Adjustable Rate Preferred Stock, Series 1 and 2 that is outstanding immediately prior to the effective time of the Continental Acquisition (excluding shares held by holders of the Series 2 stock, if any, exercising appraisal rights), will be converted, respectively, into one share of Adjustable Preferred Stock, Series 1 and 2 of the parent, having substantially the same terms. The value of the parent's preferred stock to be issued in connection with the Continental Acquisition is approximately $400 million.

     The parent also entered into a stock option agreement dated as of January 27, 1994 with Continental whereby the parent was granted an option to purchase up to 10,169,000 shares of Continental common stock (approximately 19.9 percent of its outstanding shares) at a price of $37.50 per share. The option is exercisable in certain circumstances, including the purchase by a third party of more than 20 percent of Continental shares or Continental's agreement to an alternative transaction with a third party within eighteen months after the termination of the Agreement. Under such circumstances, Continental would be obligated to pay the parent the greater of $60 million or 3 percent of the transaction value.

     Continental is a Delaware corporation organized in 1968 and is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. Continental's principal subsidiary is Continental Bank N.A. Continental provides an extensive range of commercial banking services, primarily in the Midwest as well as throughout the United States and in various overseas markets. Through its subsidiaries, Continental provides business financing, specialized financial and operating services, and private banking services. Continental also engages in equity finance and investing, as both principal and arranger, and international trading.

CONTINENTAL CONDENSED CONSOLIDATED SUMMARY OF OPERATIONS
(UNAUDITED)
- ------------------------------------------------------------------------------
                                                        Year Ended December 31
                                                        ----------------------
(in millions)                                               1993          1992
- ------------------------------------------------------------------------------
Interest income                                           $1,121       $ 1,301
Interest expense                                             657           812
- ------------------------------------------------------------------------------
 Net interest income                                         464           489
Provision for credit losses                                  181           125
- ------------------------------------------------------------------------------
 Net interest income after
  provision for credit losses                                283           364
Noninterest income                                           640           475
Noninterest expense                                          683           597
- ------------------------------------------------------------------------------
 Income before income taxes                                  240           242
Income tax expense
 (benefit)                                                   (18)           20
- ------------------------------------------------------------------------------
 Income before cumulative
  effect of accounting
  change for income taxes                                    258           222
Cumulative effect of
 accounting change
 for income taxes                                             80            --
- ------------------------------------------------------------------------------
     Net Income                                           $  338       $   222
==============================================================================

Earnings per common and
 common equivalent share
 before cumulative effect
 of accounting change for
 income taxes                                             $ 4.12       $  3.44

Earnings per common and
 common equivalent share                                    5.59          3.44
==============================================================================


CONTINENTAL CONSOLIDATED BALANCE SHEET DATA  (UNAUDITED)
AT DECEMBER 31, 1993
- ------------------------------------------------------------------------------
(in millions)
- ------------------------------------------------------------------------------
Loans                                                                  $11,729
Allowance for credit losses                                                328
Total assets                                                            22,601
Deposits                                                                13,542
Total stockholders' equity                                               1,923
- ------------------------------------------------------------------------------

     The historical financial information of Continental presented above is for informational purposes only. This unaudited financial information was reported by Continental in its press release dated January 18, 1994.

     The Continental Acquisition will be recorded by the parent using the purchase method of accounting in accordance with Accounting Principles Board Opinion No. 16, "Business Combinations" (APB No. 16). Under this method of accounting, the purchase price will be allocated to assets acquired and liabilities assumed based on their estimated fair values at consummation of the Continental Acquisition. The completion of this transaction is conditioned upon approval by Continental's shareholders and certain other conditions, including regulatory approvals and the completion of a due diligence review of Continental by the parent. While the precise date of the Acquisition closing cannot be determined with certainty, the parties presently anticipate that (assuming the normal approval process is not impeded) the closing will take place in the third quarter of 1994.

3. SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

During the years ended December 31, 1993, 1992, and 1991, the corporation made interest payments on deposits and other interest-bearing liabilities of $4,185 million, $5,132 million, and $5,500 million, respectively, and net income tax payments of $156 million, $631 million, and $206 million, respectively.

     During the year ended December 31, 1993, the corporation securitized residential real estate loans of $132 million and reclassified them to securities available for sale. During the years ended December 31, 1992 and 1991, the corporation securitized residential real estate loans of $364 million and $722 million, respectively, and reclassified them to securities held for investment.

     Transfers of loans to real estate acquired in satisfaction of debt totaled $752 million, $558 million, and $156 million for the years ended December 31, 1993, 1992, and 1991, respectively. Loans made to facilitate the sale of real estate acquired in satisfaction of debt totaled $27 million, $67 million, and $19 million during the years ended December 31, 1993, 1992, and 1991, respectively.

     During the year ended December 31, 1993, $310 million of restructuring-country-related assets, primarily loans, were transferred to assets pending disposition. During the year ended December 31, 1992, assets that were primarily acquired in the Merger and identified for accelerated disposition at the Merger date with the following aggregate carrying values prior to reclassification were transferred to assets pending disposition: $5,745 million of loans and $132 million of real estate acquired in satisfaction of debt. In addition, deposits related to deconsolidated subsidiaries and operations of $2,121 million were netted against the related assets and were included in assets pending disposition. These amounts do not include balances that were recorded directly to assets pending disposition at the consummation of the Merger. Refer to Note 12 of the Notes to Consolidated Financial Statements on page 60 for further information on assets pending disposition.

     During the first quarter of 1993, management determined that certain subsidiaries that were held for disposition as of year-end 1992, including Bank of America (Asia) Limited, formerly Security Pacific Asia Bank, Ltd. (SPABL), a former subsidiary of SPC, would not be sold. Accordingly, assets and liabilities of these subsidiaries, including $329 million of securities available for sale, $1,950 million of loans, and $1,249 million of deposits, were consolidated in the corporation's financial statements effective January 1, 1993.

4. MERGER WITH SECURITY PACIFIC CORPORATION

On April 22, 1992, the Merger was consummated in accordance with the Agreement and Plan of Merger (Merger Agreement). Each outstanding share of SPC's common stock was converted into 0.88 of a share of the parent's common stock. In total, 113,118,334 shares of the parent's common stock, valued at $4.2 billion, were issued. In addition, each outstanding share of SPC's 11% Preferred Stock, Series I and 11% Preferred Stock, Series J, was converted upon consummation of the Merger into an equal number of shares of the parent's preferred stock having substantially the same terms. The parent also purchased for $22 million all shares of SPC restricted common stock issued under the SPC Stock-Based Incentive Award Plan.

     SPC was registered as a bank holding company under the Bank Holding Company Act of 1956, as amended, and provided banking and financial services throughout the United States and in selected overseas markets to consumers and business customers, including corporations, governments, and other institutions. SPC's principal subsidiary, Security Pacific National Bank, which provided an extensive range of commercial and consumer banking and trust services, primarily in California, was merged with and into the bank.

     The Merger was recorded during the second quarter of 1992 by the parent using the purchase method of accounting in accordance with APB No. 16. Also refer to Note 19 of the Notes to Consolidated Financial Statements on pages 64-65 for further information on the effect of SFAS No. 109 on purchase accounting. At December 31, 1993, goodwill (net of accumulated amortization) recorded in connection with the Merger, which represents the excess of the purchase price over the estimated fair value of identifiable net assets, amounted to $3.6 billion. CDI and other identifiable intangibles, which are related to the Merger and are net of accumulated amortization, totaled $1.4 billion at December 31, 1993, including the effects of the adoption of SFAS
No. 109.

     The regulatory approvals of the Merger necessitated divestitures of certain assets and liabilities of BAC and SPC. During 1992, branches in California, Washington, Oregon, and Nevada with total deposits of $4.7 billion were divested. In connection with these divestitures, loans of approximately $1.8 billion were sold. In addition, on April 21, 1993, the corporation divested certain assets and liabilities in Arizona, including aggregate deposits of $1.6 billion. The estimated NRV of these assets and liabilities was included in a deconsolidated subsidiary within assets pending disposition at December 31, 1992.

     Restructuring expense totaling $449 million was recorded during 1992 to reflect management's estimate of the costs to restructure the operations and human resources of BAC associated with the Merger. Such costs include separation and benefits costs related to BAC employees, employment assistance costs for separated BAC employees, costs related to the closure of certain BAC branches and other facilities, vacant space costs, systems conversions costs, and other restructuring expenses of BAC.

     The results of operations and financial position of the former SPC and its subsidiaries have been included in the corporation's consolidated financial statements since the consummation of the Merger.

UNAUDITED PRO FORMA COMBINED SUMMARY OF OPERATIONS

The following table presents a pro forma combined summary of operations of the corporation and SPC and its subsidiaries for the years ended December 31, 1992 and 1991. The Unaudited Pro Forma Combined Summary of Operations is presented as if the Merger had been effective on January 1, 1991.

     The Unaudited Pro Forma Combined Summary of Operations data is intended for informational purposes only and is not necessarily indicative of the future results of operations of the corporation, or of the results of operations that would have actually occurred had the Merger been in effect for the full periods presented.

UNAUDITED PRO FORMA COMBINED SUMMARY OF OPERATIONS
- -----------------------------------------------------------------------------
                                                       Year Ended December 31
                                                       ----------------------
(dollar amounts in millions, except per share data)      1992          1991
- -----------------------------------------------------------------------------
Summary of Operations/a/b/c/
Interest income                                         $12,860       $15,575
Interest expense                                          5,529         8,679
- -----------------------------------------------------------------------------
 Net interest income                                      7,331         6,896
Provision for credit losses                               2,305         3,173
- -----------------------------------------------------------------------------
 Net interest income after provision
 for credit losses                                        5,026         3,723
Noninterest income                                        4,082         4,456
Noninterest expense                                       7,558/d/      7,277
- -----------------------------------------------------------------------------
 Income before income taxes                               1,550           902
Provision for income taxes                                1,062           515
- -----------------------------------------------------------------------------
 Net Income                                             $   488       $   387
=============================================================================

Earnings per common and common equivalent share         $  0.88/e/    $  0.87/e/
Earnings per common share -- assuming full dilution     $  0.88/e/    $  0.87/e/
- -----------------------------------------------------------------------------

/a/ This information combines the historical results of operations of the corporation and SPC after giving effect to amortization of purchase accounting adjustments (see note b) and the elimination of the estimated revenues and expenses of subsidiaries and operations sold or pending disposition (see note c). In addition, certain amounts in SPC's historical results of operations were reclassified to conform to the corporation's financial statement presentation.

    For the year ended December 31, 1992, the unaudited pro forma combined summary of operations was based on the corporation's historical results of operations for the year ended December 31, 1992 and SPC's historical results of operations for the period January 1, 1992 through April 21, 1992. The corporation's results of operations for the year ended December 31, 1992 included amounts resulting from combined operations from the consummation of the Merger on April 22, 1992 forward. Accordingly, the corporation's earnings for the period April 22, 1992 through December 31, 1992 included revenues and expenses related to former SPC operations, as well as the amortization of purchase accounting adjustments, such as fair value adjustments, goodwill, and identifiable intangibles.

/b/ The combined historical results of operations of the corporation and SPC were adjusted to reflect the amortization of the final estimated fair value adjustments and other purchase accounting adjustments recorded in connection with the Merger, including those related to securities available for sale, securities held for investment, loans, premises and equipment, goodwill, identifiable intangibles, deposits, other short-term borrowings, long-term debt, and subordinated capital notes. Amortization was calculated based on the final methods and estimated periods of benefit determined appropriate by management. The corporation's historical results of operations for the year ended December 31, 1992 included amortization of purchase accounting adjustments from the consummation of the Merger forward. Accordingly, for the purposes of this Unaudited Pro Forma Combined Summary of Operations, historical results for 1992 were adjusted to bring the actual amortization of purchase accounting adjustments to the amounts that would have been recorded if the Merger had been consummated on January 1, 1991. The historical income statement information for the year ended December 31, 1991 was adjusted to include amortization for the full period.

/c/ The historical income statement information for both periods presented was adjusted to eliminate the estimated income statement impact of subsidiaries and operations sold or pending disposition. The pro forma income statement impact of these planned dispositions represents, in most cases, the actual pre-Merger results of operations of the related subsidiaries and operations, and, in the remaining cases, a calculation based on actual results of operations of the related subsidiaries and operations.

/d/ Restructuring expense, as described on page 54, of $449 million has been eliminated from the combined historical results of operations for the year ended December 31, 1992, as these expenses do not represent ongoing expenses of the corporation.

/e/ Primary and fully diluted pro forma combined earnings per common share for the years ended December 31, 1992 and 1991 were calculated based on pro forma combined net income, less the sum of actual preferred dividends paid by the corporation and SPC during each of the years. For the year ended December 31, 1992, actual average common and common equivalent shares outstanding and average common shares outstanding assuming full dilution for the fourth quarter of 1992 were used to approximate the average common and common equivalent shares outstanding and the average common shares outstanding assuming full dilution for the full year 1992 as if the Merger had taken place on January 1, 1991. However, due to the antidilutive effect of the parent's 6 1/2% Cumulative Convertible Preferred Stock, Series G (Convertible Preferred Stock) on 1992 fully diluted pro forma combined earnings per common share, the average common shares outstanding assuming full dilution for the fourth quarter of 1992 were adjusted to eliminate 5,482,456 hypothetical shares related to the Convertible Preferred Stock. The share amounts used to calculate primary and fully diluted pro forma combined earnings per common share for 1991 were determined as follows:

(in thousands)                                    Primary     Fully Diluted
- ---------------------------------------------------------------------------
Actual average number of common
 and common equivalent shares
 outstanding for BAC for 1991                     220,749           224,318
Common shares issued in connection
  with the Merger                                 113,118           113,118
SPC common stock equivalents for 1991                 175               175
Less: Antidilutive effect
  of Convertible Preferred Stock                       --            (3,223)
- ---------------------------------------------------------------------------
                                                  334,042           334,388
===========================================================================

5. COMPLETED ACQUISITIONS

On February 1, 1993, the parent, through its subsidiary, Bank of America Texas, N.A. (Bank of America Texas), acquired certain branches and assets and assumed certain liabilities of First Gibraltar Bank, FSB, (First Gibraltar) of Irving, Texas. The total purchase price consisted of 2,400,000 shares of the parent's common stock, valued at $125 million, and $25 million in cash.

     The fair values of assets acquired in this transaction included $0.7 billion of consumer loans, $0.2 billion of domestic commercial loans, and $5.9 billion of U.S. government securities and other liquid assets. Bank of America Texas also assumed deposits with a fair value of $7.1 billion. In addition, the parent and the sellers have agreed to indemnify each other from losses resulting from certain events subsequent to the closing date.

     On March 13, 1992, the parent completed the acquisition of Valley Capital Corporation (Valley) and its subsidiaries, including Valley Bank of Nevada, headquartered in Nevada, and Caliber Bank, headquartered in Arizona. During 1992, Valley Bank of Nevada was renamed Bank of America Nevada. All of the outstanding shares of Valley's common stock were exchanged for 9,995,150 shares of common stock of the parent valued at $436 million. The acquisition was recorded under the purchase method of accounting in accordance with APB No. 16. Subsequent to its acquisition date, the results of operations and financial position of the former Valley and its subsidiaries excluding a former subsidiary held for disposition have been included in the corporation's consolidated financial statements.

     On April 10, 1992, the parent, through its subsidiary, Bank of America Texas, completed a cash acquisition transaction with the Resolution Trust Corporation (RTC). Through this transaction, Bank of America Texas acquired certain assets and assumed certain liabilities of a federal savings bank, headquartered in Irving, Texas, for a cash premium of $103 million. The assets acquired of $3.4 billion primarily consisted of cash. The liabilities assumed of $3.4 billion primarily consisted of customer deposits. Under the terms of this transaction, the RTC agreed to indemnify Bank of America Texas from losses resulting from certain events that occurred prior to the acquisition date and from certain liabilities not assumed. As part of this transaction, Bank of America Texas received rights (purchase options) to acquire certain assets from the RTC at terms set forth in the purchase agreement. These purchase options primarily related to premises and equipment and had all been exercised or had expired by December 31, 1992.

     On July 31, 1992, the parent completed the acquisition of H.F. Holdings, Inc. (HFH) and its subsidiary, HonFed Bank (HonFed), a federal savings bank with thirty branches located in Hawaii. Under the terms of the agreement, as amended, the parent purchased all of the outstanding common and preferred shares of HFH and all of the outstanding preferred shares of HonFed for cash. The purchase price of $150 million included $50 million related to the purchase of HFH's and HonFed's preferred stock and $4 million of direct acquisition costs. Honfed was subsequently merged into Bank of America, FSB. The results of operations and financial position of the former HFH and its subsidiaries subsequent to its acquisition date have been included in the corporation's consolidated financial statements.

6. RESTRICTIONS ON CASH AND DUE FROM BANKS

The corporation's banking subsidiaries are required to maintain reserves with the Federal Reserve Bank. Reserve requirements are based on a percentage of deposit liabilities. The average reserves required for 1993 and 1992 were $3,950 million and $3,209 million, respectively.

7. SECURITIES AVAILABLE FOR SALE AND SECURITIES HELD FOR INVESTMENT

The following is a summary of securities available for sale and securities held for investment:

- -------------------------------------------------------------------------------
                                        Securities Available for Sale
                               ------------------------------------------------
                                                Gross        Gross
                                    Book   Unrealized   Unrealized       Market
(in millions)                      Value        Gains       Losses        Value
- -------------------------------------------------------------------------------
December 31, 1993
U.S. Treasury securities         $   748         $ 69          $--      $   817
U.S. federal agency
 securities/a/                     1,744           48            1        1,791
Foreign governments/b/               353            6           --          359
Other securities/b/                  437            2            1          438
- -------------------------------------------------------------------------------
                                 $ 3,282         $125          $ 2      $ 3,405
===============================================================================
December 31, 1992
U.S. Treasury securities         $   735         $ 62          $--      $   797
U.S. federal agency
 securities/a/                     1,242          108           --        1,350
Foreign governments/b/               503            2            4          501
Other securities/b/                  181            4            2          183
- -------------------------------------------------------------------------------
                                 $ 2,661         $176          $ 6      $ 2,831
===============================================================================
                                        Securities Held for Investment
                               ------------------------------------------------
                                                Gross        Gross
                                    Book   Unrealized   Unrealized       Market
(in millions)                      Value        Gains       Losses        Value
- -------------------------------------------------------------------------------
December 31, 1993
U.S. Treasury securities         $ 3,449         $ 63          $18      $ 3,494
U.S. federal agency
securities/a/                     11,317          305            8       11,614
State, county, and
 municipal securities                516           27            4          539
Foreign governments/b/               554            5           --          559
Other securities/b/                  579           18            1          596
- -------------------------------------------------------------------------------
                                 $16,415         $418          $31      $16,802
===============================================================================
December 31, 1992
U.S. Treasury securities         $ 2,774         $ 67          $--      $ 2,841
U.S. federal agency
 securities/a/                     8,283          269           25        8,527
State, county, and
 municipal securities                598           19           13          604
Foreign governments/b/                51            2           --           53
Other securities/b/                  887           26            1          912
- -------------------------------------------------------------------------------
                                 $12,593         $383          $39      $12,937
===============================================================================

/a/ Represents mortgage-backed securities of U.S. federal agencies.

/b/ Securities for which no market values were available are stated at equity, cost, or appraised value as deemed appropriate by management.

     Refer to Note 1 of the Notes to Consolidated Financial Statements on pages 48-52 for further information on the modification of the corporation's accounting policy effective July 1, 1992 to classify a portion of its securities as being available for sale.

     During the year ended December 31, 1993, the corporation sold securities available for sale for aggregate proceeds of $2,018 million, resulting in gross realized gains of $61 million and no gross realized losses. There were no sales of securities held for investment during the year ended December 31, 1993.

     During the six months ended December 31, 1992, the corporation sold securities available for sale for aggregate proceeds of $410 million, resulting in gross realized gains of $2 million and no gross realized losses. During the six months ended June 30, 1992, the corporation sold securities held for investment for aggregate proceeds of $431 million, resulting in gross realized gains of $9 million and no gross realized losses. During the fourth quarter of 1992, the corporation sold securities held for investment totaling $22 million, resulting in no gross realized gains or losses. These securities held for investment were acquired in connection with the third quarter 1992 HFH acquisition. The analysis of these securities for purposes of determining if they would be held for investment or sold prior to maturity was finalized during the fourth quarter of 1992. Upon completion of this analysis, it was determined that these securities did not meet the corporation's criteria for holding them as securities held for investment. Refer to Note 5 of Notes to Consolidated Financial Statements on pages 55-56 for further information on the HFH acquisition. Other than the sale of securities held for investment related to the HFH acquisition, there were no sales of securities held for investment subsequent to the modification of the corporation's accounting policy, effective July 1, 1992, to classify a portion of its securities portfolio as being available for sale.

     During 1991, the corporation sold securities held for investment for aggregate proceeds of $950 million, resulting in gross realized gains of $38 million and no gross realized losses.

     The following is a summary of the contractual maturities of securities available for sale at December 31, 1993:

- ------------------------------------------------------------------------
                                                       Book       Market
(in millions)                                         Value        Value
- ------------------------------------------------------------------------
Due in one year or less                               $  634      $  636
Due after one year through five years                    701         754
Due after five years through ten years                   180         199
Due after ten years                                    1,767       1,816
- ------------------------------------------------------------------------
                                                      $3,282      $3,405
========================================================================

     The following is a summary of the contractual maturities of securities held for investment at December 31, 1993:

- -------------------------------------------------------------------------
                                                         Book     Market
(in millions)                                           Value      Value
- -------------------------------------------------------------------------
Due in one year or less                               $ 2,347     $ 2,368
Due after one year through five years                   1,588       1,647
Due after five years through ten years                    789         815
Due after ten years                                    11,691      11,972
- -------------------------------------------------------------------------
                                                      $16,415     $16,802
=========================================================================

     Issuers may have the right to call or prepay obligations with or without call or prepayment penalties. This right may cause actual maturities to differ from the contractual maturities summarized above.

     During 1987, the parent sold its subsidiary, The Charles Schwab Corporation, to CL Acquisition Corporation (CL). This transaction included the right for the parent to receive 15 percent of the appreciation in the fair value of the common equity of CL in one-third increments beginning in 1987. The final one-third of the right, which became exercisable in September 1989, was exercised during May 1991, resulting in a gain of $11 million. This gain was included in net securities gains for the year ended December 31, 1991.

     Assets, primarily securities held for investment, with carrying values of $9,812 million and $9,814 million at December 31, 1993 and 1992, respectively, were pledged to collateralize U.S. government and public deposits, trust and other deposits, and repurchase agreements.

     Upon adoption of SFAS No. 115, $5.6 billion of securities that were included in securities held for investment at December 31, 1993 with a market value of $5.7 billion will be reclassified to securities available for sale. In addition, certain par bonds and other securities issued by the governments of certain countries, most notably Mexico and Venezuela, that were included in loans at December 31, 1993 will be reclassified to securities upon adoption of SFAS No. 115. Par bonds and other securities with a carrying value of $1.3 billion and a market value of $1.1 billion at December 31, 1993 will be reclassified to securities held for investment and par bonds and other securities with a carrying value of $1.3 billion and a market value of $1.0 billion at December 31, 1993 will be reclassified to securities available for sale. For further information on SFAS No. 115, refer to Note 1 on pages 48-52 of the Notes to Consolidated Financial Statements.

8. LOANS

Loans are presented net of unearned income of $428 million and $538 million at December 31, 1993 and 1992, respectively.

     The following is a summary of loans:

- ----------------------------------------------------------------------------
                                                              December 31
                                                          ------------------
(in millions)                                                 1993      1992
- ----------------------------------------------------------------------------
Domestic
Consumer:
  Secured by first mortgages
  on residential properties/a/                            $ 30,306  $ 28,404
  Installment/b/                                            15,332    16,663
  Credit card                                                7,474     8,306
  Individual lines of credit/b/                              8,486     8,347
  Other/b/                                                     382       354
- ----------------------------------------------------------------------------
                                                            61,980    62,074
Commercial:
  Commercial and industrial                                 20,486    21,632
  Loans secured by real estate/a/                            9,251    10,123
  Construction and development loans
  secured by real estate/a/                                  4,418     6,781
  Loans for purchasing or carrying securities                3,090       987
  Financial institutions                                     2,170     2,017
  Lease financing                                            1,715     1,889
  Agricultural                                               1,679     1,704
  Other                                                      1,370     1,360
- ----------------------------------------------------------------------------
                                                            44,179    46,493
- ----------------------------------------------------------------------------
                                                           106,159   108,567
Foreign
Commercial and industrial                                   11,448    10,338
Governments and official institutions                        3,429     3,513
Banks and other financial institutions                       2,279     1,855
Other/a/                                                     3,064     1,436
- ----------------------------------------------------------------------------
                                                            20,220    17,142
- ----------------------------------------------------------------------------
                                                          $126,379  $125,709
============================================================================

/a/ During 1993, ISRs were reclassified to the loan portfolio as a result of regulatory clarification of the definition of an ISR. This clarification also resulted in the reclassification of corresponding prior-period amounts. ISRs reclassified to loans during 1993 were as follows: secured by first mortgages on residential properties of $2 million, loans secured by real estate of $148 million, construction and development loans secured by real estate of $411 million, and other foreign of $7 million. Loans previously reported as ISRs at December 31, 1992 that were reclassified to loans were as follows: secured by first mortgages on residential properties of $14 million, loans secured by real estate of $211 million, construction and development loans secured by real estate of $944 million, and other foreign of $17 million.

/b/ Installment loans, individual lines of credit, and other consumer loans included the following aggregate amounts that were collateralized by junior mortgages on residential real estate: $12,847 million and $13,870 million at December 31, 1993 and 1992, respectively.


     Restructured loans, excluding other debt restructurings described in Note 9 of the Notes to Consolidated Financial Statements below, were $134 million and $176 million at December 31, 1993 and 1992, respectively. The following is a summary of interest foregone on these loans:

- -----------------------------------------------------------------------------
                                                       Year Ended December 31
                                                       ----------------------
(in millions)                                                1993        1992
- -----------------------------------------------------------------------------
Interest income that would have been recognized
  had the loans performed in accordance
  with their original terms                                 $   8       $  11
Less: Interest income included in the results
  of operations                                                 7           9
- -----------------------------------------------------------------------------
                                                            $   1       $   2
=============================================================================

     Previously restructured loans of $58 million and $32 million were on nonaccrual status at December 31, 1993 and 1992, respectively.

9. OTHER DEBT RESTRUCTURINGS

Not included in restructured loans as described in Note 8 of the Notes to Consolidated Financial Statements above were debt restructurings totaling $2,351 million and $2,317 million at December 31, 1993 and 1992, respectively, with countries experiencing liquidity problems. These restructurings primarily consisted of Mexican and Venezuelan par bonds issued by the governments of those countries in 1990 and par bonds issued by the government of Uruguay in 1991. At December 31, 1993 and 1992, these restructurings were classified as loans.

     At December 31, 1993 and 1992, the corporation held $2,243 million and $2,244 million, respectively, of the above described par bonds. The face values of these par bonds at each date were $2,289 million. The majority of the Mexican par bonds have a fixed annual interest rate of 6.25%, and the Venezuelan and Uruguayan par bonds each have fixed annual interest rates of 6.75%. The principal of all of the above-mentioned par bonds is collateralized by zero-coupon U.S. Treasury securities which, at maturity, will have redemption values equal to the face value of the par bonds. The market value of the par bonds totaled $1,837 million and $1,454 million at December 31, 1993 and 1992, respectively. The fair value of the U.S. Treasury securities collateralizing the principal of the par bonds totaled $404 million and $300 million at December 31, 1993 and 1992, respectively.

     Included in the aggregate restructurings discussed above were $108 million and $73 million at December 31, 1993 and 1992, respectively, related to other restructuring transactions with borrowers in Mexico, Venezuela, and the Philippines.

     The following is a summary of interest recognized on these restructurings:

- ---------------------------------------------------------------------------
                                                     Year Ended December 31
                                                     ----------------------
(in millions)                                             1993        1992
- ---------------------------------------------------------------------------
Interest income that would have been recognized
 had the assets performed in accordance
 with their original terms                                $ 102       $ 111
Less: Interest income included in the results
 of operations                                              151         148
- ---------------------------------------------------------------------------
                                                          $ (49)      $ (37)
===========================================================================

10. ALLOWANCE FOR CREDIT LOSSES

The following is a summary of changes in the allowance for credit losses:

- ----------------------------------------------------------------------------------------------------------------
                                                                                 Year Ended December 31
                                                                         ---------------------------------------
(in millions)/a/                                                          1993             1992            1991
- ----------------------------------------------------------------------------------------------------------------
Balance, beginning of year                                               $3,921           $2,420          $2,912
Credit losses                                                             1,599            1,745           1,307
Credit loss recoveries                                                      484              441             218
Net credit losses                                                         1,115            1,304           1,089
Losses on the sale or swap of loans to restructuring countries               (3)             (72)           (207)
Provision for credit losses                                                 803             1009             805
Allowance related to the Merger and acquisitions/b/                          12            2,782              --
Other net deductions                                                       (110)/c/d/       (914)/c/          (1)
 Balance, End of Year/e/                                                 $3,508           $3,921          $2,420
================================================================================================================

/a/ During 1993, ISRs were reclassified to the loan portfolio as a result of regulatory clarification of the definition of an ISR. The related fair value adjustments net of recoveries received in final settlement were reclassified to credit losses and recoveries, with corresponding adjustments to the provision for credit losses. Amounts reclassified to credit losses and recoveries during 1993 were $96 million and $39 million, respectively. Credit losses and recoveries that were previously reported as other noninterest expense in 1992 were $25 million and $6 million, respectively. The year 1991 was not restated as amounts were not significant.

/b/ Represents the addition of consummation-date allowances for credit losses of First Gibraltar in 1993, and SPC, Valley, and HFH of $2,701 million, $63 million, and $18 million, respectively, in 1992.

/c/ Due to the transfer of certain assets net of their related allowance to assets pending disposition, the allowance for credit losses was reduced by $128 million and $685 million during 1993 and 1992, respectively. The 1993 amount included $88 million of regulatory-related allocated transfer risk reserve. In addition, the allowance for credit losses related to loans of subsidiaries and operations pending disposition totaling $220 million was reclassified to assets pending disposition during 1992.

/d/ Includes $36 million related to the consolidation of subsidiaries and operations that were held for disposition at December 31, 1992 and $16 million related to the sale of commercial real estate loans, net of their allowance, to a partnership controlled by Goldman Sachs & Co.

/e/ Includes regulatory-related allocated transfer risk reserve of $67 million and $145 million at December 31, 1992 and 1991, respectively. Due to the transfer of certain assets net of their related allowance to assets pending disposition during 1993, the allowance for credit losses did not include any regulatory-related allocated transfer risk reserve at December 31, 1993.



11. PREMISES AND EQUIPMENT

The following is a summary of premises and equipment:

- --------------------------------------------------------
                                            December 31
                                          --------------
(in millions)                              1993    1992
- --------------------------------------------------------
Premises, including capitalized leases    $2,378  $2,163
Equipment and furniture,
 including capitalized leases              2,490   2,271
Leasehold improvements                       741     651
Land                                         455     454
- --------------------------------------------------------
                                           6,064   5,539
Less: Accumulated depreciation
 and amortization                          2,433   2,229
- --------------------------------------------------------
                                          $3,631  $3,310
========================================================

     Depreciation and amortization expense for the years ended December 31, 1993, 1992, and 1991 was $461 million, $395 million, and $302 million, respectively.

12. ASSETS PENDING DISPOSITION

Refer to Note 1 of Notes to Consolidated Financial Statements on pages 48-52 for further information on assets pending disposition.

     The following is a summary of assets pending disposition:

- -------------------------------------------------------------------------------------------------------
                                                                                       December 31
                                                                                 ----------------------
(in millions)                                                                    1993/a/        1992/a/
- -------------------------------------------------------------------------------------------------------
Merger-Related Assets Pending Disposition
  Loans held pending disposition:
    Domestic commercial:
      Commercial and industrial/b/                                               $    3         $  306
      Loans secured by real estate                                                   28            357
      Construction and development loans secured by real estate                      32            959
      Other                                                                          --             17
- -------------------------------------------------------------------------------------------------------
                                                                                     63          1,639
    Foreign                                                                          77            309
- -------------------------------------------------------------------------------------------------------
                                                                                    140/c/       1,948/c/
- -------------------------------------------------------------------------------------------------------
  Real estate acquired in satisfaction of debt                                       35            258
  Other assets/d/                                                                   243          1,049
- -------------------------------------------------------------------------------------------------------
    Total Merger-related assets pending disposition                                 418          3,255

Restructuring-Country-Related Assets/e/                                             196             --

Loans Held For Sale in the Normal
  Course of Business
  Domestic:
    Consumer-secured by first mortgages on residential properties                   177            902
    Commercial and industrial                                                       554             83
- -------------------------------------------------------------------------------------------------------
                                                                                    731            985
- -------------------------------------------------------------------------------------------------------
                                                                                 $1,345         $4,240
=======================================================================================================

/a/ In the first quarter of 1993, the corporation adopted SFAS No. 109, which requires that the tax effects recorded in connection with purchase accounting be recorded as part of deferred income taxes rather than as part of the carrying values of individual assets and liabilities. Therefore, assets pending disposition balances at December 31, 1993 do not include net tax effects.

    At December 31, 1992, net tax effects of $526 million included in assets pending disposition related to the following categories of assets: commercial and industrial loans of $41 million, loans secured by real estate of $116 million, construction and development loans secured by real estate of $290 million, other loans of $5 million, foreign loans of $75 million, real estate acquired in satisfaction of debt of $73 million, and other assets of $(74) million.

/b/ Includes highly leveraged transactions with aggregate estimated NRVs of $1 million and $132 million at December 31, 1993 and 1992, respectively.

/c/ Includes loans with aggregate estimated NRVs of $123 million and $1,572 million at December 31, 1993 and 1992, respectively, which would have been on nonaccrual status if they had been included in the corporation's loan outstandings.

/d/ Includes subsidiaries and operations pending disposition of $137 million and $770 million at December 31, 1993 and 1992, respectively.

/e/ Represents assets that would have been on nonaccrual status if they had been included in the corporation's loan outstandings and interest-bearing deposits in banks.


     On June 30, 1993, subsidiaries of the parent sold $707 million of Merger-related assets pending disposition to a partnership controlled by The Morgan Stanley Real Estate Fund, L.P. (MSREF) in accordance with an amended agreement between MSREF and the parent. The NRVs of these assets immediately prior to the sale were as follows: commercial and industrial loans of $14 million, loans secured by real estate of $196 million, construction and development loans secured by real estate of $388 million, real estate acquired in satisfaction of debt of $105 million, and other assets of $4 million. Substantially all of the assets purchased by the partnership were acquired in connection with the Merger. The corporation recognized and will receive approximately $300 million in tax benefits from this transaction.

     On December 9, 1993, subsidiaries of the parent sold certain commercial loans secured by real estate to a partnership controlled by Goldman Sachs & Co. Substantially all of the assets purchased by the partnership were acquired in connection with the Merger. The corporation recognized a gain of $64 million from this transaction.

     The estimated NRV of $287 million for SPABL was included in Merger-related assets pending disposition at December 31, 1992. In the first quarter of 1993, management decided to retain SPABL and accordingly, effective January 1, 1993, this subsidiary was consolidated in the corporation's financial statements. Other noninterest income for the year ended December 31, 1993 included $38 million of previously unrecognized post-Merger 1992 earnings of SPABL.

13. SHORT-TERM BORROWINGS

The corporation had unused short-term lines of credit of $15 million and $234 million at December 31, 1993 and 1992, respectively. The December 31, 1992 amount included $150 million in support of commercial paper borrowing arrangements.

14. LONG-TERM DEBT

The corporation's fixed-rate long-term debt of $8,290 million at December 31, 1993 matures through 2017. At December 31, 1993 and 1992, the interest rates on fixed-rate long-term debt ranged from 4.55% to 14.25% and from 5.875% to 14.25%, respectively. These obligations were denominated primarily in U.S. dollars. The corporation has entered into interest rate swaps relating to certain of these obligations to change its interest rate exposure from fixed rate to floating rate. At December 31, 1993 and 1992, the weighted average interest rates on fixed-rate long-term debt, including the effect of interest rate swaps, were 6.50% and 6.95%, respectively.

     The corporation's floating-rate long-term debt of $5,218 million at December 31, 1993 matures through 2003. The majority of the floating rates are based on the London InterBank Offered Rate (LIBOR). At December 31, 1993 and 1992, the interest rates on floating-rate long-term debt ranged from 3.23% to 5.50% and from 3.45% to 8.15%, respectively. These obligations were denominated primarily in U.S. dollars. At December 31, 1993 and 1992, the weighted average interest rates on floating-rate long-term debt were 3.85% and 4.19%, respectively.

    The following is a summary of long-term debt (original maturities of more than one year)/a/:

- ---------------------------------------------------------------------
                                           December 31
                           ------------------------------------------
                                        1993                    1992
                           ---------------------------------   ------
                               Various       Various
                            Fixed-Rate Floating-Rate
                                  Debt          Debt
(in millions)              Obligations   Obligations   Total    Total
- ---------------------------------------------------------------------
The parent
Senior Debt:
 Due in 1993                    $   --       $   --  $    --  $ 2,802
 Due in 1994                     1,560          736    2,296    2,521
 Due in 1995                       665        1,315    1,980    2,104
 Due in 1996                       645          974    1,619      617
 Due in 1997                     1,016          544    1,560    1,681
 Due in 1998                       269          900    1,169      207
 Thereafter                         78           92      170      547
- ---------------------------------------------------------------------
                                 4,233        4,561    8,794   10,479
Subordinated Debt:
 Due in 1998                        53           70      123       53
 Thereafter                      3,888          377    4,265    3,306
- ---------------------------------------------------------------------
                                 3,941          447    4,388    3,359
   Total parent                  8,174        5,008   13,182   13,838
Subsidiaries
Senior Debt:
 Due in 1993                        --           --       --      277
 Due in 1994                        61           64      125      105
 Due in 1995                         5           74       79       42
 Due in 1996                         3           72       75       --
 Due in 1997                        14           --       14       --
 Due in 1999 and
 thereafter                         33           --       33       64
- ---------------------------------------------------------------------
   Total subsidiaries              116          210      326      488
- ---------------------------------------------------------------------
                                $8,290       $5,218  $13,508  $14,326
=====================================================================

/a/ Maturity distribution is based upon contractual maturities or earlier dates due to required mandatory sinking-fund payments or due to call notices issued.


     At December 31, 1993 and 1992, $116 million and $181 million, respectively, of subsidiary long-term debt was guaranteed by the parent.

     Certain notes can be redeemed at par at the option of the parent at specified dates. Certain other notes are subject to repayment at par at the option of the holder.

     At December 31, 1993, the corporation had an unused long-term line of credit of $1.2 billion that expires in 1996.

15. SUBORDINATED CAPITAL NOTES

The following is a summary of subordinated capital notes recorded by the parent/a/:

- ----------------------------------------------------------------------------
                                                             December 31
                                                          ------------------
(in millions)                                             1993          1992
- ----------------------------------------------------------------------------
Floating Rate Notes due 1996                             $ 245        $  900
Floating Rate Notes due 1997                                --           508
Floating Rate Notes due 1999                                --           302
9.75% Note Due 1999                                        264           261
Auction Rate Notes due 1999                                 98            98
- ----------------------------------------------------------------------------
                                                         $ 607        $2,069
============================================================================

/a/ These notes are subordinate to senior indebtedness of the parent and qualify as Tier 2 risk-based capital under Federal Reserve Board guidelines for assessing capital adequacy.


     At the option of the parent, the Floating Rate Notes, the 9.75% Note, and the Auction Rate Notes may be exchanged for common stock, perpetual preferred stock, or other capital securities acceptable to the Federal Reserve Board having a market price equal to the principal amount of the notes or, under certain circumstances, may be redeemed in whole or in part for cash.

     The Floating Rate Notes due 1996 have interest rates that approximate LIBOR and are subject to a minimum interest rate of 5.25%.

     The Floating Rate Notes due 1999 were issued with detachable warrants to purchase shares of common stock of the parent at a price of $17.50 per share, subject to adjustment in certain events, until expiration on October 22, 1997. At December 31, 1993 and 1992, warrants outstanding totaled 629,677 and 951,150, respectively.

     The Auction Rate Notes had an annual interest rate of 9.73% through May 17, 1993. This interest rate was adjusted effective May 18, 1993 as follows: $67 million bears interest at a fixed rate of 4.99% while the remaining $31 million bears interest at a floating rate of 0.50% over LIBOR through May 17, 1996. Thereafter, the Auction Rate Notes bear interest, at the election of the holders, as to the final three-year period at either a fixed rate determined by auction or a floating rate of 0.50% over LIBOR.

     As of December 31, 1993, issuances of common and preferred stock have been dedicated to retire or redeem subordinated capital notes with a face value of $415 million, thereby eliminating the need for issuance of capital securities to the extent of such dedications. The parent intends to dedicate an additional $185 million to retire or redeem the remainder of these notes prior to their respective maturities.

16. PREFERRED SHARE PURCHASE RIGHTS

On April 11, 1988, the Board of Directors of the parent declared a dividend of one preferred share purchase right (a Right) for each outstanding share of the parent's common stock as of April 22, 1988 (the Rights Agreement). Each Right entitles the holder to buy from the parent, until the earlier of April 22, 1998 or the redemption of the Rights, one one-hundredth of a share of Cumulative Participating Preferred Stock, Series E, at an exercise price of $50.00 per Right (subject to adjustment). The Rights will not be exercisable or transferable apart from the parent's common stock until certain events occur pertaining to a person or group acquiring or announcing the intention to acquire 20 percent or more of the parent's outstanding common stock. Under specified circumstances, all of which relate to a potential acquisition of the parent, a Right may: (i) become a right to purchase shares of an acquiring company at half of the then-market price, (ii) become a right to purchase the parent's common stock at half of the then-market price or (iii) be exchanged by the parent for one share of common stock or one one-hundredth of a share of Preferred Stock, Series E, or an equivalent preferred share. The Board of Directors may redeem the Rights at a price of $0.001 per Right (rounded as to each holder to the nearest $0.01) at any time prior to the acquisition by a person or group of 20 percent or more of the outstanding common stock of the parent. Under other specified conditions, the Rights may be automatically redeemed. The Rights are excluded from the computation of earnings per common share.

17. PREFERRED STOCK

The parent is authorized to issue, in one or more series, 70,000,000 shares of preferred stock. The parent's outstanding preferred shares are nonvoting, while dividends are cumulative and are payable quarterly on February 28, May 31, August 31, and November 30, except for the 11% Preferred Stock, Series I, and the 11% Preferred Stock, Series J, which are payable quarterly on March 31, June 30, September 30, and December 31. The shares are redeemable at the option of the parent during the redemption period and at the redemption price per share noted below plus accrued and unpaid dividends to the redemption date. Holders of the preferred shares have dividend and liquidation preferences senior to those of holders of the parent's common stock.

The following is a summary of preferred stock at December 31, 1993:

- -----------------------------------------------------------------------------------------------------------------------------------

                                                                 Dividend                                     Redemption Price
                              Shares Issued     Stated Value    Per Share                                     Per Share During
Preferred Stock Series      and Outstanding        Per Share    Per Annum             Redemption Period      Redemption Period
- -----------------------------------------------------------------------------------------------------------------------------------

Cumulative Adjustable:
 Series A                         5,178,000     $      50.00       $ 3.25/a/       On or after 11/30/87             $    50.00
 Series B                         3,546,100           100.00         6.00/b/       On or after  2/28/88                 100.00

Cumulative Fixed:
 9 5/8%   Series F                7,250,000            25.00         2.41          On or after  4/15/96                  25.00
 9%       Series H               11,250,000            25.00         2.25          On or after  1/15/97                  25.00
 11%      Series I                  200,000/c/        500.00        55.00          On or after  9/30/95/d/                    /d/
 11%      Series J                  400,000/c/        500.00        55.00          On or after  3/31/96/e/                    /e/
 8 3/8%   Series K               14,600,000            25.00         2.09          On or after  2/15/97                  25.00
 8.16%    Series L                  800,000/c/        500.00        40.80          On or after  7/13/97                 500.00
 7 7/8%   Series M                  700,000/c/        500.00        39.38          On or after  9/30/97                 500.00
 8 1/2%   Series N                  475,000/c/        500.00        42.50          On or after 12/15/97                 500.00

Cumulative Convertible Fixed:
 6 1/2%   Series G/f/             4,998,357            50.00         3.25          On or after  5/31/95/g/                    /g/
- -----------------------------------------------------------------------------------------------------------------------------------

/a/ For the Cumulative Adjustable Preferred Stock, Series A, the dividend is adjusted quarterly, and is 2.0% lower than the highest of three U.S. Treasury rates, but is no lower than 6.5% and no greater than 14.5% per annum.

/b/ For the Cumulative Adjustable Preferred Stock, Series B, the dividend is adjusted quarterly, and is 4.0% lower than the highest of three U.S. Treasury rates, but is no lower than 6.0% and no greater than 12.0% per annum.

/c/ Represented by depositary shares, each corresponding to a one-twentieth interest in a share of Preferred Stock.

/d/ The preferred shares may be redeemed on or after September 30, 1995 and prior to September 30, 1996 at $527.50 per share (equivalent to $26.375 per depositary share), and thereafter at prices declining to $500.00 per share (equivalent to $25.00 per depositary share) on September 30, 2000 and thereafter.

/e/ The preferred shares may be redeemed on or after March 31, 1996 and prior to March 31, 1997 at $527.50 per share (equivalent to $26.375 per depositary share), and thereafter at prices declining to $500.00 per share (equivalent to $25.00 per depositary share) on March 31, 2001 and thereafter.

/f/ At the option of the parent, the shares are convertible into common stock at any time, unless previously redeemed, at a conversion price of $45.60 per common share, subject to adjustment under certain conditions.

/g/ The preferred shares may be redeemed on or after May 31, 1995 at a price of $51.95 per share during the twelve months beginning May 31, 1995, at decreasing prices thereafter through May 30, 2001, and at $50.00 per share thereafter.

18. LEASE COMMITMENTS

The corporation leases certain premises and equipment under noncancelable agreements expiring between the years 1994 and 2119.

     The following is a summary of future minimum rental commitments for noncancelable leases at December 31, 1993, which have not been reduced by minimum sublease rental income of $3 million for capital leases and $127 million for operating leases:

- -------------------------------------------------------------------
                                                Capital   Operating
(in millions)                                    Leases      Leases
- -------------------------------------------------------------------
1994                                               $  9      $  380
1995                                                  7         338
1996                                                  7         268
1997                                                  7         225
1998                                                  7         200
Thereafter                                           64       1,428
- -------------------------------------------------------------------
 Total minimum lease payments                       101      $2,839
===================================================================

Amount representing interest                        (52)
- -------------------------------------------------------
 Present Value of Net Minimum Lease Payments       $ 49
=======================================================

     Total rental expense was $336 million in 1993, $286 million in 1992, and $246 million in 1991.

19. INCOME TAXES

The significant components of the provision for income taxes are as follows:

- ---------------------------------------------------------------
                                      Year Ended December 31
                                  -----------------------------
(in millions)                     1993/a/      1992/b/     1991/b/
- ---------------------------------------------------------------
Provision for (Benefit from)
 Income Taxes
Current:
 Federal                         $  269       $  870       $ 80
 State and local                     93          153         60
 Foreign                            148          123         96
- ---------------------------------------------------------------
                                    510        1,146        236
Deferred:
 Federal                            754          (44)       415
 State and local                    212           88         92
 Foreign                             (2)          --          6
- ---------------------------------------------------------------
                                    964           44        513
- ---------------------------------------------------------------
                                 $1,474       $1,190       $749
===============================================================

/a/ Liability method

/b/ Deferred method


     Effective January 1, 1993, the corporation changed its method of accounting for income taxes from the deferred method to the liability method required by SFAS No. 109. Prior years' financial statements have not been restated for the adoption.

     There was no cumulative effect on net income related to the adoption of SFAS No. 109. In addition, the application of this new accounting standard did not have a significant effect on the corporation's net income for 1993.

     The deferred tax liability of the corporation of $605 million at December 31, 1992 was adjusted for the adoption of SFAS No. 109 effective January 1, 1993, resulting in a net deferred tax asset of $1,037 million at that date. This change is primarily due to the change in accounting for the Merger from the net-of-tax method prescribed by APB No. 11, "Accounting for Income Taxes," and APB No. 16 to the gross method prescribed by SFAS No. 109. Under the gross method, the tax effects for the differences between the fair values and the tax bases of assets acquired and liabilities assumed are recorded as part of deferred income taxes, instead of as part of the carrying values of acquired assets and liabilities.

     The significant components of deferred income tax assets and liabilities at December 31, 1993 are as follows:

- ----------------------------------------------------------------------
(in millions)
- ----------------------------------------------------------------------
Deferred Income Tax Assets
 Allowance for credit losses                                   $ 1,596
 Accrued expenses                                                  640
 Foreign subsidiaries pending disposition                          160
 Real estate acquired in satisfaction of debt                      142
 Tax carryovers/a/                                                  76
 Other                                                             141
 Valuation allowance for deferred income tax assets/a/             (37)
- ----------------------------------------------------------------------
 Total deferred income tax assets                                2,718
- ----------------------------------------------------------------------
Deferred Income Tax Liabilities
 Lease financing                                                (1,039)
 Identifiable intangible assets                                   (626)
 Loan restructurings                                              (473)
 Employee benefit plans                                           (146)
 Accumulated tax depreciation in excess of book depreciation      (199)
 Deferred gains and installment sales                             (139)
 Other                                                            (106)
- ----------------------------------------------------------------------
  Total deferred income tax liabilities                         (2,728)
- ----------------------------------------------------------------------
     Net Deferred Income Tax Liabilities                       $   (10)
======================================================================

/a/ The valuation allowance for deferred income tax assets relates primarily to net operating loss carryovers of foreign subsidiaries and pre-acquisition tax carryovers associated with the Merger, which are subject to certain limitations under the tax code. This valuation allowance was established since the corporation may not realize all of these tax benefits in the future. If the corporation determines that it will realize the pre-acquisition carryover tax benefits in the future, the corresponding reduction in the valuation allowance will decrease goodwill instead of tax expense.


     Management believes that the corporation will fully realize its total deferred income tax assets as of December 31, 1993 based upon the corporation's recoverable taxes from prior carryback years, its total deferred income tax liabilities, and its current level of operating income.

     The components of the provision for deferred income taxes for the years ended December 31, 1992 and 1991 are as follows:

- -----------------------------------------------------------------------------
                                                       Year Ended December 31
                                                       ----------------------
(in millions)                                                1992        1991
- -----------------------------------------------------------------------------
Loss on debt restructurings with countries
 experiencing liquidity problems                            $ (66)      $  12
Change in the allowance for credit losses                      18          93
Lease financing income                                        204          20
Accrued expenses                                             (155)         36
Tax benefit carryover, net                                     --         186
Real estate valuation                                          56          --
Foreign exchange gains and losses                             (25)        (42)
Disposal of foreign investments                                --          88
Other, net                                                     12         120
- -----------------------------------------------------------------------------
                                                            $  44       $ 513
=============================================================================

     Reclassifications have been made among the components of tax expense for prior years to conform to the tax returns as filed.

     The reconciliation of the provision for income taxes computed at the U.S. statutory income tax rate to pre-tax income is as follows:

- ------------------------------------------------------------------------------
                                             Year Ended December 31
                                   -------------------------------------------
                                           1993/a/          1992/b/    1991/b/
                                   ---------------------  ---------  ---------
                                               Effective  Effective  Effective
(dollar amounts in millions)       Provision    Tax Rate   Tax Rate   Tax Rate
- ------------------------------------------------------------------------------
Federal statutory income tax          $1,200          35%        34%        34%
State and local income taxes,
 net of federal tax effect               197           6          6          5
Effect of purchase accounting
 for the Merger                           92           3          4         --
Other, net                               (15)         (1)        --          1
- ------------------------------------------------------------------------------
                                      $1,474          43%        44%        40%
==============================================================================

/a/ Liability method

/b/ Deferred method


     The decrease in the corporation's effective income tax rate during 1993 was primarily due to the adoption of SFAS No. 109 and was partially offset by the effects of tax legislation signed into law in August 1993, which included a one percent increase in the federal corporate tax rate. The remeasurement of deferred income taxes caused by the rate increase did not have a significant effect on the corporation's deferred taxes.

     The valuation allowance for deferred income tax assets decreased by $97 million in 1993 due primarily to a determination that the corporation will utilize all of its capital losses based on current and expected levels of capital gains. Of this decrease, $93 million was associated with Merger-related capital losses and, therefore, reduced goodwill.

     At December 31, 1993, federal income taxes had not been provided on $436 million of undistributed earnings of foreign subsidiaries earned prior to 1987 that are reinvested for an indefinite period. If the undistributed earnings were distributed, credits for foreign taxes paid on such earnings, and for the related foreign withholding taxes payable upon remittance, would be available to offset $84 million of the $189 million of the resulting tax expense. Subsequent to 1986, federal taxes are provided on earnings of foreign subsidiaries as a result of a tax law change.

     The corporation provided tax expense of $25 million, $4 million, and $13 million on net securities gains in 1993, 1992, and 1991, respectively.

20. EMPLOYEE BENEFIT PLANS

DEFINED BENEFIT PLANS

The majority of salaried, U.S. employees within the corporation are covered under the BankAmeraccount Plan or the Seafirst Corporation Retirement Plan. These plans are noncontributory defined benefit pension plans and are separately administered by the employers. Benefits are based on length of service and level of compensation. Contributions are made by the employers based on actuarial computations of the amount sufficient to fund the current service cost plus amortization of the unfunded actuarial accrued liability, determined in accordance with Internal Revenue Service funding requirements. Contributions are invested in diversified portfolios, including fixed income and equity investments. In the BankAmeraccount Plan, each employee's accrued benefit can be expressed as an account that is credited with amounts based on the employee's pay, length of service, and a specified interest rate. The Trusteed Retirement Income Plan (TRIP), which was SPC's defined benefit plan, was merged into the BankAmeraccount Plan effective January 1, 1993.

     The corporation maintains certain nonqualified employee defined benefit retirement plans. The related retirement benefits are paid from the corporation's assets rather than from retirement plan assets. In addition, certain non-U.S. employees of the corporation are covered by noncontributory defined benefit pension plans. The employers fund these plans based primarily on local laws. The assumptions used in computing the present value of the accumulated benefit obligation, the projected benefit obligation, and net pension expense for the non-U.S. plans are substantially consistent with those assumptions used for the U.S. plans, given local conditions.

     The following is a reconciliation between the funded status of all defined benefit plans and amounts included in the corporation's consolidated balance sheet:

- -------------------------------------------------------------------------------------------------------
                                                                                       December 31
                                                                                    -------------------
(in millions)                                                                        1993         1992
- -------------------------------------------------------------------------------------------------------
Prepaid Pension Cost
Actuarial present value of projected benefit obligation                             $2,388       $2,042
Less: Plan assets at fair value, primarily listed stocks and bonds                   2,388        2,249
- -------------------------------------------------------------------------------------------------------
 Plan assets in excess of projected benefit obligation/a/                               --          207
Unrecognized net loss                                                                  310           35
Unrecognized prior service cost                                                         57           62
Unrecognized net transition obligation                                                  30           29
Tax effect of acquired pension liability/b/                                             --           22
Additional minimum liability                                                            (5)          (2)
- -------------------------------------------------------------------------------------------------------
 Prepaid Pension Cost                                                               $  392       $  353
=======================================================================================================
Actuarial Present Value of Benefit Obligations
Vested benefit obligation                                                           $2,202       $1,839
Accumulated benefit obligation                                                       2,290        1,922
- -------------------------------------------------------------------------------------------------------

/a/ Certain defined benefit plans had a projected benefit obligation in excess of plan assets of $137 million and $89 million at December 31, 1993 and 1992, respectively.

/b/ In the first quarter of 1993, the corporation adopted SFAS No. 109, which requires that the tax effects recorded in connection with purchase accounting be recorded as part of deferred income taxes rather than as part of the carrying values of individual assets and liabilities. Therefore, the prepaid pension cost balance at December 31, 1993 does not include such net tax effects.


     The following is a summary of the components of net pension expense:

- ------------------------------------------------------------------------------------------------
                                                                       Year Ended December 31
                                                                      --------------------------
(in millions)                                                         1993       1992      1991
- ------------------------------------------------------------------------------------------------
Service cost--benefits earned during the year                         $  83      $  70     $  44
Interest cost on projected benefit obligation                           170        133        89
Net amortization and deferral                                            60        (13)      142
Effect of actual return on plan assets                                 (264)      (152)     (259)
- ------------------------------------------------------------------------------------------------
 Net Pension Expense                                                  $  49      $  38     $  16
================================================================================================

     The expected long-term rates of return on plan assets used in computing the net pension expense for the U.S. plans were 9.75 percent, 9.75 percent, and
10.50 percent in 1993, 1992, and 1991, respectively. The expected long-term rate of return on plan assets used in computing the net pension expense for 1994 will be 8.50 percent. This change is not expected to have a material effect on the corporation's results of operations.

     The following is a summary of the assumptions used in computing the present value of the accumulated benefit obligation and the projected benefit obligation for the U.S. plans:

- -------------------------------------------------------------
                                              1993       1992
- -------------------------------------------------------------
Weighted average discount rate                7.25%      8.75%
Compensation increases                        4.00       4.00
Account growth interest rate                  5.00       5.75
- -------------------------------------------------------------

     During the fourth quarter of 1992, the corporation recognized a curtailment loss of $13 million. This loss was due to a reduction of participants in the BankAmeraccount Plan as a result of the Merger and was included in Merger-related restructuring expense for the year ended December 31, 1992.

     During 1991, the corporation completed the conversion of certain overseas employee defined benefit pension plans to defined contribution pension plans. The resulting curtailment and settlement gain to the corporation of $15 million, primarily attributable to these conversions, was included in other noninterest income for the year ended December 31, 1991.

     During 1992, the TRIP sold 100,000 shares of the parent's common stock for $4 million. The remaining 780,000 shares at December 31, 1992, were merged into the BankAmeraccount Plan effective January 1, 1993 and were sold during 1993 for $38 million.

DEFINED CONTRIBUTION PLANS

The majority of salaried, U.S. employees within the corporation are eligible to participate in the BankAmerishare Plan or the Seafirst Corporation Employee Matched Savings Plan. These plans are contributory defined contribution plans and are separately administered by the employers. These plans provide several tax-deferred investment opportunities to salaried employees who have completed one year of service. Employees may, up to certain prescribed limits, contribute to the plans. A portion of these contributions is matched by the employers. Contributions are placed in various investment funds at the option of the participant. The Thrift Plus Plan, which was SPC's defined contribution plan, was merged into the BankAmerishare Plan effective January 1, 1993.

     The corporation maintains certain nonqualified employee defined contribution retirement plans. The related retirement benefits are paid from the corporation's assets rather than from retirement plan assets. In addition, certain non-U.S. employees of the corporation are covered under defined contribution pension plans that are separately administered in accordance with local laws.

     The Seafirst Corporation Employee Matched Savings Plan included special contributions made by both employees and the employers to Tax Reduction Act Stock Ownership Programs (TRASOP) in 1992.

     Aggregate contributions by the employers for all defined contribution plans were $75 million, $73 million, and $46 million in 1993, 1992, and 1991, respectively. Certain employer and employee contributions to the plans are used to purchase the parent's common stock at prices that approximate market values. Contributions to the plans were used to purchase 374,274 shares for $18 million in 1993, 178,569 shares for $7 million in 1992, and 252,383 shares for $9 million in 1991. In addition, dividends attributed to the plans were reinvested and used to purchase 410,070 shares for $19 million in 1993, 357,948 shares for $16 million in 1992, and 409,662 shares for $15 million in 1991.

     Sales by the plans of the parent's common stock were 637,000 shares for $29 million in 1993, 847,252 shares for $38 million in 1992, and 1,692,420 shares for $61 million in 1991. The plans held 15,375,896 shares, 15,918,481 shares, and 13,304,614 shares of the parent's common stock at December 31, 1993, 1992, and 1991, respectively.

MANAGEMENT STOCK PLANS

The parent offers shares of its common stock to certain key employees under management stock plans. Under the plans, three kinds of options are outstanding:
NonQualified Stock Options, Performance Stock Options, and Incentive Stock Options. Under the plans, the shares under option generally become exercisable not earlier than six months and not later than ten years after the date the option was granted.

     Options awarded before August 5, 1991 held by principal officers of the parent, subject to certain restrictions, also constitute stock appreciation rights equal to the number of shares covered by the options. These stock appreciation rights are exercisable for the difference between the option price and the current market price of the stock. The difference can be received in shares or, under certain circumstances, cash. Stock appreciation rights are exercisable under the same terms as the related stock options.

     The following is a summary of changes in shares under option:

- ------------------------------------------------------------------------------
                                                    Year Ended December 31
                                               -------------------------------
                                                  1993                 1992
- ------------------------------------------------------------------------------
Balance, beginning of year                     10,835,247            6,059,925
Issued in connection with the Merger                   --            4,057,452
Granted                                         2,991,175            3,125,775
Exercised                                      (2,701,923)          (1,871,754)
Canceled                                         (675,104)            (536,151)
- ------------------------------------------------------------------------------
 Balance, End of Year                          10,449,395           10,835,247
==============================================================================

     Options to purchase 5,228,932 and 5,737,440 shares were exercisable at December 31, 1993 and 1992, respectively. Expiration dates ranged from January 4, 1994 to November 1, 2003 for options outstanding at December 31, 1993.

     The following is a summary of option prices per share:

- ----------------------------------------------------------------------------------------------------
                                                                        1993              1992
- ----------------------------------------------------------------------------------------------------
Range of prices of shares under option at December 31               8.63 to $57.39    8.63 to $57.81
Weighted average price of shares under option at December 31                $37.99            $35.13
Range of prices of shares exercised during year                     8.63 to $47.73    8.63 to $45.74
- ----------------------------------------------------------------------------------------------------

     Under the plans, the parent awarded restricted stock to certain key employees. The restricted stock awarded under the plans is held in escrow until the employee has completed the specified continuous service requirement, generally five years, or upon the earlier of death or retirement. During 1993 and 1992, the parent awarded 585,502 shares and 516,370 shares, respectively, under the plans .

     Both stock options and restricted stock are granted by a committee of the Board of Directors. Shares available for grant, as either stock options or restricted stock, were 2,187,961 and 1,664,597 at December 31, 1993 and 1992, respectively. Canceled options, except for those converted in connection with the Merger, become available for future grants.

POSTRETIREMENT HEALTH CARE AND LIFE INSURANCE BENEFITS

SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," was adopted by the corporation effective January 1, 1993. This standard requires that employers use the accrual method of accounting for postretirement benefits other than pensions, such as medical, dental, and life insurance plans for retirees.

     The corporation provides certain defined health care and life insurance benefits under plans for retired U.S. employees. Retiree health care benefits are offered under self-insured arrangements, as well as through various health maintenance organizations. The corporation contributes a fixed dollar amount, which is periodically reviewed and evaluated, to the plans. The retirees' share is the remainder of the cost for the given coverage. The corporation's policy is to fund the cost of medical benefits in amounts determined at the discretion of management. Employer contributions are invested in diversified portfolios, including fixed income and equity investments.

     The weighted average of the assumed discount rates used to measure the accumulated postretirement benefit obligation was 7.25 percent at December 31, 1993. The weighted average of the expected long-term rates of return on plan assets used in computing the net periodic postretirement cost was 9.75 percent for the year ended December 31, 1993. The expected long-term rate of return on plan assets used in computing the net periodic postretirement cost for 1994 will be 8.50 percent. This change is not expected to have a material effect on the corporation's results of operations.

     The following is a reconciliation between the funded status of all postretirement benefit plans other than pensions and the amounts included in the corporation's consolidated balance sheet at December 31, 1993:

- --------------------------------------------------------------------------
(in millions)
- --------------------------------------------------------------------------
Accumulated postretirement benefit obligation:
 Retirees                                                             $487
 Fully eligible active plan participants                                17
 Other active plan participants                                        114
- --------------------------------------------------------------------------
   Total accumulated postretirement benefit obligation                 618
Less: Plan assets at fair value, primarily listed stocks and bonds      39
- --------------------------------------------------------------------------
   Accumulated postretirement benefit obligation in excess
    of plan assets                                                     579
Unrecognized net transition obligation                                 504
Unrecognized net loss                                                   66
Unrecognized prior service cost                                          5
- --------------------------------------------------------------------------
     Accrued Postretirement Benefit Cost                              $  4
==========================================================================

     The unrecognized net transition obligation is being amortized on a straight-line basis over twenty years.

     The following is a summary of the components of net periodic postretirement cost:

- ------------------------------------------------------------------
                                                        Year Ended
(in millions)                                    December 31, 1993
- ------------------------------------------------------------------
Service cost--benefits earned during the year                  $ 6
Interest cost on accumulated postretirement
 benefit obligation                                             47
Amortization of transition obligation                           27
Effect of actual return on plan assets                          (3)
- ------------------------------------------------------------------
 Net Periodic Postretirement Cost                              $77
==================================================================

     Of the net periodic postretirement cost for the year ended December 31, 1993, $41 million was attributable to the adoption of SFAS No. 106.

     In 1992, the FASB issued SFAS No. 112, "Employers' Accounting for Postemployment Benefits." This statement applies to postemployment benefits provided to former or inactive employees, their beneficiaries, and covered dependents after employment but before retirement. SFAS No. 112 will be adopted by the corporation beginning January 1, 1994 in accordance with the requirements of the statement. The accounting policies of the corporation are already substantially in compliance with SFAS No. 112 and, accordingly, the adoption of this statement will not have a significant effect on the corporation's future results of operations or financial position.

21. EARNINGS PER COMMON SHARE

Earnings per common and common equivalent share are computed by dividing net income applicable to common stock by the total of the average number of common shares outstanding and the additional dilutive effect of stock options and warrants outstanding during the respective period. The dilutive effect of stock options and warrants is computed using the average market price of the parent's common stock for the period.

     Earnings per common share, assuming full dilution, are computed based on the average number of common shares outstanding during the period, and the additional dilutive effect of stock options and warrants outstanding during the period. The dilutive effect of outstanding stock options and warrants is computed using the greater of the closing market price or the average market price of the parent's common stock for the period. Earnings per common share, assuming full dilution, also includes the dilution which would result if the parent's 6 1/2% Cumulative Convertible Preferred Stock, Series G, (Convertible Preferred Stock) outstanding during the period had been converted at the beginning of the period. Net income applicable to common stock is adjusted for dividends declared during the period on the Convertible Preferred Stock.

     Earnings per common share have been computed based on the following:

- -------------------------------------------------------------------------------
                                             Year Ended December 31
                               ------------------------------------------------
(dollar amounts in millions)           1993              1992              1991
- -------------------------------------------------------------------------------
Net income applicable to
 common stock                  $      1,713      $      1,323      $      1,063
Average number
 of common
 shares outstanding             355,106,722       308,190,534       215,845,828
Average number
 of common
 and common equivalent
 shares outstanding             357,679,670       312,218,182       220,749,152
Average number
 of common
 shares outstanding--
 assuming full dilution         363,243,993       317,855,736       224,317,916
- -------------------------------------------------------------------------------

22. OFF-BALANCE-SHEET TRANSACTIONS

In the ordinary course of business, the corporation enters into various types of transactions that involve credit-related financial instruments and derivative and foreign exchange products with off-balance-sheet risk. Credit-related financial instruments are primarily customer-driven, while derivative and foreign exchange transactions are entered into both on behalf of customers and for the corporation's own account in conducting trading activities and managing market risk, including interest rate and foreign exchange risk. Credit-related financial instruments include commitments to extend credit, standby letters of credit, financial guarantees, and commercial letters of credit. Derivative and foreign exchange products include futures, forwards, swaps, and options contracts, and are principally linked to interest rates, foreign exchange rates, or the prices of securities.

     The contractual or notional amounts associated with these credit-related financial instruments and derivative and foreign exchange products are not recorded as assets or liabilities on the balance sheet. This reporting is considered appropriate either where exchange of the underlying asset or liability has not occurred or is not assured, or where notional amounts are used solely as a means to determine cash flows to be exchanged.

     Fees received from credit-related financial instruments are recognized over the terms of the contracts and are included in other fees and commissions in noninterest income. Transaction fees on derivative and foreign exchange transactions that do not qualify as hedges are generally recognized in trading income at the inception of the transaction. Derivative and foreign exchange products that do not qualify as hedges are marked to market, and the unrealized gains and unrealized losses are recorded on the consolidated balance sheet on a net basis for most products. The accounting for gains and losses on derivative and foreign exchange contracts that qualify as hedges differs based on the type of contract. For information regarding the accounting for gains and losses on derivative and foreign exchange contracts that qualify as hedges, refer to page 51 of Note 1 in the Notes to Consolidated Financial Statements.

     Off-balance-sheet financial instruments are subject to varying degrees of credit and market risk. However, regardless of the type of product, all off-balance-sheet financial instruments must meet criteria of acceptable risk established for the corporation's lending, financing, hedging, and trading activities.

     In its effort to manage credit risk, the corporation strives to maintain diversification of its on- and off-balance-sheet portfolios, both in terms of asset type and industry concentration. In addition, credit risk is also managed through the corporation's credit approval process and through customer diversification. To further mitigate off-balance-sheet credit exposures, the corporation deals with counterparties that are deemed creditworthy, obtains collateral where appropriate, and increasingly requires the use of legally enforceable master netting agreements, which provide for the net settlement of conditional or exchange contracts with the same counterparty in the event of default.

CREDIT-RELATED FINANCIAL INSTRUMENTS

Unfunded credit commitments at December 31, 1993 and 1992 totaled $97,111 million and $95,031 million, respectively, of which $5,788 million and $9,534 million, respectively, related to foreign-based customers and $91,323 million and $85,497 million, respectively, related to domestic-based customers. The unfunded credit commitments to domestic-based customers at December 31, 1993 and 1992 included $23,437 million and $24,899 million, respectively, of unutilized credit card lines. At December 31, 1993 and 1992, no domestic or foreign industry nor any individual foreign country comprised more than ten percent of total unfunded noncredit-card-related commitments. For a summary of funded loan outstandings by type at December 31, 1993 and 1992, refer to Note 8 of the Notes to Consolidated Financial Statements on page 58.

     The following table is a summary of the contractual or notional amounts of each significant class of credit-related financial instruments outstanding. The contractual amounts of these instruments represent the amounts at risk should the contract be fully drawn upon, the client default, and the value of any existing collateral become worthless.

- -------------------------------------------------------------------------
                                                         December 31
                                                     --------------------
                                                     1993            1992
- -------------------------------------------------------------------------
                                           Contractual or  Contractual or
                                                 Notional        Notional
(in millions)                                      Amount          Amount
- -------------------------------------------------------------------------
Commitments to extend credit:
 Unutilized credit card lines                     $23,437         $24,899
 Other commitments to extend credit                57,227          55,408
Standby letters of credit and financial
 guarantees (net of participations
 sold: 1993 -- $2,076; 1992 -- $2,132)             13,323          12,577
Commercial letters of credit                        3,124           2,147
- -------------------------------------------------------------------------

COMMITMENTS TO EXTEND CREDIT

Unutilized credit card lines are commitments to extend credit. These lines are not secured and may be canceled by the corporation after thirty-days written notice to the customer. Many credit card customers are not expected to draw down their total lines of credit and, therefore, the total contractual amount of these lines does not necessarily represent future cash requirements.

     Other commitments to extend credit represent agreements to extend credit to a customer for which the corporation may have received fees. These commitments have specified interest rates and generally have fixed expiration dates and may be terminated by the corporation if certain conditions of the contract are violated. Although they are currently subject to drawdown, many of these commitments are expected to expire or terminate without being funded. Of total other commitments to extend credit at December 31, 1993, $25,097 million will expire in less than one year, $28,191 million from one to five years, and $3,939 million after five years. Generally, other commitments are not secured, but, when required, collateral may include cash, securities, and real estate.

STANDBY LETTERS OF CREDIT AND FINANCIAL GUARANTEES

Standby letters of credit are performance assurances made on behalf of customers who have a contractual obligation to produce or deliver goods or services or otherwise perform. Credit risk arises in these transactions from the possibility that a customer may not be able to repay the corporation upon default of performance if the standby letter of credit has been drawn upon. At December 31, 1993 and 1992, standby letters of credit totaled $6,400 million and $5,953 million, respectively. At December 31, 1993, $1,085 million will expire in less than one year, $5,189 million from one to five years, and $126 million after five years. These maturity amounts are net of participations.

     The corporation issues financial guarantees assuring performance of customer financial obligations under money market instruments, such as commercial paper and state, county, and municipal securities. At December 31, 1993 and 1992, financial guarantees totaled $6,923 million and $6,624 million, respectively. At December 31, 1993, $561 million will expire in less than one year, $6,090 million from one to five years, and $272 million after five years. These maturity amounts are net of participations.

     Fees received for standby letters of credit and financial guarantees are recognized over the terms of the contracts and are included in other fees and commissions in noninterest income. Generally, standby letters of credit and financial guarantees are not secured, but, when required, collateral may include cash and securities.

COMMERCIAL LETTERS OF CREDIT

Through commercial letters of credit, the corporation guarantees a customer's foreign or domestic trade transactions to a third party, generally to finance a commercial contract for the shipment of goods. The corporation's credit risk in these transactions is limited since the contracts are collateralized by the merchandise being shipped and are generally of short duration.

DERIVATIVE AND FOREIGN EXCHANGE PRODUCTS

The table below is a summary of the contractual or notional amounts and credit risk amounts of each significant class of derivative and foreign exchange contracts outstanding. The contractual or notional amounts of these transactions represent the extent of the corporation's involvement in these products, but do not represent the potential for gain or loss associated with the market risk or credit risk of such transactions. The credit risk amounts represent the corporation's exposure to potential loss on these transactions if all counterparties failed to perform according to the terms of the contract and the value of any existing collateral became worthless, based on then-current currency exchange and interest rates at each respective date.

- ----------------------------------------------------------------------------------------------
                                                            December 31
                                      --------------------------------------------------------
                                                   1993                         1992
- ----------------------------------------------------------------------------------------------
                                      Contractual or               Contractual or
                                            Notional  Credit Risk        Notional  Credit Risk
(in millions)                                 Amount    Amount/a/          Amount    Amount/a/
- ----------------------------------------------------------------------------------------------
Foreign exchange contracts                  $443,298       $4,633        $384,383      $11,033
Interest rate swaps                          233,359        6,848         191,117        5,361
Currency swaps                                22,866        1,841          23,700        1,390
Futures and forward contracts:
 Commitments to purchase                      75,413            8          64,673           22
 Commitments to sell                          81,986           36          65,003           49
Interest rate option contracts:
 Options written                              29,576           --          22,877           --
 Options purchased                            35,466          358          30,270          248
- ----------------------------------------------------------------------------------------------

/a/ Represents the corporation's exposure to potential loss, exclusive of master netting agreements, if all counterparties failed to perform according to the terms of the contract and the value of any existing collateral became worthless, based on then-current currency exchange and interest rates at each respective date.

FOREIGN EXCHANGE CONTRACTS

Foreign exchange contracts represent currency purchase and sale agreements and options. Historically, losses associated with counterparty nonperformance on these instruments have been immaterial. Exposure to loss will increase or decrease over the lives of the contracts as a function of maturity dates and currency exchange rates. Generally, these instruments are not secured.

INTEREST RATE AND CURRENCY SWAPS

Interest rate swaps represent contractual agreements between two parties to exchange interest payments, computed on different bases, on a specified notional amount. Most interest rate swaps involve the exchange of fixed and floating interest payments. Currency swaps, in their simplest form, represent contractual agreements that involve the exchange of both interest and principal amounts in two different currencies. Historically, losses associated with counterparty nonperformance on interest rate and currency swaps have been immaterial. Exposure to loss will increase or decrease over the lives of the swap contracts as a function of maturity dates, market interest rates, and timing of interest rate payments. Generally, these instruments are not secured.

INTEREST RATE FUTURES, FORWARD, AND OPTION CONTRACTS

Interest rate futures represent commitments to purchase or sell a specified security or money market instrument of a specified price or yield at a specified future date. Interest rate forward agreements represent contracts on which two parties agree on an interest rate to be paid for a specific period in the future. Interest rate options purchased or written primarily consist of caps and floors which determine the maximum or minimum interest rates to be paid or received. While these instruments are not secured, historically, losses associated with counter-party nonperformance on interest rate futures, forwards, and option contracts have been immaterial. Exposure to loss will increase or decrease over the lives of the contracts as a function of maturity dates and interest rates. For interest rate futures and exchange-traded option contracts, the corporation's exposure to off-balance-sheet credit risk is limited, as these transactions are executed on organized exchanges that assume the obligations of counterparties and generally require security deposits and daily settlement of variation margins.

SECURITIES LENDING

The corporation conducts securities lending transactions for certain customers and, at times, indemnifies these customers against various losses. All securities lending transactions are collateralized by U.S. government or federal agency securities, cash, or letters of credit with total market value equal to or in excess of the market value of the securities loaned. In the event of default of a customer combined with a decline in the value of the associated collateral, the corporation may be exposed to risk of loss. At December 31, 1993 and 1992, the corporation was indemnifying securities lending transactions totaling $5,133 million and $3,402 million, respectively, and was holding associated collateral totaling $5,185 million and $3,441 million, respectively.

23. FAIR VALUE OF FINANCIAL INSTRUMENTS

Management uses its best judgment in estimating the fair value of the corporation's financial instruments; however, there are inherent weaknesses in any estimation technique. Therefore, for substantially all financial instruments, the fair value estimates presented herein are not necessarily indicative of the amounts the corporation could have realized in a sales transaction at either December 31, 1993 or 1992. The estimated fair value amounts for 1993 and 1992 have been measured as of their respective year ends, and have not been reevaluated or updated for purposes of these consolidated financial statements subsequent to those respective dates. As such, the estimated fair values of these financial instruments subsequent to the respective reporting dates may be different than the amounts reported at each year end.

     The information provided below should not be interpreted as an estimate of the fair value of the entire corporation since a fair value calculation is only required for a limited portion of the corporation's assets.

     This disclosure of fair value amounts does not include the fair values of any intangibles, including CDI, PMSR, and CCI.

     Due to the wide range of valuation techniques and the degree of subjectivity used in making the estimates, comparisons between the corporation's disclosures and those of other companies may not be meaningful.

     The following methods and assumptions were used to estimate the fair value of the corporation's financial instruments at December 31, 1993 and 1992.

FINANCIAL INSTRUMENTS VALUED AT CARRYING VALUE

The respective carrying values of certain on-balance-sheet financial instruments approximated their fair values. These financial instruments include cash and due from banks, interest-bearing deposits in banks, federal funds sold and purchased, securities purchased and sold under resale and repurchase agreements, trading account assets, customers' acceptance liability, accrued interest receivable, certain assets pending disposition, other short-term borrowings, acceptances outstanding, accrued interest payable, and other liabilities that are considered financial instruments. Fair values were assumed to approximate carrying values for these financial instruments as they are short term in nature and the related amounts approximate fair values or are receivable or payable on demand.

SECURITIES AVAILABLE FOR SALE AND SECURITIES HELD FOR INVESTMENT

The aggregate carrying value and the aggregate fair value of securities available for sale were $3,282 million and $3,405 million, respectively, at December 31, 1993 and $2,661 million and $2,831 million, respectively, at December 31, 1992. The aggregate carrying value and the aggregate fair value of securities held for investment were $16,415 million and $16,802 million, respectively, at December 31, 1993 and $12,593 million and $12,937 million, respectively, at December 31, 1992. These fair value amounts were based on quoted market prices, where available. For securities available for sale and securities held for investment where quoted market prices did not exist, fair values were estimated using equity, cost, or appraised value as deemed appropriate by management. For further information on securities available for sale and securities held for investment, refer to Note 7 of the Notes to Consolidated Financial Statements on pages 56-57.

LOANS

For purposes of these fair value calculations, the aggregate fair value of each loan portfolio, excluding nonaccrual domestic commercial and foreign loans, was adjusted by a related portion of the allowance for credit losses. The allowance for credit losses represents, among other items, the credit risk associated with loans that reprice within relatively short time frames. The fair values of nonaccrual domestic commercial and foreign loans were computed by deducting an estimated market discount from their carrying values to represent the uncertainty of future cash flow amounts and timing.

     At December 31, 1993 and 1992, the allowance for credit losses included $875 million and $404 million, respectively, that was not allocated to a specific segment of the loan portfolio. As such, these portions of the allowance for credit losses were not included in any of the carrying values or fair values of loans stated below at each respective year end.

     The following methods and assumptions were used to calculate the fair values of loans.

CONSUMER LOANS SECURED BY FIRST MORTGAGES ON RESIDENTIAL PROPERTIES (RESIDENTIAL REAL ESTATE LOANS)

At December 31, 1993, the aggregate carrying value and the aggregate fair value of residential real estate loans were $30,251 million and $31,015 million, respectively. The aggregate carrying value and the aggregate fair value for this portfolio at December 31, 1992 were $28,342 million and $29,089 million, respectively. The fair values of residential real estate loans were calculated using pricing procedures that are similar to those used when these loans are sold in the secondary market in the normal course of business. These pricing procedures use current market rates for similar types of loans.

CONSUMER INSTALLMENT LOANS, CREDIT CARD LOANS, INDIVIDUAL LINES OF CREDIT, AND OTHER CONSUMER LOANS (OTHER CONSUMER LOANS)

At December 31, 1993, the aggregate carrying value and the aggregate fair value of other consumer loans were $29,693 million and $30,408 million, respectively. The aggregate carrying value and the aggregate fair value of other consumer loans at December 31, 1992 were $32,632 million and $33,621 million, respectively. The fair values of other consumer loans were calculated using discounted cash flow models. The discount rates were based on current market interest rates for similar types of loans.

DOMESTIC COMMERCIAL LOANS

At December 31, 1993, the aggregate carrying value and the aggregate fair value of domestic commercial loans were $41,273 million and $40,947 million, respectively. The aggregate carrying value and the aggregate fair value of this portfolio at December 31, 1992 were $42,801 million and $42,821 million, respectively.

     The carrying values of loans that reprice within relatively short time frames were assumed to approximate their fair values.

     The fair values of domestic commercial loans that do not reprice or mature within relatively short time frames were calculated using discounted cash flow models based on the maturity of the loans. The discount rates, which were based on market interest rates for similar types of loans, incorporated adjustments for credit risk.

     The fair values of commitments to extend credit were excluded from the fair values of domestic commercial loans, as they were not significant at either December 31, 1993 or 1992.

FOREIGN LOANS

At December 31, 1993, the aggregate carrying value and the aggregate fair value of foreign loans were $19,898 million and $19,466 million, respectively. The aggregate carrying value and the aggregate fair value of foreign loans at December 31, 1992 were $16,115 million and $15,460 million, respectively.

     Almost all of the foreign loans reprice within relatively short time frames. As a result, the carrying values of most foreign loans were assumed to approximate their fair values. The fair values of par bonds that are included in foreign loans were based on quoted market prices.

OTHER ASSETS

The aggregate carrying value and aggregate fair value of other assets that are considered financial instruments were $1,639 million and $1,689 million, respectively, at December 31, 1993 and $1,733 million and $1,762 million at December 31, 1992. The fair values of exchange-traded marketable equity securities, which are included in other assets, were calculated based on quoted market prices. For non-exchange-traded equity securities where quoted market prices did not exist, fair values were estimated using equity, cost, or appraised value as deemed appropriate by management. The carrying values of all other components of other assets that are considered financial instruments approximated their respective fair values, as they are short term in nature or are receivable or payable on demand.

DEPOSITS

The aggregate carrying value and aggregate fair value of deposits, which include demand deposits, savings deposits, money market deposits, and time deposits, were $141,618 million and $142,014 million, respectively, at December 31, 1993 and $137,883 million and $138,562 million, respectively, at December 31, 1992. The fair values of domestic and foreign demand deposits, savings deposits, and money market deposits without defined maturities were the amounts payable on demand. For substantially all domestic deposits with defined maturities, the fair value was calculated using discounted cash flow models based on market interest rates for the state in which the deposit was held, based on product type and maturity date. For variable-rate deposits with fixed repricing dates, the first repricing date was considered the maturity date for purposes of the fair value calculation. For variable rate deposits where the corporation has the contractual right to change rates, carrying value was assumed to approximate fair value. The fair values of domestic business negotiable certificates of deposit and domestic business time deposits were calculated using a discounted cash flow model. This model was based on the maturities of the related deposits and market interest rates for similar types of deposits. The carrying values of total foreign time deposits were assumed to approximate their fair values since these deposits primarily had variable rates and repriced within relatively short time frames.

     Excluded from the aggregate fair values of deposits are offsets for the aggregate fair values of off-balance-sheet financial instruments that qualify as accounting hedges for the bank's certificates of deposit, which were $960 million and $684 million, respectively, at December 31, 1993 and 1992.

LONG-TERM DEBT

The aggregate carrying value and the aggregate fair value of the corporation's long-term debt were $13,508 million and $14,253 million, respectively, at December 31, 1993 and $14,326 million and $14,863 million, respectively, at December 31, 1992. The fair value of the corporation's long-term debt was calculated based on quoted market prices. For those long-term debt issuances where quoted market prices were not available, a discounted cash flow model was used. The discount rates were based on yield curves appropriate for the remaining maturities of the instruments.

     Excluded from the aggregate fair values of long-term debt are offsets for the aggregate fair values of off-balance-sheet financial instruments that qualify as accounting hedges for the parent's long-term debt, which were $226 million and $170 million, respectively, at December 31, 1993 and 1992.

SUBORDINATED CAPITAL NOTES

The aggregate carrying value and the aggregate fair value of the corporation's subordinated capital notes were $607 million and $644 million, respectively, at December 31, 1993 and $2,069 million and $2,082 million, respectively, at December 31, 1992. These aggregate fair values were calculated based on quoted market prices.

OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS

The following is a summary of the fair values of each significant class of off-balance-sheet financial instrument or contract outstanding, excluding the previously discussed fair values of off-balance-sheet financial instruments that qualify as accounting hedges. Fair values of off-balance-sheet financial instruments consist of net unrealized and deferred gains and losses, accrued interest receivable or payable, and premiums paid or received. These amounts were generally calculated using discounted cash flow models based on current market yields for similar types of instruments and the maturity of each instrument. These amounts are included in trading account assets, other assets, or other liabilities, as applicable.

FAIR VALUES OF OFF-BALANCE SHEET FINANCIAL INSTRUMENTS
- ------------------------------------------------------------------------------
                                                                   December 31
                                                                   -----------
(in millions)/a/                                                   1993   1992
- ------------------------------------------------------------------------------
Derivative products                                               $ 329  $ 282
Foreign exchange contracts                                         (150)   215
Other/b/                                                            (18)    (3)
- ------------------------------------------------------------------------------

/a/ Amounts primarily represent net unrealized gains (losses).

/b/ Includes amounts related to foreign currency options purchased and sold.

24. LEGAL CONTINGENCIES

The corporation, because of the nature of its business, is subject to various threatened or filed legal actions. Although the amount of the ultimate exposure, if any, cannot be determined at this time, the corporation, based upon the advice of counsel, does not expect the final outcome of threatened or filed suits to have a material adverse effect on its financial position.

25. BANKAMERICA CORPORATION (PARENT COMPANY ONLY)

STATEMENT OF OPERATIONS
- ---------------------------------------------------------------------------
                                                  Year Ended December 31
                                            -------------------------------
(in millions)                               1993          1992         1991
- ---------------------------------------------------------------------------
Dividends from subsidiaries:
 Banking                                 $ 1,088       $   195       $  353
 Nonbanking                                  143            48           17
Interest on subordinated notes
 purchased
 from Bank of America NT&SA                  141           146          155
Interest on advances to subsidiaries:
 Banking                                      13             9           --
 Nonbanking                                  223           165           43
Interest on deposits in banks:
 Banking subsidiaries                         31            83           97
 Third parties                                 1            43           23
Interest on securities available for
 sale
 and securities held for investment          179            80           14
Interest from securities purchased
 under
 resale agreements:
 Banking subsidiaries                         --            13           49
 Third parties                                 9            15           --
Net securities gains                           7            --           --
Net gain on sales of assets                   --            --           12
Other income                                   3            49            1
- ---------------------------------------------------------------------------
 Total income                              1,838           846          764

Interest on other short-term borrowings       20            39           12
Interest on long-term debt                   703           587          247
Interest on subordinated capital notes       113           112           97
Amortization of goodwill                      27            25           --
Other expense                                103            62           72
- ---------------------------------------------------------------------------
 Total expense                               966           825          428
- ---------------------------------------------------------------------------
 Income before income taxes and equity
  in undistributed income of
  subsidiaries                               872            21          336
Benefit from income taxes                    108            75           22
Equity in undistributed income
 of subsidiaries                             974         1,396          766
- ---------------------------------------------------------------------------
 Net Income                              $ 1,954       $ 1,492       $1,124
===========================================================================

See notes following the Statement of Cash Flows on page 75.

BALANCE SHEET
- ------------------------------------------------------------------------
                                                     December 31
                                            ----------------------------
(in millions)                               1993                    1992
- ------------------------------------------------------------------------
Assets
Cash and short-term investments          $ 1,524                 $ 1,685
Securities available for sale                627                     700
Securities held for investment             1,148                   1,212
Investments in subsidiaries:
 Banking                                  17,944                  15,986
 Nonbanking                                1,075                   1,198
Subordinated notes purchased from
 Bank of America NT&SA                     4,163                   4,146
Advances to subsidiaries:
 Banking                                     296                     368
 Nonbanking                                4,228                   5,844
Accrued interest receivable                   63                      96
Goodwill                                     825                     903
Other assets                                 632                     866
- ------------------------------------------------------------------------
 Total Assets                            $32,525                 $33,004
========================================================================

Liabilities and Stockholders' Equity
Borrowings from subsidiaries             $    24                 $   124
Other short-term borrowings                  595                     360
Accrued interest payable                     191                     223
Other liabilities                            782                     902
Long-term debt                            13,182                  13,838
Subordinated capital notes                   607                   2,069
- ------------------------------------------------------------------------
 Total liabilities                        15,381                  17,516
Stockholders' equity                      17,144                  15,488
- ------------------------------------------------------------------------
 Total Liabilities and Stockholders'
  Equity                                 $32,525                 $33,004
========================================================================

See notes following the Statement of Cash Flows on page 75.


     The amount of funds available to the parent from its subsidiaries is limited by restrictions placed on them by law and various debt covenants.

     Under the U.S. National Bank Act, the parent's national banking subsidiaries are subject to prohibitions on the payment of dividends in certain circumstances and to restrictions on the amount that each can pay without the prior approval of the Office of the Comptroller of the Currency. Without the Comptroller's approval, dividends for a given year cannot exceed each bank's net profits (as defined by national banking laws) for that year and retained earnings from the preceding two years. In addition, dividends may not be paid in excess of each bank's undivided profits after deducting statutory bad debt in excess of their allowance for loan losses. Based upon these regulations, the bank could have declared dividends for 1993 of $3,125 million, while Seattle-First could have declared dividends to its parent, Seafirst, of $437 million. At December 31, 1993, the unutilized dividends allowed under these regulations for the bank and Seattle-First were $2,325 million and $159 million, respectively. Under these regulations, the other banking subsidiaries could not have declared dividends during 1993.

STATEMENT OF CASH FLOWS
- ------------------------------------------------------------------------------
                                                           December 31
                                                   ---------------------------
(in millions)                                      1993        1992       1991
- ------------------------------------------------------------------------------
Cash Flows from Operating Activities
Net income                                      $ 1,954     $ 1,492     $1,124
Adjustments to net income to arrive at
 net cash provided by operating activities:
 Benefit from deferred income taxes                (216)        (15)        (7)
 Equity in undistributed income of
  subsidiaries                                     (974)     (1,396)      (766)
 Amortization of goodwill                            27          25         --
 (Increase) decrease in accrued
  interest receivable                                33         (81)        (1)
 Increase (decrease) in accrued
  interest payable                                  (32)        168         14
 Increase in current income taxes payable           216         171         13
 Net activity in securities available for sale       73          --         --
 Other, net                                         (73)       (268)        81
- ------------------------------------------------------------------------------
   Net cash provided by operating activities      1,008          96        458
Cash Flows from Investing Activities
Capital contributions to subsidiaries              (935)       (625)      (546)
Capital returns from subsidiaries                   395         374        850
Purchase of subordinated notes from
  Bank of America NT&SA                              --      (2,900)      (100)
Redemption of subordinated capital notes
 from Bank of America NT&SA                          --         900         --
Activity in securities held for investment:
  Maturities                                        281       2,022         23
  Purchases                                         (92)     (3,835)        (7)
Cash provided by (used for) acquisitions             --       2,094         --
Collections from subsidiaries                     4,224       3,350        303
Additional advances to subsidiaries              (2,472)     (5,304)      (177)
Other, net                                           14        (406)        --
- ------------------------------------------------------------------------------
  Net cash provided (used) by
   investing activities                           1,415      (4,330)       346
Cash Flows from Financing Activities
Proceeds from borrowings from subsidiaries           84         154        111
Payments on borrowings from subsidiaries           (188)       (221)       (94)
Increase (decrease) in other short-term
 borrowings                                         235      (1,383)       315
Proceeds from issuance of long-term debt          3,026       5,110        967
Principal payments and retirements of
 long-term debt and subordinated
 capital notes                                   (5,214)     (2,257)      (580)
Proceeds from issuance of common stock              268         156        112
Proceeds from issuance of preferred stock            --       1,311        693
Common stock dividends                             (497)       (409)      (260)
Preferred stock dividends                          (241)       (169)       (61)
Other, net                                          (57)       (117)      (142)
- ------------------------------------------------------------------------------
  Net cash provided (used) by
   financing activities                          (2,584)      2,175      1,061
- ------------------------------------------------------------------------------
  Net increase (decrease) in cash and
   short-term investments                          (161)     (2,059)     1,865
Cash and short-term investments at
 beginning of year                                1,685       3,744      1,879
- ------------------------------------------------------------------------------
  Cash and Short-Term Investments
  at End of Year                                $ 1,524     $ 1,685     $3,744
==============================================================================

General For income and asset classification purposes, banking amounts include the amounts for all of the parent's bank, bank holding company, and savings bank subsidiaries.

Balance Sheet At December 31, 1993 and 1992, cash and short-term investments included $1,488 million and $1,167 million, respectively, of interest-bearing deposits with the bank. In addition, the 1992 balance included $500 million of securities purchased under resale agreements with third parties.

Statement of Cash Flows The statement of cash flows illustrates the change in cash and short-term investments as disclosed in the Parent Company Only balance sheet. Short-term investments have original maturities of three months or less and are considered to be cash equivalents. During 1993, 1992, and 1991, the parent received net income tax payments representing reimbursements from subsidiaries and net income tax refunds of $119 million, $231 million, and $30 million, respectively. The parent made interest payments on interest-bearing liabilities of $868 million, $570 million, and $342 million in 1993, 1992, and 1991, respectively.


     In addition, state-chartered banking subsidiaries are subject to dividend limitations imposed by applicable state law. These state-chartered banking subsidiaries could have declared dividends to their respective parent companies without state approval of $83 million for 1993. At December 31, 1993, this entire amount was unutilized.

     The parent's subsidiary, Bank of America, FSB, is subject to regulatory restrictions by the Office of Thrift Supervision on its payment of dividends. Under these restrictions, Bank of America, FSB could have declared dividends to its parent without regulatory approval of $40 million for 1993. At December 31, 1993, this entire amount was unutilized.

     The banking subsidiaries are also subject to certain restrictions of the Federal Reserve Act on loans each bank may extend to their respective parent companies. Among other things, the aggregate of such loans may not exceed 10 percent of the sum of such bank's capital stock and surplus, defined by the Comptroller of the Currency to include undivided profits and reserves for contingencies, subject to certain adjustments. Such loans must be secured by collateral with a value between 100 percent and 130 percent of the loan, depending on the type of collateral. Under these restrictions, and assuming the parent provided the collateral required, the bank, Seattle-First, and other banking subsidiaries could have loaned to their respective parent companies a maximum of $1,142 million, $144 million, and $317 million, respectively, at December 31, 1993.

     The net assets of subsidiaries restricted from flowing to the parent by regulatory limitations and restrictive debt covenants were $14,051 million at December 31, 1993.

26. PERFORMANCE BY GEOGRAPHIC AREA
- -----------------------------------------------------------------------------------------------------------------------------------
                                                                                     Year Ended December 31
                                                            -----------------------------------------------------------------------
                                                                                   Net Interest
                                               Total Assets                          Income and         Income (Loss)    Net Income
(in millions)                         Year   at December 31   Gross Income   Noninterest Income   Before Income Taxes        (Loss)
- -----------------------------------------------------------------------------------------------------------------------------------

Domestic                              1993         $155,468        $13,053              $10,475                $2,609        $1,416
                                      1992          155,051         12,589                9,385                 1,941         1,036
                                      1991           94,131          9,537                6,018                 1,256           731
- -----------------------------------------------------------------------------------------------------------------------------------
Europe, Middle East, and Africa       1993           10,896          1,170                  418                   208           136
                                      1992            8,286          1,139                  369                    10             8
                                      1991            6,698          1,095                  370                   120            88

Asia                                  1993           13,392          1,096                  623                   303           212
                                      1992           10,573            939                  447                   171           118
                                      1991            8,308            948                  375                   129            84

Latin America and the Caribbean       1993            6,265            516                  170                   288           177
                                      1992            5,497            525                  161                   580           343
                                      1991            5,132            578                   93                   402           244

Canada                                1993              912             65                   28                    20            13
                                      1992            1,239             70                    5                   (20)          (13)
                                      1991            1,240            110                   24                   (34)          (23)
- -----------------------------------------------------------------------------------------------------------------------------------
Total Foreign                         1993           31,465          2,847                1,239                   819           538
                                      1992           25,595          2,673                  982                   741           456
                                      1991           21,378          2,731                  862                   617           393
- -----------------------------------------------------------------------------------------------------------------------------------
BankAmerica Corporation               1993          186,933         15,900               11,714                 3,428         1,954
                                      1992          180,646         15,262               10,367                 2,682         1,492
                                      1991          115,509         12,268                6,880                 1,873         1,124
- -----------------------------------------------------------------------------------------------------------------------------------

     The information in the table above is presented based on reporting assumptions in place at December 31, 1993. Certain prior-period amounts have been reclassified to conform to the current presentation.

     Since the corporation's operations are highly integrated, certain asset, liability, income, and expense amounts must be allocated to arrive at total assets, net interest income and noninterest income, income or loss before income taxes, and net income or loss. The principal allocations and underlying assumptions used in the presentation above are as follows:

     The corporation's funds transfer pricing system allocates domestic sources of funds at U.S. market rates based on the maturities of the funds. To the extent that overseas units interact with U.S. operations, they are also included in the funds transfer pricing system.

     The allowance for credit losses is established by credit officers for each portfolio segment. After the allowance has been established for portfolio segments, credit management establishes an unallocated portion of the allowance for credit losses, which is attributable to factors that cannot be associated with a particular portfolio segment. For purposes of the table above, the unallocated portions of the allowance and related provisions for credit losses have been included with domestic amounts. The unallocated portion of the allowance for credit losses at December 31, 1993, 1992, and 1991 was $875 million, $404 million, and $300 million, respectively. In 1993, 1992, and 1991, the foreign allowance for credit losses was $322 million, $559 million, and $808 million, respectively. The reductions in the foreign allowance for credit losses during 1993 and 1992 were primarily related to restructuring countries in Latin America. While management has allocated reserves to various portfolio segments, the allowance is general in nature and is available for the portfolio in its entirety.

     Equity is assigned in proportion to total assets. For 1993, 1992, and 1991, overhead was allocated based on each geographic area's equally weighted operating expenses.

     In 1993, 1992, and 1991, each geographic area included its respective tax liability. The corporation allocated federal and state taxes at its effective tax rates.

     Translation losses, net of hedging, totaled $4 million, $9 million, and $11 million, in 1993, 1992, and 1991, respectively. These amounts, which are reported in other income, are included in the table above.

27. QUARTERLY RESULTS (UNAUDITED)
- -------------------------------------------------------------------------------------------------------------------------------
                                                       1993 Quarter Ended                          1992 Quarter Ended
                                              --------------------------------------     --------------------------------------
(in millions, except per share data)          Dec 31   Sept 30    June 30     Mar 31     Dec 31   Sept 30   June 30      Mar 31
- -------------------------------------------------------------------------------------------------------------------------------
Results of Operations
Interest income                               $2,876     $2,945      $2,881     $2,925     $3,071    $3,203    $3,045      $2,294
Interest expense                               1,011      1,064       1,029      1,082      1,140     1,322     1,370       1,063
- ---------------------------------------------------------------------------------------------------------------------------------
 Net interest income                           1,865      1,881       1,852      1,843      1,931     1,881     1,675       1,231
Provision for credit losses/a/                   150        178         227        248        270       259       245         235
Noninterest income                             1,119      1,007       1,058      1,089      1,012     1,032     1,009         596
Noninterest expense/a/                         1,974      1,848       1,826      1,835      1,823     1,792     1,974       1,087
- ---------------------------------------------------------------------------------------------------------------------------------
 Income before income taxes                      860        862         857        849        850       862       465         505
Provision for income taxes                       364        376         369        365        377       386       225         202
- ---------------------------------------------------------------------------------------------------------------------------------
 Net Income                                   $  496     $  486      $  488     $  484     $  473    $  476    $  240/b/   $  303
=================================================================================================================================

Earnings per Common and Common
 Equivalent Share                             $ 1.21     $ 1.19      $ 1.20     $ 1.19     $ 1.19    $ 1.22    $ 0.63/b/   $ 1.22
=================================================================================================================================

Earnings per Common Share--Assuming
 Full Dilution                                $ 1.21     $ 1.18      $ 1.19     $ 1.19     $ 1.18    $ 1.22    $ 0.63/b/   $ 1.21
=================================================================================================================================

Stock Data
Dividends per common share                    $ 0.35     $ 0.35      $ 0.35     $ 0.35     $0.325    $0.325    $0.325      $0.325
Common stock price range:/c/
 High                                             47         49 1/ 8     53 7/8     55 1/2    48 1/4    46 3/4    49 3/4      46 1/4
 Low                                              40 5/8     43 3/ 8     40 1/2     43        40 7/8    40 1/4    38 1/8      35 3/8
Closing common stock price/c/                     46 3/8     44          45 1/4     50 1/4    46 1/2    43 1/4    44 3/8      44
- --------------------------------------------------------------------------------------------------------------------------------

/a/ During 1993, ISRs were reclassified to the loan portfolio as a result of regulatory clarification of the definition of an ISR. The related fair value adjustments net of recoveries received in final settlement, which were previously recorded in other noninterest expense, have been reclassified to credit losses and recoveries with corresponding adjustments to the provision for credit losses. These amounts are as follows: $14 million, $3 million, $27 million, and $13 million, respectively, for the quarters ended December 31, September 30, June 30, and March 31, 1993; and $10 million, $(1) million, $5 million, and $5 million, respectively, for the quarters ended December 31, September 30, June 30, and March 31, 1992.

/b/ Earnings and earnings per share were affected by the net effect of nonrecurring and certain other items, including the accrual of restructuring expenses related to the Merger and a net gain on the sale of the bank's payroll processing business. If the nonrecurring and certain other items had been excluded from the results of operations, net income would have been $421 million, and both earnings per common and common equivalent share and earnings per common share -- assuming full dilution would have been $1.19.

/c/ The principal market of the corporation's common stock is the New York
    Stock Exchange; the stock is also listed on the Chicago, Pacific, London, and Tokyo Stock Exchanges. Price information represents quotations as reported in the New York Stock Exchange consolidated transaction reporting system.

                               Appendix Index

BankAmerica Corporation
 1993 Annual Report to Shareholders
 page reference                      Description of omitted graphics
 ---------------------------------   -------------------------------
20                                   Noninterest Income (Stacked block graphs in
                                     non-EDGAR version)

22 Noninterest Expense (Stacked block graphs in non-EDGAR version)

28 Total Loan Outstandings by Type (Pie charts in non-EDGAR version)

29                                   Domestic Commercial Loans by Type (Pie
                                     charts in non-EDGAR version)

39                                   Ratios of Stockholders' Equity to Total
                                     Assets (Plot point graph in non-EDGAR
                                     version)