Form 10-K405, Exhibit 13
period 1994-12-31
BANKAMERICA CORP
filed 1995-03-20
CIK 9672

                                                                      Exhibit 13
                                                                      ----------

                     BANKAMERICA CORPORATION ANNUAL REPORT

                  [BANKAMERICA CORPORATION LOGO APPEARS HERE]

                         1994 BANKAMERICA CORPORATION
                         ANNUAL REPORT TO SHAREHOLDERS

BankAmerica Today
- --------------------------------------------------------------------------------

BankAmerica Corporation and its consolidated subsidiaries provide diverse financial products and services to individuals, businesses, government agencies, and financial institutions throughout the world. BankAmerica Corporation is the second-largest bank holding company in the United States, based on total assets at December 31, 1994.

BankAmerica's principal banking subsidiaries operate full-service branches in California, Washington, Texas, Arizona, Oregon, Nevada, New Mexico, Hawaii, Idaho, and Alaska, as well as corporate banking and business credit offices in major U.S. cities, and branches, corporate offices, and representative offices in 36 countries. Bank of America Illinois, created as a result of BankAmerica's 1994 acquisition of Continental Bank Corporation, provides a full range of financial services to business and private banking clients in the Midwest. Large corporate clients are served through Bank of America's U.S. Corporate Group, which, since the acquisition of Continental, has been headquartered in Chicago.

- --------------------------------------------------------------------------------
Note: The following abbreviations, among others, appear in the text of this report: BankAmerica Corporation and its consolidated subsidiaries (BankAmerica, BAC), BankAmerica Corporation (the parent), Bank of America NT&SA (Bank of America, BofA, the bank), Continental Bank Corporation (Continental), Seafirst Corporation (Seafirst), and Seattle-First National Bank (Seattle-First).


Contents
- --------------------------------------------------------------------------------

Chairman's Letter to Shareholders                                              2
Review of Major Business Sectors                                               8
- --------------------------------------------------------------------------------
Overview                                                                      18
Ratio and Stock Data                                                          18
Selected Financial Data                                                       19
Business Sectors                                                              19
Results of Operations                                                         22
  Net Interest Income                                                         22
  Noninterest Income                                                          22
  Noninterest Expense                                                         24
  Income Taxes                                                                25
  Comparison of 1993 Versus 1992                                              25
Balance Sheet Review                                                          26
Off-Balance-Sheet Financial Instruments                                       28
  Credit-Related Financial Instruments                                        28
  Foreign Exchange and Derivatives Contracts                                  28
Risk Management                                                               28
Credit Risk Management                                                        29
  Overview                                                                    29
  Off-Balance-Sheet Credit Risk                                               30
  Loan Portfolio Management                                                   30
  Allowance for Credit Losses                                                 34
  Nonperforming Assets                                                        37
Market Risk Management                                                        39
  Overview                                                                    39
  Off-Balance-Sheet Market Risk                                               39
  Interest Rate Risk Management                                               40
Liquidity Risk Management                                                     42
  Overview                                                                    42
  Liquidity Review                                                            43
Operational and Settlement Risk Management                                    43
Capital Management                                                            44
- --------------------------------------------------------------------------------
Report of Management                                                          46
Report of Independent Auditors                                                47
Consolidated Financial Statements                                             48
Notes to Consolidated Financial Statements                                    52
- --------------------------------------------------------------------------------
Boards of Directors/BankAmerica Corporation
  and Bank of America NT&SA                                                   85
Honorary Directors/BankAmerica Corporation
  and Bank of America NT&SA (nonvoting)                                       85
Principal Officers/BankAmerica Corporation                                    86
Advisor/BankAmerica Corporation                                               86
Chairmen/Presidents/Other Subsidiary Banks                                    86
Senior Management Council/
  Bank of America NT&SA                                                       87
BankAmerica Corporate Governance Principles                                   88

Strategy: Combine superior quality, locally managed sales and service capabilities with large-scale, cost-efficient processing. Offer customers a wide variety of distribution choices so that they can access the bank when, where, and how they wish.




Consumer Banking provides a full array of deposit and loan products to individuals and small businesses through branches, ATMs, phone, and other delivery channels throughout ten western states. It also provides credit card, home mortgage, manufactured housing financing, and consumer finance products throughout the United States, and consumer banking in Hong Kong, India, and the Philippines. We report the results of our western states banks other than those in California and Washington separately, as "Non-California Banks."


Consumer Banking
- --------------------------------------------------------------------------------

Our consumer banking operations serve the largest customer base of any bank in the western United States - about 10 million households in 1994. In the ten western states in which we operate, we offer the largest full-service branch network - nearly 2,000 branches. Our proprietary network of more than 5,500 ATMs is by far the nation's largest.

Still, customers today require an even greater range of choices. For example, in California, we now conduct two telephone and ATM transactions for every teller transaction in a traditional branch. And demand for new delivery channels continues to grow. To keep pace with our customers' changing expectations, we have implemented a variety of options, including 133 supermarket and other in-store branches operating with extended hours in nine states. These branches save customers time and help us to control our costs. We expect to open more during 1995.

Consumer Banking Net Income (Pie chart in non-EDGAR version)
- --------------------------------------------------------------------------------

Consumer ($ millions)                                                1994
                                                                    ------
Retail Deposits                                                     $  383
Credit Card                                                         $  237
Consumer & Residential Loans                                        $  153
Other                                                               $  109

Non-California Banks ($ millions)                                    1994
                                                                    ------
Arizona                                                             $   45
Nevada                                                              $   36
Oregon                                                              $   21
Texas                                                               $  (37)
Other                                                               $  (14)


- --------------------------------------------------------------------------------
We also have opened self-service branches in Washington, New Mexico, and Alaska that can handle nearly all transactions that can be done in a traditional branch via ATM and interactive video. In addition, we have invested significantly in two core products - mortgages and credit cards - that can be distributed through our branch system, as well as nationally through other channels.

Our current efforts to broaden our delivery and product capabilities are not focused primarily on further acquisitions, particularly branch bank acquisitions, where we believe that prices recently have been generally too high to enable us to create value for our shareholders. Instead, we are focused on three major challenges: improving the profitability of our newer banks by continuing to integrate operations and improving the customer/product/delivery channel mix; managing the transition in the branch system to a configuration in which the number of traditional branches declines gradually, but the total number of ways we reach our customers increases dramatically; and increasing shareholder value by making our full range of consumer products and delivery systems available in combinations and at prices that are profitable.

Consumer Financial Highlights
($ millions)                                   1994                 1993
- --------------------------------------------------------------------------------
Revenue                                      $ 5,907              $ 6,158
Expense                                        3,657                3,887
Provision for Credit Losses                      679                  875
Net Income                                       882                  781
Average Loans                                 58,253               56,847
Average Deposits                              76,702               78,121
Average Common Equity                          4,952                4,779
Return on Average Common Equity                 16.1%                14.5%
- --------------------------------------------------------------------------------

Non-California Banks Financial Highlights
($ millions)                                   1994                 1993
- --------------------------------------------------------------------------------
Revenue                                      $ 1,212              $ 1,120
Expense                                        1,123                1,148
Provision for Credit Losses                       (4)                 (25)
Net Income (Loss)                                 51                  (12)
Average Loans                                 12,591               11,246
Average Deposits                              23,628               24,754
Average Common Equity                          1,470                1,391
Return on Average Common Equity                  1.8%                   -
- --------------------------------------------------------------------------------

Strategy: Be the most important provider of financial services to customers in our markets by developing deep relationships based on our breadth of high quality financial products and services and our global capabilities.




U.S. Corporate and International Banking provides credit, trade finance, cash management, investment banking and capital-raising services, capital markets products, and financial advisory services to large domestic and foreign institutions that are part of the global economy and affected by global financial flows. With the acquisition of Continental, BankAmerica's U.S. Corporate Group has become the largest corporate banker in the United States. BankAmerica has relationships with more than 85 percent of the Fortune 500 corporations, including virtually all of the 100 largest U.S. corporations, and the ability to serve the needs of institutional clients anywhere in the world.


U.S. Corporate and
International Banking
- --------------------------------------------------------------------------------

Corporate banking is for us a relationship business. The most profitable relationships tend to be those in which we are a top-tier provider - either the lead bank or the second most important banking company used by a given client. In the United States, independent surveys indicate that BankAmerica is the nation's largest corporate banking company in terms of key relationships. Our focus is on these profitable relationships and on products and services that tend to have less volatile income.

In addition to global reach, our ability to provide clients access to capital and to help them manage their risk and lower their funding costs are key elements in enabling us to deepen our relationships. Both capital-raising and credit products form the foundation of many strong relationships.

BankAmerica is the largest bank-affiliated commercial paper dealer in the country, the third-largest syndication agent/co-agent, and a world-class competitor in leasing.

U.S. Corporate and International Banking Net Income
  (Pie chart in non-EDGAR version)
- --------------------------------------------------------------------------------
U.S. Corporate and International ($ millions)                        1994
U.S. Corporate Group                                                $  247
Latin America/Canada                                                $  115
Asia Wholesale                                                      $  111
Europe, Middle East & Africa                                        $   64
Other                                                               $  114


- --------------------------------------------------------------------------------
We also are among the leading providers of cash management services both domestically and internationally, with a reputation for high quality service and a strong technological edge in offshore markets.

Quality of service is another important factor. BankAmerica's quality has been borne out in independent surveys that rate our foreign exchange business the best in the country in terms of overall quality. Further, much of our trading is customer-driven, so our trading income tends to be less volatile than some of our competitors.

The acquisition of Continental, in addition to expanding our U.S. corporate customer base, has linked us with a company whose corporate culture strongly emphasized quality of service and whose reputation as a quality provider is widely known in the business world.

We have focused our international network to emphasize the Pacific Rim, which capitalizes on our unique position as the only west coast-based corporate bank. Thus, in the last decade, we have reduced our foreign office presence from 80 countries to 36, while expanding our presence in key Asian and Latin American countries. Through these efforts, we have controlled our costs even while building expertise, by sizing our corporate banking activities to market needs.

Going forward, we need to continue to enhance our cash management capabilities. We also need to build our capital-raising and capital markets capabilities, including the origination, distribution, and trading of corporate debt. The rapid growth and globalization of these markets is expected to continue.

U.S. Corporate and International Financial Highlights
($ millions)                                   1994                 1993
- --------------------------------------------------------------------------------
Revenue                                      $ 2,614              $ 2,445
Expense                                        1,537                1,360
Provision for Credit Losses                       14                 (158)
Net Income                                       651                  776
Average Loans                                 32,186               30,681
Average Deposits                              25,889               19,448
Average Common Equity                          4,976                4,123
Return on Average Common Equity                 11.4%                17.0%
- --------------------------------------------------------------------------------

Strategy: Build broad financial service
relationships with a select group of real estate customers. Additionally, use our knowledge of the real estate business to provide selected transactional products and services.




The Commercial Real Estate group provides credit and other financial services to a variety of real estate market segments, including developers, investors, pension fund advisors, real estate investment trusts, and property managers. Local clients are served through offices across California and in ten other states. National clients, such as publicly traded corporations and institutional-quality private entities, are served through offices in California and Chicago.


Commercial Real Estate
- --------------------------------------------------------------------------------

The commercial real estate group provides a range of financial services to several distinct customer groups. The traditional core of this business has been to maintain full-service relationships with two corporate groups: established national or large regional real estate developers, and smaller local firms. We serve these groups through our banks in western states and Illinois.

Credit often has been a foundation of these relationships. As conditions in real estate markets that we serve began to stabilize in 1994, we experienced renewed growth in new on-balance-sheet lending. To our real estate customers we also provide convenient access to other financial services, including a vast array of deposit, cash management, and investment products through their relationship managers.

The real estate business has changed significantly in recent years, however, and BankAmerica has changed with it. Most significantly, the capital markets have

Commercial Real Estate Net Income (Pie chart in non-EDGAR version)
- --------------------------------------------------------------------------------

                                                                     1994
                                                                    ------
Commercial Real Estate                                          $  329 million




become an increasingly important source of commercial real estate financing. Pension funds and other investors have supplemented banks and insurance companies as sources of both construction and permanent mortgage financing, and new competitors have emerged, notably investment banks.

BankAmerica, therefore, has expanded its product offerings to encompass a full range of capital markets activities. For example, in addition to our long-standing capabilities to privately place customers' debt, we have established a specialized unit to handle real estate syndications to broaden our customers' access to debt financing sources. Further responding to the growth of the commercial real estate securities market, we recently entered into a relationship that enables us to originate loans for sale into the secondary market.

The growing importance of these capital markets-based funding sources also has led to growth in the demand for specialized services apart from the funding itself. We have responded by revitalizing our program for the servicing of whole loans and collateral for commercial mortgage-backed securities originated by others.

Thus, in this changing environment, we believe we offer the best financing available to our real estate customers and the best operating services available to other providers of funding.

Commercial Real Estate Financial Highlights
($ millions)                                   1994                 1993
- --------------------------------------------------------------------------------
Revenue                                      $   474              $   485
Expense                                          127                  168
Provision for Credit Losses                     (214)                  87
Net Income                                       329                  135
Average Loans                                  9,590               11,611
Average Deposits                               1,756                2,431
Average Common Equity                          1,025                  979
Return on Average Common Equity                 30.4%                12.0%
- --------------------------------------------------------------------------------

Strategy: Become the most important provider of diversified financial services to our customers based on strong relationships with companies, their ownership, and management.




Middle-Market Banking provides a full range of banking products and services to companies with annual revenues between $5 million and $250 million. BankAmerica serves middle-market customers throughout the West and, since the acquisition of Continental, in the Midwest. Financial results for this sector include California, Washington, and Illinois only; middle-market banking results in other states are included in Non-California Banks.


Middle-Market Banking
- --------------------------------------------------------------------------------

The financial needs of middle-market companies are becoming increasingly sophisticated. This makes access to a breadth of high quality cash management, capital markets, trade finance, and other financial services increasingly important. In addition, many middle-market companies are privately owned, making the connection between the businesses and the individuals who own them very strong. Providing preferred banking services to the owners personally can be a key element in gaining and retaining relationships.

For these reasons, middle-market banking is still first and foremost a relationship business at BankAmerica. We seek to develop a complete financial relationship with the company, its owners, and its management. Efficiently providing a wide array of products needed by each of our customers is key to developing relationships that create value for both those customers and for our shareholders.

We consolidate certain administrative and operational functions regionally, in order to achieve economies of

Middle-market Banking Net Income (Pie chart in non-EDGAR version)
- --------------------------------------------------------------------------------

                                                                     1994
                                                                    ------
Middle-market                                                   $  234 million



- --------------------------------------------------------------------------------
scale in a variety of transaction, cash management, and other non-credit products. BAC also centrally manages credit policies, credit examination, credit training, and the overall credit portfolio throughout the business in order to keep our policies and procedures consistent and control credit risk. Credit approval, however, is decentralized, in order to be responsive to local market conditions. Similarly, sales and marketing efforts vary by region, with the objective of encouraging account officers to focus on the specific needs of local markets.

This combination of centralized operations and local management of customer relationships has given us an ability to be both efficient and responsive. It has also given us significant, profitable market share positions in California, Illinois, Washington, Nevada, and Arizona.

Going forward, we expect to bring to bear the same multi-product delivery capabilities to build this business in the rest of our western states network. We also plan to further improve this business by emphasizing the most profitable relationships and by seeking ways to improve the profitability of all our relationships.

We include in this sector financial results from BankAmerica Business Credit, an asset-based lending operation doing business in 40 states through offices in 14 states. BankAmerica Business Credit makes loans and provides other financial services to mid-sized and large companies whose credit and other specialized needs might not be met by traditional banks.

Middle-Market Banking Financial Highlights
($ millions)                                   1994                 1993
- --------------------------------------------------------------------------------
Revenue                                      $   727              $   690
Expense                                          387                  385
Provision for Credit Losses                      (56)                  17
Net Income                                       234                  168
Average Loans                                 12,261               11,511
Average Deposits                               6,834                6,563
Average Common Equity                            751                  696
Return on Average Common Equity                 29.4%                22.3%
- --------------------------------------------------------------------------------

Strategy: Use our extensive domestic and international distribution systems to offer an array of products and services designed to meet the needs of individuals who are building or preserving wealth.




Private Banking provides a broad range of banking, personal trust, and investment services to clients worldwide who require specialized personal services. Investment Services provides a broad range of investment products, including mutual funds, fixed-income securities, annuities, and equities.


Private Banking
and Investment Services
- --------------------------------------------------------------------------------

The accumulation of wealth by an aging population, the transfer of wealth between generations, and the growing globalization of investment opportunities are creating new customers and increasing the need for sophisticated expertise in these businesses. Moreover, the opportunity to better serve the customers that we already have creates additional growth potential. For example, we are dedicated to meeting the investment, customized credit, transactional, and estate-planning needs of the estimated 100,000 existing Bank of America households in California that have the financial characteristics that warrant the services of The Private Bank. We are investing in management, technology, and investment talent in order to increase our capabilities and to tap that potential.

Through our investment centers in San Francisco, Los Angeles, Chicago, and Seattle, Investment Services brings together a range of investment and risk management specialists with the objective of providing our

Private Banking and Investment Services Net Income
  (Pie chart in non-EDGAR version)
- --------------------------------------------------------------------------------

Private Banking and Investment Services ($ millions)                 1994
                                                                    ------
Private Banking                                                     $   50
Investment Services (excluding capital contribution)                $   (7)
Capital Contribution (after tax)                                    $  (49)
Other                                                               $    7




- --------------------------------------------------------------------------------
customers with the best investment opportunities available. We supplement our own skills by offering investment products provided by others.

We decentralize distribution, however, to deliver our global capabilities on a local level. We use our domestic network of nearly 2,000 branches, more than 400 securities brokers, offices in 36 countries, and correspondent relationships with more than 2,000 banks throughout the world, to address the wealth management needs of customers ranging from the very wealthy to the middle class saving for retirement.

Our focus is on customers who need financial advice. Private bankers, trust officers, and brokers provide access to the complete capabilities of Bank of America and selected other providers, in order to tailor solutions to meet the financial needs and goals of their clients.

We believe that this combination of centralized asset management expertise and decentralized distribution will allow us both to grow and to increase profitability in these businesses, while serving the needs of our clients. We are investing in technology and products to improve our capabilities.


Private Banking and Investment Services
Financial Highlights
($ millions)                                   1994                 1993
- --------------------------------------------------------------------------------
Revenue                                      $   414              $   407
Expense                                          414*                 313
Provision for Credit Losses                        -                   (6)
Net Income                                         1                   59
Average Loans                                  2,794                2,233
Average Deposits                               4,810                4,884
Average Common Equity                            319                  264
Return on Average Common Equity                    -                 20.5%
- --------------------------------------------------------------------------------

*Includes $83 million capital contribution to mutual funds

- --------------------------------------------------------------------------------
Financial Review
- --------------------------------------------------------------------------------

Overview

BankAmerica Corporation and subsidiaries (BAC) reported earnings per share in 1994 of $5.36, an increase of 12 percent from $4.79 in 1993. Net income in 1994 was $2,176 million, up 11 percent from $1,954 million in 1993. Return on average common equity was 13.20 percent in 1994, up from 12.88 percent in 1993.

     During the year, BAC continued to diversify and expand its revenue sources. In the third quarter, BAC completed its merger with Continental Bank Corporation (Continental), improving its access to wholesale and middle market customers, particularly in the Midwest. BAC designated Chicago as the headquarters of its U.S. corporate banking business and renamed Continental Bank as Bank of America Illinois, which is now responsible for private banking and middle-market services in the midwestern United States. The 1994 results include the effects of the merger with Continental subsequent to its consummation on August 31, 1994.

     BAC also expanded its mortgage banking business with the acquisitions of United Mortgage Holding Company in Minnesota and the Virginia processing operations of Margaretten Mortgage. On February 1, 1995, BAC completed the acquisition of Arbor National Holdings, Inc., based in New York.

     The increase in 1994 earnings over 1993 is primarily attributable to substantial improvement in credit quality and increased net interest income. The provision for credit losses in 1994 was $460 million, down $343 million, or 43 percent, from the same period a year ago. Net credit losses for 1994 decreased $645 million, or 58 percent, from the amount reported in 1993. Total nonaccrual assets declined by $806 million, or 28 percent, from $2,886 million at year-end 1993 to $2,080 million at year-end 1994. As a result, BAC's ratio of nonaccrual loans to total loans declined to 1.48 percent at year-end 1994 from 2.28 percent at December 31, 1993.

     Net interest income was $7,542 million in 1994, up $101 million from $7,441 million in 1993. BAC's net interest margin was 4.50 percent for 1994, down 19 basis points from 4.69 percent for 1993.

     Noninterest income decreased $126 million, or 3 percent, from $4,273 million in 1993 to $4,147 million in 1994. Noninterest expense was $7,512 million in 1994, up $29 million from $7,483 million in 1993.

     Total loans at December 31, 1994 were $140.9 billion, up $14.3 billion, or 11 percent, from $126.6 billion at year-end 1993. The allowance for credit losses at December 31, 1994 was $3,690 million, representing 2.62 percent of loan outstandings, compared with $3,508 million, or 2.77 percent, at December 31, 1993.

Ratio and Stock Data

                                                                                 Year Ended December 31
                                                               -----------------------------------------------------------------
                                                                     1994                    1993                       1992
- --------------------------------------------------------------------------------------------------------------------------------
Selected Financial Ratios
Rate of return (based on net income) on:
    Average common equity                                           13.20%                 12.88%                      12.65%
    Average total equity                                            12.30                  12.00                       11.84
    Average total assets                                             1.08                   1.05                        0.90
Ratio of common equity to total assets                               7.34                   7.58                        6.92
Ratio of total equity to total assets                                8.77                   9.17                        8.57
Ratio of average total equity to average total assets                8.76                   8.79                        7.60
Dividend payout ratio                                               29.63                  28.99                       30.30

Stock Data
Book value per common share at year end                            $42.63                 $39.58                      $35.88
Closing common stock price                                             39 1/2                 46 3/8                      46 1/2
Number of common shares outstanding at year end/a/            371,182,004            357,912,170                 348,602,976
- ---------------------------------------------------------------------------------------------------------------------------------

/a/There were 162,281 common stockholders of record at January 31, 1995.

Note: Information included in the text and tables of the Financial Review reflects the effects of the Continental merger subsequent to its consummation on August 31, 1994 and the effects of the Security Pacific Corporation (SPC) merger subsequent to its consummation on April 22, 1992.

Selected Financial Data

                                                                                        Year Ended December 31
                                                          ------------------------------------------------------------------------
(dollar amounts in millions, except per share data)            1994         1993            1992          1991              1990
- ----------------------------------------------------------------------------------------------------------------------------------
Operating Results
Interest income                                           $  12,384    $  11,627       $  11,613     $   9,860         $  10,249
Interest expense                                              4,842        4,186           4,895         5,388             6,097
                                                         -------------------------------------------------------------------------
    Net interest income                                       7,542        7,441           6,718         4,472             4,152
Provision for credit losses                                     460          803           1,009           805               905
Noninterest income                                            4,147        4,273           3,649         2,408             2,074
Noninterest expense                                           7,512        7,483           6,676         4,202             3,922
                                                         -------------------------------------------------------------------------
    Income before income taxes and extraordinary credit       3,717        3,428           2,682         1,873             1,399
Provision for income taxes                                    1,541        1,474           1,190           749               522
                                                         -------------------------------------------------------------------------
    Income before extraordinary credit                        2,176        1,954           1,492         1,124               877
Extraordinary credit resulting from previously
    unrecognized tax benefits                                    --           --              --            --               238
                                                         -------------------------------------------------------------------------
        Net Income                                         $  2,176    $   1,954       $   1,492     $   1,124          $  1,115

Per Share Data
Earnings per Common and Common Equivalent Share:
    Income before extraordinary credit                     $   5.36    $    4.79       $    4.24      $   4.81          $   3.85
    Net income                                                 5.36         4.79            4.24          4.81              4.95
Earnings per Common Share -- Assuming Full Dilution:
    Income before extraordinary credit                         5.33         4.76            4.21          4.78              3.84
    Net income                                                 5.33         4.76            4.21          4.78              4.94
Dividends declared per common share                            1.60         1.40            1.30          1.20              1.00

Balance Sheet Data at Year End
Loans                                                      $140,912     $126,556        $126,611      $ 86,634          $ 85,815
Total assets                                                215,475      186,933         180,646       115,509           110,728
Deposits                                                    154,394      141,618         137,883        94,067            92,321
Long-term debt and subordinated capital notes                15,428       14,115          16,395         4,378             3,931
Common equity                                                15,823       14,165          12,509         6,737             5,806
Total equity                                                 18,891       17,144          15,488         8,063             6,419
- ----------------------------------------------------------------------------------------------------------------------------------

Business Sectors

BAC internally segregates its operations into business sectors. However, since BAC's operations are highly integrated, certain non-sector-specific income, expenses, assets, and liabilities must be allocated to the appropriate customer and market sectors. Domestic sources of funds, overhead, and federal and state taxes are allocated in this process. Furthermore, for internal business sector monitoring, the unallocated allowance for credit losses and related provision for credit losses are allocated to the business sectors. Equity is assigned on a risk-adjusted basis. The information set forth in the table on pages 20-21 reflects the condensed income statements and selected average balance sheet components and financial ratios by business sectors. The information presented does not represent the business sectors' financial condition and results of operations as if they were managed as independent entities.

     For a detailed discussion of the composition of each business sector, refer to pages 8-17.

Consumer Banking

Net income for Consumer Banking was up $101 million, or 13 percent, from the amount for 1993, largely reflecting improved results in BAC's retail deposit and credit card businesses. Noninterest expense decreased primarily due to lower personnel expense and operating losses in 1994. The decrease in the provision for credit losses was due to improved credit quality in 1994, particularly in the credit card business. During 1994, average loan outstandings grew $1.4 billion, reflecting an increase in residential first mortgages. Average deposits declined slightly primarily due to a drop in time deposits. The expense to revenue ratio for this sector improved from 58.5 percent in 1993 to 57.7 percent in 1994.

Selected Business Sector Data

                                                                             Year Ended December 31, 1994/a/
- ------------------------------------------------------------------------------------------------------------------------------------

                                                               U.S.
                                                      Corporate and                   Middle    Private Banking        Non-
                                           Consumer   International    Commercial     Market     and Investment   California
(dollar amounts in millions)     Total      Banking         Banking   Real Estate    Banking           Services     Banks/b/  Other
- ------------------------------------------------------------------------------------------------------------------------------------

Operating Results
Net interest income              $7,542    $4,254           $1,050          $408        $578         $131         $   871     $250
Provision for credit losses         460       679               14          (214)        (56)          --              (4)      41
Noninterest income                4,147     1,653            1,564            66         149          283             341       91
Noninterest expense               7,512     3,657            1,537           127         387          414           1,123      267
                               ----------------------------------------------------------------------------------------------------

  Income before income taxes      3,717     1,571            1,063           561         396           --              93       33
Provision for (benefit from)
  income taxes                    1,541       689              412           232         162           (1)             42        5
                               ----------------------------------------------------------------------------------------------------

    Net Income (Loss)             2,176       882              651           329         234            1              51       28
Preferred stock dividends           248        84               84            17          13            5              25       20
                               ----------------------------------------------------------------------------------------------------

        Net income (loss)
         attributable to
         common equity           $1,928    $  798           $  567          $312        $221         $ (4)        $    26     $  8

(dollar amounts in millions)
Selected Average
Balance Sheet Components
Loans                          $128,421   $58,253          $32,186        $9,590     $12,261       $2,794         $12,591  $   746
Earning assets                  168,222    58,910           52,306         9,590      12,261        2,847          20,918   11,390
Total assets                    202,068    65,187           67,729         9,441      14,004        3,293          23,957   18,457
Deposits                        145,296    76,702           25,889         1,756       6,834        4,810          23,628    5,677
Common equity                    14,606     4,952            4,976         1,025         751          319           1,470    1,113

Selected Financial Ratios
Return on average common equity    13.2%     16.1%            11.4%         30.4%      29.4%           --%            1.8%     0.7%
Expense to revenue/c/              60.5      57.7             57.7          28.4       51.3          97.9            84.3     64.7

U.S. Corporate and International Banking

U.S. Corporate and International Banking's net income in 1994 decreased $125 million, or 16 percent, from the amount for 1993. This change was primarily due to an increase in the provision for credit losses from ($158) million in 1993 to $14 million in 1994. Despite declines in trading-related income, noninterest income increased in 1994 largely due to sales of certain assets. The increase in noninterest expense was attributable to post-merger Continental operations and to investments supporting and expanding BAC's global capital markets operations. The higher levels of noninterest expense, including merger-related expenses, pushed up the expense to revenue ratio to 57.7 percent in 1994 from
54.3 percent in 1993. After adjusting for $2.5 billion of foreign loans reclassified during 1994 to the securities portfolios, as discussed on page 27, average loans increased $4.0 billion, or 13 percent, reflecting the Continental merger and growth in foreign and commercial and industrial loans.

Commercial Real Estate

Commercial Real Estate's net income for 1994 increased $194 million, or 144 percent, from the amount for 1993. This increase can be attributed to a decrease in the provision for credit losses from $87 million in 1993 to ($214) million in 1994 and to lower net other real estate owned (OREO) expense. The provision for credit losses was down due to a lower level of problem assets and improved market conditions. Net interest income was up in 1994 due to lower nonperforming assets and increased interest collections. Noninterest income declined during 1994 due to fewer asset sales, resulting in lower gains on assets sold. Noninterest expense decreased due to lower operating costs associated with problem asset resolution. The expense to revenue ratio declined from 36.7 percent in 1993 to 28.4 percent in 1994.

Middle Market Banking

Middle Market Banking's net income in 1994 grew $66 million, or 39 percent, from 1993. This increase was primarily due to a decrease in the provision for credit losses in 1993 from $17 million to ($56) million in 1994. The increase in net

                                                                         Year Ended December 31, 1993/a/
                                   ------------------------------------------------------------------------------------------------
                                                                   U.S.
                                                          Corporate and                   Middle  Private Banking       Non-
                                              Consumer    International     Commercial    Market   and Investment California
(dollar amounts in millions)         Total     Banking          Banking    Real Estate   Banking         Services   Banks/b/  Other
- ------------------------------------------------------------------------------------------------------------------------------------

Operating Results
Net interest income                 $7,441      $4,389          $   967           $364      $545            $117   $   784    $275
Provision for credit losses            803         875             (158)            87        17              (6)      (25)     13
Noninterest income                   4,273       1,769            1,478            121       145             290       336     134
Noninterest expense                  7,483       3,887            1,360            168       385             313     1,148     222
                                   ------------------------------------------------------------------------------------------------

  Income before income taxes         3,428       1,396            1,243            230       288             100        (3)    174
Provision for (benefit from)
  income taxes                       1,474         615              467             95       120              41         9     127
                                   ------------------------------------------------------------------------------------------------

   Net Income (Loss)                 1,954         781              776            135       168              59       (12)     47
Preferred stock dividends              241          87               75             18        13               5        25      18
                                   ------------------------------------------------------------------------------------------------

     Net income (loss)
      attributable to
      common equity                 $1,713     $   694          $   701           $117      $155          $  54    $   (37)  $  29

(dollar amounts in millions)
Selected Average
Balance Sheet Components
Loans                             $125,114     $56,847          $30,681        $11,611   $11,511         $2,233    $11,246  $  985
Earning assets                     159,008      57,519           41,231         11,612    11,511          2,320     20,250  14,565
Total assets                       185,326      63,832           49,483         11,762    13,163          2,707     23,760  20,619
Deposits                           140,229      78,121           19,448          2,431     6,563          4,884     24,754   4,028
Common equity                       13,306       4,779            4,123            979       696            264      1,391   1,074

Selected Financial Ratios
Return on average common equity       12.9%       14.5%            17.0%          12.0%     22.3%          20.5%        -- %   2.7%
Expense to revenue/c/                 59.5        58.5             54.3           36.7      52.5           74.8       91.8    42.4
- -----------------------------------------------------------------------------------------------------------------------------------

/a/ For comparability purposes, both 1994 and 1993 amounts reflect BAC's business-sector allocation methodologies at December 31, 1994.
/b/ Excludes Seafirst and Bank of America Illinois, which are reflected within the applicable business sectors.
/c/ Excludes net other real estate owned expense and amortization of intangibles.

interest income was primarily attributable to post-merger Continental operations. Noninterest expense in 1994 was essentially unchanged from 1993, even after the inclusion of post-merger Continental operations in this sector. During 1994, average loan outstandings grew $0.8 billion and average deposits grew $0.3 billion. These increases can primarily be attributed to loans and deposits obtained in connection with the Continental merger.

Private Banking and Investment Services

Net income for Private Banking and Investment Services in 1994 decreased $58 million from net income in 1993. This decline was primarily due to $83 million of capital additions to the Pacific Horizon mutual funds, as discussed on page
25. 1994 results for private banking and personal trust benefited from the Continental merger and lower operating costs.

Non-California Banks

In 1994, net income for Non-California Banks (excluding Seafirst and Bank of America Illinois) was $51 million, compared with a net loss of $12 million in 1993. Nearly all of the non-California banks experienced improved financial results in 1994, particularly Texas, Nevada, and Arizona. Net interest income was higher in 1994 due to loan portfolio growth and an improved mix of earning assets and deposits. Noninterest expense for this sector declined slightly in 1994, reflecting benefits from the centralization of some support functions and other operational efficiencies. During 1994, average loan outstandings for this sector increased $1.3 billion, primarily due to growth in residential first mortgages. Average deposits for this sector declined largely because high-rate time deposits were allowed to run off. The expense to revenue ratio improved from 91.8 percent in 1993 to 84.3 percent in 1994.

Other

Other amounts are primarily associated with BAC's institutional trust and securities services, asset and liability management activities, and various other services.

Results Of Operations

Average Balances and Rates

                                                                                 Year Ended December 31
                                                       ------------------------------------------------------------------------
                                                                1994                     1993                    1992
                                                       ----------------------  -----------------------  -----------------------
(dollar amounts in millions)                              Balance/a/    Rate       Balance/a/   Rate     Balance/a/   Rate
- -------------------------------------------------------------------------------------------------------------------------------
Assets
Interest-bearing deposits in banks                      $  4,912      6.62%      $  2,642/b/    7.36%  $  4,055/b/    6.97%
Federal funds sold                                         1,318      4.13          1,131       3.12      1,617       3.76
Securities purchased under resale agreements               6,378      5.51          3,903       4.46      4,400       3.70
Trading account assets                                     6,713      7.09          6,341       5.91      4,234       7.08
Available-for-sale securities/c/                           9,675/b/   6.13          4,118       6.79      1,401       8.79
Held-to-maturity securities/c/                            10,805      7.35         15,759       7.13     11,092       8.76
Domestic loans:
  Consumer--residential first mortgages                   32,012      5.97         29,548       6.29     25,577       7.72
  Consumer--credit card                                    7,280     15.65          7,499      16.26      7,963      16.70
  Other consumer                                          25,043      8.89         24,659       9.04     23,149       9.82
  Commercial and industrial                               23,643      7.04         20,580       6.32     19,640       6.25
  Commercial loans secured by real estate                  9,407      8.04          9,707       7.51      8,735       7.98
  Construction and development loans secured by
    real estate                                            3,948      7.78          5,718       5.17      6,700       5.21
  Financial institutions                                   2,142      5.06          1,948       3.48      1,821       3.85
  Agricultural                                             1,641      7.87          1,605       7.62      1,554       7.81
  Lease financing                                          1,675      7.70          1,773      12.36      1,669      14.40
  Loans for purchasing or carrying securities              1,814      5.06          1,447       4.05      1,049       4.38
  Other                                                    1,244      6.10          1,099       5.03        830       5.10
                                                       ------------------------------------------------------------------------
    Total domestic loans                                 109,849      7.77        105,583       7.73     98,687       8.48
Foreign loans                                             18,572      6.86         19,531       6.72     17,492       7.80
                                                       ------------------------------------------------------------------------
  Total loans/b/                                         128,421      7.64        125,114       7.57    116,179       8.38
                                                       ------------------------------------------------------------------------
  Total earning assets                                   168,222      7.38        159,008       7.32    142,978       8.13
Nonearning assets                                         37,366                   30,144                26,638
Less: Allowance for credit losses                          3,520                    3,826                 3,764
                                                       ------------------------------------------------------------------------
  Total Assets                                          $202,068                 $185,326              $165,852

Net Interest Income

Net interest income is the difference between interest earned on assets and interest paid on liabilities. Interest income and expense are affected by changes in the volume and mix of average interest-earning assets and interest-bearing deposits and other liabilities, as well as fluctuations in interest rates.

     On a taxable-equivalent basis, net interest income amounted to $7,566 million in 1994, up $103 million, or 1 percent, from the amount reported in 1993. The main factor contributing to this increase was loan growth, which included the effects of the Continental merger.

     BAC's net interest margin for 1994 was 4.50 percent, a decrease of 19 basis points from the margin in 1993. However, since short-term interest rates began to increase in the first quarter of 1994, BAC has maintained a relatively constant net interest margin.

     BAC's net interest income includes the results of hedging with certain on- and off-balance-sheet financial instruments. During 1994, BAC's net interest income included approximately $390 million attributable to hedging with derivative instruments, compared with approximately $685 million in 1993. The derivative hedging amounts for 1994 and 1993 accounted for approximately 25 basis points and 45 basis points, respectively, of the net interest margins for those periods.

Noninterest Income

Noninterest income for 1994, which included the effects of the Continental merger, decreased $126 million, or 3 percent, from the amount reported in 1993.

                                                                                   Year Ended December 31
                                                    --------------------------------------------------------------------------
                                                               1994                     1993                     1992
                                                    ------------------------   ---------------------   -----------------------

(dollar amounts in millions)                          Balance/a/       Rate      Balance/a/    Rate      Balance/a/   Rate
- ------------------------------------------------------------------------------------------------------------------------------
Liabilities and Stockholders' Equity
Domestic interest-bearing deposits:
 Transaction                                          $ 13,761          1.16%    $ 13,469       1.34%    $ 11,368     1.95%
 Savings                                                14,427          2.04       13,977       2.23       13,454     2.96
 Money market                                           32,625          2.51       34,182       2.49       27,504     3.26
 Time                                                   28,259          3.06       30,939       2.50       31,925     3.79
                                                      ------------------------------------------------------------------------
  Total domestic interest-bearing deposits              89,072          2.40       92,567       2.29       84,251     3.24
Foreign interest-bearing deposits:
 Banks located in foreign countries                      6,771          6.23        3,346       6.88        3,440     7.83
 Governments and official institutions                   4,646          4.67        1,927       4.08        1,931     4.86
 Time, savings, and other                               11,371          4.95       10,276       5.32       10,173     6.68
                                                      -------------------------------------------------------------------------
  Total foreign interest-bearing deposits               22,788          5.27       15,549       5.50       15,544     6.71
                                                      -------------------------------------------------------------------------
  Total interest-bearing deposits                      111,860          2.98      108,116       2.75       99,795     3.78
Federal funds purchased                                    611          4.48          570       2.78          626     3.24
Securities sold under repurchase agreements              6,455          5.44        2,837       5.58        2,015     5.35
Other short-term borrowings                              4,231          6.50        3,088       6.52        3,913     6.90
Long-term debt                                          13,920          5.82       14,090       5.16       10,158     6.04
Subordinated capital notes                                 606          6.84        1,499       7.52        1,836     6.22
                                                      -------------------------------------------------------------------------
  Total interest-bearing liabilities                   137,683          3.52      130,200       3.22      118,343     4.14
Domestic noninterest-bearing deposits                   31,938                     30,688                  26,029
Foreign noninterest-bearing deposits                     1,498                      1,425                   1,521
Other noninterest-bearing liabilities                   13,258                      6,728                   7,360
                                                      -------------------------------------------------------------------------
  Total liabilities                                    184,377                    169,041                 153,253
Stockholders' equity                                    17,691                     16,285                  12,599
                                                      -------------------------------------------------------------------------
  Total Liabilities and Stockholders' Equity          $202,068                   $185,326                $165,852
Interest income as a percentage of average
  earning assets                                                        7.38%                   7.32%                 8.13%
Interest expense as a percentage of average
  earning assets                                                       (2.88)                  (2.63)                (3.42)
                                                      -------------------------------------------------------------------------
  Net Interest Margin                                                   4.50%                   4.69%                 4.71%
- -------------------------------------------------------------------------------------------------------------------------------

/a/ Average balances are obtained from the best available daily, weekly, or monthly data.
/b/ Average balances include nonaccrual assets.
/c/ Refer to the table on page 27 of the Balance Sheet Review for more detail on available-for-sale and held-to-maturity securities.

Noninterest Income (Stacked block graphs in non-EDGAR version)

(in millions of dollars)                               1994     1993
                                                  -----------------
Total Noninterest Income                           $ 4,147  $ 4,273
                                                  =================
Other Noninterest Income                           $   850  $   775
Trading Income                                     $   357  $   569
Fees and Commissions                               $ 2,940  $ 2,929

     Fees and commissions, the largest component of noninterest income, increased $11 million from the amount reported in 1993. This increase was primarily attributable to post-merger Continental operations, partially offset by declines in various categories of fees and commissions. The more significant decreases occurred in commercial deposit account fees and credit card membership fees. Commercial account fees declined primarily due to concession pricing in a competitive market. Credit card membership fees declined in 1994 primarily due to fee waivers granted to certain customers. In addition, excluding post-merger Continental contributions, personal and other trust fees declined in 1994 due to a decrease in trust assets held under custody.

     Trading income also decreased $212 million from the amount reported in 1993. This decrease was primarily attributable to less favorable market conditions throughout 1994. In particular, BAC experienced declines related to foreign debt instruments and currencies associated with certain foreign markets. For more information on the functional components of trading income, refer to
Note 21 of the Notes to Consolidated Financial Statements on pages 71-77.

Noninterest Income
                                                   Year Ended December 31
(in millions)                                     1994       1993      1992
- --------------------------------------------------------------------------------
Fees and commissions
Deposit account fees:
      Retail                                  $   841     $   815   $   715
      Commercial                                  360         383       334
Credit card fees:
      Membership                                   79          95        99
      Merchant                                    264         259       251
Trust fees:
      Corporate and employee benefit               70          79        33
      Personal and other                          215         215       189
Other fees and commissions:
      Loan fees and charges                       296         313       260
      Off-balance-sheet credit-related
        instrument fees                           282         250       227
      Mutual fund and annuity commissions          89          99        24
      Other                                       444         421       411
                                               ------      ------    ------
                                                2,940       2,929     2,543
Trading income
Net trading account related                       120         244       163
Foreign exchange trading related                  237         325       300
                                               ------      ------    ------
                                                  357         569       463
Other noninterest income
Income from assets pending disposition            166         171        60
Net gain on sales of assets/a/                    126         106       117
Venture capital activities                        136         129        26
Net gain on sales of subsidiaries
      and operations                               85          --       155
Net securities gains                               24          61        11
Other income                                      313         308       274
                                               ------      ------    ------
                                                  850         775       643
                                               ------      ------    ------
                                               $4,147      $4,273    $3,649
- --------------------------------------------------------------------------------

/a/ Net gain on sales of assets includes gains and losses from the disposition of loans, premises and equipment, and certain other assets.

     Other noninterest income for 1994 was up $75 million, or 10 percent, from $775 million in 1993. The increases in net gain on sales of assets and net gain on sales of subsidiaries and operations were largely due to the sales of an equity interest in Burns-Fry Holdings Corporation and two foreign branches, one in Malaysia and one in Thailand. These sales resulted in gains of $36 million, $34 million, and $15 million, respectively. These increases were offset by a decline in net securities gains. Other noninterest income for 1993 included $38 million of nonrecurring income representing previously unrecognized post-merger 1992 earnings of Bank of America (Asia) Limited, formerly Security Pacific Asia Bank, Ltd.

Noninterest Expense

Noninterest expense for 1994 was essentially unchanged from the amount reported in 1993. Noninterest expense in 1994 included amounts related to post-merger Continental operations, as well as an additional $50 million of merger-related expenses recorded in connection with the Continental merger.

     Personnel expense (salaries and employee benefits), the largest component of noninterest expense, totaled $3,639 million in 1994, up $180 million from the amount reported for 1993. Personnel expense for 1993 included a nonrecurring charge of $26 million for a special recognition award given to employees. In addition, severance-related benefits for 1994 increased $61 million over the amount reported in 1993.

Noninterest Expense (Stacked block graphs in non-EDGAR version)

(in millions of dollars)                                    1994     1993
                                                           ----------------
Total Noninterest Expense                                  $ 7,512  $ 7,483
                                                           ================

Other Noninterest Expense                                  $ 2,183  $ 2,309
Amortization of Intangibles                                $   411  $   421
Occupancy and Equipment Expense                            $ 1,279  $ 1,294
Personnel Expense                                          $ 3,639  $ 3,459

     BAC's staff level on a full-time-equivalent (FTE) basis was approximately 82,100 at December 31, 1994, up from 79,200 at December 31, 1993. FTE is a measurement equal to one full-time employee working a standard day. BAC had approximately 98,600 employees at December 31, 1994, up from 96,400 employees at this same time a year earlier. These amounts include both full-time and part-time employees. In 1994, various positions were eliminated in line with BAC's fourth-quarter 1993 reduction announcement. However, these decreases were offset by increases in employees due to the Continental merger and other 1994 acquisitions.

Staff Levels (Plot point graph in non-EDGAR version)

                                           December 31
                            -----------------------------------------
(in thousands)              1990/a/ 1991/a/   1992    1993     1994
- ---------------------------------------------------------------------
Number of employees          65.2     62.6     99.2    96.4     98.6
Full-time-equivalent staff   56.3     54.4     83.2    79.2     82.1
=====================================================================

/a/ BankAmerica Corporation's pre-merger staff levels do not reflect the effects of the merger with Security Pacific Corporation on April 22, 1992.

     Merger-related expenses recorded in 1994 reflect management's best estimate of separation and benefit costs related to pre-merger BAC employees, employment assistance costs for separated employees of BAC, and other expenses of BAC associated with the Continental merger.

     Net OREO expense decreased $93 million, or 73 percent, from year-end 1993. This decrease was due to declines in writedowns of foreclosed properties of $111 million and increased gains of $26 million on sales of OREO, partially offset by a decline of $44 million in OREO-related income.

     Other expense for 1994 was essentially unchanged from the amount reported in 1993. Other expense in 1994 included $83 million of capital additions to two of the Pacific Horizon money market mutual funds, for which Bank of America NT&SA (the bank) serves as investment advisor. Other expense for 1993 included a nonrecurring charge of $90 million related to the accrual of various restructuring expenses. Of these 1993 restructuring expenses, approximately 75 percent were related to salaries and employee benefits in connection with staff reductions, approximately 20 percent were related to various systems, equipment, and other expenses, and approximately 5 percent were related to occupancy expense. Substantially all of these restructuring expenses were paid during 1994.

Noninterest Expense
                                                Year Ended December 31
                                          ---------------------------------
(in millions)                                  1994       1993       1992
- ---------------------------------------------------------------------------
Salaries                                     $2,936     $2,886     $2,557
Employee benefits                               703        573        491
Occupancy                                       690        684        561
Equipment                                       589        610        523
Amortization of intangibles                     411        421        248
Communications                                  323        330        305
Regulatory fees and related expenses            290        309        265
Professional services                           225        268        201
Merger-related expenses                          50          9        449
Net other real estate owned expense              34        127         64
Other expense                                 1,261      1,266      1,012
                                          ---------------------------------
                                             $7,512     $7,483     $6,676

Income Taxes

BAC's effective income tax rate was 41.5 percent in 1994, compared with 43.0 percent in 1993. This decrease was primarily due to reductions in the state effective tax rate and the effective tax rate applied to leveraged lease income.

     For further information concerning the provisions for federal, state, and foreign income taxes, refer to Note 18 of the Notes to Consolidated Financial Statements on pages 66-67.

Comparison of 1993 versus 1992

In the majority of BAC's income and expense categories, the largest increases in the amounts reported for 1993 compared with the amounts reported in 1992 resulted from 1993 being the first full year of post-SPC merger operations. The merger of BAC and SPC was consummated on April 22, 1992.

     Taxable-equivalent net interest income for 1993 was $723 million higher than the amount reported for 1992, primarily due to an 11 percent increase in average earning assets. The net interest margin for 1993 was 4.69 percent, which was essentially unchanged from 4.71 percent in 1992.

     Noninterest income for 1993 increased $624 million over the amount reported for 1992, primarily reflecting higher fees and commissions, as well as higher trading and other income.

     Fees and commissions for 1993 increased $386 million over the amount reported for 1992. Loan fees and charges and mutual fund and annuity commissions increased $53 million and $75 million, respectively, due to the SPC merger and subsequent expansion of those activities. In addition, trust fees increased $72 million due to corporate and personal trust operations added as a result of the SPC merger.

     Trading income for 1993 increased $106 million over the amount reported for 1992, primarily due to an expansion of BAC's customer base in selected global markets, which allowed it to capitalize on periods of increased trading activity and volatility.

     Other noninterest income increased $132 million in 1993 from the amount reported in 1992. This increase is attributable to higher income from assets pending disposition, venture capital gains, and net securities gains. However, these increases were partially offset by a decrease in net gain on sales of subsidiaries and operations.

     Noninterest expense for 1993 was up $807 million from the amount reported in 1992. This increase was primarily the result of post-SPC merger expense levels for the full year of 1993, while 1992 noninterest expense reflected these expense levels only subsequent to the consummation date of the SPC merger.

     In 1992, noninterest expense included a nonrecurring charge of $449 million to restructure pre-SPC merger operations of BAC. Also included in 1992 noninterest expense were other charges totaling $84 million for non-SPC-merger-related restructuring expense and net additions to operating loss reserves, primarily related to legal matters.

     Other expense in 1993 increased $254 million from the amount reported in 1992. This increase primarily reflected higher expenses resulting from the SPC merger and other 1992 acquisitions for a full year, as well as incremental operating expenses related to the 1993 acquisition of First Gibraltar Bank, FSB (First Gibraltar).

     BAC's effective income tax rate for 1993 decreased to 43.0 percent from
44.4 percent in 1992. This decrease was primarily due to the adoption of Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes," partially offset by the effects of tax legislation signed into law in August 1993.

Balance Sheet Review

The Asset, Liability, and Financial Management Committee (ALFI) determines the nature and extent of BAC's on- and off-balance-sheet activities and products. ALFI seeks to balance BAC's sources and uses of funds while minimizing market exposure. In this capacity, ALFI places limits on the level of investments in various assets and off-balance-sheet instruments, as well as on funding levels for wholesale and other deposits.

    During 1994, BAC's total assets grew by $28.5 billion, or 15 percent, including $20.5 billion of assets obtained in connection with the Continental merger. At acquisition, the Continental merger increased loans by $11.2 billion, cash and

Composition of Interest-Earning Assets (Pie charts in non-EDGAR version)

                                    12/31/94   12/31/93
                                  -----------------------
Loans                                73.5%      73.5%
Liquid Assets                        22.2%      17.0%
Held-to-Maturity Securities           4.3%       9.5%
                                  -----------------------
              Total                   100%       100%
                                  =======================

Available-for-Sale and Held-to-Maturity Securities - Average Balances and Average Rates
                                                                                   Year Ended December 31
                                             -------------------------------------------------------------------------------------
                                                            1994                              1993                1992
                                             ------------------------------------  ----------------------  -----------------------
                                                         Rate based   Rate based
                                                            on fair on amortized
(dollar amounts in millions)                 Balance/a/      value          cost     Balance/a/    Rate      Balance/a/     Rate
- ----------------------------------------------------------------------------------------------------------------------------------
Available-for-sale securities
U.S. Treasury and other government
  agency securities                           $3,029        5.42%          5.41%      $1,646       5.20%      $  360         7.11%
Mortgage-backed securities                     4,410        5.96           5.88        1,606       7.35          671         9.09
Other domestic securities                        427        4.78           5.00           39       7.19           17        10.13
Foreign securities                             1,809/b/     8.05           7.09          827       8.83          353         9.87
                                             -------------------------------------------------------------------------------------
                                              $9,675        6.13%          5.95%      $4,118       6.79%      $1,401         8.79%
                                                                                   Year Ended December 31
                                                         -------------------------------------------------------------------------
                                                                  1994                   1993                   1992
                                                         ---------------------   ----------------------   ------------------------
(dollar amounts in millions)                              Balance/a/     Rate      Balance/a/    Rate      Balance/a/    Rate
- ----------------------------------------------------------------------------------------------------------------------------------
Held-to-maturity securities
U.S. Treasury and other government agency securities        $   689       6.72%    $  3,554       5.28%  $  3,036      6.06%
Mortgage-backed securities                                    6,985       7.20       10,784       7.28      6,341      9.27
State, county, and municipal securities                         479       8.12          553       7.93        549      8.34
Other domestic securities                                       224       7.11          740      13.01/c/     797     15.13/c/
Foreign securities                                            2,428       7.83          128       7.61        369      9.17
                                                         -------------------------------------------------------------------------
                                                            $10,805       7.35%     $15,759       7.13%   $11,092      8.76%
- ----------------------------------------------------------------------------------------------------------------------------------

/a/ Average balances are obtained from the best available daily, weekly, or monthly data.
/b/  Average balances include nonaccrual assets.
/c/ Rates reflect income recognized on call premiums received and unamortized discounts related to debentures called prior to maturity.


due from banks and interest-bearing deposits in banks by a combined $2.6 billion, available-for-sale securities by $1.2 billion, trading account assets by $0.8 billion, securities purchased under resale agreements by $0.6 billion, and other assets by $3.2 billion. With respect to funding sources, the Continental merger contributed $11.9 billion to total deposits, $2.2 billion to short-term borrowings, $1.3 billion to long-term debt, and $0.5 billion to securities sold under repurchase agreements. In addition, $0.7 billion in goodwill and identifiable intangibles was recorded in connection with the Continental merger.

     The remaining increase in total assets between December 31, 1993 and December 31, 1994 was primarily due to the adoption of Financial Accounting Standards Board Interpretation No. 39 (FIN 39), "Offsetting of Amounts Related to Certain Contracts." For further information concerning the adoption of FIN 39, refer to Note 1 of the Notes to Consolidated Financial Statements on pages 52-56.

     In connection with the adoption of SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," $5.6 billion of securities were transferred from held-to-maturity to available-for-sale and $2.5 billion of certain debt-restructuring par bonds and other instruments issued by foreign governments were reclassified from loans to the securities portfolios. In connection with the Continental merger, $2.5 billion of BAC's held-to-maturity securities were transferred to available-for-sale, enabling BAC to maintain its pre-Continental merger interest rate risk position.

     During 1994, unrealized losses on available-for-sale securities increased $311 million, net of income taxes, primarily due to valuation declines in mortgage-backed securities and restructuring-country-related bonds.

     During 1994, total deposits increased $12.8 billion over the amount recorded at year-end 1993. Excluding Continental, domestic deposits decreased $3.4 billion and foreign deposits increased $4.3 billion. The increase in foreign deposits was due to continued expansion in global markets and a need to shift from domestic to foreign funding sources to support corporate balance sheet growth.

     For further information related to BAC's management of assets and liabilities, as well as information on BAC's liquidity and capital, refer to the Risk Management section and Liquidity and Capital Management sections that follow.

Off-Balance-Sheet Financial Instruments

Credit-Related Financial Instruments

On an ongoing basis, BAC makes commitments to extend credit to a wide range of customers. Additionally, BAC issues financial guarantees and letters of credit to ensure performance of customer financial obligations. Generally, these agreements are entered into for two purposes: to offer a means of short-term financing and to facilitate foreign and domestic trade transactions for customers.

Foreign Exchange and Derivatives Contracts

BAC uses foreign exchange and derivatives contracts in both its trading and its asset and liability management activities. Foreign exchange and derivatives contracts include futures, forwards, swaps, and option contracts, all of which derive their value from underlying interest rates, foreign exchange rates, commodity values, or equity instruments. Certain transactions involve standardized contracts executed on organized exchanges, while other transactions are negotiated over-the-counter (OTC), with the terms tailored to meet the needs of BAC and its clients.

      BAC earns trading revenue by executing transactions to support customers' risk management needs, by efficiently managing the positions that result from these transactions, and by making markets in a wide variety of trading products.

     Using its expertise and global presence, BAC is able to execute transactions to aid its customers in managing their risk exposures to interest rates, exchange rates, prices of securities, and financial or commodity indices. For example, a multinational consumer products company may choose to hedge against the currency risks within the foreign countries it operates. BAC will transact cross currency swaps or foreign exchange contracts with the customer to meet this need. In essence, BAC meets the needs of its customers by providing the tools to help solve their risk management problems.

     Counterparties to BAC's foreign exchange and derivative transactions generally include U.S. and foreign banks, nonbank financial institutions, corporations, governments, and asset managers.

     Similar to on-balance-sheet financial instruments such as loans and investment securities, off-balance-sheet financial instruments are subject to various types of risk. These risks include credit risk (the risk that a loss may occur from the failure of a customer to perform according to the terms of the contract), market risk (the sensitivity of future earnings to price or rate changes), liquidity risk (the risk of BAC being unable to meet its funding requirements or execute a transaction at a reasonable price), and operational risk (the risk that inadequate internal controls, procedures, human error, system failure, or fraud can result in unexpected losses).

     In its foreign exchange and derivatives-related trading activities, BAC assumes market risk. BAC limits this market risk by executing offsetting transactions with other counterparties. BAC may also leave its market risk temporarily open in an effort to profit by correctly anticipating future market conditions and by taking advantage of price differentials in the various markets in which it operates. Such open positions are subject to defined risk limits and controls, which are discussed on pages 39-40.

     BAC as an end-user employs foreign exchange and derivatives contracts in connection with its own asset and liability management, primarily hedging activities. More specifically, BAC primarily uses interest rate derivatives instruments to manage the interest rate risk associated with its assets and liabilities, including fixed-rate and adjustable-rate residential mortgages, long-term debt, and deposits.

     In its trading activities, BAC primarily employs traditional or "plain-vanilla" products such as spot and forward foreign exchange contracts, exchange-traded futures contracts, and conventional interest rate swaps. These instruments are designed to be used by a wide variety of market participants. Such products accounted for approximately 95 percent of all foreign exchange and derivatives contracts outstanding at December 31, 1994. The remaining 5 percent involved nontraditional products or transactions and were transacted primarily to meet unique client needs. In the future, BAC's dealings in nontraditional derivative financial instruments are likely to increase to take greater advantage of its market and industry expertise in meeting customer demand.

     BAC uses various strategies to control the off-balance-sheet risks to which it is exposed. These strategies include quantitative risk measurement systems, defined credit and market risk limits and controls, requirements for timely reports to line and senior management, and segregation of critical operational and control processes.

     For a detailed discussion of BAC's hedging objectives and the strategies and financial instruments used to achieve such objectives, refer to Note 21 of the Notes to Consolidated Financial Statements on pages 71-77.

Risk Management

The active management of risk is an integral part of BAC's operations and a key determinant in its overall financial performance. BAC employs various strategies to diversify and mitigate the major risks to which it is exposed, namely credit, market, and liquidity risk. In addition to managing and limiting these risks, which are discussed in the following sections, BAC strives to actively manage other types of risk, such as settlement risk and operating risk.

Credit Risk Management

Overview

Credit risk, which is the possibility of loss in the event that a borrower or other counterparty fails to perform under the terms of a contract, arises primarily from BAC's lending activities, as well as from transactions involving certain off-balance-sheet instruments. Credit risk associated with BAC's cross-border lending activities also includes risks inherent in doing business outside the United States. Such activities often involve lending funds to borrowers in currencies other than the borrower's own, most commonly in U.S. dollars, resulting in transfer risk. Transfer risk represents the possibility that a country's foreign exchange reserves may be insufficient to permit borrowers domiciled in that country to make payments in the loaned currency, even if the borrowers possess a sufficient equivalent of local currency to do so.

     The Credit Policy Committee (CPC), which oversees all of BAC's credit-related activities, is responsible for establishing credit standards and guidelines to define, quantify, and monitor the credit risk that results from BAC's business activities. To mitigate individual counterparty credit risk and manage BAC's overall credit exposure, the CPC oversees compliance with established credit limits and conducts reviews of industry, geographic region or country, product, and individual borrower exposures, together with reviews of problem credits and credit losses. The adherence of line officers to the CPC's established limits and exposure levels is monitored on an ongoing basis by BAC's credit examination officers and is ultimately overseen by senior credit management. Line officers receive support in making credit decisions from credit specialists within BAC who have expertise in specific areas, including specialized industries, geographic regions, or types of products. In addition, a substantial investment continues to be made in credit risk training for all credit officers to ensure continuing competencies and to better serve BAC's customers' changing needs.

     The banking industry and, in turn, BAC's credit portfolio are affected by business and economic cycles, both upturns and downturns. To mitigate the potential financial impact of these cycles, the CPC maintains a set of early warning benchmarks to enable proactive attention to emerging issues that may affect the portfolio. In light of certain economic, political, and social factors, these benchmarks are incorporated in the periodic CPC reviews of industries and countries and include sensitivity to changes in interest rates, fluctuations in energy prices, and governmental actions such as spending cutbacks. In addition, senior management refines BAC's credit policies and procedures in an effort to address the risks of the current economic environment and to maintain BAC's overall strategic focus.

     To manage credit risk, BAC strives to maintain diversification of its on- and off-balance-sheet portfolios in terms of industry, product and geographic concentration. The pie charts below and the loan outstandings table on page 31 illustrate this diversification within the loan portfolio by asset type. The domestic consumer loan portfolio, which represents 48 percent of total loan outstandings, includes residential first mortgages (50 percent), installment loans (26 percent), and credit card loans (12 percent).

Total Loan Outstandings by Geographic Area (Pie charts in non-EDGAR version)

                              12/31/94   12/31/93
                            -----------------------
Southern California            23.3%      26.1%
Northern California            12.0%      12.6%
Other U.S.                     23.0%      18.9%
Central California              9.2%       9.4%
Other Western States           18.0%      16.8%
Foreign                        14.5%      16.2%
                            -----------------------
           Total                100%       100%
                            =======================

     Diversification of domestic construction and development loans and domestic commercial loans secured by real estate by geographic region and project type is illustrated on page 32. Within the loan portfolio at December 31, 1994, no individual loan type exceeded 24 percent of total loans.

     The primary focus in managing risk when extending credit is to evaluate the borrower's ability to meet obligations from its expected cash flows. In addition, policies are in place to help ensure that sufficient collateral is obtained when deemed appropriate, and that the ratios of outstanding loan balances to the value of their associated collateral are adequately maintained.

Off-Balance-Sheet Credit Risk

Credit risk for foreign exchange and derivatives contracts consists of closeout risk and settlement risk. Risk of closeout loss arises from a counterparty's inability to perform under the terms of its contract and the necessity for BAC to replace that contract at current market value. Risk of settlement loss arises when BAC either pays out funds or delivers assets before receiving assets or payment from a counterparty.

     BAC manages its credit risk by dealing with creditworthy counterparties, obtaining collateral where appropriate, and using master netting agreements. In evaluating each counterparty's creditworthiness, BAC follows policies and procedures established for all credit exposures, and employs the same internal credit risk rating system. At December 31, 1994, approximately 95 percent of the counterparties with whom BAC had credit exposure from foreign exchange and derivatives contracts had investment grade ratings.

     BAC measures the closeout credit risk of all of the foreign exchange and derivatives contracts it has with its customers. This measurement includes both current exposure and potential future exposure. Current exposure is the amount that BAC would have the right to receive if a foreign exchange or derivative contract was terminated on the date of evaluation. Potential future exposure is calculated based on the estimated change in the fair value of a contract over its remaining life.

     Both closeout risk and settlement risk are mitigated through the use of legally enforceable master netting agreements such as the internationally recognized International Swap and Derivatives Association (ISDA) agreement and the International Foreign Exchange Master Agreement (IFEMA). These contracts allow for the netting of a counterparty's positive and negative closeout exposure associated with all of that counterparty's individual transactions upon an event of default. It is BAC's policy to execute legally enforceable master netting agreements with its foreign exchange and derivative customers where possible. Settlement risk is reduced through novation netting (a mutual agreement to substitute a new contract or obligation for two or more existing contracts, and the discharge of the existing obligations) and settlement netting (a contract to settle mutual obligations at the net value of the contracts) arrangements, which may be included as part of master netting agreements. Largely through the use of these risk-mitigating controls, BAC was successful in limiting credit losses associated with counterparty nonperformance to $3 million in 1994.

     At December 31, 1994, BAC's current credit risk before taking into account the benefit of netting agreements in relation to all of its foreign exchange and derivative contracts outstanding was $14.4 billion, as measured by current positive fair values of open contracts. At December 31, 1994, BAC's current credit exposure, which takes into account master netting agreements and equates to the actual current credit risk, was $6.6 billion.

Loan Portfolio Management

Total loans at December 31, 1994 increased $14.3 billion, or 11 percent, from year-end 1993. This increase was largely due to the Continental merger, as well as from continued portfolio growth. This growth was partially offset by SFAS No. 115 reclassifications, as previously discussed. Excluding the loans acquired in connection with the Continental merger and the SFAS No. 115 reclassifications, total loans grew by $5.6 billion between December 31, 1993 and December 31, 1994.

Domestic Consumer Loans

Domestic consumer loan outstandings increased $6.1 billion, or 10 percent, in 1994, primarily reflecting increases in residential first mortgages, installment loans, and credit card loans. The increase in residential first mortgages was attributable to growth in mortgage originations for the purchase of homes and, to a lesser extent, a decline in the volume of prepayments. Approximately 80 percent of BAC's residential first mortgages at December 31, 1994 were secured by properties in California. Within California, approximately 50 percent were secured by properties in the following Southern California counties: Los Angeles, Orange, San Bernardino, San Diego, Riverside, and Ventura.

Loan Outstandings
                                                                                     December 31
                                             --------------------------------------------------------------------------------------

(in millions)                                     1994                  1993            1992              1991             1990
- ------------------------------------------------------------------------------------------------------------------------------------

Domestic
Consumer:
    Residential first mortgages                $ 33,818              $ 30,483         $ 29,306           $18,897          $16,310
    Installment/a/                               17,432                15,332           16,663            10,961           10,809
    Individual lines of credit/a/                 8,427                 8,486            8,347             5,546            4,566
    Credit card                                   8,020                 7,474            8,306             7,712            7,323
    Other/a/                                        467                   274              354               181              186
                                             --------------------------------------------------------------------------------------

                                                 68,164                62,049           62,976            43,297           39,194
Commercial:
    Commercial and industrial                    28,814                20,486           21,632            13,831           14,749
    Loans secured by real estate                 10,277                 9,251           10,123             5,366            5,718
    Construction and development loans
      secured by real estate                      3,616                 4,418            6,781             4,002            4,265
    Financial institutions                        2,872                 2,170            2,017             1,427            1,424
    Agricultural                                  1,840                 1,679            1,704             1,124            1,177
    Lease financing                               1,814                 1,715            1,889               779              825
    Loans for purchasing or carrying securities   1,529                 3,090              987               216              255
    Other                                         1,623                 1,478            1,360               497              730
                                             --------------------------------------------------------------------------------------

                                                 52,385                44,287           46,493            27,242           29,143
                                             --------------------------------------------------------------------------------------

                                                120,549               106,336          109,469            70,539           68,337
Foreign
Commercial and industrial                        13,496                11,448           10,338             9,538           10,577
Banks and other financial institutions            2,516                 2,279            1,855             2,080            1,867
Governments and official institutions               896                 3,429            3,513             3,557            3,934
Other                                             3,455                 3,064            1,436               920            1,100
                                             --------------------------------------------------------------------------------------

                                                 20,363                20,220           17,142            16,095           17,478
                                             --------------------------------------------------------------------------------------

    Total loans                                 140,912               126,556          126,611            86,634           85,815
Less: Allowance for credit losses                 3,690                 3,508            3,921             2,420            2,912
                                             --------------------------------------------------------------------------------------

                                               $137,222              $123,048         $122,690           $84,214          $82,903
- ------------------------------------------------------------------------------------------------------------------------------------

/a/ Installment loans, individual lines of credit, and other consumer loans included the following aggregate amounts that were collateralized by junior mortgages on residential real estate: $13,589 million at December 31, 1994, $12,847 million at December 31, 1993, $13,870 million at December 31, 1992, $9,281 million at December 31, 1991, and $7,857 million at December 31, 1990.


     The increase in installment loan outstandings was primarily due to increases in junior mortgages in states other than California and in manufactured housing loans nationwide. The increase in credit card loans during 1994 resulted from marketing efforts to encourage customers to open new credit card accounts, a decrease in attrition levels from 1993, and the planned buyback of certain credit card receivables.

     During 1994, BAC's consumer loan delinquency ratios (the percentage of loan outstandings in each portfolio that are past due 60 days or more) decreased in every loan category. The delinquency ratio on residential first mortgages fell to 1.68 percent at December 31, 1994 from 2.25 percent at year-end 1993. In addition, the delinquency ratio on credit card loans decreased to 1.91 percent from 2.39 percent at year-end 1993.

Domestic Commercial Loans

Domestic commercial loan outstandings increased $8.1 billion, or 18 percent, during 1994, primarily reflecting increases in commercial and industrial loans, loans secured by real estate, and loans to financial institutions. These increases were partially offset by decreases in loans for purchasing or carrying securities and construction and development loans secured by real estate.

     The increases in commercial and industrial loans, loans secured by real estate, and loans to financial institutions were attributable primarily to loans obtained in connection with the Continental merger. Excluding Continental, the remaining increase in commercial and industrial loans was due to increased loan demand by large corporate borrowers.

     The decrease in loans for purchasing or carrying securities reflected lower demand among brokers and dealers in 1994. The decline in construction and development loans secured by real estate was primarily due to paydowns and bulk loan sales.

Domestic Construction and Development Loans by Geographic Area and Project Type

                                                                                      December 31, 1994
                                             -----------------------------------------------------------------------------------
                                                                             Apartment &               Light
(in millions)                                 Office  Subdivision   Retail   Condominium     Hotel  Industry   Other  Total
- --------------------------------------------------------------------------------------------------------------------------------
California                                    $   512        $467     $252          $208     $127      $  95   $142  $1,803/a/
Washington                                        211         189       84            74       27         20     48     653
Pennsylvania                                      202          --       --            --       --         --     --     202
Texas                                               2          23       63            37       --          1      6     132
Illinois                                           39          32       47            --       --         10     --     128
Arizona                                             3          37       34            18        1          2      9     104
Georgia                                            15           8       48            14       --         14      3     102
Nevada                                             24          14       19            19       --          3      4      83
Florida                                            --          13       59             7       --         --      3      82
Other/b/                                           94          21       66            52        7         14     73     327
                                             -----------------------------------------------------------------------------------
                                               $1,102        $804     $672          $429     $162       $159   $288  $3,616
                                                                                      December 31, 1993
                                             -----------------------------------------------------------------------------------
                                                                             Apartment &               Light
(in millions)                                 Office  Subdivision   Retail   Condominium     Hotel  Industry   Other  Total
- --------------------------------------------------------------------------------------------------------------------------------
California                                    $   689      $  822     $388          $204     $128      $ 111   $162  $2,504/a/
Washington                                        231         192      236            96       27         48     37     867
Pennsylvania                                      200          --       --             3       --         --     --     203
Arizona                                             4          57       66             6        2          1      7     143
Oregon                                             17           1       36            34       --          3     15     106
Nevada                                             26          11       17            34       --          1      1      90
Other/b/                                          137          57      104            58       10         11    128     505
                                             -----------------------------------------------------------------------------------
                                               $1,304      $1,140     $847          $435     $167      $ 175   $350  $4,418
- ---------------------------------------------------------------------------------------------------------------------------------

/a/ Approximately 65 percent and 70 percent of domestic construction and development loans in California at December 31, 1994 and 1993, respectively, were secured by properties in the following Southern California counties: Los Angeles, Orange, San Bernardino, San Diego, Riverside, and Ventura.
/b/ For each period presented, no other state individually exceeded 2 percent of total domestic construction and development loans.

Domestic Commercial Loans Secured by Real Estate by Geographic Area and Project Type

                                                                                      December 31, 1994
                                             -----------------------------------------------------------------------------------
                                                                      Light    Apartment &
(in millions)                                 Retail    Office     Industry    Condominium       Hotel      Other    Total
- --------------------------------------------------------------------------------------------------------------------------------
California                                    $1,993    $   815    $   942      $   617         $165       $ 911    $  5,443/a/
Washington                                       360        445        457          429          152         449       2,292
Nevada                                           171        108         69           54          124          92         618
Oregon                                            85         37         59           96           31          45         353
Arizona                                          194         27         25           24            2          80         352
Other/b/                                         161        451         72          131          257         147       1,219
                                             -----------------------------------------------------------------------------------
                                              $2,964     $1,883     $1,624       $1,351         $731      $1,724     $10,277

                                                                                      December 31, 1993
                                             -----------------------------------------------------------------------------------
                                                                      Light    Apartment &
(in millions)                                 Retail    Office     Industry    Condominium       Hotel      Other    Total
- --------------------------------------------------------------------------------------------------------------------------------
California                                    $2,692    $   561    $   513      $   529         $196       $   626  $5,117/a/
Washington                                       313        425        442          358          137           386   2,061
Nevada                                           105         70         55           40           18           106     394
Oregon                                            28         54         14           98           38            49     281
Arizona                                          238         12         31           13            1            39     334
Other/b/                                         254        159         88           36          298           229   1,064
                                             -----------------------------------------------------------------------------------
                                              $3,630     $1,281     $1,143       $1,074         $688        $1,435  $9,251
- --------------------------------------------------------------------------------------------------------------------------------

/a/ Approximately 50 percent and 55 percent of domestic commercial loans secured by real estate in California at December 31, 1994 and 1993, respectively, were secured by properties in the following Southern California counties: Los Angeles, Orange, San Bernardino, San Diego, Riverside, and Ventura.
/b/ For each period presented, no other state individually exceeded 2 percent of total domestic loans secured by real estate.

Total Loan Outstandings by Type (Pie charts in non-EDGAR version)

                          12/31/94   12/31/93
                         ---------------------
Domestic Consumer          48.4%      49.0%
Domestic Commercial        37.2%      35.0%
Foreign                    14.4%      16.0%
                         ---------------------
         Total              100%       100%
                         =====================

Foreign Loans

Foreign loan outstandings increased $0.1 billion during 1994. Excluding foreign loans obtained in connection with the Continental merger of $0.9 billion, foreign loans decreased $0.8 billion between year-end 1993 and December 31, 1994, primarily due to the previously discussed $2.5 billion reclassification of debt-restructuring par bonds and other instruments issued by foreign governments to the securities portfolios related to the adoption of SFAS No. 115. Partially offsetting this decrease was a $1.1 billion increase in foreign commercial and industrial loans, primarily attributable to increased loan demand in the Asia operations.

Emerging Market Exposure

                                                                           December 31, 1994
                  ------------------------------------------------------------------------------------------------------------------

                                                    Available-for-Sale                Held-to-Maturity
                                Loans                Securities/a/                     Securities/a/                 Other/b/
                           ----------------- -------------------------------- ------------------------------- ----------------------

                           Short- Medium-and                                                                              Medium-and
(in millions)     Total/c/ Term   Long-Term  Collateralized  Uncollateralized Collateralized Uncollateralized Short-Term  Long-Term
- ------------------------------------------------------------------------------------------------------------------------------------
Restructuring
 Countries
Brazil             $  893  $  406    $    9            $140              $227         $   --             $  3     $   90    $  18

Venezuela             710      73        11/d/          204                 4            362               18         19       19
Argentina             319     195         1              11                 3             --               --         93       16
Philippines           139      18        39              15                30             --               --         26       11
Other/e/              275      13        61             136                27             --               --         38       --
                  -----------------------------------------------------------------------------------------------------------------

                    2,336     705       121             506               291            362               21        266       64
Other Emerging
 Market Countries
Mexico              2,668     485       579/d/          253                 2            856               --        423       70
Chile                 392     127       109              --                --             --               --         80       76
India                 303     121         9              --                --             --               --        173       --
Colombia              300     123       176              --                --             --                1         --       --
China                 279      66        31              --                22             --               --        160       --
Indonesia             248     212        26              --                 5             --               --          5       --
Other/e/              151      19         5              --                --             --               --        127       --
                  -----------------------------------------------------------------------------------------------------------------

                    4,341   1,153       935             253                29            856                1        968      146
                  -----------------------------------------------------------------------------------------------------------------

                   $6,677  $1,858/f/ $1,056/f/         $759/g/           $320/g/      $1,218/gh/          $22/gh/ $1,234     $210
- ------------------------------------------------------------------------------------------------------------------------------------

/a/  Represents medium- and long-term exposure.
/b/ Includes the following assets, primarily in U.S. dollars, with borrowers or customers in a foreign country: accrued interest receivable, acceptances, interest-bearing deposits with other banks, trading account assets, other interest-earning investments, and other monetary assets.
/c/ Excludes local currency outstandings that were funded by local currency borrowings as follows: $7 million for Venezuela, $1 million for Argentina, $78 million for other restructuring countries, $63 million for Chile, $225 million for India, $21 million for Colombia, $87 million for Indonesia, and $77 million for other emerging market countries.
/d/ Venezuela and Mexico include $3 million and $30 million, respectively, of loans that are collateralized by zero-coupon U.S. Treasury securities.
/e/ No other country individually exceeded 2 percent of total emerging market exposure.
/f/  Total loans include nonaccrual loans of $95 million.
/g/ Total available-for-securities and total held-to-maturity securities include $431 million and $10 million, respectively, of nonaccrual debt-restructuring bonds.
/h/  The fair value of total held-to-maturity securities was approximately
     $700 million.

Emerging Market Exposure

In connection with its effort to maintain a diversified portfolio, BAC attempts to limit its exposure to any one country. BAC also strives to ensure that its exposure to groups of borrowers that may be similarly affected by events is limited. One such group is emerging market countries, which are presented in the table on page 33. At December 31, 1994, BAC's emerging market exposure totaled $6,677 million, or 3 percent of total assets, and included loans, restructured debt, non-restructured debt, and other on-balance-sheet monetary assets.

Restructuring Country Debt

At December 31, 1994, total public and private sector cross-border outstandings, which exclude debt-restructuring bonds and loans collateralized by U.S. government securities, owed to BAC by borrowers in restructuring countries amounted to $1,465 million. Of this amount, $494 million was medium- and long-term exposure, and $36 million was local currency outstandings which were neither hedged nor funded by local currency borrowings.

     At December 31, 1994, cross-border outstandings included amounts owed to BAC by borrowers in Brazil, which totaled $753 million and represented 51 percent of BAC's total cross-border outstandings with restructuring countries. Of the total cross-border outstandings owed to BAC by borrowers in Brazil, $257 million was medium- and long-term exposure. During the fourth quarter of 1994 and year ended December 31, 1994, BAC received $16 million and $36 million, respectively, of cash payments from the government of Brazil on its medium- and long-term outstandings. The majority of these payments were recorded in income, since the recorded investment of the related debt is considered to be realizable.

     Excluded from total cross-border outstandings, but included in available-for-sale securities, held-to-maturity securities, and loans at December 31, 1994, were $871 million in bonds and other instruments issued by certain restructuring countries that are collateralized by zero-coupon U.S. Treasury securities, which, at maturity, will have redemption values equal to the aggregate face amounts of the related bonds and other instruments. Under SFAS No. 115, the bonds were classified as either available-for-sale securities or held-to-maturity securities at December 31, 1994.

     On April 15, 1994, the government of Brazil concluded a debt exchange in connection with a plan to restructure its medium- and long-term debt. BAC exchanged a portion of its debt with an aggregate carrying value of $139 million and an aggregate face value of $692 million and past due accrued interest for 30-year bonds with an aggregate face value of $727 million. Of these bonds, approximately half were collateralized by zero-coupon U.S. Treasury securities, which, at maturity, will have redemption values equal to the aggregate face amounts of the related bonds. Upon receipt, these bonds were recorded in available-for-sale securities at their fair values. Subsequent to the exchange, BAC sold a portion of these bonds. The fair value of remaining Brazilian bonds from the April 1994 exchange was $294 million at year-end 1994.

Allowance for Credit Losses

The allowance for credit losses at December 31, 1994 was $3,690 million, or
2.62 percent of total loan outstandings, compared with $3,508 million, or
2.77 percent, at December 31, 1993. Excluding outstandings in the residential first mortgage portfolio and the portion of the allowance associated with these outstandings, the ratios were 3.36 percent and 3.59 percent of loans at year-end 1994 and 1993, respectively.

     Management develops the allowance using a "building block approach" for various portfolio segments. The table on page 36 shows the allocation of the allowance for credit losses by loan type. This allocation is based on management's judgment of potential losses in the respective loan portfolios. While management has allocated reserves to various portfolio segments, the allowance is general in nature and is available for the loan portfolio in its entirety.

Composition of Allowance for Credit Losses
                                                    December 31
                                      --------------------------------------
(in millions)                           1994    1993    1992    1991    1990
- ----------------------------------------------------------------------------
Special mention and classified:
  Historical loss experience
    component                         $  516  $  475  $1,273  $  718  $  498
  Credit management
    allocated component                  428     770     601     172     234
                                      --------------------------------------
       Total special mention
          and classified                 944   1,245   1,874     890     732
Other loans:
    Domestic consumer                  1,059   1,072   1,100     517     382
    Domestic commercial                  223     151     215      74      81
    Foreign                              270     165     328     639   1,501
                                      --------------------------------------
                                       2,496   2,633   3,517   2,120   2,696

Unallocated                            1,194     875     404     300     216
                                      --------------------------------------
                                      $3,690  $3,508  $3,921  $2,420  $2,912

     The allowance is established by credit officers for each portfolio segment. Significant loans, particularly those classified as "doubtful" are individually analyzed, while other loans are analyzed by portfolio segment. In establishing the allowance for the portfolio segments, credit officers initially employ results obtained from statistical models using historical loan performance data.

     In addition to the allowance amounts that are calculated based on historical loss experience, the credit officer responsible for each portfolio segment makes adjustments to these amounts

Allowance for Credit Losses

                                                                                           Year Ended December 31
                                                                    ---------------------------------------------------------------

(in millions)                                                          1994          1993          1992          1991         1990
- ------------------------------------------------------------------------------------------------------------------------------------
Balance, beginning of year                                           $3,508        $3,921        $2,420        $2,912       $3,373
Credit Losses
Domestic consumer:
    Residential first mortgages                                          49            23            15             3            2
    Credit card                                                         382           488           538           429          244
    Other consumer                                                      319           404           359           191          138
Domestic commercial:
    Commercial and industrial                                            47           230           197           179           84
    Loans secured by real estate                                         52            91            60            32           29
    Construction and development loans secured by real estate            86           291           376            86           24
    Financial institutions                                                2            18            41             6            5
    Agricultural                                                          8             7            10             2            2
    Lease financing                                                       1             9            12             3            1
    Loans for purchasing or carrying securities                          --             2             9            --           --
    Other commercial                                                     --            --             2             1            5
Foreign                                                                  42            36           126           375          548
                                                                    ---------------------------------------------------------------
    Total credit losses                                                 988         1,599         1,745         1,307        1,082
Credit Loss Recoveries
Domestic consumer:
    Residential first mortgages                                           4             1             1            --            2
    Credit card                                                          54            53            48            36           33
    Other consumer                                                      105           114            92            51           49
Domestic commercial:
    Commercial and industrial                                            94           111            77            56          115
    Loans secured by real estate                                         25            34            10             5            5
    Construction and development loans secured by real estate            82            87            19             3            6
    Financial institutions                                               16             2             1             1            1
    Agricultural                                                          8            10             6             7           18
    Lease financing                                                       6             6             9             4            3
    Loans for purchasing or carrying securities                          --            --            --            --           --
    Other commercial                                                     --            --             4             1           --
Foreign                                                                 124            66           174            54           96
                                                                    ---------------------------------------------------------------
    Total credit loss recoveries                                        518           484           441           218          328
                                                                    ---------------------------------------------------------------
    Total net credit losses                                             470         1,115         1,304         1,089          754
Provision for credit losses                                             460           803         1,009           805          905
Allowance related to mergers and acquisitions/a/                        241            12         2,782            --           --
Losses on the sale or swap of loans to restructuring countries           --            (3)          (72)         (207)        (620)
Other net additions (deductions)                                        (49)         (110)/b/      (914)/b/        (1)           8
                                                                    ---------------------------------------------------------------
    Balance, End of Year/c/                                          $3,690        $3,508        $3,921        $2,420       $2,912
- ------------------------------------------------------------------------------------------------------------------------------------

/a/ Represents the addition of consummation date allowances for credit losses of Continental and Liberty Bank of $238 million and $3 million, respectively, in 1994, First Gibraltar in 1993, and SPC, Valley Capital Corporation, and H.F. Holdings, Inc. of $2,701 million, $63 million, and $18 million, respectively, in 1992.
/b/ Due to the transfer of certain assets net of their related allowance to other assets, the allowance for credit losses was reduced by $128 million and $685 million during 1993 and 1992, respectively. The 1993 amount included $88 million of regulatory-related allocated transfer risk reserve
     (ATRR). In addition, the allowance for credit losses related to loans of subsidiaries and operations pending disposition totaling $220 million was reclassified to other assets during 1992.
/c/ Includes ATRR of $67 million at December 31, 1992, $145 million at December 31, 1991, and $165 million at December 31, 1990. Due to the transfer of certain assets net of their related allowance to other assets during 1993, the allowance for credit losses did not include any ATRR subsequent to the transfer.

based on qualitative evaluations of individual classified assets, knowledge of portfolio segment conditions, and on the officer's judgment of factors that are expected to influence the future performance of the portfolio. These factors include geographic and portfolio concentrations, new products or markets, evaluations of the changes in the historical loss experience component, and projections of this component into the current and future periods. The Composition of Allowance for Credit Losses table on page 34 displays how the allowance for credit losses related to special mention and classified assets is determined by combining the historical loss experience component with the credit management allocated component. During the fourth quarter of 1994, BAC changed its statistical model used in calculating the historical loss experience component to one that reflects the portfolio experience over a full economic cycle. The effect of this change was to increase this historical loss experience component and to decrease the credit management allocation component by approximately equal amounts.

Allocation of Allowance for Credit Losses by Loan Type

                                                                            December 31
                                   -----------------------------------------------------------------------------------------------
                                          1994               1993               1992               1991               1990
                                   ------------------ ------------------ ------------------ ------------------ -------------------
                                             Percent            Percent            Percent            Percent            Percent
                                             of Loan            of Loan            of Loan            of Loan            of Loan
(dollar amounts in millions)       Allowance Category Allowance Category Allowance Category Allowance Category Allowance Category
- -----------------------------------------------------------------------------------------------------------------------------------
Domestic consumer:
 Residential first mortgages          $   91     0.27%   $   55     0.18%   $   62     0.21%   $   31     0.16%   $   18     0.11%
 Other consumer                          968     2.82     1,017     3.21     1,038     3.08       486     1.99       364     1.59
Domestic commercial:
 Commercial and industrial/a/            396     1.24       368     1.47       636     2.65       321     2.21       308     1.96
 Loans secured by real estate            166     1.62       165     1.78       232     2.29        48     0.90        58     1.01
 Construction and development
  loans secured by real estate           389    10.76       611    13.83       884    13.04       367     9.17       237     5.56
 Financial institutions                    6     0.21         8     0.38        14     0.70        23     1.62        16     1.15
 Agricultural                             38     2.07        39     2.30        37     2.19        28     2.46        25     2.16
 Lease financing                          51     2.81        48     2.81        55     2.90         8     1.09         5     0.59
Foreign                                  391     1.92       322     1.59       559     3.26       808     5.02     1,665     9.53
Unallocated                            1,194       --       875       --       404       --       300       --       216       --
                                    -----------------------------------------------------------------------------------------------
                                      $3,690     2.62%   $3,508     2.77%   $3,921     3.10%   $2,420     2.79%   $2,912     3.39%
- -----------------------------------------------------------------------------------------------------------------------------------

/a/ Includes the allowance for credit losses for commercial and industrial loans, loans for purchasing or carrying securities, and other commercial loans.


Net Credit Losses (Recoveries) as a Percentage of Average Loan Outstandings

                                               Year Ended December 31
                                      ---------------------------------------
                                        1994    1993    1992   1991    1990
- -----------------------------------------------------------------------------
Domestic consumer:
  Residential first mortgages           0.14    0.07    0.05   0.02      --
  Credit card                           4.50    5.81    6.16   5.41    3.30
  Other consumer                        0.85    1.18    1.15   0.87    0.62
Domestic commercial:
  Commercial and industrial            (0.20)   0.58    0.61   0.89   (0.21)
  Loans secured
   by real estate                       0.29    0.59    0.57   0.49    0.43
  Construction and
   development loans
   secured by real estate               0.10    3.57    5.32   2.08    0.44
  Financial institutions               (0.64)   0.80    2.18   0.30    0.35
  Agricultural                            --   (0.23)   0.29  (0.46)  (1.50)
  Lease financing                      (0.30)   0.20    0.14  (0.15)  (0.38)
  Loans for purchasing or
   carrying securities                    --    0.11    0.86     --      --
  Other commercial                        --      --   (0.15)    --    1.02
   Total domestic                       0.50    1.09    1.37   1.13    0.48
Foreign                                (0.44)  (0.16)  (0.28)  1.97    2.53
   Total loans                          0.37    0.89    1.12   1.29    0.93
- -----------------------------------------------------------------------------

  After an allowance has been established for the loan portfolio segments, the final step in this building block approach occurs. Credit management establishes an unallocated portion of the allowance for credit losses, which is attributable to factors that cannot be associated with a particular portfolio segment. These factors include general economic conditions, recognition of specific regional and international geographic concerns, trends in portfolio growth, and new business volume.

  The special mention and classified amounts in the table on page 34 include all loans regardless of type that have been internally risk rated as "special mention," "substandard," or "doubtful." BAC's actual historical loss experience since 1990 indicates ultimate loss rates for "special mention," "substandard," or "doubtful" loans of approximately 2 percent, 5 percent, and 31 percent, respectively.

  In 1994, net credit losses were $470 million, a decrease of $645 million, or 58 percent, from the amount reported in 1993. Net credit losses in the domestic consumer loan portfolio, the largest component of BAC's net credit losses, decreased $160 million from the amount reported in 1993. This decrease reflected an improvement in the credit portfolio that can be largely attributed to improved economic conditions. In particular, the declines in consumer bankruptcies, as well as BAC's continued diversification of its loan portfolio decreased the level of net credit losses in the domestic consumer loan portfolio in 1994.

  Net credit recoveries in the domestic commercial loan portfolio amounted to $35 million in 1994, compared to net credit losses of $398 million in 1993. This decrease in credit losses was due to California emerging from its prolonged recession and an improved national economy.

  Net credit recoveries in the foreign loan portfolio amounted to $82 million in 1994, compared to net credit recoveries of $30 million in 1993. This increase primarily resulted from recoveries on loans to Poland and Ecuador.

Nonperforming Assets

Total nonaccrual assets decreased $806 million, or 28 percent, between year-end 1993 and December 31, 1994. Excluding $245 million of nonaccrual assets obtained in connection with the Continental merger, nonaccrual assets decreased $1,051 million, or 36 percent, between December 31, 1993 and December 31, 1994. This decrease reflected improvements in most segments of the loan portfolio, particularly in construction and development loans and loans secured by real estate. These improvements can be primarily attributed to full or partial payments on nonaccrual loans and the restoration of nonaccrual loans to accrual status. In addition, $210 million of this decrease was due to the sale of selected real estate-related assets.

Nonaccrual Assets

                                                   December 31
                             ----------------------------------------------------
(in millions)                   1994       1993       1992       1991     1990
- ---------------------------------------------------------------------------------
Domestic Loans
Consumer:
 Residential
  first mortgages             $  319     $  406      $  267     $   93   $   30
 Other consumer                   63         53          85          4        4
Commercial:
 Commercial
  and industrial                 453        457         898        675      326
 Loans secured
  by real estate                 347        570         721        286      198
 Construction and
  development loans
  secured by real estate         647      1,037       2,430        960      431
 Financial institutions            3         64          49         97       69
 Agricultural                     31         49          94         43       39
 Lease financing                   1         18           3          2       --
                             ----------------------------------------------------
                               1,864      2,654       4,547      2,160    1,097
Foreign Loans
Commercial and
 industrial                      157        139         314        536      792
Banks and other
 financial institutions           22         11          78        145      192
Governments
 and official institutions        24         42         175        387      663
Other                             12         40         116         75       51
                             ----------------------------------------------------
                                 215        232         683      1,143    1,698
Other interest-bearing
 assets                            1         --           5         46      371
                             ----------------------------------------------------
                              $2,080/a/  $2,886/ab/  $5,235/b/  $3,349   $3,166
- ---------------------------------------------------------------------------------

/a/ Excludes certain nonaccrual debt-restructuring par bonds and other instruments that were included in available-for-sale and held-to-maturity securities of $441 million at December 31, 1994. Also excludes certain other nonaccrual loans and other instruments issued by various governments of $8 million and $196 million at December 31, 1994 and 1993, respectively, that were included in other assets at the lower of cost or fair value.

/b/ Excludes nonaccrual assets that were identified for accelerated disposition with carrying values prior to reclassification to other assets of $0.6 billion and $2.6 billion at December 31, 1993 and 1992, respectively. These nonaccrual assets were included in other assets at the lower of cost or fair value. The balance at December 31, 1992 primarily represents nonaccrual assets that were acquired in the SPC merger and identified for accelerated disposition at the merger date.

Analysis of Change in Nonaccrual Assets

                                                          December 31
                                                 ---------------------------
(in millions)                                     1994                 1993
- ----------------------------------------------------------------------------
Balance, beginning of year                       $2,886              $ 5,235
Additions:
  Loans placed on nonaccrual status               1,058                1,440
  Acquired in the Continental merger                245                   --
Deductions:
  Sales                                            (210)                (150)
  Restored to accrual status                       (616)                (988)
  Foreclosures                                     (155)                (689)
  Charge-offs                                      (143)                (433)
  Restructuring- country-related assets
    transferred to other assets                      --                 (310)
  Other, primarily payments                        (985)              (1,219)
                                                 ---------------------------
     Balance, End of Year                        $2,080              $ 2,886

  Loans past due 90 days or more and still accruing interest, which are generally well-secured and in the process of collection, decreased $142 million in 1994. This decrease was primarily due to improved market conditions and liquidity in the commercial real estate sector.


Loans Past Due 90 Days or More and Still Accruing Interest

                                                   December 31
                                  --------------------------------------------
(in millions)                     1994      1993      1992      1991      1990
- ------------------------------------------------------------------------------
Domestic
Consumer:
  Residential first mortgages     $133      $153      $181      $ 96      $ 38
  Other consumer                   159       175       289       186       120
Commercial:
  Commercial and industrial         25        20        19        26        11
  Loans secured by real estate      54       138        22        23         7
  Construction and
    development loans
    secured by real estate          38        86       117        28        14
  Financial institutions            16        --        --        --        --
  Agricultural                       8        --         4        --        --
  Lease financing                    1        --         1         1        --
                                  --------------------------------------------
                                   434       572       633       360       190
Foreign                              2         6        --         8         1
                                  --------------------------------------------
                                  $436      $578      $633      $368      $191

  The improvement in BAC's credit quality during 1994 is also reflected in BAC's nonperforming asset ratios. At December 31, 1994, the ratio of nonaccrual loans to total loans was 1.48 percent, down from 2.28 percent at year-end 1993. In addition, the ratio of nonperforming assets (comprised of nonaccrual assets and OREO) to total assets declined 60 basis points from year-end 1993 to 1.22 percent at December 31, 1994. Management does not expect a comparable rate of improvement in credit quality to continue in the future.

Cash Interest Payments on Nonaccrual Assets by Loan Type

                                                                                December 31, 1994
                                                 -----------------------------------------------------------------------------------
                                                 Contractual                                Cumulative  Nonaccrual        Book as a
                                                   Principal          Cumulative      Interest Applied        Book    Percentage of
(dollar amounts in millions)                         Balance         Charge-offs          to Principal     Balance      Contractual
- ------------------------------------------------------------------------------------------------------------------------------------
Domestic
Consumer:
  Residential first mortgages                         $  322                $  2                  $  1      $  319               99%
  Other consumer                                          66                   2                     1          63               95
Commercial:
  Commercial and industrial                              722                 175                    94         453               63
  Loans secured by real estate                           463                  62                    54         347               75
  Construction and development loans
    secured by real estate                             1,026                 196                   183         647               63
  Financial institutions                                  10                   4                     3           3               30
  Agricultural                                            39                   3                     5          31               79
  Lease financing                                          1                  --                    --           1              100
                                                 -----------------------------------------------------------------------------------
                                                       2,649                 444                   341       1,864               70
Foreign, excluding restructuring-
  country-related assets
Commercial and industrial                                149                  45                    25          79               53
Banks and other financial institutions                    24                   5                     3          16               67
Governments and official institutions                     28                  --                    10          18               64
Other                                                     24                   9                     3          12               50
                                                 -----------------------------------------------------------------------------------
                                                         225                  59                    41         125               56
                                                 -----------------------------------------------------------------------------------
    Total, excluding restructuring-
      country-related assets                           2,874                 503                   382       1,989               69
Restructuring-country-related assets                     131                  37                     3          91               69
                                                 -----------------------------------------------------------------------------------
                                                      $3,005                $540                  $385      $2,080               69%
                                                         Year Ended
                                                      December 31, 1994
                                           -----------------------------------------
                                                        Cash Interest
                                                       Payments Applied
                                           -----------------------------------------
                                           As Interest     As Reduction
(dollar amounts in millions)                    Income     of Principal        Total
- ------------------------------------------------------------------------------------
Domestic
Consumer:
  Residential first mortgages                      $11            $  --        $  11
  Other consumer                                     3               --            3
Commercial:
  Commercial and industrial                         12               12           24
  Loans secured by real estate                      11               13           24
  Construction and development loans
    secured by real estate                          12               26           38
  Financial institutions                            --               --           --
  Agricultural                                       2               --            2
  Lease financing                                   --               --           --
- ------------------------------------------------------------------------------------
                                                    51               51          102
Foreign, excluding restructuring-
  country-related assets
Commercial and industrial                            4                6           10
Banks and other financial institutions               2                3            5
Governments and official institutions               --               --           --
Other                                               --               --           --
- ------------------------------------------------------------------------------------
                                                     6                9           15
- ------------------------------------------------------------------------------------
    Total, excluding restructuring-
      country-related assets                        57               60          117
Restructuring-country-related assets                 3               --            3
- ------------------------------------------------------------------------------------
                                                   $60              $60         $120

Cash yield on total nonaccrual assets                                           5.77%

Restructured Loans

                                                 December 31
                             ---------------------------------------------------
(in millions)                1994         1993        1992        1991      1990
- --------------------------------------------------------------------------------
Domestic
Commercial and industrial    $71          $ 66         $ 69        $41       $21
Commercial loans secured
  by real estate              15            21           12          6        37
Construction and
  development loans
  secured by real estate       2            10           34         20        --
Financial institutions        --            --            1          2         2
Agricultural                   7            --           20         --         3
Lease financing               --             1           --         --         3
                             ---------------------------------------------------
                              95            98          136         69        66
Foreign/a/                     2            36           40         10        --
                             ---------------------------------------------------
                             $97          $134         $176        $79       $66
- --------------------------------------------------------------------------------

/a/ Excludes debt restructurings with countries that have experienced liquidity problems of $1.8 billion, $2.4 billion, $2.3 billion, $2.2 billion, and $2.1 billion at December 31, 1994, 1993, 1992, 1991, and 1990, respectively. Beginning in the first quarter of 1994, the majority of these instruments were classified as either available-for-sale or held-to-maturity securities. Prior to January 1, 1994, these instruments were classified as loans. For further information on these restructurings, refer to Note 8 of the Notes to Consolidated Financial Statements on pages 61-62.

  OREO, which is recorded in other assets, primarily includes properties acquired through foreclosure or through full or partial satisfaction of loans. OREO was $555 million and $517 million at December 31, 1994 and 1993, respectively. At year-end 1994 and 1993, the aggregate fair value of properties included in OREO represented approximately 118 percent and 130 percent, respectively, of their net carrying value.

Nonaccrual Assets at Year-End (Stacked block graphs in non-EDGAR version)

(in million of dollars)                 1992      1993      1994
                                       --------------------------
Nonaccrual Assets at Year-End          $5,235    $2,886    $2,080

Market Risk Management

Overview

Market risk is the risk that BAC will suffer losses as a result of adverse price or rate movements in its on- and off-balance-sheet positions. Market risk arises in most areas of BAC's operations, including lending and borrowing, as well as its trading activities in the debt, derivatives, foreign exchange, and other securities markets.

  BAC establishes limits on total market risk, taking into account both risk-return and cost-benefit trade-offs. ALFI or its subcommittee, the Market Risk Committee (MRC), reviews, determines, and implements policies regarding all domestic and foreign treasury activities and global trading activities in all financial products and approves limits for such activities and products. In addition, the MRC reviews overall market exposures and analyzes the effects of actual or projected changes in rates, prices, indices, or market liquidity on BAC's on- and off-balance-sheet positions. MRC membership comprises senior line managers who are responsible for market risk and senior corporate officers with responsibility for accounting and credit policy.

Off-Balance-Sheet Market Risk

BAC's market exposures are managed by the MRC, which establishes and monitors trading limits, operating controls, and reporting requirements that are specifically designed to limit the market risk associated with foreign exchange contracts and derivatives and to provide timely and accurate management information regarding such activities. The day-to-day management of market risk takes place at a decentralized level through established trading policies that define the acceptable boundaries within which traders can buy and sell in their respective markets.

  A key element in market risk management is the estimation of potential losses a portfolio may experience arising from adverse changes in market conditions. To estimate such losses, BAC employs an "earnings-at-risk" (EAR) methodology, which, using a 95 percent confidence interval, employs statistical historical data to measure the loss that would result from an adverse, one-day shift in market prices. This one day market price move is calculated at two levels; the first assuming that major portfolio segments suffer adverse movements on a perfectly correlated basis, and the second assuming that adverse moves in major portfolio segments are uncorrelated.

These pre-tax "gross" and "net" market risk measures during 1994 averaged $18.0 million and $8.2 million respectively, peaked at $28.4 million and $13.2 million, and were $25.7 million and $11.0 million at December 31, 1994.

  Other mechanisms established by the MRC that are used by BAC to control its market risk exposures on foreign exchange and derivatives contracts are product volume, net position, and simulation limits. Product volume limits place restrictions on aggregate notional dollar amounts that BAC can have in each category of off-balance-sheet financial instrument. Net position limits place restrictions on the risk in the same or similar instruments within specific maturity groupings. Simulation models measure the potential dollar loss of various trading portfolios according to specific, extremely adverse scenarios, without regard to the statistical probability of their occurrence.

  Additional information about off-balance-sheet financial instruments, including their respective notional, credit risk, credit exposure, and fair value amounts, is provided in Note 21 of the Notes to Consolidated Financial Statements on pages 71-77.

Interest Rate Risk Management

Objectives and Results of Interest Rate Risk Management

BAC's governing objective in interest rate risk management is to minimize the potential for significant loss as a result of changes in interest rates. BAC measures interest rate risk in terms of potential impact on both its economic value and reported earnings. Economic value calculations measure changes in net future cash flows from all assets and liabilities until maturity. Those changes can result from interest rate movements or from altered expectations of future market conditions. BAC measures earnings variability by estimating the potential effect of changes in interest rates on projected net income over a three-year period.

  As discussed in the following section, there are several sources of interest rate risk. In general, BAC measures and manages economic value at risk by type of interest rate risk. To minimize exposure to declines in economic value due to gap risk, BAC's policy is that assets and liabilities must have approximately equal total duration. An internally developed methodology is used to translate each rate maturity mismatch or gap into a one-year position that would have the same estimated risk content. For example, a six-month mismatch of $200 million is treated as having approximately the same risk content as a $100 million one-year mismatch. As shown in the following graph, BAC's net one-year position has been essentially balanced throughout the last four years.

Net Interest Rate Risk Position (Plot point graph in non-EDGAR version)

(in billions of dollars)           12/31/91 12/31/92 12/31/93 12/31/94
Net Interest Rate Risk Position     $(8.1)   $(6.9)   $1.0     $(2.8)

  Graph indicates the composite long (+) or short (-) position measured across the entire maturity mismatch profile and expressed as a one-year mismatch position bearing the same aggregate level of risk.

  BAC also monitors earnings exposure to interest rate risk and keeps such exposure within appropriate limits. As is discussed in greater detail on page 41, management believes that a 200 basis point change in rates would reduce forecasted annual after-tax earnings by less than 1 percent.

Sources and Management of Interest Rate Risk

Gap, options, and index mismatches are the primary sources of interest rate risk. A discussion of how BAC manages these individual sources of risk follows.

Gap Risk - Gap mismatches result from timing differences in the repricing or maturity of asset, liability, and off-balance-sheet financial instruments. Expected interest rate sensitivity of individual categories of U.S. dollar-denominated assets and liabilities as of December 31, 1994 is shown in the table on page 41.

  BAC has made numerous estimates and assumptions which significantly influence this presentation. For example, consumer rate deposit product maturities reflect expected repricings in response to market rate movements and expected customer reactions. Similarly, adjustable-rate mortgage maturities reflect potential repricing constraints attributable to periodic rate caps, floors and lifetime ceilings, as well as their expected influence on customer prepayment activity. Management continually reassesses its gap maturity assumptions in light of changing conditions. In addition, common equity is assumed to be an intermediate-to long-term source of funds in this presentation.

U.S. Dollar Denominated Interest Rate Sensitivity By Repricing or Maturity Dates

                                                                                   December 31, 1994
                                                      ----------------------------------------------------------------------------
                                                                      (greater than)    (greater than)              Over
(dollar amounts in millions)                          0-6 months        6-12 months        1-5 years        5 years         Total
- ----------------------------------------------------------------------------------------------------------------------------------
Domestic Assets
Interest-bearing deposits in banks                     $     53           $     --         $     --       $     --     $      53
Federal funds sold and securities
  purchased under resale agreements                       2,055                 --               --             --         2,055
Trading account securities                                1,668                 --               --             --         1,668
Loans:
  Prime indexed                                          17,684                 --               --             --        17,684
  Adjustable rate first residential mortgages            10,650              4,261            6,426          6,443        27,780
  Other loans, net                                       36,188              5,684           14,382          9,100        65,354
Other assets                                             19,731                684            9,655          8,232        38,302
                                                      ----------------------------------------------------------------------------
    Domestic Assets                                      88,029             10,629           30,463         23,775       152,896
                                                      ----------------------------------------------------------------------------

Domestic Liabilities and Stockholders' Equity
Domestic deposits                                       (56,334)           (14,196)         (25,960)       (17,688)     (114,178)
Other short-term borrowings                              (6,026)                --               (7)            --        (6,033)
Long-term debt and subordinated captial notes            (6,909)              (301)          (2,647)        (4,827)      (14,684)
Other liabilities and equity                             (7,129)              (481)          (9,240)       (15,089)      (31,939)
                                                      ----------------------------------------------------------------------------
    Domestic Liabilities and Stockholders' Equity       (76,398)           (14,978)         (37,854)       (37,604)     (166,834)
Offshore Funding Books, net                              (2,530)               477              390          1,663            --
                                                      ----------------------------------------------------------------------------
    Core Gap before Risk Management Positions             9,101             (3,872)          (7,001)       (12,166)      (13,938)
                                                      ----------------------------------------------------------------------------

Interest Rate Risk Management Positions
Investment securities/a/                                  2,336              1,343            4,535          5,724        13,938
Off-balance-sheet financial instruments/b/              (10,217)             2,528            1,179          6,510            --
                                                      ----------------------------------------------------------------------------
  Total Interest Rate Risk Management Position           (7,881)             3,871           5,714          12,234        13,938
                                                      ----------------------------------------------------------------------------
  Net Gap                                                 1,220                 (1)          (1,287)            68            --
                                                      ----------------------------------------------------------------------------
    Cumulative Gap                                     $  1,220           $  1,219         $    (68)      $     --     $      --
- ----------------------------------------------------------------------------------------------------------------------------------

/a/ Available-for-sale and held-to-maturity securities.
/b/ Represents repricing effect of off-balance-sheet positions which include interest rate swaps, futures contracts, and similar agreements.

  At December 31, 1994, BAC had a "core" imbalance before risk management positions, as liabilities and equity exceeded assets by $14 billion. BAC's risk management activities eliminated this imbalance while reducing gaps in individual repricing periods.

  BAC uses both on-balance-sheet securities and off-balance-sheet financial instruments to manage exposure to gaps. As shown in the table above, investment securities reduced net liability positions in the 6-12 months, 1-5 years, and over 5 years repricing periods. In addition, off-balance-sheet financial instruments, principally "receive fixed" interest rate swaps, essentially neutralized gaps beyond one year. The "pay floating" side of the same swaps significantly reduced the net asset position in the 0-6 month period.

  For information regarding BAC's securities portfolio, as well as off-balance-sheet financial instruments and their associated credit exposure, refer to notes 7 and 21 of the Notes to Consolidated Financial Statements on pages 60-61 and 71-77, respectively.

  The risk from gap mismatches is measured by evaluating the effect of major interest rate movements. Economic value at risk is estimated assuming certain immediate changes in rates. Management has used a stress scenario in which one-year rates would increase by approximately 200 basis points and ten-year rates would increase by approximately 110 basis points. Based on this scenario, management believes that BAC's maximum economic value exposure attributable to gap positions represented less than 1 percent of common equity at December 31, 1994.

  The near term earnings exposure to rate maturity gaps is evaluated in the context of certain upward and downward interest rate changes occurring ratably over a twelve month period. At December 31, 1994, a 200 basis point change in rates would reduce forecasted annual after-tax earnings by less than 1 percent.

  BAC has defined limits for the size of rate maturity gap positions. Any adjustments made within these limits would not significantly alter BAC's gap maturities or core earnings.

Options and Index Risk - Options and index risk from core deposit and lending activities generally are measured and managed separately from gap risk. Options are most common in retail products and primarily work to customers' advantage. They exist in forms such as limits on variable rate loan and deposit repricings (caps and floors), unilateral rights to prepay loans, and depositors' ability to withdraw deposits on demand.

  Index mismatches exist in variable rate assets, liabilities, and off-balance-sheet financial instruments that may reprice simultaneously, but are not tied to the same index. This risk arises from differences between treasury, wholesale CD, and LIBOR indices and is also inherent in certain variable-rate products, such as prime-rate loans and retail deposits.

  BAC measures core options and index risk using actual historical patterns of changes in rate levels, yield curve slopes, and index spreads. Numerous independent scenarios are simulated, including many that diverge widely from consensus market expectations. Exposures to options and index risk are sensitive not only to underlying positions, but also to fluctuations in market conditions.

  Cash flows attributable to options and index mismatches are modeled and valued separately for each simulated scenario. Consistent with the expectation that core positions will be held to maturity, risk is measured assuming options and index mismatch positions are open throughout their lives, a period that can be as long as 30 years.

  For each scenario that is simulated, BAC calculates an economic value that could result from option mismatches, net of tax effects. Based on this analysis, there is a 75 percent probability that BAC's loss of economic value would not exceed 2 percent of common equity. At 90 percent and 99 percent probability levels, the analysis indicates maximum losses of 6 percent and 15 percent of common equity. BAC has entered into hedging transactions that reduce these exposures to 1 percent, 5 percent, and 13 per cent, respectively, of common equity.

  Some residual options and index mismatch risk is unavoidable. Hedging products available to BAC do not provide perfect hedges of option and index risk embedded in retail products. In addition, BAC's risk measurement methodology depends on predictions of customer responses to interest rate movements. If actual customer behavior varies from these predictions, the actual changes in economic value will also differ from the estimated effects.

  BAC's risk management policy only permits transactions that reduce options and index risk. Accordingly, BAC does not use written options, either free-standing or embedded in off-balance-sheet products, for risk management purposes. At December 31, 1994, BAC's purchased option contracts, which reduce option and index risk, had a gross notional value of $4.5 billion.

Liquidity Risk Management

Overview

Liquidity risk is the risk that BAC will be unable to maintain cash flows that are adequate to fund its operations and meet its commitments on a timely and cost-effective basis. BAC manages its liquidity through the coordination of the relative maturities of its assets and liabilities. In addition, BAC's liquidity is enhanced by its ability to raise additional funds in money and capital markets.

  Liquidity risk is interrelated with credit and market risk. Many of BAC's controls and limits for product and market liquidity are monitored and managed through the market risk limits and risk control mechanisms previously discussed, including limitations on the markets and products in which BAC may participate.

  BAC's liquid assets consist of cash and due from banks, interest-bearing deposits in banks, federal funds sold, securities purchased under resale agreements, trading account assets, and available-for-sale securities.
Funding sources include core deposits, capital market funds, and purchased money market liabilities. Core deposits include domestic interest- and noninterest-bearing retail deposits, which have historically been a relatively stable source of funds. Capital market funds include long-term debt, subordinated capital notes, and common and preferred equity. Purchased money market liabilities primarily include overseas time deposits, federal funds purchased, securities sold under repurchase agreements, and other short-term borrowings. The cost and availability of these funding sources are affected by credit ratings of BankAmerica Corporation (the parent) and its subsidiaries.

  BAC's liquidity is managed at both the parent and banking subsidiary levels. The parent is funded primarily by the issuance of debt and equity, as well as by dividend and interest income from its subsidiaries. The parent's direct and indirect banking subsidiaries are funded primarily by their domestic retail deposits. Lines of credit between banking subsidiaries and the bank and between nonbanking subsidiaries and the parent, are structured to provide additional funding support. In addition to significant liquid assets, the parent and the bank have considerable unused borrowing capacity in capital and money markets. Finally, BAC may issue common stock, preferred stock, and senior and subordinated debt from time to time when market conditions are judged appropriate in light of funding and capital needs.

Liquidity Review

At December 31, 1994, BAC's liquid assets totaled $42.6 billion, up $13.4 billion, or 46 percent, from $29.2 billion at year-end 1993. This growth was largely reflected in increases in available-for-sale securities, interest-bearing deposits in banks, cash and due from banks, and securities purchased under resale agreements. These increases can be primarily attributed to the Continental merger and asset transfers made in connection with the first-quarter 1994 adoption of SFAS No. 115. At December 31, 1994, liquid assets accounted for 20 percent of BAC's total assets, compared with 16 percent at year-end 1993.

Liquid Assets at Year-End (Stacked block graphs in non-EDGAR version)

(in billions of dollars)                    1992     1993     1994
                                          --------------------------
Liquid Assets at Year-End                 $ 24.8    $ 29.2   $ 42.6

  Various factors affected BAC's liquidity during 1994 and 1993. During 1994, total loan originations and purchases exceeded principal collections, resulting in a cash outflow of $8.4 billion. Conversely, total sales, maturities, prepayments, and calls of investment securities exceeded total purchases, resulting in a cash inflow of $5.1 billion. In total, the above transactions resulted in a net cash outflow of $3.3 billion.

  In 1993, a net cash outflow of $0.4 billion resulted from these same activities, as total loan originations and purchases exceeded principal collections by $2.5 billion and total sales, maturities, prepayments, and calls of securities exceeded purchases by $2.1 billion. Additionally, in 1993, principal payments and retirements of long-term debt and subordinated capital notes exceeded proceeds from issuances of long-term debt by $2.2 billion. However, in 1994, proceeds from the issuances of long-term debt exceeded principal payments and retirements of long-term debt and subordinated capital notes by $0.1 billion.

  During both 1994 and 1993, BAC's liquidity was also enhanced by proceeds from sales of loans, totaling $1.5 billion and $2.3 billion, respectively. These loan sales consisted primarily of loans that were not originated or acquired with the intent to sell but were sold within the same reporting period as originated due to various economic factors.

  In addition, in both 1994 and 1993, the parent paid dividends of $819 million and $738 million, respectively, to its preferred and common stockholders. For information concerning dividend and loan restrictions, refer to Note 24 of the Notes to Consolidated Financial Statements on pages 80-82.

Operational and Settlement Risk Management

Operational risk is the risk that inadequate internal controls or procedures, human error, system failure, or fraud can result in unexpected losses. Mitigating this risk are systems and procedures to monitor transactions and positions, documentation of transactions, regulatory compliance review, and periodic review by internal and external auditors. In addition, BAC maintains contingency systems for operations support in the event of natural disasters and reconciliation procedures to ensure that critical data have been captured by the systems.

  Settlement risk is the exposure to loss arising when an institution either pays out funds or delivers assets before receiving assets or payment from its counterparty. For example, settlement risk can occur when delivery of securities or foreign currencies is not synchronized with payment for them. BAC mitigates settlement risk through credit limits for each counterparty, and, wherever possible, the use of legally enforceable master netting agreements.

Capital Management

BAC's capital position continued to improve in 1994. At December 31, 1994, stockholders' equity totaled $18.9 billion, up $1.8 billion, or 10 percent, from $17.1 billion at year-end 1993. Of this increase, $1.4 billion was due to 1994 earnings net of preferred and common stock dividends. In addition, common equity increased $0.6 billion primarily due to stock issuances in connection with the Continental merger. These increases were partially offset by the adoption of SFAS No. 115, which resulted in $0.3 billion of net unrealized losses on available-for-sale securities (net of related income taxes) at December 31, 1994.

Common and Total Stockholders' Equity (Plot point graph in non-EDGAR version)

(in billions of dollars)               1993                                 1994
                        -----------------------------------  -----------------------------------
                           3/31    6/30    9/30    12/31        3/31    6/30    9/30    12/31
                        -----------------------------------  -----------------------------------
Total                     $ 16.1  $ 16.4  $ 16.8  $ 17.1       $ 16.9  $ 17.1  $ 18.9  $ 18.9
Common                    $ 13.1  $ 13.5  $ 13.8  $ 14.2       $ 13.9  $ 14.1  $ 15.6  $ 15.8

  Supported by the growth of BAC's capital base, on February 6, 1995, its Board of Directors declared an increase in the quarterly dividend on BAC's common stock from $0.40 per share to $0.46 per share. The dividend is payable on March 14, 1995 to shareholders of record on February 22, 1995. In addition, the Board authorized a stock repurchase program. This program enables BAC to buy back approximately $1.9 billion of its common stock and to buy back or redeem approximately $500 million of its preferred stock by the end of 1997. Under this program BAC may purchase up to $800 million of its common stock by the end of 1996. During each quarter of 1995, 1996, and 1997, BAC may purchase additional amounts of common stock up to the level of amortization of goodwill and core deposit intangibles for that quarter. Currently, this level is approximately $90 million per quarter.

  The parent and its domestic banking subsidiaries are subject to risk-based capital regulations. These guidelines are used by bank regulatory authorities to evaluate capital adequacy, and are based on an institution's asset risk profile and off-balance-sheet exposures, such as unused loan commitments, standby letters of credit, and derivative and foreign exchange contracts.

  The Federal Reserve has established guidelines that certain banking organizations are required to maintain a minimum 8 percent total risk-based capital ratio (the ratio of total capital divided by risk-weighted assets), including a Tier 1 capital ratio of 4 percent. The risk-based capital rules have been further supplemented by a leverage ratio, defined as Tier 1 capital divided by average total assets, after certain adjustments. The minimum leverage ratio is 3 percent for banking organizations that do not anticipate significant growth and have well-diversified-risk (including no undue interest rate risk exposure), excellent asset quality, high liquidity, and good earnings. Other banking organizations not in this category are expected to have ratios well above the minimums, depending on their particular condition and growth plans. Higher capital ratios could also be required if warranted by the particular circumstances or risk profile of a given banking organization. In the current

Risk-Based Capital, Risk Weighted Assets, and
Risk-Based Capital Ratios

                                                     December 31
                                       --------------------------------------
(dollar amounts in millions)               1994/a/        1993/a/        1992
- -----------------------------------------------------------------------------
Risk-Based Capital
Common stockholders' equity            $ 16,149       $ 14,165       $ 12,509
Perpetual preferred stock                 3,068          2,979          2,979
Less: Goodwill, nongrandfathered
  core deposit and other identifiable
  intangibles, and other deductions      (5,559)/b/     (5,248)/b/     (4,179)
                                       --------------------------------------
  Tier 1 capital                         13,658         11,896         11,309
Eligible portion of the allowance
  for credit losses (exclusive of
  allocated transfer risk reserve)        2,366          1,993          2,096
Hybrid capital instruments                  336            568          1,762
Subordinated notes and debentures         5,707          4,422          4,122
Less: Other deductions                     (114)           (37)          (250)
                                       --------------------------------------
  Tier 2 capital                          8,295          6,946          7,730
                                       --------------------------------------
    Total Risk-Based Capital           $ 21,953       $ 18,842       $ 19,039
Risk Weighted Assets                   $187,810       $157,890       $165,815
Risk-Based Capital Ratios
Tier 1 capital                             7.27%          7.53%          6.82%
Tier 2 capital                             4.42           4.40           4.66
                                       --------------------------------------
    Total Risk-Based Capital Ratio        11.69%         11.93%         11.48%
Tier 1 Leverage Ratio                      6.74%          6.58%          6.37%
- -----------------------------------------------------------------------------

/a/ The Federal Reserve has issued final capital regulations on the adoption of SFAS No. 109, which will become effective April 1, 1995. The December 31, 1994 and 1993 information reflect these new regulations.
/b/ Includes nongrandfathered CDI and other identifiable intangibles acquired after February 19, 1992 of $937 million and $100 million, respectively, at December 31, 1994, and $1,008 million and $71 million, respectively, at December 31, 1993. Also, includes $111 million and $158 million at December 31, 1994 and 1993, respectively, of the excess of the net book value over 90 percent of the fair value of purchased mortgage servicing rights and credit card intangibles.

regulatory environment, banking companies must stay well capitalized to receive favorable regulatory treatment of acquisition and other expansion activities and favorable risk-based deposit insurance assessments. It is BAC's policy to maintain capital ratios above the regulatory well-capitalized levels, which are 10 percent for the total risk-based capital ratio, 6 percent for the Tier 1 capital ratio, and 5 percent for the Tier 1 leverage ratio.

  The Federal Deposit Insurance Corporation Improvement Act of 1991 requires all federal banking agencies to incorporate interest rate risk into their risk-based capital framework. Until all final interest rate risk regulations have been issued, BAC will be unable to determine the effect of such regulations on its regulatory capital ratios or those of its subsidiary banks.

  At December 31, 1994, BAC's total and Tier 1 risk-based capital ratios decreased 24 basis points and 26 basis points, respectively, from the amounts reported at year-end 1993. These declines were primarily due to the increase in total risk weighted assets in connection with the Continental merger.

  BAC evaluates and modifies its mix of capital sources, including debt, equity, and off-balance-sheet financing arrangements, on an ongoing basis, taking into consideration various factors. Such factors include regulatory capital targets, as well as the costs of capital sources, which are influenced by prevailing interest rates and credit-risk spreads. BAC's capital mix may vary from time to time in response to changes in these factors.

  To determine BAC's level of capital appropriate to various lines of business, an economic capital framework has been developed which promotes the efficient deployment of capital. This framework encompasses credit, market, country and operating business risks, and is a key tool utilized to ensure that capital resources are allocated to businesses in proportion to the economic risks they incur and the returns they generate.

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

  Management has established and is responsible for maintaining an internal control environment designed to provide reasonable assurance as to the integrity and reliability of the financial statements, the protection of assets, and the prevention and detection of fraudulent financial reporting. The internal control environment includes: an effective financial accounting structure; a comprehensive internal audit function; an independent auditing and examining committee (the committee) of the Board of Directors; and extensive financial and operating policies and procedures. BAC's management also fosters an ethical climate supported by a code of conduct, appropriate levels of management authority and responsibility, an effective corporate organizational structure, and appropriate selection and training of personnel.

  The Board of Directors, primarily through the committee, oversees the adequacy of BAC's control environment. The committee, whose members are neither officers nor employees of BAC, meets periodically with management, internal auditors, credit examination officers, and the independent auditors to review the functioning of each and to ensure that each is properly discharging its responsibilities.

  BAC's financial statements are audited by Ernst & Young LLP, BAC's independent auditors, whose audit is made in accordance with generally accepted auditing standards and includes such audit procedures as they consider necessary to express the opinion in their report that follows. In addition, Ernst & Young LLP reviews BAC's quarterly financial information. A review is substantially less in scope than an audit in accordance with generally accepted auditing standards and, accordingly, Ernst & Young LLP does not express an opinion on the quarterly financial information. Ernst & Young LLP meets regularly with management as well as the committee to discuss its audit and its findings as to the integrity of the financial statements and the adequacy of the internal controls.

  Management recognizes that there are inherent limitations in the effectiveness of any internal control environment. However, management believes that, as of December 31, 1994, BAC's internal control environment, as described above, provided reasonable assurance as to the integrity and reliability of the financial statements and related financial information.


Richard M. Rosenberg
- --------------------
Richard M. Rosenberg
Chairman and Chief Executive Officer


Lewis W. Coleman
- ----------------
Lewis W. Coleman
Vice Chairman of the Board and Chief Financial Officer


James H. Williams
- -----------------
James H. Williams
Executive Vice President and Chief Accounting Officer

January 17, 1995

Report of Independent Auditors


Shareholders and Board of Directors
BankAmerica Corporation

We have audited the accompanying consolidated balance sheet of BankAmerica Corporation and subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of BankAmerica Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of BankAmerica Corporation and subsidiaries as of December 31, 1994 and 1993, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1994 in conformity with generally accepted accounting principles.

  In 1994, BankAmerica Corporation adopted Financial Accounting Standards Board Statement No. 115, "Accounting for Certain Investments in Debt and Equity Securities," and Financial Accounting Standards Board Interpretation No. 39, "Offsetting of Amounts Related to Certain Contracts." These changes are discussed in Notes 1 and 7 of the Notes to Consolidated Financial Statements.


                                                           /s/ Ernst & Young LLP
San Francisco, California
January 17, 1995

Consolidated Statement of Operations                                                       BankAmerica Corporation and Subsidiaries

                                                                                                     Year Ended December 31
                                                                                           ----------------------------------------
(dollar amounts in millions, except per share data)                                           1994           1993           1992
- -----------------------------------------------------------------------------------------------------------------------------------
Interest Income
Loans, including fees                                                                       $  9,806       $  9,463       $  9,729
Interest-bearing deposits in banks                                                               325            194            283
Federal funds sold                                                                                55             35             61
Securities purchased under resale agreements                                                     351            174            163
Trading account assets                                                                           473            372            297
Available-for-sale and held-to-maturity securities                                             1,374          1,389          1,080
                                                                                           ----------------------------------------
    Total interest income                                                                     12,384         11,627         11,613

Interest Expense
Deposits                                                                                       3,337          2,971          3,769
Federal funds purchased                                                                           27             16             20
Securities sold under repurchase agreements                                                      351            158            108
Other short-term borrowings                                                                      275            201            270
Long-term debt                                                                                   810            727            614
Subordinated capital notes                                                                        42            113            114
                                                                                           ----------------------------------------
    Total interest expense                                                                     4,842          4,186          4,895
                                                                                           ----------------------------------------
    Net interest income                                                                        7,542          7,441          6,718

Provision for credit losses                                                                      460            803          1,009
                                                                                           ----------------------------------------
    Net interest income after provision for credit losses                                      7,082          6,638          5,709

Noninterest Income
Deposit account fees                                                                           1,201          1,198          1,049
Credit card fees                                                                                 343            354            350
Trust fees                                                                                       285            294            222
Other fees and commissions                                                                     1,111          1,083            922
Net trading account related                                                                      120            244            163
Foreign exchange trading related                                                                 237            325            300
Net securities gains                                                                              24             61             11
Net gain on sales of subsidiaries and operations                                                  85             --            155
Net gain on sales of assets                                                                      126            106            117
Venture capital activities                                                                       136            129             26
Other income                                                                                     479            479            334
                                                                                           ----------------------------------------
    Total noninterest income                                                                   4,147          4,273          3,649

Noninterest Expense
Salaries                                                                                       2,936          2,886          2,557
Employee benefits                                                                                703            573            491
Occupancy                                                                                        690            684            561
Equipment                                                                                        589            610            523
Amortization of intangibles                                                                      411            421            248
Communications                                                                                   323            330            305
Regulatory fees and related expenses                                                             290            309            265
Professional services                                                                            225            268            201
Merger-related expenses                                                                           50              9            449
Other expense                                                                                  1,295          1,393          1,076
                                                                                           ----------------------------------------
    Total noninterest expense                                                                  7,512          7,483          6,676
                                                                                           ----------------------------------------
    Income before income taxes                                                                 3,717          3,428          2,682

Provision for income taxes                                                                     1,541          1,474          1,190
                                                                                           ----------------------------------------
     Net Income                                                                             $  2,176       $  1,954       $  1,492
Net income applicable to common stock                                                       $  1,928       $  1,713       $  1,323
Earnings per common and common equivalent share                                                 5.36           4.79           4.24
Earnings per common share -- assuming full dilution                                             5.33           4.76           4.21
Dividends declared per common share                                                             1.60           1.40           1.30
- -----------------------------------------------------------------------------------------------------------------------------------

See notes to consolidated financial statements.

Consolidated Balance Sheet                                                            BankAmerica Corporation and Subsidiaries

                                                                                                      December 31
                                                                                      ----------------------------------------
(dollar amounts in millions)                                                                  1994              1993
- ------------------------------------------------------------------------------------------------------------------------------
Assets
Cash and due from banks                                                                    $ 13,578            $ 10,482
Interest-bearing deposits in banks                                                            6,371               2,988
Federal funds sold                                                                              640               2,050
Securities purchased under resale agreements                                                  5,259               3,549
Trading account assets                                                                        6,941               6,866
Available-for-sale securities (market value: 1993 -- $3,405)                                  9,849               3,282
Held-to-maturity securities (market value: 1994 -- $7,292; 1993 -- $16,802)                   8,167              16,415
Loans                                                                                       140,912             126,556
Less: Allowance for credit losses                                                             3,690               3,508
                                                                                      ----------------------------------------
      Net loans                                                                             137,222             123,048

Customers' acceptance liability                                                               1,069                 851
Accrued interest receivable                                                                   1,449                 982
Goodwill, net                                                                                 4,296               3,973
Identifiable intangibles, net                                                                 2,149               2,191
Unrealized gains on off-balance-sheet instruments                                             6,267                  --
Premises and equipment, net                                                                   3,955               3,631
Other assets                                                                                  8,263               6,625
                                                                                      ----------------------------------------
      Total Assets                                                                         $215,475            $186,933

Liabilities and Stockholders' Equity
Deposits in domestic offices:
    Interest-bearing                                                                       $ 90,374            $ 89,134
    Noninterest-bearing                                                                      34,956              31,578
Deposits in foreign offices:
    Interest-bearing                                                                         27,454              19,608
    Noninterest-bearing                                                                       1,610               1,298
                                                                                      ----------------------------------------
      Total deposits                                                                        154,394             141,618

Federal funds purchased                                                                       3,283                 220
Securities sold under repurchase agreements                                                   5,505               4,229
Other short-term borrowings                                                                   5,053               3,523
Acceptances outstanding                                                                       1,069                 851
Accrued interest payable                                                                        831                 505
Unrealized losses on off-balance-sheet instruments                                            6,571                  --
Other liabilities                                                                             4,450               4,728
Long-term debt                                                                               14,823              13,508
Subordinated capital notes                                                                      605                 607
                                                                                      ----------------------------------------
      Total liabilities                                                                     196,584             169,789

Stockholders' Equity
Preferred stock                                                                               3,068               2,979
Common stock, par value $1.5625 (authorized: 1994 and 1993 -- 700,000,000 shares;
  issued: 1994 -- 371,887,723 shares; 1993 -- 358,498,930 shares)                               581                 560
Additional paid-in capital                                                                    7,743               7,118
Retained earnings                                                                             7,854               6,502
Net unrealized losses on available-for-sale securities                                         (326)                 --
Common stock in treasury, at cost (1994 -- 705,719 shares; 1993 -- 586,760 shares)              (29)                (15)
                                                                                      ----------------------------------------
      Total stockholders' equity                                                             18,891              17,144
                                                                                      ----------------------------------------
      Total Liabilities and Stockholders' Equity                                           $215,475            $186,933
- ------------------------------------------------------------------------------------------------------------------------------

See notes to consolidated financial statements.

Consolidated Statement of Cash Flows                                                    BankAmerica Corporation and Subsidiaries

                                                                                                 Year Ended December 31
                                                                                        ----------------------------------------
(in millions)                                                                                 1994        1993        1992
- --------------------------------------------------------------------------------------------------------------------------------
Cash Flows from Operating Activities
Net income                                                                                  $ 2,176     $ 1,954      $ 1,492
Adjustments to net income to arrive at net cash provided by operating activities:
  Provision for credit losses                                                                   460         803        1,009
  Net gain on sales of assets and subsidiaries and operations                                  (211)       (106)        (272)
  Depreciation and amortization of premises and equipment                                       489         461          395
  Amortization of intangibles                                                                   411         421          248
  Provision for deferred income taxes                                                           713         964           44
  Change in assets and liabilities net of effects from acquisitions, consolidations, divestitures, and pending dispositions:
      (Increase) decrease in accrued interest receivable                                       (325)         45          417
      Increase (decrease) in accrued interest payable                                           421         (18)        (236)
      (Increase) decrease in trading account assets                                             (35)     (3,888)         337
      Increase in current income taxes payable                                                   64         436          515
  Other, net                                                                                   (143)       (650)         105
                                                                                        ----------------------------------------
    Net cash provided by operating activities                                                 4,020         422        4,054

Cash Flows from Investing Activities
Activity in available-for-sale securities:
  Sales proceeds                                                                              3,019       2,018          410
  Maturities, prepayments, and calls                                                          6,481       6,526          355
  Purchases                                                                                  (5,815)     (4,694)        (492)
Activity in held-to-maturity securities:
  Sales proceeds                                                                                 --          --          453
  Maturities, prepayments, and calls                                                          2,763       5,296        4,816
  Purchases                                                                                  (1,319)     (7,052)      (8,389)
Proceeds from sales of loans                                                                  1,516       2,327        4,665
Purchases of loans                                                                             (758)       (705)        (625)
Purchases of premises and equipment                                                            (617)       (791)        (746)
Proceeds from sales of other real estate owned                                                  587         552          308
Net cash provided (used) by:
  Loan originations and principal collections                                                (7,602)     (1,839)       5,431
  Interest-bearing deposits in banks                                                         (2,576)       (806)       1,063
  Federal funds sold                                                                          1,941        (562)       4,122
  Securities purchased under resale agreements                                               (1,108)       (723)         291
Net cash provided by acquisitions                                                               700         106        5,375
Proceeds from liquidations of assets identified for disposition                                 300       1,750        1,076
Increase (decrease) in cash due to deconsolidations and divestitures                             --          20       (2,017)
Other, net                                                                                     (151)        263          452
                                                                                        ----------------------------------------
    Net cash provided (used) by investing activities                                         (2,639)      1,686       16,548

Cash Flows from Financing Activities
Proceeds from issuance of long-term debt                                                      3,400       3,150        5,285
Principal payments and retirements of long-term debt and subordinated capital notes          (3,263)     (5,387)      (2,388)
Proceeds from issuance of common stock                                                           52         268          156
Proceeds from issuance of preferred stock                                                        --          --        1,311
Preferred stock repurchased                                                                    (324)         --           --
Treasury stock purchased                                                                       (503)         --           --
Common stock dividends                                                                         (571)       (497)        (409)
Preferred stock dividends                                                                      (248)       (241)        (169)
Net cash provided (used) by:
  Deposits                                                                                      598      (4,588)      (8,212)
  Federal funds purchased                                                                     2,677        (197)        (328)
  Securities sold under repurchase agreements                                                   756       3,303       (1,451)
  Other short-term borrowings                                                                  (708)      1,435       (4,633)
Cash used by divestitures of deposits                                                            --          --       (4,750)
Cash used by disposition of liabilities of deconsolidated subsidiaries and operations           (70)       (197)        (776)
Other, net                                                                                      (92)       (509)         316
                                                                                        ----------------------------------------
    Net cash provided (used) by financing activities                                          1,704      (3,460)     (16,048)
Effect of exchange rate changes on cash and due from banks                                       11         (14)         (32)
                                                                                        ----------------------------------------
    Net increase (decrease) in cash and due from banks                                        3,096      (1,366)       4,522
Cash and due from banks at beginning of year                                                 10,482      11,848        7,326
                                                                                        ----------------------------------------
      Cash and Due from Banks at End of Year                                                $13,578     $10,482      $11,848
- --------------------------------------------------------------------------------------------------------------------------------

See notes to consolidated financial statements.

Consolidated Statement of Changes in Stockholders' Equity                                  BankAmerica Corporation and Subsidiaries

                                                                                                    Year Ended December 31
                                                                                           ----------------------------------------
(in millions)                                                                                    1994         1993        1992
- -----------------------------------------------------------------------------------------------------------------------------------
Preferred Stock
Balance, beginning of year                                                                     $  2,979     $  2,979    $  1,326
Preferred stock issued                                                                              389           --       1,653
Preferred stock repurchased                                                                        (300)          --          --
                                                                                           ----------------------------------------
  Balance, end of year                                                                            3,068        2,979       2,979

Common Stock
Balance, beginning of year                                                                          560          545         342
Common stock issued                                                                                  21           15         203
                                                                                           ----------------------------------------
  Balance, end of year                                                                              581          560         545

Additional Paid-In Capital
Balance, beginning of year                                                                        7,118        6,690       2,024
Common stock issued                                                                                 623          428       4,682
Preferred stock issued                                                                               26           --         (16)
Preferred stock repurchased                                                                         (24)          --          --
                                                                                           ----------------------------------------
  Balance, end of year                                                                            7,743        7,118       6,690

Retained Earnings
Balance, beginning of year                                                                        6,502        5,283       4,378
Net income                                                                                        2,176        1,954       1,492
Common stock dividends                                                                             (571)        (497)       (409)
Preferred stock dividends                                                                          (248)        (241)       (169)
Foreign currency translation adjustments,
  net of related income taxes                                                                        (5)           3         (11)
Valuation adjustments on marketable equity securities,
  net of related income taxes                                                                        --           --           2
                                                                                           ----------------------------------------
  Balance, end of year                                                                            7,854        6,502       5,283

Net Unrealized Loss on Available-for-Sale Securities
Balance, beginning of year                                                                           --           --          --
Effect of adoption of SFAS No. 115, net of related income taxes                                     (15)          --          --
Valuation adjustments, net of related income taxes                                                 (311)          --          --
                                                                                           ----------------------------------------
  Balance, end of year                                                                             (326)          --          --

Common Stock in Treasury, at Cost
Balance, beginning of year                                                                          (15)          (9)         (7)
Treasury stock purchased                                                                           (503)          --          --
Treasury stock issued                                                                               489           --          --
Other                                                                                                --           (6)         (2)
                                                                                           ----------------------------------------
  Balance, end of year                                                                              (29)         (15)         (9)
                                                                                           ----------------------------------------
    Total Stockholders' Equity                                                                  $18,891      $17,144     $15,488
- -----------------------------------------------------------------------------------------------------------------------------------

See notes to consolidated financial statements.

Notes to Consolidated Financial Statements

1. Significant Accounting Policies

The consolidated financial statements of BankAmerica Corporation and subsidiaries (BAC) are prepared in conformity with generally accepted accounting principles and prevailing practices of the banking industry. The statements also reflect specialized industry accounting practices of certain nonbanking subsidiaries that may differ from those used by banking subsidiaries. The following is a summary of the significant accounting and reporting policies used in preparing the consolidated financial statements.

Financial Statement Presentation

The consolidated financial statements of BAC include the accounts of BankAmerica Corporation (the parent) and companies in which more than 50 percent of the voting stock is owned directly or indirectly by the parent, including Bank of America NT&SA (the bank), Bank of America Illinois, Seafirst Corporation (Seafirst), and other banking and nonbanking subsidiaries. The revenues, expenses, assets, and liabilities of the subsidiaries are included in the respective line items in the consolidated financial statements after elimination of intercompany accounts and transactions.

   BAC's results of operations reflect the effects of the merger with Continental Bank Corporation (Continental) subsequent to its consummation on August 31, 1994 and the effects of the merger with Security Pacific Corporation
(SPC) subsequent to its consummation on April 22, 1992.

   The consolidated statement of cash flows explains the change in cash and due from banks as disclosed in the consolidated balance sheet. The cash flows from hedging transactions are classified in the same category as the cash flows from the items being hedged.

   Certain amounts in prior periods have been reclassified to conform to the current presentation.

Trading Account Assets

Trading account assets, which are generally held for the short term in anticipation of market gains and for resale, are carried at their fair value. Realized and unrealized gains and losses on trading account assets are included in net trading account related and foreign exchange trading related income.

Available-for-Sale Securities and
Held-to-Maturity Securities

BAC's securities portfolios include U.S. Treasury and other government agency securities, mortgage-backed securities, state, county, municipal, and foreign government securities, equity securities and other securities which primarily consist of corporate debt securities.

   Effective January 1, 1994, BAC adopted Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities." SFAS No. 115 permits debt securities for which BAC has the positive intent and ability to hold to maturity to be classified as held-to-maturity securities and reported at amortized cost. Debt securities that BAC may not hold to maturity and marketable equity securities are classified as available-for-sale securities if they are not considered to be part of trading-related activities. Available-for-sale securities are reported at their fair values, with unrealized gains and losses reported on a net-of-tax basis as a separate component of stockholders' equity. Prior period amounts have not been restated since SFAS No. 115 does not allow retroactive application.

   Prior to the adoption of SFAS No. 115, securities were classified as held-to-maturity when BAC had the ability to hold the securities to maturity and the intent to hold them on a long-term basis. Held-to-maturity securities were carried at amortized cost. Securities were classified as available-for-sale when BAC had the intent to hold the securities for an indefinite period of time but not necessarily to maturity. Available-for-sale securities were carried at the lower of amortized cost or market value.

   Dividend and interest income, including amortization of premiums and accretion of discounts, for both available-for-sale and held-to-maturity securities are included in interest income.

   Realized gains and losses for both securities portfolios are recorded in net securities gains and are computed using the specific identification method. Any decision to sell available-for-sale securities would be based on various factors, including movements in interest rates, changes in the maturity mix of BAC's assets and liabilities, liquidity demands, regulatory capital considerations, and other similar factors.

   Prior to the adoption of SFAS No. 115, marketable equity securities were generally carried at the lower of cost or aggregate market value and included in other assets. Unrealized losses from temporary declines in the value of marketable equity securities were reported as a separate component of stockholders' equity on a net-of-tax basis. Realized gains and losses, declines in value judged to be other than temporary, and dividends were recorded in other income.

Loans

Loans are generally carried at the principal amount outstanding net of unearned discounts. Interest income on discounted loans is generally recognized based on methods that approximate the interest method.

   Loans, in addition to those originated or acquired with the intent to sell, may be sold prior to maturity due to various economic factors, including significant movements in interest rates, changes in the maturity mix of BAC's assets and liabilities, liquidity demands, regulatory capital considerations, and other similar factors. These loans are recorded at the lower of cost or fair value when they are identified as being held for sale. The fair value of loans being held for sale represents the cash price anticipated to be received in a current sale.

   Loans are generally placed on nonaccrual status when full payment of principal or interest is in doubt, or when they are past due 90 days as to either principal or interest. The past due period is 180 days for residential real estate loans and certain consumer loans that are collateralized by junior mortgages on residential real estate. Senior management may grant a waiver from nonaccrual status if a past due loan is well secured and in the process of collection. A nonaccrual loan may be restored to accrual status when all principal and interest amounts contractually due, including arrearages, are reasonably assured of repayment within a reasonable period, and there is a sustained period of repayment performance by the borrower in accordance with the contractual terms of the loan.

   When a loan is placed on nonaccrual status, interest accrued but not received is reversed against interest income. If management determines that ultimate collectibility of principal is in doubt, cash receipts on nonaccrual loans are applied to reduce the principal balance.

   BAC provides equipment financing to its customers through a variety of lease arrangements. Direct financing leases are carried at the aggregate of lease payments receivable plus estimated residual value less unearned income. Unearned income on direct financing leases is amortized over the lease terms by methods producing level rates of return on net lease assets. Leveraged leases, which are a form of financing lease, are carried net of nonrecourse debt. Unearned income on leveraged leases is amortized over the lease terms by methods producing level rates of return on the net investments in the leases.

   In 1993, the Financial Accounting Standards Board (FASB) issued SFAS No. 114, "Accounting by Creditors for Impairment of a Loan." SFAS No. 114, as amended, requires that the carrying value of certain loans be measured based on the present value of their expected future cash flows or, as practical expedients, the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. When foreclosure is probable, the carrying value of the loan must be measured at the collateral's fair value. SFAS No. 114 is effective for fiscal years beginning after December 15, 1994 and will be adopted by BAC effective January 1, 1995. BAC does not expect that, at adoption, SFAS No. 114 will have a material effect on its financial position or results of operations.

Allowance for Credit Losses

The allowance for credit losses is a reserve for estimated credit losses and other credit-related charges. Credit losses arise primarily from the loan portfolio, but may also be derived from other credit-related sources, including commitments to extend credit, guarantees, and standby letters of credit.

   Actual credit losses and other charges, net of recoveries, are deducted from the allowance for credit losses. Other charges to the allowance include amounts related to loans and loans of subsidiaries and operations that were subsequently transferred to other assets, as well as the difference between the carrying value of restructuring country assets sold or swapped and the fair value of assets received. A provision for credit losses, which is a charge against earnings, is added to the allowance based on a quarterly assessment of the portfolio. While management has attributed reserves to various portfolio segments, the allowance is general in nature and is available for the credit portfolio in its entirety.

Premises and Equipment

Premises, equipment, and leasehold improvements are carried at cost, less accumulated depreciation and amortization computed on a straight-line basis over the estimated useful lives of the assets or the terms of the leases. Net gains and losses on disposal or retirement of premises and equipment are included in net gain on sales of assets.

Other Real Estate Owned

Other real estate owned (OREO), which is recorded in other assets, includes properties acquired through foreclosure or through full or partial satisfaction of loans, as well as properties that are nonperforming acquisition, development, and construction arrangements. OREO also includes loans where BAC has obtained physical possession of the related collateral.

   OREO is carried at the lower of fair value, net of estimated selling and disposal costs, or cost. Fair value adjustments are made when real estate is acquired through foreclosure or through full or partial satisfaction of loans. These fair value adjustments are treated as credit losses. Estimated selling and disposal costs are charged to other expense at the time a loan is reclassified to OREO. Changes in estimated selling and disposal costs, routine holding costs, subsequent declines in fair values, and net gains or losses on disposal of properties classified as OREO are included in other expense as incurred.

Goodwill and Identifiable Intangibles

Goodwill represents the excess of the purchase price over the estimated fair value of identifiable net assets associated with BAC's merger and acquisition transactions. Goodwill is amortized on a straight-line basis over 25 years.

   Core deposit intangibles (CDI) represent the intangible value of depositor relationships resulting from deposit liabilities assumed in acquisitions and are amortized using an accelerated method based on the expected runoff of the related deposits. Other identifiable intangibles consist primarily of credit card intangibles (CCI) and purchased mortgage servicing rights (PMSR). CCI represents the intangible value of credit card customer relationships resulting from customer balances acquired. PMSR represents the intangible value of purchased rights to service mortgage loans. Other identifiable intangibles are amortized using accelerated methods over their estimated periods of benefit.

   Goodwill and identifiable intangibles are assessed quarterly for other-than-temporary impairment. Should such an assessment indicate that the value of goodwill may be impaired, an evaluation of the recoverability would be performed prior to any writedown of the assets. If the net book value of identifiable intangibles were to exceed their respective undiscounted future net cash flows, identifiable intangibles would be written down to their respective undiscounted future net cash flows.

Investments in Affiliates, Joint Ventures, and Other Entities

Investments in affiliates, joint ventures, and other entities are recorded in other assets. Investment in affiliates, which are generally 20-to-50-percent-owned companies, and joint ventures are generally accounted for by the equity method. BAC's share of net income or loss from these investments is recorded in other income. Gains or losses resulting from issuances of stock by an equity affiliate that change BAC's percentage of ownership are recognized at the issue date and are recorded in other income. Dividends are recorded as a reduction of the carrying value of the investment when received.

   Investments in other entities (less-than-20-percent-owned companies) are generally carried at cost less writedowns for declines in value judged to be other than temporary. These valuation losses are recorded in other income when incurred. Dividends are recorded in other income when received.

Offsetting of Amounts Related to Certain Contracts

Financial Accounting Standards Board Interpretation (FIN) No. 39, "Offsetting of Amounts Related to Certain Contracts," was prospectively adopted by BAC effective January 1, 1994. FIN 39 requires that unrealized gains on forward, swap, option, and other conditional or exchange contracts be recorded as assets and unrealized losses on these contracts be recorded as liabilities for those instruments reported on a mark-to-market basis. However, unrealized gains and losses with the same counterparty may be netted when contracts are executed under legally enforceable master netting agreements. BAC nets unrealized gains and losses on these contracts to the extent allowed by FIN 39.

   Prior to January 1, 1994, unrealized gains and losses were recorded on the consolidated balance sheet on a net basis for most products, primarily in trading account assets and other liabilities. At December 31, 1993, net unrealized gains and net unrealized losses were $0.9 billion and $0.7 billion, respectively.

   During 1994, the FASB issued FIN 41, "Offsetting of Amounts Related to Certain Repurchase and Reverse Repurchase Agreements." FIN 41 did not have a significant effect on BAC's financial position.

Foreign Exchange and Derivatives Contracts

BAC uses foreign exchange and derivatives contracts in both its trading and asset and liability management activities.

Trading Instruments

Interest rate derivative contracts used in BAC's trading activities are carried at market value. The resulting realized and unrealized gains and losses are recognized in net trading account-related income.

   Foreign exchange contracts, which include spot, futures, forward, swap, and option positions, are carried at market value. Realized and unrealized gains and losses related to these positions are included in foreign exchange trading related income.

Asset and Liability Management Instruments

BAC uses certain derivative financial instruments to manage interest rate and foreign currency exposures. When these instruments meet specific criteria, they may be approved as accounting hedges and accounted for on either a deferral basis, an accrual basis, or a mark-to-market basis, depending upon the nature of BAC's hedge strategy and the method used to account for the hedged item. Under the deferral or accrual method, gains or losses on terminated hedging instruments are deferred and amortized over the remaining life of the hedged item.

Deferral Accounting - BAC accounts for derivative financial instruments on a deferral basis when the market value of the hedging instrument fulfills the objectives of the hedge strategy, and the carrying value of the hedged item is other than fair value.

   Interest Rate Contracts - Under deferral accounting, for hedges of existing assets and liabilities, realized and unrealized gains and losses on the hedging instrument are recorded as an adjustment to the carrying value of the hedged item and amortized to the interest income or expense account related to the hedged item.

      BAC accounts for futures and forward rate agreements on a deferral basis. Deferred gains and losses are reported as adjustments to the carrying values of loans, deposits, and long-term debt. The amortization of these deferred gains and losses is reported in the corresponding interest income and interest expense accounts.

      Initial margin deposits for exchange-traded instruments are reported in other assets. Fees and commissions received or paid are deferred and recognized as an adjustment to the carrying value of the hedged item, consistent with the recognition of gains and losses on the hedging instrument.

   Foreign Exchange Contracts - Realized and unrealized gains and losses on instruments that hedge firm commitments are deferred and included in the measurement of the subsequent transaction; however, losses are deferred only to the extent of expected gains on the future commitment. Fees and commissions received or paid related to firm commitments are included in the measurement of the transaction when it occurs.

Accrual Accounting - BAC accounts for derivative financial instruments on an accrual basis when the cash flows generated from the hedging instrument fulfill the objectives of the hedge strategy.

   Under accrual accounting, interest income or expense on the hedging instrument is accrued and recorded as an adjustment to the interest income or expense related to the hedged item. BAC accounts for certain interest rate swaps and interest rate option contracts (caps and floors) on an accrual basis. Interest income or expense on derivative financial instruments accounted for using accrual accounting are reported in interest income-loans, interest expense-deposits, and interest expense- long-term debt.

   Fees and commissions received or paid on interest rate swaps are deferred and amortized as an adjustment to the interest income or expense related to the hedged item over the term of the swap. Premiums paid for interest rate options are deferred as a prepaid expense and are amortized to interest income or expense over the term of the cap or floor.

Mark-to-Market Accounting - BAC accounts for derivative financial instruments on a mark-to-market basis when the market value of the hedging instrument fulfills the objectives of the hedge strategy, and the carrying value of the hedged item is fair value.

   Under mark-to-market accounting, realized and unrealized gains and losses on the hedging instrument are recognized when they occur in conjunction with the gains and losses on the hedged item.

   BAC accounts for certain interest rate swaps designated as hedges of available-for-sale securities on a mark-to-market basis. The accrual of interest payable and interest receivable on these interest rate swaps is reported in interest income-available-for-sale securities. Changes in the market values of these interest rate swaps, exclusive of net interest accruals, are reported in stockholders' equity on a net-of tax basis.

Foreign Currency Translation

Assets, liabilities, and operations of foreign branches and subsidiaries are recorded based on the functional currency of each entity. For the majority of the foreign operations, the functional currency is the local currency, in which case the assets, liabilities, and operations are translated, for consolidation purposes, at current exchange rates from the local currency to the reporting currency, the U.S. dollar. The resulting gains or losses are reported as a component of retained earnings within stockholders' equity on a net-of-tax basis. In certain other instances, including hyperinflationary economies, the functional currency used to measure the financial statements of a foreign entity is the U.S. dollar. In these instances, the resulting gains and losses are included in foreign exchange trading related income, except for those of units in hyperinflationary economies, which are included in other income.

Provision for Income Taxes

BAC prospectively adopted SFAS No. 109 on January 1, 1993. SFAS No. 109 mandates the use of the liability method of accounting for income taxes. Under the liability method, deferred tax assets and liabilities are recognized for the expected future tax consequences of existing differences between financial reporting and tax reporting bases of assets and liabilities, as well as for operating losses and tax credit carryforwards, using enacted tax laws and rates. Deferred tax expense represents the net change in the deferred tax asset or liability balance during the year. This amount, together with income taxes currently payable or refundable for the current year, represents the total income tax expense for the year. Prior to the adoption of SFAS No. 109, income tax expense was determined using the deferred method. Deferred tax expense was based on items of income and expense that were reported in different years in the financial statements and tax returns and were measured at the tax rate in effect in the year the difference originated.

   The parent files a consolidated U.S. federal income tax return and consolidated or combined returns for certain states, including California. State, local, and foreign income tax returns are filed according to the taxable activity of each unit.

2. Merger with Continental Bank Corporation

On August 31, 1994, Continental was merged with and into the parent, and Continental's principal subsidiary, Continental Bank, was renamed Bank of America Illinois. Each outstanding share of Continental's common stock was converted into either 0.7993 of a share of the parent's common stock or $38.297 in cash. In connection with the Continental merger, the parent issued 21.5 million shares of common stock valued at $985 million on January 27, 1994, the day preceding the announcement of the merger. The 21.5 million shares issued included 11.8 million shares of treasury stock purchased in anticipation of the merger at an average per-share price of $42.43. The aggregate amount of cash paid to Continental common stockholders was approximately $950 million.

   In addition, each outstanding share of Continental's Adjustable Rate Preferred Stock, Series 1 and Adjustable Rate Cumulative Preferred Stock, Series 2 was converted upon consummation of the Continental merger, into one share of the parent's Adjustable Rate Preferred Stock, Series 1 (Preferred Stock, Series
1) and Adjustable Rate Cumulative Preferred Stock, Series 2 (Preferred Stock, Series 2), respectively, having substantially the same terms. The parent's preferred stock issued in connection with the Continental merger was valued at $415 million, based on market factors as of January 27, 1994. On December 5, 1994 the Preferred Stock, Series 2 was redeemed by the parent. Refer to Note 16 of the Notes to Consolidated Financial Statements on page 65 for further information on this redemption.

   Continental was a Delaware corporation organized in 1968 and was registered as a bank holding company under the Bank Holding Company Act of 1956, as amended, and the Illinois Bank Holding Company Act of 1957. Continental provided an extensive range of commercial banking services, primarily in the Midwest, but also throughout the United States and in various overseas markets. Through its subsidiaries, Continental provided business financing, specialized financial and operating services, and private banking services. Continental also engaged in equity finance and investing, as both principal and arranger, and international trading.

   The Continental merger was recorded by the parent during the third quarter of 1994 using the purchase method of accounting in accordance with Accounting Principles Board Opinion (APB) No. 16, "Business Combinations." Under this method of accounting, the purchase price was allocated to assets acquired and liabilities assumed based on their estimated fair values at consummation. At December 31, 1994, goodwill (net of accumulated amortization) recorded in connection with the Continental merger, which represents the excess of the purchase price over the estimated fair value of identifiable tangible and intangible net assets, amounted to approximately $619 million. Identifiable intangibles (net of accumulated amortization) related to the Continental merger totaled approximately $84 million at December 31, 1994.

   Merger-related expenses of $50 million were accrued during 1994 to reflect management's best estimate of separation and benefits costs related to pre-merger BAC employees, employment assistance costs for separated employees of pre-merger BAC, and other expenses of pre-merger BAC associated with the Continental merger.

Unaudited Pro Forma Combined Summary of Operations

The following table presents an unaudited pro forma combined summary of operations of BAC and Continental for the years ended December 31, 1994 and 1993. The Unaudited Pro Forma Combined Summary of Operations is presented as if the Continental merger had been effective January 1, 1993.

   This information combines the historical results of operations of BAC and Continental after giving effect to amortization of purchase accounting adjustments. This summary excludes an $80 million cumulative effect of accounting change for income taxes recognized by Continental for the year ended December 31, 1993.

   The Unaudited Pro Forma Combined Summary of Operations is based on BAC's historical results of operations for the year ended December 31, 1994, which included combined operations from the Continental merger date forward. Accordingly, BAC's earnings for the period September 1, 1994 through December 31, 1994 included revenues and expenses related to former Continental operations, as well as the amortization of purchase accounting adjustments, such as fair value adjustments, goodwill, and identifiable intangibles.

   The combined historical results of operations of BAC and Continental were adjusted to reflect the amortization of the fair value adjustments and other purchase accounting adjustments recorded in connection with the Continental merger, including those related to available-for-sale securities, loans, goodwill, identifiable intangibles, deposits, and long-term debt. Amortization was calculated based on the methods and periods of benefit determined appropriate by management. The historical income statement information for the year ended December 31, 1993 was adjusted to include amortization for the full period.

   The Unaudited Pro Forma Combined Summary of Operations is intended for informational purposes only and is not necessarily indicative of the future results of operations of BAC, or of the results of operations of BAC that would have occurred had the Continental merger been in effect for the full years presented.


Unaudited Pro Forma Combined Summary of Operations

                                                       Year Ended December 31
                                                       ----------------------
(dollar amount in millions, except per share data)         1994       1993
- -----------------------------------------------------------------------------
Summary of Operations
Interest income                                          $13,152    $12,755
Interest expense                                           5,298      4,803
                                                       ----------------------
    Net interest income                                    7,854      7,952
Provision for credit losses                                  520        984
                                                       ----------------------
    Net interest income after provision
     for credit losses                                     7,334      6,968
Noninterest income                                         4,485      4,913
Noninterest expense                                        7,951/a/   8,178
                                                       ----------------------
    Income before income taxes                             3,868      3,703
Provision for income taxes                                 1,606      1,587
                                                       ----------------------
    Net Income                                           $ 2,262    $ 2,116
Earnings per common and common
 equivalent share                                        $  5.32    $  4.84
Earnings per common and common
 equivalent share - assuming full dilution                  5.29       4.81
- -----------------------------------------------------------------------------

/a/ Merger-related expenses, as described above, of $50 million have been eliminated from the combined historical results of operations, as these expenses do not represent ongoing expenses of BAC.


   Primary and fully diluted pro forma combined earnings per common share for the years ended December 31, 1994 and 1993 were calculated based on pro forma combined net income, less the sum of actual preferred dividends paid by BAC and Continental during each of the years. Actual average common and common equivalent shares outstanding and average common shares outstanding assuming full dilution for the quarter ended December 31, 1994 were used to approximate the same information for the full year ended December 31, 1994 as if the Continental merger had taken place on January 1, 1993. The share amounts used to calculate primary and fully diluted pro forma combined earnings per common share for the year ended December 31, 1993 were determined as follows:

- -----------------------------------------------------------------------------
(in millions)                                     Primary     Fully Diluted
- -----------------------------------------------------------------------------
Actual average number of common
  and common equivalent shares
  outstanding for BAC for the
  year ended December 31, 1993                      358            363
Common shares issued in connection
  with the Continental merger                        22             22
Continental's common stock
  equivalents for the year ended
  December 31, 1993                                   1              1
                                               ------------------------------
                                                    381            386

3. Merger with Security Pacific Corporation

The SPC merger was consummated on April 22, 1992. Each outstanding share of SPC's common stock was converted into 0.88 of a share of the parent's common stock. In total, 113,118,334 shares of the parent's common stock, valued at $4.2 billion, were issued. In addition, the outstanding shares of SPC's 11% Preferred Stock, Series I and 11% Preferred Stock, Series J, were converted upon consummation of the SPC merger into an equal number of shares of the parent's preferred stock having substantially the same terms. The parent also purchased for $22 million all shares of SPC restricted common stock issued under the SPC Stock-Based Incentive Award Plan. The SPC merger was recorded using the purchase method of accounting in accordance with APB No. 16.

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

   Merger-related expenses totaling $449 million were recorded during 1992 to reflect management's estimate of the costs to restructure the operations and human resources of pre-merger BAC associated with the SPC merger. Such costs include separation and benefits costs related to pre-merger BAC employees, employment assistance costs for separated pre-merger BAC employees, costs related to the closure of certain pre-merger BAC branches and other facilities, vacant space costs, systems conversions costs, and other expenses of pre-merger BAC.

   The results of operations and financial position of the former SPC and its subsidiaries have been included in BAC's consolidated financial statements since the consummation of the SPC merger.

Unaudited Pro Forma Combined Summary of Operations

The table on page 59 presents an unaudited pro forma combined summary of operations of BAC and SPC for the year ended December 31, 1992. The Unaudited Pro Forma Combined Summary of Operations is presented as if the SPC merger had been effective January 1, 1991.

   This information combines the historical results of operations of BAC and SPC after giving effect to amortization of purchase accounting adjustments and the elimination of the estimated revenues and expenses of subsidiaries and operations sold or pending disposition. In addition, certain amounts in SPC's historical results of operations were reclassified to conform to BAC's financial statement presentation.

   The Unaudited Pro Forma Combined Summary of Operations is based on BAC's historical results of operations for the year ended December 31, 1992 which included combined operations from the SPC merger date forward, and SPC's historical results of operations for the period January 1, 1992 through April 21, 1992. Accordingly, BAC's results of operations for the period April 22, 1992 through December 31, 1992 included revenues and expenses related to former SPC operations, as well as the amortization of purchase accounting adjustments, such as fair value adjustments, goodwill, and identifiable intangibles.

   The combined historical results of operations of BAC and SPC were adjusted to reflect the amortization of the fair value adjustments and other purchase accounting adjustments recorded in connection with the SPC merger, including those related to available-for-sale securities, held-to-maturity securities, loans, premises and equipment, goodwill, identifiable intangibles, deposits, other short-term borrowings, long-term debt, and subordinated capital notes. Amortization was calculated based on the final methods and estimated periods of benefit determined appropriate by management.

   The historical income statement information for the period presented was adjusted to eliminate the estimated income statement impact of subsidiaries and operations sold or pending disposition.

   The Unaudited Pro Forma Combined Summary of Operations data is intended for informational purposes only and is not necessarily indicative of the results of operations that would have actually occurred had the SPC merger been in effect for the full period presented.

   Primary and fully diluted pro forma combined earnings per common share for the year ended December 31, 1992 were calculated based on pro forma combined net income, less the sum of actual preferred dividends paid by BAC and SPC during the year. Actual average common and common equivalent shares outstanding and average common shares outstanding assuming full dilution for the fourth quarter of 1992 were used to approximate the same information for the full year ended December 31, 1992 as if the SPC merger had taken place on January 1, 1991. However, due to the antidilutive effect of the parent's 6 1/2% Cumulative Convertible Preferred Stock, Series
G (Convertible Preferred Stock) on 1992 fully diluted pro forma combined earnings per common share, the average common shares outstanding assuming full dilution for the fourth quarter of 1992 were adjusted to eliminate 5,482,456 hypothetical shares related to the Convertible Preferred Stock.


Unaudited Pro Forma Combined Summary of Operations

(dollar amounts in millions,
except per share data)                      Year Ended December 31, 1992
- -------------------------------------------------------------------------
Summary of Operations
Interest income                                                  $12,860
Interest expense                                                   5,529
                                                                ---------
  Net interest income                                              7,331
Provision for credit losses                                        2,305
                                                                ---------
  Net interest income after provision
   for credit losses                                               5,026

Noninterest income                                                 4,082
Noninterest expense                                                7,558/a/
                                                                ---------
  Income before income taxes                                       1,550
Provision for income taxes                                         1,062
                                                                ---------
  Net Income                                                     $   488
Earnings per common and
 common equivalent share                                         $  0.88
Earnings per common and
 common equivalent share --
 assuming full dilution                                             0.88
- -------------------------------------------------------------------------

/a/ Merger-related expenses, as described on page 58, of $449 million have been eliminated from the combined historical results of operations for the year ended December 31, 1992, as these expenses do not represent ongoing expenses of BAC.

4. Completed Acquisitions

On February 1, 1993, the parent, through its subsidiary, Bank of America Texas, N.A. (Bank of America Texas), acquired certain branches and assets and assumed certain liabilities of First Gibraltar Bank, FSB, (First Gibraltar) of Irving, Texas. The total purchase price consisted of 2.4 million shares of the parent's common stock, valued at $125 million, and $25 million in cash.

   The fair values of assets acquired in this transaction included $0.7 billion of consumer loans, $0.2 billion of domestic commercial loans, and $5.9 billion of U.S. government securities and other liquid assets. Bank of America Texas also assumed deposits with a fair value of $7.1 billion. In addition, the parent and the sellers agreed to indemnify each other from losses resulting from certain events subsequent to the closing date.

   There were no other significant acquisitions during 1994 or 1993 except for Continental, which is described in Note 2 of the Notes to Consolidated Financial Statements.

5. Supplemental Disclosure
   of Cash Flow Information

During the years ended December 31, 1994, 1993, and 1992, BAC made interest payments on deposits and other interest-bearing liabilities of $4,422 million, $4,185 million, and $5,132 million, respectively, and made net income tax payments of $785 million, $156 million, and $631 million, respectively.

   During the years ended December 31, 1993 and 1992, BAC securitized residential first mortgages of $132 million and $364 million, respectively, and reclassified them to available-for-sale securities. No residential first mortgages were securitized during the year ended December 31, 1994.

   Foreclosures totaled $493 million, $752 million, and $558 million for the years ended December 31, 1994, 1993, and 1992, respectively. Loans made to facilitate the sale of OREO totaled $29 million, $27 million, and $67 million during the years ended December 31, 1994, 1993, and 1992, respectively. During the year ended December 31, 1993, $310 million of restructuring-country-related assets, primarily loans, were transferred to other assets.

   During the first quarter of 1993, management determined that certain subsidiaries that were held for disposition as of year-end 1992, including Bank of America (Asia) Limited, formerly Security Pacific Asia Bank, Ltd., a former subsidiary of SPC, would not be sold. Accordingly, assets and liabilities of these subsidiaries that were previously recorded in other assets, including $329 million of available-for-sale securities, $1,950 million of loans, and $1,249 million of deposits, were consolidated in BAC's financial statements effective January 1, 1993.

6. Restrictions on Cash and Due from Banks

BAC's banking subsidiaries are required to maintain reserves with the Federal Reserve Bank. Reserve requirements are based on a percentage of deposit

7. Available-For-Sale and
   Held-to-Maturity Securities

The following is a summary of available-for-sale and held-to-maturity securities:


- ---------------------------------------------------------------------------------------
                                                Available-for-Sale Securities
                                   ----------------------------------------------------
                                                      Gross                      Gross
                                    Amortized    Unrealized    Unrealized         Fair
(in millions)                            Cost         Gains        Losses        Value
- ---------------------------------------------------------------------------------------
December 31, 1994
U.S. Treasury and other
  government agency
  securities                          $ 2,275       $ 35           $ 88        $2,222
Mortgage-backed securities              5,537         15            279         5,273
State, county, and
  municipal securities                      9         --             --             9
Foreign governments/a/                  1,747        234            503         1,478
Equity securities                         186         62             20           228
Other securities/a/                       639          9              9           639
                                   ----------------------------------------------------
                                      $10,393       $355           $899        $9,849
December 31, 1993
U.S. Treasury and other
  government agency
  securities                          $   748       $ 69           $ --        $  817
Mortgage-backed securities              1,744         48              1         1,791
Foreign governments/a/                    353          6             --           359
Other securities/a/                       437          2              1           438
                                   ----------------------------------------------------
                                       $3,282       $125           $  2        $3,405


                                                 Held-to-Maturity Securities
                                   ----------------------------------------------------
                                                      Gross         Gross
                                    Amortized    Unrealized    Unrealized         Fair
(in millions)                            Cost         Gains        Losses        Value
- ---------------------------------------------------------------------------------------
December 31, 1994
U.S. Treasury and other
  government agency
  securities                          $   431       $  1           $  3       $   429
Mortgage-backed
  securities                            4,753         19            333         4,439
State, county, and
  municipal securities                    478          4             17           465
Foreign governments/a/                  2,181          2            541         1,642
Other securities/a/                       324          2              9           317
                                   ----------------------------------------------------
                                      $ 8,167       $ 28           $903       $ 7,292

December 31, 1993
U.S. Treasury and other
  government agency
  securities                          $ 3,449       $ 63           $ 18       $ 3,494
Mortgage-backed securities             11,317        305              8        11,614
State, county, and municipal
  securities                              516         27              4           539
Foreign governments/a/                    554          5             --           559
Other securities/a/                       579         18              1           596
                                   ----------------------------------------------------
                                      $16,415       $418           $ 31       $16,802
- ---------------------------------------------------------------------------------------

/a/ Securities for which no market values were available are stated at equity, cost, or appraised value as deemed appropriate by management.


   In connection with the adoption of SFAS No. 115, $5.6 billion of securities previously classified as held-to-maturity securities with a market value of $5.7 billion were transferred to available-for-sale securities. In addition, debt-restructuring par bonds and other instruments issued by the governments of certain countries, most notably Mexico and Venezuela, were reclassified from loans to securities. Debt-restructuring par bonds and other instruments with a carrying value of $1.2 billion and a market value of $1.0 billion at December 31, 1993 were reclassified to held-to-maturity securities, and debt-restructuring par bonds and other instruments with a carrying value of $1.3 billion and a market value of $1.0 billion at December 31, 1993 were reclassified to available-for-sale securities.

   In connection with the Continental merger, $1.2 billion of investment securities were obtained and classified as available-for-sale securities.

   As a result of the Continental merger, $2.5 billion of BAC's held-to-maturity securities were transferred to available-for-sale securities to enable BAC to maintain its pre-merger interest rate risk position. This transfer resulted in gross unrealized losses of $145 million and gross unrealized gains of $22 million.

   At December 31, 1994, nonaccrual debt-restructuring par bonds and other instruments issued by the governments of Brazil, Argentina, Poland, and Ecuador with an aggregate face value of $732 million were included in available-for-sale securities at their fair value of $431 million, which includes unrealized gains of $199 million. In addition, at December 31, 1994, nonaccrual debt-restructuring bonds of $10 million issued by the government of Mexico were included in held-to-maturity securities.

   During the year ended December 31, 1994, BAC sold available-for-sale securities for aggregate proceeds of $3,019 million, resulting in gross realized gains of $94 million and gross realized losses of $70 million. During the year ended December 31, 1993, BAC sold available-for-sale securities for aggregate proceeds of $2,018 million, resulting in gross realized gains of $61 million and no gross realized losses. There were no sales or transfers of held-to-maturity securities other than those described above during the years ended December 31, 1994 and 1993.

   Effective July 1, 1992, BAC modified its accounting policies to classify a portion of its securities portfolio as available-for-sale securities. During the six months ended December 31, 1992, BAC sold available-for-sale securities for aggregate proceeds of $410 million, resulting in gross realized gains of $2 million and no gross realized losses. During the six months ended June 30, 1992, BAC sold securities held for investment for aggregate proceeds of $431 million, resulting in gross realized gains of $9 million and no gross realized losses. During the fourth quarter of 1992, BAC sold securities held for investment of $22 million, resulting in no gross realized gains or losses. These securities were acquired through an acquisition transaction in the third quarter of 1992, and upon analysis in the fourth quarter, it was determined that these securities did not meet BAC's criteria for held-to-maturity securities.

   The following is a summary of the contractual maturities of available-for-sale debt securities at December 31, 1994. These amounts exclude equity securities, which have no contractual maturities:


- -----------------------------------------------------------------------
                                                Amortized         Fair
(in millions)                                        Cost        Value
- -----------------------------------------------------------------------
Due in one year or less                          $ 1,643       $ 1,641
Due after one year through five years              1,078         1,071
Due after five years through ten years               638           567
Due after ten years                                6,848         6,342
                                                -----------------------
                                                 $10,207       $ 9,621


   The following is a summary of the contractual maturities of held-to-maturity securities at December 31, 1994:

- -----------------------------------------------------------------------
                                                Amortized         Fair
(in millions)                                        Cost        Value
- -----------------------------------------------------------------------
Due in one year or less                          $ 1,250       $ 1,233
Due after one year through five years                535           533
Due after five years through ten years               419           407
Due after ten years                                5,963         5,119
                                                -----------------------
                                                 $ 8,167       $ 7,292

   Issuers may have the right to call or prepay obligations with or without call or prepayment penalties. This right may cause actual maturities to differ from the contractual maturities summarized above.

   Assets, primarily trading and investment securities, with carrying values of $11,116 million and $9,812 million at December 31, 1994 and 1993, respectively, were pledged to collateralize U.S. government and public deposits, trust and other deposits, and repurchase agreements.

   During the year ended December 31, 1994, net trading account related income included a net unrealized holding loss on trading securities of $25 million, excluding the net unrealized trading results of the parent's securities broker and dealer subsidiaries, which are not subject to the requirements of SFAS No. 115.

8. Other Debt Restructurings

Not included in restructured loans as described in Note 9 of the Notes to Consolidated Financial Statements on page 62 were other debt restructurings totaling $2,230 million and $2,384 million at December 31, 1994 and 1993, respectively, with countries experiencing liquidity problems. These amounts include securities and loans received in connection with formal debt restructurings. Beginning in the first quarter of 1994, the majority of these instruments were classified as either available-for-sale or held-to-maturity securities. Prior to January 1, 1994, these instruments were classified as loans.

   Included in other debt restructurings at December 31, 1994 and 1993, were $1,624 million and $2,243 million, respectively, of par bonds issued by the governments of Mexico and Venezuela in 1990, and Uruguay in 1991. The face values of these par bonds at December 31, 1994 and 1993 were $2,129 million and $2,289 million, respectively. The majority of the Mexican par bonds have a fixed annual interest rate of 6.25 percent, and the Venezuelan and Uruguayan par bonds each have fixed annual interest rates of 6.75 percent. The principal of these par bonds is collateralized by zero-coupon U.S. Treasury securities, which at maturity, will have redemption values equal to the face values of the par bonds. The market value of the par bonds totaled $1,140 million and $1,837 million at December 31, 1994 and 1993, respectively. The fair value of the U.S. Treasury securities collateralizing the principal of the par bonds totaled $315 million and $404 million at December 31, 1994 and 1993, respectively.

   Also included in other debt restructurings at December 31, 1994 were Brazilian bonds with a face value of $611 million. These bonds had a carrying value and fair value of $358 million. The majority of these bonds were obtained on April 15, 1994 when BAC exchanged then-existing Brazilian medium- and long-term loans with an aggregate carrying value of $139 million and an aggregate face value of $692 million plus past due accrued interest for various bonds with a face value of $727 million. Subsequent to the restructuring, some of these bonds were sold. The bonds outstanding at December 31, 1994 mature between 1999 and 2024 and primarily have variable rates based upon six-month London InterBank Offered Rate (LIBOR) plus, in most cases, margins ranging from 0.8125 percent to
0.875 percent. The fixed rate bonds have annual interest rates that range from 4 percent to 8.75 percent. At December 31, 1994, Brazilian bonds with a total face value of $247 million were collateralized by zero-coupon U.S. Treasury securities, which at maturity, will have an equivalent redemption value. At December 31, 1994, the collateral had a fair value of approximately $27 million.

   Included in the aggregate other debt restructurings discussed above were $248 million and $141 million at December 31, 1994 and 1993, respectively, related to other restructuring transactions with borrowers in Mexico, Venezuela, Poland, the Philippines, Ecuador, and Argentina.

   The following is a summary of interest recognized on total other debt restructurings:

- --------------------------------------------------------------------------
                                                    Year Ended December 31
                                                    ----------------------
(in millions)                                             1994      1993
- --------------------------------------------------------------------------
Interest income that would have been
  recognized had the loans performed in
  accordance with their original terms                    $139      $102
Less: Interest income included in the results
  of operations                                            170       151
                                                         -----------------
                                                          $(31)     $(49)

9. Loans

Loans are presented net of unearned income of $777 million and $428 million at December 31, 1994 and 1993, respectively.

   The following is a summary of loans:

- -----------------------------------------------------------------------------------
                                                               December 31
                                                    -------------------------------
(in millions)                                           1994                  1993
- -----------------------------------------------------------------------------------
Domestic
Consumer:
  Residential first mortgages                       $ 33,818              $ 30,483
  Residential junior mortgages                        13,589                12,847
  Other installment                                   10,598                 9,129
  Credit card                                         8,020                  7,474
  Other individual lines of credit                    1,736                  1,901
  Other                                                 403                    215
                                                    -------------------------------
                                                     68,164                 62,049
Commercial:
  Commercial and industrial                          28,814                 20,486
  Loans secured by real estate                       10,277                  9,251
  Construction and development loans
  secured by real estate                              3,616                  4,418
  Financial institutions                              2,872                  2,170
  Agricultural                                        1,840                  1,679
  Lease financing                                     1,814                  1,715
  Loans for purchasing or
  carrying securities                                 1,529                  3,090
  Other                                               1,623                  1,478
                                                    -------------------------------
                                                     52,385                 44,287
                                                    -------------------------------
                                                    120,549                106,336

Foreign
Commercial and industrial                            13,496                 11,448
Banks and other financial institutions                2,516                  2,279
Governments and official institutions                   896                  3,429
Other                                                 3,455                  3,064
                                                    -------------------------------
                                                     20,363                 20,220
                                                    -------------------------------
                                                   $140,912               $126,556

   Restructured loans, excluding the other debt restructurings described in Note 8 of the Notes to Consolidated Financial Statements on pages 61 and 62 were $97 million and $134 million at December 31, 1994 and 1993, respectively. Interest income foregone on these loans was not significant in 1994 or 1993.

   Previously restructured loans of $104 million and $58 million were on nonaccrual status at December 31, 1994 and 1993, respectively.

10. Allowance for Credit Losses

The following is a summary of changes in the allowance for credit losses:

- ------------------------------------------------------------------------------
                                                   Year Ended December 31
                                            ----------------------------------
(in millions)                                  1994         1993         1992
- ------------------------------------------------------------------------------
Balance, beginning of year                   $3,508       $3,921       $2,420

Credit losses                                   988        1,599        1,745
Credit loss recoveries                          518          484          441
                                            ----------------------------------
  Net credit losses                             470        1,115        1,304
Provision for credit losses                     460          803        1,009
Allowance related to mergers
 and acquisitions/a/                            241           12        2,782
Losses on the sale or swap of loans
 to restructuring countries                      --           (3)         (72)
Other net deductions                            (49)        (110)/b/     (914)/b/
                                            ----------------------------------
  Balance, End of Year/c/                    $3,690       $3,508       $3,921
- ------------------------------------------------------------------------------

/a/ Represents the addition of consummation-date allowances for credit losses of Continental and Liberty Bank of $238 million and $3 million, respectively, in 1994, First Gibraltar in 1993, and SPC, Valley Capital Corporation, and H.F. Holdings, Inc. of $2,701 million, $63 million, and $18 million, respectively, in 1992.
/b/ The allowance for credit losses was reduced by $128 million and $685 million during 1993 and 1992, respectively, due to the transfer of certain assets net of their related allowance to other assets. The 1993 amount included $88 million of regulatory-related allocated transfer risk reserve
     (ATRR). In addition, the 1992 amount includes $220 million that represents the allowance for credit losses related to loans of subsidiaries and operations pending disposition. Subsidiaries and operations pending disposition were reclassified to other assets net of their related allowance during 1992.
/c/ Includes ATRR of $67 million at December 31, 1992. Due to the transfer of certain assets net of their related allowance to other assets during 1993, the allowance for credit losses did not include any ATRR subsequent to the transfer.

11. Premises and Equipment

The following is a summary of premises and equipment:


- --------------------------------------------------------------------------
                                                           December 31
                                                    ----------------------
(in millions)                                           1994         1993
- --------------------------------------------------------------------------
Premises, including capitalized leases                $2,800       $2,378
Equipment and furniture,
 including capitalized leases                          2,732        2,490
Leasehold improvements                                   795          741
Land                                                     465          455
                                                    ----------------------
                                                       6,792        6,064

Less: Accumulated depreciation
 and amortization                                      2,837        2,433
                                                    ----------------------
                                                      $3,955       $3,631


   Depreciation and amortization expense for the years ended December 31, 1994, 1993, and 1992 was $489 million, $461 million, and $395 million, respectively.

12. Short-Term Borrowings

BAC had unused short-term lines of credit of $8 million and $15 million at December 31, 1994 and 1993, respectively.

13. Long-Term Debt

BAC's fixed-rate long-term debt of $8,562 million at December 31, 1994 matures through 2017. At both December 31, 1994 and 1993, the interest rates on fixed-rate long-term debt ranged from 4.55% to 14.25%, respectively. These obligations were denominated primarily in U.S. dollars. BAC has entered into interest rate swaps relating to certain of these obligations to change its interest rate exposure from fixed rate to floating rate. At December 31, 1994 and 1993, the weighted average interest rates on fixed-rate long-term debt, including the effect of interest rate swaps, were 8.00% and 6.50%, respectively.

   BAC's floating-rate long-term debt of $6,261 million at December 31, 1994 matures through 2004. The majority of the floating rates are based on LIBOR. At December 31, 1994 and 1993, the interest rates on floating-rate long-term debt ranged from 4.79% to 7.17% and from 3.23% to 5.50%, respectively. These obligations were denominated primarily in U.S. dollars. At December 31, 1994 and 1993, the weighted average interest rates on floating-rate long-term debt were 6.27% and 3.85%, respectively.

  The following is a summary of long-term debt (original maturities of more than one year)/a/:


- ------------------------------------------------------------------------------
                                                December 31
                          ----------------------------------------------------
                                            1994                         1993
                          ----------------------------------------------------
                              Various       Various
                           Fixed-Rate Floating-Rate
                                 Debt          Debt
(in millions)             Obligations   Obligations        Total        Total
- ------------------------------------------------------------------------------
The parent
Senior Debt:
  Due in 1994                  $   --        $   --      $    --      $ 2,296
  Due in 1995                     811           958        1,769        1,980
  Due in 1996                     805           684        1,489        1,619
  Due in 1997                   1,018         1,082        2,100        1,560
  Due in 1998                     267         1,102        1,369        1,169
  Due in 1999                     214         1,490        1,704            7
  Thereafter                       73           251          324          163
                          ----------------------------------------------------
                                3,188         5,567        8,755        8,794

Subordinated Debt:
  Due in 1998                      52            70          122          123
  Due in 2000
    and thereafter              4,774           378        5,152        4,265
                          ----------------------------------------------------
                                4,826           448        5,274        4,388
                          ----------------------------------------------------
    Total parent                8,014         6,015       14,029       13,182

Subsidiaries
Senior Debt:
  Due in 1994                      --            --           --          125
  Due in 1995                      23            69           92           79
  Due in 1996                       3            72           75           75
  Due in 1997                      23            66           89           14
  Due in 1998                       1            --            1           --
  Due in 1999                      --            39           39           --
  Thereafter                       27            --           27           33
                          ----------------------------------------------------
                                   77           246          323          326

Subordinated Debt:
  Due in 1995                       9            --            9           --
  Due in 1996                       9            --            9           --
  Due in 1997                      10            --           10           --
  Due in 1998                      11            --           11           --
  Due in 1999                      12            --           12           --
  Thereafter                      420            --          420           --
                          ----------------------------------------------------
                                  471            --          471           --
                          ----------------------------------------------------
    Total subsidiaries            548           246          794          326
                          ----------------------------------------------------
                               $8,562        $6,261      $14,823      $13,508
- ------------------------------------------------------------------------------

/a/ Maturity distribution is based upon contractual maturities or earlier dates due to call notices issued.

   At December 31, 1994 and 1993, $93 million and $116 million, respectively, of subsidiary long-term debt was guaranteed by the parent.

   At December 31, 1994 and 1993, $3,801 million and $2,131 million, respectively, of long-term debt was redeemable at par at the option of the parent on dates ranging from March 15, 1995 through November 15, 1999.

   At December 31, 1994, BAC had an unused long-term line of credit of $2.0 billion that expires in 1999.

14. Subordinated Capital Notes

The following is a summary of subordinated capital notes recorded by the parent/a/:

- ---------------------------------------------------------------------
                                                       December 31
                                                    -----------------
(in millions)                                        1994       1993
- ---------------------------------------------------------------------
Floating Rate Notes due 1996                         $246       $245
9.75% Note Due 1999                                   261        264
Auction Rate Notes due 1999                            98         98
                                                    -----------------
                                                     $605       $607
- ---------------------------------------------------------------------

/a/ These notes are subordinate to senior indebtedness of the parent and qualify as Tier 2 risk-based capital under Federal Reserve Board guidelines for assessing capital adequacy.


   At the option of the parent, the Floating Rate Notes and the Auction Rate Notes may be exchanged for common stock, perpetual preferred stock, or other capital securities acceptable to the Federal Reserve Board having a market price equal to the principal amount of the notes or, under certain circumstances, may be redeemed in whole or in part for cash.

   The Floating Rate Notes have interest rates that approximate LIBOR and are subject to a minimum interest rate of 5.25%.

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

   As of December 31, 1994, proceeds from issuances of common and preferred stock of $600 million have been dedicated to fully retire or redeem subordinated capital notes.

15. Preferred Share Purchase Rights and
    Common Stock Warrants

On April 11, 1988, the Board of Directors of the parent declared a dividend of one preferred share purchase right (a Right) for each outstanding share of the parent's common stock as of April 22, 1988 (the Rights Agreement). While the Rights Agreement is in effect, every share of common stock issued before the rights become effective also represents a right. Each Right entitles the holder to buy from the parent, until the earlier of April 22, 1998 or the redemption of the Rights, one one-hundredth of a share of Cumulative Participating Preferred Stock, Series E, at an exercise price of $50.00 per Right (subject to adjustment). The Rights will not be exercisable or transferable apart from the parent's common stock until certain events occur pertaining to a person or group acquiring or announcing the intention to acquire 20 percent or more of the parent's outstanding common stock. Under specified circumstances, all of which relate to a potential acquisition of the parent, a Right may: (i) become a right to purchase shares of an acquiring company at half of the then-market price,
(ii) become a right to purchase the parent's common stock at half of the then-market price or (iii) be exchanged by the parent for one share of common stock or one one-hundredth of a share of Preferred Stock, Series E, or an equivalent preferred share. The Board of Directors may redeem the Rights at a price of $0.001 per Right (rounded as to each holder to the nearest $0.01) at any time prior to the acquisition by a person or group of 20 percent or more of the outstanding common stock of the parent. Under other specified conditions, the Rights may be automatically redeemed. The Rights are excluded from the computation of earnings per common share.

   At December 31, 1994 and 1993, common stock warrants outstanding totaled 449,506 and 629,677, respectively. These warrants give the holder the right to purchase shares of common stock of the parent at a price of $17.50 per share, subject to adjustment in certain events, until expiration on October 22, 1997.

16. Preferred Stock

The parent is authorized to issue, in one or more series, 70,000,000 shares of preferred stock. The parent's outstanding preferred shares are nonvoting except in certain limited circumstances, while dividends are cumulative and are payable quarterly on February 28, May 31, August 31, and November 30, except for the Preferred Stock, Series 1, 11% Preferred Stock, Series I, and the 11% Preferred Stock, Series J, which are payable quarterly on March 31, June 30, September 30, and December 31. The shares are redeemable at the option of the parent during the redemption period and at the redemption price per share noted below plus accrued and unpaid dividends to the redemption date. Holders of the preferred shares have dividend and liquidation preferences senior to those of holders of the parent's common stock.

   In connection with the Continental merger on August 31, 1994, the parent issued Preferred Stock, Series 1 and Series 2, the terms of which are summarized in the table below. Preferred Stock, Series 2 was redeemed by the parent on December 5, 1994. The terms of this redemption are also summarized below.


The following is a summary of preferred stock at December 31, 1994:


- ------------------------------------------------------------------------------------------------------------------------------------
                                                                               Dividend
                                        Shares Issued       Stated Value      Per Share                             Redemption Price
Preferred Stock Series                and Outstanding          Per Share      Per Annum            Redemption Period       Per Share
- ------------------------------------------------------------------------------------------------------------------------------------

Cumulative Adjustable:
  Series A                                  5,178,000            $ 50.00         $ 3.25/a/      On or after 11/30/87         $ 50.00
  Series B                                  3,546,100             100.00           6.00/b/      On or after  2/28/88          100.00
  Series 1                                  1,788,000              50.00           3.75/c/      On or after  8/31/94           50.00
  Series 2                                         --/d/          100.00           9.00/e/      Redeemed    12/05/94          108.00


Cumulative Fixed:
  9 5/8%  Series F                          7,250,000              25.00           2.41         On or after  4/16/96           25.00
  9%      Series H                         11,250,000              25.00           2.25         On or after  1/15/97           25.00
  11%     Series I                            200,000/f/          500.00          55.00         On or after  9/30/95/g/          /g/
  11%     Series J                            400,000/f/          500.00          55.00         On or after  3/31/96/h/          /h/
  8 3/8%  Series K                         14,600,000              25.00           2.09         On or after  2/15/97           25.00
  8.16%   Series L                            800,000/f/          500.00          40.80         On or after  7/13/97          500.00
  7 7/8%  Series M                            700,000/f/          500.00          39.38         On or after  9/30/97          500.00
  8 1/2%  Series N                            475,000/f/          500.00          42.50         On or after 12/15/97          500.00

Cumulative Convertible Fixed:
  6 1/2%  Series G/i/                       4,998,357              50.00           3.25         On or after  5/31/95/j/          /j/

- ------------------------------------------------------------------------------------------------------------------------------------

/a/ For the Cumulative Adjustable Preferred Stock, Series A, the dividend is adjusted quarterly, and is 2.0% lower than the highest of three U.S. Treasury rates, but is no lower than 6.5% and no greater than 14.5% per annum.
/b/ For the Cumulative Adjustable Preferred Stock, Series B, the dividend is adjusted quarterly, and is 4.0% lower than the highest of three U.S. Treasury rates, but is no lower than 6.0% and no greater than 12.0% per annum.
/c/ For the Preferred Stock, Series 1, the dividend is adjustable quarterly, and is 1.0% lower than the highest of three U.S. Treasury rates, but is no lower than 7.5% and no greater than 13.5% per annum.
/d/ 3,000,000 shares, represented by 12,000,000 depositary shares, each corresponding to a one-fourth interest in a share of Preferred Stock, were issued and subsequently redeemed.
/e/ For the Preferred Stock, Series 2, the dividend was adjustable quarterly, and was 1.1% higher than the highest of three U.S. Treasury rates, but was no lower than 9% and no greater than 15.75% per annum.
/f/ Represented by depositary shares, each corresponding to a one-twentieth interest in a share of Preferred Stock.
/g/ The preferred shares may be redeemed on or after September 30, 1995 and prior to September 30, 1996 at $527.50 per share (equivalent to $26.375 per depositary share), and thereafter at prices declining to $500.00 per share (equivalent to $25.00 per depositary share) on September 30, 2000 and thereafter.
/h/ The preferred shares may be redeemed on or after March 31, 1996 and prior to March 31, 1997 at $527.50 per share (equivalent to $26.375 per depositary share), and thereafter at prices declining to $500.00 per share (equivalent to $25.00 per depositary share) on March 31, 2001 and thereafter.
/i/ The shares are convertible into common stock at any time, unless previously redeemed, at a conversion price of $45.60 per common share, subject to adjustment under certain conditions.
/j/ The preferred shares may be redeemed on or after May 31, 1995 and prior to May 31, 1996 at $51.95 per share, and thereafter at prices decreasing to $50.00 per share on May 30, 2001 and thereafter.

17. Lease Commitments

BAC leases certain premises and equipment under noncancelable agreements expiring between the years 1995 and 2070.

   The following is a summary of future minimum rental commitments for noncancelable leases at December 31, 1994, which have not been reduced by minimum sublease rental income of $7 million for capital leases and $176 million for operating leases:

- ----------------------------------------------------------------------
                                                  Capital   Operating
(in millions)                                      Leases      Leases
- ----------------------------------------------------------------------
1995                                                 $  8      $  388
1996                                                    7         350
1997                                                    7         305
1998                                                    7         279
1999                                                    7         248
Thereafter                                             58       1,554
                                                    ------------------
  Total minimum lease payments                         94      $3,124
Amount representing interest                          (47)
                                                    -------
  Present Value of Net Minimum Lease Payments        $ 47


   Total rental expense was $327 million in 1994, $336 million in 1993, and $286 million in 1992.

18. Income Taxes

The significant components of the provision for income taxes are as follows:

- ------------------------------------------------------------------------------
                                                    Year Ended December 31
                                             ---------------------------------
(in millions)                                  1994/a/     1993/a/     1992/b/
- ------------------------------------------------------------------------------
Provision for (Benefit from)
   Income Taxes
Current:
   Federal                                     $  559      $  269      $  870
   State and local                                140          93         153
   Foreign                                        129         148         123
                                             ---------------------------------
                                                  828         510       1,146

Deferred:
   Federal                                        567         754         (44)
   State and local                                137         212          88
   Foreign                                          9          (2)         --
                                             ---------------------------------
                                                  713         964          44
                                             ---------------------------------
                                               $1,541      $1,474      $1,190
- ------------------------------------------------------------------------------

/a/  Liability method
/b/  Deferred method


   Effective January 1, 1993, BAC changed its method of accounting for income taxes from the deferred method to the liability method required by SFAS No. 109.

   The significant components of deferred income tax assets and liabilities at December 31, 1994 and 1993 are as follows:


- -------------------------------------------------------------------------
                                                          December 31
                                                    ---------------------
(in millions)                                          1994         1993
- -------------------------------------------------------------------------
Deferred Income Tax Assets
Allowance for credit losses                         $ 1,570      $ 1,596
Accrued expenses                                        255          640
Foreign subsidiaries pending disposition                 --          160
Other real estate owned                                  88          142
Tax carryovers/a/                                       359           75
Other                                                   379           45
Valuation allowance for deferred
  income tax assets/a/                                 (124)         (37)
                                                    ---------------------
    Total deferred income tax assets                  2,527        2,621
Deferred Income Tax Liabilities
Lease financing                                      (1,229)      (1,039)
Identifiable intangible assets                         (607)        (626)
Securities valuation                                   (352)        (385)
Employee benefit plans                                  (90)        (146)
Accumulated tax depreciation in excess of
  book depreciation                                    (209)        (199)
Deferred gains and installment sales                   (128)        (139)
Other                                                   (46)         (97)
                                                    ---------------------
    Total deferred income tax liabilities            (2,661)      (2,631)
                                                    ---------------------
      Net Deferred Income Tax Liabilities           $  (134)     $   (10)
- -------------------------------------------------------------------------

/a/ The valuation allowance for deferred income tax assets relates primarily to net operating loss carryovers of foreign subsidiaries and pre-acquisition tax carryovers associated with the SPC and Continental mergers, which are subject to certain limitations under the tax code. This valuation allowance was established since BAC may not realize all of these tax benefits in the future. If BAC determines that it will realize the pre-acquisition carryover tax benefits in the future, the corresponding reduction in the valuation allowance will decrease goodwill instead of tax expense.

   Management believes that BAC will fully realize its total deferred income tax assets as of December 31, 1994 based upon BAC's recoverable taxes from prior carryback years, its total deferred income tax liabilities, and its current level of operating income. At December 31, 1994, BAC had federal capital loss carryforwards of $351 million which will expire in 1997 through 1999.

   The components of the provision for deferred income taxes for the year ended December 31, 1992 are as follows:

- ----------------------------------------------------------------------
(in millions)
- ----------------------------------------------------------------------
Loss on debt restructurings with countries
  experiencing liquidity problems                               $ (66)
Change in the allowance for credit losses                          18
Lease financing income                                            204
Accrued expenses                                                 (155)
Real estate valuation                                              56
Foreign exchange gains and losses                                 (25)
Other, net                                                         12
                                                               -------
                                                                $  44


   The reconciliation of the provision for income taxes computed at the U.S. statutory income tax rate to pre-tax income is as follows:

- -------------------------------------------------------------------------------
                                                     Year Ended December 31
                                                 ------------------------------
                                                  1994/a/    1993/a/    1992/b/
- -------------------------------------------------------------------------------
Federal statutory income tax rate                   35%        35%        34%
State and local income taxes,
  net of federal tax effect                          5          6          6
Effect of purchase accounting for
  the SPC merger                                     2          3          4
Other, net                                          (1)        (1)        --
                                                 ------------------------------
   Effective Tax Rate                               41%        43%        44%
- -------------------------------------------------------------------------------

/a/  Liability method
/b/  Deferred method


   BAC's effective tax rate in 1994 decreased from 1993 primarily due to reductions in the state effective tax rate and the effective tax rate applied to leveraged lease income.

   The decrease in BAC's effective income tax rate during 1993 from 1992 was primarily due to the adoption of SFAS No. 109, which was partially offset by the effects of tax legislation in 1993, that included a one percent increase in the federal corporate tax rate. The remeasurement of deferred income taxes caused by the rate increase did not have a significant effect on BAC's deferred taxes.

   The valuation allowance for deferred income tax assets increased by $87 million to $124 million in 1994 due primarily to a valuation allowance established through purchase accounting on certain deferred income tax assets associated with the Continental merger. The recognition of deferred tax assets subject to the valuation allowance would result in a reduction to goodwill of $92 million.

   In 1994, deferred tax benefits of $218 million relating to unrealized losses on available-for-sale securities was credited directly to shareholders' equity.

   At December 31, 1994, federal income taxes had not been provided on $440 million of undistributed earnings of foreign subsidiaries earned prior to 1987 that are reinvested for an indefinite period. If the undistributed earnings were distributed, credits for foreign taxes paid on such earnings, and for the related foreign withholding taxes payable upon remittance, would be available to offset $80 million of the $190 million of the resulting tax expense. Subsequent to 1986, federal taxes are provided on earnings of foreign subsidiaries as a result of a tax law change.

   BAC provided tax expense of $9 million, $25 million, and $4 million on net securities gains in 1994, 1993, and 1992, respectively.

19. Employee Benefit Plans

Defined Benefit Plans

The majority of salaried, U.S. employees within BAC are covered under the BankAmeraccount Plan, the Continental Employees Pension Plan, or the Seafirst Corporation Retirement Plan. The BankAmeraccount Plan is a defined benefit cash balance plan while the Continental and Seafirst Plans are defined benefit final average pay plans. Benefits are based on length of service and level of compensation and, in the case of the cash balance plan, a specified interest rate. Contributions are made by the employers and are based on actuarial computations of the amount sufficient to fund the current service cost plus amortization of the unfunded actuarial accrued liability. Contributions are determined in accordance with Internal Revenue Service funding requirements, and are invested in diversified portfolios. Effective January 1, 1995, the Continental Employees Pension Plan was merged into the BankAmeraccount Plan.

   In connection with the SPC merger, BAC acquired the Trusteed Retirement Income Plan (TRIP), which was SPC's defined benefit plan. The TRIP was merged into the BankAmeraccount Plan effective January 1, 1993.

   BAC maintains certain nonqualified, nonfunded employee defined benefit retirement plans and the related retirement benefits are paid from BAC's assets. Certain non-U.S. employees of BAC are covered by noncontributory defined benefit pension plans that the employers fund based primarily on local laws. The assumptions used in computing the present value of the accumulated benefit obligation, the projected benefit obligation, and net pension expense for the non-U.S. plans are substantially consistent with those assumptions used for the U.S. plans, given local conditions.

   The following is a reconciliation between the funded status of all defined benefit plans and amounts included in BAC's consolidated balance sheet:

- -------------------------------------------------------------------------------
                                                               December 31
                                                        -----------------------
(in millions)                                              1994           1993
- -------------------------------------------------------------------------------
Prepaid Pension Cost
Plan assets at fair value, primarily listed
 stocks and bonds                                        $2,492         $2,388
Less: Actuarial present value of projected
 benefit obligation                                       2,403          2,388
                                                        -----------------------
   Plan assets in excess of projected
    benefit obligation/a/                                    89             --

Unrecognized net loss                                       280            310
Unrecognized prior service cost                              53             57
Unrecognized net transition obligation                       27             30
Additional minimum liability                                 (6)            (5)
                                                        -----------------------
   Prepaid Pension Cost                                  $  443         $  392

Actuarial Present Value of Benefit Obligation
Vested benefit obligation                                $2,165         $2,202
Accumulated benefit obligation                            2,284          2,290
- -------------------------------------------------------------------------------

/a/ Certain defined benefit plans not covered by the Pension Benefit Guaranty Corporation (PBGC) had an accumulated benefit obligation of $172 million and $159 million which exceeded plan assets of $68 million and $86 million at December 31, 1994 and 1993, respectively. The estimated vested benefit obligation for PBGC covered plans using a 6.50% interest rate and the Group Annuity Mortality 83 table as of December 31, 1994 is $2,401 million as compared with assets of $2,423 million.


   The following is a summary of the components of net pension expense:


- --------------------------------------------------------------------------------
                                                      Year Ended December 31
                                                  ------------------------------
(in millions)                                       1994       1993       1992
- --------------------------------------------------------------------------------
Service cost--benefits earned during the year      $  78      $  83      $  70
Interest cost on projected benefit obligation        175        170        133
Net amortization and deferral                       (202)        60        (13)
Effect of actual return on plan assets                16       (264)      (152)
                                                   ----------------------------
    Net Pension Expense                            $  67      $  49      $  38



   The following is a summary of the assumptions used in computing the present value of the accumulated benefit obligation, the present value of projected benefit obligation, and the net pension expense for the U.S. plans:

- --------------------------------------------------------------------------------
                                                          1994    1993    1992
- --------------------------------------------------------------------------------
Discount rate in determining expense                      7.25%   8.75%   8.75%
Discount rate in determining benefit
  obligations at year end                                 8.50    7.25    8.75
Rate of increase in future compensation
  levels for determining expense/a/                       4.00    4.00    4.50
Rate of increase in future compensation
  levels for determining benefit obligations
  at year end/a/                                          5.50    4.00    4.00
Expected long-term rate of return on assets               8.50    9.75    9.75
Account growth interest rate                              6.75    5.00    5.75
- --------------------------------------------------------------------------------

/a/ Rates are attributable to the Seafirst Corporation Retirement Plan since this is the only U.S. defined benefit final average pay plan as of January 1, 1995.

  During the fourth quarter of 1992, BAC recognized a curtailment loss of $13 million. This loss was due to a reduction of participants in the BankAmeraccount Plan as a result of the SPC merger and was included in merger-related expenses for the year ended December 31, 1992.

  During 1992, the TRIP sold 100,000 shares of the parent's common stock for $4 million. The remaining 780,000 shares at December 31, 1992, were merged into the BankAmeraccount Plan effective January 1, 1993 and were sold during 1993 for $38 million.

Defined Contribution Plans

The majority of salaried, U.S. employees within BAC are eligible to participate in either the BankAmerishare Plan, the Seafirst Corporation Employee Matched Savings Plan, or the Continental Employees Savings Incentive Plan and Trust. These plans provide tax-deferred investment opportunities to salaried employees who have completed the required length of service. Employees may contribute to the plans up to certain limits prescribed by the Internal Revenue Service. A portion of these contributions is matched by the employers. Contributions are invested at the direction of the participant. In addition, substantially all full-time former Continental U.S. employees participate in the Continental Employees Stock Ownership Plan. Effective January 1, 1995, the two Continental plans were merged into the BankAmerishare Plan.

  In connection with the SPC merger, BAC acquired the Thrift Plus Plan, which was SPC's defined contribution plan. The Thrift Plus Plan was merged into the BankAmerishare Plan effective January 1, 1993.

  BAC maintains certain supplemental nonqualified defined contribution retirement plans. The related retirement benefits are paid from BAC's assets. In addition, certain non-U.S. employees of BAC are covered under defined contribution pension plans that are separately administered in accordance with local laws.

  The Seafirst Corporation Employee Matched Savings Plan included special contributions made by both employees and the employers to Tax Reduction Act Stock Ownership Programs (TRASOP) in 1992.

  Aggregate contributions by the employers for all defined contribution plans were $86 million, $75 million, and $73 million in 1994, 1993, and 1992, respectively. Certain employer and employee contributions to the plans are used to purchase the parent's common stock at prices that approximate market values. Contributions, including dividends, to the plans were used to purchase 539,910 shares for $23 million in 1994, 784,344 shares for $37 million in 1993, and 536,517 shares for $23 million in 1992.

  Sales by the plans of the parent's common stock were 220,468 shares for $10 million in 1994, 637,000 shares for $29 million in 1993, and 847,252 shares for $38 million in 1992. The plans held 16,611,787 shares, 15,375,896 shares, and 15,918,481 shares of the parent's common stock at December 31, 1994, 1993, and 1992, respectively.

Management Stock Plans

The parent offers shares of its common stock to certain key employees under management stock plans. Under the plans, three kinds of options are outstanding: Non-Qualified Stock Options, Performance Stock Options, and Incentive Stock Options. The shares under option generally become exercisable not earlier than six months and not later than ten years after the date the option was granted.

  Options awarded before August 5, 1991 held by principal officers of the parent, subject to certain restrictions, also constitute stock appreciation rights equal to the number of shares covered by the options. These stock appreciation rights are exercisable for the difference between the option price and the current market price of the stock. The difference can be received in cash or shares. Stock appreciation rights are exercisable under the same terms as the related stock options.

The following is a summary of changes in shares under option:

- --------------------------------------------------------------------------------
                                                      Year Ended December 31
                                                  ------------------------------
                                                            1994          1993
- --------------------------------------------------------------------------------
Balance, beginning of year                            10,449,395    10,835,247
Issued in connection with
    the Continental merger                             4,766,781            --
Granted                                                3,904,968     2,991,175
Exercised                                             (1,342,334)   (2,701,923)
Canceled                                                (422,683)     (675,104)
                                                  ------------------------------
    Balance, End of Year                              17,356,127    10,449,395


  Options to purchase 10,511,439 and 5,228,932 shares were exercisable at December 31, 1994 and 1993, respectively. Expiration dates ranged from January 6, 1995 to November 7, 2004 for options outstanding at December 31, 1994.

  The following is a summary of option prices per share:


- --------------------------------------------------------------------------------
                                                        1994               1993
- --------------------------------------------------------------------------------
Range of prices of shares under
    option at December 31                    $8.63 to $61.00    $8.63 to $57.39
Weighted average price of shares
    under option at December 31                       $36.87             $37.99
Range of prices of shares
    exercised during year                    $8.69 to $47.73    $8.63 to $47.73
- --------------------------------------------------------------------------------

  Also under the plans, the parent awards restricted stock to certain key employees. The restricted stock awarded under the plans is held in escrow until the employee has completed a specified continuous service requirement, generally five years, or upon the earlier of death or retirement. During 1994 and 1993, the parent awarded 942,138 shares and 585,502 shares, respectively, under the plans. In addition, during 1994, 417,000 shares of restricted stock were awarded, which will vest separately in three equal annual installments, provided the price of BAC common stock attains certain targets. If the target stock prices are not reached, but BAC attains a certain ranking among a comparison group of bank holding companies with respect to total shareholder return at the end of a three-year performance period, the shares will nevertheless vest unless the Executive Personnel and Compensation Committee
(EPCC) of the Board of Directors determines that all or part of the shares shall not vest.

  Both stock options and restricted stock are granted by the EPCC. Shares available for grant, as either stock options or restricted stock, were 856,531 and 2,187,961 at December 31, 1994 and 1993, respectively. Canceled options, except for those converted in connection with the SPC and Continental mergers, become available for future grants.

Postretirement Health Care and Life Insurance Benefits

SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," was adopted by BAC effective January 1, 1993. This standard requires that employers use the accrual method of accounting for postretirement benefits other than pensions, such as medical, dental, and life insurance plans for retirees.

  BAC provides certain defined health care and life insurance benefits under plans for retired U.S. employees. Retiree health care benefits are offered under self-insured arrangements, as well as through various health maintenance organizations. BAC contributes a fixed dollar amount to the plans, which is periodically reviewed and evaluated. The retirees' share is the remainder of the cost for the given coverage. BAC's policy is to fund the cost of medical benefits in amounts determined at the discretion of management. Employer contributions are invested in diversified portfolios, including fixed income and equity investments.

  The assumed discount rates used to measure the accumulated postretirement benefit obligation were 8.50 percent and 7.25 percent at December 31, 1994 and 1993, respectively. The expected long-term rates of return on plan assets used in computing the net periodic postretirement cost were 8.50 percent and 9.75 percent for the years ended December 31, 1994 and 1993, respectively. The expected long-term rate of return on plan assets used in computing the net periodic postretirement cost for 1995 will be 10.00 percent. This change is not expected to have a material effect on BAC's results of operations.

  The following is a reconciliation between the funded status of all postretirement benefit plans other than pensions and the amounts included in BAC's consolidated balance sheet:


- --------------------------------------------------------------------------------
                                                                December 31
                                                           ---------------------
(in millions)                                                1994         1993
- --------------------------------------------------------------------------------
Accumulated postretirement benefit obligation:
   Retirees                                                  $470         $487
   Fully eligible active plan participants                     26           17
   Other active plan participants                              91          114
                                                           ---------------------
    Total accumulated postretirement
     benefit obligation                                       587          618
Less: Plan assets at fair value, primarily
       listed stocks and bonds                                 62           39
                                                           ---------------------
   Accumulated postretirement benefit
    obligation in excess of plan assets                       525          579
Less:Unrecognized net transition obligation                   478          504
     Unrecognized net (gain) loss                             (56)          66
     Unrecognized prior service cost                            5            5
                                                           ---------------------
      Accrued Postretirement Benefit Cost                    $ 98         $  4

  The unrecognized net transition obligation is being amortized on a straight-line basis over twenty years.

  The following is a summary of the components of net periodic postretirement cost:


- --------------------------------------------------------------------------------
                                                      Year Ended December 31
                                                  ------------------------------
(in millions)                                                1994         1993
- --------------------------------------------------------------------------------
Service cost--benefits earned during the year                 $ 8          $ 6
Interest cost on accumulated postretirement
    benefit obligation                                         48           47
Net amortization and deferral                                  24           27
Effect of actual return on plan assets                         --           (3)
                                                             -------------------
    Net Periodic Postretirement Cost                          $80          $77


  SFAS No. 112, "Employers' Accounting for Postemployment Benefits," was adopted by BAC effective January 1, 1994. This statement applies to postemployment benefits provided to former or inactive employees, their beneficiaries, and covered dependents after employment but before retirement. The accounting policies of BAC were already substantially in compliance with SFAS No. 112 and, accordingly, the adoption of this statement did not have a significant effect on BAC's results of operations or financial position.

20. Earnings per Common Share

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

  Earnings per common share, assuming full dilution, are computed based on the average number of common shares outstanding during the period, and the additional dilutive effect of stock options and warrants outstanding during the period. The dilutive effect of outstanding stock options and warrants is computed using the greater of the closing market price or the average market price of the parent's common stock for the period. Earnings per common share, assuming full dilution, also includes the dilution which would result if the parent's Convertible Preferred Stock outstanding during the period had been converted at the beginning of the period. Net income applicable to common stock is adjusted for dividends declared during the period on the Convertible Preferred Stock.

Earnings per common share have been computed based on the following:


- --------------------------------------------------------------------------------
                                                 Year Ended December 31
                                       -----------------------------------------
(dollar amounts in millions)                  1994         1993         1992
- --------------------------------------------------------------------------------
Net income applicable
 to common stock                            $1,928       $1,713       $1,323
Average number
 of common
 shares outstanding                    357,312,433  355,106,722  308,190,534
Average number
 of common
 and common
 equivalent shares
 outstanding                           359,793,169  357,679,670  312,218,182
Average number
 of common
 shares outstanding--
 assuming full dilution                365,273,824  363,243,993  317,855,736
- --------------------------------------------------------------------------------

21. Off-Balance-Sheet Transactions

In the ordinary course of business, BAC enters into various types of transactions that involve credit-related financial instruments and foreign exchange and derivatives contracts that contain off-balance-sheet risk. Credit-related financial instruments are typically customer-driven while foreign exchange and derivatives contracts are entered into both on behalf of customers and for BAC's own account in managing interest rate and foreign exchange risk.

  In its effort to manage credit risk associated with foreign exchange and derivatives contracts, BAC ensures that its off-balance-sheet portfolio is well diversified, both in terms of instrument type and industry and customer concentration. In addition, credit risk is managed through BAC's credit approval process. Also, it is BAC's policy to execute legally enforceable master netting agreements with its foreign exchange and derivative customers, which provide for the net closeout of conditional or exchange contracts with the same counterparty in the event of default. To further mitigate off-balance-sheet credit exposures, BAC obtains collateral where determined appropriate.

Credit-Related Financial Instruments

Credit-related financial instruments include commitments to extend credit, standby letters of credit, financial guarantees, and commercial letters of credit. Fees received from credit-related financial instruments are recognized over the terms of the contracts and are included in other fees and commissions in noninterest income.

  Unfunded credit commitments at December 31, 1994 and 1993 totaled $131,070 million and $97,111 million, respectively, of which $7,108 million and $5,788 million related to foreign-based customers and $123,962 million and $91,323 million related to domestic-based customers. The unfunded credit commitments to domestic-based customers at December 31, 1994 and 1993 included $28,058 million and $23,437 million, respectively, of unutilized credit card lines. At both December 31, 1994 and 1993, no domestic or foreign industry nor any individual foreign country comprised more than ten percent of total unfunded noncredit-card-related commitments. For a summary of funded loan outstandings by type at December 31, 1994 and 1993, refer to Note 9 of the Notes to Consolidated Financial Statements on page 62.

  The following table is a summary of the contractual amounts of each significant class of credit-related financial instruments outstanding. The contractual amounts of these instruments are not recorded as assets or liabilities on the balance sheet. These amounts represent the amounts at risk should the contract be fully drawn upon, the client defaults, and the value of any existing collateral becomes worthless.


- --------------------------------------------------------------------------------
                                                              December 31
                                                      --------------------------
                                                           1994        1993
- --------------------------------------------------------------------------------
Commitments to extend credit:
    Unutilized credit card lines                        $28,058     $23,437
    Other commitments to extend credit                   82,929      57,227
Standby letters of credit and financial
    guarantees (net of participations
    sold: 1994--$2,402; 1993--$2,076)                    15,870      13,323
Commercial letters of credit                              4,213       3,124
- --------------------------------------------------------------------------------

Commitments to Extend Credit

Unutilized credit card lines are commitments to extend credit. These lines are not secured and may be canceled by BAC after thirty-days written notice to the customer. Many credit card customers are not expected to fully draw down their total lines of credit and, therefore, the total contractual amount of these lines does not necessarily represent future cash requirements.

  Other commitments to extend credit represent agreements to extend credit to a customer for which BAC may have received fees. These commitments have specified interest rates and generally have fixed expiration dates and may be terminated by BAC if certain conditions of the contract are violated. Although they are currently subject to drawdown, many of these commitments are expected to expire or terminate without being funded. Of total other commitments to extend credit at December 31, 1994, $34,018 million will expire in less than one year, $43,611 million from one to five years, and $5,300 million after five years. Generally, other commitments are not secured, but, when required, collateral may include cash, securities, and real estate.

Standby Letters of Credit and Financial Guarantees

Standby letters of credit are performance assurances made on behalf of customers who have a contractual obligation to produce or deliver goods or services or otherwise perform. Credit risk arises in these transactions from the possibility that a customer may not be able to repay BAC upon default of performance if the standby letter of credit has been drawn upon. At December 31, 1994 and 1993, standby letters of credit totaled $6,312 million and $6,400 million, respectively. Of the December 31, 1994 balance, $1,610 million will expire in less than one year, $4,537 million from one to five years, and $165 million after five years.

  BAC issues financial guarantees assuring performance of customer financial obligations under money market instruments, such as commercial paper and state, county, and municipal securities. At December 31, 1994 and 1993, financial guarantees totaled $9,558 million and $6,923 million, respectively. Of the December 31, 1994 balance, $2,188 million will expire in less than one year, $7,108 million from one to five years, and $262 million after five years.

  Fees received for standby letters of credit and financial guarantees are recognized over the lives of the contracts and are included in other fees and commissions in noninterest income. Generally, standby letters of credit and financial guarantees are not secured, but, when required, collateral may include cash and securities.

Commercial Letters of Credit

Through commercial letters of credit, BAC guarantees a customer's foreign or domestic trade transactions to a third party, generally to finance a commercial contract for the shipment of goods. BAC's credit risk in these transactions is limited since the contracts are collateralized by the merchandise being shipped and are generally of short duration.

Foreign Exchange and Derivatives Contracts

Foreign exchange and derivatives contracts include futures, forwards, swaps, and option contracts, and are principally linked to interest rates, foreign exchange rates, security prices, or commodity or equity indices. For contracts other than certain foreign exchange contracts, notional amounts are used solely to determine cash flows to be exchanged. For certain foreign exchange contracts, principal amounts are exchanged on a common settlement date. The notional or contract amounts associated with these financial instruments are not recorded as assets or liabilities on the balance sheet.

  The notional or contract amounts of these transactions do not represent the potential for gain or loss associated with such transactions. Foreign exchange and derivatives contracts that do not qualify as hedges for BAC's own assets and liabilities are marked to market, and the unrealized gains and unrealized losses are recorded on the consolidated balance sheet on a gross basis unless right of set-off criteria are met. Unrealized gains and losses on contracts executed with the same counterparty may be netted when contracts have been executed under legally enforceable master netting agreements. This treatment is in compliance with FIN 39, which was adopted by BAC on January 1, 1994.

  The accounting for gains and losses on foreign exchange and derivatives contracts that qualify as accounting hedges differs based on the type of contract and the nature of the hedge strategy. For further information regarding the accounting for foreign exchange and derivatives contracts, refer to Note 1 of the Notes to Consolidated Financial Statements on pages 52-56.

  The table on page 73 summarizes the notional amounts, credit risk, and credit exposure for each significant class of foreign exchange and derivative contract outstanding in BAC's trading portfolio and the notional amounts and credit risk for each significant class of foreign exchange and derivative contract outstanding in BAC's asset and liability management portfolio.

  Credit risk represents BAC's potential loss on these transactions if all counterparties failed to perform according to the terms of the contract and the value of any existing collateral became worthless, based on then-current currency exchange and interest rates at each respective date. Credit exposure represents the potential loss to which BAC is exposed, after taking into consideration legally enforceable master netting agreements. Historically, losses associated with counterparty nonperformance on derivative and foreign exchange instruments have been immaterial.

Notional, Credit Risk, and Credit Exposure Amounts for Derivative Financial Instruments Held or Issued for Trading Purposes

                                                                December 31, 1994                      December 31, 1993
                                                     -------------------------------------------------------------------------------

                                                       Notional    Credit          Credit      Notional      Credit        Credit
(in millions)                                           Amount     Risk/a/       Exposure/b/    Amount       Risk/a/     Exposure/b/

- ------------------------------------------------------------------------------------------------------------------------------------

Interest rate contracts
Interest rate swaps                                  $  348,515    $  4,971         $1,960/c/  $232,327     $  6,739       $3,212/c/

Futures and forward rate contracts
        Commitments to purchase                          95,010         192            192       57,950            8            6
        Commitments to sell                             116,408          35             35       81,017           36           25
Written options                                          35,909          --/d/          --/d/    29,576           --/d/        --/d/

Purchased options                                        44,779         441            279       27,866          340          221
                                                     -------------------------------------------------------------------------------

        Total interest rate contracts                   640,621       5,639          2,466      428,736        7,123        3,464

Foreign exchange contracts
Spot, forward, and futures contracts                    630,867       6,623          2,234      424,790        4,486        3,025
Written options                                          19,617          --/d/          --/d/     9,566           --/d/        --/d/

Purchased options                                        18,861         267            208       10,026          147          135
Currency swaps                                           21,943       1,595          1,353       21,735        1,837        1,616
                                                     -------------------------------------------------------------------------------

        Total foreign exchange contracts                691,288       8,485          3,795      466,117        6,470        4,776

Stock index options and commodity contracts                 825           9              6           --           --           --
                                                     -------------------------------------------------------------------------------

        Total                                        $1,332,734/e/ $ 14,133         $6,267     $894,853/f/   $13,593       $8,240

Notional and Credit Risk Amounts for Derivative Financial Instruments Held or Issued for Asset and Liability Management Purposes

                                                      December 31, 1994                        December 31, 1993
                                                    --------------------------------------------------------------------------------

                                                    Notional       Credit                     Notional      Credit
(in millions)                                        Amount        Risk/a/                     Amount       Risk/a/
- ------------------------------------------------------------------------------------------------------------------------------------

Interest rate contracts
Interest rate swaps                                  $32,864       $120                        $26,342      $109
Futures and forward rate contracts                    28,773         --                         28,951        --
Purchased options                                      4,510         43                          8,600        18
                                                    --------------------------------------------------------------------------------

        Total interest rate contracts                 66,147        163                         63,893       127
Foreign exchange contracts
Spot, forward, and futures contracts                   1,383         --                          1,083        --
Currency swaps                                           443        129                            288        89
                                                    --------------------------------------------------------------------------------

        Total foreign exchange contracts               1,826        129                          1,371        89
                                                    --------------------------------------------------------------------------------

          Total                                      $67,973/e/    $292                        $65,264/f/   $216
- ------------------------------------------------------------------------------------------------------------------------------------

/a/ Excluding the effects of legally enforceable master netting agreements. /b/ Including the effects of legally enforceable master netting agreements. /c/ Including the results of cross product netting of certain interest rate derivatives and currency swaps.
/d/ Interest rate and foreign exchange options written have no credit risk or credit exposure.
/e/ Interest rate swaps and interest rate options in both the trading and asset and liability management portfolios include $9.8 billion and $0.1 billion, respectively, of intercompany hedging-related contracts. Foreign exchange contracts in both the trading and asset and liability management portfolios include $1.5 billion of intercompany hedging-related contracts.
/f/ Interest rate swaps, futures and forward rate contracts, and interest rate options in both the trading and asset and liability management portfolios include $13.2 billion, $4.3 billion, and $0.5 billion, respectively, of intercompany hedging-related contracts. Foreign exchange contracts in both the trading and asset and liability management portfolios include $1.1 billion of intercompany hedging-related contracts.

  The following table summarizes the average and year-end fair values of each significant class of foreign exchange and derivative contract outstanding in BAC's trading portfolio and the year-end fair values for each significant class of foreign exchange and derivative contract outstanding in BAC's asset and liability management portfolio. Fair value amounts consist of unrealized gains and losses, accrued interest receivable and payable, and premiums paid or received. These amounts take into account master netting agreements in accordance with FIN 39. The fair value amounts for the trading portfolio are disaggregated by gross unrealized gains (assets) and gross unrealized losses (liabilities), while the fair value amounts for the asset and liability management portfolio are shown on a net basis. Fair value amounts were generally calculated using discounted cash flow models based on current market yields for similar instruments and the maturity of each instrument .

Fair Values of Derivative Financial Instruments Held or Issued for Trading Purposes

                                                              December 31, 1994                     December 31, 1993
                                               ----------------------------------------------------------------------
                                                 Average Fair Value              Period End            Period End
(in millions)                                  For The Year Ended/ab/           Fair Value/b/         Fair Value/bc/
- ---------------------------------------------------------------------------------------------------------------------
Interest rate contracts
Interest rate swaps
    Assets                                           $ 2,230                        $ 1,960                 $ 557
    Liabilities                                       (1,659)                        (1,588)                   --
Futures and forward rate contracts
    Assets                                               149                            227                    --
    Liabilities                                         (133)                          (189)                   (9)
Written options                                         (292)                          (299)                 (397)
Purchased options                                        283                            279                   401
                                               ----------------------------------------------------------------------
      Total interest rate contracts                      578                            390                   552
Foreign exchange contracts
Spot, forward, and futures contracts
    Assets                                             3,393                          2,234                    --
    Liabilities                                       (3,744)                        (2,766)                 (150)
Written options                                         (238)                          (228)                 (163)
Purchased options                                        221                            208                   145
Currency swaps
    Assets                                             1,538                          1,353                    --
    Liabilities                                       (1,729)                        (1,494)                 (223)
                                               ----------------------------------------------------------------------
      Total foreign exchange contracts                  (559)                          (693)                 (391)
Stock index options and commodity contracts
    Assets                                                 9                              6                    --
    Liabilities                                           (9)                            (7)                   --
                                               ----------------------------------------------------------------------
      Total stock index options and commodity
        contracts                                         --                             (1)                   --
                                               ----------------------------------------------------------------------
        Total                                        $    19                        $  (304)                $ 161

Fair Values of Derivative Financial Instruments Held or Issued for Asset and Liability Management Purposes

                                                                                             December 31
                                                                                    -------------------------------
(in millions)                                                                       1994/b/                 1993/b/
- -------------------------------------------------------------------------------------------------------------------
Interest rate contracts
Interest rate swaps                                                                  $(693)                 $  840
Futures and forward rate contracts                                                     (42)                      7
Purchased options                                                                       39                     254
                                                                                    -------------------------------
      Total interest rate contracts                                                   (696)                  1,101
Foreign exchange contracts
Spot, forward, and futures contracts                                                    --                      --
Currency swaps                                                                         129                      85
                                                                                    -------------------------------
      Total foreign exchange contracts                                                 129                      85
                                                                                    -------------------------------
        Total                                                                        $(567)                 $1,186
- -------------------------------------------------------------------------------------------------------------------

/a/ Average fair value amounts are calculated based on monthly balances. /b/ For a description of fair value methodologies, refer to Note 22 of the
    Notes to Consolidated Financial Statements on pages 78-80.
/c/ Period end fair value amounts are presented on a net basis prior to the adoption of FIN 39 on January 1, 1994.

Foreign Exchange Contracts

Foreign exchange contracts, which include spot, forward and futures contracts, represent agreements to exchange the currency of one country for the currency of another country at an agreed-upon price, on an agreed-upon settlement date. Foreign exchange option contracts are similar to interest rate option contracts, except that they are based on currencies, rather than interest rates. Exposure to loss on these contracts will increase or decrease over their respective lives as currency exchange rates fluctuate. For exchange-traded foreign exchange contracts, BAC's exposure to off-balance-sheet credit risk is limited, as these transactions are executed on organized exchanges and generally require security deposits and daily settlement of margins.

Interest Rate and Currency Swaps

Interest rate swaps represent contractual agreements between two parties to exchange interest payments in the same currency, each of which is computed on a different basis, on a specified notional amount. Most interest rate swaps involve the net exchange of payments calculated as the difference between fixed and floating rate interest payments. Currency swaps, in their simplest form, represent contractual agreements that involve the exchange of both periodic and final amounts in two different currencies. Exposure to loss on both types of swap contracts will increase or decrease over their respective lives as a function of maturity dates, market interest and foreign exchange rates, and timing of payments.

Interest Rate Futures, Forward, and Option Contracts

Interest rate futures are exchange-traded instruments and represent commitments to purchase or sell a designated security or money market instrument at a specified future date and price. Interest rate forward agreements are over-the-counter products and represent contracts where two parties agree on an interest rate for one party to pay the other for a specific period in the future. Interest rate options, which primarily consist of caps and floors, are interest rate protection instruments that involve the payment from the seller to the buyer of an interest rate differential in exchange for a premium paid by the buyer. This differential represents the difference between current interest rates and an agreed-upon rate applied to a notional amount. Exposure to loss on all interest rate contracts will increase or decrease over their respective lives as interest rates fluctuate. For interest rate futures and exchange-traded option contracts, BAC's exposure to off-balance-sheet credit risk is limited, as these transactions are executed on organized exchanges that assume the obligations of counterparties and generally require security deposits and daily settlement of margins.

Trading Activities

Trading-related income represents the net amount earned from BAC's trading activities, which include entering into transactions to meet customer demand and taking positions for BAC's own account in a diverse range of financial instruments and markets. The profitability of these trading activities depends largely on the volume and diversity of the transactions BAC executes, the level of risk it is willing to assume, and the volatility of price and rate movements. Trading-related income, as disclosed in BAC's consolidated statement of operations, does not include the net interest income derived from foreign exchange contracts and derivatives associated with trading activities. However, the trading-related net interest income amounts are presented in the table below as they should be considered in evaluating the overall profitability of those activities.

To reflect the business purpose and use of the financial contracts into which BAC enters, trading income and the related net interest revenue or expense associated with such contracts have been allocated into three broad functional categories: interest rate trading, foreign exchange trading, and debt instruments trading. Trading income from interest rate instruments primarily includes income from interest rate and currency swaps and from interest rate futures, option contracts, and forward rate agreements as well as cash instruments used in the management of this function. Foreign exchange trading-related income primarily includes amounts generated from foreign exchange spot, forward, futures, and option contracts. Trading income from debt instruments primarily includes amounts from debt securities.

Trading-related Income and Net Interest Income (Expense) by Function

                                             Year Ended December 31, 1994
                                     -------------------------------------------
                                     Interest    Foreign         Debt
(in millions)                            Rate   Exchange  Instruments     Total
- --------------------------------------------------------------------------------
Trading-related income                    $63       $237         $ 57      $357
Net interest income
    (expense)                              (3)         7           85        89
                                     -------------------------------------------
                                          $60       $244         $142      $446

                                             Year Ended December 31, 1993
                                     -------------------------------------------
                                     Interest    Foreign         Debt
(in millions)                            Rate   Exchange  Instruments     Total
- --------------------------------------------------------------------------------
Trading-related income                    $80       $325         $164      $569
Net interest income
    (expense)                               1         (9)          26        18
                                     -------------------------------------------
                                          $81       $316         $190      $587


Asset and Liability Management Activities

BAC uses foreign exchange contracts and derivative instruments, primarily interest rate contracts, to manage interest rate risk related to specific assets and liabilities, including fixed rate and adjustable rate residential mortgages, long-term debt, and deposits. Foreign exchange contracts are used to hedge net capital exposure and foreign currency exposures.

  One strategy that BAC employs in managing interest rate risk is the use of interest rate swaps to modify the interest rate characteristics of designated assets and liabilities. For example, BAC may enter into an interest rate swap to alter cash flows on its long-term debt from floating-rate to fixed-rate in an effort to reduce gap mismatches.

   Another hedging strategy used by BAC is the purchase of options to protect against significant loss due to extreme interest rate movements. For example, BAC may purchase interest rate floors on its adjustable rate mortgage portfolio to reduce the risk of loss from a rapid or prolonged decline in interest rates. In addition, BAC uses interest rate swaps to hedge against market value fluctuations of available-for-sale securities.

  The above hedging strategies would be rendered ineffective if BAC disposes of the underlying product being hedged or if certain unexpected events occur. In addition, BAC may terminate its hedging-related contracts in reaction to certain events or circumstances. However, such terminations are infrequent, and the deferred gains or losses on terminated contracts recorded in BAC's consolidated balance sheet at December 31, 1994 and 1993, and the amortization of such amounts for the years ended 1994 and 1993 were not significant.

  The table on page 77 summarizes the expected or contractual maturities and weighted average interest rates associated with amounts to be received or paid on BAC's interest rate swaps used to manage asset and liability interest rate exposure at December 31, 1994 and 1993. These swaps have been designated as accounting hedges and are used to modify the interest rate characteristics of certain specified assets and liabilities.

  Approximately 65 percent of BAC's hedging-related interest rate futures and forward rate agreements outstanding at December 31, 1994 mature within one year, while approximately 85 percent of its hedging-related option contracts mature within three years. Approximately 95 percent of BAC's hedging-related interest rate futures and forward rate agreements outstanding at December 31, 1993 mature within one year, while approximately 80 percent of its hedging-related option contracts mature within five to ten years. The difference in the maturity distributions between year-end 1994 and 1993 can be largely attributed to the Continental merger.

  All of BAC's hedging-related foreign exchange forward contracts outstanding at December 31, 1994 and 1993 mature within 60 days. At both December 31, 1994 and 1993, BAC's hedging-related foreign exchange forward contracts were denominated in various currencies, most notably Hong Kong dollars and Spanish pesetas.

Securities Lending

BAC conducts securities lending transactions for certain customers and, at times, indemnifies these customers against various losses. All securities lending transactions are collateralized by U.S. government or federal agency securities, cash, or letters of credit with total market value equal to or in excess of the market value of the securities loaned. In the event of default of a customer combined with a decline in the value of the associated collateral, BAC may be exposed to risk of loss.

  The following summarizes indemnified securities lending transactions and the associated collateral:

- ---------------------------------------------------------------------------
                                                             December 31
                                                           ----------------
(in millions)                                              1994      1993
- ---------------------------------------------------------------------------
Indemnified securities lent                                $5,910    $5,133
Associated collateral                                       6,039     5,185
- ---------------------------------------------------------------------------

Asset and Liability Management Interest Rate Swaps/a/

                                                                      December 31, 1994
                                ----------------------------------------------------------------------------------------------------

                                           (is greater  (is greater  (is greater  (is greater  (is greater  (is greater
                                              than)        than)        than)        than)        than)        than)
(in billions)                   0-1 year    1-2 years    2-3 years    3-4 years    4-5 years    5-10 years    10 years    Total
- ------------------------------------------------------------------------------------------------------------------------------------

Receive fixed/b/
Notional amount                 $  2.7       $  1.8       $  1.5       $  1.0       $  0.8       $  7.5        $  2.0     $17.3/c/
Weighted average receive rate     5.83%        7.31%        6.99%        7.55%        5.73%        6.30%         6.79%     6.50%

Pay fixed/b/
Notional amount                 $  3.0       $  3.6       $  1.8       $  0.1       $  0.6       $  2.8        $  0.4     $12.3
Weighted average pay rate         4.91%        5.06%        6.40%        7.00%        7.50%        6.84%         7.35%     5.82%

Forward receive fixed/d/
Notional amount                     --           --       $  0.2           --           --       $  0.7        $  0.2     $ 1.1
Weighted average receive rate       --           --         5.93%          --           --         6.90%         6.66%     6.67%

Forward pay fixed/d/
Notional amount                     --           --       $  0.3           --       $  0.2       $  1.0            --     $ 1.5
Weighted average pay rate           --           --         6.28%          --         6.16%        7.60%           --      7.15%

Basis swaps/e/
Notional amount                 $  0.4           --           --           --           --       $  0.3            --     $ 0.7
                                ----------------------------------------------------------------------------------------------------

  Total Notional Amount                                                                                                   $32.9/f/


                                                                      December 31, 1993
                                ----------------------------------------------------------------------------------------------------

                                           (is greater   is greater  (is greater  (is greater  (is greater  (is greater
                                              than)        than)        than)        than)        than)        than)
(in billions)                   0-1 year    1-2 years    2-3 years    3-4 years    4-5 years    5-10 years    10 years    Total
- ------------------------------------------------------------------------------------------------------------------------------------

Receive fixed/b/
Notional amount                 $  5.8       $  1.0       $  0.3       $  0.5       $  0.4       $  6.7        $ 1.0      $15.7/c/
Weighted average receive rate     7.54%        6.59%        7.10%        7.27%        7.91%        6.25%        6.47%      6.86%

Pay fixed/b/
Notional amount                 $  0.2       $  3.0       $  3.3       $  1.7           --       $  0.4           --      $ 8.6
Weighted average pay rate         7.49%        5.34%        4.62%        6.24%          --         4.95%          --       5.27%

Forward receive fixed/d/
Notional amount                     --           --           --       $  0.2           --       $  0.7        $ 0.2      $ 1.1
Weighted average receive rate       --           --           --         5.93%          --         7.00%        6.66%      6.74%

Forward pay fixed/d/
Notional amount                     --           --           --       $  0.3           --           --           --      $ 0.3
Weighted average pay rate           --           --           --         6.28%          --           --           --       6.28%

Basis swaps/e/
Notional amount                 $  0.1       $  0.2           --           --           --       $  0.3           --      $ 0.6
                                ----------------------------------------------------------------------------------------------------

  Total Notional Amount                                                                                                   $26.3
- ------------------------------------------------------------------------------------------------------------------------------------

/a/ Includes intercompany swaps.
/b/ The variable rate side of substantially all receive fixed rate and pay fixed rate swaps is based on the one-, three-, or six-month LIBOR. At December 31, 1994, and 1993, the one-, three-, and six-month LIBOR rates were 6.125 percent and 3.250 percent, 6.3125 percent and 3.375 percent, and 6.8125 percent and 3.500 percent, respectively.
/c/ Includes $0.6 billion of swaps with amortizing notional amounts at both
    December 31, 1994 and 1993.
/d/ Accrual of interest on forward swaps starts at a predetermined future date.
    The majority of the forward swaps start accruing interest one to three years after each reported year end.
/e/ Basis swaps are interest rate swaps in which both amounts paid and received are based on floating rates. BAC's pay rates are primarily based on a LIBOR or Prime index and its receive rates are primarily based on LIBOR.
/f/ Includes $5.5 billion of interest rate swaps entered into by Continental.

22. Fair Value of Financial Instruments

Management uses its best judgment in estimating the fair value of BAC's financial instruments; however, there are inherent weaknesses in any estimation technique. Therefore, for substantially all financial instruments, the fair value estimates presented herein are not necessarily indicative of the amounts BAC could have realized in a sales transaction at either December 31, 1994 or 1993. The estimated fair value amounts for 1994 and 1993 have been measured as of their respective year ends, and have not been reevaluated or updated for purposes of these consolidated financial statements subsequent to those respective dates. As such, the estimated fair values of these financial instruments subsequent to the respective reporting dates may be different than the amounts reported at each year end.

  The following information should not be interpreted as an estimate of the fair value of the entire corporation since a fair value calculation is only required for a limited portion of BAC's assets.

  This disclosure of fair value amounts does not include the fair values of any intangibles, including core deposit intangibles, purchased mortgage servicing rights, and credit card intangibles.

  Due to the wide range of valuation techniques and the degree of subjectivity used in making the estimates, comparisons between BAC's disclosures and those of other companies may not be meaningful.

  The following methods and assumptions were used to estimate the fair values of BAC's financial instruments at December 31, 1994 and 1993.

Financial Instruments Valued at Carrying Value

The respective carrying values of certain on-balance-sheet financial instruments approximated their fair values. These financial instruments include cash and due from banks, interest-bearing deposits in banks, federal funds sold and purchased, securities purchased and sold under resale and repurchase agreements, trading account assets, customers' acceptance liability, accrued interest receivable, certain other assets, other short-term borrowings, acceptances outstanding, accrued interest payable, and other liabilities that are considered financial instruments. Carrying values were assumed to approximate fair values for these financial instruments as they are short term in nature and their recorded amounts approximate fair values or are receivable or payable on demand.

Available-for-sale securities and held-to-maturity securities

Fair value amounts of available-for-sale and held-to-maturity securities were based on quoted market prices, where available. Where quoted market prices did not exist, fair values were estimated using book, cost, or appraised value as deemed appropriate by management. The aggregate fair value and aggregate carrying value of available-for-sale securities at December 31, 1994 presented in the table on page 79 exclude the fair value of off-balance-sheet financial instruments that qualify as accounting hedges of $43 million. The notional amount of these instruments was $515 million at December 31, 1994. At December 31, 1994, available-for-sale securities were carried at their aggregate fair value. At December 31, 1993, the carrying value of available-for-sale securities was equal to the lower of amortized cost or market value. In addition, debt-restructuring par bonds and other instruments, which were previously included primarily in foreign loans, were reclassified to either available-for-sale or held-to-maturity securities upon adoption of SFAS No. 115. For further information on available-for-sale and held-to-maturity securities, refer to Note 1 of the Notes to Consolidated Financial Statements on pages 52-55.

Loans

For purposes of these fair value calculations, the aggregate fair value of each loan portfolio, excluding nonaccrual domestic commercial and foreign loans, was adjusted by a related portion of the allowance for credit losses. The allowance for credit losses primarily represents the credit risk associated with loans that reprice within relatively short time frames. The fair values of nonaccrual domestic commercial and foreign loans were computed by deducting an estimated market discount from their carrying values to represent the uncertainty of future cash flow amounts and timing.

  The aggregate fair value of loans at December 31, 1994 excludes the effect of off-balance-sheet financial instruments that qualify as accounting hedges. The notional amounts of these instruments were $8,484 million at December 31, 1994, and their associated net fair value was zero. There were no off-balance-sheet financial instruments that qualified as accounting hedges for loans at December 31, 1993.

  At December 31, 1994 and 1993, the allowance for credit losses included $1,194 million and $875 million, respectively, that was not allocated to a specific segment of the loan portfolio. As such, these portions of the allowance for credit losses were not included in any of the carrying values or fair values of loans presented in the table on page 79 at each respective year end.

  The following methods and assumptions were used to calculate the fair values of loans.

Residential first mortgages

The fair values of residential first mortgages were calculated using pricing procedures that are similar to those used when these loans are sold in the secondary market in the normal course of business. These pricing procedures use current market rates for similar types of loans.

Residential junior mortgages, consumer installment loans, credit card loans, individual lines of credit, and other consumer loans (other consumer loans)

The fair values of other consumer loans were calculated using discounted cash flow models. The discount rates were based on current market interest rates for similar types of loans.

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

  The fair values of commitments to extend credit were not significant at either December 31, 1994 or 1993.

Foreign loans

Substantially all of the foreign loans reprice within relatively short time frames. As a result, the carrying values of these foreign loans were assumed to approximate their fair values. The carrying and fair values at December 31, 1993 included debt restructuring par bonds that were reclassified to either available-for-sale or held-to-maturity securities upon the adoption of SFAS No. 115.

Other Financial Instruments

For non-exchange-traded equity securities, which are included in other assets, fair values were estimated using equity, cost, or appraised value as deemed appropriate by management. Prior to the adoption of SFAS No. 115, other assets included exchange-traded marketable equity securities. Their fair values were calculated based on quoted market prices. The carrying values of all other components of other assets that are considered financial instruments approximated their respective fair values, as they are short term in nature or are receivable or payable on demand.

  The following is a summary of previously described on-balance-sheet asset financial instruments whose fair values differ from their carrying values for either of the periods presented:

- ------------------------------------------------------------------------------
                                                    December 31
                                ----------------------------------------------
                                        1994                      1993
                                -------------------      ---------------------
                                Carrying       Fair      Carrying         Fair
(in millions)                      Value      Value         Value        Value
- ------------------------------------------------------------------------------
Assets
Available-for-sale securities   $  9,806   $  9,806      $  3,282     $  3,405
Held-to-maturity securities        8,167      7,292        16,415       16,802
Loans:
  Domestic consumer:
    Residential first mortgages   33,727     32,541        30,428       31,192
    Other consumer                32,252     32,063        29,585       30,300
  Domestic commercial             49,576     49,454        41,381       41,055
  Foreign                         19,552     19,544        19,898       19,466
                                ----------------------------------------------
      Total loans                135,107    133,602       121,292      122,013
Other financial instruments        2,204      2,217         1,639        1,689
- ------------------------------------------------------------------------------

Deposits

The fair values of domestic and foreign demand deposits, savings deposits, and money market deposits without defined maturities were the amounts payable on demand. For substantially all domestic deposits with defined maturities, the fair values were calculated using discounted cash flow models based on market interest rates for different product types and maturity dates for the state in which the deposit was held. For variable-rate deposits with fixed repricing dates, the first repricing date was considered the maturity date for purposes of the fair value calculation. For variable rate deposits where BAC has the contractual right to change rates, carrying value was assumed to approximate fair value. The discount rates used were based on rates for compa rative deposits.

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

  The aggregate fair values of deposits exclude the aggregate fair values of off-balance-sheet financial instruments that qualify as accounting hedges for the bank's deposits, which were ($653) million and $960 million, respectively, at December 31, 1994 and 1993. The notional amounts of these contracts were $50,959 million and $54,882 million at December 31, 1994 and 1993, respectively.

Long-term debt

The fair values of BAC's long-term debt instruments were calculated based on quoted market prices. For those long-term debt issues where quoted market prices were not available, a discounted cash flow model was used. The discount rates were based on yield curves appropriate for the remaining maturities of the instruments. The fair value of long-term debt excludes the fair values of off-balance-sheet financial instruments that qualify as accounting hedges for the parent's long-term debt, which were $43 million and $226 million, respectively, at December 31, 1994 and 1993. The notional amounts of these contracts were $5,225 million and $6,816 million at December 31, 1994 and 1993, respectively.

Subordinated capital notes

The fair values of BAC's subordinated capital notes were calculated based on quoted market prices.

The following is a summary of previously described on-balance-sheet liability financial instruments whose aggregate fair values differ from their carrying value of BAC's subordinated capital notes:

- ------------------------------------------------------------------------------
                                                    December 31
                                ----------------------------------------------
                                        1994                      1993
                                -------------------      ---------------------
                                Carrying       Fair      Carrying         Fair
(in millions)                      Value      Value         Value        Value
- ------------------------------------------------------------------------------
Liabilities
Deposits                        $154,394   $154,329      $141,618     $142,014
Long-term debt                    14,823     14,762        13,508       14,253
Subordinated capital notes           605        610           607          644
- ------------------------------------------------------------------------------

Foreign exchange contracts and derivatives

The following is a summary of the fair values of foreign exchange and derivatives contracts outstanding. The fair values of exchange-traded foreign exchange and derivative contracts are based on quoted market prices or dealer quotes. Fair values of non-exchange traded, or over-the-counter (OTC) foreign exchange and derivatives contracts consist of net unrealized gains and losses, accrued interest receivable or payable, and premiums paid or received. These amounts were generally calculated using discounted cash flow models based on current market yields for similar types of instruments and the maturity

Fair Values of Foreign Exchange Contracts and Derivatives

                                                          December 31
                                             -----------------------------------
(in millions)                                  1994                       1993
- --------------------------------------------------------------------------------
Trading                                       $(304)                   $   161
Asset and Liability Management                 (567)                     1,186
- --------------------------------------------------------------------------------

of each instrument. The discount rates were based on market interest rates and indices for similar foreign exchange contracts and derivatives prevalent in the market. Refer to Note 21 of the Notes to Consolidated Financial Statements on pages 71-77 for more information regarding off-balance-sheet transactions, including a summary of the fair values for each significant class of foreign exchange and derivative contract outstanding in BAC's trading portfolio and asset and liability management portfolio.

23. Legal Contingencies

Due to the nature of its business, BAC is subject to various threatened or filed legal actions. Although the amount of the ultimate exposure, if any, cannot be determined at this time, BAC, based upon the advice of counsel, does not expect the final outcome of threatened or filed suits to have a material adverse effect on its financial position.

24. BankAmerica Corporation
    (Parent Company Only)

Statement of Operations

                                                   Year Ended December 31
                                                 --------------------------
(in millions)                                     1994      1993      1992
- ---------------------------------------------------------------------------
Dividends from subsidiaries:
    Banking                                      $2,107    $1,088    $  195
    Nonbanking                                        5       143        48
Interest on subordinated notes purchased
  from banking subsidiaries                         184       141       146
Interest on advances to subsidiaries:
    Banking                                           8        13         9
    Nonbanking                                      198       223       165
Interest on deposits in banks:
    Banking subsidiaries                             86        31        83
    Third parties                                     6         1        43
Interest on available-for-sale securities
  and held-to-maturity securities                   123       179        80
Interest from securities purchased under
  resale agreements:
    Banking subsidiaries                             --        --        13
    Third parties                                     4         9        15
Net securities gains                                 21         7        --
Other income                                         15         3        49
                                                 --------------------------
    Total income                                  2,757     1,838       846

Interest on other short-term borrowings              28        20        39
Interest on long-term debt                          778       703       587
Interest on subordinated capital notes               42       113       112
Amortization of goodwill                             30        27        25
Other expense                                       157       103        62
                                                 --------------------------
    Total expense                                 1,035       966       825
                                                 --------------------------
  Income before income taxes and equity
    in undistributed income of subsidiaries       1,722       872        21
Benefit from income taxes                           172       108        75
Equity in undistributed income
  of subsidiaries                                   282       974     1,396
                                                 --------------------------
    Net Income                                   $2,176    $1,954    $1,492
- ---------------------------------------------------------------------------

See notes following the Statement of Cash Flows on page 82.

Balance Sheet

                                                              December 31
                                                           -----------------
(in millions)                                               1994       1993
- ----------------------------------------------------------------------------
Assets
Cash and short-term investments                            $ 2,571   $ 1,524
Available-for-sale securities                                1,482       627
Held-to-maturity securities                                    125     1,148
Investments in subsidiaries:
  Banking                                                   20,228    17,944
  Nonbanking                                                 1,276     1,075
Subordinated notes purchased from
  banking subsidiaries                                       4,525     4,223
Advances to subsidiaries:
  Banking                                                       98       236
  Nonbanking                                                 3,730     4,228
Accrued interest receivable                                     63        63
Goodwill                                                       680       825
Other assets                                                   640       632
                                                           -----------------
    Total Assets                                           $35,418   $32,525

Liabilities and Stockholders' Equity
Borrowings from subsidiaries                               $    84   $    24
Other short-term borrowings                                    835       595
Accrued interest payable                                       193       191
Other liabilities                                              781       782
Long-term debt                                              14,029    13,182
Subordinated capital notes                                     605       607
                                                           -----------------
  Total liabilities                                         16,527    15,381
Stockholders' equity                                        18,891    17,144
                                                           -----------------
    Total Liabilities and Stockholders' Equity             $35,418   $32,525
- ----------------------------------------------------------------------------

See notes following the Statement of Cash Flows on page 82.

  The amount of funds available to the parent from its subsidiaries is limited by restrictions placed on them by law and various debt covenants.

  Under the U.S. National Bank Act and other federal laws, the parent's national banking subsidiaries are subject to prohibitions on the payment of dividends in certain circumstances and to restrictions on the amount that each can pay without the prior approval of the Office of the Comptroller of the Currency. Without the Comptroller's approval, dividends for a given year cannot exceed each bank's net income (as defined by national banking laws) for that year and retained net income from the preceding two years. In addition, dividends may not be paid in excess of each bank's undivided profits, subject to other applicable provisions of law. Based upon these laws, the bank could have declared dividends for 1994 of $3,761 million, Seattle-First could have declared dividends to its parent, Seafirst, of $369 million while the parent's other national banking subsidiaries could have declared dividends of $4 million. At December 31, 1994, the unutilized dividends allowed under these laws for the bank, Seattle-First, and other national banking subsidiaries were $2,007 million, $62 million, and $4 million, respectively.

  In addition, state-chartered banking subsidiaries are subject to dividend limitations imposed by applicable state law. These state-chartered banking subsidiaries could have declared dividends to their respective parent companies without state approval of $165 million for 1994. At December 31, 1994, the unutilized dividends allowed under these laws for the state-chartered banking subsidiaries were $62 million.

  The parent's subsidiary, Bank of America, FSB, is subject to regulatory restrictions by the Office of Thrift Supervision on its payment of dividends. Under these restrictions, Bank of America, FSB could have declared dividends to its parent without regulatory approval of $76 million for 1994. At December 31, 1994, this amount was primarily unutilized.

  The depository subsidiaries are also subject to certain restrictions of the Federal Reserve Act on loans each subsidiary may extend to their respective parent companies. Among other things, the aggregate of such loans may not exceed 10 percent of the sum of such subsidiary's capital stock and surplus. Such loans must be secured by collateral with a value between 100 percent and 130 percent of the loan, depending on the type of collateral. Under these restrictions, and assuming the parent provided the collateral required, the bank, Seattle-First, Bank of America Illinois, Bank of America National Association, and other depository subsidiaries could have loaned to their respective parent companies a maximum of $1,120 million, $142 million, $114 million, $84 million, and $242 million, respectively, at December 31, 1994. The net assets of depository subsidiaries restricted from flowing to the parent by regulatory limitations were $15,565 million at December 31, 1994.

Statement of Cash Flows

                                                                                                            December 31
                                                                                                   ----------------------------
(in millions)                                                                                       1994       1993     1992
- -------------------------------------------------------------------------------------------------------------------------------
Cash Flows from Operating Activities
Net income                                                                                         $ 2,176   $ 1,954   $ 1,492
Adjustments to net income to arrive at net cash provided by operating activities:
  Provision for (benefit from) deferred income taxes                                                   215      (216)      (15)
  Equity in undistributed income of subsidiaries                                                      (282)     (974)   (1,396)
  Amortization of goodwill                                                                              30        27        25
  (Increase) decrease in accrued interest receivable                                                     1        33       (81)
  Increase (decrease) in accrued interest payable                                                        2       (32)      168
  Increase (decrease) in current income taxes payable                                                 (165)      216       171
  Other, net                                                                                            13       (73)     (268)
                                                                                                   ----------------------------
    Net cash provided by operating activities                                                        1,990       935        96

Cash Flows from Investing Activities
Capital contributions to subsidiaries                                                                 (700)     (935)     (625)
Capital returns from subsidiaries                                                                      522       395       374
Purchase of subordinated notes from banking subsidiaries                                              (310)       --    (2,900)
Redemption of subordinated capital notes from banking subsidiaries                                      --        --       900
Activity in available-for-sale securities:
  Sales proceeds                                                                                       932        98        --
  Purchases                                                                                         (1,325)      (25)       --
Activity in securities held-to-maturity:
  Maturities, prepayments, and calls                                                                   529       281     2,022
  Purchases                                                                                             --       (92)   (3,835)
Cash provided by (used for) acquisitions                                                               (55)       --     2,094
Collections from subsidiaries                                                                        7,185     4,224     3,350
Additional advances to subsidiaries                                                                 (6,301)   (2,472)   (5,304)
Other, net                                                                                             (35)       14      (406)
                                                                                                   ----------------------------
    Net cash provided (used) by investing activities                                                   442     1,488    (4,330)

Cash Flows from Financing Activities
Proceeds from borrowings from subsidiaries                                                             386        84       154
Payments on borrowings from subsidiaries                                                              (326)     (188)     (221)
Increase (decrease) in other short-term borrowings                                                     128       235    (1,383)
Proceeds from issuance of long-term debt                                                             3,336     3,026     5,110
Principal payments and retirements of long-term debt and subordinated capital notes                 (3,208)   (5,214)   (2,257)
Proceeds from issuance of common stock                                                                  52       268       156
Proceeds from issuance of preferred stock                                                               --        --     1,311
Preferred stock repurchased                                                                           (324)       --        --
Treasury stock purchased                                                                              (503)       --        --
Common stock dividends                                                                                (571)     (497)     (409)
Preferred stock dividends                                                                             (248)     (241)     (169)
Other, net                                                                                            (107)      (57)     (117)
                                                                                                   ----------------------------
    Net cash provided (used) by financing activities                                                (1,385)   (2,584)    2,175
                                                                                                   ----------------------------
    Net increase (decrease) in cash and short-term investments                                       1,047      (161)   (2,059)
Cash and short-term investments at beginning of year                                                 1,524     1,685     3,744
                                                                                                   ----------------------------
      Cash and Short-Term Investments at End of Year                                               $ 2,571   $ 1,524   $ 1,685
- -------------------------------------------------------------------------------------------------------------------------------

General: For income and asset classification purposes, banking amounts include the amounts for all of the parent's bank, bank holding company, and savings bank subsidiaries. Certain prior-period amounts have been reclassified to conform to the current presentation.

Balance Sheet: At December 31, 1994 and 1993, cash and short-term investments included $2,456 million and $1,488 million, respectively, of interest-bearing deposits with the bank.

Statement of Cash Flows: The statement of cash flows illustrates the change in cash and short-term investments as disclosed in the Parent Company Only balance sheet. Short-term investments have original maturities of three months or less and are considered to be cash equivalents. During 1994, 1993, and 1992, the parent received net income tax payments representing reimbursements from subsidiaries of $211 million, $119 million, and $231 million, respectively. The parent made interest payments on interest-bearing liabilities of $916 million, $868 million, and $570 million in 1994, 1993, and 1992, respectively.

25. Performance by Geographic Area


- ---------------------------------------------------------------------------------------------------------------------------------
                                                                                   Year Ended December 31
                                                          -----------------------------------------------------------------------
                                                                                Net Interest
                                           Total Assets                           Income and          Income (Loss)    Net Income
(in millions)                     Year   at December 31   Gross Income    Noninterest Income   Before Income Taxes          (Loss)
- ---------------------------------------------------------------------------------------------------------------------------------
Domestic                          1994         $173,631        $13,262               $10,270                $3,156         $1,821
                                  1993          152,310         13,186                10,391                 2,733          1,511
                                  1992          152,644         12,787                 9,378                 1,936          1,031
- ---------------------------------------------------------------------------------------------------------------------------------
Europe, Middle East, and Africa   1994           16,470          1,299                   447                   108             64
                                  1993           12,677          1,126                   457                   232            149
                                  1992           10,524          1,086                   362                     8              7
- ---------------------------------------------------------------------------------------------------------------------------------
Asia                              1994           18,871          1,317                   690                   283            176
                                  1993           14,976          1,059                   636                   273            178
                                  1992           10,870            881                   460                   177            123
- ---------------------------------------------------------------------------------------------------------------------------------
Latin America and the Caribbean   1994            5,616            561                   219                    83             59
                                  1993            5,994            470                   197                   175            106
                                  1992            5,367            446                   162                   581            344
- ---------------------------------------------------------------------------------------------------------------------------------
Canada                            1994              887             92                    63                    87             56
                                  1993              976             59                    33                    15             10
                                  1992            1,241             62                     5                   (20)           (13)
- ---------------------------------------------------------------------------------------------------------------------------------
Total Foreign                     1994           41,844          3,269                 1,419                   561            355
                                  1993           34,623          2,714                 1,323                   695            443
                                  1992           28,002          2,475                   989                   746            461
- ---------------------------------------------------------------------------------------------------------------------------------
BankAmerica Corporation           1994          215,475         16,531                11,689                 3,717          2,176
                                  1993          186,933         15,900                11,714                 3,428          1,954
                                  1992          180,646         15,262                10,367                 2,682          1,492


  Since BAC's operations are highly integrated, certain asset, liability, income, and expense amounts must be allocated to arrive at total assets, gross income, net interest and noninterest income, income or loss before income taxes, and net income or loss. The principal allocations and underlying assumptions used in the presentation above are as follows:

  BAC's funds transfer pricing system allocates domestic sources of funds at U.S. market rates based on the maturities of the funds. To the extent that overseas units interact with U.S. operations, they are also included in the funds transfer pricing system.

  The allowance for credit losses is established by credit officers for each portfolio segment. After the allowance has been established for portfolio segments, credit management establishes an unallocated portion of the allowance for credit losses, which is attributable to factors that cannot be associated with a particular portfolio segment. For 1994 and 1993, the unallocated portions of the allowance and related provisions for credit losses have been allocated to the appropriate geographic areas. For 1992, the unallocated portion of the allowance of $404 million and related provision for credit losses were included with domestic amounts. In 1992, the foreign allowance for credit losses was $559 million. While management has allocated reserves to various portfolio segments, the allowance is general in nature and is available for the entire portfolio.

  For 1994 and 1993, equity was assigned on a risk-adjusted basis. For 1992, equity was assigned in proportion to total assets. For each period presented, overhead was allocated based on each geographic area's equally weighted operating expenses.

  In 1994, 1993, and 1992, each geographic area included its respective tax liability. BAC allocated federal and state taxes at its effective tax rates.

  Translation losses, net of hedging, totaled $2 million, $4 million, and $9 million, in 1994, 1993, and 1992, respectively. These amounts, which are reported in other income, are included in the table above.

26. Quarterly Results (Unaudited)

- ----------------------------------------------------------------------------------------------------------------------------------
                                                          1994 Quarter Ended                      1993 Quarter Ended
                                                  --------------------------------------------------------------------------------
(in millions, except per share data)              Dec 31   Sept 30   June 30    Mar 31    Dec 31   Sept 30   June 30    Mar 31
- ----------------------------------------------------------------------------------------------------------------------------------
Results of Operations
Interest income                                   $3,479    $3,153    $2,939    $2,813    $2,876    $2,945    $2,881    $2,925
Interest expense                                   1,467     1,249     1,107     1,019     1,011     1,064     1,029     1,082
                                                  --------------------------------------------------------------------------------
  Net interest income                              2,012     1,904     1,832     1,794     1,865     1,881     1,852     1,843
Provision for credit losses                          100       110       125       125       150       178       227       248
Noninterest income                                 1,051     1,075     1,018     1,003     1,119     1,007     1,058     1,089
Noninterest expense                                1,969     1,938     1,821     1,784     1,974     1,848     1,826     1,835
                                                  --------------------------------------------------------------------------------
  Income before income taxes                         994       931       904       888       860       862       857       849
Provision for income taxes                           403       384       379       375       364       376       369       365
                                                  --------------------------------------------------------------------------------
    Net Income                                    $  591    $  547    $  525    $  513    $  496    $  486    $  488    $  484
Earnings per Common and Common
  Equivalent Share                                $ 1.41    $ 1.36    $ 1.33    $ 1.27    $ 1.21    $ 1.19    $ 1.20    $ 1.19
Earnings per Common Share--Assuming Full Dilution   1.40      1.35      1.32      1.26      1.21      1.18      1.19      1.19
Stock Data
Dividends per common share                          0.40      0.40      0.40      0.40      0.35      0.35      0.35      0.35
Common stock price range:/a/
  High                                                46 1/4    49 5/8    50 1/4    48 7/8   47 3/8     49 1/8    53 7/8    55 1/2
  Low                                                 38 5/8    44        38 3/8    38 3/4   40 3/8     43 3/8    40 1/2    43
Closing common stock price/a/                         39 1/2    44 1/8    45 3/4    39 3/8   46 3/8     44        45 1/4    50 1/4
- ----------------------------------------------------------------------------------------------------------------------------------

/a/ The principal market of BAC's common stock is the New York Stock Exchange;
    the stock is also listed on the Chicago, Pacific, London, and Tokyo Stock Exchanges. Price information represents quotations as reported in the New York Stock Exchange consolidated transaction reporting system.

                                APPENDIX INDEX

BankAmerica Corporation 1994
Annual Report to Shareholders
page reference                     Description of omitted graphics
- -----------------------------      -------------------------------
            9                      Consumer Banking Net Income 1994
                                   (Pie chart in non-EDGAR version)

           11                      U.S. Corporate and International Banking
                                     Net Income 1994
                                   (Pie chart in non-EDGAR version)

           13                      Commercial Real Estate Net Income 1994
                                   (Pie chart in non-EDGAR version)

           15                      Middle-market Banking Net Income 1994
                                   (Pie chart in non-EDGAR version)

           17                      Private Banking and Investment Services Net
                                     Income 1994
                                   (Pie chart in non-EDGAR version)

           23                      Noninterest Income
                                   (Stacked block graphs in non-EDGAR version)

           24                      Noninterest Expense
                                   (Stacked block graphs in non-EDGAR version)

           25                      Staff Levels
                                   (Plot point graph in non-EDGAR version)

           26                      Composition of Interest-Earning Assets
                                   (Pie charts in non-EDGAR version)

           29                      Total Loan Outstandings by Geographic Area
                                   (Pie charts in non-EDGAR version)

           33                      Total Loan Outstandings by Type
                                   (Pie charts in non-EDGAR version)

           39                      Nonaccrual Assets at Year-End
                                   (Stacked block graphs in non-EDGAR version)

           40                      Net Interest Rate Risk Position
                                   (Plot point graph in non-EDGAR version)

           43                      Liquid Assets at Year-End
                                   (Stacked block graphs in non-EDGAR version)

           44                      Common and Total Stockholders' Equity
                                   (Plot point graph in non-EDGAR version)