Form 10-K/A, Exhibit 13
period 1994-12-31
BANKAMERICA CORP
filed 1995-05-19
CIK 9672

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

6. Restrictions on Cash and Due from Banks

BAC's banking subsidiaries are required to maintain reserves with the Federal Reserve Bank. Reserve requirements are based on a percentage of deposit liabilities. The average reserves required for 1994 and 1993 were $4,204 million and $3,950 million, respectively.

                                                                              59