Form 10-K405, Exhibit 13
period 1995-12-31
BANKAMERICA CORP
filed 1996-03-15
CIK 9672

                                    BankAmerica Corporation

                                    Computer icons depicting the Corporation's
                                               Major Business Sectors

                                  [LOGO OF BANKAMERICA APPEARS HERE]

                                   1995 Annual Report

--------------------------------------------------------------------------------
Letter to Shareholders.......................................................  1
--------------------------------------------------------------------------------
Review of Major Business Sectors.............................................  5
--------------------------------------------------------------------------------
Financial Review
--------------------------------------------------------------------------------
Overview..................................................................... 16
  Ratio and Stock Data....................................................... 16
  Selected Financial Data.................................................... 17
Business Sectors............................................................. 17
Results of Operations........................................................ 21
  Net Interest Income........................................................ 21
  Noninterest Income......................................................... 23
  Noninterest Expense........................................................ 24
  Income Taxes............................................................... 25
  Comparison of 1994 Versus 1993............................................. 25
Balance Sheet Review......................................................... 25
  Investment Securities...................................................... 25
  Deposits................................................................... 26
  Pending Accounting Standards............................................... 26
Off-Balance-Sheet Financial Instruments...................................... 27
  Credit-Related Financial Instruments....................................... 27
  Foreign Exchange and Derivatives Contracts................................. 27
Risk Management.............................................................. 27
Credit Risk Management....................................................... 27
  Overview................................................................... 27
  Off-Balance-Sheet Credit Risk.............................................. 28
  Loan Portfolio Management.................................................. 29
  Allowance for Credit Losses................................................ 33
  Nonperforming Assets....................................................... 35
Market Risk Management....................................................... 38
  Overview................................................................... 38
  Trading Activities......................................................... 38
  Other Banking Activities................................................... 39
  Objectives and Results of Interest Rate Risk Management.................... 39
Liquidity Risk Management.................................................... 42
  Overview................................................................... 42
  Liquidity Review........................................................... 42
Operational and Settlement Risk Management................................... 42
Capital Management........................................................... 43
--------------------------------------------------------------------------------
Consolidated Financial Statements
--------------------------------------------------------------------------------
Report of Management......................................................... 46
Report of Independent Auditors............................................... 47
Consolidated Financial Statements............................................ 48
Notes to Consolidated Financial Statements................................... 52
--------------------------------------------------------------------------------
Corporate Information
--------------------------------------------------------------------------------
Boards of Directors/BankAmerica Corporation
  and Bank of America NT&SA.................................................. 84
Honorary Directors/BankAmerica Corporation
  and Bank of America NT&SA (nonvoting)...................................... 84
Principal Officers/BankAmerica Corporation................................... 85
Senior Management Council/Bank of America NT&SA.............................. 86
Chairmen/Presidents/Other Subsidiary Banks................................... 87
Advisor/BankAmerica Corporation.............................................. 87
BankAmerica Corporate Governance Principles.................................. 88

----------------------------------------
BankAmerica Today
----------------------------------------

BankAmerica Corporation and its consolidated subsidiaries provide diverse financial products and services to individuals, businesses, government agencies, and financial institutions throughout the world. BankAmerica Corporation is one of the three largest bank holding companies in the United States, based on total assets at December 31, 1995.

BankAmerica's principal banking subsidiaries operate full-service branches in California, Washington, Texas, Arizona, Oregon, Nevada, New Mexico, Hawaii, Idaho, and Alaska, as well as corporate banking and business credit offices in major U.S. cities, and branches, corporate offices, and representative offices in 36 other countries and territories. Bank of America Illinois provides a full range of financial services to business and private banking clients in the Midwest. BankAmerica Business Credit is a national commercial finance company engaged in asset-based lending. Also on a national scale, BankAmerica Mortgage originates and services home loans, and BankAmerica Housing Services makes loans for manufactured housing. Bank of America Community Development Bank provides financing for small businesses and affordable housing in 11 western states, Chicago, Washington, D.C., and Atlanta.

--------------------------------------------------------------------------------
Note: The following abbreviations, among others, appear in the text of this report: BankAmerica Corporation and its consolidated subsidiaries (BankAmerica, BAC), BankAmerica Corporation (the parent), Bank of America NT&SA (Bank of America, BofA, the bank), Continental Bank Corporation (Continental), and Seattle-First National Bank (SFNB).

                                                BankAmerica Corporation 1995 / 1
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                              To Our Shareholders
--------------------------------------------------------------------------------

                            ----------------------------------------------------


                                           [PHOTO APPEARS HERE]


                            ----------------------------------------------------

                            Richard M. Rosenberg         David A. Coulter
                            Chairman of the Board        Chief Executive Officer

We are pleased to report that the financial position of BankAmerica Corporation is strong and solid. 1995 was a very successful year for the corporation, capping a six-year period of growth. We are proud of having achieved our two primary financial goals during the year: increasing earnings per share and increasing return on common equity. Per-share earnings increased 21 percent to a record $6.49 from the previous year on net income of $2.664 billion - also a record. Return on average common equity increased 138 basis points,

--------------------------------------------------------------------------------
Selected Financial Data
--------------------------------------------------------------------------------

(dollar amounts in millions,
except per share data)                               1995               1994
--------------------------------------------------------------------------------
For the Year
Net Income                                       $  2,664           $  2,176
Earnings per
  common share                                       6.49               5.36
At Year End
Loans                                            $155,373           $140,912
Total assets                                      232,446            215,475
Deposits                                          160,494            154,394
Stockholders' equity                               20,222             18,891
Selected Ratios
Rate of return on
  average common
  equity                                            14.58%             13.20%
Ratio of common
  equity to
  total assets                                       7.57               7.34
Tier 1 risk-based
  capital ratio                                      7.35               7.27

to 14.58 percent. From a perspective of increasing shareholder value, further increasing both of these measures of performance is a primary financial goal for 1996.

We attribute our 1995 results to three factors: excellent, dedicated performance by BankAmerica employees, continuing support from our customers, and the strategic decisions we have made and put in place in recent years. We believe that our strategic plans, effectively implemented, will result in increasing the value of our shareholders' investment by allowing us to address three key areas: revenue generation, expense control, and capital allocation.

Revenue Generation

A large part of our success in 1995 was due to the steps we have taken throughout the 1990s to build a diversified franchise that has given us earnings momentum and still provides considerable potential for growth.

In the retail markets, we grew from our California and Washington operations at the end of the last decade, to our present position of full-service banks in ten western states. The merger with Security Pacific Corporation in 1992 contributed to that growth and also added important new businesses such as personal trust, proprietary mutual funds, consumer financial operations, a nationwide commercial finance company, and a consumer banking presence in some of the fastest growing economies in Asia.

We have invested in changing our retail delivery structure to reflect the changes in our customers' expectations and the practical realities of today's marketplace. We know, for example, that today's consumers increasingly demand broader choices of when, where, and how they access their banking services. Therefore, we have enhanced our delivery systems, particularly the lower cost alternative systems such as ATMs, in-store branches, and interactive banking technologies, including telephone banking. Together with other financial institutions, we purchased an interest in the company that offers the popular

2 / BankAmerica Corporation 1995
--------------------------------------------------------------------------------

Managing Your Money(R) software. We have established an interactive presence on the Internet's World Wide Web and opened an electronic branch on America Online.

The rapid development of consumer banking technology has given our customers an unprecedented range of choices for accessing banking services. We, frankly, don't yet know what the ideal long-term model will be for maximizing customer service and profitability at BankAmerica. But the scale of our business allows us to experiment broadly and refine our system as customer usage patterns begin to emerge. In the consumer banking market of the future, we are committing to a world-class delivery structure.

We have also expanded the geographical reach of our consumer banking operations, enhancing our national mortgage origination and servicing capabilities with the acquisition of Arbor National Holdings, Inc. and establishing a credit card operation in Taiwan.

The 1994 acquisition of Continental Bank Corporation increased the scale and scope of our wholesale banking activities, adding significantly to our middle-market presence in the Midwest and expanding our relationships with large corporations throughout the United States. In fact, a recent survey of Fortune 1,000 companies conducted by Goldman Sachs ranked BankAmerica the nation's leading relationship bank, with a 40 percent market share of primary relationships.

To enhance relationships with our corporate and commercial customers, we intensified our investment in relationship-building businesses such as capital raising and capital markets. We have also strengthened our presence in selected foreign markets such as Vietnam, Mexico, and China, where we opened our fourth office.

This growth in both retail and wholesale banking has enabled us to diversify our revenue streams, both geographically and by product lines, thereby reducing our exposure to regional and particular industry sector economic downturns. We believe that it is especially noteworthy that the corporation recorded gains in net income throughout the 1990s, despite the fact that, during that time, California endured one of the worst recessions in its history.

--------------------------------------------------------------------------------
Quarterly Earnings Per Share (plot point graph in
non-EDGAR version appears here)
--------------------------------------------------------------------------------

Quarterly Earnings per Share
(in dollars)
                                                                 1994      1995
                                                                ------    ------
<Q1>                                                             1.27      1.46
<Q2>                                                             1.33      1.56
<Q3>                                                             1.36      1.72
<Q4>                                                             1.41      1.74


--------------------------------------------------------------------------------
Quarterly Return on Average Common Equity
--------------------------------------------------------------------------------

Quarterly return on Average Common Equity (plot point graph in non-EDGAR version appears here)
(in percent)
                                                                 1994      1995
                                                                ------    ------
<Q1>                                                             13.00     13.86
<Q2>                                                             13.32     14.30
<Q3>                                                             13.12     15.09
<Q4>                                                             13.24     14.96

                                                BankAmerica Corporation 1995 / 3
--------------------------------------------------------------------------------

"BankAmerica Corporation has experienced tremendous growth during the 1990s, in size, geographic scope, and the diversity of its products and business lines. I truly believe that we have built one of the best franchises in banking today."

 -- Richard M. Rosenberg


We have also achieved our goal of establishing and maintaining leadership in our industry for corporate responsibility and community reinvestment, with a broad range of programs that have increased both our revenue and our stature in the communities where we do business. Since initiating the Neighborhood Advantage(R) program in 1990, we have made more than $10 billion in low-income home loans. And our Community Development Bank loaned approximately $550 million for low-cost housing and small business development in 1995.

We believe that the franchise we have established during the course of this decade provides a solid base from which to continue building an organization that can succeed in a changing environment.

Expense Control

While we have significant potential to improve profitability by selectively growing our existing operations, we also place equal emphasis on controlling noninterest expense. We have succeeded in increasing our operating efficiency, as measured by the expense to revenue ratio, which has improved steadily over the last six quarters.

To a large extent, this has been due to the efforts of thousands of employees and their managers working in our processing centers both in the United States and overseas. BankAmerica is a high volume processor of loans, checks and other payments. As we have expanded geographically, we have also taken steps to consolidate some of these processing operations and made substantial investments in advanced technology, thereby enhancing the efficiency of the businesses they support. For example, we now process indirect auto loans through dedicated dealer centers in Nevada and Washington. Consumer and residential loans in our Southwestern and Northwestern banking subsidiaries are serviced out of regional centers in Arizona and Oregon, and some phases of credit card processing are being outsourced to reduce expenses and improve flexibility.

Capital Allocation

We believe that capital must be invested in ways that generate appropriate returns for the risks involved. That means increasing investments in those businesses that earn more than their cost of capital, decreasing the investment in businesses that do not meet that test, and returning excess capital to shareholders by repurchasing common stock, redeeming preferred stock, and paying dividends.

During 1995, we sold the Institutional Trust and Securities Services business at an attractive price, which freed up additional risk capital. We also divested some traditional bank branches in areas where the present and potential customer base was too small to justify our investment.

Under a program authorized by our Board of Directors early in the year, we repurchased 16.6 million shares of our common stock for $894 million, redeemed approximately $200 million of preferred stock, and converted $248 million of preferred stock into 5.4 million shares of common stock. In February 1996, The Board approved the redemption of approximately $200 million more of preferred stock.

At the same time, the Board declared a quarterly common stock dividend of $0.54 per share - a 17 percent increase and the highest level ever.

4 / BankAmerica Corporation 1995
--------------------------------------------------------------------------------

"We remain focused on managing our businesses in ways that create value for our shareholders. That means continuing to find ways to broaden the relationships we have with our customers, to allocate our resources prudently, to reduce costs, and to return excess capital to our shareholders."

 -- David A. Coulter


The Importance of Employees

None of the programs and strategies outlined in this letter could succeed without the efforts of BankAmerica's 95,000 employees around the world. These are the people who have brought the company to its present position in the industry and who operate the franchise day in and day out. They have shown themselves willing and able to undertake a variety of challenges, from building market share, to reducing expenses, to expanding or consolidating their operations. Their experience, integrity, and pride in the company and in the jobs they do produce results for our shareholders every day.

In a relationship business such as ours, teamwork across disciplines and business lines is an important ingredient for success. We actively encourage and facilitate teamwork at every level of the corporation by seeking ways to eliminate artificial barriers and rewarding people who achieve excellence through teamwork.

Change and Opportunity

We face a future that promises continuing change and challenge for the financial services industry. Competition continues to increase, particularly from nonbanks, which sometimes play by different rules than those that we must follow. Congress continues to debate these very rules, and the outcome of their deliberations is difficult to predict. Technology alters the nature of both our competition and our customers' expectations. Consolidations keep the competitive landscape in flux.

Change also brings opportunity, particularly for institutions that have the flexibility to adapt and the will to stay ahead of the curve. We believe that we have the franchise, the customer base, the capital, the earnings momentum, and the talent - in short, the scale and scope we need - to succeed in this challenging environment.

We also have an extremely capable and hard-working Board of Directors whose guidance and leadership during this recent period of growth and change has been invaluable. One of our longest serving Directors, Philip M. Hawley, is retiring from the Board this year. We would like to acknowledge and thank him for his many years of dedicated service.


/s/ Richard M. Rosenberg

Richard M. Rosenberg
Chairman of the Board


/s/ David A. Coulter

David A. Coulter
Chief Executive Officer

San Francisco, California
February 8, 1996

                                                BankAmerica Corporation 1995 / 5
--------------------------------------------------------------------------------

----------------------------------------
Major Business Sectors
----------------------------------------

Pie chart of the Corporation's Major                      Consumer Banking
Business Sectors, including the following
listed in order of magnitude: Consumer                    U.S. Corporate and
Banking, U.S. Corporate and International                 International Banking
Banking, Commercial Real Estate, Middle-
Market Banking, and Private Banking and                   Commercial Real Estate
Investment Services with all sectors
highlighted (Pie chart in non-EDGAR                       Middle-Market Banking
version appears here)
                                                          Private Banking and
                                                          Investment Services


BankAmerica Corporation derives its income from five primary business sectors, ranked, for the purpose of the discussion in the following 10 pages, in order of their contribution to net income in 1995. Although each sector provides discrete lines of products and services and pursues strategic goals aligned to the needs and potentials of its own customer base, there is synergy among the sectors. The ability to offer customers access to a comprehensive range of financial services by managing relationships across sector boundaries is a competitive advantage for BankAmerica. At the same time, maintaining operating results and balance sheets for discrete business sectors enables management to focus its allocation of capital to those businesses that it believes can best increase returns for shareholders.

6 / BankAmerica Corporation 1995
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                               Consumer Banking
--------------------------------------------------------------------------------


Computer icons depicting the Corporation's
Major Business Sectors including Consumer
Banking, U.S. Corporate and International
Banking, Commercial Real Estate, Middle-
Market Banking, and Private Banking and
Investment Services, with the Consumer
Banking icon highlighted appears here


Consumer Banking Strategy

Combine superior quality and locally managed sales and service capabilities with large-scale, cost-efficient processing and distribution channels. Offer customers a wide variety of transaction choices, enabling them to access the bank when, where, and how they wish.



Pie chart of the Corporation's Major
Business Sectors, including the
following listed in order of magnitude:
Consumer Banking, U.S. Corporate and
International Banking, Commercial Real
Estate, Middle-Market Banking, and
Private Banking and Investment Services
with the Consumer banking sector
highlighted (Pie chart in non-EDGAR
version appears here)

Consumer Banking provides a full array of deposit and loan products to individuals and small businesses through branches, ATMs, phones, and other delivery channels throughout ten western states and through in-store ATMs in the Chicago metropolitan area. It also provides credit card, home mortgage, manufactured housing financing, and consumer finance products throughout the United States, and a range of consumer banking products and services in Hong Kong, India, Taiwan, Singapore, and the Philippines.

--------------------------------------------------------------------------------
Net Income 1995                                                   $1,154 million
--------------------------------------------------------------------------------

($ millions)
--------------------------------------------------------------------------------
Retail Deposit Services        $779            Other                         $41
Consumer Lending               $334
--------------------------------------------------------------------------------

                                                BankAmerica Corporation 1995 / 7
--------------------------------------------------------------------------------

BankAmerica's consumer banking operations serve the largest customer base of any bank in the western United States - nearly 11 million households in 1995. In the ten western states in which we operate, we offer the largest full-service branch network - nearly 2,000 branches, approximately 200 of them in supermarkets and other stores. Our proprietary network of more than 6,600 ATMs handles nearly 2 million transactions per day.

The trend away from traditional branches toward alternative delivery systems continues to increase. We now conduct two telephone and ATM transactions for every traditional teller transaction. To keep pace with our customers' changing expectations, we have implemented a variety of options, including in-store banking facilities and interactive banking services.

In-store banking remains a high growth area and a high priority because of its popularity with customers and its cost-effectiveness. We now have 183 full-service in-store branches operating with extended hours in nine states, in addition to 323 in-store ATM or sales kiosks and more than 400 ATM-only installations. The addition of in-store ATMs in Washington state has expanded the reach of our Seattle-First National Bank operation still further. And we are now able to offer consumers access to the bank through more than 170 ATMs in the Chicago area.

Cost-effectiveness and customer service are also the reasons behind our continuing investment in interactive banking: the delivery of products and services remotely through customer-owned devices. Our Interactive Banking Group develops and manages systems such as a new telephone bill-paying service, personal computer banking, "smart card" technology, and the delivery of services through BankAmerica's Internet site on the World Wide Web:
[http://www.bankamerica.com]. Bank of America has become the first bank to open a site on America Online through which customers will be able to access their accounts and initiate loan applications.

Interactive banking enables us to sell more products to existing customers and also to expand our geographic base. For example, we are now able to offer home mortgage products in nearly every state through an efficient combination of offices, regionalized processing centers, and telephone- and computer-based delivery.

Electronic tools also help to give us a competitive edge in selling consumer loans. In some of our markets, computerized credit scoring now enables us to give customers approval for consumer loans at the time they make their applications. We are also using technology to improve our understanding of customer profitability and to anticipate purchasing behaviors through our "corporate data store," one of the largest information warehouses in the financial services industry.

We have increased both the number and use of credit card accounts, both within our traditional western markets and in other parts of the United States, as the result of marketing initiatives such as co-branding, photocard, balance consolidation premiums, and competitive pricing.

--------------------------------------------------------------------------------
Consumer Highlights
--------------------------------------------------------------------------------

($ millions)                                                               1995
--------------------------------------------------------------------------------
Net Interest Income                                                     $ 5,358
Provision for Credit Losses                                                 646
Noninterest Income                                                        2,011
Noninterest Expense                                                       4,700
Net Income                                                                1,154
Average Loans                                                            75,907
Average Deposits                                                         95,495
Average Common Equity                                                     5,800
Return on Average Common Equity                                           18.54%
--------------------------------------------------------------------------------

BankAmerica is California's leading small business lender in terms of loan outstandings, and the fifth-largest in the nation. To encourage small business clients to broaden their relationships with us, we recently began to offer relationship pricing on term loans and lines of credit, as well as discounts on checking service charges.

Our retail operations in Asia give us access to consumers in some of the world's fastest growing economies. These operations also provide opportunities to enhance service to millions of Asian-Americans and recent emigres who live in the western United States and maintain close ties to Asia. We are in the process now of upgrading and standardizing our processing systems in Asia, introducing credit cards, and bringing additional new products to market.

The challenge for the future in all our consumer markets is to determine the mix of delivery systems that both meets our customers' needs and offers us the best opportunities for profitability.

8 / BankAmerica Corporation 1995
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                   U.S. Corporate and International Banking
--------------------------------------------------------------------------------

Computer icons depicting the Corporation's
Major Business Sectors including Consumer
Banking, U.S. Corporate and International
Banking, Commercial Real Estate, Middle-
Market Banking, and Private Banking and
Investment Services, with the U.S.
Corporate and International Banking icon highlighted appears here

U.S. Corporate and International Banking Strategy

Be the most important provider of financial services to customers in our markets by developing deep relationships based on our breadth of high-quality financial products and services and our global capabilities.


Pie chart of the Corporaton's Major
Business Sectors, including the following listed in order of magnitude:
Consumer Banking, U.S. Corporate and
International Banking, Commercial Real
Estate, Middle-Market Banking, and Private
Banking and Investment Services with the U.S. Corporate and International Banking sector highlighted (Pie chart in non-EDGAR version appears here)

U.S. Corporate and International Banking provides capital-raising services, trade finance, cash management, investment banking, capital markets products, and financial advisory services to large public- and private-sector institutions that are part of the global economy and affected by global financial flows. With offices in the United States and 36 countries in North and South America, Asia, Europe, Africa, and the Middle East, and the ability to serve the needs of institutional clients anywhere in the world, BankAmerica is one of the leading U.S.-based providers of financial services to institutions conducting business within the United States and across international boundaries.

--------------------------------------------------------------------------------
Net Income 1995                                                     $872 million
--------------------------------------------------------------------------------

($ millions)
--------------------------------------------------------------------------------
U.S. Corporate Group              $337        Asia Wholesale                $ 68
Latin America/Canada              $131        Other                         $217
Europe, Middle East & Africa      $119
--------------------------------------------------------------------------------

                                                BankAmerica Corporation 1995 / 9
--------------------------------------------------------------------------------

As business becomes increasingly globalized, the ability to analyze a client's needs and provide a wide range of products and services to meet those needs becomes increasingly important. BankAmerica leverages its global network for its clients through coordinated teams of relationship, product, industry, and regional bankers who utilize their knowledge and experience to study a client's business issues and opportunities and deliver tailored solutions.

We are a client-focused organization, managing relationships through teams that cross geographic, product, and organizational lines, driven by our clients' needs. We have recently launched a new international network initiative to further strengthen client relationships where we believe that both we and our clients can benefit.

Capital raising is growing in importance to our clients, as the credit and securities markets continue to converge across both markets and products. In 1995, our large client base, including both issuers and investors, enabled us to achieve leadership in capital raising in a number of areas, including the following:

 . We were the number one provider of commercial and industrial loans in the United States,

 . We were one of the top two providers of agented/co-agented syndicated loans,

 . We had the largest number of commercial paper programs among bank-affiliated dealers, and

 . We were number one in private placements of corporate debt by banks.

In recognition of our leadership, we were named "Loan House of the Year" by the International Financial Review in Asia, "Best Syndicated Loan House" in Asia by Asia Risk Manager, top arranger of U.S. commercial paper for Latin America by LatinFinance Magazine, and top agent and agent/co-agent in syndicated lending in Latin America by Gold Sheets.

We have continued to invest in BA Securities, Inc., through which we are able to underwrite and manage corporate debt issues for our clients.

We are also a major player in capital markets, trading in more than 125 currencies with approximately 4,000 counterparties worldwide, maintaining an average daily foreign exchange volume of about $60 billion. In 1995 we were the number one foreign exchange bank in terms of top-tier relationships and the number one derivatives house in terms of both market penetration and lead relationships.

We have a world-class leasing operation in BA Leasing & Capital
Corporation. We have also substantially expanded our presence in the private global equity business with increased focus on Latin America, Asia, and Eastern Europe. We continue to have a strong commitment and market presence in the global payments business.

In the United States, BankAmerica ranked first in the nation in terms of key corporate banking relationships in 1995. With a customer franchise that includes most of the 500 largest U.S. corporations, we have the opportunity to participate in most major financial transactions and the ability to establish and build lasting and mutually beneficial relationships with clients.

--------------------------------------------------------------------------------
U.S. Corporate and International Highlights
--------------------------------------------------------------------------------

($ millions)                                                               1995
--------------------------------------------------------------------------------
Net Interest Income                                                     $ 1,408
Provision for Credit Losses                                                 (30)
Noninterest Income                                                        1,861
Noninterest Expense                                                       1,840
Net Income                                                                  872
Average Loans                                                            39,379
Average Deposits                                                         36,962
Average Common Equity                                                     6,062
Return on Average Common Equity                                           13.02%
--------------------------------------------------------------------------------

Our positioning in major markets in Europe, Asia, Latin America, and the Middle East, makes us one of a very few U.S. banking companies with the capability of serving our clients' needs virtually anywhere in the world. Our most rapidly growing offshore market is the Asia-Pacific region, including the Far East and Latin America. This region is a natural market for BankAmerica with its west coast headquarters and Pacific Basin focus.

Asia, in particular, continues to be an attractive market for us, one in which we have been investing heavily, particularly in the countries whose financial markets are undergoing rapid expansion.

We have also expanded in Latin America, where we have a physical presence in the six countries whose economies comprise 90 percent of the region's GDP. In response to opportunities arising out of NAFTA, we opened commercial banking and leasing subsidiaries in Mexico during 1995.

Our operations in Europe and the Middle East remain profitable and vital to the global network we offer to our clients.

10 / BankAmerica Corporation 1995
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                            Commercial Real Estate
--------------------------------------------------------------------------------

Computer icons depicting the Corporation's
Major Business Sectors including Consumer
Banking, U.S. Corporate and International
Banking, Commercial Real Estate, Middle-
Market Banking, and Private Banking and
Investment Services, with the Commercial
Real Estate icon highlighted appears here

Commercial Real Estate Strategy

Build comprehensive relationships with leading firms in selected segments of the real estate industry by leveraging off of our in-depth real estate knowledge, credit capacity, and broad product offerings.


Pie chart of the Corporation's Major
Business Sectors, including the following listed in order of magnitude:
Consumer Banking, U.S. Corporate and
International Banking, Commercial Real
Estate, Middle-Market Banking, and
Private Banking and Investment Services
with the Commercial Real Estate sector
highlighted (Pie chart in non-EDGAR version appears here)

The Commercial Real Estate Group provides credit and other financial services to a variety of real estate market segments, including developers, investors, pension fund advisors, real estate investment trusts, and property managers. Local clients are served through offices across California and in ten other states. National clients, such as publicly traded corporations and private entities, are served through offices in California and Chicago.

--------------------------------------------------------------------------------
Net Income 1995                                                     $326 million
--------------------------------------------------------------------------------

                                               BankAmerica Corporation 1995 / 11
--------------------------------------------------------------------------------

Our focus in the commercial real estate business is to create and expand close relationships with a select list of clients. We know from more than 90 years' experience with real estate companies that dependable credit underwriting is key in their choice of relationship banks and in their purchase of other non-credit services. That dependability is the foundation of our client approach in this business.

At the same time, we are actively moving beyond our traditional dependency on credit in this sector, to provide clients with a broader range of BankAmerica's products and services and diversify the revenue stream. As developers seek alternatives to traditional credit, we are finding opportunities to provide them with capital raising services including private placements and syndications, and capital markets activities such as risk management.

We are also an important provider of non-credit services such as deposits, cash management and related services, and loan administration services to our clients in this sector.

In all of these activities, we have found that we can succeed in this business by striving toward seamless service delivery.

Real estate project finance teams structure individualized packages of products and services for clients whose needs may include various types of credit; risk management; deposit, cash management and related services; syndications; private placements; or loan administration services. BankAmerica's commercial mortgage specialists can usually close approved loans within 60 days of the receipt of completed applications.

In the last year, we have expanded our client base significantly in our traditional markets in the West, as well as in other parts of the country.

In California, the construction lending business continued to be affected by low demand for new construction. But we have been able to emphasize term lending on existing properties as well as working capital financing for our national clients.

Another demonstration of our recent progress in client relationships was the increase in accounts in which we acted as an agent bank. We hope to increase real estate loan syndication volumes by advancing more of our client relationships into primary or agent bank status, which tend to be more profitable for us.

Our challenge now is to continue to keep pace with the changing markets in which our clients operate. Significantly more funding options are now available to our clients than have been available in the past, and we expect this trend to continue. The capital markets will continue to be an important source of funds for many sectors of the business, and we will continue

--------------------------------------------------------------------------------
Commercial Real Estate Highlights
--------------------------------------------------------------------------------

($ millions)                                                               1995
--------------------------------------------------------------------------------
Net Interest Income                                                     $   467
Provision for Credit Losses                                                (189)
Noninterest Income                                                           35
Noninterest Expense                                                         133
Net Income                                                                  326
Average Loans                                                            10,102
Average Deposits                                                          1,519
Average Common Equity                                                     1,189
Return on Average Common Equity                                           26.04%
--------------------------------------------------------------------------------

to expand our services to encompass a broader range of these activities.

The growth in capital markets has also provided us opportunities to service loans and collateral for commercial mortgage-backed securities originated and owned by others. Our focus on service quality and our economies of scale make us competitive with the best servicers in the industry.

Over the long term, we believe we will be successful in our markets if we focus on our clients' needs, execute service with high standards, and deliver value in the process.

12 / BankAmerica Corporation 1995
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                             Middle-Market Banking
--------------------------------------------------------------------------------

Computer icons depicting the Corporation's
Major Business Sectors including Consumer
Banking, U.S. Corporate and International
Banking, Commercial Real Estate, Middle-
Market Banking, and Private Banking and
Investment Services, with the Middle-Market
Banking icon highlighted appears here

Middle-Market Banking Strategy

Become the most important provider of diversified financial services to our customers based on strong relationships with companies, their ownership, and management.


Pie chart of the Corporation's Major
Business Sectors, including the following listed in order of magnitude:
Consumer Banking, U.S. Corporate and
International Banking, Commercial Real
Estate, Middle-Market Banking, and Private
Baking and Investment Services, with the Middle-Market Banking sector highlighted
(Pie chart in non-EDGAR version appears here)

Middle-Market Banking provides a full range of financial products and services to companies with annual revenues between $5 million and $250 million throughout the West and in the Midwest. We include in this sector financial results from a national commercial finance company that serves mid-sized and large companies with specialized needs throughout the United States and in Canada.

--------------------------------------------------------------------------------
Net Income 1995                                                     $325 million
--------------------------------------------------------------------------------

                                               BankAmerica Corporation 1995 / 13
--------------------------------------------------------------------------------

Middle-market banking is an excellent stable business for BankAmerica. We are able to operate at relatively low cost, provide credit, deposit, and other services to a broad range of businesses with a widely differing range of needs, and change the nature of our relationships with clients as their businesses grow and their needs change.

Although middle-market banking is primarily a credit business for BankAmerica, the fact that we can deliver the full range of the corporation's products and services, including cash management, capital raising, capital markets, and access to our global network, is a distinct competitive advantage for us. No other financial institution in our markets can provide such a comprehensive level of service to such a complete range of businesses within the sector.

In addition, many middle-market companies are privately owned, creating a strong connection between the businesses and the individuals who own them. This offers significant opportunities for us to cross-sell the services of The Private Bank to both the owners and senior executives of middle-market companies. In some cases, we are also able to offer consumer financial services to the employees of our client companies.

For the growing number of businesses involved in globalization and foreign trade, our international trade bank is now among the top two providers of trade finance for both middle-market and large corporate clients.

We are expanding the geographic base of our middle-market business. In addition to the western states, we also have significant market presence in the Chicago area. In 1995, we expanded into Michigan, Wisconsin, Indiana, and Missouri. Our plans for 1996 include further expansion in the Midwest. We have also opened a commercial banking office in Atlanta to serve clients in eight states in the rapidly growing markets within the southeastern United States.

We have been able to expand in these markets without additional high-cost infrastucture, and we are able to offer a broader range of products and services than most of our local competitors.

We serve the middle-market sector in a number of different ways, collectively striving to reach businesses at all levels of development. Through BankAmerica Business Credit, the largest commercial finance company in the United States, we are able to provide asset-based lending services to companies in all 50 states.

Middle-market banking is first and foremost a relationship business at BankAmerica. We seek to become the financial services provider of choice for our clients, developing a complete

--------------------------------------------------------------------------------
Middle-Market Highlights

($ millions)                                                               1995
--------------------------------------------------------------------------------
Net Interest Income                                                     $   858
Provision for Credit Losses                                                 (20)
Noninterest Income                                                          203
Noninterest Expense                                                         524
Net Income                                                                  325
Average Loans                                                            17,371
Average Deposits                                                          7,691
Average Common Equity                                                     1,285
Return on Average Common Equity                                           23.91%
--------------------------------------------------------------------------------

financial relationship with each company, its owners, and management, by offering them the full range of BankAmerica's products and services, matching our resources with their needs and priorities, and seeking opportunities to enhance our mutual interests. We continually seek more effective - and more profitable - ways of nurturing customer relationships and increasing the amount of business we conduct with each client company.

Going forward, we will endeavor to improve profitability further by increasing the number of products and services we provide to our customers. At the same time, we are striving to attract new customers to further leverage the company's investment in various product areas.

14 / BankAmerica Corporation 1995
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                    Private Banking and Investment Services
--------------------------------------------------------------------------------

Computer icons depicting the Corporation's
Major Business Sectors including Consumer
Banking, U.S. Corporate and International
Banking, Commercial Real Estate, Middle-
Market Banking, and Private Banking and
Investment Services, with the Private
Banking and Investment Services icon
highlighted appears here

Private Banking and Investment Services Strategy

Use our extensive domestic and international distribution systems to offer high quality investment, fiduciary, and wealth management services designed to meet the needs of consumers, high-net-worth individuals, and institutions in the process of building or preserving wealth.


Pie chart of the Corporation's Major
Business Sectors, including the following listed in order of magnitude:
Consumer Banking, U.S. Corporate and
International Banking, Commercial Real
Estate, Middle-Market Banking, and Private
Banking and Investment Services, with the Private Banking and Investment Services sector highlighted (Pie chart in non-EDGAR version appears here)

Through BankAmerica's domestic affiliates and select international offices, The Private Bank provides a broad range of banking, personal trust, and investment services to high-net-worth clients worldwide who require specialized personal services. Investment Services encompasses BankAmerica's investment management, brokerage, and mutual fund activities. The two businesses use BankAmerica's domestic network of branches and other delivery points, more than 400 securities brokers, offices in 36 foreign countries, and correspondent relationships with more than 2,000 banks throughout the world to address the wealth management needs of customers ranging from the very wealthy to the middle class saving for retirement.

--------------------------------------------------------------------------------
Net Income 1995                                                      $45 million
--------------------------------------------------------------------------------

                                               BankAmerica Corporation 1995 / 15
--------------------------------------------------------------------------------

The accumulation of wealth by an aging population, the transfer of wealth between generations, and the growing globalization of investment opportunities are creating new customers and increasing the need for sophisticated expertise in serving the needs of individuals with high net worth or investible assets.

In both The Private Bank and the investment services business, the acquisition of new clients and the deepening of relationships with existing clients require a broad range of products and an efficient and effective delivery capability, as well as highly qualified professionals dedicated to assisting their clients in finding the right solutions for their needs.

Consequently, we are building a staff of investment brokers, Private Banking representatives, and personal trust officers who have the knowledge, experience, and resources to identify their clients' needs and help them find the right products and services to meet those needs.

Our Private Bankers, for example, are equipped to function as "financial general practitioners" who know their clients well enough to recommend specialized service providers when the need arises, whether it be in tax or estate planning, property titles, sophisticated investment advice, or any of the complex needs that may arise with high-net-worth clients.

In the brokerage business, we have nearly completed a multi-year project to give our representatives the electronic support they need to provide their clients with the best tools available for retirement and estate planning, asset allocation, education planning, and other available products and services.

To enhance the fiduciary services that are a key part of these businesses, our personal trust department has been actively strengthening the quality of its team by internal recruiting and outside hires.

In both The Private Bank and the brokerage business, our focus is on the full client relationship rather than just the current transaction. In the fiduciary part of the business we position ourselves as "trusted financial advisors", helping clients to design and implement solutions to their long-term investment needs.

We continue to work on improving strategic alliances with the consumer bank and especially with the commercial bank, to make investment and fiduciary services part of the total complement of services they can provide to their clients. At the same time, the consumer and commercial operations - particularly middle-market banking - are significant sources of new clients for The Private Bank.

In product development, too, our emphasis is on improving our accessibility to clients and making it easy for them to do business with us. We have recently introduced a number of highly competitive asset-gathering products. Time Horizon(TM) Mutual Funds, for example, are designed to enable investors to achieve financial goals over specified periods of time by seeking to maximize total return over a stated investment period, while also increasing the emphasis on capital preservation as the

--------------------------------------------------------------------------------
Private Banking and
Investment Services Highlights
--------------------------------------------------------------------------------

($ millions)                                                               1995
--------------------------------------------------------------------------------
Net Interest Income                                                      $  170
Provision for Credit Losses                                                  (2)
Noninterest Income                                                          327
Noninterest Expense                                                         423
Net Income                                                                   45
Average Loans                                                             3,741
Average Deposits                                                          6,124
Average Common Equity                                                       351
Return on Average Common Equity                                           11.48%
--------------------------------------------------------------------------------

funds approach their targeted time horizons. TrustAmerica(TM) is a fiduciary product offering comprehensive trust services to clients of modest means who might not be able to afford a corporate trustee.

While maintaining this focus on growing both our client base and individual client relationships, we have also maintained a competitive performance record in our mutual fund activities. During 1995, we consolidated the money-market products of Continental Bank into our core investment products: the Pacific Horizon(R) Funds. At the same time, effective marketing, relationship service, and competitive yields enabled us to bring nearly $2 billion in new money into the funds in the last year.

In both The Private Bank and the investment business, we believe that our combination of centralized asset management expertise and decentralized distribution should allow us to operate efficiently, while serving the needs of our clients.

16 / BankAmerica Corporation 1995
--------------------------------------------------------------------------------
                               Financial Review
--------------------------------------------------------------------------------

[Computer icons depicting the Financial Review, Consolidated Financial Statements, and Corporate Information sections of the Annual Report with Financial Review icon highlighted appears here]

Overview

BankAmerica Corporation and subsidiaries' (BAC) earnings per share for 1995 were $6.49, an increase of 21 percent from $5.36 in 1994. Net income in 1995 was $2,664 million, up 22 percent from $2,176 million in 1994.

     Return on average common equity was 14.58 percent in 1995, up 138 basis points from 13.20 percent in 1994. In addition, the return on average total assets increased to 1.17 percent in 1995 from 1.08 percent in 1994.


--------------------------------------------------------------------------------
Price Range of Common Stock (Bar chart in non-EDGAR version)
(in dollars)

--------------------------------------------------------------------------------
                      1991         1992         1993          1994         1995
                     ------       ------       ------        ------       ------
High                  44.75        49.75        55.50         50.25        68.50
Low                  23.125       35.375       40.375        38.375        39.50
--------------------------------------------------------------------------------

     Net interest income was $8,462 million in 1995, up $920 million from $7,542 million in 1994. BAC's net interest margin was 4.51 percent for 1995, essentially unchanged from the amount reported in 1994. Noninterest income increased $411 million, or 10 percent, from $4,135 million in 1994 to $4,546 million in 1995. Noninterest expense was $8,001 million in 1995, up $501 million from $7,500 million in 1994. BAC's expense to revenue ratio, or efficiency ratio, improved from 60.4 percent in 1994 to 58.1 percent in 1995.

     Total loans at December 31, 1995 were $155.4 billion, up $14.5 billion, or 10 percent, from $140.9 billion at year-end 1994. Average loans in 1995 increased $18.5 billion, or 14 percent, over 1994. Total nonaccrual assets declined by $189 million, or 9 percent, from $2,080 million at year-end 1994 to $1,891 million at year-end 1995. In addition, BAC's nonaccrual coverage ratio (computed as allowance for credit losses to total nonaccrual assets) was 188 percent at year-end 1995, up from 177 percent at December 31, 1994.

     During 1995, BAC repurchased 16.6 million shares of its common stock for $894 million and redeemed approximately $200 million of its preferred stock. In addition, $248 million of convertible preferred stock was converted into 5.4 million shares of common stock. During 1995, BAC also continued to maintain capital ratios above the regulatory "well-capitalized" levels.

--------------------------------------------------------------------------------
Ratio and Stock Data

----------------------------------------------------------------------------------------------------------------------
                                                                                  Year Ended December 31
                                                                 -----------------------------------------------------
                                                                        1995               1994               1993
----------------------------------------------------------------------------------------------------------------------
Selected Financial Ratios
Rate of return (based on net income) on:
  Average common equity                                                14.58%             13.20%             12.88%
  Average total equity                                                 13.62              12.30              12.00
  Average total assets                                                  1.17               1.08               1.05

Capital Ratios
Ratio of common equity to total assets                                  7.57               7.34               7.58
Ratio of total equity to total assets                                   8.70               8.77               9.17
Ratio of average total equity to average total assets                   8.61               8.76               8.79

Common dividend payout ratio                                           28.01              29.63              28.99

Stock Data
Book value per common share at year end                               $47.90             $42.63             $39.58
Closing common stock price                                                64 3/4             39 1/2             46 3/8
Number of common shares outstanding at year end/a/               367,447,202        371,182,004        357,912,170
----------------------------------------------------------------------------------------------------------------------

/a/ There were 152,763 common stockholders of record at January 31, 1996.
--------------------------------------------------------------------------------

Note: Information included in the text and tables of the Financial Review reflects the effects of the Continental Bank Corporation merger subsequent to its consummation on August 31, 1994 and the effects of the Security Pacific Corporation merger subsequent to its consummation on April 22, 1992.

                                               BankAmerica Corporation 1995 / 17
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Selected Financial Data

----------------------------------------------------------------------------------------------------------------------------
                                                                                      Year Ended December 31
                                                                ------------------------------------------------------------
(dollar amounts in millions, except per share data)                 1995         1994         1993         1992         1991
----------------------------------------------------------------------------------------------------------------------------
Operating Results
Interest income                                                 $ 15,840     $ 12,384     $ 11,627     $ 11,613     $  9,860
Interest expense                                                   7,378        4,842        4,186        4,895        5,388
                                                                ------------------------------------------------------------
  Net interest income                                              8,462        7,542        7,441        6,718        4,472

Provision for credit losses                                          440          460          803        1,009          805
Noninterest income                                                 4,546        4,135        4,261        3,649        2,408
Noninterest expense                                                8,001        7,500        7,471        6,676        4,202
                                                                ------------------------------------------------------------
  Income before income taxes                                       4,567        3,717        3,428        2,682        1,873

Provision for income taxes                                         1,903        1,541        1,474        1,190          749
                                                                ------------------------------------------------------------
    Net Income                                                  $  2,664     $  2,176     $  1,954     $  1,492     $  1,124

Per Share Data
Earnings per common and common equivalent share                 $   6.49     $   5.36     $   4.79     $   4.24     $   4.81
Earnings per common share -- assuming full dilution                 6.45         5.33         4.76         4.21         4.78
Dividends declared per common share                                 1.84         1.60         1.40         1.30         1.20

Balance Sheet Data at Year End
Loans                                                           $155,373     $140,912     $126,556     $126,611     $ 86,634
Total assets                                                     232,446      215,475      186,933      180,646      115,509
Deposits                                                         160,494      154,394      141,618      137,883       94,067
Long-term debt and subordinated capital notes                     15,328       15,428       14,115       16,395        4,378
Common equity                                                     17,599       15,823       14,165       12,509        6,737
Total equity                                                      20,222       18,891       17,144       15,488        8,063
----------------------------------------------------------------------------------------------------------------------------

Business Sectors

For reporting purposes, BAC segregates its operations into business or operating sectors. BAC's Vice Chairmen oversee the operations of the businesses that comprise the sectors and are responsible for their financial performance. The Vice Chairmen regularly review their respective businesses to evaluate past performance and make decisions regarding the future allocation of resources. All Vice Chairmen are accountable to the Chief Executive Officer.

     BAC determines its business sector results based on an internal management reporting system, which allocates revenues, expenses, assets, and liabilities to each business sector. Furthermore, for internal business sector monitoring, the unallocated allowance for credit losses and related provision for credit losses are assigned to the business sectors. Equity is assigned to each internal business sector on a risk-adjusted basis, as discussed on page 45. While BAC manages its hedging activities centrally, the effects of hedging are allocated to the business sectors through a transfer pricing process. As a result, the effects of hedging interest rate risk are reflected in the appropriate business sectors.

     The information set forth in the tables on pages 18-20 reflects the condensed income statements and selected average balance sheet line items and financial ratios by business sectors. The expense to revenue ratio in the tables excludes net other real estate owned (OREO) expense and amortization of intangibles. The information presented does not necessarily represent the business sectors' financial condition and results of operations as if they were independent entities. Results from prior periods are restated for changes in sector composition and in allocation and assignment methodologies to allow for comparability. For a detailed discussion of the composition of each business sector, refer to pages 6-15.

18 / BankAmerica Corporation 1995

--------------------------------------------------------------------------------

Computer icon depicting the Consumer
Banking sector appears here

Consumer Banking

Net income for Consumer Banking was up $322 million, or 39 percent, from 1994, primarily reflecting improved results in BAC's California retail deposit business and its non-California banks. Improved results in these businesses were partially offset by declines in net income in BAC's credit card and Asia retail operations. Net interest income increased from the amount reported in 1994 as a result of higher spreads. Noninterest income increased $80 million primarily due to higher service charge revenues on deposit accounts and transactions. Noninterest expense increased $65 million primarily due to growth in residential lending activities, reflecting BAC's expanded mortgage banking operations. In addition, BAC incurred higher direct mail advertising expenses and branch promotional costs to market new co-branding and photocard products. These increases were partially offset by a decrease in Federal Deposit Insurance Corporation (FDIC) deposit premiums, as discussed on page 24. During 1995, average loan outstandings grew $7.7 billion, or 11 percent. This increase was broadly based, both in terms of loan type and geographic region. Average deposits declined $3.6 billion, reflecting decreases in most deposit categories. The expense to revenue ratio for this sector improved from 63.2 percent in 1994 to 59.5 percent in 1995.

     Net income in 1994 for Consumer Banking was up $153 million, or 23 percent, from the amount reported for 1993, largely reflecting improved results in BAC's retail deposit and credit card businesses, as well as its non-California retail franchises. Noninterest expense decreased primarily due to lower personnel expense resulting from the centralization of support functions and various other operational efficiencies. The provision for credit losses declined primarily due to improved credit quality in the credit card business. The $2.9 billion increase in average loan outstandings primarily reflected an increase in residential first mortgages. Average deposits decreased $2.5 billion, largely reflecting a decline in time deposits.

--------------------------------------------------------------------------------
Consumer Banking

--------------------------------------------------------------------------------
(dollar amounts in millions)                1995           1994           1993
--------------------------------------------------------------------------------
Operating Results
Net interest income                      $ 5,358        $ 4,884       $  4,983
Provision for credit losses                  646            693            896
Noninterest income                         2,011          1,931          2,029
Noninterest expense                        4,700          4,635          4,874
                                         ---------------------------------------
  Income before income taxes               2,023          1,487          1,242
Provision for income taxes                   869            655            563
                                         ---------------------------------------
  Net Income                               1,154            832            679

Preferred stock dividends                     79             89             95
                                         ---------------------------------------
    Net income attributable
      to common equity                   $ 1,075        $   743       $    584

Selected Average
Balance Sheet Components
Loans                                    $75,907        $68,257       $ 65,340
Earning assets                            76,556         68,918         66,058
Total assets                              84,365         76,752         73,215
Deposits                                  95,495         99,083        101,604
Common equity                              5,800          5,247          5,282

Selected Financial Ratios
Return on average
  common equity                            18.54%         14.16%         11.05%
Expense to revenue                         59.49          63.20          64.55
--------------------------------------------------------------------------------

Computer icon depicting the U.S. Corporate and International Banking sector appears here

U.S. Corporate and International Banking

U.S. Corporate and International Banking's net income in 1995 increased $268 million, or 44 percent, from that of the previous year. The increase in this sector's revenue and expense levels and average loans and deposits was largely a result of a full year's impact of BAC's acquisition of Continental Bank Corporation (Continental). In addition, net interest income grew due to loan growth in the commercial and industrial and foreign sectors. Noninterest income rose in connection with improved results from BAC's venture capital, trading, and loan syndication activities, partially offset by lower income from assets pending disposition. Noninterest expense grew primarily due to continued expansion of BAC's global capital markets operations. Average deposits increased, reflecting higher foreign interest-bearing deposits that were utilized primarily to fund loan growth.

                                               BankAmerica Corporation 1995 / 19

--------------------------------------------------------------------------------

     U.S. Corporate and International Banking's net income in 1994 decreased $166 million, or 22 percent, from 1993. This decrease was primarily due to an increase in the provision for credit losses from ($158) million in 1993 to $10 million in 1994. Noninterest income increased in 1994 largely due to gains on sales of assets pending disposition and certain equity investments, partially offset by lower trading income. Noninterest expense grew primarily due to the Continental acquisition and to investments made to support and expand BAC's global capital markets operations. Average loans increased due to the Continental acquisition and strong demand from commercial and industrial customers.

--------------------------------------------------------------------------------
U.S. Corporate and International Banking

--------------------------------------------------------------------------------
(dollar amounts in millions)                     1995         1994         1993
--------------------------------------------------------------------------------
Operating Results
Net interest income                           $ 1,408      $ 1,025      $   967
Provision for credit losses                       (30)          10         (158)
Noninterest income                              1,861        1,528        1,477
Noninterest expense                             1,840        1,522        1,371
                                              ----------------------------------
  Income before income taxes                    1,459        1,021        1,231

Provision for income taxes                        587          417          461
                                              ----------------------------------
  Net Income                                      872          604          770

Preferred stock dividends                          83           81           73
                                              ----------------------------------
    Net income attributable
      to common equity                        $   789      $   523      $   697

Selected Average
Balance Sheet Components
Loans                                         $39,379      $32,187      $30,571
Earning assets                                 65,245       52,287       41,149
Total assets                                   85,483       68,600       49,374
Deposits                                       36,962       26,076       19,515
Common equity                                   6,062        4,724        4,027

Selected Financial Ratios
Return on average
  common equity                                 13.02%       11.08%       17.30%
Expense to revenue                              54.89        58.37        54.75
--------------------------------------------------------------------------------

Computer icon depicting the Commercial
Real Estate sector appears here

Commercial Real Estate

Commercial Real Estate's net income for 1995 decreased $21 million, or 6 percent, from 1994. Net interest income was up in 1995 due to Continental's contribution. Noninterest income declined $32 million during 1995 due to fewer asset sales, as a majority of the sector's sales of problem assets occurred during 1993 and 1994.

     Commercial Real Estate's net income for 1994 increased $222 million, or 178 percent, from 1993. This increase was attributable to a decrease in the provision for credit losses from $78 million in 1993 to $(218) million in 1994, lower OREO expense, and increased net interest income, partially offset by lower noninterest income. OREO expense decreased due to stabilized values, resulting in declines in writedowns of foreclosed properties, and to increased gains on the disposition of problem real estate assets. Net interest income was up in 1994 due to increased interest collections that resulted from a lower level of nonperforming assets. Noninterest income declined during 1994 due to fewer asset sales, resulting in lower gains on assets sold.

--------------------------------------------------------------------------------
Commercial Real Estate

--------------------------------------------------------------------------------
(dollar amounts in millions)               1995            1994           1993
--------------------------------------------------------------------------------
Operating Results
Net interest income                     $   467         $   444        $   396
Provision for credit losses                (189)           (218)            78
Noninterest income                           35              67            124
Noninterest expense                         133             134            232
                                        ----------------------------------------
  Income before income taxes                558             595            210

Provision for income taxes                  232             248             85
                                        ----------------------------------------
  Net Income                                326             347            125

Preferred stock dividends                    16              22             19
                                        ----------------------------------------
    Net income attributable
    to common equity                    $   310         $   325        $   106

Selected Average
Balance Sheet Components
Loans                                   $10,102         $10,182        $12,192
Earning assets                           10,104          10,182         12,209
Total assets                             10,023          10,017         12,414
Deposits                                  1,519           1,814          2,505
Common equity                             1,189           1,261          1,040

Selected Financial Ratios
Return on average
  common equity                           26.04%          25.79%         10.24%
Expense to revenue                        25.81           25.88          39.01
--------------------------------------------------------------------------------

20 / BankAmerica Corporation 1995

--------------------------------------------------------------------------------

Computer icon depicting the Middle-
Market Banking sector appears here


Middle-Market Banking

Middle-Market Banking's net income for 1995 grew $60 million, or 23 percent, from 1994. This growth primarily reflected improved net interest income results in BAC's commercial businesses, as loan volumes increased and spreads widened. In addition, the improved results included the effects of the Continental acquisition. Increases in noninterest income, noninterest expense, and average loans were largely due to BAC's expanded midwestern banking operations.

     Middle-Market Banking's net income in 1994 grew $45 million, or 20 percent, from 1993. This increase was primarily due to a decrease in the provision for credit losses in 1993 from $(19) million to $(66) million in 1994. The increase in net interest income was primarily attributable to the acquisition of Continental. Noninterest expense in 1994 was essentially unchanged from 1993, even after the inclusion of post-Continental acquisition operations in this sector.

--------------------------------------------------------------------------------
Middle-Market Banking

--------------------------------------------------------------------------------
(dollar amounts in millions)                    1995         1994         1993
--------------------------------------------------------------------------------
Operating Results
Net interest income                          $   858      $   695      $   659
Provision for credit losses                      (20)         (66)         (19)
Noninterest income                               203          167          164
Noninterest expense                              524          470          468
                                             -----------------------------------
  Income before income taxes                     557          458          374

Provision for income taxes                       232          193          154
                                             -----------------------------------
  Net Income                                     325          265          220

Preferred stock dividends                         18           19           16
                                             -----------------------------------
    Net income attributable
      to common equity                       $   307      $   246      $   204

Selected Average
Balance Sheet Components
Loans                                        $17,371      $14,183      $13,459
Earning assets                                17,404       14,221       13,499
Total assets                                  19,853       16,216       15,374
Deposits                                       7,691        7,769        7,556
Common equity                                  1,285        1,110          886

Selected Financial Ratios
Return on average
  common equity                                23.91%       22.18%       23.03%
Expense to revenue                             47.26        51.97        54.41
--------------------------------------------------------------------------------

Computer icon depicting the Private
Banking and Investment Services sector appears here


Private Banking and Investment Services

Net income for Private Banking and Investment Services in 1995 increased $45 million from the amount reported in 1994. Noninterest expense in 1994 includes $83 million of capital additions to the Pacific Horizon money market mutual funds. Net interest income increased $32 million primarily due to increased loan volumes generated by the Continental acquisition. Noninterest income increased $26 million largely as a result of expanded private banking activities in the Midwest, which was partially offset by investment financial management fees and mutual fund and annuity fees.

     Net income for Private Banking and Investment Services in 1994 decreased $61 million from 1993 primarily due to the capital additions discussed above. This decrease was partially offset by reduced operating costs, improved results from the personal trust business, and Continental's contribution.

--------------------------------------------------------------------------------
Private Banking and Investment Services

--------------------------------------------------------------------------------
(dollar amounts in millions)                   1995          1994          1993
--------------------------------------------------------------------------------
Operating Results
Net interest income                          $  170        $  138        $  123
Provision for credit losses                      (2)           --            (7)
Noninterest income                              327           301           308
Noninterest expense                             423           441           335
                                             -----------------------------------
  Income (loss) before
    income taxes                                 76            (2)          103
Provision for (benefit from)
  income taxes                                   31            (2)           42
                                             -----------------------------------
  Net Income                                     45            --            61
Preferred stock dividends                         5             6             4
                                             -----------------------------------
    Net income (loss) attributable
      to common equity                       $   40        $   (6)       $   57

Selected Average
Balance Sheet Components
Loans                                        $3,741        $2,991        $2,384
Earning assets                                3,788         3,046         2,472
Total assets                                  4,358         3,501         2,839
Deposits                                      6,124         5,053         5,039
Common equity                                   351           321           250

Selected Financial Ratios
Return on average
  common equity                               11.48%        (1.73)%       22.63%
Expense to revenue                            82.01         97.21         74.60
--------------------------------------------------------------------------------

                                               BankAmerica Corporation 1995 / 21

--------------------------------------------------------------------------------

Other

Other amounts are primarily associated with BAC's institutional trust and securities services (ITSS), certain corporate expenses, and various other support services. The other sector also includes the results from corporate liquidity management activities as discussed on page 42, along with any residual differences between actual centrally managed external hedging results and the allocation of interest rate risk hedging to the business sectors.

     This sector had a net loss of $58 million in 1995, compared with net income of $128 million in 1994. This decrease was primarily attributable to an increase in unallocated corporate occupancy expenses, a higher net loss in the ITSS business, and lower results from corporate liquidity management activities.

     During 1995, BAC began to divest its ITSS business, as management determined that the investment required to remain competitive was not justified by the anticipated returns. In connection with this divestiture, BAC recognized a net gain of $36 million associated with the completed components of the sale. During 1996, BAC anticipates receiving additional revenues in conjunction with the finalization of the remaining components of the divestiture.

Results Of Operations

Net Interest Income

Net interest income is the difference between interest earned on assets and interest paid on liabilities. Interest income and expense are affected by changes in the volume and mix of interest-earning assets and interest-bearing deposits and other interest-bearing liabilities, as well as fluctuations in interest rates.

     On a taxable-equivalent basis, net interest income amounted to $8,487 million in 1995, up $921 million, or 12 percent, from the amount reported in 1994. The main factor contributing to this increase was loan growth, as average loans increased $18.5 billion, or 14 percent, during 1995. In addition, net interest income in 1995 included $215 million of interest recoveries, up from $120 million in 1994.


--------------------------------------------------------------------------------
Net Interest Margin (Plot point graph in non-EDGAR version)
(in percent)

---------------------------------------------------------------------------------------------------------
                           1991             1992            1993            1994            1995
                          ------           ------          ------          ------          ------
Net Interest Margin         4.36             4.71            4.69            4.50            4.51
---------------------------------------------------------------------------------------------------------

     BAC's net interest margin for 1995 was 4.51 percent, essentially unchanged from the margin in 1994. Net interest margin is the net yield on interest-earning assets and includes the effects of interest recoveries, as previously discussed.

     Heightened price competition for loan volume negatively influenced the margin in 1995. In addition, BAC's growth in average earning assets was largely funded by increases in foreign interest-bearing deposits and domestic purchased funds, which are more costly than traditional core deposits. If these trends continue, the net interest margin in 1996 may continue to decline as it has over the last three quarters of 1995.

     BAC's net interest income and margin include the results of hedging with certain on- and off-balance-sheet financial instruments. During 1995, approximately $65 million of net interest income attributable to hedging with derivative instruments was included in BAC's net interest income results, compared with approximately $390 million in 1994. The derivative hedging amounts for 1995 and 1994 accounted for approximately 5 basis points and 25 basis points, respectively, of the net interest margins for those periods.

22 / BankAmerica Corporation 1995

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Average Balances and Rates

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                         Year Ended December 31
                                                              ---------------------------------------------------------------------
                                                                      1995                     1994                    1993
                                                              --------------------     --------------------    --------------------
(dollar amounts in millions)                                   Balance/a/    Rate      Balance/a/      Rate    Balance/a/      Rate
Assets
Interest-bearing deposits in banks                            $  5,853       7.95%     $  4,912       6.62%    $  2,642/b/    7.36%
Federal funds sold                                                 548       5.89         1,318       4.13        1,131       3.12
Securities purchased under resale agreements                     8,823       7.00         6,378       5.51        3,903       4.46
Trading account assets                                           9,106       8.18         6,713       7.09        6,341       5.91
Available-for-sale securities/c/                                 9,768/b/    7.83         9,675/b/    6.13        4,118       6.79
Held-to-maturity securities/c/                                   7,192       7.29        10,805/b/    7.35       15,759       7.13
Domestic loans:
  Consumer--residential first mortgages                         35,407       7.06        32,012       5.97       29,548       6.29
  Consumer--residential junior mortgages                        13,832       9.05        13,196       7.65       13,388       7.89
  Consumer--credit card                                          8,230      14.95         7,280      15.65        7,499      16.26
  Other consumer                                                14,149       9.89        11,847      10.27       11,271      10.41
  Commercial and industrial                                     30,927       8.47        23,643       7.04       20,580       6.32
  Commercial loans secured by real estate                       10,586       9.04         9,407       8.04        9,707       7.51
  Construction and development loans secured by real estate      3,367      11.07/d/      3,948       7.78        5,718       5.17
  Financial institutions                                         2,511       5.69         2,142       5.06        1,948       3.48
  Lease financing                                                1,835       6.06         1,675       7.70        1,773      12.36
  Agricultural                                                   1,619       9.67         1,641       7.87        1,605       7.62
  Loans for purchasing or carrying securities                    1,303       7.02         1,814       5.06        1,447       4.05
  Other                                                          1,394       6.56         1,244       6.10        1,099       5.03
                                                              ---------------------------------------------------------------------
    Total domestic loans                                       125,160       8.73       109,849       7.77      105,583       7.73

Foreign loans                                                   21,754       8.24        18,572       6.86       19,531       6.72
                                                              ---------------------------------------------------------------------
    Total loans/b/                                             146,914       8.65       128,421       7.64      125,114       7.57
                                                              ---------------------------------------------------------------------
    Total earning assets                                       188,204       8.43       168,222       7.38      159,008       7.32

Nonearning assets                                               42,641                   37,366                  30,144
Less: Allowance for credit losses                                3,672                    3,520                   3,826
                                                              ---------------------------------------------------------------------
    Total Assets                                              $227,173                 $202,068                $185,326

Liabilities and Stockholders' Equity
Domestic interest-bearing deposits:
  Transaction                                                 $ 13,241       1.20%     $ 13,761       1.16%    $ 13,469       1.34%
  Savings                                                       13,550       2.08        14,427       2.04       13,977       2.23
  Money market                                                  29,070       2.99        32,625       2.51       34,182       2.49
  Time                                                          30,002       4.90        28,259       3.06       30,939       2.50
                                                              ---------------------------------------------------------------------
    Total domestic interest-bearing deposits                    85,863       3.24        89,072       2.40       92,567       2.29

Foreign interest-bearing deposits:
  Banks located in foreign countries                            10,245       6.63         6,771       6.23        3,346       6.88
  Governments and official institutions                          6,845       5.80         4,646       4.67        1,927       4.08
  Time, savings, and other                                      16,131       6.60        11,371       4.95       10,276       5.32
                                                              ---------------------------------------------------------------------
    Total foreign interest-bearing deposits                     33,221       6.44        22,788       5.27       15,549       5.50
                                                              ---------------------------------------------------------------------
    Total interest-bearing deposits                            119,084       4.13       111,860       2.98      108,116       2.75

Federal funds purchased                                          2,222       5.89           611       4.48          570       2.78
Securities sold under repurchase agreements                      9,110       6.38         6,455       5.44        2,837       5.58
Other short-term borrowings                                      9,301       6.77         4,231       6.50        3,088       6.52
Long-term debt                                                  15,156       7.04        13,920       5.82       14,090       5.16
Subordinated capital notes                                         605       7.58           606       6.84        1,499       7.52
                                                              ---------------------------------------------------------------------
    Total interest-bearing liabilities                         155,478       4.75       137,683       3.52      130,200       3.22

Domestic noninterest-bearing deposits                           33,272                   31,938                  30,688
Foreign noninterest-bearing deposits                             1,630                    1,498                   1,425
Other noninterest-bearing liabilities                           17,238                   13,258                   6,728
                                                              ---------------------------------------------------------------------
    Total liabilities                                          207,618                  184,377                 169,041

Stockholders' equity                                            19,555                   17,691                  16,285
                                                              ---------------------------------------------------------------------
      Total Liabilities and Stockholders' Equity              $227,173                 $202,068                $185,326

Interest income as a percentage of average earning assets                    8.43%                    7.38%                   7.32%
Interest expense as a percentage of average earning assets                  (3.92)                   (2.88)                  (2.63)
                                                              ---------------------------------------------------------------------
      Net Interest Margin                                                    4.51%                    4.50%                   4.69%
-----------------------------------------------------------------------------------------------------------------------------------

/a/ Average balances are obtained from the best available daily, weekly, or monthly data.

/b/ Average balances include nonaccrual assets.

/c/ Refer to the table on page 26 of the Balance Sheet Review for more detail on available-for-sale and held-to-maturity securities.

/d/ Rates reflect a higher level of interest recoveries on nonaccrual loans during the year ended December 31, 1995 as compared to the years ended December 31, 1994 and 1993.
--------------------------------------------------------------------------------

                                               BankAmerica Corporation 1995 / 23

--------------------------------------------------------------------------------

Noninterest Income

Noninterest income for 1995 increased $411 million, or 10 percent, from the amount reported in 1994. Fees and commissions, the largest component of noninterest income, increased $259 million from the amount reported in 1994. Retail deposit account fees increased due to an increase in the number of fee-paying accounts, growth in teleservicing fee revenues, and higher service charge revenues on other transactions. Financial services fees increased $88 million from 1994. This increase was largely attributable to expanded loan syndication volume. Off-balance-sheet credit-related instrument fees and personal and other trust fees increased primarily due to the Continental acquisition. Loan fees and charges increased over 1994 amounts due primarily to higher revenues from late payment charges on credit card accounts. This increase in loan fees and charges was partially offset by amortization expense and valuation adjustments on mortgage servicing rights recognized in connection with the fourth-quarter 1995 adoption of Statement of Financial Accounting Standards
(SFAS) No. 122, "Accounting for Mortgage Servicing Rights." For more information on the adoption of SFAS No. 122, refer to Note 1 of the Notes to Consolidated Financial Statements on pages 52-56. The above increases in fees and commissions were partially offset by a decline in credit card membership fees, as fee waivers were granted under certain circumstances to retain and increase card membership.

     Trading income increased $170 million, or 48 percent, from the amount reported in 1994, reflecting improved market conditions and strengthening customer demand in 1995. Improved performance in BAC's debt securities trading operations was largely attributable to gains on Latin American and other emerging market debt securities. Foreign exchange trading-related income increased due to higher transaction volume that resulted from strong global demand for these


--------------------------------------------------------------------------------
Noninterest Income (Stacked block graph in non-EDGAR version)

--------------------------------------------------------------------------------
(in millions of dollars)                            1994             1995
                                                --------------------------------
Total Noninterest Income                           4,135            4,546
                                                ================================

Fees and Commissions                               2,928            3,187
Trading Income                                       357              527
Other Noninterest Income                             850              832
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Noninterest Income

--------------------------------------------------------------------------------
                                                       Year Ended December 31
                                                   -----------------------------
(in millions)                                        1995       1994        1993
--------------------------------------------------------------------------------
Fees and commissions
Deposit account fees:
  Retail                                           $  931     $  841      $  815
  Commercial                                          372        360         383
Credit card fees:
  Membership                                           49         79          83
  Other                                               266        252         259
Trust fees:
  Corporate and employee benefit                       53         70          79
  Personal and other                                  247        215         215
Other fees and commissions:
  Loan fees and charges                               310        296         313
  Off-balance-sheet credit-related
    instrument fees                                   344        282         250
  Financial services fees                             189        101          63
  Mutual fund and annuity commissions                  81         89          99
  Other                                               345        343         358
                                                   -----------------------------
                                                    3,187      2,928       2,917

Trading income                                        527        357         569

Other noninterest income
Income from assets pending disposition                 13        166         171
Net gain on sales of assets/a/                         71        126         106
Venture capital activities                            337        136         129
Net gain on available-for-sale securities              34         24          61
Other income                                          377        398         308
                                                   -----------------------------
                                                      832        850         775
                                                   -----------------------------
                                                   $4,546     $4,135      $4,261
--------------------------------------------------------------------------------

/a/ Net gain on sales of assets includes gains and losses from the disposition of loans, premises and equipment, and certain other assets.
--------------------------------------------------------------------------------

products by BAC customers. For more information on the components of trading income, refer to Note 20 of the Notes to Consolidated Financial Statements on pages 70-76.

     Other noninterest income for 1995 was $832 million, compared with $850 million reported in 1994. Income from assets pending disposition decreased $153 million from the amount reported in 1994, as sales of such assets were substantially completed in 1994. Net gain on sales of assets decreased $55 million due to fewer asset sales in 1995. These decreases were partially offset by higher revenues from venture capital activities, which increased $201 million from 1994 due to higher realized capital gains and partnership distributions in connection with a strong equity market in 1995. Other income in 1995 included a $50 million gain from the sale of an asset received in lieu of debt repayment and a $36 million gain associated with the completed components of the previously announced divestiture of BAC's ITSS business. Other income in 1994 included a gain of $85 million on the sales of a minority interest in Burns-Fry Holdings Corporation and two Asian branches.

24 / BankAmerica Corporation 1995

--------------------------------------------------------------------------------

Noninterest Expense

Noninterest expense for 1995 increased $501 million from the amount reported in 1994 primarily due to an increase in personnel expense. In 1994, noninterest expense included $50 million of merger-related charges incurred in connection with the acquisition of Continental. In addition, noninterest expense in 1994 included $83 million of capital additions to two Pacific Horizon money market mutual funds, for which Bank of America NT&SA serves as investment advisor.



--------------------------------------------------------------------------------
Noninterest Expense (Stacked block graph in non-EDGAR version)

--------------------------------------------------------------------------------

(in millions of dollars)                             1994           1995
                                                ------------------------
Total Noninterest Expense                           7,500          8,001
                                                ========================

Personnel Expense                                   3,639          4,027
Occupancy and Equipment Expense                     1,279          1,401
Amortization of Intangibles                           411            428
Other Noninterest Expense                           2,171          2,145
--------------------------------------------------------------------------------

     Personnel expense (salaries and employee benefits), the largest component of noninterest expense, totaled $4,027 million in 1995, up $388 million from the amount reported for 1994. The increase in personnel expense was largely attributable to increases in base salaries and incentive-based compensation. Base salaries increased $190 million primarily as a result of a full year's effect of the Continental merger and mortgage banking acquisitions in 1994, as well as a change in the mix of employees. Incentive-based compensation increased $183 million largely due to increases in executive stock-based incentive bonuses and discretionary variable pay plans, which were largely correlated with BAC's 1995 financial performance and common stock appreciation. BAC's staff level on a full-time-equivalent (FTE) basis was approximately 79,900 at December 31, 1995, down from 82,100 at December 31, 1994. FTE is a measurement equal to one full-time employee working a standard day. BAC had approximately 95,300 employees at December 31, 1995, down from 98,600 employees at the same time a year earlier. These amounts include both full-time and part-time employees.


--------------------------------------------------------------------------------
Staff Levels (Plot-point graph in non-EDGAR version)

-------------------------------------------------------------------------------------
                                                             December 31
                                               --------------------------------------
(in thousands)                                  1991    1992    1993    1994    1995
-------------------------------------------------------------------------------------
Number of Employees                             62.6    99.2    96.4    98.6    95.3
Full-time-equivalent staff                      54.4    83.2    79.2    82.1    79.9
=====================================================================================

     Regulatory fees and related expenses declined $114 million primarily due to a reduction in FDIC assessment rates. When the FDIC achieved its mandated ratio of Bank Insurance Fund (BIF) reserves to insured deposits of 1.25 percent in May 1995, it reduced the assessment rates for well-capitalized and highest-rated institutions from 23 cents to 4 cents per $100 of eligible deposits for the balance of 1995. In November 1995, the FDIC reduced the 1996 insurance premium rate for well-capitalized and highest-rated BIF-insured banks to zero. Under the new rate structure, the well-capitalized and highest-rated banks will only pay a membership fee for BIF insurance, effective January 1996.

     Congress is also considering proposed legislation that would recapitalize the FDIC's Savings Association Insurance Fund (SAIF) to 1.25% of insured deposits through a special one-time assessment. However, at this time it is not possible to predict the ultimate provisions of any final legislation or their effect on BAC. For more information regarding this special deposit assessment, refer to Note 22 of the Notes to Consolidated Financial Statements on page 79.

     Excluding the previously discussed $83 million of capital additions to the Pacific Horizon funds that occurred in 1994,

--------------------------------------------------------------------------------
Noninterest Expense

--------------------------------------------------------------------------------
                                                        Year Ended December 31
                                                    ----------------------------
(in millions)                                         1995       1994       1993
--------------------------------------------------------------------------------
Salaries                                            $3,309     $2,936     $2,886
Employee benefits                                      718        703        573
Occupancy                                              738        690        684
Equipment                                              663        589        610
Amortization of intangibles                            428        411        421
Communications                                         359        323        330
Regulatory fees and related expenses                   176        290        309
Merger-related expenses                                 --         50          9
Net other real estate owned expense                     18         34        127
Other expense                                        1,592      1,474      1,522
                                                    ----------------------------
                                                    $8,001     $7,500     $7,471
--------------------------------------------------------------------------------

                                               BankAmerica Corporation 1995 / 25

--------------------------------------------------------------------------------

other expense for 1995 increased $201 million from the amount reported in 1994. This increase reflected higher professional services fees and external data processing costs.

Income Taxes

BAC's effective income tax rates for 1995 and 1994 were 41.7 percent and 41.5 percent, respectively. For further information concerning the provisions for federal, state, and foreign income taxes, refer to Note 17 of the Notes to Consolidated Financial Statements on page 66.

Comparison of 1994 versus 1993

The increase in 1994 earnings over 1993 was primarily attributable to substantial improvement in credit quality and increased net interest income. Taxable-equivalent net interest income for 1994 was $103 million higher than the amount reported in 1993. The main factor contributing to this increase was a 3 percent increase in average total loans, which included the effects of the Continental acquisition. The net interest margin for 1994 was 4.50 percent, down 19 basis points from 4.69 percent in 1993.

     The provision for credit losses in 1994 decreased $343 million, or 43 percent, from the amount reported in 1993, reflecting improvements in most portfolio segments.

     Noninterest income for 1994 decreased $126 million over the amount reported for 1993. This decrease primarily reflected lower trading results, offset by higher other noninterest income. Total fees and commissions for 1994 remained relatively unchanged from the amount reported for 1993. Excluding Continental's contribution, various categories of fees and commissions in 1994 declined from 1993.

     Trading income for 1994 decreased $212 million from the amount reported in 1993, as a result of less favorable market conditions throughout 1994. In particular, BAC experienced declines related to foreign debt instruments and currencies associated with certain foreign markets. Other noninterest income increased $75 million in 1994 from the amount reported in 1993. This increase was largely due to the sales of a minority interest in Burns-Fry Holdings Corporation and two Asian branches, which resulted in a total gain of $85 million. This increase was partially offset by a decline in the net gain on available-for-sale securities.

     Noninterest expense for 1994 was essentially unchanged from the amount reported in 1993. Noninterest expense in 1994 included amounts related to post-Continental-acquisition operations, as well as an additional $50 million of merger-related charges incurred in connection with the Continental acquisition.

     Personnel expense for 1994 increased $180 million from the amount reported in 1993, reflecting higher severance-related benefits and staff levels. Severance-related expenses increased $61 million over the amount reported in 1993, while staff levels increased due to Continental and other 1994 acquisitions. Partially offsetting increased personnel costs were decreased professional services and regulatory-related expenses.

     In addition, net OREO expense in 1994 decreased $93 million from 1993. This decrease was due to a decline in writedowns of foreclosed properties and increased gains on sales of OREO, partially offset by a reduction in OREO-related income.

     Other expense for 1994 was essentially unchanged from the amount reported in 1993. Other expense in 1994 included $83 million of capital additions to two money market mutual funds, as discussed on page 24. Other expense for 1993 included a nonrecurring charge of $90 million related to the accrual of various restructuring expenses.

     BAC's effective income tax rate for 1994 decreased to 41.5 percent from
43.0 percent in 1993. This decrease was primarily due to reductions in the state effective tax rate and effective tax rates applied to leveraged lease income.

Balance Sheet Review

Total assets increased $17.0 billion, or 8 percent, during 1995. Earning assets were up $14.9 billion, primarily reflecting a $14.5 billion increase in total loans. Increases in foreign deposits and other short-term borrowings, primarily bank notes and commercial paper, largely funded the growth in earning assets.

Investment Securities

Total investment securities averaged $17.0 billion in 1995, a 17 percent decrease from $20.5 billion in 1994. This decline occurred as loan growth exceeded deposit growth and some proceeds of maturing securities were used to fund loans, instead of being reinvested in securities.

     Available-for-sale securities and held-to-maturity securities comprised 72 percent and 28 percent, respectively, of total investment securities at year-end 1995, compared with 55 percent and 45 percent, respectively, at year-end 1994. This shift was primarily due to a $2.1 billion reclassification of certain debt securities from the held-to-maturity to the available-for-sale portfolio during the fourth quarter of 1995. For more information on this reclassification, refer to Note 6 of the Notes to Consolidated Financial Statements on pages 58 and 59.

     During 1995, BAC experienced unrealized valuation gains of $327 million on its available-for-sale portfolio. These unrealized gains, which resulted primarily from mortgage-backed securities, were recorded on a net-of-tax basis in stockholders' equity.

26 / BankAmerica Corporation 1995

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Available-for-Sale and Held-to-Maturity Securities - Average Balances and Rates

-----------------------------------------------------------------------------------------------------------------------------------
                                                                             Year Ended December 31
                                                    1995                              1994                         1993
                                   -----------------------------------  -----------------------------------  -----------------------
                                              Rate based    Rate based             Rate based    Rate based               Rate based
                                                 on fair  on amortized                on fair  on amortized             on amortized
(dollar amounts in millions)       Balance/a/      value          cost  Balance/a/      value          cost  Balance/a/         cost
------------------------------------------------------------------------------------------------------------------------------------
Available-for-sale securities
U.S. Treasury and other
  government agency securities      $1,659        6.49%         6.45%    $3,029          5.42%         5.41%   $1,646       5.20%
Mortgage-backed securities           4,962        6.94          6.89      4,410          5.96          5.88     1,606       7.35
Other domestic securities              660        5.22          5.84        427          4.78          5.00        39       7.19
Foreign securities                   2,487/b/    11.17/c /     10.10/c/   1,809/b/       8.05          7.09       827       8.83
                                   -------------------------------------------------------------------------------------------------
                                    $9,768        7.83%         7.64%    $9,675          6.13%         5.95%   $4,118       6.79%

                                                                                      Year Ended December 31
                                                                 -----------------------------------------------------------------
                                                                            1995                   1994                 1993
                                                                 -----------------------------------------------------------------
(dollar amounts in millions)                                      Balance/a/     Rate     Balance/a/      Rate  Balance/a/   Rate
----------------------------------------------------------------------------------------------------------------------------------
Held-to-maturity securities
U.S. Treasury and other government agency securities              $   388       6.72%      $   689        6.72%   $ 3,554    5.28%
Mortgage-backed securities                                          4,490       7.15         6,985        7.20     10,784    7.28
State, county, and municipal securities                               445       7.89           479        8.12        553    7.93
Other domestic securities                                             178       7.62           224        7.11        740   13.01/d/
Foreign securities                                                  1,691       7.62         2,428/b/     7.83        12     7.61
                                                                    --------------------------------------------------------------
                                                                   $7,192       7.29%      $10,805        7.35%   $15,759    7.13%
----------------------------------------------------------------------------------------------------------------------------------

/a/ Average balances are obtained from the best available daily, weekly, or monthly data.

/b/ Average balances include nonaccrual assets.

/c/ Rates reflect interest received on nonaccrual debt-restructuring par bonds.

/d/ Rates reflect income recognized on call premiums received and unamortized discounts related to debentures called prior to maturity.
--------------------------------------------------------------------------------

Deposits

Total deposits were $160.5 billion at December 31, 1995, an increase of $6.1 billion, or 4 percent, from year-end 1994. During 1995, BAC continued to experience a shift in its funding structure. Average domestic interest-bearing deposits decreased $3.2 billion, while foreign interest-bearing deposits increased $10.4 billion. The decline in domestic interest-bearing deposits was largely reflected in money market accounts and other retail deposit categories. Funds raised through wholesale sources in the domestic and offshore markets, including foreign interest-bearing deposits replaced the decline in retail deposits and helped support balance sheet growth in 1995. Management expects this trend to continue in 1996.

     For further information related to BAC's management of assets and liabilities, as well as information on BAC's liquidity and capital, refer to the Risk Management section and Liquidity and Capital Management sections that follow on pages 27-45.

Pending Accounting Standards

In March 1995, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" (SFAS No. 121), which is effective for fiscal years beginning after December 15, 1995 and will be adopted by BAC effective January 1, 1996. BAC expects that, at adoption, SFAS No. 121 will not have a material effect on its financial position or results of operations.

     In October 1995, the FASB issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS No. 123). This Statement establishes financial accounting and reporting standards for stock-based compensation plans. SFAS No. 123 is effective for fiscal years beginning after December 15, 1995, and BAC will adopt it effective January 1, 1996. BAC expects to continue to account for stock-based employee compensation plans in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," as SFAS No. 123 permits, and to follow the pro forma net income and earnings per share disclosure requirements set forth in SFAS No. 123. BAC expects that, at adoption, SFAS No. 123 will not have an effect on its financial position or results of operations.

                                              BankAmerica Corporation 1995 / 27

--------------------------------------------------------------------------------

Off-Balance-Sheet Financial Instruments

Credit-Related Financial Instruments

BAC continually makes commitments to extend credit to a wide range of customers. Additionally, BAC issues financial guarantees and letters of credit to ensure performance of customer financial obligations. BAC generally enters into these contracts to offer short-term financing and facilitate domestic and foreign trade transactions for customers.

Foreign Exchange and Derivatives Contracts

BAC uses foreign exchange and derivatives contracts in both its trading and its asset and liability management activities. Foreign exchange and derivatives contracts include swaps, futures, forwards, and option contracts, all of which derive their value from underlying interest rates, foreign exchange rates, commodity values, or equity instruments. Certain transactions involve standardized contracts executed on organized exchanges, while others are negotiated over-the-counter (OTC), with the terms tailored to meet the needs of BAC and its customers. For a detailed discussion of these instruments and transactions, refer to Note 20 of the Notes to Consolidated Financial Statements on pages 70-76.

     BAC executes transactions to aid its customers in managing exposures to interest rates, foreign exchange rates, prices of securities, and financial or commodity indices. For example, a multinational manufacturing company may want to control the cost of purchasing raw materials in foreign currencies at a future date. BAC will transact cross currency swaps or foreign exchange contracts with the customer to meet this management objective. Counterparties to BAC's foreign exchange and derivative transactions generally include U.S. and foreign banks, nonbank financial institutions, corporations, domestic and foreign governments, and asset managers.

     BAC generates trading revenue by executing transactions to support customers' risk management needs, by efficiently managing the positions that result from these transactions, and by making markets in a wide variety of products. In its trading activities, BAC primarily employs traditional or "plain-vanilla" products such as spot and forward foreign exchange contracts, exchange-traded futures contracts, and conventional interest rate swaps, caps and floors. These instruments are designed to be used by a wide variety of market participants. Such products accounted for approximately 95 percent of all foreign exchange and derivatives contracts outstanding at December 31, 1995. The remaining 5 percent involved nontraditional products or transactions and were executed primarily to meet unique client needs. In the future, BAC plans to prudently increase its usage of nontraditional derivative financial instruments to take greater advantage of its market and industry expertise in meeting customer demand and anticipating market conditions.

     As an end-user, BAC employs foreign exchange and derivatives contracts to hedge interest rate risk in connection with its own asset and liability management activities. For a detailed discussion of BAC's hedging objectives and the strategies and financial instruments used to achieve such objectives, refer to Note 20 of the Notes to Consolidated Financial Statements on pages 70-76.

     Similar to on-balance-sheet financial instruments such as loans and investment securities, off-balance-sheet financial instruments subject BAC to various types of risk. For a discussion of these risks and how they are managed, refer to the Risk Management section below and on pages 28-42.

Risk Management

Since risk is inherent in most of BAC's business activities, risk management is integral to BAC's operations and a key determinant of its overall financial performance. BAC applies various strategies to mitigate the risks to which it is exposed; namely credit, market, liquidity, and operational and settlement risks. These strategies are discussed in the following sections.

Credit Risk Management

Overview

Credit risk is the possibility of loss in the event that a borrower or other counterparty fails to perform under the terms of a contract. The existence of credit risk indicates that not all borrowers or others who enter into credit-related contractual relationships with BAC will completely meet the terms of their agreements. Credit risk arises primarily from BAC's lending activities, as well as from transactions involving certain foreign exchange and derivatives contacts. Credit risk also includes transfer risk, which is the risk that although foreign customers possess adequate funds, their local central banks preclude them from exchanging their local currency for the foreign currency (usually U.S. dollars) with which they agreed to repay their obligations.

28 / BankAmerica Corporation 1995

--------------------------------------------------------------------------------



--------------------------------------------------------------------------------
Total Loan Outstandings by Geographic Area (Pie chart in non-EDGAR version appears here)

--------------------------------------------------------------------------------
                                                 December 31
                                             ------------------
                                               1994      1995
                                             ------------------
Southern California                            23.3%     21.4%
Northern California                            12.0%     11.1%
Other U.S.                                     23.0%     23.4%
Central California                              9.2%      8.8%
Other Western States                           18.0%     20.2%
Foreign                                        14.5%     15.1%
                                             ------------------
      Total                                   100.0%    100.0%
                                             ==================
--------------------------------------------------------------------------------

     BAC's Credit Policy Committee (CPC) oversees all credit-related activities. The CPC is responsible for establishing credit standards and guidelines that define and quantify credit risk, and for managing BAC's overall credit exposure. The CPC also oversees compliance with established credit limits and conducts reviews of industry, geographic region or country, product, and individual borrower or counterparty exposure, together with reviews of problem credits and credit losses. Managing credit risk within the guidelines established by the CPC is the responsibility of all BAC line officers involved in granting credit to customers. For these employees, the primary focus of managing credit risk is to evaluate a borrower's or counterparty's ability to repay an obligation from identified financial sources. When collateral-secured transactions are involved, the focus is to ensure that sufficient collateral is obtained at the outset of the contract and that sufficient collateral margins are maintained throughout the contract's life.

     In making credit recommendations and decisions, line officers are supported by credit specialists within BAC who have expertise in specific areas, including specialized industries, geographic regions, or types of products. The adherence of line officers to the CPC's established limits and exposure levels is monitored on an ongoing basis by BAC's credit examination officers and is ultimately overseen by senior credit management. BAC makes substantial investments in credit risk training to ensure competence among all credit officers and to better serve its customers' changing needs.

     Like the banking industry as a whole, BAC's operations are affected by certain business and economic cycles. To mitigate the potential financial impact of these cycles, the CPC monitors various external statistics and internal measures that serve as benchmarks to highlight emerging issues. Among them are a portfolio's sensitivity to interest rate changes, governmental actions such as spending cutbacks, global economic trends, and fluctuations in energy prices. Along with other economic, social, and political factors, these benchmarks are incorporated in periodic CPC reviews of industries and countries.

     BAC also manages credit risk by diversifying both on- and off-balance-sheet portfolios by industry, product, and geographic concentration. The extent of diversification of the loan portfolio is evident in the accompanying charts and tables on pages 29-32. No individual loan type exceeded 24 percent of total loans outstanding at December 31, 1995. The product diversification in BAC's off-balance-sheet portfolio is exemplified in the tables in Note 20 of the Notes to Consolidated Financial Statements on pages 70-76.

Off-Balance-Sheet Credit Risk

Foreign exchange and derivatives contracts introduce two additional elements of credit risk: closeout risk and settlement risk. Closeout risk is the possibility that a counterparty to a transaction will be unable to comply with the terms of its contract and BAC will need to replace that contract at current market value. Settlement risk occurs when BAC pays out funds or delivers assets before it receives payment from the counterparty in the transaction.

     BAC manages closeout and settlement risk by dealing with creditworthy counterparties. In evaluating creditworthiness, BAC utilizes the same policies, procedures, and internal credit risk rating system established for all on-balance-sheet credit exposures. At December 31, 1995, approximately 95 percent of the counterparties with whom BAC had credit exposure from foreign exchange and derivatives contracts had investment grade ratings.

     BAC measures both current and potential future exposure when evaluating its closeout credit risk on foreign exchange and derivative contracts. Current exposure is the amount BAC would have the right to receive if a foreign exchange or derivative contract were terminated on the date of evaluation. Potential exposure is calculated based on the estimated change in the contract's fair value over its remaining life.

     To further mitigate closeout risk, BAC obtains collateral where appropriate and makes use of master netting agreements wherever possible. Master netting agreements, such as the internationally recognized International Swap and Derivatives

                                               BankAmerica Corporation 1995 / 29

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Loan Outstandings

---------------------------------------------------------------------------------------------------------------------------
                                                                                     December 31
                                                        -------------------------------------------------------------------
(in millions)                                               1995          1994          1993          1992         1991
---------------------------------------------------------------------------------------------------------------------------

Domestic
Consumer:
  Residential first mortgages                           $ 36,572      $ 33,818      $ 30,483     $  29,306      $18,897
  Residential junior mortgages                            13,777        13,589        12,847        13,870        9,281
  Other installment                                       13,834        10,598         9,129         9,509        5,702
  Credit card                                              9,139         8,020         7,474         8,306        7,712
  Other individual lines of credit                         1,847         1,736         1,901         1,725        1,567
  Other                                                      319           403           215           260          138
                                                        -------------------------------------------------------------------
                                                          75,488        68,164        62,049        62,976       43,297
Commercial:
  Commercial and industrial                               32,745        28,814        20,486        21,632       13,831
  Loans secured by real estate                            10,975        10,277         9,251        10,123        5,366
  Construction and development loans
    secured by real estate                                 3,153         3,616         4,418         6,781        4,002
  Financial institutions                                   2,834         2,872         2,170         2,017        1,427
  Lease financing                                          1,927         1,814         1,715         1,889          779
  Agricultural                                             1,737         1,840         1,679         1,704        1,124
  Loans for purchasing or carrying securities              1,458         1,529         3,090           987          216
  Other                                                    1,574         1,623         1,478         1,360          497
                                                        -------------------------------------------------------------------
                                                          56,403        52,385        44,287        46,493       27,242
                                                        -------------------------------------------------------------------
                                                         131,891       120,549       106,336       109,469       70,539

Foreign
Commercial and industrial                                 15,003        13,496        11,448        10,338        9,538
Banks and other financial institutions                     3,386         2,516         2,279         1,855        2,080
Governments and official institutions                      1,020           896         3,429         3,513        3,557
Other                                                      4,073         3,455         3,064         1,436          920
                                                        -------------------------------------------------------------------
                                                          23,482        20,363        20,220        17,142       16,095
                                                        -------------------------------------------------------------------
      Total loans                                        155,373       140,912       126,556       126,611       86,634
Less: Allowance for credit losses                          3,554         3,690         3,508         3,921        2,420
                                                        -------------------------------------------------------------------
                                                        $151,819      $137,222      $123,048      $122,690      $84,214

---------------------------------------------------------------------------------------------------------------------------

Association (ISDA) agreement and the International Foreign Exchange Master Agreement (IFEMA), allow for the netting of a counterparty's current positive and negative closeout exposures associated with all individual transactions of that counterparty. BAC's policy is to execute legally enforceable master netting agreements with its foreign exchange and derivative customers whenever possible.

     BAC reduces settlement risk through novation netting (a mutual agreement to substitute a new contract for two or more existing contracts that are then discharged) or settlement netting arrangements (a contract to settle mutual obligations at the net value of the individual contracts), which may be included as part of a master netting agreement.

     Current credit exposure, based on current positive fair values of open contracts at December 31, 1995 and 1994, and taking into account the effect of master netting agreements and arrangements, was $8.1 billion and $6.6 billion, respectively. Had the above described netting agreements and arrangements for foreign exchange and derivative contracts not been in effect at year-end 1995 and 1994, current credit risk would have been $20.5 billion and $14.4 billion. The increase in credit risk and credit exposure between year-end 1994 and 1995 was primarily reflected in derivative financial instruments held or issued for trading purposes and was attributable to volume-related growth in interest rate derivative contracts in response to customer demand and to fluctuations in foreign exchange spot rates. Risk-mitigating netting agreements and arrangements helped to limit BAC's actual credit losses from counterparty nonperformance to $3 million in both 1995 and 1994.

Loan Portfolio Management

Total loans at December 31, 1995 increased $14.5 billion, or 10 percent, from year-end 1994. Average total loans for 1995 increased $18.5 billion over 1994, reflecting increases in both the domestic and foreign sectors.

30 / BankAmerica Corporation 1995

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Domestic Consumer Loans by Geographic Area and Loan Type as of December 31, 1995

---------------------------------------------------------------------------------------------------------------------
                     Residential   Residential
                           First        Junior     Credit    Manufactured                    Other         Total
(in millions)          Mortgages     Mortgages       Card         Housing        Auto     Consumer      Consumer
---------------------------------------------------------------------------------------------------------------------
California               $27,815       $ 9,518     $4,595          $1,074      $1,940       $2,597       $47,539
Washington                 1,646         1,574      1,325             322       1,299          402         6,568
Arizona                    1,155           782        298             164         567          161         3,127
Oregon                     1,243           474        258             123         304          144         2,546
Texas                        580           157        382             408         561          277         2,365
Other/a/                   4,133         1,272      2,281           3,985         399        1,273        13,343
                     ------------------------------------------------------------------------------------------------
                         $36,572       $13,777     $9,139          $6,076      $5,070       $4,854       $75,488

---------------------------------------------------------------------------------------------------------------------

/a/ No other state individually exceeded 2 percent of total domestic consumer loans.
--------------------------------------------------------------------------------

Domestic Consumer Loans

Domestic consumer loan outstandings at year-end 1995 increased $7.3 billion, or 11 percent, from year-end 1994, reflecting increases in most consumer loan categories. As evidenced in the table on page 29, the most significant changes were in residential first mortgages, other installment loans, and credit card loans, which grew $2.8 billion, $3.2 billion, and $1.1 billion, respectively. The increase in residential first mortgages reflected BAC's continued efforts to geographically diversify its mortgage lending activities and expand its national mortgage banking operations. In 1995, mortgage origination and servicing levels grew in most regions of the country.

     The increase in other installment loans was largely due to increases in manufactured housing and auto loans. Manufactured housing loans grew in the southern and midwestern regions primarily as a result of strong customer demand and BAC's continued expansion and marketing efforts in these regions. The growth in auto loans was primarily attributable to increases in auto leases in Southern California and loans in other western states.

     During 1995, the number of credit card accounts increased, which resulted from new co-branding relationships with selected nonfinancial institutions, and increased direct mail and branch advertising. In addition, attrition levels decreased from 1994 in response to fee waivers and BAC's launching of a new variable-rate credit card product.

     Some consumer loan categories, including residential first mortgages, credit card, and other consumer, experienced higher delinquency ratios during 1995. For further information regarding BAC's domestic consumer loan delinquencies, refer to the table at right.

Domestic Commercial Loans

Domestic commercial loan outstandings increased $4.0 billion, or 8 percent, during 1995, primarily reflecting increases of $3.9 billion and $0.7 billion in commercial and industrial loans and loans secured by real estate, respectively. These increases

--------------------------------------------------------------------------------
Domestic Consumer Loan Delinquency Information/a/

--------------------------------------------------------------------------------
                                                          December 31
                                               ---------------------------------
(dollar amounts in millions)                     1995         1994         1993
--------------------------------------------------------------------------------
Delinquent consumer loans
Residential first mortgages                    $  642         $566       $  685
Residential junior mortgages                       90           92          102
Credit card                                       190          153          179
Other                                             100           69           73
                                              ----------------------------------
                                               $1,022         $880       $1,039
Delinquent consumer loan ratios/b/
Residential first mortgages                      1.76%        1.68%        2.25%
Residential junior mortgages                     0.67         0.68         0.80
Credit card                                      2.08         1.91         2.39
Other                                            0.62         0.54         0.65
                                              ----------------------------------
                                                 1.36%        1.29%        1.67%

--------------------------------------------------------------------------------

/a/ 60 days or more past due.

/b/ Ratios represent delinquency balances expressed as a percentage of total loans for that loan category.
--------------------------------------------------------------------------------

were partially offset by a decrease of $0.5 billion in construction and development loans secured by real estate.

     The increase in commercial and industrial loans was primarily attributable to strong loan demand from large corporate and middle market borrowers in various industries, including transportation, energy, communications, utilities, wholesale manufacturing, and consumer products. In particular, BAC's loan syndication activities benefited from this demand. During 1995, BAC acted in lead agent and co-agent roles to structure loan transactions totaling approximately $300 billion, a 25 percent increase from 1994 levels. Commercial loans secured by real estate increased as a result of stronger loan demand and BAC's ability to meet this demand with its broadening commercial lending operations, particularly in the southwestern United States. The decline in construction and development loans was primarily attributable to a slowdown in such lending activities in California and the resolution of problem loans.

                                               BankAmerica Corporation 1995 / 31

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Domestic Commercial Loans Secured by Real Estate by Geographic Area and
Project Type

----------------------------------------------------------------------------------------------------------------
                                                         December 31, 1995
                           -------------------------------------------------------------------------------------
                                                  Light     Apartment &
(in millions)              Retail    Office    Industry     Condominium      Hotel        Other         Total
----------------------------------------------------------------------------------------------------------------
California                 $1,739    $1,201      $1,149          $  785       $152       $  612      $ 5,638/a/
Washington                    369       391         461             433        163          490        2,307
Nevada                        401        58          44              99         53          125          780
Arizona                       236        25          25              52          2           77          417
Oregon                         93        40          63             130         32           50          408
Other/b/                      237       527          69             170        300          122        1,425
                         ---------------------------------------------------------------------------------------
                           $3,075    $2,242      $1,811          $1,669       $702       $1,476      $10,975


                                                          December 31, 1994
                         ---------------------------------------------------------------------------------------
                                                  Light     Apartment &
(in millions)              Retail    Office    Industry     Condominium      Hotel        Other         Total
----------------------------------------------------------------------------------------------------------------
California                 $1,993    $  815      $  942          $  617       $165       $  911      $ 5,443/a/
Washington                    360       445         457             429        152          449        2,292
Nevada                        171       108          69              54        124           92          618
Oregon                         85        37          59              96         31           45          353
Arizona                       194        27          25              24          2           80          352
Other/b/                      161       451          72             131        257          147        1,219
                         ---------------------------------------------------------------------------------------
                           $2,964    $1,883      $1,624          $1,351       $731       $1,724      $10,277

----------------------------------------------------------------------------------------------------------------

/a/ Approximately 55 percent and 50 percent of domestic commercial loans secured by real estate in California at December 31, 1995 and 1994, respectively, were secured by properties in the following Southern California counties:
    Los Angeles, Orange, San Bernardino, San Diego, Riverside, and Ventura.

/b/ For each period presented, no other state individually exceeded 2 percent of total domestic loans secured by real estate.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Domestic Construction and Development Loans by Geographic Area and Project Type

-----------------------------------------------------------------------------------------------------------------------------
                                                                         December 31, 1995
                         ----------------------------------------------------------------------------------------------------
                                                                Apartment &                  Light
(in millions)              Office    Subdivision     Retail     Condominium      Hotel    Industry      Other      Total
-----------------------------------------------------------------------------------------------------------------------------
California                   $366           $342       $256            $136       $114       $  81      $  85     $1,380/a/
Washington                    138            197        105              60          7          16         65        588
Nevada                         33             51         67              32         16           8         30        237
Pennsylvania                  202             --         --              --         --          --         --        202
Arizona                         9             45         33              53          2           5         10        157
Texas                           1             18         19              72         --          --          2        112
Florida                        --              5         96               8         --          --         --        109
Georgia                        --              5         56               6          1          14         --         82
Illinois                       37             15         12              10         --          --         --         74
Other/b/                       20             29         72              53          4           8         26        212
                         ----------------------------------------------------------------------------------------------------
                             $806           $707       $716            $430       $144        $132       $218     $3,153
                                                                         December 31, 1994
                         ----------------------------------------------------------------------------------------------------
                                                                Apartment &                  Light
(in millions)              Office    Subdivision     Retail     Condominium      Hotel    Industry      Other      Total
-----------------------------------------------------------------------------------------------------------------------------
California                 $  512           $467       $252            $208       $127       $  95       $142     $1,803/a/
Washington                    211            189         84              74         27          20         48        653
Pennsylvania                  202             --         --              --         --          --         --        202
Texas                           2             23         63              37         --           1          6        132
Illinois                       39             32         47              --         --          10         --        128
Arizona                         3             37         34              18          1           2          9        104
Georgia                        15              8         48              14         --          14          3        102
Nevada                         24             14         19              19         --           3          4         83
Florida                        --             13         59               7         --          --          3         82
Other/b/                       94             21         66              52          7          14         73        327
                         ----------------------------------------------------------------------------------------------------
                           $1,102           $804       $672            $429       $162        $159       $288     $3,616
-----------------------------------------------------------------------------------------------------------------------------

/a/ Approximately 70 percent and 65 percent of domestic construction and development loans in California at December 31, 1995 and 1994, respectively, were secured by properties in the following Southern California counties:
    Los Angeles, Orange, San Bernardino, San Diego, Riverside, and Ventura.

/b/ For each period presented, no other state individually exceeded 2 percent of total domestic construction and development loans.
--------------------------------------------------------------------------------

32 / BankAmerica Corporation 1995
--------------------------------------------------------------------------------

-------------------------------------------------------------------------------
Emerging Market Exposure

-----------------------------------------------------------------------------------------------

                    ---------------------------------------------------------------------------
                                           Loans            Available-for-Sale Securities/a/
                               ------------------------     -----------------------------------
                                            Medium- and
(in millions)        Total/c/  Short-Term     Long-Term     Collateralized  Uncollateralized
-----------------------------------------------------------------------------------------------
Mexico              $2,562         $  318        $  604/d/            $306               $14
Brazil               1,318            606            13                  5                18
India                  920            134            66                 --                --
Chile                  839            280           224                 --                --
Argentina              510            165            19                 --                 2
Indonesia              460            259            15                 --                --
Venezuela              448              8            35/d/              55                --
China                  439            125            19                 --                --
Colombia               354            134           159                 --                --
Pakistan               310             44            68                 --                --
Philippines            245             78            23                 19                30
Other/e/               438             46           130                 49                --
                    ---------------------------------------------------------------------------
                    $8,843         $2,197/f/     $1,375/f/            $434/g/            $64/g/

-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------

-----------------------------------------------------------------------------------
          December 31, 1995
-----------------------------------------------------------------------------------
                      Held-to-Maturity Securities/a/             Other/b/
                    ---------------------------------   ---------------------------
                                                                     Medium- and
(in millions)       Collateralized   Uncollateralized   Short-Term     Long-Term
-----------------------------------------------------------------------------------
Mexico                      $  856               $111       $  301          $ 52
Brazil                          --                 49          627            --
India                           --                 --          720            --
Chile                           --                 --          246            89
Argentina                       --                 48          276            --
Indonesia                       --                 --          186            --
Venezuela                      302                  7           23            18
China                           --                 --          295            --
Colombia                        --                  8           53            --
Pakistan                        --                 --          198            --
Philippines                     --                 --           83            12
Other/e/                        --                 --          213            --
                    ---------------------------------------------------------------
                            $1,158/h/            $223/h/    $3,221          $171

-----------------------------------------------------------------------------------

/a/ Represents medium- and long-term exposure.

/b/ Includes the following assets, primarily in U.S. dollars, with borrowers or customers in a foreign country: accrued interest receivable, acceptances, interest-bearing deposits with other banks, trading account assets, other interest-earning investments, and other monetary assets.

/c/ Excludes local currency outstandings that were funded by local currency borrowings as follows: $56 million for Mexico, $49 million for Brazil, $266 million for India, $172 million for Chile, $6 million for Argentina, $58 million for Indonesia, $20 million for Venezuela, $81 million for Pakistan, and $41 million for the Philippines.

/d/ Mexico and Venezuela include $30 million and $4 million, respectively, of loans that are collateralized by zero-coupon U.S. Treasury securities.

/e/ No other country individually exceeded 2 percent of total emerging market exposure.

/f/ Total loans include nonaccrual loans of $28 million.

/g/ Total available-for-sale securities includes $62 million of nonaccrual debt-restructuring bonds.

/h/ Total fair value of total held-to-maturity securities was approximately $930 million.
--------------------------------------------------------------------------------

Foreign Loans

Foreign loan outstandings were $23.5 billion at December 31, 1995, up $3.1 billion from year-end 1994. This growth was mainly attributable to increases of $1.5 billion and $0.9 billion in foreign commercial and industrial loans and loans to banks and other financial institutions, respectively. Growth in these loan categories was largely due to increased loan demand in BAC's Asia operations.

Emerging Market Exposure

In connection with its efforts to maintain a diversified portfolio, BAC limits its exposure to any one country. In particular, BAC strives to monitor its exposure to economies that are considered emerging markets. As indicated in the table above, at December 31, 1995, BAC's emerging market exposure totaled $8,843 million, or 4 percent of total assets, compared to $6,677 million at year-end 1994. This exposure represents loans, restructured debt, which is included in the securities portfolios, and other monetary assets.

     Investment in emerging markets is predominantly concentrated in Latin America and in Asia. During 1996, BAC plans to continue to expand its investment in these regions. BAC's growth in these regions is expected to be primarily concentrated in the transportation and utility sectors, as developing countries in these regions focus on improving their infrastructure bases and regional trade capabilities. Since high growth in these countries is expected to be driven by foreign direct investment and the availability of funding from offshore capital markets, BAC is strategically positioned to participate in this expansion with its global presence and diverse product offerings.

------------------------------------------------------
Total Loans Outstandings by Type
(Pie chart in non-EDGAR version appears here)

------------------------------------------------------
                                      1994        1995
                                  --------------------
Domestic Consumer                    48.4%       48.6%
Domestic Commercial                  37.2%       36.3%
Foreign                              14.4%       15.1%
                                  --------------------
           Total                    100.0%      100.0%
                                  ====================
------------------------------------------------------

                                               BankAmerica Corporation 1995 / 33

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Allowance for Credit Losses

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                              Year Ended December 31
                                                                    ---------------------------------------------------------------

(in millions)                                                         1995         1994         1993           1992          1991
------------------------------------------------------------------------------------------------------------------------------------

Balance, beginning of year                                          $3,690       $3,508       $3,921         $2,420        $2,912

Credit Losses
Domestic consumer:
  Residential first mortgages                                           49           49           23             15             3
  Residential junior mortgages                                          74           88          104             38             6
  Credit card                                                          386          382          488            538           429
  Other consumer                                                       252          231          300            321           185
Domestic commercial:
  Commercial and industrial                                            139           47          230            197           179
  Loans secured by real estate                                          50           52           91             60            32
  Construction and development loans secured by real estate             36           86          291            376            86
  Financial institutions                                                 1            2           18             41             6
  Lease financing                                                        1            1            9             12             3
  Agricultural                                                           3            8            7             10             2
  Loans for purchasing or carrying securities                            5           --            2              9            --
  Other commercial                                                      --           --           --              2             1
Foreign                                                                 15           42           36            126           375
                                                                    ---------------------------------------------------------------

    Total credit losses                                              1,011          988        1,599          1,745         1,307

Credit Loss Recoveries
Domestic consumer:
  Residential first mortgages                                            1            4            1              1            --
  Residential junior mortgages                                          16           18           14              6             3
  Credit card                                                           41           54           53             48            36
  Other consumer                                                        84           87          100             86            48
Domestic commercial:
  Commercial and industrial                                             83           94          111             77            56
  Loans secured by real estate                                          16           25           34             10             5
  Construction and development loans secured by real estate             66           82           87             19             3
  Financial institutions                                                 5           16            2              1             1
  Lease financing                                                        4            6            6              9             4
  Agricultural                                                           7            8           10              6             7
  Loans for purchasing or carrying securities                           --           --           --             --            --
  Other commercial                                                      --           --           --              4             1
Foreign                                                                 99          124           66            174            54
                                                                    ---------------------------------------------------------------

    Total credit loss recoveries                                       422          518          484            441           218
                                                                    ---------------------------------------------------------------

      Total net credit losses                                          589          470        1,115          1,304         1,089
Provision for credit losses                                            440          460          803          1,009           805
Allowance related to mergers and acquisitions/a/                         3          241           12          2,782            --
Losses on the sale or swap of loans to restructuring countries          --           --           (3)           (72)         (207)
Other net additions (deductions)                                        10          (49)        (110)/b/       (914)/b/        (1)
                                                                    ---------------------------------------------------------------

      Balance, End of Year/c/                                       $3,554       $3,690       $3,508         $3,921        $2,420

------------------------------------------------------------------------------------------------------------------------------------


/a/ Represents the addition of consummation date allowances for credit losses of Arbor National Holdings, Inc. in 1995, Continental and Liberty Bank of $238 million and $3 million, respectively, in 1994, First Gibraltar in 1993, and SPC, Valley Capital Corporation, and H.F. Holdings, Inc. of $2,701 million, $63 million, and $18 million, respectively, in 1992.

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

/c/ Includes ATRR of $67 million at December 31, 1992 and $145 million at
    December 31, 1991. Due to the transfer of certain assets net of their related allowance to other assets during 1993, the allowance for credit losses did not include any ATRR subsequent to the transfer.
--------------------------------------------------------------------------------

Allowance for Credit Losses

The allowance for credit losses at December 31, 1995 was $3,554 million, or 2.29 percent of total loan outstandings, compared with $3,690 million, or 2.62 percent, at December 31, 1994. Excluding outstandings in the residential first mortgage loan portfolio and the portion of the allowance associated with these outstandings, the ratios were 2.89 percent and 3.36 percent of loans at year-end 1995 and 1994, respectively.

34 / BankAmerica Corporation 1995

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Allocation of Allowance for Credit Losses by Loan Type

-----------------------------------------------------------------------------------------------------------------------
                                                                                         December 31
-----------------------------------------------------------------------------------------------------------------------
                                           1995                  1994                 1993                 1992
                                   -------------------   -------------------  -------------------  --------------------
                                               Percent               Percent              Percent              Percent
                                               of Loan               of Loan              of Loan              of Loan
(dollar amounts in millions)       Allowance  Category   Allowance  Category  Allowance  Category  Allowance  Category
-----------------------------------------------------------------------------------------------------------------------
Domestic consumer:
  Residential first mortgages         $  115      0.31%     $   91      0.27%    $   55      0.18%    $   62      0.21%
  Residential junior mortgages           177      1.28         186      1.37        152      1.18        134      0.95
  Other consumer                         955      3.80         782      3.77        865      4.62        904      4.68
Domestic commercial:
  Commercial and industrial/a/           458      1.28         396      1.24        368      1.47        636      2.65
  Loans secured by real estate           140      1.28         166      1.62        165      1.78        232      2.29
  Construction and development
    loans secured by real estate         293      9.28         389     10.76        611     13.83        884     13.04
  Financial institutions                  10      0.37           6      0.21          8      0.38         14      0.70
  Lease financing                         48      2.51          51      2.81         48      2.81         55      2.90
  Agricultural                            35      1.99          38      2.07         39      2.30         37      2.19
Foreign                                  428      1.82         391      1.92        322      1.59        559      3.26
Unallocated                              895        --       1,194        --        875        --        404        --
                                   ------------------------------------------------------------------------------------
                                      $3,554      2.29%     $3,690      2.62%    $3,508      2.77%    $3,921      3.10%

-----------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------
                                            1991
                                   ----------------------
                                                Percent
                                                of Loan
(dollar amounts in millions)       Allowance   Category
---------------------------------------------------------
Domestic consumer:
  Residential first mortgages         $   31       0.16%
  Residential junior mortgages            34       0.37
  Other consumer                         452       3.03
Domestic commercial:
  Commercial and industrial/a/           321       2.21
  Loans secured by real estate            48       0.90
  Construction and development
    loans secured by real estate         367       9.17
  Financial institutions                  23       1.62
  Lease financing                          8       1.09
  Agricultural                            28       2.46
Foreign                                  808       5.02
Unallocated                              300         --
---------------------------------------------------------
                                      $2,420       2.79%

---------------------------------------------------------

/a/ Includes the allowance for credit losses for commercial and industrial loans, loans for purchasing or carrying securities, and other commercial loans.

--------------------------------------------------------------------------------
Composition of Allowance for Credit Losses

--------------------------------------------------------------------------------
                                                     December 31
                                   ---------------------------------------------
(in millions)                        1995     1994      1993     1992     1991
--------------------------------------------------------------------------------
Special mention
and classified:
  Historical loss
   experience component            $  506   $  516    $  475   $1,273   $  718
  Credit management
   allocated component                377      428       770      601      172
                                   ---------------------------------------------
    Total special mention
     and classified                   883      944     1,245    1,874      890

Other:
  Domestic consumer                 1,247    1,059     1,072    1,100      517
  Domestic commercial                 229      223       151      215       74
  Foreign                             300      270       165      328      639
                                   ---------------------------------------------
    Total allocated                 2,659    2,496     2,633    3,517    2,120
Unallocated                           895    1,194       875      404      300
                                   ---------------------------------------------
                                   $3,554   $3,690    $3,508   $3,921   $2,420

--------------------------------------------------------------------------------

     The table above shows the allocation of the allowance for credit losses by loan type. This allocation is based on management's judgment of potential losses in the respective loan portfolios. While management has allocated the allowance to various portfolio segments, it is general in nature and is available for the loan portfolio in its entirety.

     Management develops the allowance for credit losses using a "building block approach" for various portfolio segments. Significant loans, particularly those considered to be impaired, are individually analyzed while other loans are analyzed by portfolio segment. In establishing the allowance for the portfolio segments, credit officers include results obtained from statistical models using historical loan performance data.

     The allowance amounts are calculated, in part, based on historical loss experience. In addition, the credit officer responsible for each portfolio segment makes adjustments based on qualitative evaluations of individual classified assets, knowledge of portfolio segment conditions, and on the officer's judgment of factors that are expected to influence the future performance of the portfolio. These factors include geographic and portfolio concentrations, new products or markets, evaluations of the changes in the historical loss experience component, and projections of this component into the current and future periods based on current knowledge and conditions.

     The Composition of Allowance for Credit Losses table at left displays how the allowance for credit losses associated with special mention and classified assets is determined by combining the historical loss experience component with the credit management allocated component. The statistical model that BAC uses in calculating the historical loss experience component reflects the portfolio experience over a full economic cycle.

                                               BankAmerica Corporation 1995 / 35

--------------------------------------------------------------------------------

     After an allowance has been established for the loan portfolio segments, credit management establishes an unallocated portion of the allowance for credit losses, which is attributable to factors that cannot be associated with a specific loan or portfolio segment. These factors include general economic conditions, recognition of specific regional and international geographic concerns, and trends in portfolio growth.

     The special mention and classified amounts in the table on page 34 include all loans that have been internally risk rated as "special mention," "substandard," or "doubtful." Special mention assets are potentially weak, as the borrower has begun to exhibit deteriorating trends which, if not corrected, could jeopardize repayment of the loan and result in a "substandard" classification.

     Classified assets include those that are deemed "substandard" or "doubtful." Substandard assets have a well-defined weakness which if not corrected, jeopardizes the full satisfaction of the debt. An asset classified as "doubtful" has critical weaknesses that make full collection improbable. However, because of pending events that may work to strengthen the asset, the amount and timing of the possible loss cannot be determined. BAC's actual historical loss experience since 1991 indicates ultimate loss rates for "special mention," "substandard," and "doubtful" loans of approximately 2 percent, 6 percent, and 33 percent, respectively.

     In 1995, net credit losses were $589 million, an increase of $119 million from the amount reported in 1994. Net credit losses in the domestic consumer loan portfolio, the largest component of BAC's net credit losses, increased $32 million from the amount reported in 1994. This increase was primarily due to growth in the manufactured housing and consumer credit card portfolios and increased personal bankruptcy filings in these categories.

     Net credit losses in the domestic commercial loan portfolio amounted to $54 million in 1995, compared with net credit recoveries of $35 million in 1994. This increase in credit losses was largely associated with significant charge-offs on certain large corporate borrowers within the commercial and industrial sector and lower recoveries in the domestic commercial loan

-------------------------------------------------------------------------------
Net Credit Losses (Recoveries) as a Percentage of Average Loan Outstandings

-------------------------------------------------------------------------------
                                             Year Ended December 31
                                ------------------------------------------------
                                  1995      1994      1993      1992      1991
--------------------------------------------------------------------------------
Domestic consumer:
  Residential first mortgages     0.14      0.14      0.07      0.05      0.02
  Residential junior mortgages    0.42      0.53      0.67      0.28      0.03
  Credit card                     4.19      4.50      5.81      6.16      5.41
  Other consumer                  1.19      1.21      1.77      2.03      2.02
Domestic commercial:
  Commercial and industrial       0.18     (0.20)     0.58      0.61      0.89
  Loans secured
    by real estate                0.32      0.29      0.59      0.57      0.49
  Construction and
    development loans
    secured by real estate       (0.89)     0.10      3.57      5.32      2.08
  Financial institutions         (0.17)    (0.64)     0.80      2.18      0.30
  Lease financing                (0.16)    (0.30)     0.20      0.14     (0.15)
  Agricultural                   (0.23)       --     (0.23)     0.29     (0.46)
  Loans for purchasing or
    carrying securities           0.36        --      0.11      0.86        --
  Other commercial                  --        --        --     (0.15)       --
    Total domestic                0.54      0.50      1.09      1.37      1.13
Foreign                          (0.39)    (0.44)    (0.16)    (0.28)     1.97
    Total loans                   0.40      0.37      0.89      1.12      1.29

--------------------------------------------------------------------------------

portfolio. Partially offsetting increased credit losses in the commercial and industrial sector were recoveries on construction and development loans that resulted from the workout of problem loans.

     Net credit recoveries in the foreign loan portfolio amounted to $84 million in 1995, compared to net credit recoveries of $82 million in 1994. In 1995, BAC recognized recoveries on loans to borrowers in Brazil and Ecuador. In 1994, BAC recognized recoveries on loans to borrowers in Poland and Ecuador.

Nonperforming Assets

Total nonaccrual assets decreased $189 million, or 9 percent, between year-end 1994 and December 31, 1995. This decrease reflected improvements in most segments of the loan portfolio, particularly in construction and development loans, foreign loans, and commercial loans secured by real estate. These improvements can be primarily attributed to full or partial payments on nonaccrual loans, and to a lesser degree, the restoration of nonaccrual loans to accrual status. These decreases were partially offset by an increase in domestic nonaccrual commercial and industrial loans, which reflected the placement of various large corporate borrowers on nonaccrual status during the second half of 1995.

36 / BankAmerica Corporation 1995

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Nonaccrual Assets

-------------------------------------------------------------------------------------
                                                     December 31
                             --------------------------------------------------------
(in millions)                   1995        1994        1993        1992       1991
-------------------------------------------------------------------------------------
Domestic Loans
Consumer:
  Residential
   first mortgages            $  311      $  319      $  406      $  267     $   93
  Residential
   junior mortgages               72          56          49          55          3
  Other consumer                   2           7           4          30          1
Commercial:
  Commercial
   and industrial                544         453         457         898        675
  Loans secured
   by real estate                280         347         570         721        286
  Construction and
   development loans
   secured by real
   estate                        462         647       1,037       2,430        960
  Financial institutions          46           3          64          49         97
  Lease financing                 --           1          18           3          2
  Agricultural                    29          31          49          94         43
                             --------------------------------------------------------
                               1,746       1,864       2,654       4,547      2,160
Foreign Loans
Commercial and
   industrial                    117         157         139         314        536
Banks and other
   financial institutions         --          22          11          78        145
Governments and
   official institutions          17          24          42         175        387
Other                              8          12          40         116         75
                             --------------------------------------------------------
                                 142         215         232         683      1,143
Other interest-bearing
 assets                            3           1          --           5         46
                             --------------------------------------------------------
                              $1,891/a/   $2,080/a/   $2,886/a/b/ $5,235/b/  $3,349

-------------------------------------------------------------------------------------

/a/ Excludes certain nonaccrual debt-restructuring par bonds and other instruments that were included in available-for-sale and held-to-maturity securities of $62 million and $441 million at December 31, 1995 and 1994, respectively. Also excludes certain other nonaccrual loans and other instruments issued by various governments of $1 million, $8 million, and $196 million at December 31, 1995, 1994, and 1993, respectively, that were included in other assets at the lower of cost or fair value.

/b/ Excludes nonaccrual assets that were identified for accelerated disposition with carrying values prior to reclassification to other assets of $0.6 billion and $2.6 billion at December 31, 1993 and 1992, respectively. These non-accrual assets were included in other assets at the lower of cost or fair value. The balance at December 31, 1992 primarily represents nonaccrual assets that were acquired in the SPC merger and identified for accelerated disposition at the merger date.

---------------------------------------------------------------------------
Analysis of Change in Nonaccrual Assets

---------------------------------------------------------------------------
                                                      December 31
                                          ---------------------------------
(in millions)                                1995        1994        1993
---------------------------------------------------------------------------
Balance, beginning of year                 $2,080      $2,886      $5,235

Additions:
  Loans placed on
   nonaccrual status                        1,432       1,058       1,440
  Acquired in the
   Continental merger                          --         245          --
Deductions:
  Sales                                       (35)       (210)       (150)
  Restored to accrual status                 (399)       (616)       (988)
  Foreclosures                               (113)       (155)       (689)
  Charge-offs                                (188)       (143)       (433)
  Restructuring-country-
   related assets transferred
   to other assets                             --          --        (310)
  Other, primarily payments                  (886)       (985)     (1,219)
                                          ---------------------------------
   Balance, End of Year                    $1,891      $2,080      $2,886

---------------------------------------------------------------------------

     Loans past due 90 days or more and still accruing interest, which are generally well-secured and in the process of collection, decreased $25 million in 1995. Decreases in the commercial loan sector were primarily due to paydowns and year-end 1994 loans being restored to current status. Partially offsetting these decreases were increases in residential first mortgages and other consumer loans, which were primarily attributable to growth in these portfolios.

--------------------------------------------------------------------------
Loans Past Due 90 Days or More and Still Accruing Interest

--------------------------------------------------------------------------
                                                December 31
                                 -----------------------------------------
(in millions)                      1995    1994    1993    1992     1991
--------------------------------------------------------------------------
Domestic
Consumer:
  Residential first mortgages      $180    $133    $153    $181     $ 96
  Residential junior mortgages       12      23      23      70        6
  Other consumer                    162     136     152     219      180
Commercial:
  Commercial and industrial          20      25      20      19       26
  Loans secured by real estate        1      54     138      22       23
  Construction and
    development loans
    secured by real estate           --      38      86     117       28
  Financial institutions             16      16      --      --       --
  Lease financing                     1       1      --       1        1
  Agricultural                       --       8      --       4       --
                                 -----------------------------------------
                                    392     434     572     633      360
Foreign                              19       2       6      --        8
                                 -----------------------------------------
                                   $411    $436    $578    $633     $368

--------------------------------------------------------------------------

                                               BankAmerica Corporation 1995 / 37
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Restructured Loans

--------------------------------------------------------------------------------
                                                   December 31
                               -------------------------------------------------
(in millions)                   1995       1994       1993       1992      1991
--------------------------------------------------------------------------------
Domestic
Commercial and industrial       $ 78        $71       $ 66       $ 69       $41
Commercial loans secured
  by real estate                  18         15         21         12         6
Construction and
  development loans
  secured by real estate          15          2         10         34        20
Financial institutions            --         --         --          1         2
Lease financing                   --         --          1         --        --
Agricultural                       1          7         --         20        --
                               -------------------------------------------------
                                 112         95         98        136        69
Foreign/a/                         1          2         36         40        10
                               -------------------------------------------------
                                $113        $97       $134       $176       $79
--------------------------------------------------------------------------------

/a/ Excludes debt restructurings with countries that have experienced liquidity problems of $1.6 billion, $1.8 billion, $2.4 billion, $2.3 billion, and $2.2 billion at December 31, 1995, 1994, 1993, 1992, and 1991, respectively. Beginning in the first quarter of 1994, the majority of these instruments were classified as either available-for-sale or held-to-maturity securities. Prior to January 1, 1994, these instruments were classified as loans. For further information on these restructurings, refer to Note 7 of the Notes to Consolidated Financial Statements on pages 59-60.
--------------------------------------------------------------------------------

     BAC's nonperforming assets ratios also improved during 1995. The ratio of nonperforming assets (comprised of nonaccrual assets and OREO) to total assets declined 19 basis points from year-end 1994 to 1.03 percent at December 31, 1995. In addition, at December 31, 1995, the ratio of nonaccrual loans to total loans was 1.22 percent, down from 1.48 percent at December 31, 1994. Management expects that these measures of credit quality may not continue to improve in the future.



--------------------------------------------------------------------------------
Allowance for Credit Losses as a Percentage of Nonaccrual Assets
(Bar chart in non-EDGAR version appears here)

--------------------------------------------------------------------------------
                                               1993        1994        1995
                                             --------------------------------
Allowance for Credit Losses as Percentage      122%        177%        188%
of Nonaccrual Assets
--------------------------------------------------------------------------------

     OREO, which is recorded in other assets, primarily includes properties acquired through foreclosure or in full or partial satisfaction of loans. OREO was $492 million at December 31, 1995, down $63 million from year-end 1994. At year-end 1995 and 1994, the aggregate fair value of properties included in OREO represented approximately 123 percent and 118 percent, respectively, of their net carrying value.


--------------------------------------------------------------------------------
Nonaccrual Assets at Year End (in millions of dollars)
(Bar chart in non-EDGAR version appears here)

--------------------------------------------------------------------------------
(in millions of dollars)                       1993        1994        1995
                                             --------------------------------
Nonaccrual Assets at Year End                 2,886       2,080       1,891
--------------------------------------------------------------------------------

38 / BankAmerica Corporation 1995

--------------------------------------------------------------------------------

Cash Interest Payments on Nonaccrual Assets by Loan Type/a/

--------------------------------------------------------------------------------------------------------------
                                                                December 31, 1995
                                     -------------------------------------------------------------------------
                                     Contractual                       Cumulative   Nonaccrual       Book as a
                                       Principal    Cumulative   Interest Applied         Book   Percentage of
(dollar amounts in millions)             Balance   Charge-offs       to Principal      Balance     Contractual
--------------------------------------------------------------------------------------------------------------
Domestic
Consumer:
  Residential first mortgages             $  313          $  1               $  1      $   311             99%
  Residential junior mortgages                74             2                 --           72             97
  Other consumer                              18            13                  3            2             13
Commercial:
  Commercial and industrial                  998           354                100          544             55
  Loans secured by real estate               449           136                 33          280             62
  Construction and development
    loans secured by real estate             603           121                 20          462             77
  Financial institutions                      60            10                  4           46             78
  Agricultural                                47            12                  6           29             63
                                     -------------------------------------------------------------------------
                                           2,562           649                167        1,746             68
Foreign
Commercial and industrial                    265           127                 21          117             44
Banks and other financial
  institutions                                 5             1                  1            3             62
Governments and official
  institutions                                17            --                 --           17             98
Other                                         33            23                  2            8             22
                                     -------------------------------------------------------------------------
                                             320           151                 24          145             45
                                     -------------------------------------------------------------------------
                                          $2,882          $800               $191       $1,891             66%
--------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------
                                                        Year Ended December 31, 1995
                                         ------------------------------------------------------------
                                                                     Cash Interest
                                             Average                Payments Applied
                                          Nonaccrual       ------------------------------------
                                                Book       As Interest
(dollar amounts in millions)                 Balance            Income    Other/b/        Total
-----------------------------------------------------------------------------------------------------
Domestic
Consumer:
  Residential first mortgages                 $  311            $    9        $ --      $    9
  Residential junior mortgages                    66                 5          --           5
  Other consumer                                   4                --           1           1
Commercial:
  Commercial and industrial                      539                27          31          58
  Loans secured by real estate                   329                20          15          35
  Construction and development
    loans secured by real estate                 444                19          16          35
  Financial institutions                          14                --          --          --
  Agricultural                                    35                 5           2           7
-----------------------------------------------------------------------------------------------------
                                               1,742                85          65         150

Foreign
Commercial and industrial                        142                13           6          19
Banks and other financial
  institutions                                    10                 1           1           2
Governments and official
  institutions                                    25                 3          --           3
Other                                             10                --           1           1
-----------------------------------------------------------------------------------------------------
                                                 187                17           8          25
-----------------------------------------------------------------------------------------------------
                                              $1,929              $102         $73        $175
Cash yield on average total
  nonaccrual book balance                                                                 9.06%
-----------------------------------------------------------------------------------------------------

/a/ Includes information related to all nonaccrual loans including those that are fully charged off or otherwise have a book balance of zero.

/b/ Primarily represents cash interest payments applied to principal. Also includes cash interest payments accounted for as credit loss recoveries, which are recorded as increases to the allowance for credit losses.
--------------------------------------------------------------------------------

Market Risk Management

Overview

Market risk is the risk of loss arising from adverse changes in market rates and prices, such as interest rates (interest rate risk) and foreign currency exchange rates (foreign exchange risk). As a financial institution that engages in transactions involving derivative and other financial instruments, BAC is exposed to interest rate risk and, to a much less significant extent, foreign exchange risk. Derivative financial instruments include futures, forwards, swaps, options, and other financial instruments with similar characteristics. Other financial instruments that expose BAC to market risk include securities, loans, deposits, long-term debt, and subordinated capital notes.

     Bank of America NT&SA's (the bank) Asset, Liability, and Financial Management Committee (ALFI) has the overall responsibility for BAC's market risk management policies. The Market Risk Committee (MRC), a subcommittee of ALFI, is responsible for approving all global trading activities in all financial instruments, as well as all foreign treasury activities. It also approves market risk limits for these activities. The Auditing and Examining Committee regularly reviews the policies for establishing these limits. The members of the MRC are senior line managers who are responsible for trading and market risk management, and senior corporate officers who are responsible for accounting policy, treasury, and credit policy.

     BAC has separate and distinct mechanisms for managing the market risk associated with its trading activities and its other banking activities, as discussed below.

Trading Activities

BAC's trading activities include derivatives, foreign currency, and securities trading. These activities expose BAC to two primary types of market risk-- interest rate risk and, at a much lower level, foreign exchange risk.

     BAC manages its exposure to market risk in a variety of ways. First and foremost, the MRC establishes and monitors various limits on trading activities. These limits include product volume, gross and net position, earnings-at-risk, and profit and loss simulation limits. Product volume limits establish maximum aggregate amounts of specific categories of derivatives, foreign exchange contracts, and securities. Position limits restrict the amount of contracts by specific maturity groupings. Earnings-

                                               BankAmerica Corporation 1995 / 39

--------------------------------------------------------------------------------

at-risk (EAR) limits measure potential loss at a certain statistical confidence level. Finally, profit and loss simulation limits measure the potential loss in various segments of the trading portfolio as a result of specific and extremely adverse scenarios, without regard to the statistical probability of their occurring.

     On a day-to-day basis, BAC reduces the market risk to which it is exposed by executing offsetting transactions with other counterparties. However, BAC may also temporarily retain an open position in an effort to generate revenue by correctly anticipating future market conditions and customer demand and by taking advantage of price differentials in the various markets in which it operates. The day-to-day management of market risk takes place at a decentralized level within various BAC trading centers. Documented trading policies and procedures define acceptable boundaries within which traders can execute transactions in their assigned markets.

     BAC uses an EAR methodology to measure the overall market risk inherent in its trading activities. Under this methodology, management models historical data to statistically calculate with 97.5 percent confidence the potential loss in earnings that BAC might experience if an adverse one-day shift in market prices were to occur.

     BAC performs this EAR calculation for each major portfolio segment on a daily basis. It then calculates the combined EAR across these portfolio segments using two different sets of assumptions. The first calculation assumes that each portfolio segment experiences adverse price movements at the same time (i.e., the price movements are perfectly correlated). The second calculation assumes that these adverse price movements within the major portfolio segments do not occur at the same time (i.e., they are uncorrelated).

     During 1995 and 1994, BAC's combined EAR calculated on a perfectly correlated basis averaged $32 million and $18 million, respectively, and peaked at $41 million and $28 million. BAC's EAR calculated on an uncorrelated basis averaged $13 million and $8 million, respectively, and peaked at $18 million and $13 million. These EAR calculations include the effects of both interest rate and foreign exchange risks and are measured on a pre-tax basis. For each amount presented, management estimates that interest rate risk generally comprises at least 80 percent of the total.

     BAC's trading risk profile is exemplified in the histogram of 1995 daily trading-related revenues, which is presented at the right. During 1995, daily trading-related revenues averaged $2.9 million. The shaded band in the histogram represents a 95 percent confidence interval around the average daily revenue amount. This confidence band demonstrates BAC's success during 1995 in controlling the volatility of its daily trading activities, which was a result of its diversified approach to market risk management.


--------------------------------------------------------------------------------
Histogram of Daily Trading-Related Revenue for 1995
(Bar chart in non-EDGAR version appears here)

--------------------------------------------------------------------------------
   Daily Revenue                                              Number of Days
--------------------------------------------------------------------------------
   (in millions of dollars)
     (is less than) -6                                               0
          -6 to -5                                                   0
          -5 to -4                                                   0
          -4 to -3                                                   0
          -3 to -2                                                   4
          -2 to -1                                                   6
          -1 to  0                                                  10
           0 to  1                                                  22
           1 to  2                                                  46
           2 to  3                                                  41
           3 to  4                                                  60
           4 to  5                                                  26
           5 to  6                                                  16
           6 to  7                                                  12
           7 to  8                                                   7
           8 to  9                                                   2
           9 to 10                                                   2
     (is greater than) 10                                            0
                                                             ---------
                                                                   254
--------------------------------------------------------------------------------


Other Banking Activities

BAC's other banking activities other than trading include lending, accepting deposits, investing in securities, and issuing debt as needed to fund assets. Substantially all of the market risk that arises from these activities is interest rate risk, which BAC manages as discussed below.

Objectives and Results of Interest Rate Risk Management

BAC's governing objective in interest rate risk management is to minimize the potential for significant loss as a result of changes in interest rates. BAC measures interest rate risk in terms of potential impact on both its economic value and reported earnings. Economic value calculations measure the changes in the present value of net future cash flows. BAC measures its exposure to earnings variability by estimating the potential effect of changes in interest rates on projected net income over a three-year period.

     As discussed in the following sections, there are three sources of interest rate risk. These are gap mismatches, options mismatches, and index mismatches. To minimize exposure to declines in economic value due to gap mismatches, BAC's policy is that assets and liabilities must have approximately equal total duration. This asset and liability management policy protects against losses of economic value in the event of major upward and downward interest rate movements. BAC uses an internally developed model to translate the mismatch in each repricing period (i.e., the "gap") into a one-year mismatch with the same economic risk. For example, a six-month gap of $200 million is treated as having approximately the same economic risk as a one-year gap of $100 million. As shown in the graph on page 40, BAC's net one-year position has been essentially balanced throughout the last five years.

40 / BankAmerica Corporation 1995

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
U.S. Dollar Denominated Interest Rate Sensitivity By Repricing or Maturity Dates

------------------------------------------------------------------------------------------------------------------------------------
                                                                                  December 31, 1995
                                                    --------------------------------------------------------------------------------

(in millions)                                                    (is greater than) (is greater than)          Over
                                                    0-6 months         6-12 months         1-5 years       5 years          Total
------------------------------------------------------------------------------------------------------------------------------------

Domestic Assets
Interest-bearing deposits in banks                    $      5            $     --          $     --      $     --      $       5
Federal funds sold and securities
  purchased under resale agreements                      1,692                  --                --            --          1,692
Trading account securities                               1,092                  --                --            --          1,092
Loans:
  Prime indexed                                         18,393                  --                --            --         18,393
  Adjustable rate residential first mortgages           10,716               5,026             8,510         4,909         29,161
  Other loans, net                                      40,594               5,908            16,421         9,014         71,937
Other assets                                            23,460                 341            11,276         9,948         45,025
                                                    --------------------------------------------------------------------------------

    Domestic Assets                                     95,952              11,275            36,207        23,871        167,305
                                                    --------------------------------------------------------------------------------

Domestic Liabilities and Stockholders' Equity
Domestic deposits                                      (64,620)             (9,792)          (23,071)      (18,552)      (116,035)
Other short-term borrowings                            (10,024)               (775)               --            --        (10,799)
Long-term debt and subordinated capital notes           (7,442)               (175)           (2,242)       (5,316)       (15,175)
Other liabilities and stockholders' equity             (12,671)                102            (9,543)      (16,015)       (38,127)
                                                    --------------------------------------------------------------------------------

    Domestic Liabilities and Stockholders' Equity      (94,757)            (10,640)          (34,856)      (39,883)      (180,136)
Offshore Funding Books, net                             (1,782)                287               314         1,181             --
                                                    --------------------------------------------------------------------------------

    Core Gap before Risk Management Positions             (587)                922             1,665       (14,831)       (12,831)
                                                    --------------------------------------------------------------------------------

Interest Rate Risk Management Positions
Investment securities/a/                                 2,017               1,528             4,768         4,518         12,831
Off-balance-sheet financial instruments/b/              (6,672)                399            (2,600)        8,873             --
                                                    --------------------------------------------------------------------------------

    Total Interest Rate Risk Management Positions       (4,655)              1,927             2,168        13,391         12,831
                                                    --------------------------------------------------------------------------------

    Net Gap                                             (5,242)              2,849             3,833        (1,440)            --
                                                    --------------------------------------------------------------------------------

      Cumulative Gap                                  $ (5,242)           $ (2,393)         $  1,440      $     --      $      --
------------------------------------------------------------------------------------------------------------------------------------


/a/ Available-for-sale and held-to-maturity securities.

/b/ Represents the repricing effect of off-balance-sheet positions, which include interest rate swaps, futures contracts, and similar agreements.

--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
Net Interest Rate Risk (Plot-point graph in non-EDGAR version)

-------------------------------------------------------------------------------
(in billions of dollars)              1991     1992     1993     1994     1995
                                     ------------------------------------------
Net Interest Rate Risk               (8.1)    (6.9)      1.0    (2.8)      0
-------------------------------------------------------------------------------

Graph indicates the composite net asset(+) or net liability(-) repricing position measured across the entire maturity mismatch profile and expressed as a one-year mismatch position bearing the same aggregate level of risk.

Sources and Management of Interest Rate Risk

Gap Risk Management--Gap mismatches result from timing differences in the repricing of assets, liabilities, and off-balance-sheet instruments (e.g., loan commitments). For example, if BAC makes long-term fixed-rate loans and funds them with floating-rate deposits that reprice every six months, a gap mismatch is created. In this example, in a rising interest rate environment, BAC would be exposed to the risk of having to pay more interest on its floating-rate deposits than it would receive on its fixed-rate loans. BAC has imposed limits on the level of gap mismatches that it will retain, and uses both securities and derivatives to keep its exposure within these limits.

     The table above labeled "U.S. Dollar-Denominated Interest Rate Sensitivity By Repricing or Maturity Date" shows BAC's mismatch positions. At year-end 1995, liabilities and equity exceeded assets by nearly $15 billion in the over five-year repricing period. Risk management positions, including interest rate swaps in which BAC received fixed-rate interest payments, significantly reduced this imbalance. The negative net position in the under six-months repricing period reflects the pay-floating side of these swaps.

                                               BankAmerica Corporation 1995 / 41

--------------------------------------------------------------------------------

     BAC must make a number of estimates and assumptions to calculate its exposure to gap risk and develop the table described on page 40. For example, BAC estimates deposit maturities based on its expectations about future market interest rate movements and its customers' reactions to those movements. Similarly, adjustable-rate mortgage repricings reflect the existence of periodic interest rate caps, floors, and lifetime ceilings, as well as an estimated amount of loan prepayments. Finally, for purposes of estimating gap risk, BAC assumes that its common stock outstanding is an intermediate- to long-term source of funds.

     Overall, management measures gap risk by modeling potential changes in economic value across a range of upward and downward interest rate scenarios that encompass over 99 percent of statistically probable occurrences. This model recognizes that longer-maturity gap mismatches pose greater risk to economic value. Based on this analysis, management believes that BAC's maximum economic value exposure attributable to gap positions represented less than 1 percent of common equity at December 31, 1995.

     The near term earnings exposure to gap positions is evaluated in the context of upward and downward interest rate changes assumed to occur ratably over a twelve-month period. This calculation indicated that, as of December 31, 1995, an adverse change in interest rates of 200 basis points would have reduced forecasted annual after-tax earnings by less than 1 percent per year for each of the next three years.

Options and Index Risk Management--In addition to gap risk, two other significant sources of interest rate risk for BAC are options mismatches and index mismatches. Both of these exposures primarily arise from BAC's lending and deposit-taking activities.

     Options commonly exist in BAC's retail banking products (e.g., mortgage loans, retail deposits) and generally work to the customer's advantage. These options are often referred to as "embedded options" and examples include limits on floating-rate loan and deposit repricings (i.e., interest rate caps and floors), loan prepayment rights, and depositors' ability to withdraw certain deposits on demand.

     Index mismatches relate to floating-rate assets and floating-rate liabilities that may reprice simultaneously, but that are not tied to the same index. This risk arises from fluctuating spreads between various indices to which floating rates are tied (e.g., prime rate, commercial paper rate, London interbank offered rate (LIBOR), U.S. Treasury rate).

     BAC measures options and index risk by developing models based on actual historical patterns of changes in interest rate levels, yield curve shapes, and index spreads. Similar to the gap risk analysis, BAC must make a number of estimates and assumptions in the process. For example, risk is measured assuming existing embedded options and index mismatch positions will be open throughout the lives of the related assets and liabilities, a period that can be as long as 30 years. This is consistent with the expectation that loans and deposits will be held to maturity.

     BAC then simulates numerous scenarios using a Monte Carlo statistical process. Scenarios generated by this process cover an array of possible future rate levels, yield curve slopes, index spreads, and rates of change in these scenarios. This process includes a representative number of scenarios that diverge widely from market expectations. This process ensures that the range and probability of the potential financial effects presented by options and index positions are measured in the context of a comprehensive mix of possible future interest rate scenarios. For each simulated scenario, BAC separately models and values cash flows attributable to options and index mismatches. Risk is measured based on the deviation of individual scenario values from the average value of all scenarios.

     Based on this analysis, at year-end 1995, there was a 75 percent probability that BAC's loss of economic value would not exceed 2 percent of common equity. At 90 percent and 99 percent probability levels, the analysis indicated maximum losses of 5 percent and 9 percent, respectively, of common equity. Management believes that these losses, if realized, would be distributed over several years.

     Residual option and index risk is unavoidable because it reflects the individual decisions of many individual customers, and because the hedging products available to BAC may not wholly protect against the kinds of risk embedded in retail products. In addition, the risk measurement methodology depends on predictions of customer responses, which may not match actual customer behavior. Finally, BAC accepts a certain level of risk in situations where the hedging costs exceed the likely realized benefits.

     BAC's risk management policy only permits transactions that reduce options risk. Accordingly, BAC does not use written options (which expose an institution to unlimited loss potential), either free-standing or embedded in off-balance-sheet products, for risk management purposes. At December 31, 1995, BAC's purchased option contracts, which reduce option risk, had a gross notional value of $9.2 billion.

42 / BankAmerica Corporation 1995

--------------------------------------------------------------------------------

Liquidity Risk Management

Overview

Liquidity risk is the possibility that BAC's cash flows may not be adequate to fund operations and meet commitments on a timely and cost-effective basis. Since liquidity risk is closely linked to both credit and market risk, many of the previously discussed market risk limits, risk control mechanisms, and market and product participation limitations also apply to the monitoring and managing of liquidity risk.

     Fundamental to the management of liquidity is the coordination of relative maturities of assets and liabilities. Through BAC's ability to raise funds in money and capital markets, it can tap a broad variety of funding mechanisms, providing flexibility in managing liquidity and mitigating the potential for liquidity risk.

     ALFI determines the nature and extent of BAC's on- and off-balance-sheet activities and products. ALFI seeks to balance BAC's sources and uses of funds while minimizing market exposure. In this capacity, ALFI places limits on the level of investments in various assets and off-balance-sheet instruments, as well as on funding levels for wholesale and other deposits.

     BAC manages its liquidity at both the parent and subsidiaries levels. The parent is funded primarily by debt and equity issues, as well as by dividend and interest income from its subsidiaries. BAC may issue common stock, preferred stock, commercial paper, and senior and subordinated debt from time to time when market conditions are judged appropriate in light of funding and capital needs. For direct banking subsidiaries, the primary source of funding is domestic retail deposits. Additional funding support is available to selected banking subsidiaries through the issuance of bank notes. Subsidiary funding is also available through lines of credit between banking subsidiaries and the bank and between nonbanking subsidiaries and the parent company.

     BAC's liquid assets consist of cash and short-term borrowings due from banks, interest-bearing deposits in banks, federal funds sold, securities purchased under resale agreements, trading account assets and available-for-sale securities. Among funding sources are core deposits, capital market funds and purchased money-market liabilities. Core deposits include domestic interest- and noninterest-bearing retail deposits, which historically have been a relatively stable source of funds. Capital market funds include long-term debt, subordinated capital notes and common and preferred equity. Purchased money-market liabilities primarily include overseas time deposits, federal funds purchased, securities sold under repurchase agreements and other short-term borrowings. As discussed on page 26, BAC experienced a shift in its funding structure during 1994 and 1995. The credit ratings of BAC and its subsidiaries influence the cost and availability of funding sources.

Liquidity Review

Various factors affected BAC's liquidity during 1995 and 1994. During 1995, total loan originations and purchases exceeded principal collections, resulting in a cash outflow of $16.1 billion. Conversely, total sales, maturities, prepayments, and calls of securities exceeded total purchases, resulting in a cash inflow of $2.4 billion. In total, the above transactions resulted in a net cash outflow of $13.7 billion.

     In 1994, a net cash outflow of $3.3 billion resulted from these same activities, as total loan originations and purchases exceeded principal collections by $8.4 billion and total sales, maturities, prepayments, and calls of investment securities exceeded purchases by $5.1 billion.

     During both 1995 and 1994, BAC's liquidity was also enhanced by proceeds from sales of loans, totaling $2.0 billion and $1.5 billion, respectively. These loan sales consisted primarily of loans that were not originated or acquired with the intent to sell but were sold due to various economic factors, including significant movements in interest rates, changes in the maturity mix of BAC's assets and liabilities, liquidity demands, regulatory capital considerations, and other similar factors.

     In addition, in both 1995 and 1994, the parent paid dividends of $911 million and $819 million, respectively, to its preferred and common stockholders. For information concerning dividend and loan restrictions, refer to Note 24 of the Notes to Consolidated Financial Statements on pages 79-81.

Operational and Settlement Risk Management

Operational risk is the risk of unexpected losses attributable to human error, systems failures, fraud, or inadequate internal controls and procedures. Mitigating this risk are systems and procedures to monitor transactions and positions, documentation of transactions, regulatory compliance review, and periodic review by internal auditors. Reconciliation procedures are also in place to ensure that systems capture critical data. In addition, BAC maintains contingency systems for operations support in the event of natural disasters.

     Settlement risk is the exposure to loss arising when an institution either pays out funds or delivers assets before receiving assets or payment from its counterparty. BAC mitigates settlement risk through credit limits for each counterparty, and, wherever possible, the use of legally enforceable novation or settlement netting agreements.

                                               BankAmerica Corporation 1995 / 43

--------------------------------------------------------------------------------

Capital Management

Capital represents the stockholders' investment on which BAC strives to generate attractive returns. BAC's capital position continued to strengthen during 1995. At December 31, 1995, stockholders' equity totaled $20.2 billion, up $1.3 billion, or 7 percent, from year-end 1994. Common equity increased $1.8 billion during 1995, while preferred stock declined by approximately $0.5 billion.


--------------------------------------------------------------------------------
Common and Total Stockholders' Equity (Plot-point graph in non-EDGAR version appears here)

--------------------------------------------------------------------------------
(in billions of dollars)
                                           Total          Common
                                          -----------------------
3/31/94                                     16.9           13.9
6/30/94                                     17.1           14.1
9/30/94                                     18.9           15.6
12/31/94                                    18.9           15.8
3/31/95                                     19.2           16.2
6/30/95                                     19.6           16.9
9/30/95                                     19.9           17.2
12/31/95                                    20.2           17.6
--------------------------------------------------------------------------------


     Common equity increased $1.8 billion due to 1995 earnings net of preferred and common stock dividends. In addition, common equity increased $0.5 billion due to the following stock issuances. During the first quarter of 1995, 2.9 million shares of stock were issued in connection with the acquisition of Arbor National Holdings, Inc., and during the second quarter of 1995, 5.4 million shares of stock were issued in connection with the conversion of 99 percent of BAC's 6 1/2% Cumulative Convertible Preferred Stock, Series G to common stock. Also, valuation adjustments to net unrealized gain (loss) on available-for-sale securities resulted in a $327 million increase in common equity. These increases in common equity were offset by the common stock repurchases discussed as follows.

     In connection with its previously announced stock repurchase program, the parent repurchased 16.6 million shares of its common stock during 1995 at an average per-share price of $53.83, which reduced common equity by $894 million. These shares were repurchased on the open market over 113 trading days and represented approximately 10 percent of the total volume of BAC common stock traded on those days. For additional information regarding the stock repurchase plan, refer to Note 13 of the Notes to Consolidated Financial Statements on page 63.

     The decline in the parent's preferred stock resulted from the redemption of all outstanding shares of the 11% Cumulative Fixed Preferred Stock, Series I, on September 30, 1995, and the conversion of the 6 1/2% Cumulative Convertible Preferred Stock, Series G and redemption of the Adjustable Rate Preferred Stock, Series 1 during the second quarter of 1995. For additional information regarding these preferred stock transactions, refer to Note 15 of the Notes to Consolidated Financial Statements on pages 64-65.


--------------------------------------------------------------------------------
Dividends Declared per Common Share (Plot-point graph in non-EDGAR version)

--------------------------------------------------------------------------------
                                        1991    1992    1993    1994    1995
                                      ----------------------------------------
Dividends Declared per Common Share    $1.20   $1.30   $1.40   $1.60   $1.84
--------------------------------------------------------------------------------

     The common stock repurchases and preferred stock redemptions described above reflect BAC's strong capital position and commitment to return excess capital to its shareholders. Supported by the growth of the capital base, on February 5, 1996, BAC's Board of Directors declared an increase in the quarterly dividend on common stock from $0.46 per share to $0.54 per share. The dividend is payable on March 12, 1996 to shareholders of record on February 20, 1996. In addition, the Board authorized the redemption of all outstanding shares of the parent's 11% Cumulative Fixed Preferred Stock, Series J. This redemption will occur on March 31, 1996.

44 / BankAmerica Corporation 1995

--------------------------------------------------------------------------------
Risk-Based Capital, Risk-Weighted Assets, and Risk-Based Capital Ratios

----------------------------------------------------------------------------------------------------------------------------
                                                                                                December 31
                                                                               ---------------------------------------------
(dollar amounts in millions)                                                        1995            1994              1993
----------------------------------------------------------------------------------------------------------------------------
Risk-Based Capital
Common stockholders' equity                                                    $  17,598       $  16,149         $  14,165
Perpetual preferred stock                                                          2,623           3,068             2,979
Less: Goodwill, nongrandfathered core deposit and other identifiable
  intangibles, and other deductions/a/                                            (5,230)         (5,559)           (5,248)
                                                                               ---------------------------------------------
    Tier 1 capital                                                                14,991          13,658            11,896
Eligible portion of the allowance for credit losses                                2,566           2,366             1,993
Hybrid capital instruments                                                           214             336               568
Subordinated notes and debentures                                                  5,798           5,707             4,422
Less: Other deductions                                                              (153)           (114)              (37)
                                                                               ---------------------------------------------
    Tier 2 capital                                                                 8,425           8,295             6,946
                                                                               ---------------------------------------------
      Total Risk-Based Capital                                                 $  23,416       $  21,953         $  18,842
Risk-Weighted Assets
Balance-sheet assets:
  Trading account assets                                                       $   3,506       $   2,773         $   1,782
  Available-for-sale and held-to-maturity securities                               5,007           4,950             3,524
  Loans                                                                          132,504         120,808           107,764
  Other assets                                                                    16,725          15,924            12,866
                                                                               ---------------------------------------------
    Total balance-sheet assets                                                   157,742         144,455           125,936
Off-balance-sheet items:
  Unused commitments                                                              26,268          23,211            15,740
  Standby letters of credit                                                       12,888          12,516             8,747
  Foreign exchange and derivatives contracts                                       4,530           5,638             5,259
  Other                                                                            2,567           1,990             2,208
                                                                               ---------------------------------------------
    Total off-balance-sheet items                                                 46,253          43,355            31,954
                                                                               ---------------------------------------------
      Total Risk-Weighted Assets                                                $203,995        $187,810          $157,890
Risk-Based Capital Ratios
Tier 1 capital                                                                      7.35%           7.27%             7.53%
Tier 2 capital                                                                      4.13            4.42              4.40
                                                                               ---------------------------------------------
      Total Risk-Based Capital Ratio                                               11.48%          11.69%            11.93%
Tier 1 Leverage Ratio                                                               6.92%           6.74%             6.58%
----------------------------------------------------------------------------------------------------------------------------

/a/ Includes nongrandfathered CDI and other identifiable intangibles acquired after February 19, 1992 of $856 million and $78 million, respectively, at December 31, 1995, $937 million and $100 million, respectively, at December 31, 1994, and $1,008 million and $71 million, respectively, at December 31, 1993. Also includes $1 million, $111 million, and $158 million at December 31, 1995, 1994, and 1993, respectively, of the excess of the net book value over 90 percent of the fair value of mortgage servicing rights and credit card intangibles.
-------------------------------------------------------------------------------

     The parent and its domestic banking subsidiaries are subject to risk-based capital regulations. Bank regulatory authorities use these guidelines to evaluate capital adequacy based on an institution's asset risk profile and off-balance-sheet exposures, such as unused loan commitments, standby letters of credit, and foreign exchange and derivatives contracts.

     The Federal Reserve has established guidelines that certain banking organizations are required to maintain a minimum 8 percent total risk-based capital ratio (the ratio of total capital divided by risk-weighted assets), including a Tier 1 capital ratio of at least 4 percent. The risk-based capital rules have been further supplemented by the leverage ratio, defined as Tier 1 capital divided by average total assets, after certain adjustments.

                                               BankAmerica Corporation 1995 / 45

--------------------------------------------------------------------------------

The minimum leverage ratio is 3 percent for banking organizations that do not anticipate significant growth and have well-diversified-risk (including no undue interest rate risk exposure), excellent asset quality, high liquidity, and good earnings. Other banking organizations not in this category are expected to have ratios well above the minimums, depending on their particular condition and growth plans. Higher capital ratios could also be required if warranted by the particular circumstances or risk profile of a given banking organization. In the current regulatory environment, banking companies must stay well capitalized to receive favorable regulatory treatment of acquisition and other expansion activities and favorable risk-based deposit insurance assessments. It is BAC's policy to maintain capital ratios for both the parent and its domestic banking subsidiaries above the regulatory well-capitalized levels, which are 10 percent for the total risk-based capital ratio, 6 percent for the Tier 1 capital ratio, and 5 percent for the Tier 1 leverage ratio.


--------------------------------------------------------------------------------
Risk-Based Capital Ratios (Bar chart in non-EDGAR version appears here)

--------------------------------------------------------------------------------
                                             1993        1994        1995
                                           ------------------------------
Tier 1                                       7.5%        7.3%        7.4%
Total                                       11.9%       11.7%       11.5%
--------------------------------------------------------------------------------

     The Federal Deposit Insurance Corporation Improvement Act of 1991 requires all federal banking agencies to incorporate interest rate risk into their risk-based capital framework. Until all final interest rate risk regulations have been issued, BAC will be unable to determine the effect of such regulations on its regulatory capital ratios or those of its subsidiary banks.

     At December 31, 1995, BAC's total risk-based capital ratio decreased 21 basis points from the amount reported at year-end 1994. This decline was primarily due to an increase in total risk-weighted assets, in particular, loans and off-balance-sheet credit-related financial instruments. BAC's Tier 1 leverage ratio was 6.92 percent at December 31, 1995, up from 6.74 percent at year-end 1994.

     On an ongoing basis, BAC evaluates and modifies its mix of capital sources, including debt, equity, and off-balance-sheet financing arrangements, taking into consideration various factors. Such factors include regulatory capital targets, as well as the cost of capital, which are influenced by prevailing interest rates and credit risk. BAC's capital mix may vary from time to time in response to changes in these factors.

     To determine the level of capital appropriate to BAC's various lines of business, an economic capital framework has been developed to promote the efficient deployment of capital. This framework encompasses credit, liquidity, market, country, and operating business risks, and is a key tool utilized to ensure that capital resources are allocated to businesses in proportion to the economic risks they incur and the returns they generate.

46 / BankAmerica Corporation 1995

--------------------------------------------------------------------------------
                       Consolidated Financial Statements
--------------------------------------------------------------------------------

[Computer icons depicting the Financial Review, Consolidated Financial Statements, and Corporate Information sections of the Annual Report with the Consolidated Financial Statements icon highlighted appears here]

Report of Management

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

     Management recognizes that there are inherent limitations in the effectiveness of any internal control environment. However, management believes that, as of December 31, 1995, BAC's internal control environment, as described above, provided reasonable assurance as to the integrity and reliability of the financial statements and related financial information.

/s/ Richard M. Rosenberg

Richard M. Rosenberg
Chairman of the Board


/s/ David A. Coulter

David A. Coulter
President and Chief Executive Officer


/s/ Michael E. O'Neill

Michael E. O'Neill
Vice Chairman and Chief Financial Officer


/s/ James H. Williams

James H. Williams
Executive Vice President and Chief Accounting Officer

January 16, 1996

                                               BankAmerica Corporation 1995 / 47

--------------------------------------------------------------------------------

Report of Independent Auditors

Shareholders and Board of Directors
BankAmerica Corporation

We have audited the accompanying consolidated balance sheet of BankAmerica Corporation and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of BankAmerica Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of BankAmerica Corporation and subsidiaries as of December 31, 1995 and 1994, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

                                                /s/ Ernst & Young LLP

San Francisco, California
January 16, 1996

48 / BankAmerica Corporation 1995

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Consolidated Statement of Operations                                                     BankAmerica Corporation and Subsidiaries

                                                                                                     Year Ended December 31
                                                                                            --------------------------------------

(dollar amounts in millions, except per share data)                                            1995           1994           1993
----------------------------------------------------------------------------------------------------------------------------------
Interest Income
Loans, including fees                                                                       $12,707        $ 9,806        $ 9,463
Interest-bearing deposits in banks                                                              466            325            194
Federal funds sold                                                                               32             55             35
Securities purchased under resale agreements                                                    618            351            174
Trading account assets                                                                          741            473            372
Available-for-sale and held-to-maturity securities                                            1,276          1,374          1,389
                                                                                            --------------------------------------
    Total interest income                                                                    15,840         12,384         11,627
Interest Expense
Deposits                                                                                      4,923          3,337          2,971
Federal funds purchased                                                                         131             27             16
Securities sold under repurchase agreements                                                     581            351            158
Other short-term borrowings                                                                     630            275            201
Long-term debt                                                                                1,067            810            727
Subordinated capital notes                                                                       46             42            113
                                                                                            --------------------------------------
    Total interest expense                                                                    7,378          4,842          4,186
                                                                                            --------------------------------------
    Net interest income                                                                       8,462          7,542          7,441
Provision for credit losses                                                                     440            460            803
                                                                                            --------------------------------------
    Net interest income after provision for credit losses                                     8,022          7,082          6,638
Noninterest Income
Deposit account fees                                                                          1,303          1,201          1,198
Credit card fees                                                                                315            331            342
Trust fees                                                                                      300            285            294
Other fees and commissions                                                                    1,269          1,111          1,083
Trading income                                                                                  527            357            569
Net gain on available-for-sale securities                                                        34             24             61
Net gain on sales of assets                                                                      71            126            106
Venture capital activities                                                                      337            136            129
Other income                                                                                    390            564            479
                                                                                            --------------------------------------
    Total noninterest income                                                                  4,546          4,135          4,261
Noninterest Expense
Salaries                                                                                      3,309          2,936          2,886
Employee benefits                                                                               718            703            573
Occupancy                                                                                       738            690            684
Equipment                                                                                       663            589            610
Amortization of intangibles                                                                     428            411            421
Communications                                                                                  359            323            330
Regulatory fees and related expenses                                                            176            290            309
Other expense                                                                                 1,610          1,558          1,658
                                                                                            --------------------------------------
    Total noninterest expense                                                                 8,001          7,500          7,471
                                                                                            --------------------------------------
    Income before income taxes                                                                4,567          3,717          3,428
Provision for income taxes                                                                    1,903          1,541          1,474
                                                                                            --------------------------------------
      Net Income                                                                            $ 2,664        $ 2,176        $ 1,954
Net income applicable to common stock                                                       $ 2,437        $ 1,928        $ 1,713
Earnings per common and common equivalent share                                                6.49           5.36           4.79
Earnings per common share -- assuming full dilution                                            6.45           5.33           4.76
Dividends declared per common share                                                            1.84           1.60           1.40
----------------------------------------------------------------------------------------------------------------------------------

See notes to consolidated financial statements.
--------------------------------------------------------------------------------

                                               BankAmerica Corporation 1995 / 49
--------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------
Consolidated Balance Sheet                                              BankAmerica Corporation and Subsidiaries

                                                                                                December 31
                                                                                           ---------------------
(dollar amounts in millions)                                                                   1995        1994
----------------------------------------------------------------------------------------------------------------
Assets
Cash and due from banks                                                                    $ 14,312    $ 13,578
Interest-bearing deposits in banks                                                            5,761       6,371
Federal funds sold                                                                              721         640
Securities purchased under resale agreements                                                  4,962       5,259
Trading account assets                                                                        9,516       6,941
Available-for-sale securities                                                                12,043       9,849
Held-to-maturity securities (market value: 1995 -- $4,332; 1994 -- $7,292)                    4,656       8,167

Loans                                                                                       155,373     140,912
Less: Allowance for credit losses                                                             3,554       3,690
                                                                                           ---------------------
    Net loans                                                                               151,819     137,222
Customers' acceptance liability                                                               2,295       1,069
Accrued interest receivable                                                                   1,458       1,449
Goodwill, net                                                                                 4,192       4,296
Identifiable intangibles, net                                                                 1,806       2,149
Unrealized gains on off-balance-sheet instruments                                             7,801       6,267
Premises and equipment, net                                                                   3,985       3,955
Other assets                                                                                  7,119       8,263
                                                                                           ---------------------
      Total Assets                                                                         $232,446    $215,475
Liabilities and Stockholders' Equity
Deposits in domestic offices:
  Interest-bearing                                                                         $ 84,097    $ 90,374
  Noninterest-bearing                                                                        36,820      34,956
Deposits in foreign offices:
  Interest-bearing                                                                           37,886      27,454
  Noninterest-bearing                                                                         1,691       1,610
                                                                                           ---------------------
    Total deposits                                                                          160,494     154,394
Federal funds purchased                                                                       5,160       3,283
Securities sold under repurchase agreements                                                   6,383       5,505
Other short-term borrowings                                                                   7,627       5,053
Acceptances outstanding                                                                       2,295       1,069
Accrued interest payable                                                                        848         831
Unrealized losses on off-balance-sheet instruments                                            8,227       6,571
Other liabilities                                                                             5,862       4,450
Long-term debt                                                                               14,723      14,823
Subordinated capital notes                                                                      605         605
                                                                                           ---------------------
    Total liabilities                                                                       212,224     196,584
Stockholders' Equity
Preferred stock                                                                               2,623       3,068
Common stock, par value $1.5625 (authorized: 1995 and 1994 -- 700,000,000 shares;
  issued: 1995 -- 385,006,003 shares; 1994 -- 371,887,723 shares)                               602         581
Additional paid-in capital                                                                    8,328       7,743
Retained earnings                                                                             9,606       7,854
Net unrealized gain (loss) on available-for-sale securities                                       1        (326)
Common stock in treasury, at cost (1995 -- 17,558,801 shares; 1994 -- 705,719 shares)          (938)        (29)
                                                                                           ---------------------
    Total stockholders' equity                                                               20,222      18,891
                                                                                           ---------------------
      Total Liabilities and Stockholders' Equity                                           $232,446    $215,475
----------------------------------------------------------------------------------------------------------------

See notes to consolidated financial statements.
-------------------------------------------------------------------------------

50 / BankAmerica Corporation 1995
--------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------
Consolidated Statement of Cash Flows                                                      BankAmerica Corporation and Subsidiaries
                                                                                                     Year Ended December 31
                                                                                          ----------------------------------------
(in millions)                                                                                  1995           1994           1993
----------------------------------------------------------------------------------------------------------------------------------
Cash Flows from Operating Activities
Net income                                                                                 $  2,664       $  2,176       $  1,954
Adjustments to net income to arrive at net cash provided by operating activities:
  Provision for credit losses                                                                   440            460            803
  Net gain on sales of assets and subsidiaries and operations                                   (96)          (211)          (106)
  Net amortization of loan fees and discounts                                                  (101)          (102)          (132)
  Depreciation and amortization of premises and equipment                                       552            489            461
  Amortization of intangibles                                                                   428            411            421
  Provision for deferred income taxes                                                           268            713            964
  Change in assets and liabilities net of effects from acquisitions and pending dispositions:
    (Increase) decrease in accrued interest receivable                                           (9)          (325)            45
    Increase (decrease) in accrued interest payable                                              17            421            (18)
    Increase in trading account assets                                                       (2,685)           (35)        (3,888)
    Increase in current income taxes payable                                                    265             64            436
  Deferred fees received from lending activities                                                142            121            176
  Net cash provided (used) by loans held for sale                                              (880)           436           (250)
  Other, net                                                                                  1,730           (598)          (444)
                                                                                          ----------------------------------------
    Net cash provided by operating activities                                                 2,735          4,020            422
Cash Flows from Investing Activities
Activity in available-for-sale securities:
  Sales proceeds                                                                              2,509          3,019          2,018
  Maturities, prepayments, and calls                                                          5,722          6,481          6,526
  Purchases                                                                                  (7,416)        (5,815)        (4,694)
Activity in held-to-maturity securities:
  Maturities, prepayments, and calls                                                          2,514          2,763          5,296
  Purchases                                                                                    (976)        (1,319)        (7,052)
Proceeds from sales of loans                                                                  1,982          1,516          2,327
Purchases of loans                                                                           (1,711)          (758)          (705)
Purchases of premises and equipment                                                            (649)          (617)          (791)
Proceeds from sales of other real estate owned                                                  525            587            552
Net cash provided (used) by:
  Loan originations and principal collections                                               (14,429)        (7,602)        (1,839)
  Interest-bearing deposits in banks                                                            472         (2,576)          (806)
  Federal funds sold                                                                            (81)         1,941           (562)
  Securities purchased under resale agreements                                                  297         (1,108)          (723)
Net cash provided by acquisitions                                                                --            700            106
Proceeds from liquidations of assets identified for disposition                                  55            300          1,750
Other, net                                                                                       83           (151)           283
                                                                                          ----------------------------------------
    Net cash provided (used) by investing activities                                        (11,103)        (2,639)         1,686
Cash Flows from Financing Activities
Proceeds from issuance of long-term debt                                                      2,588          3,400          3,150
Principal payments and retirements of long-term debt and subordinated capital notes          (2,652)        (3,263)        (5,387)
Proceeds from issuance of common stock                                                          151             52            268
Preferred stock repurchased                                                                    (206)          (324)            --
Treasury stock purchased                                                                       (926)          (503)            --
Common stock dividends                                                                         (684)          (571)          (497)
Preferred stock dividends                                                                      (227)          (248)          (241)
Net cash provided (used) by:
  Deposits                                                                                    6,100            598         (4,588)
  Federal funds purchased                                                                     1,877          2,677           (197)
  Securities sold under repurchase agreements                                                   878            756          3,303
  Other short-term borrowings                                                                 2,282           (708)         1,435
Other, net                                                                                      (87)          (162)          (706)
                                                                                          ----------------------------------------
    Net cash provided (used) by financing activities                                          9,094          1,704         (3,460)
Effect of exchange rate changes on cash and due from banks                                        8             11            (14)
                                                                                          ----------------------------------------
    Net increase (decrease) in cash and due from banks                                          734          3,096         (1,366)
Cash and due from banks at beginning of year                                                 13,578         10,482         11,848
                                                                                          ----------------------------------------
      Cash and Due from Banks at End of Year                                                $14,312        $13,578        $10,482
----------------------------------------------------------------------------------------------------------------------------------

See notes to consolidated financial statements.
-------------------------------------------------------------------------------

                                               BankAmerica Corporation 1995 / 51
--------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------
Consolidated Statement of Changes in Stockholders' Equity                                 BankAmerica Corporation and Subsidiaries

                                                                                                     Year Ended December 31
                                                                                          ----------------------------------------

(in millions)                                                                                  1995           1994           1993
----------------------------------------------------------------------------------------------------------------------------------
Preferred Stock
Balance, beginning of year                                                                  $ 3,068        $ 2,979        $ 2,979
Preferred stock issued                                                                           --            389             --
Preferred stock repurchased                                                                    (197)          (300)            --
Convertible preferred stock converted to common stock                                          (248)            --             --
                                                                                          ----------------------------------------
 Balance, end of year                                                                         2,623          3,068          2,979

Common Stock
Balance, beginning of year                                                                      581            560            545
Common stock issued                                                                              21             21             15
                                                                                          ----------------------------------------
 Balance, end of year                                                                           602            581            560

Additional Paid-In Capital
Balance, beginning of year                                                                    7,743          7,118          6,690
Common stock issued                                                                             594            623            428
Preferred stock issued                                                                           --             26             --
Preferred stock repurchased                                                                      (9)           (24)            --
                                                                                          ----------------------------------------
 Balance, end of year                                                                         8,328          7,743          7,118

Retained Earnings
Balance, beginning of year                                                                    7,854          6,502          5,283
Net income                                                                                    2,664          2,176          1,954
Common stock dividends                                                                         (684)          (571)          (497)
Preferred stock dividends                                                                      (227)          (248)          (241)
Foreign currency translation adjustments,
  net of related income taxes                                                                    (1)            (5)             3
                                                                                          ----------------------------------------
 Balance, end of year                                                                         9,606          7,854          6,502

Net Unrealized Gain (Loss) on Available-for-Sale Securities
Balance, beginning of year                                                                     (326)            --             --
Effect of adoption of SFAS No. 115, net of related income taxes                                  --            (15)            --
Valuation adjustments, net of related income taxes                                              327           (311)            --
                                                                                          ----------------------------------------
 Balance, end of year                                                                             1           (326)            --

Common Stock in Treasury, at Cost
Balance, beginning of year                                                                      (29)           (15)            (9)
Treasury stock purchased                                                                       (926)          (503)            --
Treasury stock issued                                                                            29            489             --
Other                                                                                           (12)            --             (6)
                                                                                          ----------------------------------------
  Balance, end of year                                                                         (938)           (29)           (15)
                                                                                          ----------------------------------------
    Total Stockholders' Equity                                                              $20,222        $18,891        $17,144

----------------------------------------------------------------------------------------------------------------------------------

See notes to consolidated financial statements.

52 / BankAmerica Corporation 1995

--------------------------------------------------------------------------------

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

Financial Statement Presentation

The consolidated financial statements of BAC include the accounts of BankAmerica Corporation (the parent) and companies in which more than 50 percent of the voting stock is owned directly or indirectly by the parent, including Bank of America NT&SA (the bank), Bank of America Illinois, Seattle-First National Bank
(SFNB), and other banking and nonbanking subsidiaries. The revenues, expenses, assets, and liabilities of the subsidiaries are included in the respective line items in the consolidated financial statements after elimination of intercompany accounts and transactions.

     BAC's results of operations reflect the effects of the merger with Continental Bank Corporation (Continental) subsequent to its consummation on August 31, 1994.

     The consolidated statement of cash flows explains the change in cash and due from banks as disclosed in the consolidated balance sheet. The cash flows from hedging transactions are classified in the same category as the cash flows from the items being hedged.

     Certain amounts in prior periods have been reclassified to conform to the current presentation.

Use of Estimates in the Preparation of Financial Statements

The preparation of the consolidated financial statements of BAC requires management to make estimates and assumptions that affect reported amounts. These estimates are based on information available as of the date of the financial statements. Therefore, actual results could differ from those estimates.

Trading Account Assets

Trading account assets, which are generally held for the short term in anticipation of market gains and for resale, are carried at their fair value. Realized and unrealized gains and losses on trading account assets are included in trading income.

Available-for-Sale and Held-to-Maturity Securities

BAC's securities portfolios include U.S. Treasury and other government agency securities, mortgage-backed securities, state, county, municipal, and foreign government securities, equity securities and corporate debt securities.

     Effective January 1, 1994, BAC adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," (SFAS No. 115). SFAS No. 115 permits debt securities for which BAC has the positive intent and ability to hold to maturity to be classified as held-to-maturity and reported at amortized cost. Debt securities that BAC may not hold to maturity and marketable equity securities are classified as available-for-sale securities if they are not considered to be part of trading-related activities. Available-for-sale securities are reported at their fair values, with unrealized gains and losses reported on a net-of-tax basis as a separate component of stockholders' equity. Prior to the adoption of SFAS No. 115, available-for-sale securities were carried at the lower of amortized cost or market value. Prior period amounts have not been restated since SFAS No. 115 does not allow retroactive application.

     Dividend and interest income, including amortization of premiums and accretion of discounts, for both securities portfolios are included in interest income.

     Realized gains and losses generated from sales of available-for-sale securities are recorded in net gain on available-for-sale securities and are computed using the specific identification method. Any decision to sell available-for-sale securities would be based on various factors, including movements in interest rates, changes in the maturity mix of BAC's assets and liabilities, liquidity demands, regulatory capital considerations, and other similar factors.

Loans

Loans are generally carried at the principal amount outstanding net of unearned discounts. Interest income on discounted loans is generally recognized using methods that approximate the interest method, which provides a level rate of return over a loan's term.

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

                                               BankAmerica Corporation 1995 / 53

--------------------------------------------------------------------------------

     Loans are generally placed on nonaccrual status when full payment of principal or interest is in doubt, or when they are past due 90 days as to either principal or interest. The past due period for nonaccrual status is 180 days for residential real estate loans and certain consumer loans that are collateralized by junior mortgages on residential real estate. Senior management may grant a waiver from nonaccrual status if a past due loan is well secured and in the process of collection. A nonaccrual loan may be restored to accrual status when all principal and interest amounts contractually due, including arrearages, are reasonably assured of repayment within a reasonable period, and there is a sustained period of payment performance by the borrower in accordance with the contractual terms of the loan.

     When a loan is placed on nonaccrual status, interest accrued but not received is reversed against interest income. If management determines that ultimate collectibility of principal is in doubt, cash receipts on nonaccrual loans are applied to reduce the principal balance.

     BAC provides equipment financing to its customers through a variety of lease arrangements. Direct financing leases are carried at the aggregate of lease payments receivable plus estimated residual value less unearned income. Unearned income on direct financing leases is amortized over the lease terms by methods that approximate the interest method. Leveraged leases, which are a form of financing lease, are carried net of nonrecourse debt. Unearned income on leveraged leases is amortized over the lease terms by methods that approximate the interest method.

Allowance for Credit Losses

The allowance for credit losses is a reserve for estimated credit losses and other credit-related charges. Actual credit losses and other charges, net of recoveries, are deducted from the allowance for credit losses. Other charges to the allowance include amounts related to loans and loans of subsidiaries and operations that were transferred to other assets. In addition, the difference between the carrying value of restructuring country assets sold or swapped and the fair value of assets received is charged to the allowance. A provision for credit losses, which is a charge against earnings, is added to the allowance based on a quarterly assessment of the portfolio. While management has attributed reserves to various portfolio segments, the allowance is general in nature and is available for the credit portfolio in its entirety.

     Effective January 1, 1995, BAC adopted Statement of Financial Accounting Standards No. 114 , "Accounting by Creditors for Impairment of a Loan," as amended (SFAS No. 114), which requires loans to be measured for impairment using one of three methods when it is probable that all amounts, including principal and interest, will not be collected in accordance with the contractual terms of the loan agreement. The amount of impairment and any subsequent changes are recorded through the provision for credit losses as an adjustment to the allowance for credit losses. SFAS No. 114 applies to all loans, whether collateralized or uncollateralized, except for large groups of smaller-balance, homogeneous loans that are collectively evaluated for impairment (domestic consumer nonaccrual loans), loans that are measured at fair value or at the lower of cost or fair value, leases, and debt securities. In addition, BAC excludes loans to foreign governments and official institutions from the scope of SFAS No. 114, as these loans are collectively evaluated and reserves are established based upon allocated transfer risk reserve factors. Finally, loans restructured prior to the effective date of SFAS No. 114 that are performing in accordance with their restructured terms are not evaluated for impairment under SFAS No. 114.

     As required by SFAS No. 114, BAC generally measures impairment based upon the present value of a loan's expected future cash flows, except where foreclosure or liquidation is probable or when the primary source of repayment is provided by real estate collateral. In these circumstances, impairment is measured based upon the fair value of the collateral less estimated selling and disposal costs. The present value of a loan's expected future cash flows is calculated using the loan's effective interest rate based on the original contractual terms. In addition, when quoted market prices are available, impairment is based on the loan's observable market value less estimated selling and disposal costs. Generally, BAC evaluates a loan for impairment in accordance with SFAS No. 114 when it is placed on nonaccrual status and a portion is internally risk rated as substandard or doubtful. Substantially all of BAC's impaired loans are on nonaccrual status.

     The adoption of SFAS No. 114 had no impact on the overall allowance for credit losses and did not affect BAC's charge-off or income recognition policies.

Premises and Equipment

Premises, equipment, and leasehold improvements are carried at cost, less accumulated depreciation and amortization computed on a straight-line basis over the estimated useful lives of the assets or the terms of the leases. Net gains and losses on disposal or retirement of premises and equipment are included in net gain on sales of assets.

54 / BankAmerica Corporation 1995

--------------------------------------------------------------------------------

Other Real Estate Owned

Other real estate owned (OREO), which is recorded in other assets, includes properties acquired through foreclosure or in full or partial satisfaction of the related loan, as well as properties that are nonperforming acquisition, development, and construction arrangements. OREO also includes loans where BAC has obtained physical possession of the related collateral.

     OREO is carried at the lower of fair value, net of estimated selling and disposal costs, or cost. Fair value adjustments are made at the time that real estate is acquired through foreclosure or when full or partial satisfaction of the related loan is received. These fair value adjustments are treated as credit losses. Changes in estimated selling and disposal costs, routine holding costs, subsequent declines in fair values, and net gains or losses on disposal of properties classified as OREO are included in other expense as incurred.

Goodwill and Identifiable Intangibles

Goodwill represents the excess of the purchase price over the estimated fair value of identifiable net assets associated with BAC's merger and acquisition transactions. Goodwill is amortized on a straight-line basis over 25 years.

     Core deposit intangibles (CDI) represent the intangible value of depositor relationships resulting from deposit liabilities assumed in acquisitions and are amortized using an accelerated method based on the expected runoff of the related deposits. Other identifiable intangibles consist primarily of credit card intangibles (CCI), and, prior to the adoption of SFAS No. 122 as discussed below, purchased mortgage servicing rights (PMSR). CCI represents the intangible value of credit card customer relationships resulting from customer balances acquired. PMSR represented the intangible value of purchased rights to service mortgage loans. Other identifiable intangibles are amortized using accelerated methods over their estimated periods of benefit.

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

Mortgage Servicing Rights

Effective October 1, 1995, BAC adopted Statement of Financial Accounting Standards No. 122, "Accounting for Mortgage Servicing Rights" (SFAS No. 122), which amended Statement of Financial Accounting Standards No. 65, "Accounting for Certain Mortgage Banking Activities." SFAS No. 122 requires that mortgage servicing rights (MSR) be capitalized when acquired either through the purchase or origination of mortgage loans that are subsequently sold or securitized with the servicing rights retained and when the relative fair values of the loans and the related MSR can be estimated. Prior to the adoption of SFAS No. 122, BAC capitalized only PMSR.

     SFAS No. 122 requires an enterprise, on a periodic basis, to assess the capitalized MSR for impairment based on the fair value of those rights. For this analysis, SFAS No. 122 requires an entity to stratify its MSR based on one or more predominant risk characteristics and any resulting impairment is to be recognized through a valuation allowance for each impaired stratum.

     For purposes of measuring impairment, BAC stratifies its MSR by loan type, investor type, and interest rate for those rights acquired after the adoption of SFAS No. 122 and by acquisition date for those rights acquired prior to its adoption. The MSR are included in other assets and are amortized as an offset to other fees and commissions in proportion to and over the period of estimated net servicing income not to exceed 15 years. The adoption of SFAS No. 122 did not have a material effect on BAC's financial position or results of operations.

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

Offsetting of Amounts Related to Certain Contracts

Unrealized gains on forward, swap, option, and other conditional or exchange contracts are recorded as assets and unrealized losses on these contracts are recorded as liabilities for trading instruments. However, unrealized gains and losses with the same counterparty may be netted when contracts are executed under legally enforceable master netting agreements. BAC nets unrealized gains and losses on these contracts to the extent allowed.

Foreign Exchange and Derivatives Contracts

BAC uses foreign exchange and derivatives contracts in both its trading and asset and liability management activities.

                                               BankAmerica Corporation 1995 / 55

--------------------------------------------------------------------------------

Trading Activities

Interest rate derivative contracts, primarily swaps, and foreign exchange contracts, which include spot, futures, forward, swap, and option positions used in BAC's trading activities are carried at market value. The resulting realized and unrealized gains and losses are recognized in trading income.

Asset and Liability Management Activities

BAC uses various types of derivative contracts to manage interest rate and foreign currency exposures. When these instruments meet certain criteria, they qualify for hedge accounting treatment and are accounted for either on a deferral, accrual, or mark-to-market basis, depending on the nature of BAC's hedge strategy and the method used to account for the hedged item. Examples of hedge criteria include demonstrating how the hedge will reduce risk, identifying the specific asset, liability, or firm commitment being hedged, and citing the time horizon being hedged. On an ongoing basis, hedge effectiveness tests (e.g., correlation tests) must be performed to determine if an instrument meets the objectives of the hedge strategy and for hedge accounting to continue.

     Under deferral and accrual accounting, if at any time the derivative contract no longer qualifies for hedge accounting treatment, it must be marked to market on a prospective basis. Any deferred gain or loss (or unrealized gain or loss) is amortized over the original hedge period. Similarly, gains and losses on terminated hedging instruments are accounted for in this manner. If the item being hedged is sold, hedge accounting is terminated. Any deferred or unrealized amounts are treated as part of the carrying value of the item being hedged and, therefore, considered in calculating the gain or loss on the sold item. If the related derivative contract is not terminated, it must be marked to market on a prospective basis.

Deferral Accounting - BAC accounts for derivative financial instruments on a deferral basis when the market value of the hedging instrument fulfills the objectives of the hedge strategy, and the carrying value of the hedged item is other than fair value.

     Interest Rate Contracts - Under deferral accounting, for hedges of existing assets or liabilities, realized and unrealized gains and losses on the hedging instrument are recorded as an adjustment to the carrying value of the hedged item and amortized to the interest income or expense account related to the hedged item.

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

     Under accrual accounting, interest income or expense on the hedging instrument is accrued and recorded as an adjustment to the interest income or expense related to the hedged item. BAC accounts for certain interest rate swaps and purchased interest rate option contracts (caps and floors) on an accrual basis. Interest income or expense on derivative financial instruments accounted for using accrual accounting are reported in interest income-loans, interest expense-deposits, and interest expense-long-term debt.

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

     Under mark-to-market accounting, realized and unrealized gains and losses on the hedging instrument are reflected in the line items being hedged and recognized when they occur in conjunction with the gains and losses on the hedged item.

     BAC accounts for certain interest rate swaps designated as hedges of available-for-sale securities on a mark-to-market basis. The accrual of interest payable and interest receivable on these interest rate swaps are reported in interest income-available-for-sale securities. Changes in the market values of these interest rate swaps, exclusive of net interest accruals, are reported in stockholders' equity on a net-of-tax basis.

56 / BankAmerica Corporation 1995

--------------------------------------------------------------------------------

Foreign Currency Translation

Assets, liabilities, and operations of foreign branches and subsidiaries are recorded based on the functional currency of each entity. For the majority of the foreign operations, the functional currency is the local currency, in which case the assets, liabilities, and operations are translated, for consolidation purposes, at current exchange rates from the local currency to the reporting currency, the U.S. dollar. The resulting gains or losses are reported as a component of retained earnings within stockholders' equity on a net-of-tax basis. In certain other instances, including hyperinflationary economies, the functional currency used to measure the financial statements of a foreign entity is the U.S. dollar. In these instances, the resulting gains and losses are included in trading income, except for those of units in hyperinflationary economies, which are included in other income.

Provision for Income Taxes

The parent files a consolidated U.S. federal income tax return and consolidated or combined returns for certain states, including California. State, local, and foreign income tax returns are filed according to the taxable activity of each unit.

     The liability method of accounting is used for income taxes. Under the liability method, deferred tax assets and liabilities are recognized for the expected future tax consequences of existing differences between financial reporting and tax reporting bases of assets and liabilities, as well as for operating losses and tax credit carryforwards, using enacted tax laws and rates. Deferred tax expense represents the net change in the deferred tax asset or liability balance during the year. This amount, together with income taxes currently payable or refundable for the current year, represents the total income tax expense for the year.

2. Nature of Operations

BAC, through its banking and other subsidiaries, provides banking and other financial services throughout the United States and in selected international markets to consumers and business customers, including corporations, governments, and other institutions. BAC manages its operations through five major business sectors -- Consumer Banking, U.S. Corporate and International Banking, Commercial Real Estate, Middle Market Banking, and Private Banking and Investment Services, ranked, for the purpose of the following discussion, in order of their contribution to net income.

     Consumer Banking provides a full array of deposit and loan products to individuals and small businesses through branches, ATMs, phones, and other delivery channels throughout ten western states and through in-store ATMs in the Chicago metropolitan area. It also provides credit card, home mortgage, manufactured housing financing, and consumer finance products throughout the United States, and a range of consumer banking products and services in Hong Kong, India, Taiwan, Singapore, and the Philippines.

     U.S. Corporate and International Banking provides capital-raising services, trade finance, cash management, investment banking, capital markets products, and financial advisory services to large public-and private-sector institutions that are part of the global economy, through offices in 37 countries in North and South America, Asia, Europe, Africa, and the Middle East.

     The Commercial Real Estate group provides credit and other financial services to a variety of real estate market segments, including developers, investors, pension fund advisors, real estate investment trusts, and property managers. Local clients are served through offices across California and in ten other states. National clients, such as publicly traded corporations and private entities, are served through offices in California and Chicago.

     Middle-Market Banking provides a full range of financial products and services to companies with annual revenues between $5 million and $250 million. BAC serves middle-market customers throughout the West and in the Midwest.

     The Private Bank provides a broad range of banking, personal trust, and investment services to high-net-worth clients worldwide who require specialized personal services. Investment Services encompasses BAC's investment management, brokerage, and mutual fund activities. The two businesses use BAC's domestic network of branches and other delivery points, securities brokers, international offices, and correspondent banking relationships throughout the world to address the wealth management needs of their customers.

3. Merger with Continental Bank Corporation

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

     In addition, each outstanding share of Continental's Adjustable Rate Preferred Stock, Series 1 and Adjustable Rate

                                               BankAmerica Corporation 1995 / 57

--------------------------------------------------------------------------------

Cumulative Preferred Stock, Series 2 was converted upon consummation of the Continental merger, into one share of the parent's Adjustable Rate Preferred Stock, Series 1 (Preferred Stock, Series 1) and Adjustable Rate Cumulative Preferred Stock, Series 2 (Preferred Stock, Series 2), respectively, having substantially the same terms. The parent's preferred stock issued in connection with the Continental merger was valued at $415 million, based on market factors as of January 27, 1994. On December 5, 1994, the Preferred Stock, Series 2 was redeemed by the parent. On May 31, 1995, the parent redeemed its Preferred Stock, Series 1. Refer to Note 15 of the Notes to Consolidated Financial Statements on pages 64 and 65 for further information on these redemptions.

     Continental was a Delaware corporation organized in 1968 and was registered as a bank holding company under the Bank Holding Company Act of 1956, as amended, and the Illinois Bank Holding Company Act of 1957. Continental provided an extensive range of commercial banking and financial services, primarily in the Midwest, but also throughout the United States and in various overseas markets.

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

     The Unaudited Pro Forma Combined Summary of Operations is based on BAC's historical results of operations for the year ended December 31, 1994, which included com-

--------------------------------------------------------------------------------
Unaudited Pro Forma Combined Summary of Operations

-----------------------------------------------------------------------------------------
                                                                  Year Ended December 31
                                                                 ------------------------
(dollar amount in millions, except per share data)                  1994           1993
-----------------------------------------------------------------------------------------
Summary of Operations
Interest income                                                  $13,152        $12,755
Interest expense                                                   5,298          4,803
                                                                 ------------------------
  Net interest income                                              7,854          7,952
Provision for credit losses                                          520            984
                                                                 ------------------------
  Net interest income after provision
    for credit losses                                              7,334          6,968
Noninterest income                                                 4,485          4,913
Noninterest expense                                                7,951/a/       8,178
                                                                 ------------------------
  Income before income taxes                                       3,868          3,703
Provision for income taxes                                         1,606          1,587
                                                                 ------------------------
    Net Income                                                   $ 2,262        $ 2,116
Earnings per common and common
  equivalent share                                               $  5.32        $  4.84
Earnings per common and common
  equivalent share-assuming full dilution                           5.29           4.81
-----------------------------------------------------------------------------------------

/a/ Merger-related expenses, as described above, of $50 million have been eliminated from the combined historical results of operations, as these expenses do not represent ongoing expenses of BAC.

--------------------------------------------------------------------------------

bined operations from the Continental merger date forward. Accordingly, BAC's earnings for the period September 1, 1994 through December 31, 1994 included revenues and expenses related to former Continental operations, as well as the amortization of purchase accounting adjustments, such as fair value adjustments, goodwill, and identifiable intangibles.

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

58 / BankAmerica Corporation 1995

--------------------------------------------------------------------------------

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

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(in millions)                                        Primary    Fully Diluted
--------------------------------------------------------------------------------
Actual average number of common
  and common equivalent shares
  outstanding for BAC for
  the year ended December 31, 1993                        358              363
Common shares issued in connection
  with the Continental merger                              22               22
Continental's common stock
  equivalents for the year ended
  December 31, 1993                                         1                1
                                                       -------------------------
                                                          381              386
--------------------------------------------------------------------------------

4. Supplemental Disclosure of Cash Flow Information

During the years ended December 31, 1995, 1994, and 1993, BAC made interest payments on deposits and other interest-bearing liabilities of $7,361 million, $4,422 million, and $4,185 million, respectively, and made net income tax payments of $1,342 million, $785 million, and $156 million, respectively.

     During the years ended December 31, 1995, 1994, and 1993, there were foreclosures of loans with carrying values of $520 million, $493 million, and $752 million, respectively. Loans made to facilitate the sale of OREO totaled $8 million, $29 million, and $27 million during the years ended December 31, 1995, 1994, and 1993, respectively.

     During the year ended December 31, 1993, BAC securitized residential first mortgages of $132 million, and transferred them to available-for-sale securities. No residential first mortgages were securitized and transferred to available-for-sale securities during 1994 or 1995.

5. Restrictions on Cash and Due from Banks

BAC's banking subsidiaries are required to maintain reserves with the Federal Reserve Bank. Reserve requirements are based on a percentage of deposit liabilities. The average reserves required for 1995 and 1994 were $3,851 million and $4,204 million, respectively.

6. Available-For-Sale and Held-to-Maturity Securities

The following is a summary of available-for-sale and held-to-maturity securities:

-----------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------
                                             Available-for-Sale Securities
                                    -----------------------------------------------------
                                                     Gross           Gross
                                    Amortized   Unrealized      Unrealized        Fair
(in millions)                            Cost        Gains          Losses       Value
-----------------------------------------------------------------------------------------
December 31, 1995
U.S. Treasury and other
  government agency
  securities                         $ 1,775         $ 36            $  1      $ 1,810
Mortgage-backed securities             6,671           98              20        6,749
Foreign governments/a/                 2,970           18             265        2,045
Equity securities                        183          114              --          297
Corporate and other debt
  securities/a/                          443           21              --        1,142
                                    ----------------------------------------------------
                                     $12,042         $287            $286      $12,043
December 31, 1994
U.S. Treasury and other
  government agency
  securities                         $ 2,275         $ 35            $ 88      $ 2,222
Mortgage-backed securities             5,537           15             279        5,273
Foreign governments/a/                 1,747          234             503        1,478
Equity securities                        186           62              20          228
Corporate and other debt
  securities/a/                          648            9               9          648
                                    ----------------------------------------------------
                                     $10,393         $355            $899      $ 9,849
                                                  Held-to-Maturity Securities
                                    ----------------------------------------------------
                                                     Gross           Gross
                                    Amortized   Unrealized      Unrealized        Fair
(in millions)                            Cost        Gains          Losses       Value
-----------------------------------------------------------------------------------------
December 31, 1995
U.S. Treasury and other
  government agency
  securities                          $   66          $--            $ --       $   66
Mortgage-backed securities             2,481           48               2        2,527
State, county, and
  municipal securities                   467           16               4          479
Foreign governments/a/                 1,182           --             377          805
Corporate and other debt
  securities/a/                          460           15              20          455
                                    ----------------------------------------------------
                                      $4,656          $79            $403       $4,332
December 31, 1994
U.S. Treasury and other
  government agency
  securities                          $  431          $ 1            $  3       $  429
Mortgage-backed securities             4,753           19             333        4,439
State, county, and
  municipal securities                   478            4              17          465
Foreign governments/a/                 2,181            2             541        1,642
Corporate and other debt
  securities/a/                          324            2               9          317
                                    ----------------------------------------------------
                                      $8,167          $28            $903       $7,292
----------------------------------------------------------------------------------------

/a/ Securities for which no market values were available are stated at cost or appraised value as deemed appropriate by management.
--------------------------------------------------------------------------------

                                               BankAmerica Corporation 1995 / 59

--------------------------------------------------------------------------------

During the fourth quarter of 1995, the Financial Accounting Standards Board allowed financial statement preparers a one-time opportunity to reassess the classifications of securities accounted for under SFAS No. 115. As a result of this reassessment, BAC reclassified $2.1 billion of held-to-maturity securities to available-for-sale securities. In connection with this reclassification, gross unrealized gains of $28 million and gross unrealized losses of $42 million were recorded in available-for-sale securities and in stockholders' equity (on a net-of-tax basis).

     During 1994, as a result of the Continental acquisition, $2.5 billion of BAC's held-to-maturity securities were transferred to available-for-sale securities to enable BAC to maintain its pre-merger interest rate risk position. As a result of this transfer, gross unrealized losses of $145 million and gross unrealized gains of $22 million were recorded in available-for-sale securities and in stockholders' equity (on a net-of-tax basis).

     During the year ended December 31, 1995, BAC sold available-for-sale securities for aggregate proceeds of $2,509 million, resulting in gross realized gains of $268 million and gross realized losses of $234 million. During the year ended December 31, 1994, BAC sold available-for-sale securities for aggregate proceeds of $3,019 million, resulting in gross realized gains of $94 million and gross realized losses of $70 million. During the year ended December 31, 1993, BAC sold available-for-sale securities for aggregate proceeds of $2,018 million, resulting in gross realized gains of $61 million and no gross realized losses.

     The following is a summary of the contractual maturities of available-for-sale debt securities at December 31, 1995. These amounts exclude equity securities, which have no contractual maturities:

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                                   Amortized            Fair
    (in millions)                                       Cost           Value
--------------------------------------------------------------------------------
    Due in one year or less                         $ 1,734          $ 1,737
    Due after one year through five years             2,001            2,031
    Due after five years through ten years              584              532
    Due after ten years                               7,540            7,446
                                               ---------------------------------
                                                    $11,859          $11,746
--------------------------------------------------------------------------------

     The following is a summary of the contractual maturities of held-to-maturity securities at December 31, 1995:

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                                   Amortized           Fair
    (in millions)                                       Cost          Value
--------------------------------------------------------------------------------
    Due in one year or less                          $  319          $  317
    Due after one year through five years               394             403
    Due after five years through ten years              336             349
    Due after ten years                               3,607           3,263
                                               ---------------------------------
                                                     $4,656          $4,332
--------------------------------------------------------------------------------

     Issuers may have the right to call or prepay obligations with or without call or prepayment penalties. This right may cause actual maturities to differ from the contractual maturities summarized in the previous tables.

     Assets, primarily trading, available-for-sale, and held-to-maturity securities, with carrying values of $10,461 million and $11,116 million at December 31, 1995 and 1994, respectively, were pledged to collateralize U.S. government and public deposits, trust and other deposits, and repurchase agreements.

     During the year ended December 31, 1995, trading income included a net unrealized holding gain on trading securities of $37 million. During the year ended December 31, 1994, trading income included a net unrealized holding loss on trading securities of $25 million. These amounts exclude the net unrealized trading results of the parent's securities broker and dealer subsidiaries.

     In connection with the January 1, 1994 adoption of SFAS No. 115, $5.6 billion of held-to-maturity securities with a fair value of $5.7 billion were transferred to available-for-sale securities. In addition, debt restructuring par bonds and other instruments were transferred during the first quarter of 1994 from loans to available-for-sale and held-to-maturity securities with carrying values of $1.3 billion and $1.2 billion, respectively, and fair values of $1.0 billion each immediately prior to the transfer.

7. Other Debt Restructurings

Not included in restructured loans as described in Note 8 of the Notes to Consolidated Financial Statements on pages 60 and 61 were other debt restructurings totaling $1,657 million and $2,230 million at December 31, 1995 and 1994, respectively, with countries experiencing liquidity problems. These amounts include securities and loans received in connection with formal debt restructurings. Beginning in the first quarter

60 / BankAmerica Corporation 1995

--------------------------------------------------------------------------------

of 1994, the majority of these instruments were classified as either available-for-sale or held-to-maturity securities. Prior to January 1, 1994, these instruments were classified as loans.

     Included in other debt restructurings at December 31, 1995 and 1994, were $1,416 million and $1,624 million, respectively, of par bonds issued by the governments of Mexico and Venezuela in 1990, and Uruguay in 1991. The face values of these par bonds at December 31, 1995 and 1994 were $1,632 million and $2,129 million, respectively. The majority of the Mexican par bonds have a fixed annual interest rate of 6.25 percent, and the Venezuelan and Uruguayan par bonds each have fixed annual interest rates of 6.75 percent. The principal of these par bonds is collateralized by zero-coupon U.S. Treasury securities, which at maturity, will have redemption values equal to the face values of the par bonds. The market value of the par bonds totaled $1,074 million at December 31, 1995. The fair value of the U.S. Treasury securities collateralizing the principal of the par bonds totaled $395 million at December 31, 1995.

     Also included in other debt restructurings at December 31, 1994, were bonds issued by the government of Brazil with a face value of $611 million. These bonds had a carrying value and fair value of $358 million. The majority of these bonds were obtained on April 15, 1994 when BAC exchanged then-existing Brazilian medium- and long-term loans with an aggregate carrying value of $139 million and an aggregate face value of $692 million plus past due accrued interest for various bonds with a face value of $727 million. At December 31, 1994, Brazilian bonds with face values totaling $247 million were collateralized by zero-coupon U.S. Treasury securities, which at maturity, will have equivalent redemption values. At December 31, 1994, the collateral had a fair value of approximately $27 million. During 1995, these bonds were sold.

     Included in the aggregate other debt restructurings discussed above were $241 million and $248 million at December 31, 1995 and 1994, respectively, related to other restructuring transactions with borrowers in Venezuela, Poland, the Philippines, and Mexico. Interest income foregone on total other debt restructurings was not significant in 1995 or 1994.

8. Loans

Loans are presented net of unearned income of $1,068 million and $777 million at December 31, 1995 and 1994, respectively.

     The following is a summary of loans:


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                                                 December 31
                                                           ---------------------
(in millions)                                                  1995         1994
--------------------------------------------------------------------------------
Domestic
Consumer:
  Residential first mortgages                              $ 36,572     $ 33,818
  Residential junior mortgages                               13,777       13,589
  Other installment                                          13,834       10,598
  Credit card                                                 9,139        8,020
  Other individual lines of credit                            1,847        1,736
  Other                                                         319          403
                                                           ---------------------
                                                             75,488       68,164
Commercial:
  Commercial and industrial                                  32,745       28,814
  Loans secured by real estate                               10,975       10,277
  Construction and development loans
    secured by real estate                                    3,153        3,616
  Financial institutions                                      2,834        2,872
  Lease financing                                             1,927        1,814
  Agricultural                                                1,737        1,840
  Loans for purchasing or
    carrying securities                                       1,458        1,529
  Other                                                       1,574        1,623
                                                           ---------------------
                                                             56,403       52,385
                                                           ---------------------
                                                            131,891      120,549
Foreign
Commercial and industrial                                    15,003       13,496
Banks and other financial institutions                        3,386        2,516
Governments and official institutions                         1,020          896
Other                                                         4,073        3,455
                                                           ---------------------
                                                             23,482       20,363
                                                           ---------------------
                                                           $155,373     $140,912


--------------------------------------------------------------------------------

                                               BankAmerica Corporation 1995 / 61

--------------------------------------------------------------------------------

     The following is a summary of loans considered to be impaired in accordance with SFAS No. 114 and the related interest income:

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(in millions)                                             December 31, 1995
--------------------------------------------------------------------------------
Recorded investment in impaired loans not
  requiring an allowance for credit losses as
  determined in accordance with SFAS No. 114/a/                      $  610
Recorded investment in impaired loans
  requiring an allowance for credit losses as
  determined in accordance with SFAS No. 114                            763
                                                                    ------------
    Total recorded investment in impaired loans/b/                   $1,373

                                               Year Ended December 31, 1995
--------------------------------------------------------------------------------
Average recorded investment in impaired loans                        $1,361
Interest income recognized/c/                                            80
--------------------------------------------------------------------------------

/a/ These loans do not require an allowance for credit losses as measured in accordance with SFAS No. 114 since the values of the impaired loans equal or exceed the recorded investments in the loans.

/b/ These amounts were evaluated for impairment using the following measurement methods: $741 million was evaluated using the present value of the loan's expected future cash flows method and $632 million was evaluated using the fair value of the collateral.

/c/ All interest income recognized was recorded using the cash method of accounting.
--------------------------------------------------------------------------------

     Restructured loans, excluding the other debt restructurings described in
Note 7 of the Notes to Consolidated Financial Statements on pages 59 and 60, were $113 million and $97 million at December 31, 1995 and 1994, respectively. Interest income foregone on these loans was not significant in 1995 or 1994.

     Previously restructured loans of $37 million and $104 million were on nonaccrual status at December 31, 1995 and 1994, respectively.

9. Allowance for Credit Losses

The following is a summary of changes in the allowance for credit losses. This reconciliation reflects activity related to all loans. The allowance for credit losses on impaired loans as measured in accordance with SFAS No. 114 was $274 million at December 31, 1995.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                             Year Ended December 31
                                   ---------------------------------------------
(in millions)                         1995             1994            1993
--------------------------------------------------------------------------------

Balance, beginning of year          $3,690           $3,508          $3,921
Credit losses                        1,011              988           1,599
Credit loss recoveries                 422              518             484
                                   ---------------------------------------------
    Net credit losses                  589              470           1,115
Provision for credit losses            440              460             803
Allowance related to mergers
    and acquisitions/a/                  3              241              12
Other net additions (deductions)        10              (49)           (113)/b/
                                   ---------------------------------------------
      Balance, End of Year          $3,554           $3,690          $3,508
--------------------------------------------------------------------------------

/a/ Represents the addition of consummation date allowances for credit losses of Arbor National Holdings, Inc. in 1995, Continental and Liberty Bank of $238 million and $3 million, respectively, in 1994, and First Gibraltar in 1993.

/b/ Due to the transfer of certain assets net of their related allowance to other assets, the allowance for credit losses was reduced by $128 million. The amount includes $88 million of regulatory-related allocated transfer risk reserve.
--------------------------------------------------------------------------------
10. Premises and Equipment

The following is a summary of premises and equipment:

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                                             December 31
                                                    ----------------------------
(in millions)                                          1995              1994
--------------------------------------------------------------------------------
Premises, including capitalized leases               $2,919            $2,800
Equipment and furniture,
  including capitalized leases                        2,939             2,732
Leasehold improvements                                  863               795
Land                                                    452               465
                                                    ----------------------------
                                                      7,173             6,792
Less: Accumulated depreciation
  and amortization                                    3,188             2,837
                                                    ----------------------------
                                                     $3,985            $3,955
--------------------------------------------------------------------------------

     Depreciation and amortization expense for the years ended December 31, 1995, 1994, and 1993 was $552 million, $489 million, and $461 million, respectively.

62 / BankAmerica Corporation 1995

--------------------------------------------------------------------------------

11. Long-Term Debt

BAC's fixed-rate long-term debt of $8,182 million at December 31, 1995 matures through 2015. At December 31, 1995 and 1994, the interest rates on fixed-rate long-term debt ranged from 4.55% to 11.50% and from 4.55% to 14.25%, respectively. These obligations were denominated primarily in U.S. dollars. BAC has entered into off-balance-sheet financial instruments, primarily interest rate swaps, with notional amounts of approximately $3 billion at December 31, 1995, to change its interest rate exposure from fixed to floating rate. At December 31, 1995 and 1994, the weighted average interest rates on fixed-rate long-term debt, including the effects of interest rate swaps, were 7.69% and 8.00%, respectively.

     BAC's floating-rate long-term debt of $6,541 million at December 31, 1995 matures through 2004. The majority of the floating rates are based on three- and six-month London Interbank Offer Rate (LIBOR). At December 31, 1995 and 1994, the interest rates on floating-rate long-term debt ranged from 5.37% to 7.80% and from 4.79% to 7.17%, respectively. These obligations were denominated primarily in U.S. dollars. BAC has entered into off-balance-sheet financial instruments, primarily futures, with notional amounts of approximately $4 billion at December 31, 1995, to reduce the interest rate risk by shortening the repricing profile on floating-rate debt that reprices within one year. At December 31, 1995 and 1994, the weighted average interest rates on floating-rate long-term debt were 6.10% and 6.27%, respectively. The effect of futures on floating rate long-term debt interest rates was not material.

     At December 31, 1995 and 1994, $37 million and $93 million, respectively, of subsidiary long-term debt was guaranteed by the parent.

     At December 31, 1995 and 1994, $4,304 million and $3,801 million, respectively, of long-term debt was redeemable at par at the option of the parent on dates ranging from March 15, 1996 through June 21, 2000.

     At December 31, 1995, BAC had $2.0 billion available under a long-term line of credit that expires in 1999.

     The following is a summary of long-term debt (original maturities of more than one year)/a/:

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                                   December 31
                            ----------------------------------------------------
                                              1995                        1994
                            ----------------------------------------------------
                                Various        Various
                             Fixed-Rate  Floating-Rate
                                   Debt           Debt
(in millions)               Obligations    Obligations      Total        Total
--------------------------------------------------------------------------------
The parent
Senior Debt:
  Due in 1995                    $   --        $   --     $    --      $ 1,769
  Due in 1996                       801           211       1,012        1,489
  Due in 1997                     1,019           945       1,964        2,100
  Due in 1998                       268         1,190       1,458        1,369
  Due in 1999                       215         1,490       1,705        1,704
  Due in 2000                        16         1,415       1,431          166
  Thereafter                        308           325         633          158
                            ----------------------------------------------------
                                  2,627         5,576       8,203        8,755
Subordinated Debt:
  Due in 1998                        52            70         122          122
  Due in 2000                       409            --         409          411
  Thereafter                      4,585           378       4,963        4,741
                            ----------------------------------------------------
                                  5,046           448       5,494        5,274
                            ----------------------------------------------------
    Total parent                  7,673         6,024      13,697       14,029
Subsidiaries
Senior Debt:
  Due in 1995                        --            --          --           92
  Due in 1996                         3           367         370           75
  Due in 1997                        23            66          89           89
  Due in 1998                         1             6           7            1
  Due in 1999                        --            39          39           39
  Due in 2000                        --            39          39           --
  Thereafter                         20            --          20           27
                            ----------------------------------------------------
                                     47           517         564          323
Subordinated Debt:
  Due in 1995                        --            --          --            9
  Due in 1996                        10            --          10            9
  Due in 1997                        10            --          10           10
  Due in 1998                        11            --          11           11
  Due in 1999                        12            --          12           12
  Due in 2000                        13            --          13           13
  Thereafter                        406            --         406          407
                            ----------------------------------------------------
                                    462            --         462          471
                            ----------------------------------------------------
    Total subsidiaries              509           517       1,026          794
                            ----------------------------------------------------
                                 $8,182        $6,541     $14,723      $14,823
--------------------------------------------------------------------------------

/a/ Maturity distribution is based upon contractual maturities or earlier dates due to call notices issued.
--------------------------------------------------------------------------------

                                               BankAmerica Corporation 1995 / 63

--------------------------------------------------------------------------------

12. Subordinated Capital Notes

The following is a summary of subordinated capital notes recorded by the parent/a/:

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                                              December 31
                                                        ------------------------
(in millions)                                            1995            1994
--------------------------------------------------------------------------------
Floating Rate Notes due 1996                             $248            $246
9.75% Notes Due 1999                                      258             261
Auction Rate Notes due 1999                                99              98
                                                        ------------------------
                                                         $605            $605
--------------------------------------------------------------------------------

/a/ These notes are subordinate to senior indebtedness of the parent and qualify as Tier 2 risk-based capital under Federal Reserve Board guidelines for assessing capital adequacy.
--------------------------------------------------------------------------------

     The Floating Rate Notes have interest rates that approximate LIBOR and are subject to a minimum interest rate of 5.25%.

     Effective May 18, 1993, the Auction Rate Notes bear interest as follows:
$68 million bears interest at a fixed rate of 4.99% per annum, while the remaining $31 million bears interest at a floating rate of 0.50% over LIBOR per annum through May 17, 1996. Thereafter, the Auction Rate Notes bear interest, at the election of the holders, as to the final three-year period at either a fixed rate determined by auction or a floating rate of 0.50% over LIBOR per annum.

     At the option of the parent, the Floating Rate Notes and the Auction Rate Notes may be exchanged for common stock, perpetual preferred stock, or other capital securities acceptable to the Federal Reserve Board having a market price equal to the principal amount of the notes or, under certain circumstances, may be redeemed in whole or in part for cash. As of December 31, 1995, proceeds from issuances of common and preferred stock of $600 million have been dedicated to fully retire or redeem subordinated capital notes.

13. Stock Repurchase Program

During the first quarter of 1995, BAC's Board of Directors authorized a stock repurchase program. This program enables the parent to buy back approximately $1.9 billion of its common stock, $800 million of which may be repurchased in one or more transactions by the end of 1996. During each quarter of 1995, 1996, and 1997, the parent may also purchase additional amounts of common stock up to the level of amortization of goodwill and core deposit intangibles for that quarter (currently approximately $85 million per quarter) plus any unused amounts from the previous four quarters. During the year ended December 31, 1995, the parent repurchased 16.6 million shares of its common stock in connection with this program at an average per-share price of $53.83, which reduced stockholders' equity by $894 million.

     In addition, this program authorized the parent to buy back or redeem approximately $500 million of its preferred stock by the end of 1996. During the fourth quarter of 1995, BAC's Board of Directors modified the stock repurchase program by authorizing a $250 million increase in the total amount of BAC's outstanding preferred stock that may be repurchased or redeemed through the end of 1996. During the year ended December 31, 1995, the parent repurchased and redeemed preferred stock in connection with this program, reducing stockholders' equity by $206 million.

64 / BankAmerica Corporation 1995

--------------------------------------------------------------------------------

14. Preferred Share Purchase Rights and Common Stock Warrants

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

     At December 31, 1995 and 1994, common stock warrants outstanding totaled 99,053 and 449,506, respectively. These warrants give the holder the right to purchase shares of common stock of the parent at a price of $17.50 per share, subject to adjustment in certain events, until expiration on October 22, 1997.

15. Preferred Stock

The parent is authorized to issue, in one or more series, 70,000,000 shares of preferred stock. The parent's outstanding preferred shares are nonvoting except in certain limited circumstances. Dividends are cumulative and are payable quarterly on February 28, May 31, August 31, and November 30, except for the 11% Preferred Stock, Series J, whose dividends are payable quarterly on March 31, June 30, September 30, and December 31. The shares are redeemable at the option of the parent during the redemption period and at the redemption price per share noted in the following table plus accrued and unpaid dividends to the redemption date. Holders of the preferred shares have dividend and liquidation preferences senior to those of holders of the parent's common stock.

     On September 30, 1995, the parent redeemed all 200,000 outstanding shares of its 11% Preferred Stock, Series I. On May 31, 1995, the parent redeemed all 1,788,000 shares of its Adjustable Rate Preferred Stock, Series 1. During May 1995, the parent redeemed or converted all of the outstanding shares of its 6 1/2% Cumulative Convertible Preferred Stock, Series G. The terms of these redemptions are summarized in the table on the next page.

                                               BankAmerica Corporation 1995 / 65

--------------------------------------------------------------------------------

        The following is a summary of preferred stock:

-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
                                                     Shares                  Dividend
                                 Shares      Outstanding at   Stated Value  Per Share                            Redemption Price
Preferred Stock Series           Issued   December 31, 1995      Per Share  Per Annum     Redemption Period             Per Share
-----------------------------------------------------------------------------------------------------------------------------------

Cumulative Adjustable:
  Series A                    5,178,000           5,178,000         $50.00      $3.25/a/  On or after 11/30/87             $50.00
  Series B                    3,546,100           3,546,100         100.00       6.00/b/  On or after  2/28/88             100.00
  Series 1                    1,788,000                  --          50.00       3.75/c/  Redeemed     5/31/95              50.00
  Series 2                    3,000,000/d/               --         100.00       9.00/e/  Redeemed    12/05/94             108.00

Cumulative Fixed:
  9 5/8% Series F             7,250,000           7,250,000          25.00       2.41     On or after  4/16/96              25.00
  9%     Series H            11,250,000          11,250,000          25.00       2.25     On or after  1/15/97              25.00
  11%    Series I               200,000/f/               --         500.00      55.00     Redeemed     9/30/95             527.50
  11%    Series J               400,000/f/          400,000/f/      500.00      55.00     On or after  3/31/96/g/             /g/
  8 3/8% Series K            14,600,000          14,600,000          25.00       2.09     On or after  2/15/97              25.00
  8.16%  Series L               800,000/f/          798,020/f/      500.00      40.80     On or after  7/13/97             500.00
  7 7/8% Series M               700,000/f/          696,847/f/      500.00      39.38     On or after  9/30/97             500.00
  8 1/2% Series N               475,000/f/          469,273/f/      500.00      42.50     On or after 12/15/97             500.00

Cumulative Convertible Fixed:
  6 1/2% Series G/h/          5,000,000                  --          50.00       3.25     Redeemed or converted/i/          51.95
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

/c/ For the Adjustable Rate Preferred Stock, Series 1, the dividend was adjustable quarterly, and was 1.0% lower than the highest of three U.S. Treasury rates, but was no lower than 7.5% and no greater than 13.5% per annum.

/d/ 3,000,000 shares, represented by 12,000,000 depositary shares, each corresponding to a one-fourth interest in a share of Preferred Stock, were issued and redeemed in 1994.

/e/ For the Adjustable Rate Cumulative Preferred Stock, Series 2, the dividend was adjustable quarterly, and was 1.1% higher than the highest of three U.S. Treasury rates, but was no lower than 9% and no greater than 15.75% per annum.

/f/ Represented by depositary shares, each corresponding to a one-twentieth interest in a share of Preferred Stock.

/g/ The preferred shares may be redeemed on or after March 31, 1996 and prior to March 31, 1997 at $527.50 per share (equivalent to $26.375 per depositary share), and thereafter at prices declining to $500.00 per share (equivalent to $25.00 per depositary share) on March 31, 2001 and thereafter.

/h/ The shares were convertible into common stock at any time, unless they had been previously redeemed, at a conversion price of $45.60 per common share, subject to adjustment under certain conditions.

/i/ On May 31, 1995, the parent redeemed all of the then-unconverted outstanding shares of its 6 1/2% Cumulative Convertible Preferred Stock, Series G. On or prior to the redemption date, 4,966,246 shares of the 4,998,357 outstanding shares were converted to 5,445,439 shares of common stock. The remaining 32,111 shares were redeemed by the parent on May 31, 1995.
--------------------------------------------------------------------------------

16. Lease Commitments

BAC leases certain premises and equipment under noncancelable agreements expiring between the years 1996 and 2069.

     The following is a summary of future minimum rental commitments for noncancelable leases at December 31, 1995, which have not been reduced by minimum sublease rental income of $13 million for capital leases and $64 million for operating leases:

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                                       Capital      Operating
(in millions)                                           Leases         Leases
--------------------------------------------------------------------------------
1996                                                     $ 23          $  293
1997                                                       23             253
1998                                                       23             237
1999                                                       23             215
2000                                                       20             212
Thereafter                                                 51           1,417
                                                       -------------------------
  Total minimum lease payments                           $163          $2,627

Amount representing interest                              (42)
                                                       --------
  Present Value of Net Minimum Lease Payments            $121
--------------------------------------------------------------------------------

     Total rental expense was $359 million in 1995, $327 million in 1994, and $336 million in 1993.

66 / BankAmerica Corporation 1995

--------------------------------------------------------------------------------

17. Income Taxes

The significant components of the provision for income taxes are as follows:

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                                    Year Ended December 31
                                               --------------------------------
(in millions)                                     1995       1994       1993
-------------------------------------------------------------------------------
Provision for (Benefit from)
 Income Taxes
Current:
 Federal                                        $1,091     $  559     $  269
 State and local                                   305        140         93
 Foreign                                           239        129        148
                                                ----------------------------
                                                 1,635        828        510
Deferred:
 Federal                                           268        567        754
 State and local                                    29        137        212
 Foreign                                           (29)         9         (2)
                                                ----------------------------
                                                   268        713        964
                                                ----------------------------
                                                $1,903     $1,541     $1,474
--------------------------------------------------------------------------------

     The significant components of deferred income tax assets and liabilities at December 31, 1995 and 1994 are as follows:

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                                                 December 31
                                                           ---------------------
(in millions)                                                 1995        1994
--------------------------------------------------------------------------------
Deferred Income Tax Assets
 Allowance for credit losses                               $ 1,554     $ 1,570
 Accrued expenses                                              155         255
 Other real estate owned                                        52          88
 Tax carryovers/a/                                             180         359
 Other                                                         510         379
 Valuation allowance for deferred
  income tax assets/a/                                        (124)       (124)
                                                           -------------------
    Total deferred income tax assets                         2,327       2,527
Deferred Income Tax Liabilities
 Lease financing                                            (1,365)     (1,229)
 Identifiable intangible assets                               (575)       (607)
 Securities valuation                                         (425)       (352)
 Employee benefit plans                                        (59)        (90)
 Accumulated tax depreciation in excess of
  book depreciation                                           (237)       (209)
 Deferred gains and installment sales                         (155)       (128)
 Other                                                        (134)        (46)
                                                           -------------------
   Total deferred income tax liabilities                    (2,950)     (2,661)
                                                           -------------------
    Net Deferred Income Tax Liabilities                    $  (623)    $  (134)
--------------------------------------------------------------------------------

/a/ The valuation allowance for deferred income tax assets relates primarily to net operating loss carryovers of foreign subsidiaries and pre-acquisition tax carryovers associated with the Security Pacific Corporation and Continental mergers. Utilization of these carryovers is subject to various limitations. The valuation allowance was established because BAC may not realize all of the tax benefit of these carryovers as a result of the limitations. If BAC determines that it will realize the pre-acquisition carryover tax benefits in the future, the corresponding reduction in the valuation allowance will decrease goodwill instead of tax expense.
--------------------------------------------------------------------------------

     Management believes that BAC will fully realize its total deferred income tax assets as of December 31, 1995 based upon BAC's recoverable taxes from prior carryback years, its total deferred income tax liabilities, and its current level of operating income.

     The reconciliation of the provision for income taxes computed at the U.S. statutory income tax rate to pre-tax income is as follows:

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                                       Year Ended December 31
                                                     ---------------------------
                                                     1995       1994       1993
--------------------------------------------------------------------------------
Federal statutory income tax rate                      35%        35%        35%
State and local income taxes,
  net of federal tax effect                             5          5          6
Effect of purchase accounting for
  the Security Pacific Corporation merger               1          2          3
Other, net                                              1         (1)        (1)
                                                     ---------------------------
    Effective Tax Rate                                 42%        41%        43%

--------------------------------------------------------------------------------

     BAC's effective tax rate in 1995 was essentially unchanged from 1994. BAC's effective tax rate in 1994 decreased from 1993 primarily due to a reduction in the state effective tax rate and the effective tax rate applied to leveraged lease income.

     The valuation allowance for deferred income tax assets was $124 million at December 31, 1995 and 1994. The recognition of deferred tax assets subject to the valuation allowance would result in a reduction to goodwill of $92 million.

     In 1995, deferred tax liabilities of $219 million relating to net unrealized gains on available-for-sale securities was charged directly to stockholders' equity. In 1994, deferred tax benefits of $218 million relating to net unrealized losses on available-for-sale securities was recorded in stockholders' equity.

     At December 31, 1995, federal income taxes had not been provided on $440 million of undistributed earnings of foreign subsidiaries earned prior to 1987 that have been reinvested for an indefinite period. If the undistributed earnings were distributed, credits for foreign taxes paid on such earnings and for the related foreign withholding taxes payable upon remittance, would be available to offset $90 million of the $190 million of the resulting tax expense. Subsequent to 1986, federal taxes are provided on earnings of foreign subsidiaries as a result of a tax law change.

     BAC provided tax expense of $13 million, $9 million, and $25 million on net securities gains in 1995, 1994, and 1993, respectively.

                                               BankAmerica Corporation 1995 / 67

--------------------------------------------------------------------------------

18. Employee Benefit Plans

Defined Benefit Plans

During 1995, the majority of salaried U.S. employees within BAC were covered under either the BankAmeraccount Plan or the Seafirst Corporation Retirement Plan. The BankAmeraccount Plan is a defined benefit cash balance plan while the Seafirst Plan was a defined benefit final average pay plan. Effective December 31, 1995, the Seafirst Plan was merged into the BankAmeraccount Plan. However, until April 1, 1996, the Seafirst Plan benefits will continue to apply to the employees formerly covered by the plan.

     Benefits are based on length of service and level of compensation and, in the case of the BankAmeraccount Plan, a specified interest rate. Contributions are made by the employers and are based on actuarial computations of the amount sufficient to fund the current service cost plus amortization of the unfunded actuarial accrued liability. Contributions are determined in accordance with Internal Revenue Service funding requirements and are invested in diversified portfolios.

     In connection with the Continental acquisition, BAC acquired the Continental Employees Pension Plan, which was merged into the BankAmeraccount Plan effective January 1, 1995.

     BAC maintains certain nonqualified, nonfunded employee defined benefit retirement plans. The related retirement benefits are paid from BAC's assets. Certain non-U.S. employees of BAC are covered by noncontributory defined benefit pension plans that the employers fund based primarily on local laws. The assumptions used in computing the present value of the accumulated benefit obligation, the projected benefit obligation, and net pension expense for the non-U.S. plans are substantially consistent with those assumptions used for the U.S. plans, given local conditions.

     The following is a reconciliation between the funded status of all defined benefit plans and amounts included in BAC's consolidated balance sheet:

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                                                December 31
                                                            --------------------
(in millions)                                                  1995       1994
--------------------------------------------------------------------------------
Prepaid Pension Cost
Plan assets at fair value, primarily listed
  stocks and bonds                                           $3,137     $2,492
Less: Actuarial present value of projected
  benefit obligation                                          2,938      2,403
                                                             -----------------
  Plan assets in excess of projected
    benefit obligation/a/                                       199         89
Unrecognized net loss                                           341        280
Unrecognized prior service cost                                  46         53
Unrecognized net transition obligation                           19         27
Additional minimum liability                                     (5)        (6)
                                                             -----------------
    Prepaid Pension Cost                                     $  600     $  443
Actuarial Present Value of Benefit Obligation
Vested benefit obligation                                    $2,613     $2,165
Accumulated benefit obligation                                2,808      2,284
--------------------------------------------------------------------------------

/a/ Certain defined benefit plans not covered by the Pension Benefit Guaranty
    Corporation (PBGC) had an accumulated benefit obligation of $193 million and $172 million and plan assets of $79 million and $68 million at December 31, 1995 and 1994, respectively. The estimated vested benefit obligation for PBGC covered plans using a 4.75% interest rate and the Group Annuity Mortality 83 table as of December 31, 1995 is $2,883 million as compared with assets of $3,058 million.
--------------------------------------------------------------------------------

     The following is a summary of the components of net pension expense:

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                                      Year Ended December 31
                                                   -----------------------------
(in millions)                                       1995       1994        1993
--------------------------------------------------------------------------------
Service cost--benefits earned
  during the year                                  $  98      $  78       $  83
Interest cost on projected benefit obligation        200        175         170
Net amortization and deferral                        399       (202)         60
Effect of actual return on plan assets              (631)        16        (264)
                                                   ----------------------------
    Net Pension Expense                            $  66      $  67       $  49
--------------------------------------------------------------------------------

     A summary of the assumptions used in computing the present value of the accumulated benefit obligation, the present value of projected benefit obligation, and the net pension expense for the U.S. plans follows on the next page. The discount rate used in determining benefit obligations at year end reflects the approximate yield on high quality fixed-income securities taking into account the duration of the projected benefit obligation. The discount rate used in determining net pension expense is based on assumptions used for the previous year-end measurement of the benefit obligation.

68 / BankAmerica Corporation 1995
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                                   1995        1994        1993
--------------------------------------------------------------------------------
Discount rate in determining expense               8.50%       7.25%       8.75%
Discount rate in determining benefit
  obligations at year end                          6.50        8.50        7.25
Rate of increase in future compensation
  levels for determining expense/a/                5.50        4.00        4.00
Rate of increase in future compensation
  levels for determining benefit obligations
  at year end/a/                                   5.00        5.50        4.00
Expected long-term rate of return on assets        9.75        8.50        9.75
Account growth interest rate in
  determining expense                              6.75        5.00        5.75
Account growth interest rate in
  determining benefit obligations at year end      6.00        6.75        5.00
 -------------------------------------------------------------------------------

/a/ Rates are attributable to the Seafirst Corporation Retirement Plan since this is the only U.S. defined benefit final average pay plan as of
    January 1, 1995.
--------------------------------------------------------------------------------

Defined Contribution Plans

During 1995, the majority of salaried U.S. employees within BAC were eligible to participate in either the BankAmerishare Plan or the Seafirst Corporation Employee Matched Savings Plan. These plans provided tax-deferred investment opportunities to salaried employees who have completed a required length of service. Employees may contribute to the plans up to certain limits prescribed by the Internal Revenue Service. A portion of these contributions is matched by the employers. Contributions are invested at the direction of the participant.

     In connection with the Continental acquisition, BAC acquired the Continental Employee Savings Incentive Plan and the Continental Employee Stock Ownership Plan, which were merged into the BankAmerishare Plan effective January 1, 1995.

     Effective April 1, 1996, the Seafirst Corporation Employee Matched Savings Plan will be merged into and replaced by the BankAmerishare Plan.

     BAC maintains certain nonqualified defined contribution retirement plans. The related retirement benefits are paid from BAC's assets. In addition, certain non-U.S. employees of BAC are covered under defined contribution pension plans that are separately administered in accordance with local laws.

     Aggregate contributions by the employers for all defined contribution plans were $93 million, $86 million, and $75 million in 1995, 1994, and 1993, respectively. Certain employer and employee contributions to the plans are used to purchase the parent's common stock at prices that approximate market values. Contributions, including dividends, to the plans were used to purchase 295,945 shares for $16 million in 1995, 539,910 shares for $23 million in 1994, and 784,344 shares for $37 million in 1993.

     Sales by the plans of the parent's common stock were 843,588 shares for $45 million in 1995, 220,468 shares for $10 million in 1994, and 637,000 shares for $29 million in 1993. The plans held 15,994,153 shares, 16,611,787 shares, and 15,375,896 shares of the parent's common stock at December 31, 1995, 1994, and 1993, respectively.

Amendments to the BankAmeraccount Plan and the BankAmerishare Plan

Effective January 1, 1996, the BankAmeraccount Plan and the BankAmerishare Plan were amended to provide an enhanced level of benefits to employees. The name of the BankAmeraccount Plan was changed to BankAmerica Pension Plan while the name of the BankAmerishare Plan was changed to BankAmerica 401(k) Investment Plan. Management estimates that these amendments could increase BAC's benefit expense in future periods by approximately $45 million to $55 million per year.

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

     Options awarded before August 5, 1991 held by principal officers of the parent, subject to certain restrictions, also constitute stock appreciation rights equal to the number of shares covered by the options. These stock appreciation rights are exercisable for the difference between the option price and the current market price of the stock at the time of exercise. The difference can be received in cash or shares. Stock appreciation rights are exercisable under the same terms as the related stock options.

     The following is a summary of changes in shares under option:

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                                       Year Ended December 31
                                               ---------------------------------
                                                     1995                  1994
--------------------------------------------------------------------------------
Balance, beginning of year                     17,356,127            10,449,395
Issued in connection with
  the Continental merger                               --             4,766,781
Granted                                         5,144,845             3,904,968
Exercised                                      (4,081,083)           (1,342,334)
Canceled                                         (294,215)             (422,683)
                                               --------------------------------
    Balance, End of Year                       18,125,674            17,356,127
--------------------------------------------------------------------------------

     Options to purchase 9,565,742 and 10,511,439 shares were exercisable at December 31, 1995 and 1994, respectively. Expiration dates ranged from January 3, 1996 to December 4, 2005 for options outstanding at December 31, 1995.

                                               BankAmerica Corporation 1995 / 69

--------------------------------------------------------------------------------

     The following is a summary of option prices per share:

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                                  1995                 1994
--------------------------------------------------------------------------------
Range of prices of shares under
  option at December 31                $8.63 to $66.43      $8.63 to $61.00
Weighted average price of shares
  under option at December 31                   $42.87               $36.87
Range of prices of shares
  exercised during year                $8.63 to $61.00      $8.69 to $47.73
--------------------------------------------------------------------------------

     Also under the plans, the parent awards restricted stock to certain key employees. Generally, the restricted stock awarded under the plans is not released until the employee has completed a continuous service requirement specified in the award agreement. During 1995 and 1994, the parent awarded 639,424 shares and 942,138 shares, respectively, under the plans. In addition, during 1994, 417,000 shares of restricted stock were awarded under a performance share program. These shares would vest in three equal installments, provided the price of BAC common stock attained certain targets. During 1995, 278,000 of these shares vested as two of the price targets were met. If the remaining target stock price is not reached, but BAC attains a certain ranking among a comparison group of bank holding companies with respect to total shareholder return at the end of a three-year performance period, the remaining units will nevertheless vest unless the Executive Personnel and Compensation Committee
(EPCC) of the Board of Directors determines that all or part of the units shall not vest. In 1995, an additional 12,000 shares of restricted stock were awarded under the performance share program, all of which are subject to the same vesting requirements as the third installment of the 1994 awards.

     Both stock options and restricted stock are granted by the EPCC. Shares available for grant, as either stock options or restricted stock, were 884,312 and 856,531 at December 31, 1995 and 1994, respectively. Shares subject to options that are canceled, except for those converted in connection with the Security Pacific Corporation and Continental mergers, become available for future grants.

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

     The assumed discount rates used to measure the accumulated postretirement benefit obligation were 6.50 percent and 8.50 percent at December 31, 1995 and 1994, respectively. The expected long-term rates of return on plan assets used in computing the net periodic postretirement cost were 9.75 percent, 8.50 percent, and 9.75 percent for the years ended December 31, 1995, 1994, and 1993, respectively. The expected long-term rate of return on plan assets used in computing the net periodic postretirement cost for 1996 will be approximately
8.00 percent. This change is not expected to have a material effect on BAC's results of operations.

     The following is a reconciliation between the funded status of all postretirement benefit plans other than pensions and the amounts included in BAC's consolidated balance sheet:

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                                                 December 31
                                                             -------------------
(in millions)                                                 1995         1994
--------------------------------------------------------------------------------
Accumulated postretirement benefit obligation:
  Retirees                                                    $513         $470
  Fully eligible active plan participants                       21           26
  Other active plan participants                                97           91
                                                              -----------------
    Total accumulated postretirement
      benefit obligation                                       631          587
Less: Plan assets at fair value, primarily
        listed stocks and bonds                                104           62
                                                              -----------------
    Accumulated postretirement benefit
      obligation in excess of plan assets                      527          525
Less: Unrecognized net transition obligation                   451          478
      Unrecognized net gain                                     (5)         (56)
      Unrecognized prior service cost (benefit)                (23)           5
                                                              -----------------
        Accrued Postretirement Benefit Cost                   $104         $ 98
--------------------------------------------------------------------------------

     The unrecognized net transition obligation is being amortized on a straight-line basis over twenty years.

     The following is a summary of the components of net periodic postretirement cost:

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                                         Year Ended December 31
                                                         -----------------------
(in millions)                                                 1995         1994
--------------------------------------------------------------------------------
Service cost--benefits earned during the year                 $  6         $  8
Interest cost on accumulated postretirement
  benefit obligation                                            49           48
Net amortization and deferral                                   37           24
Effect of actual return on plan assets                         (17)          --
                                                              -----------------
    Net Periodic Postretirement Cost                          $ 75         $ 80
--------------------------------------------------------------------------------

70 / BankAmerica Corporation 1995

--------------------------------------------------------------------------------

19. Earnings per Common Share

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

     Earnings per common share have been computed based on the following:

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                                   Year Ended December 31
                                         ---------------------------------------
(dollar amounts in millions)                    1995         1994         1993
--------------------------------------------------------------------------------
Net income applicable
  to common stock                             $2,437       $1,928       $1,713
Average number
  of common
  shares outstanding                     370,981,593  357,312,433  355,106,722
Average number
  of common
  and common
  equivalent shares
  outstanding                            375,555,919  359,793,169  357,679,670
Average number
  of common
  shares outstanding--
  assuming full dilution                 378,103,241  365,273,824  363,243,993
--------------------------------------------------------------------------------

20. Off-Balance-Sheet Transactions

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

     In its effort to manage credit risk associated with foreign exchange and derivatives contracts, BAC ensures that its off-balance-sheet portfolio is well diversified, both in terms of instrument type and industry and customer concentration. In addition, credit risk is managed through BAC's credit approval process. It is also BAC's policy to execute legally enforceable master netting agreements with its foreign exchange and derivative customers, which provide for the netting of BAC's current positive and negative closeout exposures associated with all individual transactions of those counterparties in the event of default. To further mitigate off-balance-sheet credit exposures, BAC obtains collateral where determined appropriate.

Credit-Related Financial Instruments

Credit-related financial instruments include commitments to extend credit, standby letters of credit, financial guarantees, and commercial letters of credit. Fees received from credit-related financial instruments are recognized over the terms of the contracts and are included in other fees and commissions in noninterest income.

     Unfunded credit commitments at December 31, 1995 and 1994 totaled $149,453 million and $131,070 million, respectively, of which $8,294 million and $7,108 million related to foreign-based customers and $141,159 million and $123,962 million related to domestic-based customers. The unfunded credit commitments to domestic-based customers at December 31, 1995 and 1994 included $34,465 million and $28,058 million, respectively, of unutilized credit card lines. At both December 31, 1995 and 1994, no domestic or foreign industry nor any individual foreign country comprised more than ten percent of total unfunded noncredit-card-related commitments. For a summary of funded loan outstandings by type at December 31, 1995 and 1994, refer to Note 8 of the Notes to Consolidated Financial Statements on pages 60 and 61.

     A summary of the contractual amounts of each significant class of credit-related financial instruments outstanding appears on the next page. The contractual amounts of these instruments are not recorded as assets or liabilities on the balance sheet. These amounts represent the amounts at risk should the contract be fully drawn upon, the client default, and the value of any existing collateral become worthless.

                                               BankAmerica Corporation 1995 / 71

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                                              December 31
                                                       -------------------------
(in millions)                                             1995             1994
--------------------------------------------------------------------------------
Commitments to extend credit:
  Unutilized credit card lines                         $34,465          $28,058
  Other commitments to extend credit                    94,524           82,929
Standby letters of credit and financial
  guarantees (net of participations
  sold: 1995--$2,383; 1994--$2,402)                     16,336           15,870
Commercial letters of credit                             4,128            4,213
--------------------------------------------------------------------------------

Commitments to Extend Credit

Unutilized credit card lines are commitments to extend credit. These lines generally are not secured and may be canceled by BAC after thirty-days written notice to the customer. Many credit card customers are not expected to fully draw down their total lines of credit and, therefore, the total contractual amount of these lines does not necessarily represent future cash requirements.

     Other commitments to extend credit represent agreements to extend credit to a customer for which BAC may have received fees. These commitments have specified interest rates and generally have fixed expiration dates and may be terminated by BAC if certain conditions of the contract are violated. Although they are currently subject to drawdown, many of these commitments are expected to expire or terminate without being funded. Of total other commitments to extend credit at December 31, 1995, $38,098 million will expire in less than one year, $51,920 million from one to five years, and $4,506 million after five years. Generally, other commitments are not secured, but, when required, collateral may include cash, securities, and real estate.

Standby Letters of Credit and Financial Guarantees

Standby letters of credit are performance assurances made on behalf of customers who have a contractual obligation to produce or deliver goods or services or otherwise perform. Credit risk arises in these transactions from the possibility that a customer may not be able to repay BAC upon default of performance if the standby letter of credit has been drawn upon. At December 31, 1995 and 1994, standby letters of credit totaled $7,228 million and $6,312 million, respectively. Of the December 31, 1995 balance, $4,719 million will expire in less than one year, $2,080 million from one to five years, and $429 million after five years.

     BAC issues financial guarantees assuring performance of customer financial obligations under money market instruments, such as commercial paper and state, county, and municipal securities. At December 31, 1995 and 1994, financial guarantees totaled $9,108 million and $9,558 million, respectively. Of the December 31, 1995 balance, $5,532 million will expire in less than one year, $2,707 million from one to five years, and $869 million after five years.

     Fees received for standby letters of credit and financial guarantees are recognized over the lives of the contracts and are included in other fees and commissions in noninterest income. Generally, standby letters of credit and financial guarantees are not secured, but, when required, collateral may include cash and securities.

Commercial Letters of Credit

Commercial letters of credit ensure payment by a bank to a third party for a customer's foreign or domestic trade transactions, generally to finance a commercial contract for the shipment of goods. BAC's credit risk in these transactions is limited since the contracts are collateralized by the merchandise being shipped and are generally of short duration.

Foreign Exchange and Derivatives Contracts

Foreign exchange and derivatives contracts include futures, forwards, swaps, and option contracts, and are principally linked to interest rates, foreign exchange rates, security prices, or commodity or equity indices. For most contracts, notional amounts are used solely to determine cash flows to be exchanged. However, certain foreign exchange contracts are designed for principal amounts to be exchanged on a common settlement date. The notional or contract amounts associated with foreign exchange and derivative financial instruments are not recorded as assets or liabilities on the balance sheet and do not represent the potential for gain or loss associated with such transactions.

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

     The accounting for gains and losses on foreign exchange and derivatives contracts that qualify as accounting hedges differs based on the type of contract and the nature of the hedge strategy. For further information regarding BAC's accounting treatment for foreign exchange and derivatives contracts, refer to Note 1 of the Notes to the Consolidated Financial Statements on pages 52-56.

72 / BankAmerica Corporation 1995

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Notional, Credit Risk, and Credit Exposure Amounts for Derivative Financial Instruments Held or Issued for Trading Purposes

------------------------------------------------------------------------------------------------------------------------------------
                                                     December 31, 1995                          December 31, 1994
                                       ---------------------------------------------------------------------------------------------

                                          Notional       Credit          Credit        Notional     Credit         Credit
(in millions)                               Amount         Risk/a/     Exposure/b/       Amount       Risk/a/     Exposure/b/
------------------------------------------------------------------------------------------------------------------------------------

Interest rate contracts
Interest rate swaps                    $   418,240      $  8,647         $2,787/c/  $   348,515   $  4,971          $1,960/c/
Futures and forward rate contracts:
  Commitments to purchase                  160,126             9              9          95,010        192             192
  Commitments to sell                      190,538           381            381         116,408         35              35
Written options                             35,217            --/d/          --/d/       35,909         --/d/           --/d/
Purchased options                           45,351           494            390          44,779        441             279
                                       --------------------------------------------------------------------------------------------
    Total interest rate contracts          849,472         9,531          3,567         640,621      5,639           2,466
Foreign exchange contracts
Spot, forward, and futures contracts       592,441         8,781          2,553         630,867      6,623           2,234
Written options                             21,095            --/d/          --/d/       19,617         --/d/           --/d/
Purchased options                           20,244           395            268          18,861        267             208
Currency swaps                              23,085         1,517          1,403          21,943      1,595           1,353
                                       --------------------------------------------------------------------------------------------
    Total foreign exchange contracts       656,865        10,693          4,224         691,288      8,485           3,795
Stock index options and
  commodity contracts                          878            12             10             825          9               6
                                       --------------------------------------------------------------------------------------------
      Total                             $1,507,215/e/    $20,236          $7,801     $1,332,734/f/ $14,133           $6,267
-----------------------------------------------------------------------------------------------------------------------------------

Notional and Credit Risk Amounts for Derivative Financial Instruments Held or Issued for Asset and Liability Management Purposes

------------------------------------------------------------------------------------------------------------------------------------
                                                        December 31, 1995                                   December 31, 1994
                                                    --------------------------------------------------------------------------------

                                                      Notional             Credit                  Notional                Credit
(in millions)                                           Amount               Risk/a/                 Amount                  Risk/a/
------------------------------------------------------------------------------------------------------------------------------------

Interest rate contracts
Interest rate swaps                                   $33,543                $155                   $32,864                   $120
Futures and forward rate contracts                     28,702                  --                    28,773                     --
Purchased options                                       9,200                  60                     4,510                     43
                                                      ----------------------------------------------------------------------------
    Total interest rate contracts                      71,445                 215                    66,147                    163
Foreign exchange contracts
Spot, forward, and futures contracts                    1,900                  --                     1,383                     --
Currency swaps                                            430                  61                       443                    129
                                                      ----------------------------------------------------------------------------
    Total foreign exchange contracts                    2,330                  61                     1,826                    129
                                                      ----------------------------------------------------------------------------
      Total                                           $73,775/e/             $276                   $67,973/f/                $292
------------------------------------------------------------------------------------------------------------------------------------


/a/ Excluding the effects of legally enforceable master netting agreements.

/b/ Including the effects of legally enforceable master netting agreements.

/c/ Including the effects of cross product netting of certain interest rate derivatives and currency swaps.

/d/ Interest rate and foreign exchange options written have no credit risk or credit exposure.

/e/ Interest rate swaps and interest rate options in both the trading and asset and liability management portfolios include $14.2 billion and $0.7 billion, respectively, of intercompany hedging-related contracts. Foreign exchange contracts in both the trading and asset and liability management portfolios include $1.9 billion of intercompany hedging-related contracts.

/f/ Interest rate swaps and interest rate options in both the trading and asset and liability management portfolios include $9.8 billion and $0.1 billion, respectively, of intercompany hedging-related contracts. Foreign exchange contracts in both the trading and asset and liability management portfolios include $1.5 billion of intercompany hedging-related contracts.

--------------------------------------------------------------------------------
     The table above summarizes the notional amounts, credit risk, and credit exposure for each significant class of foreign exchange and derivative contract outstanding in BAC's trading portfolio and the notional amounts and credit risk for each significant class of foreign exchange and derivative contract outstanding in BAC's asset and liability management portfolio.

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

BankAmerica Corporation 1995 / 73

--------------------------------------------------------------------------------

     The following table summarizes the average and year-end fair values of each significant class of foreign exchange and derivative contract outstanding in BAC's trading portfolio and the year-end fair values for each significant class of foreign exchange and derivative contract outstanding in BAC's asset and liability management portfolio. Fair value amounts consist of unrealized gains and losses, accrued interest receivable and payable, and premiums paid or received, and take into account master netting agreements. The fair value amounts for the trading portfolio are disaggregated by gross unrealized gains (assets) and gross unrealized losses (liabilities), while the fair value amounts for the asset and liability management portfolio are shown on a net basis. Fair value amounts were generally calculated using discounted cash flow models based on current market yields for similar instruments and the maturity of each instrument.

--------------------------------------------------------------------------------
Fair Values of Derivative Financial Instruments Held or Issued for Trading Purposes

------------------------------------------------------------------------------------------------------------------------------------
                                                          December 31, 1995                                   December 31, 1994
                                   -------------------------------------------------------------------------------------------------

                                             Average Fair Value                       Period End                     Period End
(in millions)                                For The Year Ended/ab/                   Fair Value/b/                  Fair Value/b/
------------------------------------------------------------------------------------------------------------------------------------

Interest rate contracts
Interest rate swaps:
  Assets                                                 $2,522                           $2,787                         $1,960
  Liabilities                                            (2,258)                          (2,605)                        (1,588)
Futures and forward rate contracts:
  Assets                                                    319                              390                            227
  Liabilities                                              (291)                            (373)                          (189)
Written options                                            (222)                            (237)                          (299)
Purchased options                                           263                              390                            279
                                                        -----------------------------------------------------------------------
    Total interest rate contracts                           333                              352                            390
Foreign exchange contracts
Spot, forward, and futures contracts:
  Assets                                                  3,979                            2,553                          2,234
  Liabilities                                            (4,429)                          (3,048)                        (2,766)
Written options                                            (431)                            (355)                          (228)
Purchased options                                           403                              268                            208
Currency swaps:
  Assets                                                  1,762                            1,403                          1,353
  Liabilities                                            (2,062)                          (1,600)                        (1,494)
                                                        -----------------------------------------------------------------------
    Total foreign exchange contracts                       (778)                            (779)                          (693)
Stock index options and commodity contracts
  Assets                                                     13                               10                              6
  Liabilities                                                (8)                              (9)                            (7)
                                                        -----------------------------------------------------------------------
    Total stock index options and commodity contracts         5                                1                             (1)
                                                        -----------------------------------------------------------------------
      Total                                             $  (440)                         $  (426)                       $  (304)
-------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Fair Values of Derivative Financial Instruments Held or Issued for Asset and Liability Management Purposes

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                            December 31
                                                                                                ------------------------------------
(in millions)                                                                                    1995/b/                   1994/b/
------------------------------------------------------------------------------------------------------------------------------------

Interest rate contracts
Interest rate swaps                                                                             $  33                     $(693)
Futures and forward rate contracts                                                                 56                       (42)
Purchased options                                                                                   3                        39
                                                                                                -------------------------------
    Total interest rate contracts                                                                  92                      (696)
Foreign exchange contracts
Spot, forward, and futures contracts                                                               --                        --
Currency swaps                                                                                     47                       129
                                                                                                -------------------------------
    Total foreign exchange contracts                                                               47                       129
                                                                                                 ------------------------------
      Total                                                                                      $139                     $(567)
------------------------------------------------------------------------------------------------------------------------------------


/a/ Average fair value amounts are calculated based on monthly balances.

/b/ For a description of fair value methodologies, refer to Note 21 in the
    Notes to the Consolidated Financial Statements on pages 77-79.
--------------------------------------------------------------------------------

74 / BankAmerica Corporation 1995

--------------------------------------------------------------------------------

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

Interest Rate and Currency Swaps

Interest rate swaps represent contractual agreements between two parties to exchange interest payments in the same currency, each of which is computed on a different basis, on a specified notional amount. Most interest rate swaps involve the net exchange of payments calculated as the difference between fixed and floating rate interest payments. Currency swaps, in their simplest form, represent contractual agreements that involve the exchange of both periodic and final amounts in two different currencies. Exposure to loss on both types of swap contracts will increase or decrease over their respective lives as a function of maturity dates, interest and foreign exchange rates, and timing of payments.

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

Trading Activities

Trading income represents the net amount earned from BAC's trading activities, which include entering into transactions to meet customer demand and taking positions for BAC's own account in a diverse range of financial instruments and markets. The profitability of these trading activities depends largely on the volume and diversity of the transactions BAC executes, the level of risk it is willing to assume, and the volatility of price and rate movements.

     To reflect the business purpose and use of the financial contracts into which BAC enters, trading income and the related net interest revenue or expense associated with such contracts have been allocated into three broad functional categories: interest rate trading, foreign exchange trading, and debt instruments trading. Trading-related income from interest rate instruments primarily includes the results from transactions using interest rate and currency swaps, interest rate futures, option contracts, and forward rate agreements, as well as cash instruments used in the management of this function. Foreign exchange trading-related income primarily includes the results from transactions using foreign exchange spot, forward, futures, and option contracts. Trading-related income from debt instruments primarily represents the results from trading activities in various debt securities, including U. S. government and government agency securities, foreign government securities, mortgage-backed securities, municipal bonds, and corporate debt.

--------------------------------------------------------------------------------
Trading-Related Income

--------------------------------------------------------------------------------
                                                        Year Ended December 31
                                                      --------------------------
(in millions)                                           1995             1994
--------------------------------------------------------------------------------
Trading income
Interest rate                                          $  67            $  63
Foreign exchange                                         303              237
Debt instruments                                         157               57
                                                       ----------------------
                                                       $ 527            $ 357
Other trading-related income/a/
Interest rate                                          $  30            $  (3)
Foreign exchange                                          28                7
Debt instruments                                         152               85
                                                       ----------------------
                                                       $ 210            $  89
--------------------------------------------------------------------------------

/a/ Primarily includes the net interest revenue and expense associated with these contracts.
--------------------------------------------------------------------------------

                                               BankAmerica Corporation 1995 / 75

--------------------------------------------------------------------------------

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

     One strategy that BAC employs in managing interest rate risk is the use of interest rate swaps to modify the interest rate characteristics of designated assets and liabilities. For example, BAC may enter into an interest rate swap to alter cash flows on its long-term debt from fixed to floating rate in an effort to reduce gap mismatches.

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

     The above hedging strategies would be rendered ineffective if BAC disposes of the underlying product being hedged or if certain unexpected events occur. In addition, BAC may terminate its hedging-related contracts in reaction to certain events or circumstances. However, such terminations are infrequent, and the deferred gains or losses on terminated contracts recorded in BAC's consolidated balance sheet at December 31, 1995 and 1994, and the amortization of such amounts for the years ended 1995 and 1994 were not significant.

     The table on page 76 summarizes the expected or contractual maturities and weighted average interest rates associated with amounts to be received or paid on BAC's interest rate swaps used to manage asset and liability interest rate exposure at December 31, 1995 and 1994. These swaps have been designated as accounting hedges and are used to modify the interest rate characteristics of certain specified assets and liabilities.

     Approximately 80 percent of BAC's hedging-related interest rate futures and forward rate agreements outstanding at December 31, 1995 mature within one year, while approximately 90 percent of its hedging-related option contracts mature between five and ten years. Approximately 65 percent of BAC's hedging-related interest rate futures and forward rate agreements outstanding at December 31, 1994 mature within one year, while approximately 85 percent of its hedging-related option contracts mature within three years.

     All of BAC's hedging-related foreign exchange forward contracts outstanding at December 31, 1995 and 1994 mature within 60 days. At both December 31, 1995 and 1994, BAC's hedging-related foreign exchange forward contracts were denominated in various currencies, most notably Hong Kong dollars and Spanish pesetas.

Securities Lending

BAC conducts securities lending transactions primarily for institutional trust customers and, at times, indemnifies these customers against various losses. All securities lending transactions are collateralized by U.S. government or federal agency securities, cash, or letters of credit with total market value equal to or in excess of the market value of the securities lent. In the event of default by a customer combined with a decline in the value of the associated collateral, BAC may be exposed to risk of loss. During 1995, BAC made a decision to exit, and is in the process of divesting, its institutional trust and securities services business.

     The following summarizes indemnified securities lending transactions and the associated collateral:

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                                        December 31
                                             -----------------------------------
(in millions)                                   1995                     1994
--------------------------------------------------------------------------------
Indemnified securities lent                     $207                   $5,910
Associated collateral                            209                    6,039
--------------------------------------------------------------------------------

76 / BankAmerica Corporation 1995

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Asset and Liability Management Interest Rate Swaps/a/

-----------------------------------------------------------------------------------------------------------------------
                                                                      December 31, 1995
                                   ------------------------------------------------------------------------------------
(dollar amounts in billions)       0-1 year             (greater than)1-2 years                 (greater than)2-3 years
-----------------------------------------------------------------------------------------------------------------------
Receive fixed/b/
Notional amount                     $  2.5                              $  1.6                                   $  1.2
Weighted average receive rate         6.83%                               6.54%                                    7.06%

Pay fixed/b/
Notional amount                     $  3.4                              $  2.4                                   $  2.2
Weighted average pay rate             4.89%                               6.23%                                    6.26%

Forward receive fixed/d/
Notional amount                        --                               $  0.3                                       --
Weighted average receive rate          --                                 6.28%                                      --

Forward pay fixed/d/
Notional amount                        --                               $  0.3                                       --
Weighted average pay rate              --                                 5.93%                                      --

Basis swaps/e/
Notional amount                        --                                   --                                       --
                                    -----------------------------------------------------------------------------------
  Total Notional Amount

                                      ------------------------------------------------------------------------------------------
(dollar amounts in billions)          (greater than)3-4 years         (greater than)4-5 years          (greater than) 5-10 years
--------------------------------------------------------------------------------------------------------------------------------
Receive fixed/b/
Notional amount                                        $ 1.2                           $  0.5                            $  9.4
Weighted average receive rate                           6.95%                            6.79%                             6.31%

Pay fixed/b/
Notional amount                                        $ 1.4                           $  1.1                            $  2.0
Weighted average pay rate                               7.26%                            7.86%                             6.61%

Forward receive fixed/d/
Notional amount                                       $  0.1                           $  0.6                            $  0.3
Weighted average receive rate                           6.55%                            8.06%                             8.23%

Forward pay fixed/d/
Notional amount                                       $  0.9                               --                            $  0.2
Weighted average pay rate                               6.42%                              --                              7.87%

Basis swaps/e/
Notional amount                                           --                               --                            $  0.3
                                                      -------------------------------------------------------------------------
  Total Notional Amount

                                                         --------------------------------------------
(dollar amounts in billions)                             (greater than)10 years                Total
-----------------------------------------------------------------------------------------------------
Receive fixed/b/
Notional amount                                                           $ 1.6               $18.0/c/
Weighted average receive rate                                              6.77%               6.55%

Pay fixed/b/
Notional amount                                                              --               $12.5
Weighted average pay rate                                                    --                6.18%

Forward receive fixed/d/
Notional amount                                                              --               $ 1.3
Weighted average receive rate                                                --                7.57%

Forward pay fixed/d/
Notional amount                                                              --               $ 1.4
Weighted average pay rate                                                    --                6.60%

Basis swaps/e/
Notional amount                                                              --               $ 0.3
                                                                         --------------------------
  Total Notional Amount                                                                       $33.5


                                                                                          December 31, 1994
                                                          -------------------------------------------------------------------------
(dollar amounts in billions)                              0-1 year          (greater than)1-2 years     (greater than)2-3 years
-----------------------------------------------------------------------------------------------------------------------------------
Receive fixed/b/
Notional amount                                            $  2.7                            $  1.8                     $  1.5
Weighted average receive rate                                5.83%                             7.31%                      6.99%

Pay fixed/b/
Notional amount                                            $  3.0                            $  3.6                     $  1.8
Weighted average pay rate                                    4.91%                             5.06%                      6.40%

Forward receive fixed/d/
Notional amount                                               --                                 --                     $  0.2
Weighted average receive rate                                 --                                 --                       5.93%

Forward pay fixed/d/
Notional amount                                               --                                 --                     $  0.3
Weighted average pay rate                                     --                                 --                       6.28%

Basis swaps/e/
Notional amount                                           $  0.4                                 --                        --
  Total Notional Amount

                                                              December 31, 1994
                                      ------------------------------------------------------------------------------------------
(dollar amounts in billions)          (greater than)3-4 years         (greater than)4-5 years          (greater than) 5-10 years
--------------------------------------------------------------------------------------------------------------------------------
Receive fixed/b/
Notional amount                                         $ 1.0                          $ 0.8                              $ 7.5
Weighted average receive rate                            7.55%                          5.73%                              6.30%

Pay fixed/b/
Notional amount                                        $ 0.1                           $ 0.6                              $ 2.8
Weighted average pay rate                               7.00%                           7.50%                              6.84%

Forward receive fixed/d/
Notional amount                                           --                              --                              $ 0.7
Weighted average receive rate                             --                              --                               6.90%

Forward pay fixed/d/
Notional amount                                           --                            $ 0.2                             $ 1.0
Weighted average pay rate                                 --                             6.16%                             7.60%

Basis swaps/e/
Notional amount                                           --                               --                              $ 0.3
  Total Notional Amount

                                                         -------------------------------------------
(dollar amounts in billions)                             (greater than)10 years                Total
----------------------------------------------------------------------------------------------------
Receive fixed/b/
Notional amount                                                           $ 2.0                $17.3/c/
Weighted average receive rate                                              6.79%                6.50%

Pay fixed/b/
Notional amount                                                           $ 0.4                $12.3
Weighted average pay rate                                                  7.35%                5.82%

Forward receive fixed/d/
Notional amount                                                           $ 0.2                $ 1.1
Weighted average receive rate                                              6.66%                6.67%

Forward pay fixed/d/
Notional amount                                                              --                $ 1.5
Weighted average pay rate                                                    --                 7.15%

Basis swaps/e/
Notional amount                                                              --                $ 0.7
                                      --------------------------------------------------------------
  Total Notional Amount                                                                        $32.9
----------------------------------------------------------------------------------------------------

/a/ Includes intercompany swaps.

/b/ The variable rate side of substantially all receive fixed rate and pay fixed rate swaps is based on the one-, three-, or six-month LIBOR. At December 31, 1995, and 1994, the one-, three-, and six-month LIBOR rates were 5.9375 percent and 6.1250 percent, 5.6563 percent and 6.3125 percent, and 5.6563 percent and 6.8125 percent, respectively.

/c/ Includes $0.4 billion and $0.6 billion of swaps with amortizing notional amounts at December 31, 1995 and 1994, respectively.

/d/ Accrual of interest on forward swaps starts at a predetermined future date.
    The majority of the forward swaps start accruing interest one to three years after each reported year end.

/e/ Basis swaps are interest rate swaps in which both amounts paid and received are based on floating rates. BAC's pay rates are primarily based on a LIBOR or Prime index and its receive rates are primarily based on LIBOR.
--------------------------------------------------------------------------------

                                               BankAmerica Corporation 1995 / 77

--------------------------------------------------------------------------------

21. Fair Value of Financial Instruments

Management uses its best judgment in estimating the fair value of BAC's financial instruments; however, there are inherent weaknesses in any estimation technique. Therefore, for substantially all financial instruments, the fair value estimates presented herein are not necessarily indicative of the amounts BAC could have realized in a sales transaction at either December 31, 1995 or 1994. The estimated fair value amounts for 1995 and 1994 have been measured as of their respective year ends, and have not been reevaluated or updated for purposes of these consolidated financial statements subsequent to those respective dates. As such, the estimated fair values of these financial instruments subsequent to the respective reporting dates may be different than the amounts reported at each year end. This disclosure of fair value amounts does not include the fair values of any intangibles, including core deposit intangibles, MSRs, and credit card intangibles.

     The following information should not be interpreted as an estimate of the fair value of the entire corporation since a fair value calculation is only required for a limited portion of BAC's assets. Due to the wide range of valuation techniques and the degree of subjectivity used in making the estimates, comparisons between BAC's disclosures and those of other companies may not be meaningful. The following methods and assumptions were used to estimate the fair values of BAC's financial instruments at December 31, 1995 and 1994.

Financial Instruments Valued at Carrying Value

The respective carrying values of certain on-balance-sheet financial instruments approximated their fair values. These financial instruments include cash and due from banks, interest-bearing deposits in banks, federal funds sold and purchased, securities purchased and sold under resale and repurchase agreements, trading account assets, customers' acceptance liability, accrued interest receivable, other short-term borrowings, acceptances outstanding, accrued interest payable, and certain other assets and liabilities that are considered financial instruments. Carrying values were assumed to approximate fair values for these financial instruments as they are short term in nature and their recorded amounts approximate fair values or are receivable or payable on demand.

Available-for-Sale and Held-to-Maturity Securities

Fair value amounts of available-for-sale and held-to-maturity securities were based on quoted market prices, wherever available. Where quoted market prices did not exist, fair values were estimated using book, cost, or appraised value as deemed appropriate by management. Available-for-sale securities are carried at their aggregate fair value. The aggregate fair value and aggregate carrying value of available-for-sale securities exclude the fair value of off-balance-sheet financial instruments that qualify as accounting hedges of $43 million at December 31, 1994. The notional amount of these instruments was $515 million at December 31, 1994. There were no off-balance-sheet financial instruments that qualified as accounting hedges for available-for-sale securities at December 31, 1995.

Loans

For purposes of these fair value calculations, the aggregate fair value of each loan portfolio, excluding nonaccrual domestic commercial and foreign loans, was adjusted by the related portion of the allowance for credit losses. The allowance for credit losses primarily represents the credit risk associated with loans that reprice within relatively short time frames. The fair values of nonaccrual domestic commercial and foreign loans were computed by deducting an estimated market discount from their carrying values to reflect the uncertainty of future cash flow amounts and timing.

     The aggregate fair value of loans excludes the effect of off-balance-sheet financial instruments that qualify as accounting hedges. The notional amounts of these instruments were $12,107 million and $8,484 million at December 31, 1995 and 1994, respectively, and their associated net fair values were $(42) million at December 31, 1995 and zero at December 31, 1994.

     At December 31, 1995 and 1994, the allowance for credit losses included $895 million and $1,194 million, respectively, that was not allocated to a specific segment of the loan portfolio. As such, these portions of the allowance for credit losses were not included in any of the carrying values or fair values of loans presented in the table on page 78 at each respective year end.

     The following methods and assumptions were used to calculate the fair values of loans.

78 / BankAmerica Corporation 1995

--------------------------------------------------------------------------------

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

Domestic commercial loans

The carrying values of domestic commercial loans that reprice within relatively short time frames were assumed to approximate their fair values.

     The fair values of domestic commercial loans that do not reprice or mature within relatively short time frames were calculated using discounted cash flow models based on the maturity of the loans. The discount rates, which were based on market interest rates for similar types of loans, incorporated adjustments for credit risk.

     The fair values of commitments to extend credit were not significant at either December 31, 1995 or 1994.

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

     The following is a summary of previously described on-balance-sheet asset financial instruments whose fair values differ from their carrying values for either of the periods presented:

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                                  December 31
                               -------------------------------------------------
                                         1995                        1994
                               -------------------        ---------------------
                                 Carrying    Fair            Carrying     Fair
(in millions)                       Value   Value               Value    Value
--------------------------------------------------------------------------------
Assets
Held-to-maturity
  securities                   $  4,656     $ 4,332       $ 8,167     $ 7,292
Loans:
  Domestic consumer:
    Residential first
      mortgages                  36,457      37,056        33,727      32,541
    Other consumer loans         36,149      36,610        32,252      32,063
  Domestic commercial            53,144      53,187        49,576      49,454
  Foreign                        22,493      22,547        19,552      19,544
                               -------------------------------------------------
      Total loans               148,243     149,400       135,107     133,602

Other financial
  instruments                    3,022        3,022        2,204        2,217
--------------------------------------------------------------------------------

Deposits

The fair values of domestic and foreign demand deposits, savings deposits, and money market deposits without defined maturities were the amounts payable on demand. For substantially all domestic deposits with defined maturities, the fair values were calculated using discounted cash flow models based on market interest rates for the relevant product types and maturity dates for the state in which the deposit was held. For variable-rate deposits with fixed repricing dates, the first repricing date was considered the maturity date for purposes of the fair value calculation. For variable rate deposits where BAC has the contractual right to change rates, carrying value was assumed to approximate fair value. The discount rates used were based on rates for comparable deposits.

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

                                               BankAmerica Corporation 1995 / 79

--------------------------------------------------------------------------------

     The aggregate fair values of deposits exclude the aggregate fair values of off-balance-sheet financial instruments that qualify as accounting hedges for the bank's certificates of deposit, which were $(16) million and $(653) million, respectively, at December 31, 1995 and 1994. The notional amount of these contracts were $53,296 million and $50,959 million at December 31, 1995 and 1994, respectively.

Long-term debt

The fair values of BAC's long-term debt instruments were calculated based on quoted market prices. For those long-term debt issues where quoted market prices were not available, a discounted cash flow model was used. The discount rates were based on yield curves appropriate for the remaining maturities of the instruments. The fair value of long-term debt excludes the fair values of off-balance-sheet financial instruments that qualify as accounting hedges for the parent's long-term debt, which were $192 million and $43 million, respectively, at December 31, 1995 and 1994. The notional amounts of these contracts were $6,752 million and $5,225 million at December 31, 1995 and 1994, respectively.

Subordinated capital notes

The fair values of BAC's subordinated capital notes were calculated based on quoted market prices.

The following is a summary of previously described on-balance-sheet liability financial instruments whose aggregate fair values differ from their carrying value for either of the periods presented:

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                                 December 31
                              --------------------------------------------------
                                        1995                      1994
                              ----------------------     -----------------------
                              Carrying          Fair     Carrying          Fair
(in millions)                    Value         Value        Value         Value
--------------------------------------------------------------------------------
Liabilities
Deposits                      $160,494      $160,713     $154,394      $154,329
Long-term debt                  14,723        15,422       14,823        14,762
Subordinated capital
  notes                            605           628          605           610
--------------------------------------------------------------------------------

Foreign exchange contracts and derivatives

The following is a summary of the fair values of foreign exchange and derivatives contracts outstanding. The fair values of exchange-traded foreign exchange and derivative contracts are based on quoted market prices or dealer quotes. Fair values of non-exchange traded, or over-the-counter (OTC) foreign exchange and derivatives contracts consist of net unrealized gains and losses, accrued interest receivable or payable, and premiums paid or received. These amounts were generally calculated using discounted cash flow models based on current market yields for similar types of instruments and the maturity of each instrument. The discount rates were based on market interest rates and indices for similar foreign exchange contracts and derivatives prevalent in the market. Refer to Note 20 of the Notes to Consolidated Financial Statements on pages 70-76 for more information regarding off-balance-sheet transactions, including a summary of the fair values for each significant class of foreign exchange and derivative contract outstanding in BAC's trading and asset and liability management portfolios.

--------------------------------------------------------------------------------
Fair Values of Foreign Exchange Contracts and Derivatives

--------------------------------------------------------------------------------
                                                            December 31
                                                  ------------------------------
(in millions)                                      1995                  1994
--------------------------------------------------------------------------------
Trading                                           $(426)                $(304)
Asset and Liability Management                      139                  (567)
--------------------------------------------------------------------------------

22. Special Deposit Assessment

Congress is currently considering several proposals that would impose a one-time assessment on deposits insured by the Savings Association Insurance Fund (SAIF). If imposed, this assessment would recapitalize SAIF to 1.25% of insured deposits as prescribed by the Federal Deposit Insurance Corporation Improvement Act. At this time it is not possible to predict the ultimate provisions of any final legislation or their effect on BAC.

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

80 / BankAmerica Corporation 1995

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Statement of Operations

--------------------------------------------------------------------------------
                                                     Year Ended December 31
                                                --------------------------------
(in millions)                                     1995       1994       1993
--------------------------------------------------------------------------------
Dividends from subsidiaries:
  Banking                                       $2,110     $2,107     $1,088
  Nonbanking                                       125          5        143
Interest on subordinated notes
  purchased from banking subsidiaries              316        184        141
Interest on advances to subsidiaries:
  Banking                                            5          8         13
  Nonbanking                                       237        198        223
Interest on deposits in banks:
  Banking subsidiaries                             231         86         31
  Third parties                                     --          6          1
Interest on available-for-sale
  and held-to-maturity securities                   87        123        179
Interest from securities purchased
  under resale agreements from
  third parties                                     --          4          9
Net gain on available-for-sale securities           10         21          7
Other income                                        27         15          3
                                                --------------------------------
      Total income                               3,148      2,757      1,838

Interest on other short-term
  borrowings                                        76         28         20
Interest on long-term debt                       1,007        778        703
Interest on subordinated capital notes              46         42        113
Amortization of goodwill                            30         30         27
Other expense                                       96        157        103
                                                --------------------------------
      Total expense                              1,255      1,035        966

  Income before income taxes
    and equity in undistributed
    income of subsidiaries                       1,893      1,722        872

Benefit from income taxes                          158        172        108
Equity in undistributed income
  of subsidiaries                                  613        282        974
                                                --------------------------------
        Net Income                              $2,664     $2,176     $1,954
--------------------------------------------------------------------------------

See notes following the Statement of Cash Flows on page 81.
--------------------------------------------------------------------------------

     Under the U.S. National Bank Act and other federal laws, the parent's national banking subsidiaries are subject to prohibitions on the payment of dividends in certain circumstances and to restrictions on the amount that each can pay without the prior approval of the Office of the Comptroller of the Currency. Without the Comptroller's approval, dividends for a given year cannot exceed each bank's net income (as defined by national banking laws) for that year and retained net income from the preceding two years. In addition, dividends may not be paid in excess of each bank's undivided profits, subject to other applicable provisions of law. Based upon these laws, the bank could have declared dividends for 1995 of $2,466 million, SFNB could have declared dividends of $338 million, and the parent's other national banking subsidiaries could have declared dividends of $6 million. At December 31, 1995, the unutilized

--------------------------------------------------------------------------------
Balance Sheet

--------------------------------------------------------------------------------
                                                              December 31
                                                      --------------------------
(in millions)                                            1995            1994
--------------------------------------------------------------------------------
Assets
Cash and short-term investments                       $ 3,211         $ 2,571
Available-for-sale securities                           1,101           1,482
Held-to-maturity securities                                --             125
Investments in subsidiaries:
    Banking                                            21,124          20,228
    Nonbanking                                          1,530           1,276
Subordinated notes purchased from
    banking subsidiaries                                4,580           4,525
Advances to subsidiaries:
    Banking                                                79              98
    Nonbanking                                          3,539           3,730
Accrued interest receivable                                99              63
Goodwill                                                  643             680
Other assets                                              733             640
                                                      --------------------------
    Total Assets                                      $36,639         $35,418

Liabilities and Stockholders' Equity
Borrowings from subsidiaries                          $   141         $    84
Other short-term borrowings                               706             835
Accrued interest payable                                  192             193
Other liabilities                                       1,076             781
Long-term debt                                         13,697          14,029
Subordinated capital notes                                605             605
                                                      --------------------------
    Total liabilities                                  16,417          16,527

Stockholders' equity                                   20,222          18,891
                                                      --------------------------
    Total Liabilities and Stockholders' Equity        $36,639         $35,418

--------------------------------------------------------------------------------

See notes following the Statement of Cash Flows on page 81.
--------------------------------------------------------------------------------

dividends allowed under these laws for the bank, SFNB, and other national banking subsidiaries were $866 million, $45 million, and $6 million, respectively.

     In addition, state-chartered member and nonmember banking subsidiaries are subject to dividend limitations imposed by applicable federal or state law. State-chartered member banking subsidiaries could have declared dividends of $61 million without approval of the Federal Reserve Board for 1995. State-chartered nonmember banking subsidiaries could have declared dividends without state approval of $158 million for 1995. At December 31, 1995, the unutilized dividends allowed under these laws for the state-chartered banking subsidiaries were $4 million and $58 million, respectively.

     The parent's subsidiary, Bank of America, FSB, is subject to regulatory restrictions by the Office of Thrift Supervision on its payment of dividends. Under these restrictions, Bank of America, FSB could have declared dividends without regulatory approval of $101 million for 1995. At December 31, 1995, the unutilized dividends allowed under these laws were $73 million.

     The depository subsidiaries are also subject to certain restrictions of the Federal Reserve Act on loans each subsidiary may extend to their parent companies. Among other things, the aggregate of such loans may not exceed 10 percent of the sum of such subsidiary's capital stock and surplus. Such loans must be secured by collateral with a value between 100 percent

                                               BankAmerica Corporation 1995 / 81

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Statement of Cash Flows

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                               December 31
                                                                                                  ----------------------------------

(in millions)                                                                                       1995          1994        1993
------------------------------------------------------------------------------------------------------------------------------------

Cash Flows from Operating Activities
Net income                                                                                        $2,664        $2,176      $1,954
Adjustments to net income to arrive at net cash provided by operating activities:
  Provision for (benefit from) deferred income taxes                                                 (43)          215        (216)
  Equity in undistributed income of subsidiaries                                                    (613)         (282)       (974)
  Amortization of goodwill                                                                            30            30          27
  (Increase) decrease in accrued interest receivable                                                 (36)            1          33
  Increase (decrease) in accrued interest payable                                                     (1)            2         (32)
  Increase (decrease) in current income taxes payable                                                 53          (165)        216
  Other, net                                                                                         378            13         (73)
                                                                                                  ----------------------------------
    Net cash provided by operating activities                                                      2,432         1,990         935

Cash Flows from Investing Activities
Capital contributions to subsidiaries                                                               (182)         (700)       (935)
Capital returns from subsidiaries                                                                    108           522         395
Purchase of subordinated notes from banking subsidiaries                                            (500)         (310)         --
Redemption of subordinated capital notes from banking subsidiaries                                   400            --          --
Activity in available-for-sale securities:
  Sales proceeds                                                                                     572           932          98
  Purchases                                                                                          (54)       (1,325)        (25)
Activity in held-to-maturity securities:
  Maturities, prepayments, and calls                                                                 125           529         281
  Purchases                                                                                           --            --         (92)
Cash used for acquisitions                                                                            --           (55)         --
Collections from subsidiaries                                                                      6,807         7,185       4,224
Advances to subsidiaries                                                                          (6,597)       (6,301)     (2,472)
Other, net                                                                                           (55)          (35)         14
                                                                                                  ----------------------------------
    Net cash provided by investing activities                                                        624           442       1,488

Cash Flows from Financing Activities
Proceeds from borrowings from subsidiaries                                                           428           386          84
Payments on borrowings from subsidiaries                                                            (360)         (326)       (188)
Increase (decrease) in other short-term borrowings                                                  (267)          128         235
Proceeds from issuance of long-term debt                                                           2,265         3,336       3,026
Principal payments and retirements of long-term debt and subordinated capital notes               (2,591)       (3,208)     (5,214)
Proceeds from issuance of common stock                                                               151            52         268
Preferred stock repurchased                                                                         (206)         (324)         --
Treasury stock purchased                                                                            (926)         (503)         --
Common stock dividends                                                                              (684)         (571)       (497)
Preferred stock dividends                                                                           (227)         (248)       (241)
Other, net                                                                                             1          (107)        (57)
                                                                                                  ----------------------------------
    Net cash used by financing activities                                                         (2,416)       (1,385)     (2,584)
                                                                                                  ----------------------------------

    Net increase (decrease) in cash and short-term investments                                       640         1,047        (161)

Cash and short-term investments at beginning of year                                               2,571         1,524       1,685
                                                                                                  ----------------------------------
      Cash and Short-Term Investments at End of Year                                              $3,211        $2,571      $1,524
------------------------------------------------------------------------------------------------------------------------------------


General: For income and asset classification purposes, banking amounts include the amounts for all of the parent's bank, bank holding company, and savings bank subsidiaries. Certain prior-period amounts have been reclassified to conform to the current presentation.

Balance Sheet: At December 31, 1995 and 1994, cash and short-term investments included $3,191 million and $2,456 million, respectively, of interest-bearing deposits with the bank.

Statement of Cash Flows: The statement of cash flows illustrates the change in cash and short-term investments as disclosed in the Parent Company Only balance sheet. Short-term investments have original maturities of three months or less and are considered to be cash equivalents. During 1995, 1994, and 1993, the parent received net income tax payments representing reimbursements from subsidiaries of $168 million, $211 million, and $119 million, respectively. The parent made interest payments on interest-bearing liabilities of $1,155 million, $916 million, and $868 million in 1995, 1994, and 1993, respectively.
--------------------------------------------------------------------------------

and 130 percent of the loan, depending on the type of collateral. Under these restrictions, and assuming the parent provided the collateral required, the bank, SFNB, Bank of America Illinois, Bank of America National Association, and other depository subsidiaries could have loaned to the parent a maximum of $1,198 million, $163 million, $207 million, $95 million, and $308 million respectively, at December 31, 1995.

     The net assets of depository subsidiaries restricted from flowing to the parent by legal limitations were $17,576 million at December 31, 1995.

82 / BankAmerica Corporation 1995

--------------------------------------------------------------------------------

25. Performance by Geographic Area

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

                                                                                         Year Ended December 31
                                                                    ----------------------------------------------------------------

                                                    Total Assets                     Net Interest and Income Before
(in millions)                         Year        at December 31   Gross Income    Noninterest Income  Income Taxes   Net Income
------------------------------------------------------------------------------------------------------------------------------------

Domestic                              1995              $182,402         $16,105              $11,568        $4,009        $2,320
                                      1994               171,002          13,137               10,305         3,214         1,859
                                      1993               150,195          13,061               10,417         2,778         1,540
------------------------------------------------------------------------------------------------------------------------------------

Asia                                  1995                23,147           1,655                  642           157            94
                                      1994                18,883           1,358                  682           266           165
                                      1993                15,040           1,064                  618           247           161

Europe, Middle East, and Africa       1995                20,523           1,836                  515           184           119
                                      1994                19,124           1,375                  441           102            58
                                      1993                14,702           1,233                  441           217           140

Latin America and the Caribbean       1995                 4,887             691                  252           185           111
                                      1994                 5,470             550                  185            48            37
                                      1993                 5,930             466                  192           170           103

Canada                                1995                 1,487              99                   31            32            20
                                      1994                   996              99                   64            87            57
                                      1993                 1,066              64                   34            16            10
------------------------------------------------------------------------------------------------------------------------------------

Total Foreign                         1995                50,044           4,281                1,440           558           344
                                      1994                44,473           3,382                1,372           503           317
                                      1993                36,738           2,827                1,285           650           414
------------------------------------------------------------------------------------------------------------------------------------

BankAmerica Corporation               1995               232,446          20,386               13,008         4,567         2,664
                                      1994               215,475          16,519               11,677         3,717         2,176
                                      1993               186,933          15,888               11,702         3,428         1,954
------------------------------------------------------------------------------------------------------------------------------------


Since BAC's operations are highly integrated, certain asset, liability, income, and expense amounts must be allocated to arrive at total assets, gross income, net interest and noninterest income, income before income taxes, and net income. The principal allocations and underlying assumptions used in the presentation above are as follows:

     BAC's funds transfer pricing system allocates domestic sources of funds at U.S. market rates based on the maturities of the funds. To the extent that overseas units interact with U.S. operations, they are also included in the funds transfer pricing system.

     The allowance for credit losses is established by credit officers for each portfolio segment. After the allowance has been established for portfolio segments, credit management establishes an unallocated portion of the allowance for credit losses, which is attributable to factors that cannot be associated with a particular portfolio segment. The unallocated portions of the allowance and the related provisions for credit losses are assigned to the appropriate geographic areas. While management allocates reserves to various portfolio segments, the allowance is general in nature and is available for the entire portfolio.

     Equity is assigned on a risk-adjusted basis. Overhead is allocated based on each geographic area's equally weighted operating expenses.
     Each geographic area includes its respective tax liability. BAC allocates federal and state taxes at its effective tax rates.

     Translation losses, net of hedging, totaled $14 million, $2 million, and $4 million in 1995, 1994, and 1993, respectively. These amounts, which are reported in other noninterest income, are included in the table above.

                                               BankAmerica Corporation 1995 / 83

--------------------------------------------------------------------------------

26. Quarterly Results (Unaudited)

------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

                                                    1995 Quarter Ended                           1994 Quarter Ended
                                        ------------------------------------------   -----------------------------------------------

(in millions, except per share data)     Dec 31     Sept 30    June 30     Mar 31     Dec 31     Sept 30    June 30    Mar 31
------------------------------------------------------------------------------------------------------------------------------------

Results of Operations
Interest income                          $4,071     $4,044     $3,989      $3,736     $3,479     $3,153     $2,939     $2,813
Interest expense                          1,934      1,888      1,866       1,690      1,467      1,249      1,107      1,019
                                        --------------------------------------------------------------------------------------------

  Net interest income                     2,137      2,156      2,123       2,046      2,012      1,904      1,832      1,794

Provision for credit losses                 130        110        100         100        100        110        125        125
Noninterest income                        1,158      1,157      1,138       1,093      1,048      1,072      1,015      1,000
Noninterest expense                       1,966      1,993      2,053       1,989      1,966      1,935      1,818      1,781
                                        --------------------------------------------------------------------------------------------

  Income before income taxes              1,199      1,210      1,108       1,050        994        931        904        888

Provision for income taxes                  495        506        463         439        403        384        379        375
                                        --------------------------------------------------------------------------------------------

    Net Income                           $  704    $   704    $   645    $    611    $   591    $   547    $   525    $   513

Earnings per common and common
  equivalent share                       $ 1.74    $  1.72    $  1.56    $   1.46    $  1.41    $  1.36    $  1.33    $  1.27
Earnings per common share--assuming
  full dilution                            1.74       1.72       1.55        1.45       1.40       1.35       1.32       1.26
Stock Data
Dividends per common share                 0.46       0.46       0.46        0.46       0.40       0.40       0.40       0.40
Common stock price range:/a/
  High                                       68 1/2     61 1/8     55 1/4      49 5/8     46 1/4     49 5/8     50 1/4     48 7/8
  Low                                        57         52 1/2     48 3/8      39 1/2     38 5/8     44         38 3/8     38 3/4
Closing common stock price/a/                64 3/4     59 7/8     52 5/8      48 1/4     39 1/2     44 1/8     45 3/4     39 3/8
------------------------------------------------------------------------------------------------------------------------------------


/a/ The principal market of BAC's common stock is the New York Stock
    Exchange; the stock is also listed on the Chicago, Pacific, London, and Tokyo Stock Exchanges. During the first quarter of 1996, BAC plans to complete its delisting process from the Tokyo Stock Exchange. Price information represents quotations as reported in the New York Stock Exchange consolidated transaction reporting system.
--------------------------------------------------------------------------------

84 / BankAmerica Corporation 1995

--------------------------------------------------------------------------------
                             Corporate Information
--------------------------------------------------------------------------------
[Computer icons depicting the Financial Review, Consolidated Financial Statements, and Corporate Information sections of the Annual Report with the Corporate Information icon highlighted appears here]

Boards of Directors/BankAmerica Corporation and
Bank of America NT&SA

As of February 5, 1996
                                                         Committees:
Joseph F. Alibrandi
Chairman of the Board                                    Executive
Whittaker Corporation                                    Executive Personnel and
Simi Valley, California                                     Compensation
(aerospace/manufacturing                                 Nominating (Chair)
   and communications)
--------------------------------------------------------------------------------
Jill E. Barad
President and Chief Operating Officer                    Public Policy
Mattel, Inc.
El Segundo, California
(toy manufacturing)
--------------------------------------------------------------------------------
Peter B. Bedford
Chairman of the Board                                    Executive
   and Chief Executive Officer                           Executive Personnel and
Bedford Property Investors, Inc.                            Compensation
Lafayette, California                                    Nominating
(real estate investment trust)
--------------------------------------------------------------------------------
Andrew F. Brimmer
President                                                Auditing and Examining
Brimmer & Company, Inc.
Washington, D.C.
(economic and financial consulting)
--------------------------------------------------------------------------------
Richard A. Clarke
Retired Chairman of the Board                            Nominating
   and Chief Executive Officer                           Public Policy (Chair)
Pacific Gas and Electric Company
San Francisco, California
(gas and electric utility)
--------------------------------------------------------------------------------
David A. Coulter
President and Chief Executive Officer                    Executive
BankAmerica Corporation/
Bank of America NT&SA
--------------------------------------------------------------------------------
Timm F. Crull
Retired Chairman                                         Executive Personnel and
Nestle USA, Inc.                                            Compensation
Glendale, California                                     Auditing and Examining
(food and related products processing)                   Public Policy
--------------------------------------------------------------------------------
Kathleen Feldstein
President                                                Auditing and Examining
Economics Studies, Inc.                                     (Chair)
Belmont, Massachusetts
(economics consulting)
--------------------------------------------------------------------------------
                                                         Committees:
--------------------------------------------------------------------------------
Donald E. Guinn
Chairman Emeritus                                        Executive
Pacific Telesis Group                                    Executive Personnel and
San Francisco, California                                   Compensation
(telecommunication)
--------------------------------------------------------------------------------
Philip M. Hawley
Retired Chairman                                         Executive
   and Chief Executive Officer                           Executive Personnel and
Broadway Stores, Inc.                                       Compensation (Chair)
Los Angeles, California
(retailing)
--------------------------------------------------------------------------------
Frank L. Hope, Jr.
Consulting Architect                                     Nominating
San Diego, California                                    Public Policy
(architecture)
--------------------------------------------------------------------------------
Ignacio E. Lozano, Jr.
Chairman                                                 Auditing and Examining
La Opinion
Los Angeles, California
(newspaper publishing)
--------------------------------------------------------------------------------
Walter E. Massey
President                                                Auditing and Examining
Morehouse College
Atlanta, Georgia
(education)
--------------------------------------------------------------------------------
John M. Richman
Of Counsel                                               Public Policy
Wachtell, Lipton, Rosen and Katz
Chicago, Illinois
(law firm)
--------------------------------------------------------------------------------
Richard M. Rosenberg
Chairman of the Board                                    Executive (Chair)
BankAmerica Corporation/
Bank of America NT&SA
--------------------------------------------------------------------------------
A. Michael Spence
Dean of the Graduate School of Business                  Executive Personnel and
Stanford University                                         Compensation
Stanford, California                                     Public Policy
(education)
--------------------------------------------------------------------------------
Honorary Directors/BankAmerica Corporation and
Bank of America NT&SA (nonvoting)

As of February 5, 1996
--------------------------------------------------------------------------------
A.W. Clausen
Retired Chairman and Chief Executive Officer
BankAmerica Corporation/Bank of America NT&SA
--------------------------------------------------------------------------------
Rudolph A. Peterson
Retired President and Chief Executive Officer
BankAmerica Corporation/Bank of America NT&SA
--------------------------------------------------------------------------------

                                               BankAmerica Corporation 1995 / 85

--------------------------------------------------------------------------------

Principal Officers/BankAmerica Corporation

Pictured, in addition to Mr. Rosenberg, are members of the Operating Policy Committee

As of February 5, 1996

[PHOTO APPEARS HERE] Richard M. Rosenberg
                     Chairman of the Board

David A. Coulter [PHOTO APPEARS HERE]
President and
Chief Executive Officer


[PHOTO APPEARS HERE] Kathleen J. Burke
                     Vice Chairman

Luke S. Helms [PHOTO APPEARS HERE]
Vice Chairman


Jack L. Meyers [PHOTO APPEARS HERE]
Vice Chairman

Michael J. Murray [PHOTO APPEARS HERE]
Vice Chairman


[PHOTO APPEARS HERE] Michael E. O'Neill
                     Vice Chairman

Thomas E. Peterson [PHOTO APPEARS HERE]
Vice Chairman


[PHOTO APPEARS HERE] Michael E. Rossi
                     Vice Chairman

[PHOTO APPEARS HERE] Martin A. Stein
                     Vice Chairman

Other Principal Officers
--------------------------------------------------------------------------------
Michael J. Halloran
Executive Vice President and General Counsel
--------------------------------------------------------------------------------
Bruce W. Mitchell
Executive Vice President and General Auditor
--------------------------------------------------------------------------------
Raymond R. Peters
Executive Vice President and Treasurer
--------------------------------------------------------------------------------
Cheryl A. Sorokin
Executive Vice President and Secretary
--------------------------------------------------------------------------------
Joseph  E. Vaez
Executive Vice President and Director of Credit Examination Services
--------------------------------------------------------------------------------
James H. Williams
Executive Vice President and Chief Accounting Officer
--------------------------------------------------------------------------------

86 / BankAmerica Corporation 1995

--------------------------------------------------------------------------------

Senior Management Council/Bank of America NT&SA

As of February 5, 1996
--------------------------------------------------------------------------------
David A. Coulter*
President and Chief Executive Officer
--------------------------------------------------------------------------------
Kathleen J. Burke*
Vice Chairman
--------------------------------------------------------------------------------
Luke S. Helms*
Vice Chairman
--------------------------------------------------------------------------------
Jack L. Meyers*
Vice Chairman
--------------------------------------------------------------------------------
Michael J. Murray*
Vice Chairman
--------------------------------------------------------------------------------
Michael E. O'Neill*
Vice Chairman and Chief Financial Officer
--------------------------------------------------------------------------------
Thomas E. Peterson*
Vice Chairman
--------------------------------------------------------------------------------
Michael E. Rossi*
Vice Chairman
--------------------------------------------------------------------------------
Martin A. Stein*
Vice Chairman
--------------------------------------------------------------------------------
Alexander M. Anderson
Group Executive Vice President -- Investment Management Services
--------------------------------------------------------------------------------
Charles Bell
Group Executive Vice President -- Commercial Business
--------------------------------------------------------------------------------
Julia Chang Bloch
Group Executive Vice President -- Corporate Relations
--------------------------------------------------------------------------------
Christopher Callero
Group Executive Vice President -- National Consumer Assets
--------------------------------------------------------------------------------
P. Gerald Doherty
Group Executive Vice President -- Global Capital Markets
--------------------------------------------------------------------------------
Kenneth G. Edwards
Group Executive Vice President -- Commercial Real Estate
--------------------------------------------------------------------------------
Jeremy G. Fair
Group Executive Vice President -- U.S. Corporate
--------------------------------------------------------------------------------
Christine N. Garvey
Group Executive Vice President -- Corporate Real Estate/OREO
--------------------------------------------------------------------------------
Michael J. Halloran
Group Executive Vice President and General Counsel
--------------------------------------------------------------------------------
James E. Hulihan, Jr.
Group Executive Vice President -- Asia Retail Banking
--------------------------------------------------------------------------------
James G. Jones
Group Executive Vice President -- Consumer Credit
--------------------------------------------------------------------------------
Liam E. McGee
Group Executive Vice President -- California Retail
--------------------------------------------------------------------------------
Larry D. McNabb
Group Executive Vice President -- Global Payment Services
--------------------------------------------------------------------------------
Bruce W. Mitchell
Group Executive Vice President and General Auditor
--------------------------------------------------------------------------------
Robert P. Morrow, III
Group Executive Vice President -- Asia Wholesale Banking
--------------------------------------------------------------------------------
Barbara Z. Otto
Group Executive Vice President -- Latin America/Canada
--------------------------------------------------------------------------------
Raymond R. Peters
Group Executive Vice President and Treasurer
--------------------------------------------------------------------------------
Barbara L. Rambo
Group Executive Vice President -- Commercial Banking
--------------------------------------------------------------------------------
Daniel P. Riley
Group Executive Vice President -- Support Services
--------------------------------------------------------------------------------
Arthur D. Ringwald
Group Executive Vice President -- BankAmerica Mortgage
--------------------------------------------------------------------------------
Federico Sacasa
Group Executive Vice President -- International Trade Banking
--------------------------------------------------------------------------------
Ralph Schauss
Group Executive Vice President -- Europe, Middle East, and Africa
--------------------------------------------------------------------------------
Frank A. Somers
Group Executive Vice President -- Special Assets
--------------------------------------------------------------------------------
Joseph E. Vaez
Group Executive Vice President and Director Corporate Credit
  Examination Services
--------------------------------------------------------------------------------
James H. Williams
Group Executive Vice President and Chief Accounting Officer
--------------------------------------------------------------------------------
Doyle L. Arnold
Executive Vice President -- Corporate Development
--------------------------------------------------------------------------------
Jeanine Brown
Executive Vice President -- Interactive Banking
--------------------------------------------------------------------------------
Paul M. Dorfman
Executive Vice President -- Credit Policy
--------------------------------------------------------------------------------
Richard V. Harris
Executive Vice President -- Leasing
--------------------------------------------------------------------------------
John R. Lloyd, Jr.
Executive Vice President -- Institutional Trust
--------------------------------------------------------------------------------
Richard W. Madresh
Executive Vice President -- Business Credit
--------------------------------------------------------------------------------
Donald A. Mullane
Executive Vice President -- Corporate Community Development
--------------------------------------------------------------------------------
Cheryl A. Sorokin
Executive Vice President and Secretary
--------------------------------------------------------------------------------
Lewis W. Teel
Executive Vice President -- Trading Exposure Control and Compliance
--------------------------------------------------------------------------------
John W. Wheeler
Executive Vice President -- Housing Services
--------------------------------------------------------------------------------
M. Faye Wilson
Executive Vice President -- Consumer Finance
--------------------------------------------------------------------------------
*Member of the Managing Committee

                                               BankAmerica Corporation 1995 / 87

--------------------------------------------------------------------------------

Chairmen/Presidents/Other Subsidiary Banks

As of February 5, 1996
--------------------------------------------------------------------------------
Bank of America Alaska, N.A.
Richard W. Larson*
Chairman and President
--------------------------------------------------------------------------------
Bank of America Arizona
David S. Hanna                         Kathryn L. Munro
Chairman                               President
--------------------------------------------------------------------------------
Bank of America Community Development Bank
Donald A. Mullane                      R. Michael Mantle
Chairman                               President
--------------------------------------------------------------------------------
Bank of America Idaho, N.A.
Ronald A. Slocum
Chairman and President
--------------------------------------------------------------------------------
Bank of America Illinois
William M. Goodyear
Chairman and President
--------------------------------------------------------------------------------
Bank of America National Association
James G. Jones                         Stephen B. Galasso
Chairman                               President
--------------------------------------------------------------------------------
Bank of America Nevada
Richard A. Etter
Chairman and President
--------------------------------------------------------------------------------
Bank of America New Mexico, N.A.
Laura W. Fitch
Chairman and President
--------------------------------------------------------------------------------
Bank of America Oregon
W. Charles Armstrong
Chairman and President
--------------------------------------------------------------------------------
Bank of America Texas, N.A.
Ronald G. Biagi                        David J. Berry
Chairman                               President
--------------------------------------------------------------------------------
Seattle-First National Bank
John V. Rindlaub                       Joseph E. Gray
Chairman                               President
--------------------------------------------------------------------------------
*Effective February 7, 1996


Advisor-BankAmerica Corporation

As of February 5, 1996
--------------------------------------------------------------------------------
George S. Ishiyama
Senior Advisor
--------------------------------------------------------------------------------

88 / BankAmerica Corporation 1995

--------------------------------------------------------------------------------

BankAmerica Corporate Governance Principles

The Board of Directors has adopted Corporate Governance Principles covering the Role of the Board, Board Structure, Committees, Meetings, and other issues. Below is a summary of some of the major points. Copies of the full text of the Principles can be obtained by writing to the Corporate Secretary's Office (address on inside back cover).

Responsibility to Shareholders The board believes the role of the board of directors is to oversee the affairs of the corporation for the benefit of shareholders.

Strategic Issues The board believes it is important to discuss long-range strategic issues as a matter of course at regular board meetings as well as at periodic, multi-day off-site meetings devoted solely to strategic issues.

Operating Plan The board reviews BankAmerica's yearly operating plan and specific financial goals at the start of each year and monitors performance in comparison to plan. The board also believes it is important to establish and evaluate longer-term objectives and not to over-emphasize short-term performance.

Business Ethics The board believes the long-term success of BankAmerica is dependent upon maintenance of an ethical business environment that focuses on adherence to both the letter and the spirit of regulatory and legal mandates and expects management to conduct operations in a manner supportive of the board's view.

Performance of CEO The board believes that CEO performance should be evaluated annually and as a regular part of any decision with respect to CEO compensation. The board ratifies any compensation decisions for the CEO made by the Executive Personnel and Compensation Committee.

Chairman of the Board The Chairman of the Board may be an officer/director or an outside director and may or may not be the same individual as the CEO, at the option of the board. The board believes it should be free to make these determinations depending on what it believes is best for the corporation in light of all the circumstances.

Executive Sessions The board believes that outside directors should meet in executive session from time to time during the year and that some of the executive sessions should be with the CEO, who is an inside director, and some should be outside the presence of the CEO and any other inside directors or management officials.

Outside Directors The board believes that a significant majority of the board should be outside directors: individuals who are not members of management and have not been such within the last 10 years; have no close family relationship with a member of key management; are not significant advisors or consultants to BankAmerica; do not have significant personal service contracts with BankAmerica; and do not have any other relationship with BankAmerica which, in the opinion of the board, would adversely affect their ability to exercise independent judgment as directors.

Selection of Directors The board believes that directors should be nominated by a Nominating Committee of the board consisting entirely of outside directors and that an offer to join the board should be extended by the committee. The committee may consider the views of the CEO in making nominations. The board believes that directors should not represent particular constituents, but should be diverse enough to be clearly able to represent differing points of view. The board does not set specific criteria for directors, but believes that they should show evidence of leadership in their particular field, and have broad experience and the ability to exercise sound business judgment. In selecting directors, the board generally seeks a combination of active or former CEOs of major complex businesses, leading academics and entrepreneurs, including women and ethnic minority individuals.

Board Effectiveness The board believes it is appropriate to periodically review its own effectiveness, including its corporate governance policies and practices, and would generally expect a review annually. The board believes that the Nominating Committee should review incumbent directors as part of the annual nomination process and in the context of the committee's overall review of the strengths and weaknesses of the board as a whole.

Director Compensation The board believes that director compensation should be competitive with that paid to directors of other major financial institutions and major corporations. The board believes directors should have a financial stake in BankAmerica and in 1995 established a stock ownership guideline of three times the annual director retainer fee in stock or deferred restricted stock equivalent units, to be achieved within five years of joining the board. The board also mandates deferral of at least one-half of the retainer into deferred restricted stock equivalent units which fluctuate with the value of BankAmerica stock.

Committee Assignments The board believes that the Auditing and Examining Committee, the Executive Personnel and Compensation Committee, and the Nominating Committee should be comprised solely of outside directors.

Committee Agendas The board believes committee chairmen, in consultation with appropriate members of management and committee members, should determine committee agendas.

--------------------------------------------------------------------------------
Glossary of Common Banking Terms

Adjustable rate mortgage (ARM) A loan secured by real estate with periodic adjustments in the interest rate, usually every six months. These mortgages often have consumer protections against rapid escalation in borrowing costs, such as a maximum amount that the interest rate can increase in any single year, or over the life of the loan.

Allocated transfer risk reserve (ATRR) The portion of a bank's allowance for credit losses allocated for losses to borrowers in "value impaired" countries, as prescribed by the banking regulators.

Asset-liability management The practice of balance sheet management with the objective of promoting income generation while containing market risk exposures.

Bank Insurance Fund (BIF) The government guarantee program administered by the Federal Deposit Insurance Corporation, backing deposits in commercial banks up to $100,000 per account.

Brady bond A dollar-denominated long-term bond collateralized by U.S. government securities received in exchange for restructuring country loans.

Charge-off  Loan principal that is written off as an uncollectible bad debt.

Co-branded credit card A credit card jointly sponsored by a bank and a retail merchant or other entity.

Core deposits Customer deposits which are considered a stable and reasonably priced source of funds for investing.

Fixed rate mortgage (FRM) A loan secured by real estate with an interest rate that does not vary over the term of the loan.

Hedging The financial technique utilized to offset the risk of loss from price or rate fluctuations in the market.

Interest rate gap The amount by which the carrying value of interest-rate-sensitive assets for a designated maturity period differs from the carrying value of interest-rate-sensitive liabilities and equity for the same period.

Liquidity The ability of an organization to meet its maturing financial obligations as they come due.

Master netting agreement A written contract to settle mutual obligations with a single counterparty at the net value of all outstanding contracts, as opposed to the gross value.

Risk-based capital A measure of a bank's financial strength developed by banking regulators, taking into account the risks inherent in the bank's assets as well as its off-balance-sheet exposures.

Risk management The procedures necessary to manage a bank's exposure to various types of risk associated with transacting business.

Savings Association Insurance Fund (SAIF) The government guarantee program administered by the Federal Deposit Insurance Corporation, backing deposits in federal savings and loan associations, federal savings banks, and certain state savings and loan associations up to $100,000 per account.

Simulation A technique to test earnings performance under different interest rate and pricing scenarios.

Spread The difference between the interest rate charged by a bank on an investment (i.e. a loan) and the bank's cost of funds.

Transfer pricing A method by which costs are allocated to the various profit centers within an organization.

Venture capital Generally, the investment in high-risk or small companies specializing in new products or technologies, often in return for an equity position.
--------------------------------------------------------------------------------


Design: Vinje Design, Inc.
Illustration: Michael Kohnke
Cover Photography: Geoffrey Nelson
Inside Photography: Terry Huseby


                   [RECYCLED PAPER LOGO APPEARS HERE] Printed on recycled paper.

--------------------------------------------------------------------------------

[LOGO OF BANKAMERICA APPEARS HERE]
BankAmerica                                                         ------------
                                                                    BULK RATE
                                                                    U.S. POSTAGE
                                                                    PAID
                                                                    BankAmerica
                                                                    Corporation
                                                                    ------------
Department 13018
Box 37000
San Francisco, California 94137

--------------------------------------------------------------------------------

                          Connecting With BankAmerica

[COMPUTER ICON OF MAILING ENVELOPE APPEARS HERE]

----------------------------------------
By Mail
----------------------------------------

The Annual Report of BankAmerica Corporation is designed to provide financial facts and analysis to shareholders and professional investors while satisfying various regulatory requirements. The following additional publications are available without charge by writing to:

Bank of America, Corporate Public Relations #13124, P.O. Box 37000, San Francisco, CA 94137

 . The BankAmerica Corporation 1995 Form 10-K, which includes additional information and financial data on the corporation

 . Information regarding community reinvestment and related activities

 . Environmental Program Progress Report

 . Recording for the blind of the 1995 Annual Report

Requests for assistance with specific matters related to BankAmerica`s stock and registered securities can be addressed to the corporation`s Transfer Agent and
Registrar:

Chemical Mellon Shareholder Services, L.L.C.
85 Challenger Road
Ridgefield Park, NJ 07660

or

Chemical Mellon Shareholder Services, L.L.C.
50 California Street - 10th Floor
San Francisco, CA 94111

--------------------------------------------------------------------------------

[COMPUTER ICON OF TELEPHONE AND FAX MACHINE APPEARS HERE]

----------------------------------------
By Phone
----------------------------------------

Shareholder Assistance Line (800) 642-9880

Shareholders can call toll-free to receive assistance with specific matters related to BAC stock and registered securities, such as change of address, stock transfers and change of ownership, non-receipt of or lost stock certificates or dividend checks, Dividend Reinvestment Plan information, direct deposit of dividends, consolidation of accounts, and dividend income reporting for tax purposes. Shareholders can also call (415) 622-3530 during normal Pacific Coast business hours to receive information on corporate activities.

Loan-by-Phone 1-800-The BofA.

Customers can apply for loans toll-free, 24 hours a day.

--------------------------------------------------------------------------------

[COMPUTER ICON OF COMPUTER TERMINAL APPEARS HERE]

----------------------------------------
Online
----------------------------------------

Visit BankAmerica`s home page on the World Wide Web to view the latest information about the corporation and its products and services, or apply for a loan or credit card. [http://www.bankamerica.com]

Corporate disclosure documents filed with the Securities and Exchange Commission by BankAmerica and other companies can be obtained from the SEC home page on the World Wide Web [http://www.sec.gov].

Customers can also visit BankAmerica`s site in the Personal Finance section of America Online.

--------------------------------------------------------------------------------

[COMPUTER ICON FOR PERSONAL SERVICE APPEARS HERE]

----------------------------------------
In Person
----------------------------------------

With more than 2,500 customer service locations in ten western states and more than 6,600 ATMs, BankAmerica provides a level of on-site customer convenience that is second to none. Consult the telephone directory for a location near you.

The Annual Meeting of Shareholders will be held in San Francisco at the California Masonic Memorial Temple Auditorium, 1111 California Street, on Thursday, May 23, 1996 at 2 p.m.



SEC-13  2-96

--------------------------------------------------------------------------------

                                Appendix Index

BankAmerica Corporation 1995
Annual Report to Shareholders
page reference                        Description of omitted graphics
-----------------------------         -------------------------------
             1                        Photograph of Richard M. Rosenberg,
                                      Chairman of the Board and David A.
                                      Coulter, Chief Executive Officer

             2                        Quarterly Earnings Per Share
                                      (Plot point graph in non-EDGAR version)

             2                        Quarterly Return On Average Common
                                      Equity (Plot point graph in non-EDGAR
                                      version)

             5 Pie Chart of Major Business Sectors with all sectors highlighted (Pie chart in non-EDGAR version)

             6                        Computer icons depicting the Corporation's
                                      Major Business Sectors with the Consumer banking icon highlighted

             6 Pie Chart of Major Business Sectors with the Consumer Banking sector highlighted
                                      (Pie chart in non-EDGAR version)

             8                        Computer icons depicting the Corporation's
                                      Major Business Sectors with the U.S.
                                      Corporate and International Banking icon highlighted

             8 Pie Chart of Major Business Sectors with the U.S. Corporate and International
                                      Banking sector highlighted (Pie chart in non-EDGAR version)

             10                       Computer icons depicting the Corporation's
                                      Major Business Sectors with the Commercial
                                      Real Estate icon highlighted

             10 Pie Chart of Major Business Sectors with the Commercial Real Estate sector highlighted (Pie chart in non-EDGAR version)

             12                       Computer icons depicting the Corporation's
                                      Major Business Sectors with the Middle-
                                      Market Banking icon highlighted

             12 Pie Chart of Major Business Sectors with the Middle-Market Banking sector highlighted (Pie chart in non-EDGAR version)

             14                       Computer icons depicting the Corporation's
                                      Major Business Sectors with the Private
                                      Banking and Investment Services icon
                                      highlighted

             14 Pie Chart of Major Business Sectors with the Private Banking and Investment
                                      Services sector highlighted (Pie chart in non-EDGAR version)

             16                       Computer icons depicting the Financial
                                      Review, Consolidated Financial Statements, and Corporate Information sections of the Annual Report with Financial Review icon highlighted

             16 Price Range of Common Stock (Bar chart in non-EDGAR version)

             18                       Computer icon depicting the Consumer
                                      Banking sector

             18                       Computer icon depicting the U.S.
                                      Corporate and International Banking sector

             19                       Computer icon depicting the Commercial
                                      Real Estate sector

             20                       Computer icon depicting the Middle-Market
                                      Banking sector

             20                       Computer icon depicting the Private
                                      Banking and Investment Services sector

             21 Net Interest Margin (Plot point graph in non-EDGAR version)

             23                       Noninterest Income (Stacked block graph
                                      in non-EDGAR version)

             24 Noninterest Expense (Stacked block graph in non-EDGAR version)

             24                       Staff Levels (Plot point graph in
                                      non-EDGAR version)

             28                       Total Loan Outstandings by Geographic Area
                                      (Pie chart in non-EDGAR version)

             32 Total Loan Outstandings by Type (Pie chart in non-EDGAR version)

             37                       Allowance for Credit Losses as a
                                      Percentage of Nonaccrual Assets (Bar
                                      chart in non-EDGAR version)

             37 Nonaccrual Assets at Year End (in millions of dollars) (Bar chart in non-EDGAR version)

             39                       Histogram of Daily Trading-Related
                                      Revenue for 1995) (Bar chart in
                                      non-EDGAR version)

             40                       Net Interest Rate Risk (in billions of
                                      dollars) (Plot point graph in non-EDGAR
                                      version)

             43                       Common and Total Stockholders' Equity
                                      (Plot point graph in non-EDGAR version)

             43 Dividends Declared per Common Shares (Plot point graph in non-EDGAR version)

             45                       Risk-Based Capital Ratios (Bar chart in
                                      non-EDGAR version)

             46                       Computer icons depicting the Financial
                                      Review, Consolidated Financial
                                      Statements, and Corporate Information
                                      sections of the Annual Report with the
                                      Consolidated Financial Statements icon
                                      highlighted

             84                       Computer icons depicting the Financial
                                      Review, Consolidated Financial
                                      Statements, and Corporate Information
                                      sections of the Annual Report with the
                                      Corporate Information icon highlighted

             85                       Photograph of Richard M. Rosenberg,
                                      Chairman of the Board

                                      Photograph of David A. Carter,
                                      President and Chief Executive Officer

                                      Photograph of Kathleen J. Burke,
                                      Vice Chairman

                                      Photograph of Luke S. Helms,
                                      Vice Chairman

                                      Photograph Jack L. Meyers,
                                      Vice Chairman

                                      Photograph of Michael J. Murray,
                                      Vice Chairman

                                      Photograph of Michael E. O'Neil,
                                      Vice Chairman

                                      Photograph of Thomas E. Peterson,
                                      Vice Chairman

                                      Photograph of Michael E. Rossi,
                                      Vice Chairman

                                      Photograph of Martin A. Stein,
                                      Vice Chairman

           Back Cover                 Computer Icon for Obtaining Information by
                                      Mail

           Back Cover                 Computer Icon for Obtaining Information by
                                      Telephone

           Back Cover                 Computer Icon for Obtaining Information by
                                      Online

           Back Cover                 Computer Icon for Obtaining Information by
                                      in Person