Form 10-K405, Exhibit 13
period 1996-12-31
BANKAMERICA CORP
filed 1997-03-14
CIK 9672

                                                         BankAmerica Corporation

(Photo appears here)
Sideview of three athletes running (two men and a woman) wearing T-shirts with BankAmerica Corporation logo.



                1996 annual report

-------------------------------------------------------------------------------
Letter to Shareholders                                                2
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Financial Review
-------------------------------------------------------------------------------
Overview                                                             17
Business Sectors                                                     19
Operating Leverage and Capital Management                            22
Results of Operations                                                23
  Net Interest Income                                                23
  Noninterest Income                                                 23
  Noninterest Expense                                                26
  Income Taxes                                                       27
  Comparison of 1995 Versus 1994                                     27
Balance Sheet Review                                                 28
  Overview                                                           28
  Pending Accounting Standards                                       28
  Loan Portfolio Management                                          28
  Allowance for Credit Losses                                        33
  Nonperforming Assets                                               36
Off-Balance-Sheet Financial Instruments                              38
  Credit-Related Financial Instruments                               38
  Foreign Exchange and Derivatives Contracts                         38
Risk Management                                                      39
  Credit Risk Management                                             39
  Off-Balance-Sheet Credit Risk                                      39
Operational Risk Management                                          40
Market Risk Management                                               40
  Overview                                                           40
  Trading Activities                                                 41
  Other Banking Activities                                           42
Liquidity Risk Management                                            44
  Overview                                                           44
  Liquidity Review                                                   44
Capital Management                                                   45
Forward-Looking Statements                                           47

-------------------------------------------------------------------------------
Consolidated Financial Statements
-------------------------------------------------------------------------------
Report of Management                                                 48
Report of Independent Auditors                                       49
Consolidated Financial Statements                                    50
Notes to Consolidated Financial Statements                           54

-------------------------------------------------------------------------------
Corporate Information
-------------------------------------------------------------------------------
Boards of Directors/BankAmerica Corporation
  and Bank of America NT&SA                                          86
Principal Officers/BankAmerica Corporation                           87
Senior Management Council/Bank of America NT&SA                      88
BankAmerica Corporate Governance Principles                          89
BankAmerica Behind the Scenes                                        90
Glossary of Common Banking Terms                                     92



On the Cover: From left, Bank of America employees Roger Hancock, Nikolai Safavi, and Valerie Scott-St. James.

1996

BankAmerica Today
---------------------------------

BankAmerica Corporation and its consolidated subsidiaries provide diverse financial products and services to individuals, businesses, government agencies, and financial institutions throughout the world. BankAmerica Corporation is the third-largest bank holding company in the United States based on total assets at December 31, 1996.

BankAmerica's principal banking subsidiaries operate full-service branches in California, Washington, Texas, Arizona, Illinois, Oregon, Nevada, New Mexico, Hawaii, Idaho, and Alaska, as well as consumer finance offices in 35 states, corporate banking offices in major U.S. cities, and branches, corporate offices, and representative offices in 37 other countries and territories. BancAmerica Securities, Inc. is a primary dealer in U.S. government securities. It underwrites and trades in federal agency, corporate, state, and municipal obligations, as well as mortgage-backed securities, asset-backed securities, and money market instruments. It also provides advisory and corporate finance/capital structuring services in areas such as asset sales, mergers and acquisitions, private placements, and loan syndications. BankAmerica Business Credit is one of the largest commercial finance companies in the United States, serving businesses throughout the country and Canada. Throughout the United States, BankAmerica Mortgage originates and services home loans and BankAmerica Housing Services makes loans for manufactured housing. BA Merchant Services, Inc. provides payment processing and related information products and services to merchants throughout the United States who accept credit and debit cards as payment for goods and services. Bank of America Community Development Bank provides financing for small businesses and affordable housing in 15 states, plus Washington D.C.
--------------------------------------------------------
Note: The following abbreviations, among others, appear in the text of this report: BankAmerica Corporation and its consolidated subsidiaries (BankAmerica, BAC), BankAmerica Corporation (the parent), Bank of America NT&SA (Bank of America, BofA, the bank), and Continental Bank Corporation (Continental).


Quarterly Earnings Per Share (plot point graph in non-EDGAR version)

                        1995         1996
Q1                      $1.46        $1.79
Q2                       1.56         1.84
Q3                       1.72         1.88/*/
Q4                       1.74         1.93

/*/Adjusted to include the effect of a one-time assessment for the Savings
   Association Insurance Fund (SAIF).


Quarterly Return on Average Common Equity (plot point graph in non-EDGAR version)

                        1995         1996
Q1                       13.86%       15.19%
Q2                       14.30        15.42
Q3                       15.09        15.23/*/
Q4                       14.96        15.24

/*/ Adjusted to exclude the effect of a one-time assessment for SAIF.


Quarterly Expense-to-Revenue Ratio/*/ (plot point graph in non-EDGAR version)

                          1995         1996
Q1                        59.8%        55.8%
Q2                        59.7         55.1
Q3                        56.4         54.5
Q4                        56.6         54.0

/*/Excludes net other real estate owned expense, amortization of intangibles, payments related to trust preferred securities; and the effect of a one-time assessment for SAIF in the third quarter of 1996, a fourth-quarter 1996 restructuring charge, and a fourth-quarter 1996 gain on the initial public offering of BA Merchant Services, Inc. common stock.

To Our Shareholders

BankAmerica Corporation logo appears to the left of the quote by David A. Coulter

--------------------------------------------------------------------------------
"The overriding governing objective of maximizing shareholder value has been firmly established at BankAmerica. We made good progress in 1996, both in our operations and in our financial results. But that's just the beginning of what I would like to see BankAmerica accomplish."

                                       -- David A. Coulter, Chairman and CEO
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
                                 Introduction
--------------------------------------------------------------------------------


In this first annual report since I have been Chairman and CEO of BankAmerica, I want to discuss in my own words how our company is performing, and more important, how we plan on continuing to improve our performance in the future. I'll present as clear a picture as I can of what BankAmerica is doing to meet your expectations as shareholders and also the expectations of our retail and wholesale customers and our employees.

First, 1996 was a good year for BankAmerica. We made progress on two primary financial objectives: increasing earnings per share by 12.6 percent to $7.31 and improving return on average common equity by 42 basis points to 15.00 percent. We achieved this by paying close attention to the fundamentals: managing risk effectively, managing our operating leverage by keeping core expense growth well below core revenue growth, and managing capital in a disciplined way. And the price of our common stock increased by 54 percent in 1996. While the market for bank stocks was certainly favorable during the year, BankAmerica had the biggest increase of the 15 largest U.S. banking companies for the year.

The overriding governing objective of maximizing shareholder value has been firmly established at BankAmerica. This objective serves as the touchstone for all we do. However, in order to achieve it, we must accelerate our focus on providing excellent customer service, motivating the best group of employees possible, and continuing to invest in building franchise value over the long term.

The basic value we create for shareholders stems from a broad and valuable set of customers. We continue to analyze and experiment with how best to build on relationships at both the retail and wholesale levels. We are also working to infuse a spirit of teamwork throughout the organization, so that we can cut across departmental boundaries to meet a wide range of customer needs seamlessly.

Our intent is to be recognized as one of the world's best financial institutions, aggressively adapting our approach to a changing environment, while making our actions pay for investors. In the following pages, I'll describe steps taken in 1996 to move this process forward.
--------------------------------------------------------------------------------

(Photo appears here)
Chairman and CEO Dave Coulter in video broadcast studio

Chairman and CEO Dave Coulter announces a new stock option plan for employees via live satellite broadcast


--------------------------------------------------------------------------------
                            Selected Financial Data
--------------------------------------------------------------------------------

For the Year                  1996             1995
---------------------------------------------------
Net Income                $  2,873         $  2,664

Earnings per
  common share                7.31             6.49


At Year End
---------------------------------------------------
Loans                     $165,415         $155,373
Total assets               250,753          232,446
Deposits                   168,015          160,494
Stockholders' Equity        20,713           20,222

Selected Ratios               1996             1995
---------------------------------------------------
Rate of return
  average common equity      15.00%           14.58%

Ratio of common
  equity to total assets      7.37%            7.57%

Tier 1 risk-based
  capital ratio               7.77%            7.35%

(Dollar amounts in millions, except per share data)

(Photo appears here)
A hand sliding a Bank of America Versatel check card through a point-of-sale machine is shown primarily on page 4 and continues on to page 5.

--------------------------------------------------------------------------------
                                Retail Banking
--------------------------------------------------------------------------------

It is generally recognized that the retail banking environment is undergoing significant change. With size, scale, and scope in a number of very attractive markets, we are adapting BankAmerica's long-term economic framework to meet the change.

People today expect an expanded array of choices to access their banking services. Merely having branches everywhere you look isn't enough anymore. Today, we conduct two telephone and electronic transactions for every traditional teller transaction.

BankAmerica has responded by using information in its extensive corporate "data store" to determine exactly what our customers want and to develop a dynamic, multi-channel distribution system which includes both traditional and in-store branches, ATMs, telephones, and personal computers. We recognize that the diversity of our customers will be reflected in the diversity of their choices, and we are determined to structure an open and user-friendly system to allow for those choices.

We have made extensive investments in our interactive banking infrastructure so customers can plug into their banking services through a variety of telecommunications channels. Customers who prefer opening accounts, applying for loans, transferring funds, or conducting other transactions by phone, and customers who access our HomeBanking service via personal computer, can now do so 24 hours a day, seven days a week.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                Retail Banking
--------------------------------------------------------------------------------

In this age of technology, quality service has tremendous importance. We believe that we're making fundamental and significant improvements in customer service, not only through the use of technology and expanded options for accessing banking services, but also through new levels of person-to-person contact. One innovation we have recently implemented, for example, is the addition of a team of specialists whom we call financial relationship managers. We expect to have 1,300 of these experienced, highly trained bankers in place throughout our retail system by the end of 1997. They will be responsible for building relationships with our most valuable customers and attracting a high proportion of those customers' assets and liabilities.

The financial relationship management program is an example of our ability to experiment with new ideas on a small scale, then build a larger program from our best practices. In this case, the program was designed by staff from throughout our system, then implemented in phases in the Northwest, California, and the Southwest.


Some of our retail businesses are truly nationwide in scope. Mortgage banking, for example, continues to grow, not just in the West, but in states in which we have no traditional branch franchise. In those states, we can originate loans through a variety of channels and service them efficiently at centralized processing facilities.

Our manufactured housing operation, which makes loans for the purchase of factory-built homes, is also growing rapidly, both inside and outside of our traditional service areas. Manufactured housing is increasingly a prime affordable housing option for many Americans, particularly first-time homebuyers, and BankAmerica is one of the nation's largest lenders for these homes.

--------------------------------------------------------------------------------

(Photo appears here)
A continuation of the photo on page 4 shows the right hand corner of the point-of-sale machine.

connections


Daily Customer Contacts
ATM and Point-of-Sale Transactions         2,600,000

Teller Transactions                        1,650,000

Teleservicing Calls                          650,000

Loan-by-Phone Calls                            4,350

Credit Card Transactions                     600,000

Visits to Web Site                           100,000

(Photo appears here)
A woman is portrayed accessing Bank of America's Homebanking service. She is sitting at a table at home facing a computer with her checkbook open. Photo is primarily on page 6 and continues on to page 7.

                                  convenience
http://www.bankamerica.com

(Photo appears here)
A continuation of the photo on page 6 shows the rest of the table and a vase filled with flowers.

(Photo appears here)
Small photo inset portrays three customer service representatives on the telephone.


--------------------------------------------------------------------------------
                                Retail Banking
--------------------------------------------------------------------------------

Our international retail activities are focused mainly in the Pacific Rim through Bank of America (Asia), Ltd., with operations in Hong Kong, Taiwan, India, Singapore, and the Philippines. We grew this business aggressively in 1996 and this region represents an excellent competitive opportunity for us in the future.

We also took a number of capital allocation steps in the retail area in 1996, as part of our overall capital strategy. We established BA Merchant Services, Inc., consolidated our domestic credit and debit card merchant processing operations into this new company, then sold a portion of its common stock in a public offering, which resulted in a $147 million nontaxable gain for our shareholders. This action helps to create additional options for funding the future growth of the business, while retaining control within BankAmerica. In addition, we began to manage our retail balance sheet more actively, with significant sales and securitizations from our mortgage and credit card portfolios. We sold nearly $3 billion of variable- and fixed-rate conforming mortgage loans during 1996 and securitized approximately $1.5 billion of credit card receivables.

The transformation of the retail banking business is by no means complete. We will continue to manage our channels of distribution to satisfy customer needs, while retaining the power of the BankAmerica brand. Our various asset and liability products must be capable of matching those provided by focused, non-bank competitors. In some cases, it may be more economical to distribute products provided by other manufacturers. Finally, in everything we do, we must deliver the quality of service customers expect. That's as important in the long run as products and distribution channels.
--------------------------------------------------------------------------------

(Photo appears here)
Background is a map of the world on pages 8 and 9. Page 8 shows Europe, Africa, and Asia.

(Photo appears here)
Photo inset portrays three businessmen in suits discussing business.

--------------------------------------------------------------------------------
                              Wholesale Banking
--------------------------------------------------------------------------------
In the wholesale banking business, we have determined that the market is far too competitive and our infrastructure too large to support a single transaction per client. Instead, our economic model builds on broad, multi-product relationships with corporate clients and recognizes that these relationships will have peaks and valleys of usage. We intend to be among the top providers of financial services in relationships with wholesale clients.

We recognize that the increasing rate of market globalization affects our clients throughout the world and creates new challenges. To meet these changing needs and market demands, we are focusing on our clients' most important global challenges and growth opportunities. Our positioning in the broad Pacific Rim enables us to serve clients in the world's highest growth markets, while our European operations provide centralized treasury management services and access to the world's capital markets.

Product skills and geographic capabilities are only part of the picture. The most significant competitive factor in this business is the ability of our client-focused teams to understand a customer's business, anticipate needs, then tailor customized solutions to meet those needs. Time and time again, our wholesale institutional clients in both the public and private sectors are finding that they can use

--------------------------------------------------------------------------------


                                 capabilities

(Photo appears here)
Background is a continuation of a map of the world, showing North, Central, and South America.

(Photo appears here)
Photo portrays four employees working in a Bank of America office, primarily on page 10 client focus

--------------------------------------------------------------------------------
                               Wholesale Banking
--------------------------------------------------------------------------------

BankAmerica in ways not usually associated with a traditional U.S. commercial bank. Indeed, we now have one of the most significant global corporate franchises of any U.S. bank -- ranked first for the most primary relationships with large U.S. corporations.

We are determined to enhance our reputation as a high quality provider in a number of ways. We have created what we call our Global Network Initiative to enable us to mobilize a broad array of experts quickly to meet the specialized needs of our largest global clients. We have also prioritized our key industry specializations so we can concentrate on the areas we know the best, such as transportation, energy, technology, health services and entertainment. We pride ourselves on our level of client responsiveness in capital raising for both standard transactions and mega-deals.

In addition, we are looking carefully at each of our wholesale businesses, products, and relationships to ensure that we have appropriate capital allocated to those that generate the highest returns. We are resolved either to improve underperforming businesses within a reasonable time frame, or to invest our capital in more productive ways. This capital allocation process resulted in a number of decisions in 1996 that we think will help us improve the effectiveness and profitability of the franchise:

 . We increased the size of our high-performing leasing business by acquiring a $1.8 billion portfolio of lease-related assets from subsidiaries of Ford Motor Company.

 . We announced a new business strategy in Europe that reduces the capital allocated to traditional lending activities, realigns our capital markets resources, and pursues growth opportunities in specific products and selected emerging markets such as Russia and Poland. In fact, we opened a representative office in Warsaw in 1996.

 . We reshaped our operations in Japan to align our business more closely with client needs. We are focusing more on capital raising and capital markets activities where we are highly competitive, and less on traditional credit, which many of our Japanese clients prefer to obtain from local banks.

 . We are streamlining our operations around the world by centralizing management of branch back-office activities and some of our processing activities for foreign exchange, options, derivatives, and other transactions. The objective is to keep key line managers fully engaged in marketing, while centralizing as much of our operations and administrative work as possible.

--------------------------------------------------------------------------------

(Photo appears here)
A continuation of the Bank of America office is shown on page 11.

The Market View


Through multiple industry and independent surveys, Bank of America has demonstrated leadership across a broad spectrum of products and services:

 . Number two in agent/co-agent volume in loan syndication both in the U.S. and globally.

 .  Named number one global lead arranger by Project Finance International.

 .  Largest number of "most important" relationships with U.S. clients.

 . Named number one arranger of syndicated loans in Latin America by LatinFinance magazine for the third consecutive year.

 .  One of the top global providers of cash management and foreign exchange.

 .  Named Project Finance Advisor of the Year for 1996 by Project Finance
   International and Best Swaps House of 1996 by Finance Asia.

(Photo appears here)
Three male athletes wearing T-shirts with the BankAmerica Corporation logo are shown running. Photo is continued on page 13.


                                  commitment

The "Take Ownership!" logo and trademark symbol appear at the top and center page above the heads of the athletes in the picture

(Photo appears here)
A continuation of the photo on page 12, page 13 shows four athletes running (three men and one woman), wearing T shirts with the BankAmerica Corporation logo.

--------------------------------------------------------------------------------
                               Employee Programs
--------------------------------------------------------------------------------

In an industry like financial services, where competitors can replicate our products and delivery systems relatively quickly, the quality of our people is our main competitive advantage. I believe that the key to grooming a team that stays focused on maximizing shareholder value is very simple and straightforward: Put employees in the same position as shareholders. That's why I am so excited about our new Take Ownership! TM program.

Under Take Ownership!, employees at all levels, including part-time and hourly employees, are granted stock options at six-month intervals. The ultimate value of the options depends on whether the stock price increases, and by how much. Our goal is to encourage employees to act like owners by rewarding them according to how well the corporation performs for its shareholders.

I think stock options can be an effective tool for encouraging employees to stay with the company and to give you, our shareholders, their very best efforts. I also think it's important to grant options to employees because of the kind of work we ask them to do. As a result of the rapid changes taking place at BankAmerica and throughout our industry, our employees have to be especially creative and flexible. They have to make important and difficult decisions every day, some of which can lead to changes in the nature of their own jobs. They are making these decisions in the interests of shareholders and I believe they should share in the rewards.

Our overall philosophy with regard to human resources can be summed up in a single word: inclusion. We strive to maintain a diverse workforce in which all participants are encouraged and given the resources they need to do their best work, and then are compensated and rewarded appropriately.

--------------------------------------------------------------------------------
                             maximize shareholder

(Photo appears here)
Photo covers page 14 and 15 and portrays traders on the floor of an exchange with quotes superimposed.

--------------------------------------------------------------------------------
                           Working for Shareholders
--------------------------------------------------------------------------------

The point of all the work we do for customers and employees, of course, is to produce returns for our shareholders. We made good progress in 1996, both in our operations and in our financial results. But that's just the beginning of what I would like to see BankAmerica accomplish.

In 1997, we will continue to execute on the necessary conditions for a top-performing financial institution that I mentioned at the outset of this letter: effective risk management, strong operating leverage, and disciplined capital management.

Risk management includes credit, market, and interest rate risk, all of which are discussed in detail later in this report. I believe we've done a fine job in these areas so far, establishing solid risk-management processes as a core competency. And our results speak for themselves.

Favorable operating leverage is achieved by restricting core expense growth to a significantly slower pace than core revenue growth. Expense control is a continuing discipline at BankAmerica. We have made progress recently in a number of areas, including the restructuring and, in some cases, outsourcing of some of our businesses and staff support units for improved efficiency. Consolidating most of our subsidiary banks into a single legal entity will produce additional ongoing savings. And an initiative we have undertaken to coordinate and centralize our purchasing activities is producing significant savings.

In my view, the operating leverage numbers for 1996 are good. Noninterest expense increased only 4 percent over the past four quarters. The adjusted expense-to-revenue ratio declined in each of those quarters. In times when competitive pressures sometimes limit revenue growth, maintaining appropriate operating leverage can still produce acceptable returns.

--------------------------------------------------------------------------------
value


(Photo appears here)
Continuation of photo on page 14 portraying traders on the floor of an exchange with quotes superimposed.

Total Shareholder Return* (bar chart in non-EDGAR version)
(in percent)

               1990     1991     1992     1993     1994     1995     1996
             -------- -------- -------- -------- -------- -------- --------
                  3.0     39.8     33.4      2.8    (11.5)    69.4     58.1

*Appreciation in price of common stock plus common stock dividends

--------------------------------------------------------------------------------
                           Working for Shareholders
--------------------------------------------------------------------------------

Disciplined capital management begins with a focus on the economic profit generated by key businesses - a measure of the absolute return in excess of the cost of capital for a specific business. Fundamentally, growth should relate to increases in economic profit. Understanding the amount of economic profit BankAmerica's businesses are capable of generating over time is a key determinant in our capital management approach.

In 1996, we returned approximately 60 percent of the Tier 1 capital we generated to shareholders in the form of dividends, preferred stock redemptions, and common stock repurchases. We increased the common stock dividend by 13 percent in February of 1997, following a 17 percent increase in 1996. Also in February 1997, we further increased our stock repurchase program, establishing new authorization for up to $3 billion of common stock by the end of 1998. We repurchased 17 million shares of common stock in 1996, reducing common equity by $1.35 billion.

In addition to these necessary conditions for a top-performing financial institution, real success will come from continuing to expand our franchise and build our brand. We recognize that we cannot merely save our way to long-term prosperity, but we remain intent on pursuing only those strategic moves which add to shareholder value within a reasonable timeframe.

I believe that only by performing well for our shareholders can we keep the company in a position to also perform well for its customers and its employees. High-performing businesses can then contribute to the community, which is becoming increasingly important in our society. With some of the burden of providing such necessities as housing, welfare, health care, and job opportunities shifting from the public to the private sector, BankAmerica will continue to meet that challenge head-on.

The decisions we make at BankAmerica, and the actions we take, affect people all over the globe. In order to appreciate how extensive our operations really are, I'd invite you to take a behind-the-scenes look at some of our activities on pages 90-91.

I truly believe that if we succeed in the endeavors I have outlined here, we can make BankAmerica the best place to bank, the best place to work, and the best place to invest.

In closing, I would like to thank our Board of Directors for their support in my initial year as Chief Executive and specifically recognize the long-term contributions of directors Andrew Brimmer and Ignacio Lozano, who will be retiring as of the 1997 Annual Meeting.


/s/David A. Coulter
David A. Coulter
Chairman and Chief Executive Officer

San Francisco, California
February 6, 1997

                                                                       character

(Photo appears here)
Photo of foreign currency

                                                    BankAmerica Corporation 1996
----------------------------- Financial Review ---------------------------------

OVERVIEW

BankAmerica Corporation (the parent) and its subsidiaries (BAC) is the third largest bank holding company in the United States, with total assets of $250.8 billion and total deposits of $168.0 billion at December 31, 1996. At year-end 1996, BAC's closing stock price was $99.75 per common share, up 54 percent from year-end 1995.

During 1996, BAC reported record earnings of $2,873 million, reflecting BAC's ongoing efforts to expand revenues and contain costs. Also during 1996, BAC repurchased 17.0 million shares of its common stock for $1,351 million, and redeemed $399 million of its preferred stock. In addition, BAC continued to maintain capital ratios above the regulatory "well-capitalized" levels.


Price Range of Common Stock (bar chart in non-EDGAR version)
(in dollars)

                                1992      1993      1994      1995      1996
                              --------  --------  --------  --------  --------
High                             49.75     55.50     50.25     68.50   103.875
Low                             35.375    40.375    38.375     39.50     58.75

BAC's annual earnings increased $209 million, or 8 percent, from $2,664 million in 1995. Earnings per share for 1996 were $7.31, an increase of 13 percent from $6.49 in 1995. Cash earnings per share, which are reflected in the table on page 18 and exclude amortization of intangibles, were $8.05 for 1996, an increase of 11 percent from $7.23 in 1995. Return on average common equity was 15.00 percent in 1996, up 42 basis points from 14.58 percent in 1995.

Net interest income was $8,587 million in 1996, up $125 million from 1995. BAC's net interest margin was 4.23 percent in 1996, compared with 4.51 percent in 1995. Noninterest income increased $866 million, or 19 percent, from 1995 to $5,412 million in 1996. Noninterest expense was $8,341 million in 1996, up $340 million from $8,001 million in 1995.

Total loans at year-end 1996 were $165.4 billion, up $10.0 billion, or 6 percent, from $155.4 billion at year-end 1995. Average loans in 1996 increased $11.5 billion, or 8 percent, from 1995.

Total nonaccrual assets were $1,118 million at year-end 1996, down $773 million, or 41 percent, from year-end 1995. In addition, BAC's nonaccrual coverage ratio (the allowance for credit losses to total nonaccrual assets) was 315 percent at year-end 1996, up from 188 percent at December 31, 1995.

--------------------------------------------------------------------------------
                              Ratio and Stock Data
--------------------------------------------------------------------------------

                                                                             Year Ended December 31
                                                         ----------------------------------------------------------
                                                             1996/a/                 1995                     1994
-------------------------------------------------------------------------------------------------------------------
SELECTED FINANCIAL RATIOS
Expense to revenue/b/                                       54.85%                  58.08%                   60.42%
Rate of return (based on net income) on:
  Average common equity                                     15.00                   14.58                    13.20
  Average total equity                                      14.18                   13.62                    12.30
  Average total assets                                       1.19                    1.17                     1.08

CAPITAL RATIOS
Ratio of common equity to total assets                       7.37                    7.57                     7.34
Ratio of average total equity to average total assets        8.38                    8.61                     8.76

Common dividend payout ratio                                29.03                   28.01                    29.63

STOCK DATA
Book value per common share at year end                    $51.99                  $47.90                   $42.63
Closing common stock price                                     99 3/4                  64 3/4                   39 1/2
Number of common shares outstanding at year end/c/    355,266,895             367,447,202              371,182,004
-------------------------------------------------------------------------------------------------------------------

 /a/Except for the expense-to-revenue ratio, includes the income statement effect of the following items in 1996, which are more fully described in this section: a $147 million nontaxable gain from the initial public offering of BA Merchant Services, Inc. common stock; a $280 million pre-tax restructuring charge; and an $82 million pre-tax one-time Savings Association Insurance Fund (SAIF) assessment.
 /b/Excludes net other real estate owned expense, amortization of intangibles, payments related to corporation obligated mandatorily redeemable preferred securities of subsidiary trusts holding solely junior subordinated deferrable interest debentures of the corporation, a nontaxable gain from the initial public offering of BA Merchant Services, Inc. common stock, a restructuring charge, and a one-time SAIF assessment.
 /c/There were 139,235 common stockholders of record at January 31, 1997.

Note: Information included in the text and tables of the Financial Review reflects the effects of the Continental Bank Corporation merger subsequent to its consummation on August 31, 1994 and the effects of the Security Pacific Corporation merger subsequent to its consummation on April 22, 1992.

BankAmerica Corporation 1996
----------------------------- Financial Review ---------------------------------

-----------------------------------------------------------------------------------------------------------------------------
                                                  Selected Financial Data
-----------------------------------------------------------------------------------------------------------------------------
                                                                                Year Ended December 31
                                                        ---------------------------------------------------------------------
(dollar amounts in millions, except per share data)        1996/a/         1995           1994           1993            1992
-----------------------------------------------------------------------------------------------------------------------------
OPERATING RESULTS
Interest income                                        $ 16,659        $ 15,840       $ 12,384       $ 11,627        $ 11,613
Interest expense                                          8,072           7,378          4,842          4,186           4,895
-----------------------------------------------------------------------------------------------------------------------------
  Net interest income                                     8,587           8,462          7,542          7,441           6,718
-----------------------------------------------------------------------------------------------------------------------------
Provision for credit losses                                 885             440            460            803           1,009
Noninterest income                                        5,412           4,546          4,135          4,261           3,649
Noninterest expense                                       8,341           8,001          7,500          7,471           6,676
-----------------------------------------------------------------------------------------------------------------------------
  Income before income taxes                              4,773           4,567          3,717          3,428           2,682
-----------------------------------------------------------------------------------------------------------------------------
Provision for income taxes                                1,900           1,903          1,541          1,474           1,190
-----------------------------------------------------------------------------------------------------------------------------
   Net Income                                          $  2,873        $  2,664       $  2,176       $  1,954        $  1,492
-----------------------------------------------------------------------------------------------------------------------------

PER SHARE DATA
Earnings per common and common equivalent share        $   7.31        $   6.49       $   5.36       $   4.79        $   4.24
Earnings per common share -- assuming full dilution        7.30            6.45           5.33           4.76            4.21
Dividends declared per common share                        2.16            1.84           1.60           1.40            1.30

BALANCE SHEET DATA AT YEAR END
Loans                                                  $165,415        $155,373       $140,912       $126,556        $126,611
Total assets                                            250,753         232,446        215,475        186,933         180,646
Deposits                                                168,015         160,494        154,394        141,618         137,883
Long-term debt and subordinated capital notes            15,785          15,328         15,428         14,115          16,395
Common equity                                            18,471          17,599         15,823         14,165          12,509
Total equity                                             20,713          20,222         18,891         17,144          15,488
-----------------------------------------------------------------------------------------------------------------------------

 /a/Includes the income statement effect of the following items which are more fully described in this section: a $147 million nontaxable gain from the initial public offering of BAMSI common stock during the fourth quarter of 1996; a $280 million pre-tax restructuring charge incurred in the fourth quarter of 1996; and an $82 million pre-tax one-time SAIF assessment in the third quarter of 1996.

-------------------------------------------------------------------------------
            Summary of Results Excluding Amortization of Intangibles/a/
-------------------------------------------------------------------------------
                                                        Year Ended December 31
                                                       -------------------------
  (dollar amounts in millions, except per share data)    1996     1995    1994
--------------------------------------------------------------------------------
  Net income                                           $3,145   $2,946  $2,442
  Cash earnings per common and common
    equivalent share                                     8.05     7.23    6.10
  Rate of return on average
    common equity                                       16.52%   16.26%  15.03%
--------------------------------------------------------------------------------

/a/For purposes of this table, amortization amounts are related to those intangibles that are deducted from Tier 1 capital under regulatory guidelines. These amortization amounts were excluded from BAC's results and totaled $272 million, $282 million, and $266 million for the years ended December 31, 1996, 1995, and 1994, respectively.

As part of its efforts to improve efficiency by eliminating redundant functions and reducing costs, BAC began the process of combining its interstate banks into Bank of America NT&SA (the bank). During 1996, Bank of America Oregon and BankAmerica National Trust Company were merged into the bank. On January 1, 1997, Bank of America Alaska, N.A., Bank of America Arizona, Bank of America Nevada, Bank of America New Mexico, N.A., and Bank of America NW, National Association (formerly Seattle-First National Bank) were merged into the bank.

BAC's expense-to-revenue ratio, or efficiency ratio, was 54.85 percent in 1996. This ratio was adjusted to exclude: net other real estate owned expense; amortization of intangibles; payments related to the corporation obligated mandatorily redeemable preferred securities of subsidiary trusts holding solely junior subordinated deferrable interest debentures of the corporation (trust preferred securities) which are more fully discussed in Note 15 of the Notes to Consolidated Financial Statements on page 64; the gain from the initial public offering of BA Merchant Services, Inc. (BAMSI) common stock, which is more fully discussed below and on page 25; the restructuring charges, which are more fully discussed below, on page 26, and in Note 26 of the Notes to Consolidated Financial Statements on page 81; and the one-time Savings Association Insurance Fund (SAIF) assessment, which is more fully discussed below, on page 27, and in
Note 27 of the Notes to Consolidated Financial Statements on page 81.

In the fourth quarter of 1996, BAC completed the initial public offering of 16,100,000 shares of Class A Common Stock of BAMSI, a subsidiary of BAC, resulting in a $147 million nontaxable gain, which increased earnings per share by $0.40 and the return on average common equity by 82 basis points.

As a result of decisions to implement a number of changes in its business activities, BAC recorded a pre-tax restructuring charge of $280 million in the fourth quarter of 1996, which reduced earnings per share by $0.46 and the return on average common equity by 94 basis points.

During the third quarter of 1996, Congress passed legislation that would recapitalize the SAIF to 1.25 percent of insured deposits as prescribed by the Federal Deposit Insurance Corporation Improvement Act. As a result of this legislation, which imposed a one-time assessment on SAIF deposits held on March 31, 1995, BAC recognized a charge of $82 million, which reduced earnings per share by $0.13 and the return on average common equity by 27 basis points.

                                                    BankAmerica Corporation 1996
----------------------------Financial Review------------------------------------

During 1996, BAC produced tax advantaged Tier 1 capital through four trusts. At December 31, 1996, trust preferred securities totaled $1,477 million, net of deferred issuance costs. For more information, refer to Note 15 of the Notes to Consolidated Financial Statements on page 64.

BUSINESS SECTORS
For management reporting purposes, BAC segregates its operations into five primary business or operating sectors. BAC's Vice Chairmen oversee the operations of the businesses that comprise the sectors and are responsible for each sector's financial performance. The Vice Chairmen regularly review their respective businesses to evaluate past performance and make decisions regarding the future allocation of resources. All Vice Chairmen report to the Chief Executive Officer. In addition, there is a corporate sector referred to as "Other," which primarily includes the residual revenues and expenses not allocated to the business sectors.

BAC determines its business sector results based on an internal management reporting system that allocates certain revenues, expenses, assets, and liabilities to each business. Furthermore, for internal business sector monitoring, the unallocated allowance for credit losses and related provision for credit losses are assigned to the businesses. Equity is assigned to each business on a risk-adjusted basis taking into account goodwill and tax-effected identifiable intangibles. While BAC manages its interest-rate risk hedging activities centrally, the effects of hedging are generally allocated to the businesses through a transfer pricing process. As a result, the effects of hedging interest rate risk are reflected in the appropriate business sectors. In addition, certain unallocated expenses and the effects of some hedging activities are included in the Other sector.

The information set forth in the tables on pages 19-22 reflects the condensed income statements and selected average balance sheet line items and financial ratios by business sector. The information presented does not necessarily represent the business sectors' financial condition and results of operations as if they were independent entities. Results from prior periods are restated for changes in sector composition and in allocation and assignment methodologies to allow comparability. In addition, the expense-to-revenue ratios have been adjusted to exclude net other real estate owned expense and amortization of intangibles.

CONSUMER BANKING

BAC's Consumer Banking Group served over eleven million households in 1996, which gave it the largest customer base of any bank in the western United States. Consumer Banking provides a full array of deposit and loan products to individuals and small businesses through almost 2,000 full-service branches, more than 7,000 ATMs, and telephone and other delivery channels. Consumer Banking also operates over 150 in-store facilities in the Chicago metropolitan area. It also provides credit card, home mortgage, manufactured housing financing, auto loan financing, and consumer finance products throughout the United States, and a range of consumer banking products and services in Hong Kong, India, Taiwan, Singapore, and the Philippines.

-------------------------------------------------------------------------
                                Consumer Banking
-------------------------------------------------------------------------
                                               Year Ended December 31
                                           ------------------------------
  (dollar amounts in millions)                 1996      1995     1994
-------------------------------------------------------------------------
  OPERATING RESULTS
  Net interest income                       $ 5,518   $ 5,338  $ 4,884
  Noninterest income                          2,561     1,973    1,835
  Noninterest expense                         4,895     4,656    4,508
-------------------------------------------------------------------------
    Income before the provisions for
      credit losses and income taxes          3,184     2,655    2,211
-------------------------------------------------------------------------
  Provision for credit losses                 1,017       698      679
  Provision for income taxes                    862       828      711
-------------------------------------------------------------------------
    Net Income                                1,305     1,129      821
-------------------------------------------------------------------------
  Preferred stock dividends                      75        89      103
-------------------------------------------------------------------------
      Net income attributable
       to common equity                     $ 1,230   $ 1,040  $   718
-------------------------------------------------------------------------


  SELECTED AVERAGE
  BALANCE SHEET COMPONENTS
  Loans                                     $82,327   $75,381  $68,309
  Earning assets                             82,749    75,732   68,675
  Total assets                               91,244    83,613   76,497
  Deposits                                   95,720    95,522   99,014
  Common equity                               7,264     6,558    6,160

  SELECTED FINANCIAL RATIOS
  Return on average
    common equity                             16.94%    15.85%   11.65%
  Expense to revenue                          57.31     59.50    62.31
-------------------------------------------------------------------------

Consumer Banking's net income for 1996 was up $176 million, or 16 percent, from 1995. This increase largely reflected growth in the average loan portfolios, primarily the residential, consumer installment, and credit card portfolios. Included in this sector's net income are a one-time assessment of $82 million associated with the recapitalization of the SAIF, approximately $100 million of restructuring charges, and the nontaxable gain of $147 million from the sale of BAMSI common stock. Net interest income increased primarily due to higher revenues from growth in average loan balances. Noninterest income for Consumer Banking increased $588 million due to higher revenues from service fees and charges associated with deposit accounts, an $82 million gain on the sale of a Hong Kong subsidiary, increased gains on loan sales, and the aforementioned gain from the initial public offering of BAMSI common stock. The provision for credit losses for Consumer Banking increased $319 million primarily as a result of growth in the consumer loan portfolio. Average loan outstandings grew $6.9 billion, or 9 percent, from 1995, primarily representing growth in the residential first mortgage, manufactured housing, and credit card portfolios.

Net income in 1995 was up $308 million, or 38 percent from 1994, primarily reflecting improved results in BAC's California retail deposit business and its non-California banks. Average loan outstandings increased $7.1 billion, or 10 percent, during 1995. This growth was broad based, both in type of loan and geographic region. Average deposits declined $3.5 billion, reflecting decreases in most deposit categories, with the largest decrease in interest-bearing deposits.

BankAmerica Corporation 1996
------------------------------- Financial Review -------------------------------

U.S. CORPORATE AND INTERNATIONAL BANKING

U.S. Corporate and International Banking provides capital-raising services, trade finance, cash management, investment banking, capital markets and credit products, and financial advisory services to large public- and private-sector institutions that are part of the global economy. BankAmerica is one of the leading U.S.-based providers of financial services to institutions conducting business within the United States and across international boundaries, with offices in the United States and 37 other countries and territories in North and South America, Asia, Europe, Africa, and the Middle East.

U.S. Corporate and International Banking's net income for 1996 increased $208 million, or 25 percent, from 1995. The increase reflected higher net interest and noninterest income levels partially offset by approximately $130 million in restructuring charges. The $149 million increase in net interest income primarily resulted from loan growth, especially in the foreign loan portfolio. Noninterest income was up $318 million from 1995, primarily due to higher trading-related income, income related to global equity activities including venture capital, and financial management fees. In addition, the increase in noninterest income was partly due to a $43 million gain on the liquidation of an Australian subsidiary, and a $39 million gain that resulted from a reduction of BAC's equity interest in KorAm Bank, an Asian investment. The 1995 amount included a $50 million gain on the sale of an asset received in lieu of debt repayment.


----------------------------------------------------------------------
                  U.S. Corporate and International Banking
----------------------------------------------------------------------


                                             Year Ended December 31
                                         -----------------------------
(dollar amounts in millions)                 1996      1995     1994
----------------------------------------------------------------------
OPERATING RESULTS
Net interest income                       $ 1,496   $ 1,347  $   947
Noninterest income                          2,185     1,867    1,526
Noninterest expense                         2,058     1,837    1,553
----------------------------------------------------------------------
  Income before the provisions for
    credit losses and income taxes          1,623     1,377      920
----------------------------------------------------------------------
Provision for credit losses                   (13)      (17)      10
Provision for income taxes                    599       565      382
----------------------------------------------------------------------
  Net Income                                1,037       829      528
----------------------------------------------------------------------
Preferred stock dividends                      53        66       63
----------------------------------------------------------------------
    Net income attributable
     to common equity                     $   984   $   763  $   465
----------------------------------------------------------------------

SELECTED AVERAGE
BALANCE SHEET COMPONENTS
Loans                                     $42,075   $39,937  $32,168
Earning assets                             72,221    65,805   52,265
Total assets                               92,045    85,968   68,185
Deposits                                   45,065    37,169   26,071
Common equity                               5,124     4,867    3,756

SELECTED FINANCIAL RATIOS
Return on average
  common equity                             19.21%    15.67%   12.39%
Expense to revenue                          54.77     55.87    61.58
----------------------------------------------------------------------

Noninterest expense increased due to higher group variable compensation, primarily resulting from higher incentive accruals associated with trading activities. Average loans increased $2.1 billion. Average deposits increased $7.9 billion, reflecting higher foreign interest-bearing deposits that were utilized to fund balance sheet growth.

Net income in 1995 for U.S. Corporate and International Banking increased $301 million from 1994. The increase in this sector's revenue and expense levels and average loans and deposits was largely a result of a full year's impact of BAC's acquisition of Continental Bank Corporation (Continental).

MIDDLE MARKET BANKING

Middle Market Banking provides a full range of financial products and services, primarily in the West and the Midwest, targeting companies with annual revenues between $5 million and $250 million. Included in this sector is a national commercial finance company that serves mid-sized and large companies with specialized needs throughout the United States and in Canada.

Middle Market Banking's net income for 1996 increased $28 million, or 9 percent, from 1995. This increase was primarily attributable to a reduction in the provision for credit losses, reflecting an improvement in credit quality.

Net income in 1995 for Middle Market Banking increased $58 million from 1994, primarily reflecting the effects of the Continental acquisition and increased loan volumes.

----------------------------------------------------------------------
                          Middle Market Banking
----------------------------------------------------------------------
                                             Year Ended December 31
                                        ------------------------------
(dollar amounts in millions)                 1996      1995     1994
----------------------------------------------------------------------
OPERATING RESULTS
Net interest income                       $   864    $  865  $   697
Noninterest income                            216       202      169
Noninterest expense                           536       528      480
----------------------------------------------------------------------
  Income before the provisions for
    credit losses and income taxes            544       539      386
----------------------------------------------------------------------
Provision for credit losses                   (40)       (5)     (71)
Provision for income taxes                    241       229      200
----------------------------------------------------------------------
  Net Income                                  343       315      257
----------------------------------------------------------------------
Preferred stock dividends                      16        20       20
----------------------------------------------------------------------
    Net income attributable
     to common equity                     $   327   $   295  $   237
----------------------------------------------------------------------

SELECTED AVERAGE
BALANCE SHEET COMPONENTS
Loans                                     $19,181   $17,482  $14,409
Earning assets                             19,228    17,503   14,434
Total assets                               21,528    19,630   16,427
Deposits                                    7,473     7,616    7,928
Common equity                               1,526     1,466    1,215

SELECTED FINANCIAL RATIOS
Return on average
  common equity                             21.47%    20.10%   19.47%
Expense to revenue                          47.50     47.21    52.80
----------------------------------------------------------------------

                                                    BankAmerica Corporation 1996
------------------------------ Financial Review --------------------------------

COMMERCIAL REAL ESTATE SERVICES

Commercial Real Estate Services provides credit and other financial services to a variety of real estate market segments, including developers, investors, pension fund advisors, real estate investment trusts, and property managers. Local clients are served through offices throughout California and in ten other states. National clients, such as publicly traded corporations and private entities, are served through offices in California and Chicago.

Commercial Real Estate Services' net income for 1996 decreased $103 million, or 29 percent, from 1995, largely due to a change in the provision for credit losses from ($227) million in 1995 to ($44) million in 1996. The change in the provision for credit losses was primarily due to lower net credit recoveries from construction loans.

Commercial Real Estate Services' net income for 1995 increased $23 million, or 7 percent, from 1994. Net interest income was up in 1995 due to Continental's contribution. Noninterest income declined $32 million during 1995 due to fewer asset sales, as a majority of the sector's sales of problem assets occurred prior to 1995.

----------------------------------------------------------------------
                           Commercial Real Estate
----------------------------------------------------------------------

                                             Year Ended December 31
                                        ------------------------------
(dollar amounts in millions)                 1996      1995     1994
----------------------------------------------------------------------
OPERATING RESULTS
Net interest income                       $   442   $   473  $   418
Noninterest income                             37        34       66
Noninterest expense                           102       131      131
----------------------------------------------------------------------
  Income before the provisions for
    credit losses and income taxes            377       376      353
----------------------------------------------------------------------
Provision for credit losses                   (44)     (227)    (218)
Provision for income taxes                    172       251      242
----------------------------------------------------------------------
  Net Income                                  249       352      329
----------------------------------------------------------------------
Preferred stock dividends                       7        10       13
----------------------------------------------------------------------
    Net income attributable
     to common equity                     $   242   $   342  $   316
----------------------------------------------------------------------

SELECTED AVERAGE
BALANCE SHEET COMPONENTS
Loans                                     $10,414   $10,265  $10,313
Earning assets                             10,409    10,265   10,182
Total assets                               10,474    10,059   10,016
Deposits                                    2,087     1,613    1,814
Common equity                                 705       759      790

SELECTED FINANCIAL RATIOS
Return on average
  common equity                             34.34%    45.09%   39.95%
Expense to revenue                          23.65     26.56    28.70
----------------------------------------------------------------------

WEALTH MANAGEMENT

The Wealth Management Group encompasses a number of strategically significant businesses serving individuals and institutions with sophisticated planning and management needs. The range of capabilities represented in Wealth Management include institutional investment management supporting BAC's corporate and commercial banking relationships, private banking, investment management, and trust services for high-net-worth clients both in the U.S. and internationally.

In addition to BAC's domestic network of branches and other points of delivery, Wealth Management reaches the market through private banking offices, both domestically and in 36 locations overseas, 400 investment sales specialists in its brokerage operation and mutual fund group, a specialized sales force working in conjunction with other business groups, and correspondent banking relationships with over 2,000 financial institutions worldwide.

Wealth Management's net income increased $26 million, or 45 percent, for 1996 compared with 1995. The increase primarily resulted from higher net interest income and noninterest income partially offset by increased noninterest expense. The increase in net interest income primarily reflected loan growth. Noninterest income increased due to growth in mutual fund and annuity revenues as well as higher trust fees. Noninterest expense increased primarily due to higher performance-based pay.

Net income for Wealth Management in 1995 increased $3 million from 1994. Net interest income and noninterest income rose $34 million and $24 million, respectively. However, these increases in revenue were offset by an increase in noninterest expense of $58 million.

----------------------------------------------------------------------
                              Wealth Management
----------------------------------------------------------------------

                                              Year Ended December 31
                                          ----------------------------
(dollar amounts in millions)                 1996      1995     1994
----------------------------------------------------------------------
OPERATING RESULTS
Net interest income                        $  183    $  170   $  136
Noninterest income                            387       346      322
Noninterest expense                           431       419      361
----------------------------------------------------------------------
  Income before the provisions for
    credit losses and income taxes            139       97        97
----------------------------------------------------------------------
Provision for credit losses                    --        (2)      --
Provision for income taxes                     55        41       42
----------------------------------------------------------------------
  Net Income                                   84        58       55
----------------------------------------------------------------------
Preferred stock dividends                       5         6        6
----------------------------------------------------------------------
    Net income attributable
     to common equity                      $   79    $   52   $   49
----------------------------------------------------------------------

SELECTED AVERAGE
BALANCE SHEET COMPONENTS
Loans                                      $4,455    $3,780   $2,981
Earning assets                              4,524     3,851    3,051
Total assets                                5,012     4,379    3,506
Deposits                                    6,975     5,852    5,056
Common equity                                 457       415      351

SELECTED FINANCIAL RATIOS
Return on average
  common equity                             17.27%    12.68%   14.09%
Expense to revenue                          73.14     78.62    76.42
----------------------------------------------------------------------

BankAmerica Corporation 1996
------------------------------- Financial Review -------------------------------

OTHER

Other amounts are primarily associated with the residual of revenues and expenses not allocated to the business sectors. Other also includes the results from corporate asset and liability management activities (investment securities, federal funds bought and sold, institutional and brokered deposits and intermediate debt), along with any residual differences between actual centrally managed external hedging results and the transfer of interest rate risk hedging to the appropriate business sectors. The income and expenses related to the Institutional Trust and Securities Services (ITSS) business are included in this sector. However, the corporation had substantially divested ITSS by the end of the first quarter of 1996. During 1996 and 1995, BAC recognized pre-tax gains of $50 million and $36 million, respectively, associated with the divestiture of ITSS.

This sector had a net loss of $145 million in 1996, compared with a net loss of $19 million in the same period a year ago. This increased net loss was primarily attributable to lower results from corporate liquidity management activities.

OPERATING LEVERAGE AND CAPITAL MANAGEMENT

BAC demonstrated effective management of operating leverage in both 1996 and 1995. Operating leverage is achieved when the rate of revenue growth exceeds that of expenses. As shown in the table below, in 1996, revenue increased 8 percent while

----------------------------------------------------------------------------------------------------------------------------
                                        Operating Leverage and Capital Management
----------------------------------------------------------------------------------------------------------------------------

(dollar amounts in millions, except per share data)   1996/a/       1995   Change            1995          1994     Change
----------------------------------------------------------------------------------------------------------------------------
OPERATING LEVERAGE COMPONENTS
Net interest income                             $    8,587    $    8,462        1%     $    8,462    $    7,542         12%
Noninterest income                                   5,412         4,546       19           4,546         4,135         10
   Total revenue                                    13,999        13,008        8          13,008        11,677         11
Noninterest expense                                  8,341         8,001        4           8,001         7,500          7

Operating income/b/                                  5,658         5,007       13           5,007         4,177         20
Provision for credit losses                            885           440      101             440           460         (4)
Provision for income taxes                           1,900         1,903       --           1,903         1,541         23

CAPITAL MANAGEMENT COMPONENTS
Net income                                           2,873         2,664        8           2,664         2,176         22
Preferred stock dividends                              185           227      (19)            227           248         (8)
Net income applicable to common stock                2,688         2,437       10           2,437         1,928         26
Average number of common shares
  outstanding-- assuming full dilution
  (in thousands)                                   368,558       378,103       (3)        378,103       365,274          4
Earnings per common share--
  assuming full dilution                       $      7.30   $      6.45       13     $      6.45   $      5.33         21
Average common equity                               17,926        16,716        7          16,716        14,606         14
Rate of return on
  average common equity                              15.00%        14.58%      42/b/p/      14.58%        13.20%       138/b/p/
----------------------------------------------------------------------------------------------------------------------------

/a/ Includes the income statement effect of the following items, which have been previously discussed: a $147 million nontaxable gain from the initial public offering of BAMSI common stock during the fourth quarter of 1996; a $280 million pre-tax restructuring charge incurred in the fourth quarter of 1996; and an $82 million pre-tax one-time SAIF assessment in the third quarter of 1996.

/b/ Represents income before the provisions for credit losses and income taxes.

/b/p/ Basis points



noninterest expense increased 4 percent from 1995. In 1995, revenue increased 11 percent while noninterest expense increased 7 percent from 1994.

Capital management objectives are achieved when the rates of growth in common shares outstanding and preferred stock dividends are below that of net income. As a result of BAC's stock repurchase program, the average number of common shares outstanding, assuming full dilution, decreased 3 percent in 1996 over 1995. Additionally, preferred stock dividends decreased 19 percent in 1996 over 1995. However, the decrease in preferred stock dividends will be partially offset by the after-tax effect of noninterest expense related to distributions on trust preferred securities in future years.

By effectively managing expenses, BAC reported increases in net income of 8 percent in 1996 over 1995 and 22 percent in 1995 over 1994. In addition, the rate of return on average common equity increased 42 basis points in 1996 over 1995 and 138 basis points in 1995 over 1994.

                                                  BankAmerica Corporation 1996
---------------------------- Financial Review --------------------------------

RESULTS OF OPERATIONS

NET INTEREST INCOME

Net interest income is the difference between interest earned on assets and interest paid on liabilities. Interest income and expense primarily reflect the volume and mix of interest-earning assets and interest-bearing deposits and other interest-bearing liabilities.

On a taxable-equivalent basis, net interest income was $8,604 million in 1996, up $117 million from 1995. The increase primarily resulted from growth in earning assets, partially offset by a decrease in the net interest margin. During 1996, BAC securitized approximately $1.5 billion in credit card loans. Excluding the effect of these credit card securitizations in 1996, taxable-equivalent net interest income would have increased $161 million from 1995. Refer to the table, Impact of Credit Card Securitization, on page 30 for more information.

Net Interest Income (bar chart in non-EDGAR version)
(in millions of dollars)
                           1992        1993       1994      1995       1996
                        ----------  ---------- ---------- --------- ----------
Net Interest Income        6,740       7,463     7,566      8,487      8,604

Average earning assets totaled $203.3 billion in 1996, up 15.1 billion, or 8 percent, from 1995. The increase was largely attributable to growth in most segments of the loan portfolio as average loans increased $11.5 billion from 1995. In addition, other average earning assets rose $3.6 billion from 1995, primarily due to an increase in trading account assets.

The net interest margin is the difference between the yield earned on assets and the rate incurred on liabilities. BAC's net interest margin for 1996 was 4.23 percent, down 28 basis points from 1995. During the year ended December 31, 1996, the yield on average earning assets decreased 23 basis points, primarily due to lower prevailing market rates, while the cost of funds remained essentially unchanged. No decrease in the cost of funds occurred primarily since rates on domestic interest-bearing deposits, the largest component of interest-bearing liabilities, increased. In addition, BAC has experienced a shift in the mix of liabilities toward wholesale funding sources, including foreign interest-bearing deposits and domestic purchased funds, which are more costly than traditional core deposits. For more information, refer to the Average Balances and Rates table on the following page.

BAC's net interest income and margin include the results of hedging with certain on- and off-balance-sheet financial instruments. During 1996, approximately $5 million of net interest income attributable to hedging with derivative financial instruments was included in BAC's net interest income results, compared with approximately $65 million in 1995. The effect of the hedging amounts on the net interest margin for both 1996 and 1995 was less than 5 basis points.

NONINTEREST INCOME

Noninterest income for 1996 increased $866 million, or 19 percent, from $4,546 million in 1995. The increase reflected growth in fees and commissions, trading income, and other noninterest income.

Fees and commissions, the largest component of noninterest income, increased $179 million, or 6 percent, from 1995, reflecting BAC's continued focus on expanding its fee-generating activities. Retail deposit account fees earned in 1996 rose $126 million from 1995, primarily due to increased revenues from service fees and charges associated with deposit accounts, increased transaction volumes, and an increase in the number of fee-paying accounts. Other fees and commissions rose $114 million, primarily due to increased revenues from loan fees and charges as well as financial services fees. Loan fees and charges, net of amortization expense and valuation adjustments on mortgage servicing rights, increased $54 million from 1995 as a result of BAC's expanded mortgage banking activities. The increase in loan fees and charges was also attributable to the securitization of credit card receivables as well as revenues from late payment charges on credit card accounts. The growth in financial services fees was largely attributable to expanded loan syndication volume. Other credit card fees increased $60 million from 1995, largely due to increased credit card sales draft volume and the introduction of a debit card, the VERSATEL/(R)/ Check Card, in 1996. The above increases were partially offset by a decrease in trust fees as a result of the divestiture of ITSS and lower fee revenue from personal trust activities.

VERSATEL is a registered name, and the symbol follows the name in the non-EDGAR version.

BankAmerica Corporation 1996
------------------------------ Financial Review --------------------------------

-------------------------------------------------------------------------------------------------------------------------------
                                                    Average Balances and Rates
-------------------------------------------------------------------------------------------------------------------------------
                                                                                         Year Ended December 31
                                                             ------------------------------------------------------------------
                                                                        1996                  1995                  1994
-------------------------------------------------------------------------------------------------------------------------------
(dollar amounts in millions)                                    Balance/a/  Rate      Balance/a/  Rate       Balance/a/ Rate
-------------------------------------------------------------------------------------------------------------------------------
ASSETS
Interest-bearing deposits in banks                             $  5,717     7.93%    $  5,853     7.95%     $  4,912    6.62%
Federal funds sold                                                  533     5.41          548     5.89         1,318    4.13
Securities purchased under resale agreements                     10,334     6.32        8,823     7.00         6,378    5.51
Trading account assets                                           12,541     8.01        9,106     8.18         6,713    7.09
Available-for-sale securities/b,c/                               11,383     7.45        9,768     7.83         9,675    6.13
Held-to-maturity securities/c/                                    4,347     7.42        7,192     7.29        10,805/b/ 7.35
Domestic loans:
  Consumer--residential first mortgages                          37,572     7.47       35,407     7.06        32,012    5.97
  Consumer--residential junior mortgages                         14,264     8.59       13,832     9.05        13,196    7.65
  Consumer--credit card                                           8,837    14.53        8,230    14.95         7,280   15.65
  Other consumer                                                 17,465     9.85       14,149     9.89        11,847   10.27
  Commercial and industrial                                      32,944     7.83       30,927     8.47        23,643    7.04
  Commercial loans secured by real estate                        11,508     8.84       10,586     9.04         9,407    8.04
  Financial institutions                                          2,815     4.40        2,511     5.69         2,142    5.06
  Lease financing                                                 2,127     6.92        1,835     6.06         1,675    7.70
  Construction and development loans secured by real estate       2,816    10.69        3,367    11.07/d/      3,948    7.78
  Loans for purchasing or carrying securities                     1,270     6.78        1,303     7.02         1,814    5.06
  Agricultural                                                    1,570     8.70        1,619     9.67         1,641    7.87
  Other                                                           1,176     6.39        1,394     6.56         1,244    6.10
----------------------------------------------------------------------------------------------------------------------------
   Total domestic loans                                         134,364     8.56      125,160     8.73       109,849    7.77
----------------------------------------------------------------------------------------------------------------------------
Foreign loans                                                    24,087     7.73       21,754     8.24        18,572    6.86
----------------------------------------------------------------------------------------------------------------------------
   Total loans/b/                                               158,451     8.44      146,914     8.65       128,421    7.64
   Total earning assets                                         203,306     8.20      188,204     8.43       168,222    7.38
----------------------------------------------------------------------------------------------------------------------------
Nonearning assets                                                42,060                42,641                 37,366
Less: Allowance for credit losses                                 3,524                 3,672                  3,520
----------------------------------------------------------------------------------------------------------------------------
     Total Assets                                              $241,842              $227,173               $202,068
----------------------------------------------------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Domestic interest-bearing deposits:
  Transaction                                                  $ 12,205     1.22%    $ 13,241     1.20%     $ 13,761    1.16%
  Savings                                                        12,872     2.05       13,550     2.08        14,427    2.04
  Money market                                                   28,772     3.14       29,070     2.99        32,625    2.51
  Time                                                           30,132     5.13       30,002     4.90        28,259    3.06
----------------------------------------------------------------------------------------------------------------------------
   Total domestic interest-bearing deposits                      83,981     3.41       85,863     3.24        89,072    2.40
----------------------------------------------------------------------------------------------------------------------------
Foreign interest-bearing deposits:
  Banks located in foreign countries                             12,957     5.89       10,245     6.63         6,771    6.23
  Governments and official institutions                           9,579     5.23        6,845     5.80         4,646    4.67
  Time, savings, and other                                       19,058     6.47       16,131     6.60        11,371    4.95
----------------------------------------------------------------------------------------------------------------------------
   Total foreign interest-bearing deposits                       41,594     6.00       33,221     6.44        22,788    5.27
   Total interest-bearing deposits                              125,575     4.27      119,084     4.13       111,860    2.98
----------------------------------------------------------------------------------------------------------------------------
Federal funds purchased                                           1,492     5.29        2,222     5.89           611    4.48
Securities sold under repurchase agreements                      11,702     5.94        9,110     6.38         6,455    5.44
Other short-term borrowings                                      14,448     6.11        9,301     6.77         4,231    6.50
Long-term debt                                                   14,981     6.83       15,156     7.04        13,920    5.82
Subordinated capital notes                                          415     7.95          605     7.58           606    6.84
----------------------------------------------------------------------------------------------------------------------------
   Total interest-bearing liabilities                           168,613     4.79      155,478     4.75       137,683    3.52
Domestic noninterest-bearing deposits                            34,415                33,272                 31,938
Foreign noninterest-bearing deposits                              1,557                 1,630                  1,498
Other noninterest-bearing liabilities                            16,898                17,238                 13,258
----------------------------------------------------------------------------------------------------------------------------
   Total liabilities                                            221,483               207,618                184,377
----------------------------------------------------------------------------------------------------------------------------
Trust preferred securities/e/                                        90                    --                     --
Stockholders' equity                                             20,269                19,555                 17,691
----------------------------------------------------------------------------------------------------------------------------
     Total Liabilities and Stockholders' Equity                $241,842              $227,173               $202,068
----------------------------------------------------------------------------------------------------------------------------
Interest income as a percentage of average earning assets                   8.20%                 8.43%                 7.38%
Interest expense as a percentage of average earning assets                 (3.97)                (3.92)                (2.88)
----------------------------------------------------------------------------------------------------------------------------
     Net Interest Margin                                                    4.23%                 4.51%                 4.50%
----------------------------------------------------------------------------------------------------------------------------

/a/Average balances are obtained from the best available daily, weekly, or monthly data.

/b/Average balances include nonaccrual assets.

/c/Refer to the table on page 28 of the Balance Sheet Review for more detail on available-for-sale and held-to-maturity securities.

/d/Rate reflects a higher level of interest recoveries on nonaccrual loans during the year ended December 31, 1995 compared to the year ended December 31, 1994.

/e/Trust preferred securities represent corporation obligated mandatorily redeemable preferred securities of subsidiary trusts holding solely junior subordinated deferrable interest debentures of the corporation.

                                                   BankAmerica Corporation 1996
------------------------------- Financial Review ------------------------------


Trading income increased $103 million, or 20 percent, from 1995, and was primarily attributable to growth in foreign exchange trading-related income as well as improved performance in emerging markets, Latin America, European, and domestic debt securities. For more information on the functional components of trading income, refer to Note 24 of the Notes to Consolidated Financial Statements on pages 72-78.


Noninterest Income (stacked block graphs in non-EDGAR version)

(millions of dollars)                            1995            1996
                                            -------------------------
                                            =========================

Fees and Commissions                            3,187           3,366
Other Noninterest Income                          832           1,416
Trading Income                                    527             630
                                                -----           -----
Total Noninterest Income                        4,546           5,412
                                                =====           =====

Other noninterest income for 1996 rose $584 million, or 70 percent, from 1995, reflecting higher net gains on sales of subsidiaries and operations, a gain on the issuance of a subsidiary's stock, increased net gains on sales of assets, and higher income related to venture capital activities. The net gain on sales of subsidiaries and operations totaled $180 million in 1996, an increase of $155 million from 1995. This increase included gains of $82 million from the sale of a Hong Kong consumer and commercial finance subsidiary, $50 million from the divestiture of ITSS, and $39 million from a reduction of BAC's equity interest in KorAm Bank, an Asian investment. The gain on issuance of a subsidiary's stock was due to BAMSI's issuance of 16,100,000 shares of Class A Common Stock through an underwritten public offering which resulted in a nontaxable gain of $147 million. The stock is traded on the New York Stock Exchange under the trading symbol BPI. BAMSI provides an array of payment processing and related information products and services to merchants who accept credit and debit cards as payment for goods and services throughout the U.S. BAC owns 100 percent of the Class B Common Stock of BAMSI, which represents approximately 65 percent of the outstanding common stock, but approximately 95 percent of voting rights. In addition, non-interest income related to the net gain on sales of assets increased $126 million from 1995, largely due to higher gains on loan sales as well as on sales of leased property, primarily airplanes. Noninterest income related to venture capital activities increased $90 million from 1995 due to higher realized capital gains and partnership distributions.

--------------------------------------------------------------------------
                               Noninterest Income
--------------------------------------------------------------------------
                                               Year Ended December 31
                                              ----------------------------
  (in millions)                                1996      1995     1994
--------------------------------------------------------------------------
  FEES AND COMMISSIONS
  Deposit account fees:
    Retail                                    $1,057   $  931    $  841
    Commercial                                   342      372       360
  Credit card fees:
    Membership                                    29       49        79
    Other                                        326      266       252
  Trust fees:
    Corporate and employee benefit                18       53        70
    Personal and other                           211      247       215
  Other fees and commissions:
    Loan fees and charges                        364      310       296
    Off-balance-sheet credit-related
      instrument fees                            345      344       282
    Financial services fees                      216      189       101
    Mutual fund and annuity commissions          100       81        89
    Other                                        358      345       343
--------------------------------------------------------------------------
                                               3,366    3,187     2,928
--------------------------------------------------------------------------
  TRADING INCOME                                 630      527       357

  OTHER NONINTEREST INCOME
  Venture capital activities                     427      337       136
  Net gain on sales of assets/a/                 197       71       126
  Net gain on sales of subsidiaries
    and operations                               180       25       85
  Gain on issuance of subsidiary's stock         147        -        -
  Net gain on available-for-sale securities       61       34        24
  Other income                                   404      365       479
--------------------------------------------------------------------------
                                               1,416      832       850
                                              $5,412   $4,546    $4,135
--------------------------------------------------------------------------

 /a/Net gain on sales of assets includes gains and losses from the disposition of loans, premises and equipment, and certain other assets.

BankAmerica Corporation 1996
------------------------------ Financial Review --------------------------------

NONINTEREST EXPENSE

Noninterest expense was $8,341 million in 1996, up $340 million, or 4 percent, from 1995. The increase reflected a $280 million restructuring charge, which is described below, as well as a climb in personnel expense and occupancy and equipment expense.

Personnel expense, the largest component of noninterest expense, increased $37 million, or 1 percent, from 1995. The increase in personnel expense was largely due to expanded employee benefits as the result of retirement enhancements that became effective January 1, 1996. A decrease in salaries, largely attributable to reductions in staff levels, partially offset the increase. BAC's staff level on a full-time-equivalent (FTE) basis was approximately 78,000 at December 31, 1996, down from 79,900 at December 31, 1995. FTE is a measurement equal to one full-time employee working a standard day. BAC had approximately 92,100 employees, both full-time and part-time, at December 31, 1996, down from 95,300 employees at year-end 1995.


Noninterest Expense (Stacked blocked graphs in non-EDGAR version)

(in millions of dollars)
                                       1995            1996
                                  -------------------------

Personnel                             4,027           4,064
Other Noninterest Expense             2,573           2,818
Occupancy and Equipment               1,401           1,459
-----------------------------------------------------------
Total Noninterest Expense             8,001           8,341
                                  =========================



Occupancy and equipment expense increased $58 million, or 4 percent, from 1995. The increase was primarily due to higher depreciation expense on equipment.

Other noninterest expense increased $245 million, or 10 percent, from 1995, primarily due to restructuring charges. The increase was partially offset by decreases in amortization of intangibles as well as regulatory fees and related expenses. As a result of decisions to implement a number of streamlining measures in its business activities, BAC recorded a pre-tax restructuring charge of $280 million in the fourth quarter of 1996. The charge will cover severance payments, premises, and other costs connected with functions in the wholesale banking, retail banking, and staff support areas affected by the actions. Approximately $130 million of the charge relates to changes in wholesale banking activities, primarily in mature European and Asian markets. Approximately


Staff Levels (Plot point graph in non-EDGAR version)

                                                    December 31
                                ------------------------------------------------
(in thousands)                     1992     1993     1994     1995     1996
--------------------------------------------------------------------------------
Number of employees                 99.2     96.4     98.6     95.3     92.1
Full-time equivalent staff          83.2     79.2     82.1     79.9     78.0
================================================================================

$100 million of the charge relates to changes in domestic retail operations. A significant portion of the retail charge will be incurred by closing approximately 120 branches in California during 1997. The remaining $50 million of the charge relates to staff support units, particularly the finance, mail processing, and human resources functions. In total, the restructuring decisions contemplate an overall reduction of approximately 3,700 positions company-wide. Management expects that the charge will be recovered in cost savings by the end of 1998 through lower personnel and occupancy costs. The previous sentence is a forward-looking statement. Actual results may differ materially due to uncertainties, including unanticipated changes in either the competitive environment or the costs associated with premises, technology, and other equipment. See Forward-Looking Statements on page 47. For more information regarding the restructuring charges, refer to Note 26 of the Notes to Consolidated Financial Statements on page 81.

-------------------------------------------------------------------------
                         Noninterest Expense
-------------------------------------------------------------------------

                                               Year Ended December 31
                                       ----------------------------------
(in millions)                                  1996      1995     1994
-------------------------------------------------------------------------
  PERSONNEL
    Salaries                                 $3,291    $3,309   $2,936
    Employee benefits                           773       718      703
-------------------------------------------------------------------------
                                              4,064     4,027    3,639
-------------------------------------------------------------------------

  OCCUPANCY AND EQUIPMENT
    Occupancy                                   757       738      690
    Equipment                                   702       663      589
-------------------------------------------------------------------------
                                              1,459     1,401    1,279
-------------------------------------------------------------------------

  OTHER NONINTEREST EXPENSE
    Amortization of intangibles                 373       428      411
    Communications                              363       359      323
    Professional services                       344       313      225
    Restructuring charges                       280        --       --
    Regulatory fees and related expenses        123       176      290
    Other expense                             1,335     1,297    1,333
-------------------------------------------------------------------------
                                              2,818     2,573    2,582
                                             $8,341    $8,001   $7,500
-------------------------------------------------------------------------

                                                    BankAmerica Corporation 1996
------------------------------- Financial Review -------------------------------

Amortization of intangibles decreased $55 million, or 13 percent, from 1995, primarily due to the impact of the fourth-quarter 1995 adoption of Statement of Financial Accounting Standards No. 122, "Accounting for Mortgage Servicing Rights" (SFAS No. 122). Subsequent to the adoption of SFAS No. 122, mortgage servicing rights are amortized as an offset to noninterest income related to loan fees and charges. For additional information regarding SFAS No. 122, refer to Note 1 of the Notes to Consolidated Financial Statements on pages 54-58.

Regulatory fees and related expenses declined $53 million primarily due to a reduction in Federal Deposit Insurance Corporation (FDIC) assessment rates. When the FDIC achieved its legally mandated ratio of Bank Insurance Fund (BIF) reserves to insured deposits of 1.25 percent in 1995, it reduced the assessment rate of $0.23 per $100 of eligible deposits to zero for the highest rated banks, effective January 1996. Partially offsetting this reduction in deposit insurance premiums was a one-time assessment of $82 million in 1996 associated with the recapitalization of the FDIC's SAIF. For more information regarding this special deposit assessment, refer to Note 27 of the Notes to Consolidated Financial Statements on page 81.

INCOME TAXES

BAC's effective income tax rates for 1996 and 1995 were 39.8 percent and 41.7 percent, respectively. For further information concerning the provisions for federal, state, and foreign income taxes, refer to Note 21 of the Notes to Consolidated Financial Statements on pages 67-68.

COMPARISON OF 1995 VERSUS 1994

BAC's revenue and expense levels for 1995, as well as its average loans and deposits, reflect a full year's impact of BAC's merger with Continental that took place on August 31, 1994. Most of the variances between 1995 and 1994 are caused by this full-year impact of Continental, unless otherwise noted.

Net income in 1995 was $2,664 million, up 22 percent from $2,176 million in 1994, and was primarily attributable to substantial growth in net interest income. Taxable-equivalent net interest income was $8,487 million in 1995, up $921 million from 1994, primarily due to an increase in average loans of $18.5 billion, or 14 percent, during 1995. BAC's net interest margin for 1995 was 4.51 percent, essentially unchanged from the margin in 1994.

The provision for credit losses decreased $20 million, or 4 percent, reflecting improvements in most portfolio segments.

Noninterest income for 1995 increased $411 million, or 10 percent, from 1994. Fees and commissions rose $259 million from 1994, primarily reflecting higher revenues from retail deposit account fees, financial services fees, and other fees and commissions. Trading income increased by $170 million, or 48 percent, from 1994, as a result of improved market conditions and strengthening customer demand in 1995. Improved performance in BAC's debt securities trading operations was largely attributable to gains on Latin American and other emerging market debt securities. Foreign exchange trading-related income increased due to higher transaction volume that resulted from strong global demand for these products by BAC customers.

Noninterest expense for 1995 increased $501 million from 1994 primarily due to an increase in personnel expense. In 1994, noninterest expense included $50 million of merger-related charges incurred in connection with the Continental acquisition. In addition, noninterest expense in 1994 included $83 million of capital additions to two Pacific Horizon money market mutual funds, for which the bank serves as investment advisor.

Personnel expense totaled $4,027 million in 1995, up $388 million from 1994. The increase in personnel expense was largely attributable to increases in base salaries and incentive-based compensation. Base salaries increased $190 million, primarily due to a full year's effect of the Continental merger and mortgage banking acquisitions in 1994, as well as a change in the mix of employees. Incentive-based compensation increased $183 million largely due to higher executive stock-based incentive bonuses and discretionary variable pay plans.

In 1995, regulatory fees and related expenses declined $114 million from 1994, primarily due to a reduction in FDIC assessment rates. When the FDIC achieved its mandated ratio of BIF reserves to 1.25 percent of insured deposits in May 1995, it reduced the assessment rates for well-capitalized and highest rated institutions from $0.23 to $0.04 per $100 of eligible deposits for the balance of 1995. Other expense decreased $36 million from 1994. Excluding the previously discussed $83 million of capital additions to the Pacific Horizon funds that occurred in 1994, other expense for 1995 increased $47 million from 1994. This increase reflected higher professional services fees and external data processing costs.

BankAmerica Corporation 1996
------------------------------- Financial Review -------------------------------

------------------------------------------------------------------------------------------------------------------------------------

                          Available-for-Sale and Held-to-Maturity Securities - Average Balances and Rates
------------------------------------------------------------------------------------------------------------------------------------

                                                                           Year Ended December 31
                                       ---------------------------------------------------------------------------------------------

                                                   1996                              1995                            1994
------------------------------------------------------------------------------------------------------------------------------------

                                                  Rate       Rate                  Rate       Rate                  Rate       Rate
                                              based on   based on              based on   based on              based on   based on
                                                  fair  amortized                  fair  amortized                  fair  amortized
(dollar amounts in millions)       Balance/a/    value       cost  Balance/a/     value       cost  Balance/a/     value       cost
------------------------------------------------------------------------------------------------------------------------------------

AVAILABLE-FOR-SALE SECURITIES
U.S. Treasury and other
  government agency securities     $ 1,440        6.72%      6.70%  $1,659         6.49%      6.45%  $3,029         5.42%      5.41%
Mortgage-backed securities           6,305        6.83       6.82    4,962         6.94       6.89    4,410         5.96       5.88
Other domestic securities              786        5.64       6.61      660         5.22       5.84      427         4.78       5.00
Foreign securities                   2,852/b/     9.69/c/    9.19/c/ 2,487/b/     11.17/c/   10.10/c/ 1,809/b/      8.05       7.09
-----------------------------------------------------------------------------------------------------------------------------------
                                   $11,383        7.45%      7.42%  $9,768         7.83%      7.64%  $9,675         6.13%      5.95%

-----------------------------------------------------------------------------------------------------------------------------------

                                                                                        Year Ended December 31
                                                              ----------------------------------------------------------------------

                                                                         1996                    1995                   1994
------------------------------------------------------------------------------------------------------------------------------------

(dollar amounts in millions)                                       Balance/a/   Rate      Balance/a/   Rate    Balance/a/    Rate
------------------------------------------------------------------------------------------------------------------------------------

HELD-TO-MATURITY SECURITIES
U.S. Treasury and other government agency securities                $   33       4.95%     $  388       6.72%   $   689      6.72%
Mortgage-backed securities                                           2,308       7.60       4,490       7.15      6,985      7.20
State, county, and municipal securities                                416       7.57         445       7.89        479      8.12
Other domestic securities                                               99       7.28         178       7.62        224      7.11
Foreign securities                                                   1,491       7.15       1,691       7.62      2,428/b/   7.83
------------------------------------------------------------------------------------------------------------------------------------

                                                                    $4,347       7.42%     $7,192       7.29%   $10,805      7.35%
------------------------------------------------------------------------------------------------------------------------------------


/a/Average balances are obtained from the best available daily, weekly, or monthly data.
/b/Average balances include nonaccrual assets.
/c/Rates reflect interest received on nonaccrual debt-restructuring par bonds.


BALANCE SHEET REVIEW

OVERVIEW

At December 31, 1996, BAC's assets totaled $250.8 billion, up $18.3 billion from year-end 1995. This increase was primarily due to growth in the loan portfolio. For a discussion of the loan portfolio, refer to the Loan Portfolio Management section on pages 28-32. In addition, trading account assets and securities purchased under resale agreements increased $2.7 billion and $2.3 billion, respectively, from their 1995 levels. This growth in interest-earning assets was largely funded by increases in liabilities, such as other short-term borrowings and foreign interest-bearing deposits.

At December 31, 1996, BAC's other short-term borrowings were $17.6 billion, up $9.9 billion from 1995. The increased funding from short-term borrowings largely resulted from the issuance of bank notes was used to support domestic loan growth.

BAC is one of the largest depository institutions in the U.S., with $168.0 billion of deposits at December 31, 1996. Total deposits increased $7.5 billion, or 5 percent, from year-end 1995. Deposits increased $2.9 billion in domestic offices and $4.6 billion in foreign offices from year-end 1995. The growth in foreign deposits primarily resulted from BAC's continued participation in selected global markets.

For further information related to BAC's management of assets and liabilities, as well as information on BAC's liquidity and capital, refer to the Risk Management section on pages 39-40 and the Liquidity Risk Management and Capital Management sections on pages 44-47.

PENDING ACCOUNTING STANDARDS

In June 1996, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" (SFAS No.
125). The FASB subsequently amended SFAS No. 125 in December 1996. As amended, SFAS No. 125 applies to securities lending, repurchase agreements, dollar rolls, and other similar secured financing transactions occurring after December 31, 1997 and to all other transfers and servicing of financial assets occurring after December 31, 1996. BAC does not expect that, at adoption, SFAS No. 125 will have a material effect on its financial position or results of operations.

LOAN PORTFOLIO MANAGEMENT

The Loan Portfolio Management section should be read in conjunction with the credit quality and credit risk management sections. For information regarding credit quality, refer to pages 33-37. For information regarding credit risk management, refer to page 39.

At December 31, 1996, BAC's loan and lease portfolio totaled $165.4 billion, an increase of $10.0 billion from year-end 1995. This increase was in both the domestic and foreign portfolios and primarily reflects BAC's efforts to expand its customer base nationally as well as globally. However, the relative composition of the loan portfolios has remained fairly constant, with domestic loans comprising approximately 85 percent of the portfolio at both year-end 1996 and 1995.

                                                    BankAmerica Corporation 1996
------------------------------- Financial Review -------------------------------

--------------------------------------------------------------------------------------------------------------
                                               Loan Outstandings
--------------------------------------------------------------------------------------------------------------
                                                                           December 31
                                           -------------------------------------------------------------------
(in millions)                                      1996         1995          1994         1993         1992
--------------------------------------------------------------------------------------------------------------
DOMESTIC
Consumer:
  Residential first mortgages                  $ 37,459     $ 36,572      $ 33,818     $ 30,483     $ 29,306
  Residential junior mortgages                   14,743       13,777        13,589       12,847       13,870
  Other installment                              16,979       13,834        10,598        9,129        9,509
  Credit card                                     8,707/a/     9,139         8,020        7,474        8,306
  Other individual lines of credit                1,948        1,847         1,736        1,901        1,725
  Other                                             401          319           403          215          260
--------------------------------------------------------------------------------------------------------------
                                                 80,237       75,488        68,164       62,049       62,976
--------------------------------------------------------------------------------------------------------------

Commercial:
  Commercial and industrial                      33,404       32,745        28,814       20,486       21,632
  Loans secured by real estate                   12,488       10,975        10,277        9,251       10,123
  Financial institutions                          3,109        2,834         2,872        2,170        2,017
  Lease financing                                 2,542        1,927         1,814        1,715        1,889
  Construction and development loans
   secured by real estate                         2,252        3,153         3,616        4,418        6,781
  Loans for purchasing or carrying securities     1,941        1,458         1,529        3,090          987
  Agricultural                                    1,696        1,737         1,840        1,679        1,704
  Other                                           1,270        1,574         1,623        1,478        1,360
--------------------------------------------------------------------------------------------------------------
                                                 58,702       56,403        52,385       44,287       46,493
                                                138,939      131,891       120,549      106,336      109,469
--------------------------------------------------------------------------------------------------------------
FOREIGN
Commercial and industrial                        16,394       15,003        13,496       11,448       10,338
Banks and other financial institutions            3,958        3,386         2,516        2,279        1,855
Governments and official institutions               970        1,020           896        3,429        3,513
Other                                             5,154        4,073         3,455        3,064        1,436
--------------------------------------------------------------------------------------------------------------
                                                 26,476       23,482        20,363       20,220       17,142
     Total loans                                165,415      155,373       140,912      126,556      126,611
--------------------------------------------------------------------------------------------------------------
Less: Allowance for credit losses                 3,523        3,554         3,690        3,508        3,921
--------------------------------------------------------------------------------------------------------------
                                               $161,892     $151,819      $137,222     $123,048     $122,690
--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------

/a/ Excludes $1,471 million of securitized credit card receivables.

Total Loan Outstandings by Type (Pie charts in non-EDGAR version)

                                                 December 31,
                                              1995         1996
                                           ----------------------
Domestic Consumer                             48.6%       48.5%
Domestic Commercial                           36.3%       35.5%
Foreign                                       15.1%       16.0%
                                           ----------------------
                   Total                     100.0%      100.0%
                                           ======================

Domestic Consumer Loans

Domestic consumer loan outstandings at year-end 1996 rose $4.7 billion, or 6 percent, from year-end 1995, primarily due to increases in residential first mortgages, residential junior mortgages, and other installment loans. At December 31, 1996, residential first mortgages and residential junior mortgages increased $0.9 billion and $1.0 billion, respectively, from year-end 1995, reflecting BAC's continued efforts to geographically diversify and expand its mortgage lending activities on a national scale. At December 31, 1996, approximately 70 percent of these residential real estate loans were secured by properties in California, compared with approximately 74 percent in 1995. For more information, refer to the table on page 30.

The growth in other installment loans was largely due to increases in indirect manufactured housing and auto loans and leases. BAC has become a major lender in the indirect manufactured housing market, with 40 offices nationwide at December 31, 1996. The largest area of expansion in this market was in the 13 states in the southeastern region of the U.S. Growth in indirect auto loans and leases was primarily attributable to originations in the western states, augmented by an expansion of these loan and lease products in the Northwest, Southwest, and Midwest regions.

BankAmerica Corporation 1996
------------------------------- Financial Review -------------------------------

--------------------------------------------------------------------------------------------------------------------------------
                       Domestic Consumer Loans by Geographic Area and Loan Type as of December 31, 1996
--------------------------------------------------------------------------------------------------------------------------------

              Residential      Residential
                    First           Junior           Credit     Manufactured                              Other            Total
(in millions)   Mortgages        Mortgages             Card          Housing              Auto         Consumer         Consumer
--------------------------------------------------------------------------------------------------------------------------------
California        $26,532          $ 9,836           $3,771           $1,033            $2,545           $2,281          $45,998
Washington          1,697            1,886            1,323              343             1,417              482            7,148
Arizona             1,316              908              316              219               599              142            3,500
Texas                 928              132              403              613               712              326            3,114
Oregon              1,072              513              256              150               283              253            2,527
Other/a/            5,914            1,468            2,638            5,738               814            1,378           17,950
--------------------------------------------------------------------------------------------------------------------------------
                  $37,459          $14,743           $8,707           $8,096            $6,370           $4,862          $80,237
--------------------------------------------------------------------------------------------------------------------------------

/a/No other state individually exceeded 2 percent of total domestic consumer loans.

At year-end 1996, the credit card loan portfolio decreased $0.4 billion from its 1995 level. During 1996, this portfolio grew by approximately $1.1 billion, primarily outside of California. However, this growth was offset by the securitization and sale of approximately $1.5 billion of credit card receivables during 1996. In addition to reducing the amount of loan outstandings, the securitization affects the manner and time period in which revenue is reported in the statement of operations. The amounts that would otherwise be included in net interest revenue are instead included in noninterest income as fees and commissions,

--------------------------------------------------------------------------
                    Impact of Credit Card Securitization
--------------------------------------------------------------------------

                                    Year Ended December 31, 1996
                                ------------------------------------------
                                       Before
                                  Credit Card     Credit Card
(dollar amounts in millions)   Securitization  Securitization   Reported
--------------------------------------------------------------------------
OPERATING RESULTS
Net interest income                  $  8,631        $   (44)   $  8,587
Credit card fees                          373             (8)        365
Other noninterest income                5,019             28       5,047
--------------------------------------------------------------------------
  Total revenue                        14,023            (24)     13,999
--------------------------------------------------------------------------
Noninterest expense                     8,341             --       8,341

  Income before provision for
    credit losses and income taxes      5,682            (24)      5,658
Provision for credit losses               909            (24)/a/     885
--------------------------------------------------------------------------
  Income before income taxes         $  4,773        $    --    $  4,773

Net interest margin                      4.24%        (0.01)%       4.23%

BALANCE SHEET DATA AT YEAR END
Credit card loans outstanding        $ 10,178        $(1,471)   $  8,707
Total assets                          252,224         (1,471)    250,753

AVERAGE BALANCE SHEET DATA
Credit card loans                       9,279           (442)      8,837
Earning assets                        203,748           (442)    203,306
Total assets                          242,284           (442)    241,842
Net credit losses--credit
  card portfolio                          450            (24)        426

SELECTED FINANCIAL RATIOS
Annualized ratio of net credit losses
  on credit card loans to average
  credit card loans outstanding          4.85%         (0.03)%      4.82%
Delinquent credit card loan ratio/b/     2.40          (0.04)       2.36
--------------------------------------------------------------------------

/a/Represents the investors' share of charge-offs.
/b/60 days or more past due.

----------------------------------------------------------------------
               Domestic Consumer Loan Delinquency Information/a/
----------------------------------------------------------------------

                                                   December 31
                                            --------------------------
(dollar amounts in millions)                 1996      1995     1994
----------------------------------------------------------------------
DELINQUENT CONSUMER LOANS
Residential first mortgages                  $477    $  642     $566
Residential junior mortgages                   62        90       92
Credit card                                   206       190      153
Other                                         129       100       69
----------------------------------------------------------------------
                                             $874    $1,022     $880
----------------------------------------------------------------------

DELINQUENT CONSUMER LOAN RATIOS/b/
Residential first mortgages                  1.27%     1.76%    1.68%
Residential junior mortgages                 0.42      0.67     0.68
Credit card                                  2.36      2.08     1.91
Other                                        0.67      0.62     0.54
----------------------------------------------------------------------
                                             1.09%     1.36%    1.29%
----------------------------------------------------------------------

/a/60 days or more past due.
/b/Ratios represent delinquency balances expressed as a percentage of total loans for that loan category.

net of any credit losses on the securitized portion of the credit card portfolio. Refer to the table at the left for the impact of credit card securitization on BAC during 1996.

Delinquent domestic consumer loans that are 60 days or more past due decreased $148 million from year-end 1995, despite a 6 percent increase in consumer loans. The decrease is primarily reflected in a lower level of delinquencies in two large portfolios: residential first mortgages and residential junior mortgages in Southern California. Partially offsetting this decrease was an increase in delinquent credit card loans reflecting current economic conditions. For further information regarding BAC's domestic consumer loan delinquencies, refer to the table above.

Domestic Commercial Loans

Domestic commercial loan outstandings increased $2.3 billion, or 4 percent, during 1996, primarily reflecting increases in commercial and industrial loans, loans secured by real estate, and lease financing.

                                                    BankAmerica Corporation 1996
------------------------------ Financial Review --------------------------------

------------------------------------------------------------------------------------------------------------------------------
                   Domestic Commercial Loans Secured by Real Estate by Geographic Area and Project Type
------------------------------------------------------------------------------------------------------------------------------

                                                              December 31, 1996
               ---------------------------------------------------------------------------------------------------------------
                                                  Light      Apartment &
(in millions)  Office           Retail         Industry      Condominium             Hotel            Other            Total
------------------------------------------------------------------------------------------------------------------------------
California     $1,525           $1,430           $1,358           $1,027              $158          $   923         $  6,421
Washington        505              338              518              425               150              596            2,532
Nevada            146              184               69              197               109              212              917
Oregon            134              131               80              160                25               52              582
Arizona            59               99               59               99                42               92              450
Illinois           77               29               92               69                --               34              301
Other/a/          416              243              100              165               193              168            1,285
------------------------------------------------------------------------------------------------------------------------------
               $2,862           $2,454           $2,276           $2,142              $677           $2,077          $12,488
------------------------------------------------------------------------------------------------------------------------------


                                                              December 31, 1995
               ---------------------------------------------------------------------------------------------------------------
                                                  Light      Apartment &
(in millions)  Office           Retail         Industry      Condominium             Hotel            Other            Total
------------------------------------------------------------------------------------------------------------------------------
California     $1,201           $1,739           $1,149          $   785              $152          $   612         $  5,638
Washington        391              369              461              433               163              490            2,307
Nevada             58              401               44               99                53              125              780
Arizona            25              236               25               52                 2               77              417
Oregon             40               93               63              130                32               50              408
Other/a/          527              237               69              170               300              122            1,425
------------------------------------------------------------------------------------------------------------------------------
               $2,242           $3,075           $1,811           $1,669              $702           $1,476          $10,975
------------------------------------------------------------------------------------------------------------------------------


/a/For each period presented, no other state individually exceeded 2 percent of total domestic commercial loans secured by real estate.

------------------------------------------------------------------------------------------------------------------------------
                       Domestic Construction and Development Loans by Geographic Area and Project Type
------------------------------------------------------------------------------------------------------------------------------

                                                                   December 31, 1996
               ---------------------------------------------------------------------------------------------------------------
                                         Apartment &                  Light
(in millions)    Subdivision     Retail  Condominium     Office    Industry      Hotel      Other       Total
------------------------------------------------------------------------------------------------------------------------------
California              $220       $207        $  76      $  87       $  64        $27      $  59     $   740
Washington               214         64           56         68          19         16         55         492
Nevada                    72         26           95         39          39         36         76         383
Arizona                   44         14           55          1           5         --         18         137
Texas                     23         19           55          1          14         --         10         122
Oregon                     6         23           33          5          --          3         19          89
New York                  --          9            4         --          --         --         44          57
Florida                    1         52           --         --          --         --         --          53
Other/a/                  28         80           42         13          13         --          3         179
------------------------------------------------------------------------------------------------------------------------------
                        $608       $494         $416       $214        $154        $82       $284      $2,252
------------------------------------------------------------------------------------------------------------------------------


                                                            December 31, 1995
               ---------------------------------------------------------------------------------------------------------------
                                         Apartment &                  Light
(in millions)    Subdivision     Retail  Condominium     Office    Industry      Hotel      Other       Total
------------------------------------------------------------------------------------------------------------------------------
California              $342       $256         $136       $366       $  81       $114      $  85      $1,380
Washington               197        105           60        138          16          7         65         588
Nevada                    51         67           32         33           8         16         30         237
Pennsylvania              --         --           --        202          --         --         --         202
Arizona                   45         33           53          9           5          2         10         157
Texas                     18         19           72          1          --         --          2         112
Florida                    5         96            8         --          --         --         --         109
Georgia                    5         56            6         --          14          1         --          82
Illinois                  15         12           10         37          --         --         --          74
Other/a/                  29         72           53         20           8          4         26         212
------------------------------------------------------------------------------------------------------------------------------
                        $707       $716         $430       $806        $132       $144       $218      $3,153
------------------------------------------------------------------------------------------------------------------------------


/a/For each period presented, no other state individually exceeded 2 percent of total domestic construction and development loans.

BankAmerica Corporation 1996
------------------------------ Financial Review --------------------------------

Commercial and industrial loans, the largest component of BAC's domestic commercial loan portfolio, consist of loans made to large corporate and middle market customers. At December 31, 1996, domestic commercial and industrial loans totaled $33.4 billion, up $0.7 billion from year-end 1995. The increase in commercial and industrial loans was primarily attributable to a combination of BAC's efforts to diversify its market share as well as increased loan demand from large corporate and middle market borrowers in various industries throughout the United States.

Included in BAC's commercial loan portfolio are mortgages on commercial properties, primarily in California, the Northwest, the Southwest, and the Midwest. At December 31, 1996, commercial loans secured by real estate increased $1.5 billion from year-end 1995. Growth in this portfolio resulted from the improved California economy, increased expansion into the Northwest, Southwest, and Midwest, and the general stabilization of the commercial real estate market.

The lease financing portfolio grew $0.6 billion from year-end 1995. During the third quarter of 1996, BAC purchased a transportation and industrial lease financing portfolio totaling $1.8 billion. Approximately $0.4 billion was recorded in the domestic lease financing portfolio, $0.2 billion was recorded in the domestic commercial and industrial loan portfolio, $0.5 billion and $0.1 billion were recorded in the foreign other loan portfolio and foreign commercial and industrial loan portfolio, respectively, and $0.6 billion was recorded in other assets.

Foreign Commercial and Consumer Loans
BAC has expanded its lending activities in the Pacific Rim as well as selected countries in Latin America. As a result, total foreign loan outstandings increased $3.0 billion, or 13 percent, from year-end 1995. This growth was primarily due to increases in commercial and industrial loans of $1.4 billion and banks and other financial institutions of $0.6 billion.

Emerging Market Exposure
In connection with its effort to maintain a diversified portfolio, BAC limits its exposure to any one country. In particular, BAC monitors its exposure to economies that are considered to be emerging markets. As indicated in the table below, at December 31, 1996, BAC's emerging market exposure totaled $12,079 million, or 5 percent of total assets, compared to $8,843 million, or 4 percent, at year-end 1995. This exposure represents loans, restructured debt which is included in the securities portfolios, and other monetary assets.

BAC's investments in emerging markets are predominantly concentrated in Latin America and Asia. As developing countries in these areas improve their economic performance, business environment, infrastructure, and regional trade capabilities, BAC may selectively expand its investment in these regions. Since high growth in these countries is expected to be driven by foreign direct investment and the availability of funding from offshore capital markets, BAC is strategically positioned to participate in this expansion with its global presence and diverse product offerings.

------------------------------------------------------------------------------------------------------------------------------------
                                                     Emerging Market Exposure
------------------------------------------------------------------------------------------------------------------------------------


                                                                         December 31, 1996
                --------------------------------------------------------------------------------------------------------------------

                                  Loans              Available-for-Sale Securities/a/         Held-to-Maturity Securities/a/
                          --------------------  -----------------------------------------  -----------------------------------------

                                       Medium- and
(in millions)   Total/c/  Short-Term    Long-Term    Collateralized   Uncollateralized       Collateralized   Uncollateralized
------------------------------------------------------------------------------------------------------------------------------------

Mexico        $ 2,519         $  306        $  624/d/          $345                $18               $  856               $175
Brazil          1,849            640            45                6                  9                   --                 30
India           1,332             85           168               --                 --                   --                 --
Colombia        1,082            549           412               --                 10                   --                  2
Chile           1,049            159           313               --                 --                   --                 --
Argentina         931            287            53               --                  1                   --                 32
China             738            369            30               --                 --                   --                 --
Philippines       563             75             9               22                 32                   --                 --
Indonesia         494            186            48               --                 --                   --                 --
Venezuela         357             13             6               --                 --                  288                 22
Pakistan          291             --             6               --                 --                   --                 --
Other/e/          874            128           152              147                 --                   --                 --
------------------------------------------------------------------------------------------------------------------------------------

              $12,079         $2,797/f/     $1,866/f/          $520/g/             $70/g/            $1,144/h/            $261/h/
------------------------------------------------------------------------------------------------------------------------------------


                               December 31, 1996
-----------------------------------------------------
                               Other/b/
-----------------------------------------------------
                                     Medium- and
                      Short-Term     Long-Term
-----------------------------------------------------
Mexico                    $  106          $ 89
Brazil                     1,102            17
India                      1,076             3
Colombia                     104             5
Chile                        491            86
Argentina                    532            26
China                        325            14
Philippines                  409            16
Indonesia                    259             1
Venezuela                      9            19
Pakistan                     285            --
Other/e/                     441             6
-----------------------------------------------------
                          $5,139          $282
-----------------------------------------------------


/a/Represents medium- and long-term exposure.
/b/Includes the following assets, primarily in U.S. dollars, with borrowers or customers in a foreign country: accrued interest receivable, acceptances, interest-bearing deposits with other banks, trading account assets, other interest-earning investments, and other monetary assets.
/c/Excludes local currency outstandings that were funded by local currency borrowings as follows: $108 million for Mexico, $56 million for Brazil, $323 million for India, $70 million for Chile, $28 million for Argentina, $44 million for the Philippines, $45 million for Indonesia, $16 million for Venezuela, and $72 million for Pakistan.
/d/Includes $30 million loan that is collateralized by zero-coupon U.S.
   Treasury securities.
/e/No other country individually exceeded 2 percent of total emerging market exposure.
/f/Total loans include nonaccrual loans of $39 million.
/g/Total available-for-sale securities include $6 million of nonaccrual debt-
   restructuring bonds.
/h/Total fair value of total held-to-maturity securities was approximately $1.2 billion.

                                                    BankAmerica Corporation 1996
------------------------------ Financial Review --------------------------------


------------------------------------------------------------------------------------------------------------------------------------
                                                    Allowance for Credit Losses
------------------------------------------------------------------------------------------------------------------------------------

                                                                                    Year Ended December 31
                                                               ---------------------------------------------------------------------

(in millions)                                                    1996         1995           1994          1993         1992
------------------------------------------------------------------------------------------------------------------------------------

Balance, beginning of year                                     $3,554       $3,690         $3,508        $3,921       $2,420

CREDIT LOSSES
Domestic consumer:
      Residential first mortgages                                  42           49             49            23           15
      Residential junior mortgages                                 70           74             88           104           38
      Credit card                                                 463          386            382           488          538
      Other consumer                                              448          252            231           300          321
Domestic commercial:
      Commercial and industrial                                   132          139             47           230          197
      Loans secured by real estate                                 22           50             52            91           60
      Financial institutions                                       45            1              2            18           41
      Lease financing                                               1            1              1             9           12
      Construction and development loans secured by real estate    61           36             86           291          376
      Loans for purchasing or carrying securities                  --            5             --             2            9
      Agricultural                                                  2            3              8             7           10
      Other commercial                                             --           --             --            --            2
Foreign                                                            39           15             42            36          126
------------------------------------------------------------------------------------------------------------------------------------

       Total credit losses                                      1,325        1,011            988         1,599        1,745
------------------------------------------------------------------------------------------------------------------------------------

CREDIT LOSS RECOVERIES
Domestic consumer:
      Residential first mortgages                                   1            1              4             1            1
      Residential junior mortgages                                 17           16             18            14            6
      Credit card                                                  37           41             54            53           48
      Other consumer                                              176           84             87           100           86
Domestic commercial:
      Commercial and industrial                                    82           83             94           111           77
      Loans secured by real estate                                 15           16             25            34           10
      Financial institutions                                       --            5             16             2            1
      Lease financing                                               3            4              6             6            9
      Construction and development loans secured by real estate    11           66             82            87           19
      Loans for purchasing or carrying securities                   1           --             --            --           --
      Agricultural                                                  4            7              8            10            6
      Other commercial                                             --           --             --            --            4
Foreign                                                            60           99            124            66          174
------------------------------------------------------------------------------------------------------------------------------------

       Total credit loss recoveries                               407          422            518           484          441
       Total net credit losses                                    918          589            470         1,115        1,304
------------------------------------------------------------------------------------------------------------------------------------

Provision for credit losses                                       885          440            460           803        1,009
Allowance related to mergers and acquisitions/a/                   --            3            241            12        2,782
Losses on the sale or swap of loans to restructuring countries     --           --             --            (3)         (72)
Other net additions (deductions)                                    2           10            (49)         (110)/b/     (914)/b/
------------------------------------------------------------------------------------------------------------------------------------

         Balance, End of Year/c/                               $3,523       $3,554         $3,690        $3,508       $3,921
------------------------------------------------------------------------------------------------------------------------------------


/a/Represents the addition of consummation date allowances for credit losses of Arbor National Holdings, Inc. in 1995, Continental and Liberty Bank of $238 million and $3 million, respectively, in 1994, First Gibraltar in 1993, and SPC, Valley Capital Corporation, and H.F. Holdings, Inc. of $2,701 million, $63 million, and $18 million, respectively, in 1992.
/b/Due to the transfer of certain assets net of their related allowance to other assets, the allowance for credit losses was reduced by $128 million and $685 million during 1993 and 1992, respectively. The 1993 amount included $88 million of regulatory-related allocated transfer risk reserve
   (ATRR). In addition, the allowance for credit losses related to loans of subsidiaries and operations pending disposition totaling $220 million was reclassified to other assets during 1992.
/c/Includes ATRR of $67 million at December 31, 1992. Due to the transfer of certain assets net of their related allowance to other assets during 1993, the allowance for credit losses did not include any ATRR subsequent to the transfer.

ALLOWANCE FOR CREDIT LOSSES

The allowance for credit losses at December 31, 1996 was $3,523 million, or 2.13 percent of total loan outstandings, compared with $3,554 million, or 2.29 percent, at December 31, 1995. Excluding outstandings in the residential first mortgage loan portfolio and the portion of the allowance associated with these outstandings, the ratios were 2.67 percent and 2.89 percent of loans at year-end 1996 and 1995, respectively. The ratio of the allowance for credit losses to total nonaccrual assets was 315 percent at December 31, 1996, up from 188 percent at December 31, 1995.

BankAmerica Corporation 1996
------------------------------- Financial Review -------------------------------


------------------------------------------------------------------------------------------------------------------------------------
                                      Allocation of Allowance for Credit Losses by Loan Type
------------------------------------------------------------------------------------------------------------------------------------

                                                                              December 31
                                 ---------------------------------------------------------------------------------------------------

                                        1996               1995                 1994                1993                 1992
                                 ---------------------------------------------------------------------------------------------------

                                           Percent              Percent             Percent             Percent             Percent
                                           of Loan              of Loan             of Loan             of Loan             of Loan
(dollar amounts in millions)   Allowance  Category  Allowance  Category  Allowance Category  Allowance Category  Allowance Category
------------------------------------------------------------------------------------------------------------------------------------

Domestic consumer:
  Residential first mortgages     $  110      0.29%    $  115      0.31%    $   91     0.27%    $   55     0.18%    $   62     0.21%
  Residential junior mortgages       165      1.12        177      1.28        186     1.37        152     1.18        134     0.95
  Credit card                        385      4.42        394      4.31        344     4.29        425     5.69        479     5.77
  Other consumer                     755      3.91        561      3.51        438     3.44        440     3.91        425     3.86
Domestic commercial:
  Commercial and industrial/a/       528      1.44        458      1.28        396     1.24        368     1.47        636     2.65
  Loans secured by real estate       208      1.67        140      1.28        166     1.62        165     1.78        232     2.29
  Financial institutions               4      0.12         10      0.37          6     0.21          8     0.38         14     0.70
  Lease financing                     45      1.79         48      2.51         51     2.81         48     2.81         55     2.90
  Construction and development
   loans secured by real estate       73      3.26        293      9.28        389    10.76        611    13.83        884    13.04
  Agricultural                        43      2.53         35      1.99         38     2.07         39     2.30         37     2.19
Foreign                              425      1.61        428      1.82        391     1.92        322     1.59        559     3.26
Unallocated                          782        --        895        --      1,194       --        875       --        404       --
------------------------------------------------------------------------------------------------------------------------------------
                                  $3,523      2.13%    $3,554      2.29%    $3,690     2.62%    $3,508     2.77%    $3,921     3.10%

------------------------------------------------------------------------------------------------------------------------------------


/a/Includes the allowance for credit losses for commercial and industrial loans, loans for purchasing or carrying securities, and other commercial loans.

The table above shows the allocation of the allowance for credit losses by loan type. This allocation is based on management's judgment of potential losses in the respective loan portfolios. While management has allocated the allowance to various portfolio segments, it is general in nature and is available for the loan portfolio in its entirety.

Management develops the allowance for credit losses using a "building block approach" for various portfolio segments. Significant loans, particularly those considered to be impaired, are individually analyzed, while other loans are analyzed by portfolio segment. In establishing the allowance for the portfolio segments, credit officers consider results obtained from statistical models using historical loan performance data.

The allowance amounts are calculated, in part, based on historical loss experience. In addition, the credit officer responsible for each portfolio segment makes adjustments based on qualitative evaluations of individual classified assets, knowledge of portfolio segment conditions, and on the officer's judgment of factors that are expected to influence the future performance of the portfolio. These factors include geographic and portfolio concentrations, new products or markets, evaluation of the changes in the historical loss experience component, and projections of this component into the current and future periods based on current knowledge and conditions.

The Composition of Allowance for Credit Losses table to the right displays how the allowance for credit losses associated with special mention and classified assets is determined by combining the historical loss experience component with the credit management allocated component. The statistical model that BAC uses in calculating the historical loss experience component reflects the portfolio experience over a full economic cycle.

After an allowance has been established for the loan portfolio segments, credit management determines an unallocated portion of the allowance for credit losses, which is attributable to factors that cannot be associated with a specific loan or portfolio segment. These factors include general economic conditions, recognition of specific regional and international geographic concerns, and trends in portfolio growth.


--------------------------------------------------------------------------------
                   Composition of Allowance for Credit Losses
--------------------------------------------------------------------------------

                                                       December 31
                                   ---------------------------------------------
(in millions)                          1996     1995     1994      1993     1992
--------------------------------------------------------------------------------
Special mention
and classified:
    Historical loss
      experience component           $  349   $  506   $  516    $  475   $1,273
    Credit management
      allocated component               426      377      428       770      601
--------------------------------------------------------------------------------
      Total special mention
       and classified                   775      883      944     1,245    1,874
--------------------------------------------------------------------------------
Other:
    Domestic consumer                 1,414    1,247    1,059     1,072    1,100
    Domestic commercial                 252      229      223       151      215
    Foreign                             300      300      270       165      328
--------------------------------------------------------------------------------
      Total allocated                 2,741    2,659    2,496     2,633    3,517
--------------------------------------------------------------------------------

Unallocated                             782      895    1,194       875      404
--------------------------------------------------------------------------------
                                     $3,523   $3,554   $3,690    $3,508   $3,921
--------------------------------------------------------------------------------

                                                    BankAmerica Corporation 1996
------------------------------ Financial Review --------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
                            Net Credit Losses (Recoveries) as a Percentage of Average Loan Outstandings
-----------------------------------------------------------------------------------------------------------------------------------

                                                                         Year Ended December 31
                                           ----------------------------------------------------------------------------------------
                                               1996              1995               1994              1993              1992
-----------------------------------------------------------------------------------------------------------------------------------
Domestic consumer:
  Residential first mortgages                 0.11%             0.14%              0.14%             0.07%              0.05%
  Residential junior mortgages                0.37              0.42               0.53              0.67               0.28
  Credit card                                 4.82              4.19               4.50              5.81               6.16
  Other consumer                              1.55              1.19               1.21              1.77               2.03

Domestic commercial:
  Commercial and industrial                   0.15              0.18              (0.20)             0.58               0.61
  Loans secured by real estate                0.08              0.32               0.29              0.59               0.57
  Financial institutions                      1.58             (0.17)             (0.64)             0.80               2.18
  Lease financing                            (0.11)            (0.16)             (0.30)             0.20               0.14
  Construction and development loans
   secured by real estate                     1.77             (0.89)              0.10              3.57               5.32
  Loans for purchasing or carrying
   securities                                (0.11)             0.36                 --              0.11               0.86
  Agricultural                               (0.14)            (0.23)                --             (0.23)              0.29
  Other commercial                              --                --                 --                --              (0.15)
   Total domestic                             0.70              0.54               0.50              1.09               1.37
  Foreign                                    (0.09)            (0.39)             (0.44)            (0.16)             (0.28)
   Total loans                                0.58              0.40               0.37              0.89               1.12
-----------------------------------------------------------------------------------------------------------------------------------

The special mention and classified categories referred to in the table on page 34 include all loans that have been internally risk rated as "special mention," "substandard," or "doubtful." Special mention assets are potentially weak, as the borrower has begun to exhibit deteriorating trends which, if not corrected, could jeopardize repayment of the loan and result in a "substandard" classification.

Classified assets include those that are deemed "substandard" or "doubtful." Substandard assets have a well-defined weakness, which if not corrected, jeopardizes the full satisfaction of the debt. An asset classified as "doubtful" has critical weaknesses that make full collection improbable. However, because of pending events that may work to strengthen the asset, the amount

Allowance for Credit Losses as a % of Nonaccrual Assets (Bar Chart in non-Edgar version)

                                 1992      1993       1994        1995        1996
                            ---------------------------------------------------------
                                 75%        122%      177%        188%        315%

and timing of the possible loss cannot be determined. BAC's actual historical loss experience since 1992 indicates ultimate loss rates for "special mention," "substandard," and "doubtful" loans of approximately 2 percent, 6 percent, and 34 percent, respectively.

Net credit losses totaled $918 million in 1996, an increase of $329 million from 1995. The increase was largely in the domestic consumer and commercial portfolios.

Domestic consumer net credit losses were $792 million in 1996, an increase of $173 million from 1995. This increase was primarily in the consumer installment and credit card categories. Growth in the consumer portfolio, primarily manufactured housing loans, resulted in higher charge-offs in the consumer installment loan category. Loan growth coupled with higher levels of personal bankruptcy filings contributed to increased charge-offs in the credit card portfolio.

Domestic commercial net credit losses were $147 million in 1996, up $93 million from 1995. The increase was primarily in the construction and development and financial institutions portfolios. The increase in net charge-offs of construction and development loans was primarily due to lower credit recoveries in 1996. The increase in charge-offs of loans to financial institutions resulted primarily from a decline in the collateral value supporting a loan to a particular borrower.

Net credit recoveries in the foreign loan portfolio were $21 million in 1996, compared with $84 million in 1995. The net credit recoveries in 1996 primarily related to previously charged off loans to borrowers in Australia, Venezuela, United Kingdom, and Canada.

BankAmerica Corporation 1996
------------------------------ Financial Review --------------------------------

----------------------------------------------------------------------------------
                           Nonaccrual Assets
----------------------------------------------------------------------------------
                                                 December 31
                          --------------------------------------------------------
(in millions)               1996       1995       1994       1993           1992
----------------------------------------------------------------------------------
DOMESTIC LOANS
Consumer:
  Residential
    first mortgages      $   354/a/ $   311    $   319    $   406       $   267
  Residential
    junior mortgages          59/a/      72         56         49            55
  Other consumer               2          2          7          4            30
Commercial:
  Commercial
    and industrial           241        511        420        457           898
  Loans secured
    by real estate           206        280        347        570           721
  Financial institutions      --         46          3         64            49
  Lease financing              1         --          1         18             3
  Construction and
    development loans
    secured by real estate    95        495        680      1,037         2,430
  Agricultural                28         29         31         49            94
----------------------------------------------------------------------------------
                             986      1,746      1,864      2,654         4,547
----------------------------------------------------------------------------------
FOREIGN LOANS,
PRIMARILY COMMERCIAL         109        142        215        232           683
Other interest-bearing
  assets                      23          3          1         --             5
----------------------------------------------------------------------------------
                          $1,118/b/  $1,891/b/  $2,080/b/  $2,886/b,c/   $5,235/c/
----------------------------------------------------------------------------------

/a/Reflects the effect of a change in the past due period on nonaccrual loans, which is discussed in the Nonperforming Assets section.

/b/Excludes certain nonaccrual debt-restructuring par bonds and other instruments that were included in available-for-sale and held-to-maturity securities of $67 million, $62 million, and $441 million at December 31, 1996, 1995, and 1994, respectively. Also excludes certain other nonaccrual loans and other instruments issued by various governments of $1 million, $8 million, and $196 million at December 31, 1995, 1994, and 1993, respectively, that were included in other assets at the lower of cost or fair value.

/c/Excludes nonaccrual assets that were identified for accelerated disposition with carrying values prior to reclassification to other assets of $0.6 billion and $2.6 billion at December 31, 1993 and 1992, respectively. These nonaccrual assets were included in other assets at the lower of cost or fair value. The balance at December 31, 1992 primarily represents nonaccrual assets that were acquired in the SPC merger and identified for accelerated disposition at the merger date.


NONPERFORMING ASSETS

Total nonaccrual assets decreased $773 million, or 41 percent, from year-end 1995. This decrease reflected improvements in most segments of the loan portfolio, particularly in commercial and industrial loans, construction and development loans secured by real estate, and commercial loans secured by real estate. These improvements resulted primarily from full or partial payments on nonaccrual loans. Other significant factors that contributed to the decrease were charge-offs and the restoration of nonaccrual loans to accrual status in most loan categories, including a large construction and development real estate loan. The decrease in nonaccruals also reflects low levels of loans being placed on nonaccrual status.

------------------------------------------------------------------------------
                    Analysis of Change in Nonaccrual Assets
------------------------------------------------------------------------------
                                                      December 31
                                        --------------------------------------
(in millions)                             1996          1995           1994
------------------------------------------------------------------------------
Balance, beginning of year              $1,891        $2,080         $2,886

Additions:
  Loans placed on
    nonaccrual status                      505         1,432          1,058
  Acquired in the
    Continental merger                      --            --            245
  Leases acquired                           34            --             --
  Other/a/                                 144            --             --
Deductions:
  Sales                                   (130)          (35)          (210)
  Restored to accrual status              (360)         (399)          (616)
  Foreclosures                             (25)         (113)          (155)
  Charge-offs                             (237)         (188)          (143)
  Other, primarily payments               (704)         (886)          (985)
------------------------------------------------------------------------------
    Balance, end of year                $1,118        $1,891         $2,080
------------------------------------------------------------------------------

/a/Reflects the effect of a change in the past due period on nonaccrual loans, which is discussed in the Nonperforming Assets section.

During the fourth quarter of 1996, BAC changed the past due period by which residential real estate loans and consumer loans that are collateralized by junior mortgages on residential real estate are considered nonaccrual. The maximum period that loans can be past due before being placed on nonaccrual status was reduced from 180 days to 90 days. As a result of this change, nonaccrual loans increased by $144 million, while loans past due 90 days or more and still accruing interest decreased by the same amount.

--------------------------------------------------------------------------------
Nonaccrual Assets at Year End (Bar chart in non-EDGAR version)
--------------------------------------------------------------------------------
(in millions of dollars)
                                       1992     1993     1994     1995     1996
                                     -------------------------------------------
                                      5,235    2,886    2,080    1,891    1,118


                                                    BankAmerica Corporation 1996
------------------------------- Financial Review -------------------------------

-----------------------------------------------------------------------------------------------------------------------
                               Cash Interest Payments on Nonaccrual Assets by Loan Type/a/
-----------------------------------------------------------------------------------------------------------------------

                                                                   December 31, 1996
                                ---------------------------------------------------------------------------------------
                                 Contractual                           Cumulative      Nonaccrual          Book as a
                                   Principal      Cumulative     Interest Applied            Book      Percentage of
(dollar amounts in millions)         Balance     Charge-offs         to Principal         Balance        Contractual
-----------------------------------------------------------------------------------------------------------------------
DOMESTIC
Consumer:
  Residential first mortgages         $  357            $  2                 $  1          $  354/b/              99%
  Residential junior mortgages            60               1                   --              59/b/              98
  Other consumer                           7               4                    1               2                 29
Commercial:
  Commercial and industrial              623             289                   93             241                 39
  Loans secured by real estate           323              94                   23             206                 64
  Financial institutions                  52              51                    1              --                 --
  Lease financing                          1              --                   --               1                100
  Construction and development
   loans secured by real estate          161              53                   13              95                 59
  Agricultural                            46              11                    7              28                 61
-----------------------------------------------------------------------------------------------------------------------
                                       1,630             505                  139             986                 60
-----------------------------------------------------------------------------------------------------------------------

FOREIGN, PRIMARILY COMMERCIAL            224              96                   19             109                 49
Other interest-bearing assets             23              --                   --              23                100
-----------------------------------------------------------------------------------------------------------------------
                                      $1,877            $601                 $158          $1,118                 60%
-----------------------------------------------------------------------------------------------------------------------
Cash yield on average total
  nonaccrual book balance
----------------------------------------------------------------------------------------------------------------------
                                                               Year Ended December 31, 1996
                                      --------------------------------------------------------------------------------

                                                                                Cash Interest
                                         Average                               Payments Applied
                                      Nonaccrual      ----------------------------------------------------------------
                                            Book          As Interest
(dollar amounts in millions)             Balance/b/            Income             Other/c/                  Total
----------------------------------------------------------------------------------------------------------------------
DOMESTIC
Consumer:
  Residential first mortgages             $  276                  $11               $ 1                      $ 12
  Residential junior mortgages                64                    4                --                         4
  Other consumer                               2                   --                 1                         1
Commercial:
  Commercial and industrial                  381                   25                21                        46
  Loans secured by real estate               241                   14                 7                        21
  Financial institutions                      14                   --                --                        --
  Lease financing                              1                   --                --                        --
  Construction and development
   loans secured by real estate              270                   12                11                        23
  Agricultural                                31                    4                 1                         5
----------------------------------------------------------------------------------------------------------------------
                                           1,280                   70                42                       112
----------------------------------------------------------------------------------------------------------------------
FOREIGN, PRIMARILY COMMERCIAL                121                   18                14                        32
Other interest-bearing assets                  8                   --                --                        --
----------------------------------------------------------------------------------------------------------------------
                                          $1,409                  $88               $56                      $144
----------------------------------------------------------------------------------------------------------------------
Cash yield on average total
  nonaccrual book balance                                                                                   10.22%
----------------------------------------------------------------------------------------------------------------------

/a/Includes information related to all nonaccrual loans including those that are fully charged off or otherwise have a book balance of zero.

/b/Reflects the effect of a change in the past due period on nonaccrual loans, which is discussed on page 36.

/c/Primarily represents cash interest payments applied to principal. Also includes cash interest payments accounted for as credit loss recoveries, which are recorded as increases to the allowance for credit losses.

Loans past due 90 days or more and still accruing interest, which are generally well secured and in the process of collection, decreased $176 million in 1996. The decrease was primarily due to the previously mentioned change in the past due period on certain consumer nonaccrual loans and the overall improvements in customer delinquencies within the residential real estate categories. Partially offsetting the decrease was an increase in the other consumer category, which was primarily attributable to growth in this portfolio.

The improvement in BAC's credit quality during 1996 was also reflected in BAC's nonperforming asset ratios. At December 31, 1996, the ratio of nonaccrual loans to total loans was 0.66 percent, down from 1.22 percent at December 31, 1995. In addition, the ratio of nonperforming assets to total assets (comprised of nonaccrual assets and other real estate owned) declined 44 basis points from year-end 1995 to 0.59 percent at December 31, 1996.

OREO, which is recorded in other assets, primarily includes properties acquired through foreclosure or in full or partial satisfaction of loans. OREO was $353 million at December 31, 1996, a decrease of $139 million from year-end 1995. Both at year-end 1996 and 1995, the aggregate fair value of properties included in OREO represented approximately 123 percent of their net carrying value.


-----------------------------------------------------------------------
     Loans Past Due 90 Days or More and Still Accruing Interest
-----------------------------------------------------------------------

                                               December 31
                                  -------------------------------------
(in millions)                       1996   1995   1994   1993    1992
-----------------------------------------------------------------------
DOMESTIC
Consumer:
  Residential first mortgages/a/    $ --   $180   $133   $153    $181
  Residential junior mortgages/a/     --     12     23     23      70
  Other consumer                     186    162    136    152     219
Commercial:
  Commercial and industrial           29     20     25     20      19
  Loans secured by real estate         5      1     54    138      22
  Financial institutions              --     16     16     --      --
  Lease financing                     --      1      1     --       1
  Construction and
    development loans
    secured by real estate            12     --     38     86     117
  Agricultural                         1     --      8     --       4
-----------------------------------------------------------------------
                                     233    392    434    572     633
-----------------------------------------------------------------------
FOREIGN                                2     19      2      6      --
-----------------------------------------------------------------------
                                    $235   $411   $436   $578    $633
-----------------------------------------------------------------------

/a/Reflects the change in the past due period on nonaccrual loans, which is discussed on page 36.

BankAmerica Corporation 1996
------------------------------- Financial Review -------------------------------

-----------------------------------------------------------------------
                             Restructured Loans
-----------------------------------------------------------------------

                                              December 31
                               ----------------------------------------
(in millions)                   1996    1995     1994    1993    1992
-----------------------------------------------------------------------
DOMESTIC
Commercial and industrial       $ 25    $ 78      $71    $ 66    $ 69
Commercial loans secured
  by real estate                 255      18       15      21      12
Financial institutions            --      --       --      --       1
Lease financing                   --      --       --       1      --
Construction and
  development loans
  secured by real estate          16      15        2      10      34
Agricultural                       1       1        7      --      20
-----------------------------------------------------------------------
                                 297     112       95      98     136
-----------------------------------------------------------------------
FOREIGN/a/                         5       1        2      36      40
-----------------------------------------------------------------------
                                $302    $113      $97    $134    $176
-----------------------------------------------------------------------

/a/Excludes debt restructurings with countries that have experienced liquidity problems of $1.6 billion, $1.6 billion, $1.8 billion, $2.4 billion, and $2.3 billion at December 31, 1996, 1995, 1994, 1993, and 1992, respectively. Beginning in the first quarter of 1994, the majority of these instruments were classified as either available-for-sale or held-to-maturity securities. Prior to January 1, 1994, these instruments were classified as loans. For further information on these restructurings, refer to Note 8 of the Notes to Consolidated Financial Statements on page 61.

The increase in restructured commercial real estate loans was primarily due to a loan to a particular borrower that was previously on nonaccrual status.

OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS

In the ordinary course of business, BAC enters into various types of transactions that involve off-balance-sheet financial instruments. These include credit-related financial instruments and derivative and foreign exchange products.

CREDIT-RELATED FINANCIAL INSTRUMENTS

Credit-related financial instruments include commitments to extend credit, standby letters of credit, and commercial letters of credit. BAC makes commitments to extend credit to a wide range of customers as part of its ongoing lending operations. Additionally, BAC issues standby letters of credit to ensure performance or financial obligations of customers. BAC generally enters into these contracts to offer short-term financing and facilitate domestic and foreign trade transactions for customers.

FOREIGN EXCHANGE AND DERIVATIVES CONTRACTS

BAC uses foreign exchange and derivatives contracts in both its trading and its asset and liability management activities. Foreign exchange and derivatives contracts include swaps, futures, forwards, and option contracts, all of which derive their value from underlying interest rates, foreign exchange rates, commodity values, or equity instruments. Certain transactions involve standardized contracts executed on organized exchanges, while others are negotiated over the counter (OTC), with the terms tailored to meet the needs of BAC and its customers. For a detailed discussion of these instruments and transactions, refer to Note 24 of the Notes to Consolidated Financial Statements on pages 72-78.

In meeting the needs of its global customers, BAC uses its expertise to execute transactions to aid these customers in managing their risk exposures to interest rates, exchange rates, prices of securities, and financial or commodity indices. For example, a multinational consumer products company may choose to manage the currency risks associated with the foreign countries in which it operates. BAC will transact cross currency swaps or foreign exchange contracts with the customer to meet this need. Counterparties to BAC's foreign exchange and derivative transactions generally include U.S. and foreign banks, nonbank financial institutions, corporations, domestic and foreign governments, and asset managers.

BAC generates trading revenue by executing transactions to support customers' risk management needs, by efficiently managing the positions that result from these transactions, and by making markets in a wide variety of products. In its trading activities, BAC primarily employs traditional or "plain-vanilla" products, such as spot and forward foreign exchange contracts, exchange-traded futures contracts, and conventional interest rate swaps. These instruments are designed to be used by a wide variety of market participants. Such products accounted for approximately 95 percent of all foreign exchange and derivatives contracts outstanding at December 31, 1996. The remaining 5 percent involved nontraditional products or transactions and were executed primarily to meet unique client needs.

As an end-user, BAC employs foreign exchange contracts to hedge foreign exchange risk and derivatives contracts to hedge interest rate risk and foreign exchange risk in connection with its own asset and liability management activities. More specifically, BAC primarily uses interest rate derivatives instruments to manage the interest rate risk associated with its assets and liabilities, including residential loans, long-term debt, and deposits. For a detailed discussion of BAC's hedging objectives and the strategies and financial instruments used to achieve such objectives, refer to Note 24 of the Notes to Consolidated Financial Statements on pages 72-78.

Similar to on-balance-sheet financial instruments, such as loans and investment securities, off-balance-sheet financial instruments expose BAC to various types of risk. For a discussion of these risks and how they are managed, please refer to the Risk Management section that follows.

                                                    BankAmerica Corporation 1996
------------------------------- Financial Review -------------------------------

RISK MANAGEMENT

Risk management is integral to BAC's operations and a key determinant of its overall financial performance, since risk is inherent in most of BAC's business activities. BAC applies various strategies to mitigate risks to which it is exposed, namely credit, market, liquidity, and operational risk. These strategies are discussed in the following sections.

CREDIT RISK MANAGEMENT

Credit risk is the possibility of loss from the failure of a borrower or counterparty to fully perform under the terms of a credit-related contract. Credit risk arises primarily from BAC's lending activities, as well as from transactions involving other on- and off-balance-sheet instruments. Credit risk also includes transfer risk, which is the repayment risk that occurs in transactions subject to potential restrictions on the movement of funds across borders. For example, although foreign customers possess adequate funds, their local central banks may preclude them from exchanging their local currency for the foreign currency (usually U.S. dollars) in which they agreed to repay their obligations.

BAC's Credit Policy Committee (CPC) oversees all credit-related activities. The CPC is responsible for managing BAC's overall credit exposure, and for establishing credit policies, standards, and guidelines that define, quantify, and monitor credit risk. The CPC also oversees compliance with established credit limits and conducts reviews of industry, geographic region or country, product, and individual borrower or counterparty exposure, together with reviews of problem credits and credit losses. Furthermore, the CPC continually monitors significant economic developments and internal shifts in strategic emphasis and updates the credit risk management process accordingly. Managing credit risk within the guidelines established by the CPC is the responsibility of all BAC line officers involved in extending credit to customers. The primary focus of managing credit risk is to evaluate the likelihood that a borrower or counterparty will repay a loan from expected financial sources and to follow up with appropriate action. When collateral-secured transactions are involved, this includes ensuring that sufficient collateral is obtained at the outset and that sufficient collateral margins are maintained.

In making credit recommendations and decisions, line officers are supported by credit specialists within BAC who have expertise in specific areas, including specialized industries, geographic regions, or types of products. The credit risk management process is monitored on an ongoing basis by officers from BAC's Corporate Credit Examination Services. The results of these monitoring activities are reported to senior credit management and the Auditing and Examining Committee of the Board of Directors. BAC makes substantial investments in credit risk training to ensure competence among all credit officers and to better serve customers' changing needs.

Total Loan Outstandings by Geographic Area (Pie charts in non-EDGAR version)

                                                    December 31,  December 31,
                                                        1995          1996
                                                   ------------------------
Northern California                                    11.1%         10.7%
Central California                                      8.8%          8.0%
Southern California                                    21.4%         18.8%
Other Western States                                   20.2%         21.2%
Other U.S.                                             23.4%         25.3%
Foreign                                                15.1%         16.0%
                                                   ------------------------
                Total                                 100.0%        100.0%
                                                   ========================

BAC also manages credit risk by diversifying both on- and off-balance-sheet portfolios by industry, product, and geographic concentration. The extent of diversification of the loan portfolio by geographic area and type of asset is evident in the chart above, and in the tables on pages 30-31. The diversification in BAC's off-balance-sheet portfolio is discussed in Note 24 of the Notes to Consolidated Financial Statements on pages 72-78.

OFF-BALANCE-SHEET CREDIT RISK

OTC foreign exchange and derivatives contracts introduce two additional elements of credit risk: pre-settlement (or close-out) risk and settlement risk. Pre-settlement risk arises from the possibility that a counterparty to a transaction is unable to live up to the terms of its contract and BAC must write off the current market value of the contract (that has already been recognized as an asset and taken into income). Settlement risk occurs whenever BAC pays out funds or delivers assets before it receives payment from the counterparty in the transaction.

BAC mitigates both pre-settlement and settlement risk primarily by evaluating the creditworthiness of its counterparties. BAC utilizes the same policies, procedures, and internal credit risk rating system established for all on-balance-sheet credit exposures. At December 31, 1996, approximately 95 percent of the counterparties with whom BAC had credit exposure from foreign exchange and derivatives contracts had investment grade or equivalent ratings.

BankAmerica Corporation 1996
------------------------------- Financial Review -------------------------------

To mitigate pre-settlement risk further, BAC obtains collateral where appropriate. In addition, BAC uses agreements that allow netting of multiple transactions in the case of default, such as the internationally recognized International Swap and Derivatives Association (ISDA) agreement and the International Foreign Exchange Master Agreement (IFEMA). BAC's policy is to execute legally enforceable netting agreements with its foreign exchange and derivative customers whenever possible.

BAC reduces settlement risk through either novation netting
(a mutual agreement to substitute a new contract for two or more existing contracts that are then discharged) or settlement netting (a contract to settle mutual obligations at the net value of the individual contracts) arrangements, which may be included as part of a master netting agreement. There were no losses due to settlement risk in either 1996 or 1995.

BAC measures both current and potential future exposure when evaluating its pre-settlement credit risk on foreign exchange and derivative contracts. Current credit exposure is the amount of unrealized gain on the contract, or the amount BAC would have the right to receive if a foreign exchange or derivative contract were terminated on the date of evaluation. Potential credit exposure (at the 97.5 percent confidence level) is calculated based on the range of probable changes in the contract's fair value over its remaining life, given the historical pattern of market behavior.

Current credit risk, based on current positive fair values of open OTC contracts at December 31, 1996 and taking into account the effect of master netting agreements and arrangements, was $6.8 billion, down $1.3 million from year-end 1995. The decrease in credit risk between year-end 1996 and 1995 was primarily due to higher use of enforceable netting agreements by BAC's counterparties. Risk mitigating netting agreements and arrangements helped to limit BAC's actual credit losses from counterparty nonperformance to $1.4 million in 1996 and $3 million in 1995.

Potential credit exposure is an estimate based on statistical analysis which involves numerous assumptions and variables. The process involves simulation of many scenarios for interest rates and exchange rates. Credit exposure for each counterparty individually and for the total of all counterparties is determined for each scenario on a series of future dates. At the 97.5 percent level of confidence, it is estimated that total current exposure of $6.8 billion in the portfolio as of December 31, 1996 could potentially increase to a peak of $8.7 billion in the first quarter of 1997.

OPERATIONAL RISK MANAGEMENT

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

MARKET RISK MANAGEMENT

OVERVIEW

Market risk is the risk of loss arising from adverse changes in market rates and prices, such as interest rates (interest rate risk) and foreign currency exchange rates (foreign exchange risk). As a financial institution that engages in transactions involving a broad array of financial products, BAC is exposed to interest rate risk and, to a much less significant extent, foreign exchange risk. Financial products that expose BAC to market risk include securities, loans, deposits, long-term debt, and subordinated capital notes. Derivative financial instruments that expose BAC to market risk include futures, forwards, swaps, options, and other financial instruments with similar characteristics.

The Bank's Asset, Liability, and Financial Management Committee (ALFI) has the overall responsibility for BAC's market risk management policies. The Market Risk Committee (MRC), a subcommittee of ALFI, is responsible for approving all global trading activities in all financial instruments, as well as all foreign treasury activities. It also approves market risk limits for these activities. The Auditing and Examining Committee regularly reviews the policies for establishing these limits. The members of the MRC are senior line managers who are responsible for trading and market risk management, and senior corporate officers who are responsible for accounting policy, treasury, and credit policy.

BAC has separate and distinct mechanisms for managing the market risk associated with its trading activities and its other banking activities, as discussed on page 41.

                                                    BankAmerica Corporation 1996
------------------------------- Financial Review -------------------------------

TRADING ACTIVITIES

BAC's trading activities include derivatives, foreign currency, and securities trading. These activities expose BAC to two primary types of market risk -- interest rate risk and foreign exchange risk.

BAC manages its exposure to market risk in a variety of ways. First and foremost, the MRC establishes and monitors various limits on trading activities. These limits include product volume, gross and net position, earnings at risk
(EAR), and profit and loss simulation limits. Product volume limits establish maximum aggregate amounts of specific categories of derivatives, foreign exchange contracts, and securities. Position limits restrict the amount of contracts by specific maturity groupings. EAR limits measure potential loss at a certain statistical confidence level. Finally, BAC uses profit and loss simulation limits to measure the potential loss in various segments of the trading portfolio as a result of specific and extremely adverse scenarios, without regard to the statistical probability of their occurrence.

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

During 1996 and 1995, BAC's combined EAR calculated on a perfectly correlated basis averaged $42 million and $32 million, respectively, and peaked at $52 million and $41 million. BAC's EAR calculated on an uncorrelated basis averaged $18 million and $13 million, respectively, and peaked at $23 million and $18 million. These EAR calculations include the effects of both interest rate and foreign exchange risks and are measured on a pre-tax basis. For each amount presented, management estimates that interest rate risk generally comprises at least 80 percent of the total.

BAC's trading risk profile is illustrated in the histogram of 1996 daily trading-related revenues, which is presented below. This graph depicts the number of days in 1996 in which BAC's trading revenues fell within each million dollar increment. During 1996, daily trading-related revenues averaged $3.5 million. The shaded band in the histogram represents a 95 percent confidence interval around the average daily revenue amount. This confidence band demonstrates BAC's success during 1996 in controlling the volatility of its daily trading activities, reflecting its diversified approach to market risk management.


Histogram of Daily Trading-Related Revenue for 1996 (Bar chart in non-EDGAR version)

       Daily Revenue in millions of dollars    Number of Days
      --------------------------------------------------------
            > -6                                    0
           -6 to -5                                 0
           -5 to -4                                 0
           -4 to -3                                 1
           -3 to -2                                 2
           -2 to -1                                 3
           -1 to  0                                 1
            0 to  1                                17
            1 to  2                                40
            2 to  3                                51
            3 to  4                                51
            4 to  5                                35
            5 to  6                                26
            6 to  7                                13
            7 to  8                                 9
            8 to  9                                 3
            9 to 10                                 2
            > 10                                    2
                                               ------
                                                  256

BankAmerica Corporation 1996
------------------------------- Financial Review -------------------------------

--------------------------------------------------------------------------------
            Interest Rate Sensitivity by Repricing or Maturity Dates
--------------------------------------------------------------------------------

                                                                                   December 31, 1996
                                                        ----------------------------------------------------------------------------
                                                                     Greater than      Greater than             Over
    (in billions)                                     0-6 months      6-12 months         1-5 years          5 years        Total
------------------------------------------------------------------------------------------------------------------------------------
    DOMESTIC ASSETS
    Federal funds sold and securities
      purchased under resale agreements                   $  1.4           $   --            $   --           $   --      $   1.4
    Trading account securities                               1.4               --                --               --          1.4
    Loans:
      Prime indexed                                         16.0               --                --               --         16.0
      Adjustable rate residential first mortgages            8.5              5.1               6.6              4.1         24.3
      Other loans, net                                      49.0              8.0              19.4             12.0         88.4
    Other assets                                            14.4              0.8              14.1             10.5         39.8
------------------------------------------------------------------------------------------------------------------------------------
       Domestic Assets                                      90.7             13.9              40.1             26.6        171.3
------------------------------------------------------------------------------------------------------------------------------------

    DOMESTIC LIABILITIES AND STOCKHOLDERS' EQUITY
    Domestic deposits                                      (68.0)            (8.9)            (22.2)           (19.6)      (118.7)
    Other short-term borrowings                            (11.6)            (1.9)             (0.4)            (0.1)       (14.0)
    Long-term debt and subordinated capital notes          (11.0)            (0.5)             (3.4)            (6.3)       (21.2)
    Other liabilities and stockholders' equity              (3.6)            (0.5)            (10.0)           (16.6)       (30.7)
------------------------------------------------------------------------------------------------------------------------------------
       Domestic Liabilities and Stockholders' Equity       (94.2)           (11.8)            (36.0)           (42.6)      (184.6)
------------------------------------------------------------------------------------------------------------------------------------
    Offshore Funding Books, net                             (2.0)             0.5               0.4              1.1           --
------------------------------------------------------------------------------------------------------------------------------------
       Core Gap before Risk Management Positions            (5.5)             2.6               4.5            (14.9)       (13.3)
------------------------------------------------------------------------------------------------------------------------------------

    INTEREST RATE RISK MANAGEMENT POSITIONS

    Investment securities/a/                                 2.3              1.3               4.2              5.5         13.3
    Off-balance-sheet financial instruments/b/              (1.9)            (0.8)             (5.8)             8.5           --
------------------------------------------------------------------------------------------------------------------------------------
       Total Interest Rate Risk Management Positions         0.4              0.5              (1.6)            14.0         13.3
       Net Gap                                              (5.1)             3.1               2.9             (0.9)          --
------------------------------------------------------------------------------------------------------------------------------------
         Cumulative Gap                                   $ (5.1)          $ (2.0)           $  0.9           $   --      $    --
------------------------------------------------------------------------------------------------------------------------------------


 /a/Available-for-sale and held-to-maturity securities.

 /b/Represents the repricing effect on off-balance-sheet positions, which include interest rate swaps, futures contracts, and similar agreements.

Net Interest Rate Risk (Plot point graph in non-EDGAR version)

(in billions of dollars)                   1992        1993        1994        1995       1996
                                      --------------------------------------------------------
Net Interest Rate Risk                     (6.9)        1.0        (2.8)        0.0        0.0

OTHER BANKING ACTIVITIES

BAC's banking activities other than trading include lending, accepting deposits, investing in securities, and issuing debt as needed to fund assets. BAC's governing objective in interest rate risk management for these activities is to minimize the potential for significant loss as a result of changes in market conditions. BAC measures interest rate risk in terms of potential impact on both its economic value and reported earnings. Economic value calculations measure the changes in the present value of net future cash flows. BAC measures its exposure to reported earnings variability by estimating the potential effect of changes in interest rates on projected net interest income over a three-year period.

As discussed in the following sections, there are three sources of interest rate risk. These are gap mismatches, options mismatches, and index mismatches. To minimize exposure to declines in economic value due to gap mismatches, BAC's policy is that assets and liabilities must have approximately equal total duration. This asset and liability management policy protects against losses of economic value in the event of major upward and downward yield curve shifts. BAC uses an internally developed model to translate the mismatch in each repricing period (i.e., the "gap") into a one-year mismatch with the same economic risk context. For example, a six-month gap of $200 million is treated as having approximately the same economic risk as a one-year gap of $100 million. As shown in the graph to the left, BAC's net one-year position has been essentially balanced throughout the last five years.

                                                    BankAmerica Corporation 1996
------------------------------- Financial Review -------------------------------


Sources and Management of Interest Rate Risk

Gap Risk Management - Gap mismatches result from timing differences in the repricing of assets, liabilities, and off-balance-sheet instruments (e.g., loan commitments). For example, if BAC makes long-term fixed-rate loans and funds them with floating-rate deposits that reprice every six months, a gap mismatch is created. In this "receive fixed, pay floating" example, in a rising interest rate environment, BAC would be exposed to the risk of having to pay more interest on its floating-rate deposits than it would receive on its fixed-rate loans. BAC has imposed limits on the level of gap mismatches that it will retain, and uses both securities and derivatives to keep its exposure within these limits.

The table on page 42, Interest Rate Sensitivity by Repricing or Maturity Dates, shows BAC's mismatch positions. At year-end 1996, liabilities and equity exceeded assets by nearly $15 billion in the over five-year repricing period. Risk management positions, including interest rate swaps in which BAC received fixed-rate interest payments, significantly reduced this imbalance.

BAC must make a number of estimates and assumptions to calculate its exposure to gap risk and develop the table on page 42. For example, BAC estimates deposit maturities based on its expectations about future market interest rate movements and its customers' reactions to those movements. Similarly, adjustable-rate mortgage gap maturities reflect the existence of periodic interest rate caps, floors, and lifetime ceilings, as well as an estimated amount of loan prepayments. For purposes of estimating gap risk, BAC assumes that its common equity is an intermediate- to long-term source of funds.

Overall, management measures gap risk by modeling potential quarterly changes in economic value across a range of upward and downward interest rate scenarios that encompass over 99 percent of statistically probable occurrences. This model recognizes that longer-maturity gap mismatches pose greater risk to economic value. Based on this analysis, management believes that BAC's maximum economic value exposure attributable to gap positions represented less than 1 percent of common equity at December 31, 1996.

The near term earnings exposure to gap positions is evaluated in the context of upward and downward interest rate changes assumed to occur ratably over a twelve-month period. This calculation indicated that, as of December 31, 1996, an adverse change in interest rates of 200 basis points would have reduced forecasted annual after-tax earnings by less than 1 percent per year for each of the next two years.

Options and Index Risk Management - In addition to gap risk, two other significant sources of interest rate risk for BAC are options mismatches and index mismatches. Both of these exposures primarily arise from BAC's lending and deposit-taking activities.

Options commonly exist in BAC's retail banking products (e.g., mortgage loans, retail deposits) and generally work to the customer's advantage. These options are often referred to as "embedded options" and examples include repricing limits on floating-rate loan and deposit repricings (i.e., interest rate caps and floors), loan prepayment rights, and depositors' ability to withdraw certain deposits on demand.

Index mismatches relate to floating-rate assets and floating-rate liabilities that may reprice simultaneously, but that are not tied to the same index. This risk arises from fluctuating spreads between various indices to which floating-rate products are tied (e.g., prime rate, commercial paper rate, London InterBank Offered Rate (LIBOR), U.S. Treasury rate).

BAC measures options and index risk by developing models based on actual historical patterns of changes in interest rate levels, yield curve shapes, and index spreads. Similar to the gap risk analysis, BAC must make a number of estimates and assumptions in the process. For example, risk is measured assuming existing embedded options and index mismatch positions will remain open throughout the lives of the related assets and liabilities, a period that can be as long as 30 years. This is consistent with the expectation that loans and deposits will be held to maturity.

BAC then simulates numerous scenarios using a Monte Carlo statistical process. Scenarios generated by this process cover an array of possible future rate levels, yield curve slopes, index spreads, and rates of change in these market characteristics. This process includes a representative number of scenarios that diverge widely from average market expectations. This process ensures that the range and probability of the potential financial effects presented by options and index positions are measured in the context of a comprehensive mix of possible future interest rate scenarios. For each simulated scenario, BAC separately models and values cash flows attributable to options and index mismatches. Risk is measured based on the deviation of individual scenario values from the average value of all scenarios.

Based on this analysis, at year-end 1996, there was a 75 percent probability that BAC's loss of economic value would not exceed 2 percent of common equity. At 90 percent and 99 percent probability levels, the analysis indicated maximum losses of 4 percent and 9 percent, respectively, of common equity. Management believes that these adverse outcomes would be distributed over several years and mitigated by intervening risk management actions.

BankAmerica Corporation 1996
------------------------------- Financial Review -------------------------------

Residual option and index risk is unavoidable since it reflects the decisions of many individual customers, and since market available hedging products may not wholly protect against the specific risks embedded in retail products. In addition, the risk measurement methodology depends on predictions of customer responses, which may not match actual customer behavior. Finally, BAC accepts a certain level of risk in situations where the hedging costs exceed the likely realized benefits.

BAC's risk management policy only permits transactions that reduce options risk. Accordingly, BAC does not use written options (which expose an institution to unlimited loss potential), either free-standing or embedded in off-balance-sheet products, for risk management purposes. At December 31, 1996, BAC's purchased option contracts, which reduce option risk, had a gross notional value of $11.0 billion.

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

The coordination of the relative maturities of assets and liabilities is fundamental to the management of liquidity. BAC's ability to raise funds in money and capital markets provides flexibility in managing liquidity and mitigates the potential for liquidity risk. ALFI seeks to balance BAC's sources and uses of funds while minimizing market exposure. In this capacity, ALFI places limits on the level of investments in various assets and off-balance-sheet instruments, as well as on funding levels for wholesale and other deposits.

BAC manages its liquidity at both the parent and subsidiaries levels. The parent is funded primarily by debt and equity issues, as well as by dividend and interest income from its subsidiaries. BAC may issue common stock, preferred stock, senior debt, including commercial paper, and subordinated debt from time to time when market conditions are judged appropriate in light of funding and capital needs. For direct banking subsidiaries, the primary source of funding is domestic retail deposits. Additional funding support is available to selected banking subsidiaries through the issuance of bank notes and commercial paper. Subsidiary funding is also available through lines of credit between banking subsidiaries and the bank and between nonbanking subsidiaries and the parent company.

The liquid assets of BAC and of its subsidiaries consist of cash and due from banks, interest-bearing deposits in banks, federal funds sold, securities purchased under resale agreements, trading account assets, and available-for-sale securities. Among the funding sources are core deposits, foreign deposits, capital markets funds, and purchased money-market liabilities. Core deposits include domestic interest- and noninterest-bearing retail deposits, which historically have been a relatively stable source of funds. Capital markets funds include long-term debt, subordinated capital notes, and common and preferred equity. Purchased money-market liabilities primarily include foreign time deposits, federal funds purchased, securities sold under repurchase agreements, and other short-term borrowings. As discussed on page 28, BAC experienced a shift in its funding structure during 1995 and 1996. The credit ratings of BAC and its subsidiaries, as well as market conditions, generally influence the cost and availability of funding sources.

LIQUIDITY REVIEW

The ongoing operations of BAC resulted in cash inflows of $17.5 billion and $8.4 billion in 1996 and 1995 from deposits and short-term borrowings. During the same periods, BAC's liquidity was enhanced by proceeds from sales of loans, totaling $5.8 billion and $2.0 billion, respectively. These loan sales consisted primarily of loans that were not originated or acquired with the intent to sell but were sold due to various economic factors, including significant movements in interest rates, changes in the maturity mix of BAC's assets and liabilities, liquidity demands, regulatory capital considerations, and other similar factors. During 1996, loan sales included the securitization of credit card receivables of $1.5 billion. In addition, total sales, maturities, prepayments, and calls of securities exceeded total purchases, resulting in cash inflows of $0.6 billion and $2.4 billion in 1996 and 1995, respectively.

Total loan originations and purchases exceeded total principal collections, resulting in cash outflows of $17.8 billion and $16.1 billion in 1996 and 1995, respectively. In addition, in both 1996 and 1995, the parent paid dividends of $965 million and $911 million, respectively, to its preferred and common stockholders. During the same periods, the parent repurchased common and preferred stock for $1,724 million and $1,132 million, respectively. For information concerning dividend and loan restrictions, refer to Note 29 of the Notes to Consolidated Financial Statements on pages 81-83.

                                                    BankAmerica Corporation 1996
------------------------------- Financial Review -------------------------------

CAPITAL MANAGEMENT

Capital represents the stockholders' investment on which BAC strives to generate appropriate returns. BAC's capital position continued to strengthen during 1996. At December 31, 1996, stockholders' equity totaled $20.7 billion, an increase of $0.5 billion from year-end 1995. Common equity increased $0.9 billion during 1996, but was partially offset by a decline in preferred stock of $0.4 billion.

Common and Total Stockholders' Equity (stacked plot point graph in non-EDGAR version

(in billions of dollars)
                                           Total        Common
                                           -------------------------
March 31, 1995                                 19.2          16.2
June 30, 1995                                  19.6          16.9
September 30, 1995                             19.9          17.2
December 31, 1995                              20.2          17.6
March 31, 1996                                 20.2          17.7
June 30, 1996                                  20.1          17.9
September 30, 1996                             20.5          18.3
December 31, 1996                              20.7          18.5

Common equity rose $0.9 billion during 1996 primarily due to an increase in retained earnings of $1.9 billion, partially offset by an increase in treasury stock of $1.2 billion. During 1996, BAC repurchased 17.0 million shares of its common stock at an average per-share price of $79.39, which reduced common equity by $1,351 million. For additional information regarding the common stock component of the stock repurchase program, refer to Note 16 of the Notes to Consolidated Financial Statements on page 65.

The decline in BAC's preferred stock of $381 million during 1996 resulted from the redemption of all 400,000 outstanding shares of its 11% Preferred Stock, Series J, on March 31, 1996, and all 7,250,000 outstanding shares of its 9 5/8% Cumulative Preferred Stock, Series F, on April 16, 1996.

The common stock repurchases and preferred stock redemptions described above reflect BAC's strong capital position and commitment to return excess capital to its shareholders. Supported by the growth of the capital base, on February 3, 1997, BAC's Board of Directors declared an increase in the quarterly dividend on common stock from $0.54 per share to $0.61 per share. The dividend is payable on March 12, 1997 to shareholders of record on February 20, 1997.

Also on February 3, 1997, BAC announced that the Board amended the stock repurchase program to enable BAC to buy back up to an additional $3.0 billion of its common stock through year-end 1998. The revised program also enables BAC to retire up to an additional $1.0 billion of preferred stock over the same time period.

On December 3, 1996, BAC announced the redemption of all outstanding shares of its 9% Cumulative Preferred Stock, Series H, which will occur on January 15, 1997. In addition, on January 6, 1997, BAC announced the redemption of all outstanding shares of its 8 3/8% Cumulative Preferred Stock, Series K, which will occur on February 15, 1997. For additional information regarding the preferred stock component of the stock repurchase program, refer to Note 18 of the Notes to Consolidated Financial Statements on pages 65-66.

In addition, BAC introduced an employee stock option program, which allows employees to buy shares of BAC common stock over several years at a grant price set on the date of the grant. Under the program, beginning November 18, 1996, employees will be granted options every six months for the next three years. BAC is authorized to grant options to its employees for up to 35,100,000 shares of common stock. All options granted have been included in the calculation of earnings per share.

                           [LINE GRAPH APPEARS HERE]

Dividends Declared per Common Share (plot point graph in non-EDGAR Version)

                                            1992         1993       1994        1995            1996
                                      --------------------------------------------------------------
Dividends Declared per Common Share        $1.30        $1.40      $1.60       $1.84          $2.16


BankAmerica Corporation 1996
--------------------------------------------------- Financial Review ---------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------
                         Risk-Based Capital, Risk-Weighted Assets, and Risk-Based Capital Ratios
------------------------------------------------------------------------------------------------------------------------------

                                                                                                       December 31
                                                                                 ---------------------------------------------
(dollar amounts in millions)                                                          1996             1995             1994
------------------------------------------------------------------------------------------------------------------------------
RISK-BASED CAPITAL
Common stockholders' equity                                                       $ 18,439         $ 17,598         $ 16,149
Qualified perpetual preferred stock                                                  1,961            2,623            3,068
Minority interest/a/                                                                 1,566               --               --
Less: Goodwill, nongrandfathered core deposit and other identifiable
  intangibles, and other deductions/b/                                              (4,922)          (5,230)          (5,559)
------------------------------------------------------------------------------------------------------------------------------
   Tier 1 risk-based capital                                                        17,044           14,991           13,658
------------------------------------------------------------------------------------------------------------------------------
Eligible portion of the allowance for credit losses                                  2,758            2,566            2,366
Hybrid capital instruments                                                             142              214              336
Subordinated notes and debentures                                                    6,169            5,798            5,707
Less: Other deductions                                                                (184)            (153)            (114)
------------------------------------------------------------------------------------------------------------------------------
   Tier 2 risk-based capital                                                         8,885            8,425            8,295
     Total                                                                          25,929           23,416           21,953
------------------------------------------------------------------------------------------------------------------------------
Less: Investments in unconsolidated banking and
  finance subsidiaries/c/                                                              (49)              --               --
------------------------------------------------------------------------------------------------------------------------------
   Total Risk-Based Capital                                                       $ 25,880         $ 23,416         $ 21,953
------------------------------------------------------------------------------------------------------------------------------

RISK-WEIGHTED ASSETS
Balance sheet assets:
  Trading account assets                                                          $  6,022         $  3,506         $  2,773
  Available-for-sale and held-to-maturity securities                                 5,121            5,007            4,950
  Loans                                                                            139,412          132,504          120,808
  Other assets                                                                      18,711           16,725           15,924
------------------------------------------------------------------------------------------------------------------------------
   Total balance sheet assets                                                      169,266          157,742          144,455
------------------------------------------------------------------------------------------------------------------------------
Off-balance-sheet items:
  Unused commitments                                                                28,368           26,268           23,211
  Standby letters of credit                                                         15,021           12,888           12,516
  Foreign exchange and derivatives contracts                                         4,662            4,530            5,638
  Other                                                                              2,166            2,567            1,990
------------------------------------------------------------------------------------------------------------------------------
   Total off-balance-sheet items                                                    50,217           46,253           43,355
     Total Risk-Weighted Assets                                                   $219,483         $203,995         $187,810
------------------------------------------------------------------------------------------------------------------------------

RISK-BASED CAPITAL RATIOS
  Tier 1 Capital Ratio                                                                7.77%            7.35%            7.27%
  Total Capital Ratio                                                                11.79            11.48            11.69
Tier 1 Leverage Ratio                                                                 7.44             6.92             6.74
------------------------------------------------------------------------------------------------------------------------------

/a/ Includes $1,477 million of trust preferred securities and $89 million related to BAMSI.

/b/ Includes nongrandfathered core deposit and other identifiable intangibles acquired after February 19, 1992 of $772 million and $67 million, respectively, at December 31, 1996, $856 million and $78 million, respectively, at December 31, 1995, and $937 million and $100 million, respectively, at December 31, 1994. Also includes $8 million, $1 million, and $111 million, at December 31, 1996, 1995, and 1994, respectively, of the excess of the net book value over 90 percent of the fair value of mortgage servicing rights and credit card intangibles.

/c/ Reflects the Federal Reserve Board's adoption of the Office of the Comptroller of the Currency's treatment of investments in unconsolidated banking and finance subsidiaries. Prior to 1996, half of the amount for each respective year was included in other deductions from Tier 1 Capital and half was included in other deductions from Tier 2 Capital.

The parent and its domestic banking subsidiaries are subject to risk-based capital regulations. Bank regulatory authorities use these guidelines to evaluate capital adequacy based on an institution's asset risk profile and off-balance-sheet exposures, such as unused loan commitments, standby letters of credit, and foreign exchange and derivatives contracts.

The Federal Reserve has established guidelines that certain banking organizations are required to maintain a minimum 8 percent total risk-based capital ratio (the ratio of total capital divided by risk-weighted assets), including a Tier 1 capital ratio of at least 4 percent. The risk-based capital rules have been further supplemented by the leverage ratio, defined as Tier 1 capital divided by average total assets, after certain adjustments. The minimum Tier 1 leverage ratio is 4 percent.

In accordance with BAC policy, BAC maintained capital ratios for both the parent and its domestic banking subsidiaries above the regulatory well-capitalized levels during 1996, 1995, and 1994. The minimum levels for well-capitalized status are 10 percent for the total risk-based capital ratio, 6 percent for the Tier 1 capital ratio, and 5 percent for the Tier 1 leverage ratio.

                                                    BankAmerica Corporation 1996
------------------------------- Financial Review -------------------------------

The Federal Reserve has announced that certain cumulative preferred securities having the characteristics of trust preferred securities qualify as minority interest, which is included in Tier 1 capital for bank holding companies. During the fourth quarter of 1996, BAC issued $1,477 million of trust preferred securities.

At December 31, 1996, BAC's Tier 1 and total risk-based capital ratios increased 42 basis points and 31 basis points from year-end 1995, primarily due to the issuance of $1,477 million of trust preferred securities. This issuance was partially offset by an increase in total risk-weighted assets, primarily loans and off-balance-sheet credit-related financial instruments. The increases in Tier 1 and total risk-based capital ratios may be temporary. These ratios may return to their targeted levels to the extent that preferred stock is redeemed in future years. BAC's targeted Tier 1 risk-based capital ratio is approximately
7.30 percent. BAC's Tier 1 leverage ratio was 7.44 percent at December 31, 1996, up from 6.92 percent at year-end 1995.

Risk-Based Capital Ratios (Bar chart in non-EDGAR version)

                            1994         1995       1996
                      ----------------------------------
Tier 1                      7.3%         7.4%       7.8%
Total                      11.7%        11.5%      11.8%

The table to the right, Tier 1 Capital Generation, shows that BAC generated Tier 1 capital of $5,013 million, $3,577 million, and $3,985 million during the years ended December 31, 1996, 1995, and 1994, respectively. These amounts were used to pay dividends on common and preferred stock as well as to repurchase common stock and redeem or buy back preferred stock. The remaining capital generated was used to fund balance sheet growth and support off-balance-sheet activities, resulting in net capital generated of $886 million, $104 million, and $155 million in 1996, 1995, and 1994, respectively.

For further information related to the bank's regulatory capital requirements, refer to Note 19 of the Notes to Consolidated Financial Statements on pages 66-67.

-----------------------------------------------------------------------
                            Tier 1 Capital Generation
-----------------------------------------------------------------------

                                              Year Ended December 31
                                         ------------------------------
(in millions)                                 1996     1995      1994
-----------------------------------------------------------------------
GENERATION
Net income                                 $ 2,873  $ 2,664   $ 2,176
Amortization of intangibles                    272      282       266
Common stock issuances and other               302      631     1,128
Minority interest/a/                         1,566       --        --
Preferred stock issued                          --       --       415
-----------------------------------------------------------------------
    Total generation                         5,013    3,577     3,985
-----------------------------------------------------------------------

APPLICATIONS
Common stock dividends                        (780)    (684)     (571)
Preferred stock dividends                     (185)    (227)     (248)
Common stock repurchased                    (1,351)    (926)     (503)
Preferred stock repurchased                   (680)    (206)     (324)
Preferred stock converted to
  common stock                                  --     (248)       --
-----------------------------------------------------------------------
    Total applications                      (2,996)  (2,291)   (1,646)
-----------------------------------------------------------------------

  Capital attributed to growth
    in risk-weighted assets                 (1,131)  (1,182)   (2,184)
-----------------------------------------------------------------------
     Net capital generated                 $   886  $   104   $   155
-----------------------------------------------------------------------

/a/Includes $1.477 million of trust preferred securities and $89 million related to BAMSI.

FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements, usually containing the words "estimate," "project," "expect" or similar expressions. Those statements are subject to uncertainties, including those discussed in this report, particularly in Risk Management, Operational Risk Management, Market Risk Management, Liquidity Risk Management, and Capital Management on pages 39-47. These uncertainties could cause actual results to differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Readers should also consider information on risks and uncertainties contained in the discussions of competition, supervision and regulation, and forward-looking statements in BAC's most recent report on Form 10-K.

BankAmerica Corporation 1996
---------------------- Consolidated Financial Statements -----------------------

Consolidated Financial Statements

REPORT OF MANAGEMENT

The management of BankAmerica Corporation and its subsidiaries (BAC) has responsibility for the preparation, integrity, and reliability of the financial statements and related financial information contained in this annual report. The financial statements were prepared in accordance with generally accepted accounting principles and prevailing practices of the banking industry and include necessary judgments and estimates by management.

Management has established and is responsible for maintaining an internal control environment designed to provide reasonable assurance as to the integrity and reliability of the financial statements, the protection of assets, and the prevention and detection of fraudulent financial reporting. The internal control environment includes: an effective financial accounting structure; a comprehensive internal audit function; an independent auditing and examining committee (the audit committee) of the Board of Directors; and extensive financial and operating policies and procedures. BAC's management also fosters an ethical climate supported by a code of conduct, appropriate levels of management authority and responsibility, an effective corporate organizational structure, and appropriate selection and training of personnel.

The Board of Directors, primarily through the audit committee, oversees the adequacy of BAC's control environment. The audit committee, whose members are neither officers nor employees of BAC, meets periodically with management, internal auditors, credit examination officers, and the independent auditors to review the functioning of each and to ensure that each is properly discharging its responsibilities.

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

Management recognizes that there are inherent limitations in the effectiveness of any internal control environment. However, management believes that, as of December 31, 1996, BAC's internal control environment, as described above, provided reasonable assurance as to the integrity and reliability of the financial statements and related financial information.

/s/ David A. Coulter
David A. Coulter
Chairman and Chief Executive Officer

/s/ Michael E. O'Neill
Michael E. O'Neill
Vice Chairman and Chief Financial Officer

/s/ John J. Higgins
John J. Higgins
Executive Vice President and Chief Accounting Officer


January 14, 1997

                                                    BankAmerica Corporation 1996
---------------------- Consolidated Financial Statements -----------------------

REPORT OF INDEPENDENT AUDITORS

SHAREHOLDERS AND BOARD OF DIRECTORS
BANKAMERICA CORPORATION

We have audited the accompanying consolidated balance sheet of BankAmerica Corporation and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of BankAmerica Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of BankAmerica Corporation and subsidiaries as of December 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.


/s/ Ernst & Young LLP


San Francisco, California
January 14, 1997

                                                    BankAmerica Corporation 1996
-------------------------------- Consolidated Financial Statements -------------

------------------------------------------------------------------------------------------------------
                              Consolidated Statement of Operations
------------------------------------------------------------------------------------------------------

BankAmerica Corporation and Subsidiaries                              Year Ended December 31
                                                           -------------------------------------------
(dollar amounts in millions, except per share data)             1996           1995            1994
------------------------------------------------------------------------------------------------------
INTEREST INCOME
Loans, including fees                                        $13,363        $12,707         $ 9,806
Interest-bearing deposits in banks                               453            466             325
Federal funds sold                                                29             32              55
Securities purchased under resale agreements                     653            618             351
Trading account assets                                         1,001            741             473
Available-for-sale and held-to-maturity securities             1,160          1,276           1,374
------------------------------------------------------------------------------------------------------
  Total interest income                                       16,659         15,840          12,384
------------------------------------------------------------------------------------------------------

INTEREST EXPENSE
Deposits                                                       5,359          4,923           3,337
Federal funds purchased                                           79            131              27
Securities sold under repurchase agreements                      695            581             351
Other short-term borrowings                                      883            630             275
Long-term debt                                                 1,023          1,067             810
Subordinated capital notes                                        33             46              42
------------------------------------------------------------------------------------------------------
  Total interest expense                                       8,072          7,378           4,842
  Net interest income                                          8,587          8,462           7,542
------------------------------------------------------------------------------------------------------
Provision for credit losses                                      885            440             460
------------------------------------------------------------------------------------------------------
  Net interest income after provision for credit losses        7,702          8,022           7,082
------------------------------------------------------------------------------------------------------

NONINTEREST INCOME
Deposit account fees                                           1,399          1,303           1,201
Credit card fees                                                 355            315             331
Trust fees                                                       229            300             285
Other fees and commissions                                     1,383          1,269           1,111
Trading income                                                   630            527             357
Venture capital activities                                       427            337             136
Net gain on sales of assets                                      197             71             126
Net gain on sales of subsidiaries and operations                 180             25              85
Gain on issuance of subsidiary's stock                           147              -               -
Net gain on available-for-sale securities                         61             34              24
Other income                                                     404            365             479
------------------------------------------------------------------------------------------------------
  Total noninterest income                                     5,412          4,546           4,135
------------------------------------------------------------------------------------------------------

NONINTEREST EXPENSE
Salaries                                                       3,291          3,309           2,936
Employee benefits                                                773            718             703
Occupancy                                                        757            738             690
Equipment                                                        702            663             589
Amortization of intangibles                                      373            428             411
Communications                                                   363            359             323
Professional services                                            344            313             225
Restructuring charges                                            280              -               -
Regulatory fees and related expenses                             123            176             290
Other expense                                                  1,335          1,297           1,333
------------------------------------------------------------------------------------------------------
  Total noninterest expense                                    8,341          8,001           7,500
  Income before income taxes                                   4,773          4,567           3,717
------------------------------------------------------------------------------------------------------
Provision for income taxes                                     1,900          1,903           1,541
------------------------------------------------------------------------------------------------------
   Net Income                                                $ 2,873        $ 2,664         $ 2,176
------------------------------------------------------------------------------------------------------
Net income applicable to common stock                        $ 2,688        $ 2,437         $ 1,928
Earnings per common and common equivalent share                 7.31           6.49            5.36
Earnings per common share -- assuming full dilution             7.30           6.45            5.33
Dividends declared per common share                             2.16           1.84            1.60
------------------------------------------------------------------------------------------------------

See notes to consolidated financial statements.

                                                    BankAmerica Corporation 1996
------------------------------------- Consolidated Financial Statements --------

------------------------------------------------------------------------------------------------------------------
                                          Consolidated Balance Sheet
------------------------------------------------------------------------------------------------------------------

BankAmerica Corporation and Subsidiaries                                                        December 31
                                                                                      ----------------------------
(dollar amounts in millions)                                                                1996             1995
------------------------------------------------------------------------------------------------------------------
ASSETS

Cash and due from banks                                                                 $ 16,223         $ 14,312
Interest-bearing deposits in banks                                                         5,708            5,761
Federal funds sold                                                                           134              721
Securities purchased under resale agreements                                               7,275            4,962
Trading account assets                                                                    12,205            9,516
Available-for-sale securities                                                             12,113           12,043
Held-to-maturity securities (market value: 1996-- $3,920; 1995-- $4,332)                   4,138            4,656

Loans                                                                                    165,415          155,373
Less: Allowance for credit losses                                                          3,523            3,554
------------------------------------------------------------------------------------------------------------------
   Net loans                                                                             161,892          151,819
------------------------------------------------------------------------------------------------------------------
Customers' acceptance liability                                                            2,861            2,295
Accrued interest receivable                                                                1,441            1,458
Goodwill, net                                                                              3,938            4,192
Identifiable intangibles, net                                                              1,616            1,806
Unrealized gains on off-balance-sheet instruments                                          7,682            7,801
Premises and equipment, net                                                                3,987            3,985
Other assets                                                                               9,540            7,119
------------------------------------------------------------------------------------------------------------------
     Total Assets                                                                       $250,753         $232,446
------------------------------------------------------------------------------------------------------------------

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits in domestic offices:
  Interest-bearing                                                                      $ 84,133         $ 84,097
  Noninterest-bearing                                                                     39,694           36,820
Deposits in foreign offices:
  Interest-bearing                                                                        42,732           37,886
  Noninterest-bearing                                                                      1,456            1,691
------------------------------------------------------------------------------------------------------------------
   Total deposits                                                                        168,015          160,494
------------------------------------------------------------------------------------------------------------------
Federal funds purchased                                                                    2,176            5,160
Securities sold under repurchase agreements                                                7,644            6,383
Other short-term borrowings                                                               17,566            7,627
Acceptances outstanding                                                                    2,861            2,295
Accrued interest payable                                                                     879              848
Unrealized losses on off-balance-sheet instruments                                         7,633            8,227
Other liabilities                                                                          6,004            5,862
Long-term debt                                                                            15,430           14,723
Subordinated capital notes                                                                   355              605
------------------------------------------------------------------------------------------------------------------
   Total liabilities                                                                     228,563          212,224
------------------------------------------------------------------------------------------------------------------
Corporation obligated mandatorily redeemable preferred securities of subsidiary trusts holding solely junior subordinated deferrable interest debentures of the
  corporation (trust preferred securities)                                                 1,477                --

STOCKHOLDERS' EQUITY
Preferred stock                                                                            2,242            2,623
Common stock, par value $1.5625 (authorized: 1996 and 1995-- 700,000,000 shares;
  issued: 1996-- 387,296,287 shares; 1995-- 385,006,003 shares)                              605              602
Additional paid-in capital                                                                 8,467            8,328
Retained earnings                                                                         11,500            9,606
Net unrealized gain on available-for-sale securities                                          32                1
Common stock in treasury, at cost (1996-- 32,029,392 shares; 1995-- 17,558,801 shares)    (2,133)            (938)
------------------------------------------------------------------------------------------------------------------
   Total stockholders' equity                                                             20,713           20,222
     Total Liabilities and Stockholders' Equity                                         $250,753         $232,446
------------------------------------------------------------------------------------------------------------------

See notes to consolidated financial statements.

BankAmerica Corporation 1996
--------------------Consolidated Financial Statements---------------------------

--------------------------------------------------------------------------------
                     Consolidated Statement of Cash Flows
--------------------------------------------------------------------------------

BankAmerica Corporation and Subsidiaries                                                    Year Ended December 31
                                                                                    -------------------------------------
(in millions)                                                                            1996          1995          1994
-------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                                                            $ 2,873       $ 2,664       $ 2,176
Adjustments to net income to arrive at net cash provided by operating activities:
  Provision for credit losses                                                             885           440           460
  Net gain on sales of assets and subsidiaries and operations                            (377)          (96)         (211)
  Net amortization of loan fees and discounts                                             (70)         (101)         (102)
  Depreciation and amortization of premises and equipment                                 593           552           489
  Amortization of intangibles                                                             373           428           411
  Provision for deferred income taxes                                                     605           268           713
  Change in assets and liabilities net of effects from acquisitions and pending dispositions:
   (Increase) decrease in accrued interest receivable                                      17            (9)         (325)
   Increase in accrued interest payable                                                    31            17           421
   Increase in trading account assets                                                  (2,689)       (2,685)          (35)
   Increase (decrease) in current income taxes payable                                    (29)          265            64
  Deferred fees received from lending activities                                          240           142           121
  Net cash provided (used) by loans held for sale                                        (622)         (880)          436
  Other, net                                                                           (2,873)        1,730          (598)
--------------------------------------------------------------------------------------------------------------------------
   Net cash provided (used) by operating activities                                    (1,043)        2,735         4,020
--------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES
Activity in available-for-sale securities:
  Sales proceeds                                                                        1,985         2,509         3,019
  Maturities, prepayments, and calls                                                    5,805         5,722         6,481
  Purchases                                                                            (7,661)       (7,416)       (5,815)
Activity in held-to-maturity securities:
  Maturities, prepayments, and calls                                                    1,111         2,514         2,763
  Purchases                                                                              (632)         (976)       (1,319)
Proceeds from loan sales and securitizations                                            5,776         1,982         1,516
Purchases of loans                                                                     (2,555)       (1,711)         (758)
Purchases of premises and equipment                                                      (665)         (649)         (617)
Proceeds from sales of other real estate owned                                            432           525           587
Net cash provided (used) by:
  Loan originations and principal collections                                         (15,269)      (14,429)       (7,602)
  Interest-bearing deposits in banks                                                       53           472        (2,576)
  Federal funds sold                                                                      587           (81)        1,941
  Securities purchased under resale agreements                                         (2,313)          297        (1,108)
Net cash provided by acquisitions                                                          --            --           700
Proceeds from liquidations of assets identified for disposition                            --            55           300
Other, net                                                                                542            83          (151)
--------------------------------------------------------------------------------------------------------------------------
   Net cash used by investing activities                                              (12,804)      (11,103)       (2,639)
--------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of long-term debt                                                3,719         2,588         3,400
Principal payments and retirements of long-term debt and subordinated capital notes    (2,965)       (2,652)       (3,263)
Net proceeds from issuance of trust preferred securities/a/                             1,477            --            --
Proceeds from issuance of common stock                                                     83           151            52
Proceeds from issuance of treasury stock                                                   99            --            --
Preferred stock repurchased                                                              (391)         (206)         (324)
Treasury stock purchased                                                               (1,333)         (926)         (503)
Common stock dividends                                                                   (780)         (684)         (571)
Preferred stock dividends                                                                (185)         (227)         (248)
Net cash provided (used) by:
  Deposits                                                                              7,580         6,100           598
  Federal funds purchased                                                              (2,984)        1,877         2,677
  Securities sold under repurchase agreements                                           1,261           878           756
  Other short-term borrowings                                                           9,939         2,282          (708)
Other, net                                                                                216           (87)         (162)
--------------------------------------------------------------------------------------------------------------------------
   Net cash provided by financing activities                                           15,736         9,094         1,704
--------------------------------------------------------------------------------------------------------------------------
Effect of exchange rate changes on cash and due from banks                                 22             8            11
--------------------------------------------------------------------------------------------------------------------------
   Net increase in cash and due from banks                                              1,911           734         3,096
--------------------------------------------------------------------------------------------------------------------------
Cash and due from banks at beginning of year                                           14,312        13,578        10,482
--------------------------------------------------------------------------------------------------------------------------
     Cash and Due from Banks at End of Year                                           $16,223       $14,312       $13,578
--------------------------------------------------------------------------------------------------------------------------

/a/Trust preferred securities represent corporation obligated mandatorily redeemable preferred securities of subsidiary trusts holding solely junior subordinated deferrable interest debentures of the corporation.

See notes to consolidated financial statements.

                                                    BankAmerica Corporation 1996
---------------------- Consolidated Financial Statements -----------------------


--------------------------------------------------------------------------------
           Consolidated Statement of Changes in Stockholders' Equity
--------------------------------------------------------------------------------

BankAmerica Corporation and Subsidiaries                                           Year Ended December 31
                                                                           --------------------------------------
(in millions)                                                                   1996          1995          1994
-----------------------------------------------------------------------------------------------------------------
PREFERRED STOCK
Balance, beginning of year                                                   $ 2,623       $ 3,068       $ 2,979
Preferred stock issued                                                            --            --           389
Preferred stock repurchased                                                     (381)         (197)         (300)
Convertible preferred stock converted to common stock                             --          (248)           --
-----------------------------------------------------------------------------------------------------------------
  Balance, end of year                                                         2,242         2,623         3,068
-----------------------------------------------------------------------------------------------------------------

COMMON STOCK
Balance, beginning of year                                                       602           581           560
Common stock issued                                                                3            21            21
-----------------------------------------------------------------------------------------------------------------
  Balance, end of year                                                           605           602           581
-----------------------------------------------------------------------------------------------------------------

ADDITIONAL PAID-IN CAPITAL
Balance, beginning of year                                                     8,328         7,743         7,118
Common stock issued                                                              142           594           623
Preferred stock issued                                                            --            --            26
Preferred stock repurchased                                                      (18)           (9)          (24)
Treasury stock issued                                                             15            --            --
-----------------------------------------------------------------------------------------------------------------
  Balance, end of year                                                         8,467         8,328         7,743
-----------------------------------------------------------------------------------------------------------------

RETAINED EARNINGS
Balance, beginning of year                                                     9,606         7,854         6,502
Net income                                                                     2,873         2,664         2,176
Common stock dividends                                                          (780)         (684)         (571)
Preferred stock dividends                                                       (185)         (227)         (248)
Foreign currency translation adjustments,
  net of related income taxes                                                    (14)           (1)           (5)
-----------------------------------------------------------------------------------------------------------------
  Balance, end of year                                                        11,500         9,606         7,854
-----------------------------------------------------------------------------------------------------------------

NET UNREALIZED GAIN (LOSS) ON AVAILABLE-FOR-SALE SECURITIES
Balance, beginning of year                                                         1          (326)           --
Effect of adoption of SFAS No. 115, net of related income taxes                   --            --           (15)
Valuation adjustments, net of related income taxes                                31           327          (311)
-----------------------------------------------------------------------------------------------------------------
  Balance, end of year                                                            32             1          (326)
-----------------------------------------------------------------------------------------------------------------

COMMON STOCK IN TREASURY, AT COST
Balance, beginning of year                                                      (938)          (29)          (15)
Treasury stock purchased                                                      (1,351)         (926)         (503)
Treasury stock issued                                                            173            29           489
Other                                                                            (17)          (12)           --
-----------------------------------------------------------------------------------------------------------------
  Balance, end of year                                                        (2,133)         (938)          (29)
   Total Stockholders' Equity                                                $20,713       $20,222       $18,891
-----------------------------------------------------------------------------------------------------------------

See notes to consolidated financial statements.

BankAmerica Corporation 1996
---------------------- Consolidated Financial Statements -----------------------


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

FINANCIAL STATEMENT PRESENTATION

The consolidated financial statements of BAC include the accounts of BankAmerica Corporation (the parent) and companies in which more than 50 percent of the voting stock is owned directly or indirectly by the parent, including Bank of America NT&SA (the bank), Bank of America Illinois (BAI), and Bank of America NW, National Association (formerly Seattle-First National Bank) (BANW), and other banking and nonbanking subsidiaries. The revenues, expenses, assets, and liabilities of the subsidiaries are included in the respective line items in the consolidated financial statements after elimination of intercompany accounts and transactions.

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

TRADING ACCOUNT ASSETS

Trading account assets, which are generally held for the short term in anticipation of market gains and resale, are carried at their fair values. Realized and unrealized gains and losses on trading account assets are included in trading income.

AVAILABLE-FOR-SALE AND HELD-TO-MATURITY SECURITIES

BAC's securities portfolios include U.S. Treasury and other government agency securities, mortgage-backed securities, state, county, municipal, and foreign government securities, equity securities and corporate debt securities.

Debt securities for which BAC has the positive intent and ability to hold to maturity are classified as held-to-maturity and reported at amortized cost. Debt securities that BAC may not hold to maturity and marketable equity securities are classified as available-for-sale securities if they are not considered to be part of trading-related activities. Available-for-sale securities are reported at their fair values, with unrealized gains and losses reported on a net-of-tax basis as a separate component of stockholders' equity.

Dividend and interest income, including amortization of premiums and accretion of discounts, for both securities portfolios are included in interest income.

Realized gains and losses generated from sales of available-for-sale securities are recorded in net gain on available-for-sale securities and are computed using the specific identification method. Any decision to sell available-for-sale securities would be based on various factors, including movements in interest rates, changes in the maturity mix of assets and liabilities, liquidity demands, regulatory capital considerations, and other similar factors.

LOANS

Loans are generally carried at the principal amount outstanding net of unearned discounts. Interest income on discounted loans is generally recognized using methods that approximate the interest method, which provides a level rate of return over a loan's term.

Loans, in addition to those originated or acquired with the intent to sell, may be sold prior to maturity due to various economic factors, including significant movements in interest rates, changes in the maturity mix of assets and liabilities, liquidity demands, regulatory capital considerations, and other similar factors. All loans that are held for sale are recorded at the lower of cost or fair value. The fair value of loans held for sale represents the cash price anticipated to be received for the loans in a current sale.

Loans are generally placed on nonaccrual status when full payment of principal or interest is in doubt, or when they are past due 90 days as to either principal or interest. During the fourth quarter of 1996, BAC changed the past due period for nonaccrual residential real estate loans and consumer loans that were collateralized by junior mortgages on residential real estate. The maximum period loans can be past due before being placed on nonaccrual status was reduced from 180 days to 90 days. Senior management may grant a waiver from nonaccrual status if a past due loan is well secured and in the process of collection. A nonaccrual loan may be restored to accrual status when all principal and

                                                    BankAmerica Corporation 1996
---------------------- Consolidated Financial Statements -----------------------

interest amounts contractually due, including arrearages, are reasonably assured of repayment within a reasonable period, and there is a sustained period of payment performance by the borrower in accordance with the contractual terms of the loan. When a loan is placed on nonaccrual status, interest accrued but not received is reversed against interest income. If management determines that ultimate collectibility of principal is in doubt, cash receipts on nonaccrual loans are applied to reduce the principal balance.

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

Effective January 1, 1995, BAC adopted Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan," as amended (SFAS No. 114). The adoption of SFAS No. 114 had no impact on the overall allowance for credit losses and did not affect BAC's charge-off or income recognition policies.

Generally, BAC evaluates a loan for impairment when it is placed on nonaccrual status and all or a portion is internally risk rated as substandard or doubtful. BAC measures impairment of loans using one of three methods when it is probable that all amounts, including principal and interest, will not be collected in accordance with the contractual terms of the loan agreement. The amount of impairment and any subsequent changes are recorded through the provision for credit losses as an adjustment to the allowance for credit losses. Substantially all of BAC's impaired loans are on nonaccrual status.

The primary method used by BAC to measure loan impairment is based upon the present value of a loan's expected future cash flows, except where foreclosure or liquidation is probable or when the primary source of repayment is provided by real estate collateral.

The present value of a loan's expected future cash flows is calculated using the loan's effective interest rate based on the original contractual terms. When foreclosure or liquidation is probable or when the primary source of repayment is provided by real estate collateral, impairment is measured based upon the fair value of the collateral less estimated selling and disposal costs. In addition, when quoted market prices are available, impairment is based on the loan's observable market value less estimated selling and disposal costs.

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

Other identifiable intangibles consist primarily of credit card intangibles
(CCI), and, prior to the adoption of Statement of Financial Accounting Standards No. 122, "Accounting for Mortgage Servicing Rights" (SFAS No. 122), purchased mortgage servicing rights (PMSR). CCI represents the intangible value of credit card customer relationships resulting from customer balances acquired. Other identifiable intangibles are amortized using accelerated methods over their estimated periods of benefit.

BankAmerica Corporation 1996
---------------------- Consolidated Financial Statements -----------------------

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

MORTGAGE SERVICING RIGHTS

Effective October 1, 1995, BAC adopted SFAS No. 122, which requires that mortgage servicing rights (MSR) be capitalized when acquired either through the purchase or origination of mortgage loans that are subsequently sold or securitized with the servicing rights retained. Prior to the adoption of SFAS No. 122, BAC capitalized only PMSR, which represents the value of purchased rights to service mortgage loans.

SFAS No. 122 also requires an enterprise, on a periodic basis, to assess the capitalized MSR for impairment based on the fair value of those rights. For this analysis, SFAS No. 122 specifies that MSRs be stratified based on one or more predominant risk characteristics and any resulting impairment is to be recognized through a valuation allowance for each impaired stratum.

For purposes of measuring impairment, BAC stratifies its MSR by loan type, investor type, and interest rate to reflect the predominant risk characteristics.

BAC then uses a fair valuation model which incorporates assumptions used by market participants in estimating future net servicing income based on estimates of the cost of servicing per loan, the discount rate, float value, an inflation rate, ancillary income per loan, prepayment speeds and default rates. Beginning in the fourth quarter of 1995, the MSR are included in other assets and are amortized as an offset to other fees and commissions in proportion to and over the period of estimated net servicing income. The adoption of SFAS No. 122 did not have a material effect on BAC's financial position or results of operations.

INVESTMENTS IN AFFILIATES, JOINT VENTURES,
AND OTHER ENTITIES

Investments in affiliates, joint ventures, and other entities are recorded in other assets. Investments in affiliates, which are generally 20-to-50-percent-owned companies, and joint ventures are generally accounted for by the equity method. BAC's share of net income or loss from these investments is recorded in other income. Gains or losses resulting from issuances of stock by equity affiliates that change BAC's percentage of ownership are recognized at the issue date and are recorded in noninterest income. Dividends are recorded as a reduction of the carrying value of the investment when received.

Investments in other entities (less-than-20-percent-owned companies) that are not represented by marketable securities are generally carried at cost less writedowns for declines in value judged to be other than temporary. These valuation losses are recorded in other income when incurred. Dividends are recorded in other income when received.

OFFSETTING OF AMOUNTS RELATED TO CERTAIN CONTRACTS

Unrealized gains on forward, swap, option, and other conditional or exchange contracts are recorded as assets and unrealized losses on these contracts are recorded as liabilities for trading instruments. However, unrealized gains and losses with the same counterparty are netted to the extent allowed when contracts are executed under legally enforceable master netting agreements.

FOREIGN EXCHANGE AND DERIVATIVES CONTRACTS

BAC uses foreign exchange and derivatives contracts in both its trading and asset and liability management activities.

Trading Activities

Interest rate derivative contracts are primarily swaps and options, and foreign exchange contracts, which include spot, futures, forward, swap, and option positions used in BAC's trading activities. These interest rate derivative contracts are carried at market value. The resulting realized and unrealized gains and losses are recognized in trading income.

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

                                                    BankAmerica Corporation 1996
---------------------- Consolidated Financial Statements -----------------------

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

Under mark-to-market accounting, realized and unrealized gains and losses on the hedging instrument are reflected in the line items being hedged and recorded in income when they occur in conjunction with the gains and losses on the hedged item.

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

BankAmerica Corporation 1996
---------------------- Consolidated Financial Statements -----------------------

STOCK-BASED COMPENSATION

Effective January 1, 1996, BAC adopted Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS No. 123). SFAS No. 123 establishes financial accounting and reporting standards for stock-based compensation plans. BAC elected to continue accounting for stock-based employee compensation plans in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and related Interpretations (APB Opinion No. 25), as SFAS No. 123 permits, and to follow the pro forma net income, pro forma earnings per share, and stock-based compensation plan disclosure requirements set forth in SFAS No. 123.

2. NATURE OF OPERATIONS

BAC, through its subsidiaries, provides banking and various other financial services throughout the United States and in selected international markets to consumers and business customers, including corporations, governments, and other institutions. BAC manages its operations through five major business sectors -- Consumer Banking, U.S. Corporate and International Banking, Middle Market Banking, Commercial Real Estate Services, and Wealth Management, ranked, for the purpose of the following discussion, in order of their contribution to net income in 1996.

Consumer Banking provides a full array of deposit and loan products to individuals and small businesses through traditional and in-store branches, ATMs, telephones, personal computers, and other delivery channels throughout ten western states. In addition, Consumer Banking operates service centers and in-store branches in the Chicago metropolitan area. It also provides credit card, home mortgage, manufactured housing financing, and consumer financing products throughout the United States, and a range of consumer banking products and services in Hong Kong, India, Taiwan, Singapore, and the Philippines.

U.S. Corporate and International Banking provides credit and capital-raising services, trade finance, cash management, investment banking, capital markets products, and financial advisory services to large public- and private-sector institutions that are part of the global economy. It has offices in the United States and 37 other countries and territories in North and South America, Asia, Europe, Africa, and the Middle East.

Middle Market Banking provides a full range of financial products and services to businesses throughout the West and the Midwest with annual revenues between $5 million and $250 million.

Commercial Real Estate Services provides credit and other financial services to a variety of real estate market segments, including developers, investors, pension fund advisors, real estate investment trusts, and property managers. Local clients are served through offices across ten western states plus Illinois. National clients are served through offices in California and Chicago.

The Wealth Management Group encompasses a number of strategically significant businesses serving individuals and institutions with sophisticated planning and management needs. The range of capabilities represented in Wealth Management include institutional investment management supporting BAC's corporate and commercial banking relationships, private banking, investment management, and trust services for high-net-worth clients both in the U.S. and internationally.

3. SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

During the years ended December 31, 1996, 1995, and 1994, BAC made interest payments on deposits and other interest-bearing liabilities of $8,039 million, $7,361 million, and $4,422 million, respectively, and made net income tax payments of $1,324 million, $1,342 million, and $785 million, respectively.

During the years ended December 31, 1996, 1995, and 1994, there were foreclosures of loans with carrying values of $360 million, $520 million, and $493 million, respectively. Loans made to facilitate the sale of OREO totaled $12 million, $8 million, and $29 million during the years ended December 31, 1996, 1995, and 1994, respectively.

At December 31, 1996, BAC accrued an $18 million liability related to common stock repurchased. For further information regarding stock repurchases, refer to
Note 16 of the Notes to Consolidated Financial Statements on page 65.

4. MERGER WITH CONTINENTAL BANK CORPORATION

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

In addition, each outstanding share of Continental's Adjustable Rate Preferred Stock, Series 1 and Adjustable Rate Cumulative Preferred Stock, Series 2 was converted upon consummation of the Continental merger into one share of the parent's Adjustable Rate Preferred Stock, Series 1 (Preferred Stock, Series 1) and Adjustable Rate Cumulative Preferred Stock, Series 2 (Preferred Stock, Series 2), respectively, having substantially the same terms. The parent's preferred stock issued in connection with the Continental merger was valued at $415 million, based on market factors as of January 27, 1994. On December 5, 1994, the Preferred Stock, Series 2 was redeemed by the parent. On May 31, 1995, the parent redeemed its Preferred Stock, Series 1.

                                                    BankAmerica Corporation 1996
---------------------- Consolidated Financial Statements -----------------------

Refer to Note 18 of the Notes to Consolidated Financial Statements on pages 65 and 66 for further information on the Series 1 redemptions.

Continental was a Delaware corporation organized in 1968 and was registered as a bank holding company under the Bank Holding Company Act of 1956, as amended, and the Illinois Bank Holding Company Act of 1957. Continental provided an extensive range of commercial banking and financial services, primarily in the Midwest, but also throughout the United States and in various overseas markets.

The Continental merger was recorded by the parent during the third quarter of 1994 using the purchase method of accounting. Under this method of accounting, the purchase price was allocated to assets acquired and liabilities assumed based on their estimated fair values at consummation.

Merger-related expenses of $50 million were accrued during 1994 to reflect management's best estimate of separation and benefits costs related to pre-merger BAC employees, employment assistance costs for separated employees of pre-merger BAC, and other expenses of pre-merger BAC associated with the Continental merger.

UNAUDITED PRO FORMA COMBINED SUMMARY OF OPERATIONS

The table to the right presents an unaudited pro forma combined summary of operations of BAC and Continental for the year ended December 31, 1994. The Unaudited Pro Forma Combined Summary of Operations is presented as if the Continental merger had been effective January 1, 1993.

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

The Unaudited Pro Forma Combined Summary of Operations is intended for informational purposes only and is not necessarily indicative of the future results of operations of BAC or of the results of operations of BAC that would have occurred had the Continental merger been in effect for the full year presented.

-------------------------------------------------------------------------------
              Unaudited Pro Forma Combined Summary of Operations
-------------------------------------------------------------------------------
                                                     Year Ended December 31
                                               ------------------------------
(dollar amount in millions, except per share data)                    1994
-----------------------------------------------------------------------------
SUMMARY OF OPERATIONS

Interest income                                                     $13,152
Interest expense                                                      5,298
-----------------------------------------------------------------------------
  Net interest income                                                 7,854
-----------------------------------------------------------------------------
Provision for credit losses                                             520
-----------------------------------------------------------------------------
  Net interest income after provision
    for credit losses                                                 7,334
-----------------------------------------------------------------------------
Noninterest income                                                    4,485
Noninterest expense                                                   7,951/a/
-----------------------------------------------------------------------------
  Income before income taxes                                          3,868
-----------------------------------------------------------------------------
Provision for income taxes                                            1,606
-----------------------------------------------------------------------------
    Net Income                                                      $ 2,262
-----------------------------------------------------------------------------
Earnings per common and common
  equivalent share                                                  $  5.32
Earnings per common and common
  equivalent share-assuming full dilution                              5.29
-----------------------------------------------------------------------------

/a/Merger-related expenses of $50 million have been eliminated from the combined historical results of operations, as these expenses do not represent ongoing expenses of BAC.

Primary and fully diluted pro forma combined earnings per common share for the year ended December 31, 1994 were calculated based on pro forma combined net income, less the sum of actual preferred dividends paid by BAC and Continental during the year. Actual average common and common equivalent shares outstanding and average common shares outstanding, assuming full dilution, for the quarter ended December 31, 1994 were used to approximate the same information for the full year ended December 31, 1994 as if the Continental merger had taken place on January 1, 1993.

5. RESTRICTIONS ON CASH AND DUE FROM BANKS

BAC's banking subsidiaries are required to maintain reserves with the Federal Reserve Bank. Reserve requirements are based on a percentage of deposit liabilities. The average reserves required for 1996 and 1995 were $3,740 million and $3,851 million, respectively.

6. SECURITIES PURCHASED UNDER RESALE AGREEMENTS AND SECURITIES SOLD UNDER REPURCHASE AGREEMENTS

BAC enters into purchases and sales of securities, primarily U.S. government and federal agency, under agreements to resell and repurchase substantially identical securities. In 1996, the yearly averages of securities purchased under resale agreements and securities sold under repurchase agreements, based on daily balances, were $10.3 billion and $11.7 billion, respectively, and the maximum amounts outstanding at any month end during the year were $13.4 billion and $15.1 billion, respectively.

During 1996, the underlying securities purchased under resale agreements were delivered into BAC's account at the Federal Reserve Bank of San Francisco or into a third-party custodian's account that recognizes BAC's rights and interest in these securities.

BankAmerica Corporation 1996
--------------------- Consolidated Financial Statements ----------------------

7. AVAILABLE-FOR-SALE AND HELD-TO-MATURITY SECURITIES

The following is a summary of available-for-sale and held-to-maturity securities:

-------------------------------------------------------------------------------
                                     Available-for-Sale Securities
                             --------------------------------------------------
                                                Gross         Gross
                             Amortized     Unrealized    Unrealized       Fair
(in millions)                     Cost          Gains        Losses      Value
-------------------------------------------------------------------------------
DECEMBER 31, 1996
U.S. Treasury and other
  government agency
  securities                   $ 1,505          $   6          $ 17     $ 1,494
Mortgage-backed securities       6,591             70            39       6,622
Foreign governments/a/           2,365             36           132       2,269
Equity securities                  177            121             1         297
Corporate and other
  debt securities/a/             1,421             13             3       1,431
-------------------------------------------------------------------------------
                               $12,059           $246          $192     $12,113
-------------------------------------------------------------------------------

DECEMBER 31, 1995
U.S. Treasury and other
  government agency
  securities                   $ 1,775           $ 36          $  1     $ 1,810
Mortgage-backed securities       6,671             98            20       6,749
Foreign governments/a/           2,293             17           265       2,045
Equity securities                  183            114            --         297
Corporate and other
  debt securities/a/             1,120             22            --       1,142
-------------------------------------------------------------------------------
                               $12,042           $287          $286     $12,043
-------------------------------------------------------------------------------
                                         Held-to-Maturity Securities
                             -------------------------------------------------
                                                Gross         Gross
                             Amortized     Unrealized    Unrealized       Fair
(in millions)                     Cost          Gains        Losses      Value
-------------------------------------------------------------------------------
DECEMBER 31, 1996
U.S. Treasury and other
  government agency
  securities                    $   19           $ --          $ --      $   19
Mortgage-backed securities       2,163             31            15       2,179
State, county, and
  municipal securities             423             14             6         431
Foreign governments/a/           1,160              9           261         908
Corporate and other
  debt securities/a/               373             21            11         383
-------------------------------------------------------------------------------
                                $4,138           $ 75          $293      $3,920
-------------------------------------------------------------------------------

DECEMBER 31, 1995
U.S. Treasury and other
  government agency
  securities                    $   66           $ --          $ --      $   66
Mortgage-backed securities       2,481             48             2       2,527
State, county, and
  municipal securities             467             16             4         479
Foreign governments/a/           1,182             --           377         805
Corporate and other
  debt securities/a/               460             15            20         455
-------------------------------------------------------------------------------
                                $4,656           $ 79          $403      $4,332
-------------------------------------------------------------------------------

/a/Securities for which no market values were available are stated at cost or appraised value as deemed appropriate by management.

During the fourth quarter of 1995, the Financial Accounting Standards Board allowed financial statement preparers a one-time opportunity to reassess the classifications of securities accounted for under Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," (SFAS No. 115). As a result of this reassessment, BAC reclassified $2.1 billion of held-to-maturity securities to available-for-sale securities. In connection with this reclassification, gross unrealized gains of $28 million and gross unrealized losses of $42 million were recorded in available-for-sale securities and in stockholders' equity (on a net-of-tax basis).

During the years ended December 31, 1996, 1995 and 1994, BAC sold available-for-sale securities for aggregate proceeds of $1,985 million, $2,509 million, and $3,019 million, respectively. These sales resulted in gross realized gains of $91 million, $268 million, and $94 million, and gross realized losses of $30 million, $234 million, and $70 million in 1996, 1995, and 1994, respectively.

The following is a summary of the contractual maturities of available-for-sale debt securities at December 31, 1996. These amounts exclude equity securities, which have no contractual maturities:


------------------------------------------------------------------------
                                              Amortized          Fair
(in millions)                                      Cost         Value
------------------------------------------------------------------------
  Due in one year or less                       $ 1,545       $ 1,550
  Due after one year through five years           1,836         1,854
  Due after five years through ten years            763           703
  Due after ten years                             7,738         7,709
------------------------------------------------------------------------
                                                $11,882       $11,816
------------------------------------------------------------------------
------------------------------------------------------------------------


The following is a summary of the contractual maturities of held-to-maturity securities at December 31, 1996:

------------------------------------------------------------------------
                                              Amortized          Fair
(in millions)                                      Cost         Value
------------------------------------------------------------------------
  Due in one year or less                        $  326        $  327
  Due after one year through five years             292           297
  Due after five years through ten years            757           765
  Due after ten years                             2,763         2,531
------------------------------------------------------------------------
                                                 $4,138        $3,920
------------------------------------------------------------------------

Certain securities, such as mortgage-backed securities, may not become due at a single maturity date. Those mortgage-backed securities with no specified maturities are included as having contractual maturities of greater than ten years for purposes of the tables above. Issuers may have the right to call or prepay obligations with or without call or prepayment penalties. This right may cause actual maturities to differ from the contractual maturities presented in the summaries above.

                                                   BankAmerica Corporation 1996
---------------------- Consolidated Financial Statements -----------------------

Certain assets were pledged to collateralize U.S. government and public deposits, trust and other deposits, and repurchase agreements. These assets, primarily trading, available-for-sale, and held-to-maturity securities, had carrying values of $11,477 million and $10,461 million at December 31, 1996 and 1995, respectively.

During the year ended December 31, 1996, trading income included a net unrealized holding gain on trading securities of $1 million. During the year ended December 31, 1995, trading income included a net unrealized holding gain on trading securities of $37 million. These amounts exclude the net unrealized trading results of the parent's securities broker and dealer subsidiaries.

8. OTHER DEBT RESTRUCTURINGS

Not included in restructured loans as described in Note 9 of the Notes to Consolidated Financial Statements on this page and on page 62 were other debt restructurings totaling $1,685 million and $1,657 million at December 31, 1996 and 1995, respectively, with countries that were experiencing liquidity problems at the time of restructuring. These amounts include securities and loans received in connection with formal debt restructurings. The majority of these instruments are classified as either available-for-sale or held-to-maturity securities.

Included in other debt restructurings at December 31, 1996 and 1995, were $1,456 million and $1,416 million, respectively, of par bonds issued by the governments of Mexico and Venezuela in 1990, and the government of Uruguay in 1991. The face values of these par bonds at December 31, 1996 and 1995 were $1,607 million and $1,632 million, respectively. The majority of the Mexican par bonds have a fixed annual interest rate of 6.25 percent, and the Venezuelan and Uruguayan par bonds both have fixed annual interest rates of 6.75 percent. The principal of all of these par bonds is collateralized by zero-coupon U.S. Treasury securities, which at maturity, will have redemption values equal to the face values of the par bonds. The market value of the par bonds totaled $1,230 million at December 31, 1996. The fair value of the U.S. Treasury securities collateralizing the principal of the par bonds totaled $361 million at December 31, 1996.

Also included in the aggregate other debt restructurings discussed above were $229 million and $241 million at December 31, 1996 and 1995, respectively, related to other restructuring transactions with borrowers in Venezuela, Poland, the Philippines, Mexico, Brazil, Ecuador and Panama. Interest income foregone on total other debt restructurings was not significant in 1996 or 1995.

9. LOANS

Loans are presented net of unearned income of $1,636 million and $1,068 million at December 31, 1996 and 1995, respectively.

The following is a summary of loans:

-----------------------------------------------------------------------
                                                    December 31
                                            ---------------------------
(in millions)                                     1996             1995
-----------------------------------------------------------------------
DOMESTIC
Consumer:
  Residential first mortgages                 $ 37,459         $ 36,572
  Residential junior mortgages                  14,743           13,777
  Other installment                             16,979           13,834
  Credit card                                    8,707            9,139
  Other individual lines of credit               1,948            1,847
  Other                                            401              319
-----------------------------------------------------------------------
                                                80,237           75,488
-----------------------------------------------------------------------
Commercial:
  Commercial and industrial                     33,404           32,745
  Loans secured by real estate                  12,488           10,975
  Financial institutions                         3,109            2,834
  Lease financing                                2,542            1,927
  Construction and development loans
    secured by real estate                       2,252            3,153
  Loans for purchasing or
    carrying securities                          1,941            1,458
  Agricultural                                   1,696            1,737
  Other                                          1,270            1,574
-----------------------------------------------------------------------
                                                58,702           56,403
                                               138,939          131,891
-----------------------------------------------------------------------
FOREIGN
Commercial and industrial                       16,394           15,003
Banks and other financial institutions           3,958            3,386
Governments and official institutions              970            1,020
Other                                            5,154            4,073
-----------------------------------------------------------------------
                                                26,476           23,482
                                              $165,415         $155,373
-----------------------------------------------------------------------

BankAmerica Corporation 1996
---------------------- Consolidated Financial Statements ----------------------

The following is a summary of loans considered to be impaired and the related interest income:

---------------------------------------------------------------------
                                                     December 31
                                                ---------------------
(in millions)                                      1996        1995
---------------------------------------------------------------------

Recorded investment in impaired loans
  not requiring an allowance for credit
  losses/a/                                      $  412      $  610

Recorded investment in impaired
  loans requiring an allowance for
  credit losses                                     439         763
---------------------------------------------------------------------
    Total recorded investment in
     impaired loans/b/                           $  851      $1,373
---------------------------------------------------------------------


                                                     December 31
                                                ---------------------
                                                   1996        1995
---------------------------------------------------------------------
Average recorded investment in
  impaired loans                                 $1,120      $1,361
Interest income recognized/c/                        50          80

---------------------------------------------------------------------

/a/These loans do not require an allowance for credit losses since the values of the impaired loans equal or exceed the recorded investments in the loans.

/b/These amounts were evaluated using the following measurement methods: For
   1996, $403 million was evaluated using the present value of the loan's expected future cash flows, $422 million using the fair value of the collateral, and $26 million using the loan's observable market value. For 1995, $741 million was evaluated using the present value of the loan's expected future cash flows and $632 million using the fair value of the collateral.

/c/All interest income recognized was recorded using the cash method of accounting.


Restructured loans, excluding the other debt restructurings described in Note 8 of the Notes to Consolidated Financial Statements on page 61, were $302 million and $113 million at December 31, 1996 and 1995, respectively. Interest income foregone on these loans was not significant in 1996 or 1995.

Previously restructured loans of $29 million and $37 million were on nonaccrual status at December 31, 1996 and 1995, respectively.

10. ALLOWANCE FOR CREDIT LOSSES

The following is a summary of changes in the allowance for credit losses. This reconciliation reflects activity related to all loans. The allowance for credit losses on impaired loans as measured in accordance with SFAS No. 114 was $115 million at December 31, 1996.

--------------------------------------------------------------------------
                                             Year Ended   December 31
                                        ----------------------------------
(in millions)                             1996         1995         1994
--------------------------------------------------------------------------
Balance, beginning of year              $3,554       $3,690       $3,508

Credit losses                            1,325        1,011          988
Credit loss recoveries                     407          422          518
--------------------------------------------------------------------------
  Net credit losses                        918          589          470
--------------------------------------------------------------------------
Provision for credit losses                885          440          460
Allowance related to mergers
  and acquisitions/a/                        -            3          241
Other net additions (deductions)             2           10          (49)
--------------------------------------------------------------------------
    Balance, End of Year                $3,523       $3,554       $3,690
--------------------------------------------------------------------------

/a/Represents the addition of consummation date allowances for credit losses of Arbor National Holdings, Inc. in 1995, and Continental and Liberty Bank of $238 million and $3 million, respectively, in 1994.

11. PREMISES AND EQUIPMENT

The following is a summary of premises and equipment:

-------------------------------------------------------------------
                                                   December 31
                                              ---------------------
(in millions)                                    1996        1995
-------------------------------------------------------------------
Premises, including capitalized leases         $3,060        $2,919
Equipment and furniture,
  including capitalized leases                  3,072         2,939
Leasehold improvements                            888           863
Land                                              489           452
-------------------------------------------------------------------
                                                7,509         7,173
-------------------------------------------------------------------
Less: Accumulated depreciation
  and amortization                              3,522         3,188
-------------------------------------------------------------------
                                               $3,987        $3,985
-------------------------------------------------------------------

Depreciation and amortization expense for the years ended December 31, 1996, 1995, and 1994 was $593 million, $552 million, and $489 million, respectively.

12. DEPOSITS

The aggregate amount of time deposit accounts exceeding $100,000, was approximately $50,182 million and $45,390 million at December 31, 1996 and 1995, respectively.

At December 31, 1996, the scheduled maturities for time deposits are as follows:

----------------------------------------------------------------------
(in millions)
----------------------------------------------------------------------
Due in 1997                                                 $63,824
Due in 1998                                                   2,985
Due in 1999                                                   1,106
Due in 2000                                                     561
Due in 2001                                                     483
Thereafter                                                      410
----------------------------------------------------------------------
                                                            $69,369
----------------------------------------------------------------------

13. LONG-TERM DEBT

BAC's fixed-rate long-term debt of $9,418 million at December 31, 1996 matures through 2015. At December 31, 1996 and 1995, the interest rates on fixed-rate long-term debt ranged from 5.55% to 11.50% and from 4.55% to 11.50%, respectively. These obligations were denominated primarily in U.S. dollars.

BAC has entered into off-balance-sheet financial instruments, primarily interest rate swaps, with notional amounts of approximately $7 billion at December 31, 1996, to change its interest rate exposure from fixed to floating rate. At December 31, 1996 and 1995, the weighted average interest rates on fixed-rate long-term debt, including the effects of interest rate swaps, were 7.33% and 7.69%, respectively.

                                                    BankAmerica Corporation 1996
---------------------- Consolidated Financial Statements -----------------------


The following is a summary of long-term debt having original maturities of more than one year. The maturity distribution is based upon contractual maturities or earlier dates due to call notices issued.

--------------------------------------------------------------------------
                                        December 31
                  --------------------------------------------------------
                                     1996                             1995
                  --------------------------------------------------------
                       Various         Various
                    Fixed-Rate   Floating-Rate
                          Debt            Debt
(in millions)      Obligations     Obligations         Total        Total
--------------------------------------------------------------------------
THE PARENT
Senior Debt:
  Due in 1996           $   --          $   --       $    --      $ 1,012
  Due in 1997              995             697         1,692        1,964
  Due in 1998              219             133           352        1,458
  Due in 1999              215           1,745         1,960        1,705
  Due in 2000               16           1,580         1,596        1,431
  Due in 2001              718             932         1,650           90
  Thereafter               311             507           818          543
--------------------------------------------------------------------------
                         2,474           5,594         8,068        8,203
--------------------------------------------------------------------------
Subordinated Debt:
  Due in 1998               53              --            53          122
  Due in 2000              419              --           419          409
  Due in 2001              782              30           812          789
  Thereafter             4,527             348         4,875        4,174
--------------------------------------------------------------------------
                         5,781             378         6,159        5,494
--------------------------------------------------------------------------
    Total parent         8,255           5,972        14,227       13,697
--------------------------------------------------------------------------
SUBSIDIARIES
Senior Debt:
  Due in 1996               --              --            --          370
  Due in 1997               --              15            15           89
  Due in 1998              188              25           213            7
  Due in 1999               --              --            --           39
  Due in 2000               84              --            84           39
  Due in 2001              420              --           420           --
  Thereafter                 9              --             9           20
--------------------------------------------------------------------------
                            701             40           741          564
--------------------------------------------------------------------------
Subordinated Debt:
  Due in 1996               --              --            --           10
  Due in 1997               19              --            19           10
  Due in 1998               10              --            10           11
  Due in 1999               11              --            11           12
  Due in 2000               12              --            12           13
  Due in 2001              309              --           309          306
  Thereafter               101              --           101          100
--------------------------------------------------------------------------
                           462              --           462          462
--------------------------------------------------------------------------
    Total subsidiaries   1,163              40         1,203        1,026
--------------------------------------------------------------------------
                        $9,418          $6,012       $15,430      $14,723
--------------------------------------------------------------------------

At December 31, 1996, BAC's floating-rate long-term debt of $6,012 million matures through 2004. The majority of the floating rates are based on three-and six-month London InterBank Offer Rate (LIBOR). At December 31, 1996 and 1995, the interest rates on floating-rate long-term debt ranged from 5.26% to 7.54% and from 5.37% to 7.80%, respectively. These obligations were denominated primarily in U.S. dollars.

BAC has entered into off-balance-sheet financial instruments, primarily futures, with notional amounts of approximately $6 billion at December 31, 1996, to reduce the interest rate risk by shortening the repricing profile on floating-rate debt that reprices within one year. At December 31, 1996 and 1995, the weighted average interest rates on floating-rate long-term debt were 5.74% and 6.10%, respectively. The effect of futures on floating rate long-term debt interest rates was not material.

At December 31, 1995, $37 million of subsidiary long-term debt was guaranteed by the parent.

At December 31, 1996 and 1995, $3,702 million and $4,304 million, respectively, of long-term debt was redeemable at par at the option of the parent on dates ranging from March 15, 1997 through February 21, 2001.

At December 31, 1996, BAC had $1.65 billion available under a long-term line of credit that expires in 2001.

14. SUBORDINATED CAPITAL NOTES

The following is a summary of subordinated capital notes recorded by the parent. These notes are subordinate to senior indebtedness of the parent and qualify as Tier 2 risk-based capital under Federal Reserve Board guidelines for assessing capital adequacy.

The Floating Rate Notes had interest rates that approximated LIBOR and were subject to a minimum interest rate of 5.25%.

Effective May 17, 1996, the Auction Rate Notes bear interest as follows: $1 million bears interest at a fixed rate of 6.647% per annum, while the remaining $98 million bears interest at a floating rate of 0.50% over LIBOR per annum through the maturity date.

----------------------------------------------------------------------
                                                        December 31
                                                    ------------------
(in millions)                                        1996        1995
----------------------------------------------------------------------
Floating Rate Notes due 1996                         $ --        $248
9.75% Notes Due 1999                                  256         258
Auction Rate Notes due 1999                            99          99
----------------------------------------------------------------------
                                                     $355        $605
----------------------------------------------------------------------

At the option of the parent, the Auction Rate Notes may be exchanged for common stock, perpetual preferred stock, or other capital securities acceptable to the Federal Reserve Board having a market price equal to the principal amount of the notes or, under certain circumstances, may be redeemed in whole or in part for cash. As of December 31, 1996, proceeds from issuances of common and preferred stock of $350 million have been dedicated to fully retire or redeem subordinated capital notes.

BankAmerica Corporation 1996
---------------------- Consolidated Financial Statements -----------------------


15. CORPORATION OBLIGATED MANDATORILY REDEEMABLE PREFERRED SECURITIES OF SUBSIDIARY TRUSTS HOLDING SOLELY JUNIOR SUBORDINATED DEFERRABLE INTEREST DEBENTURES OF THE CORPORATION (TRUST PREFERRED SECURITIES)

The trust preferred securities are issued by trusts all of whose outstanding common securities are owned by the parent. Such common securities represent an aggregate liquidation amount equal to 3 percent of the total capital of each trust. The sole assets of the trusts are Junior Subordinated Deferrable Interest Debentures of the parent (the Debentures). In addition, the parent has entered into an expense agreement with each trust obligating the parent to pay any costs, expenses or liabilities of the trust, other than obligations of the trust to pay amounts due pursuant to the terms of the trust preferred securities. Each issue of the Debentures has an interest rate equal to the corresponding trust preferred securities distribution rate. The parent has the right to defer payment of interest on the Debentures at any time or from time to time for a period not exceeding the extension period described in the table below with respect to each deferral period, provided that no extension period may extend beyond the stated maturity of the relevant Debentures. During any such extension period, distributions on the trust preferred securities will also be deferred and the parent's ability to pay dividends on its common and preferred stock will be restricted. The Debentures are redeemable prior to stated maturity at the parent's option during the redemption periods at the redemption prices described below plus accrued interest to the redemption dates. The trust preferred securities are subject to mandatory redemption upon repayment of the related Debentures at their stated maturity dates or their earlier redemption at a redemption price equal to their liquidation amount plus accrued distributions to the date fixed for redemption and the premium, if any, paid by the parent upon concurrent repayment of the related Debentures.

The parent has issued guarantees for the payment of distributions and payments on liquidation or redemption of the trust preferred securities, but only to the extent of funds held by the relevant trust. The guarantees are junior subordinated obligations of the parent. In 1996, distributions totaling $7 million on the trust preferred securities were included in noninterest expense in the consolidated statement of operations.

The parent's obligations under each series of Debentures, the related junior subordinated indenture, the related trust agreement, the related expense agreement, and the related guarantee taken together constitute a full and unconditional guarantee by the parent of each trust's obligations under the relevant trust preferred securities.

The parent is required by the Federal Reserve to maintain certain levels of capital for bank regulatory purposes. The Federal Reserve has announced that certain cumulative preferred securities having the characteristics of trust preferred securities qualify as minority interest, which is included in Tier 1 capital for bank holding companies. Such Tier 1 capital treatment, together with the parent's ability to deduct, for federal income tax purposes, interest payable on the corresponding Debentures, provide the parent with a more cost-effective means of obtaining capital for bank regulatory purposes than if the parent were to issue preferred stock.

The following is a summary of the outstanding trust preferred securities and
Debentures:

-------------------------------------------------------------------------------------------------------------
                                           Aggregate       Aggregate
                                         Liquidation     Liquidation        Aggregate
                                           Amount of       Amount of        Principal          Stated
                                     Trust Preferred          Common        Amount of     Maturity of
(dollar amounts in thousands)             Securities      Securities       Debentures      Debentures
-------------------------------------------------------------------------------------------------------------
NAME OF TRUST

BankAmerica Institutional Capital A       $  450,000         $13,918       $  463,918        12/31/26

BankAmerica Institutional Capital B          300,000           9,279          309,279        12/31/26

BankAmerica Capital I                        300,000           9,279          309,279        12/31/26/d/

BankAmerica Capital II                       450,000          13,918          463,918        12/15/26
-------------------------------------------------------------------------------------------------------------
  Total                                   $1,500,000/g/      $46,394       $1,546,394
-------------------------------------------------------------------------------------------------------------
                                         Per Annum        Interest
                                      Interest Rate        Payment         Extension      Redemption
(dollar amounts in thousands)         of Debentures          Dates            Period          Period
-------------------------------------------------------------------------------------------------------------
NAME OF TRUST

BankAmerica Institutional Capital A           8.07%    6/30, 12/31          10 semi-     On or after
                                                                      annual periods        12/31/06/ab/
BankAmerica Institutional Capital B           7.70     6/30, 12/31          10 semi-     On or after
                                                                      annual periods        12/31/06/bc/
BankAmerica Capital I                         7.75     3/31, 6/30,          20 qtrs.     On or after
                                                       9/30, 12/31                          12/20/01/e/
BankAmerica Capital II                        8.00     6/15, 12/15          10 semi-     On or after
                                                                      annual periods        12/15/06/bf/
-------------------------------------------------------------------------------------------------------------
  Total
-------------------------------------------------------------------------------------------------------------

 /a/ The Debentures may be redeemed on or after December 31, 2006 and prior to December 31, 2007 at 104.0350% of the principal amount, and thereafter at prices declining to 100% on December 31, 2016 and thereafter.

 /b/ The parent may redeem the Debentures prior to the indicated redemption period upon the occurrence of certain events relating to tax treatment of the related trust or the Debentures or relating to capital treatment of the trust preferred securities at a redemption price calculated by a formula, which redemption price shall be at least equal to the principal amount of the Debentures.

 /c/ The Debentures may be redeemed on or after December 31, 2006 and prior to December 31, 2007 at 103.7785% of the principal amount, and thereafter at prices declining to 100% on December 31, 2016 and thereafter.

 /d/ At the option of the parent, the stated maturity may be shortened to a date not earlier than December 20, 2001 or extended to a date not later than December 31, 2045, in each case if certain conditions are met.

 /e/ The parent may redeem the Debentures (i) during the indicated redemption period or (ii) upon the occurrence of certain events relating to tax treatment of the trust or the Debentures or relating to capital treatment of the trust preferred securities, prior to the indicated redemption period, in each case, at a redemption price of 100% of the principal amount.

 /f/ The Debentures may be redeemed on or after December 15, 2006 and prior to December 15, 2007 at 103.9690% of the principal amount, and thereafter at prices declining to 100% on December 15, 2016 and thereafter.

 /g/ Excludes $23 million of deferred issuance costs.

                                                    BankAmerica Corporation 1996
---------------------- Consolidated Financial Statements -----------------------

16. STOCK REPURCHASE PROGRAM

During the first quarter of 1996, BAC's Board of Directors authorized a stock repurchase program to replace the one previously approved in February 1995. This new program enables the parent to buy back up to $2.0 billion of its common stock by the end of 1997 and to buy back or redeem up to $1.0 billion of its preferred stock by the end of 1997.

During the year ended December 31, 1996, the parent repurchased 17.0 million shares of its common stock under the current and prior stock repurchase programs at an average per-share price of $79.39. These transactions reduced stockholders' equity by $1,351 million.

During the year ended December 31, 1995, the parent repurchased 16.6 million shares of its common stock in connection with the prior program at an average per-share price of $53.83, which reduced stockholders' equity by $894 million.

During the year ended December 31, 1996, the parent repurchased and redeemed preferred stock under the current stock repurchase program of $181 million and under the prior program of $218 million, reducing stockholders' equity by $399 million. During the year ended December 31, 1995, the parent repurchased and redeemed preferred stock in connection with the prior program, reducing stockholders' equity by $206 million.

In addition, in December 1996, the parent called $281 million of preferred stock, which will be redeemed in 1997. The remaining buyback and redemption authorities for common and preferred stock totaled $0.8 billion and $0.5 billion, respectively, at December 31, 1996.

17. PREFERRED SHARE PURCHASE RIGHTS AND COMMON STOCK WARRANTS

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

At December 31, 1996 and 1995, common stock warrants outstanding totaled 52,773 and 99,053, respectively. These warrants give the holder the right to purchase shares of common stock of the parent at a price of $17.50 per share, subject to adjustment in certain events, until expiration on October 22, 1997.

18. PREFERRED STOCK

The parent is authorized to issue, in one or more series, 70,000,000 shares of preferred stock. The parent's outstanding preferred shares are nonvoting except in certain limited circumstances. Dividends are cumulative and are payable quarterly on February 28, May 31, August 31, and November 30. The shares are redeemable at the option of the parent during the redemption period and at the redemption price per share noted in the following table plus accrued and unpaid dividends to the redemption date. Holders of the preferred shares have dividend and liquidation preferences senior to those of holders of the parent's common stock.

On April 16, 1996, the parent redeemed all 7,250,000 outstanding shares of its 9 5/8% Cumulative Preferred Stock, Series F, reducing stockholders' equity by $181 million. The redemption price was equal to the stated value of $25.00 per share, plus dividends of $0.30747 per share accrued and unpaid to the redemption date. On March 31, 1996, the parent redeemed all 400,000 outstanding shares of its 11% Preferred Stock, Series J (Preferred Stock, Series J). This transaction reduced stockholders' equity by $218 million. The shares were represented by 8 million depositary shares, each corresponding to a one-twentieth interest in a share of Preferred Stock, Series J. The redemption price was $26.375 per depositary share. The quarterly dividend of $0.6875 per depositary share was paid on March 31, 1996 to holders of record on March 15, 1996.

On September 30, 1995, the parent redeemed all 200,000 outstanding shares of its 11% Preferred Stock, Series I. In addition, on May 31, 1995, the parent redeemed all 1,788,000 shares of its Adjustable Rate Preferred Stock, Series 1. Also, during May 1995, the parent redeemed or converted all of the outstanding shares of its 6 1/2% Cumulative Convertible Preferred Stock, Series G.

The terms of these redemptions made under the current or prior stock repurchase plans are summarized in the table on the next page.

BankAmerica Corporation 1996
----------------------- Consolidated Financial Statements ----------------------


The following is a summary of preferred stock:

-----------------------------------------------------------------------------------------------------------------------------------
                                Original               Shares                   Dividend
                                  Shares       Outstanding at   Stated Value   Per Share                           Redemption Price
Preferred Stock Series            Issued    December 31, 1996      Per Share   Per Annum         Redemption Period        Per Share
-----------------------------------------------------------------------------------------------------------------------------------
Cumulative Adjustable:
  Series A                     5,178,000            5,178,000       $  50.00    $   3.25/a/  On or after  11/30/87         $  50.00
  Series B                     3,546,100            3,546,100         100.00        6.00/b/  On or after   2/28/88           100.00
  Series 1                     1,788,000                   --          50.00        3.75/c/  Redeemed      5/31/95            50.00

Cumulative Fixed:
  9 5/8% Series F              7,250,000                   --          25.00        2.41     Redeemed      4/16/96            25.00
  9%     Series H             11,250,000           11,250,000          25.00        2.25     On or after   1/15/97            25.00
  11%    Series I                200,000/d/                --         500.00       55.00     Redeemed      9/30/95           527.50
  11%    Series J                400,000/d/                --         500.00       55.00     Redeemed      3/31/96           527.50
  8 3/8% Series K             14,600,000           14,600,000          25.00        2.09     On or after   2/15/97            25.00
  8.16%  Series L                800,000/d/           798,020/d/      500.00       40.80     On or after   7/13/97           500.00
  7 7/8% Series M                700,000/d/           696,847/d/      500.00       39.38     On or after   9/30/97           500.00
  8 1/2% Series N                475,000/d/           469,273/d/      500.00       42.50     On or after  12/15/97           500.00

Cumulative Convertible Fixed:
  6 1/2% Series G/e/           5,000,000                   --          50.00        3.25     Redeemed or converted/f/         51.95
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

/d/ Represented by depositary shares, each corresponding to a one-twentieth interest in a share of Preferred Stock.

/e/ The shares were convertible into common stock at any time, unless they had been previously redeemed, at a conversion price of $45.60 per common share, subject to adjustment under certain conditions.

/f/ On May 31, 1995, the parent redeemed all of the then-unconverted outstanding shares of its 6 1/2% Cumulative Convertible Preferred Stock, Series G. On or prior to the redemption date, 4,966,246 shares of the 4,998,357 outstanding shares were converted to 5,445,439 shares of common stock. The remaining 32,111 shares were redeemed by the parent on May 31, 1995.

19. CAPITAL REQUIREMENTS

The parent and its domestic banking subsidiaries are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can result in certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on BAC's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, BAC's banking subsidiaries must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The quantitative measures established by regulation to ensure capital adequacy require financial institutions to maintain minimum amounts and ratios as set forth in the table on page 67 of total and Tier I capital to risk-weighted assets, and of Tier I capital divided by average total assets. The table presented on page 67 includes BankAmerica Corporation, and its largest banking subsidiaries, Bank of America NT&SA, Bank of America Illinois, and Bank of America NW, National Association at December 31, 1996 and 1995. The calculation of BAC's risk-based capital amounts and ratios excludes the effect of its
Section 20 subsidiary. At December 31, 1996, this exclusion reduced Tier I capital by $137 million, and total risk-based capital by $339 million. This resulted in reducing the Tier I capital ratio and total risk-based capital ratio by 1 basis point and 6 basis points, respectively.

During 1996, Bank of America Oregon and BankAmerica National Trust Company were merged into the bank, and Bank of America Idaho, N.A. was merged into BANW. Consequently, the 1995 risk-based capital amounts and ratios do not include these respective subsidiaries. However, their impact is not significant. Capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

As of December 31, 1996 and 1995, all of BAC's depository institution subsidiaries met the well-capitalized requirements under the regulatory framework for prompt corrective action. To be categorized as well capitalized, a financial institution must maintain minimum total risk-based capital, Tier I risk-based capital, and Tier I leverage ratios as set forth in the table. There are no conditions or events since December 31, 1996 that management believes would change these categorizations.

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

                                                    BankAmerica Corporation 1996
---------------------- Consolidated Financial Statements -----------------------

--------------------------------------------------------------------------------------------------
           Risk-Based Capital - Actual and Minimum Amounts and Ratios
--------------------------------------------------------------------------------------------------
                                                        December 31, 1996
--------------------------------------------------------------------------------------------------
                                       Total                  Tier 1                 Tier 1
                                    Risk-Based              Risk-Based              Leverage
(dollar amounts in millions)          Capital                 Capital                 Ratio
--------------------------------------------------------------------------------------------------
                                 Amount     Ratio        Amount     Ratio       Amount     Ratio
--------------------------------------------------------------------------------------------------
BANKAMERICA CORPORATION
Actual                          $25,880     11.79%      $17,044      7.77%     $17,229      7.44%
Minimum adequately capitalized   17,559      8.00         8,779      4.00        9,257      4.00
Minimum well capitalized         21,948     10.00        13,169      6.00       11,571      5.00

BANK OF AMERICA NT&SA
Actual                           16,521     10.96        10,701      7.10       10,701      6.18
Minimum adequately capitalized   12,064      8.00         6,032      4.00        6,922      4.00
Minimum well capitalized         15,080     10.00         9,048      6.00        8,652      5.00

BANK OF AMERICA ILLINOIS
Actual                            2,676     11.30         1,798      7.59        1,798     11.84
Minimum adequately capitalized    1,895      8.00           948      4.00          607      4.00
Minimum well capitalized          2,369     10.00         1,421      6.00          759      5.00

BANK OF AMERICA NW,
  NATIONAL ASSOCIATION
Actual                            1,878     11.89         1,442      9.13        1,442      9.15
Minimum adequately capitalized    1,263      8.00           632      4.00          631      4.00
Minimum well capitalized          1,579     10.00           948      6.00          788      5.00
--------------------------------------------------------------------------------------------------
                                                        December 31, 1995
--------------------------------------------------------------------------------------------------
                                       Total                  Tier 1                 Tier 1
                                    Risk-Based              Risk-Based              Leverage
(dollar amounts in millions)          Capital                 Capital                 Ratio
--------------------------------------------------------------------------------------------------
                                 Amount     Ratio        Amount     Ratio       Amount     Ratio
--------------------------------------------------------------------------------------------------
BANKAMERICA CORPORATION
Actual                          $23,416     11.48%     $14,991       7.35%     $15,144      6.92%
Minimum adequately capitalized   16,320      8.00        8,160       4.00        8,760      4.00
Minimum well capitalized         20,400     10.00       12,240       6.00       10,950      5.00

BANK OF AMERICA NT&SA
Actual                           15,420     11.25        9,834       7.18        9,834      6.23
Minimum adequately capitalized   10,962      8.00        5,481       4.00        6,310      4.00
Minimum well capitalized         13,702     10.00        8,221       6.00        7,888      5.00

BANK OF AMERICA ILLINOIS
Actual                            2,539     11.59        1,603       7.32        1,603     10.53
Minimum adequately capitalized    1,752      8.00          876       4.00          609      4.00
Minimum well capitalized          2,190     10.00        1,314       6.00          761      5.00

BANK OF AMERICA NW,
  NATIONAL ASSOCIATION
Actual                            1,830     11.17        1,364       8.32        1,364      8.33
Minimum adequately capitalized    1,311      8.00          656       4.00          655      4.00
Minimum well capitalized          1,639     10.00          983       6.00          819      5.00
--------------------------------------------------------------------------------------------------

20. LEASE COMMITMENTS

BAC leases certain premises and equipment under noncancelable agreements expiring between the years 1997 and 2069.

The following is a summary of future minimum rental commitments for noncancelable leases at December 31, 1996, which do not include minimum sublease rental income of $3 million for capital leases and $86 million for operating leases:

----------------------------------------------------------------------
                                                 Capital  Operating
(in millions)                                     Leases     Leases
----------------------------------------------------------------------
1997                                             $8         $  268
1998                                              8            253
1999                                              7            234
2000                                              7            218
2001                                              7            194
Thereafter                                       43          1,375
----------------------------------------------------------------------
  Total minimum lease payments                   80         $2,542
----------------------------------------------------------------------
Amount representing interest                    (37)
---------------------------------------------------------
  Present Value of Net Minimum Lease Payments   $43
----------------------------------------------------------------------

Total rental expense was $375 million in 1996, $359 million in 1995, and $327 million in 1994.

21. INCOME TAXES

The significant components of the provision for income taxes are as follows:


----------------------------------------------------------------------
                                             Year Ended December 31
----------------------------------------------------------------------
(in millions)                               1996       1995      1994
----------------------------------------------------------------------
PROVISION FOR (BENEFIT FROM)
 INCOME TAXES
Current:
 Federal                                  $  869       $1,091  $  559
 State and local                             161          305     140
 Foreign                                     265          239     129
-------------------------------------------------------------------------
                                           1,295        1,635     828
-------------------------------------------------------------------------
Deferred:
 Federal                                     419          268     567
 State and local                             175           29     137
 Foreign                                      11          (29)      9
-------------------------------------------------------------------------
                                             605          268     713
                                          $1,900       $1,903  $1,541
-------------------------------------------------------------------------

BankAmerica Corporation 1996
---------------------- Consolidated Financial Statements -----------------------

The significant components of deferred income tax assets and liabilities at December 31, 1996 and 1995 are as follows:

-------------------------------------------------------------------------
                                                       December 31
                                                   ----------------------
  (in millions)                                       1996       1995
-------------------------------------------------------------------------
  DEFERRED INCOME TAX ASSETS
    Allowance for credit losses                     $1,534     $1,554
    Accrued expenses                                   237        155
    Tax carryovers/a/                                   84        180
    Other                                              528        562
    Valuation allowance for deferred
      income tax assets/a/                             (75)      (124)
-------------------------------------------------------------------------
      Total deferred income tax assets               2,308      2,327
-------------------------------------------------------------------------
  DEFERRED INCOME TAX LIABILITIES

    Lease financing                                 (1,698)    (1,365)
    Identifiable intangible assets                    (545)      (575)
    Securities valuation                              (483)      (425)
    Employee benefit plans                            (205)       (59)
    Accumulated tax depreciation in excess of
      book depreciation                               (227)      (237)
    Deferred gains and installment sales              (122)      (155)
    Other                                             (246)      (134)
-------------------------------------------------------------------------
      Total deferred income tax liabilities         (3,526)    (2,950)
       Net Deferred Income Tax Liabilities         $(1,218)    $ (623)
-------------------------------------------------------------------------

/a/The valuation allowance for deferred income tax assets relates primarily to net operating loss carryovers of foreign subsidiaries and pre-acquisition tax carryovers associated with the Security Pacific Corporation and Continental mergers. Utilization of these carryovers is subject to various limitations. The valuation allowance was established since BAC may not realize all of the tax benefit of these carryovers as a result of the limitations. If BAC determines that it will realize the pre-acquisition carryover tax benefits in the future, the corresponding reduction in the valuation allowance will decrease goodwill instead of tax expense.


Management believes that BAC will fully realize its total deferred income tax assets as of December 31, 1996 based upon BAC's recoverable taxes from prior carryback years, its total deferred income tax liabilities, and its current level of operating income.

The valuation allowance for deferred income tax assets was $75 million and $124 million at December 31, 1996 and 1995, respectively. During 1996, the recognition of deferred tax assets subject to the valuation allowance resulted in a reduction to goodwill of $20 million. In the future, the recognition of deferred tax assets subject to the valuation allowance may result in a reduction to goodwill of up to $60 million.

The reconciliation of the provision for income taxes computed at the U.S. statutory income tax rate to pretax income is as follows:

------------------------------------------------------------------------
                                                Year Ended December 31
                                             ---------------------------
                                                1996    1995     1994
------------------------------------------------------------------------
  Federal statutory income tax rate               35%     35%      35%
  State and local income taxes,
    net of federal tax effect                      5       5        5
  Other, net                                      --       2        1
------------------------------------------------------------------------
      Effective Tax Rate                          40%     42%      41%
------------------------------------------------------------------------


In 1996 and 1995, deferred tax liabilities of $21 million and $219 million, respectively, relating to net unrealized gains on available-for-sale securities was charged directly to stockholders' equity.

At December 31, 1996, federal income taxes had not been provided on $420 million of undistributed earnings of foreign subsidiaries earned prior to 1987 that have been reinvested for an indefinite period of time. If the undistributed earnings were distributed, credits for foreign taxes paid on such earnings and for the related foreign withholding taxes payable upon remittance, would be available to offset $80 million of the $180 million resulting tax expense. Subsequent to 1986, federal taxes are provided on earnings of foreign subsidiaries as a result of a tax law change.

BAC provided tax expense of $24 million, $13 million, and $9 million on net securities gains in 1996, 1995, and 1994, respectively.

22. EMPLOYEE BENEFIT PLANS

DEFINED BENEFIT PLANS

During 1996, the majority of salaried U.S. employees within BAC were covered under the BankAmerica Pension Plan (the Pension Plan), a defined benefit cash balance plan. Effective December 31, 1995, the Seafirst Corporation Retirement Plan (the Seafirst Plan) was merged into the Pension Plan. However, the Seafirst Plan benefit formula remained in effect for Seafirst employees through March 31, 1996.

Benefits are based on length of service, level of compensation, and a specified interest rate. Effective January 1, 1996, the benefit formula of the Pension Plan was amended so that eligible participants receive nonmatching employer contributions, called pay-based credits, of 7 percent of annual qualified earnings over one-half of the Social Security wage base. Contributions are made by the employers and are based on actuarial computations of the amount sufficient to fund the current service cost plus amortization of the unfunded actuarial accrued liability. Contributions are determined in accordance with Internal Revenue Service funding requirements and are invested in diversified portfolios.

In connection with the Continental acquisition, the Continental Employees Pension Plan was merged into the Pension Plan effective January 1, 1995.

BAC maintains certain nonqualified, nonfunded defined benefit retirement plans. The related retirement benefits are paid from BAC's assets. Certain non-U.S. employees of BAC are covered by noncontributory defined benefit pension plans that the employers fund based primarily on local laws. The assumptions used in computing the present value of the accumulated benefit obligation, the

                                                    BankAmerica Corporation 1996
---------------------- Consolidated Financial Statements -----------------------


projected benefit obligation, and net pension expense for the non-U.S. plans are substantially consistent with those assumptions used for the U.S. plans, given local conditions.

The following is a reconciliation between the funded status of all defined benefit plans and amounts included in BAC's consolidated balance sheet:

-------------------------------------------------------------------------
                                                       December 31
                                                  -----------------------
  (in millions)                                        1996      1995
-------------------------------------------------------------------------
  PREPAID PENSION COST
  Plan assets at fair value, primarily listed
    stocks and bonds                                 $3,385    $3,137
  Less: Actuarial present value of projected
    benefit obligation                                2,971     2,938
-------------------------------------------------------------------------
    Plan assets in excess of projected
      benefit obligation/a/                             414       199
-------------------------------------------------------------------------
  Unrecognized net loss                                 151       341
  Unrecognized prior service cost                        41        46
  Unrecognized net transition obligation                 15        19
  Additional minimum liability                           (3)       (5)
-------------------------------------------------------------------------
      Prepaid Pension Cost                           $  618    $  600
-------------------------------------------------------------------------

  ACTUARIAL PRESENT VALUE
    OF BENEFIT OBLIGATION

  Vested benefit obligation                          $2,697    $2,613
  Accumulated benefit obligation                      2,902     2,808
-------------------------------------------------------------------------

/a/Certain defined benefit plans not covered by the Pension Benefit Guaranty
   Corporation (PBGC) had an accumulated benefit obligation of $203 million and $193 million and plan assets of $78 million and $79 million at December 31, 1996 and 1995, respectively. The estimated vested benefit obligation for PBGC covered plans using a 5.25% interest rate and the Group Annuity Mortality 83 table as of December 31, 1996 is $3,001 million as compared with assets of $3,307 million.


The following is a summary of the components of net pension expense:

---------------------------------------------------------------------------
                                                  Year Ended December 31
                                                ---------------------------
  (in millions)                                   1996     1995     1994
---------------------------------------------------------------------------
  Service cost--benefits earned
    during the year                              $  85    $  98    $  78
  Interest cost on projected benefit obligation    188      200      175
  Net amortization and deferral                    195      399     (202)
  Effect of actual return on plan assets          (408)    (631)      16
---------------------------------------------------------------------------
      Net Pension Expense                        $  60    $  66    $  67
---------------------------------------------------------------------------

A summary of the assumptions used in computing the present value of the accumulated benefit obligation, the present value of projected benefit obligation, and the net pension expense for the U.S. plans follows. The discount rate used in determining benefit obligations at year end reflects the approximate yield on high quality fixed-income securities taking into account the duration of the projected benefit obligation. The discount rate used in determining net pension expense is based on assumptions used for the previous year-end measurement of the benefit obligation.

-----------------------------------------------------------------------------
                                                  1996     1995    1994
-----------------------------------------------------------------------------
   Discount rate in determining expense           6.50%    8.50%   7.25%
   Discount rate in determining benefit
    obligations at year end                       7.25     6.50    8.50
   Rate of increase in future compensation
    levels for determining expense/a/             5.00     5.50    4.00
   Rate of increase in future compensation
    levels for determining benefit obligations
    at year end/a/                                  na     5.00    5.50
   Expected long-term rate of return on assets    8.00     9.75    8.50
   Account growth interest rate in
    determining expense                           6.00     6.75    5.00
   Account growth interest rate in
    determining benefit obligations at year end   6.75     6.00    6.75
-----------------------------------------------------------------------------

/a/Rates are attributable to the Seafirst Plan since this is the only U.S.
   defined benefit final average pay plan as of January 1, 1995. Effective December 31, 1995, the Seafirst Plan was merged into the Pension Plan.

/na/Not applicable


DEFINED CONTRIBUTION PLANS

During 1996, the majority of salaried U.S. employees within BAC were eligible to participate in either the BankAmerica 401(k) Investment Plan (the 401(k) Plan) or the Seafirst Corporation Employee Matched Savings Plan, which was merged into and replaced by the 401(k) Plan effective April 1, 1996. These plans provided tax-deferred investment opportunities to salaried employees who have completed a required length of service. Employees may contribute to the plans up to certain limits prescribed by the Internal Revenue Service. A portion of these contributions is matched by the employers. Contributions are invested at the direction of the participant. Effective January 1, 1996, the 401(k) Plan was amended to provide employees with pay-based credits. The pay-based credits are equal to 3 percent or 7 percent of an eligible employee's annual qualified earnings up to one-half of the Social Security wage base, depending upon the employee's age or length of service.

In connection with the Continental acquisition, the Continental Employee Savings Incentive Plan and the Continental Employee Stock Ownership Plan were merged into the 401(k) Plan effective January 1, 1995.

BAC maintains certain nonqualified defined contribution retirement plans. The related retirement benefits are paid from BAC's assets. In addition, certain non-U.S. employees of BAC are covered under defined contribution pension plans that are separately administered in accordance with local laws.

Aggregate contributions by the participating employers for all defined contribution plans were $175 million, $93 million, and $86 million in 1996, 1995, and 1994, respectively. The increase of $82 million from 1995 was primarily attributable to the aforementioned amendment regarding pay-based credits. Certain employer and employee contributions to the plans are used to purchase BAC's common stock at prices that approximate

BankAmerica Corporation 1996
---------------------- Consolidated Financial Statements -----------------------

market values. Contributions, including dividends, to the plans were used to purchase 380,547 shares for $30 million in 1996, 295,945 shares for $16 million in 1995, and 539,910 shares for $23 million in 1994. Sales by the plans of BAC's common stock were 290,573 shares for $26 million in 1996, 843,588 shares for $45 million in 1995, and 220,468 shares for $10 million in 1994. The plans held 15,668,209 shares, 15,994,153 shares, and 16,611,787 shares of BAC's common stock at December 31, 1996, 1995, and 1994, respectively.

EMPLOYEE STOCK PLANS

Effective January 1, 1996, BAC adopted SFAS No. 123, "Accounting for Stock-Based Compensation." For information regarding the adoption of SFAS No. 123, refer to
Note 1 of the Notes to Consolidated Financial Statements on pages 54-58.

At December 31, 1996, BAC had three stock-based compensation plans: 1987 Management Stock Plan, 1992 Management Stock Plan (the management stock plans), and Take Ownership!/TM/ The BankAmerica Global Stock Option Program (the Program).

BAC offers shares of its common stock to certain key employees under the management stock plans. Shares are offered by the management stock plans under three types of options: nonqualified stock options, performance stock options, and incentive stock options. Under the management stock plans, BAC was authorized to grant up to 5,511,708 and 5,567,730 shares of common stock in 1996 and 1995, respectively. The shares under option generally vest ratably over three years. In addition, the shares under option generally become exercisable not earlier than six months and not later than ten years after the date the options are granted.

Options awarded before August 5, 1991 to principal officers of BAC are subject to certain restrictions and constitute stock appreciation rights equal to the number of shares covered by the options. These stock appreciation rights are exercisable for the difference between the option price and the current market price of the stock at the time of exercise. The difference can be received in cash or in shares. Stock appreciation rights, which are included in options for purposes of this disclosure, are exercisable under the same terms as the related stock options.

Under the management stock plans, BAC also awards restricted stock to certain key employees. Generally, the restricted stock awarded under the management stock plans is not released until the employee has completed a continuous service requirement specified in the award agreement. During 1996, BAC awarded 568,626 restricted shares under the management stock plans with a weighted-average fair value at the date of grant of $82.91 per share. BAC awarded 639,424 restricted shares during 1995 which had a weighted-average fair value at the date of grant of $53.89 per share. In addition, during 1995, 12,000 shares of restricted stock were awarded under a performance share program with a weighted average fair value at the date of grant of $60.00 per share. In 1994 417,000 shares of restricted stock were awarded under the performance share program, which had a weighted average fair value at the date of grant of $42.38 per share. There were no restricted shares awarded during 1996 under the performance share program. Generally, the shares vested in three equal installments as the price of BAC common stock attained the specified targets. In 1996 and 1995, 151,000 and 278,000, respectively, of these shares vested. Shares of restricted stock outstanding under the management stock plans were 2,082,752 and 2,278,552 at December 31, 1996 and 1995, respectively.

Effective October 1, 1996, BAC adopted the Program which covers substantially all its employees. Under the Program, BAC is authorized to grant options to its employees for up to 35,100,000 shares of common stock. The shares under option vest ratably over three years and have a maximum term of five years after the date the options are granted.

Both stock options and restricted stock are granted by the Executive Personnel and Compensation Committee. Shares available for grant under the employee stock plans, as either stock options or restricted stock, were 2,131,889 and 884,312 at December 31, 1996 and 1995, respectively. Shares subject to options that are canceled, except for those converted in connection with the Security Pacific Corporation and Continental mergers, become available for future grants.

The following is a summary of options outstanding and exercisable at December 31, 1996:

-----------------------------------------------------------------------------------------------------------------
                                      Options Outstanding                                Options Exercisable
                  ----------------------------------------------------------  -----------------------------------
                            Shares       Weighted-Average                              Shares
Range of               Outstanding              Remaining   Weighted-Average      Exercisable    Weighted-Average
Exercise Prices     at End of Year       Contractual Life     Exercise Price   at End of Year      Exercise Price
-----------------------------------------------------------------------------------------------------------------
$8.63 to $36.93          2,792,334                    3.8             $25.87        2,791,402              $25.87
$38.13 to $66.44        10,669,085                    7.1              49.49        6,309,106               47.76
$67.00 to $95.19         9,128,774                    7.0              89.80            5,000               71.50
-----------------------------------------------------------------------------------------------------------------
   Total                22,590,193                    6.7             $62.87        9,105,508              $41.06
-----------------------------------------------------------------------------------------------------------------

Take Ownership! is followed by the Trademark Symbol in the non-EDGAR version

                                                    BankAmerica Corporation 1996
---------------------- Consolidated Financial Statements -----------------------

The following is a summary of changes in the options for the three employee stock plans:


------------------------------------------------------------------------
                                Year Ended December 31
             -----------------------------------------------------------
                         1996                            1995
             ----------------------------   ----------------------------
                           Weighted-Avg.                 Weighted-Avg.
                 Shares   Exercise Price        Shares  Exercise Price

------------------------------------------------------------------------
Balance,
   beginning
   of year   18,125,674           $42.87    17,356,127          $36.87
Granted       9,370,375            89.77     5,144,845           54.00
Exercised    (4,367,199)           37.08    (4,081,083)          30.99
Forfeited      (538,657)           67.45      (260,354)          46.64
Expired               -                -       (33,861)          55.33
------------------------------------------------------------------------
 Balance,
  End of
  Year       22,590,193           $62.87    18,125,674          $42.87
------------------------------------------------------------------------
Exercisable
 at end of
 year         9,105,508           $41.06     9,565,742          $35.94

------------------------------------------------------------------------

The table below reflects BAC's net income, earnings per common and common equivalent share, and earnings per common share, assuming full dilution, if compensation cost for BAC's stock plans had been determined based on the fair value at the grant dates for awards under those plans. Since pro forma compensation cost relates to all periods over which the awards vest, the initial impact on pro forma net income may not be representative of compensation cost in subsequent years, when the effect of the amortization of multiple awards would be reflected.

------------------------------------------------------------------------
                                                 Year Ended December 31
                                                ------------------------
  (in millions, except per share data)            1996            1995
------------------------------------------------------------------------
Net income                                      $2,844          $2,655
Earnings per common and common
 equivalent share                                 7.24            6.47
Earnings per common share--assuming
 full dilution                                    7.24            6.43

------------------------------------------------------------------------

Compensation expense related to employee stock plans calculated in accordance wih APB Opinion No. 25 was $50 million and $94 million in 1996 and 1995, repectively.

Fair values of the options were estimated at the date of grant using a variation of the Black-Scholes option pricing model, which includes the following assumptions used for the stock options awarded during 1996 and 1995, respectively: risk-free weighted average interest rates of 5.95 percent and 6.17 percent; weighted average dividend yield of 3.23 percent and 3.33 percent; expected volatility of 20.80 percent and 30.30 percent; expected option life for the management stock plans of 4.5 and 4.8 years; and expected life for the Program in 1996 of 2.6 years.

The weighted-average grant date fair values of the options granted during 1996 and 1995 were $15.05 and $14.12 per share, respectively. The exercise price of each option equals the market price of BAC's common stock on the date of grant. Expiration dates ranged from January 5, 1997 to October 7, 2006 for options outstanding at December 31, 1996.

POSTRETIREMENT HEALTH CARE AND LIFE INSURANCE BENEFITS

BAC provides certain defined health care and life insurance benefits under plans for retired U.S. employees. Retiree health care benefits are offered under self-insured arrangements, as well as through various health maintenance organizations. The contributions of BAC are expressed as a fixed dollar amount. The cost of monthly coverage each year for retirees is equal to the difference between the projected total cost of coverage for the year and the fixed dollar amount. BAC's policy is to fund the cost of medical benefits in amounts determined at the discretion of management. Employer contributions are invested in diversified portfolios, including fixed income and equity investments.

The assumed discount rates used to measure the accumulated postretirement benefit obligation were 7.25 percent and 6.50 percent at December 31, 1996 and 1995, respectively. The expected long-term rates of return on plan assets used in computing the net periodic postretirement cost were 8.00 percent, 9.75 percent, and 8.50 percent for the years ended December 31, 1996, 1995, and 1994, respectively.

The following is a reconciliation between the funded status of all post-retirement benefit plans other than pensions and the amounts included in BAC's consolidated balance sheet:


------------------------------------------------------------------------
                                                         December 31
                                                      ------------------
  (in millions)                                        1996      1995
------------------------------------------------------------------------
Accumulated postretirement benefit obligation:
 Retirees                                              $467      $513
 Fully eligible active plan participants                 19        21
 Other active plan participants                          89        97
------------------------------------------------------------------------
   Total accumulated postretirement
    benefit obligation                                  575       631
------------------------------------------------------------------------
Less: Plan assets at fair value, primarily
       listed stocks and bonds                          116       104
------------------------------------------------------------------------
   Accumulated postretirement benefit
    obligation in excess of plan assets                 459       527
------------------------------------------------------------------------
Less: Unrecognized net transition obligation            424       451
      Unrecognized net gain                             (61)       (5)
      Unrecognized prior service benefit                (23)      (23)

------------------------------------------------------------------------
       Accrued Postretirement Benefit Cost             $119      $104
------------------------------------------------------------------------

The unrecognized net transition obligation is being amortized on a straight-line basis over twenty years. The following is a summary of the components of net periodic postretirement cost:

------------------------------------------------------------------------
                                                 Year Ended December 31
                                                ------------------------
  (in millions)                                       1996        1995
------------------------------------------------------------------------
  Service cost--benefits earned during the year        $ 6         $ 6
  Interest cost on accumulated postretirement
    benefit obligation                                  40          49
  Net amortization and deferral                         28          37
  Effect of actual return on plan assets               (12)        (17)
------------------------------------------------------------------------
    Net Periodic Postretirement Cost                   $62         $75
------------------------------------------------------------------------

UI BankAmerica Corporation 1996

-----------------------Consolidated Financial Statements------------------------


23. EARNINGS PER COMMON SHARE

Earnings per common and common equivalent share are computed by dividing net income applicable to common stock by the total of the average number of common shares outstanding during the period and the additional dilutive effect of stock options and warrants outstanding during the period. The dilutive effect of outstanding stock options and warrants is computed using the average market price of BAC's common stock for the period.

Earnings per common share, assuming full dilution, are computed based on the average number of common shares outstanding during the period and the additional dilutive effect of stock options and warrants outstanding during the period. The dilutive effect of outstanding stock options and warrants is computed using the greater of the closing market price or the average market price of BAC's common stock for the period. Earnings per common share, assuming full dilution, also includes the dilution which would result if the parent's convertible preferred stock outstanding during the period had been converted at the beginning of the period. Net income applicable to common stock is adjusted for dividends declared during the period on the convertible preferred stock.

Earnings per common share have been computed based on the following:

----------------------------------------------------------------------
                                    Year Ended December 31
                              ----------------------------------------
(dollar amounts in millions)      1996          1995           1994
----------------------------------------------------------------------
Net income applicable
  to common stock               $2,688        $2,437         $1,928
Average number
  of common
  shares outstanding       361,186,603   370,981,593    357,312,433
Average number
  of common
  and common
  equivalent shares
  outstanding              368,027,522   375,555,919    359,793,169
Average number
  of common
  shares outstanding--
  assuming full dilution   368,557,970   378,103,241    365,273,824
----------------------------------------------------------------------

24. OFF-BALANCE-SHEET TRANSACTIONS

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

CREDIT-RELATED FINANCIAL INSTRUMENTS

Credit-related financial instruments include commitments to extend credit, standby letters of credit, and commercial letters of credit. Fees received from credit-related financial instruments are recognized over the terms of the contracts and are included in other fees and commissions in noninterest income.

Unfunded credit commitments at December 31, 1996 and 1995 totaled $158,287 million and $149,453 million, respectively, of which $10,255 million and $8,294 million related to foreign-based customers and $148,032 million and $141,159 million related to domestic-based customers. The unfunded credit commitments to domestic-based customers at December 31, 1996 and 1995 included $36,897 million and $34,465 million, respectively, of unutilized credit card lines. At both December 31, 1996 and 1995, no domestic or foreign industry nor any individual foreign country comprised more than 10 percent of total unfunded noncredit-card-related commitments. For a summary of funded loan outstandings by type at December 31, 1996 and 1995, refer to Note 9 of the Notes to Consolidated Financial Statements on pages 61 and 62.

                                                    BankAmerica Corporation 1996

-----------------------Consolidated Financial Statements------------------------

A summary of the contractual amounts of each significant class of credit-related financial instruments outstanding appears below. The contractual amounts of these instruments are not recorded as assets or liabilities on the balance sheet. These amounts represent the amounts at risk should the contract be fully drawn upon, the client default, and the value of any existing collateral become worthless.

------------------------------------------------------------------------
                                                        December 31
                                                ------------------------
(in millions)                                        1996        1995
------------------------------------------------------------------------
  Commitments to extend credit:
    Unutilized credit card lines                $  36,897     $34,465
    Other commitments to extend credit            100,234      94,524
  Standby letters of credit (net of
    participations sold: 1996--$2,999;
    1995--$2,383)                                  17,092      16,336
  Commercial letters of credit                      4,064       4,128
------------------------------------------------------------------------

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

Other commitments to extend credit represent agreements to extend credit to a customer for which BAC may have received fees. These commitments have specified interest rates and generally have fixed expiration dates and may be terminated by BAC if certain conditions of the contract are violated. Although they are currently subject to drawdown, many of these commitments are expected to expire or terminate without being funded. Of total other commitments to extend credit at December 31, 1996, $40,352 million will expire in less than one year, $55,175 million from one to five years, and $4,707 million after five years. Generally, other commitments are not secured, but, when required, collateral may include cash, securities, and real estate.

Standby Letters of Credit

A standby letter of credit (SBLC) represents an irrevocable obligation to pay a third-party beneficiary in the event a customer fails to meet a financial or performance obligation. BAC's determination of whether an SBLC is financial or performance is based upon the contractual obligation which triggers payment. When the contractual obligation is financial, such as securing bonds or debt, the SBLC is classified as financial. When the contractual obligation is performance-related, such as shipping a product or providing a service, then the SBLC is classified as performance. Credit risk arises in these transactions from the possibility that, if the SBLC has been drawn upon due to default of payment or nonperformace, a customer may not be able to repay BAC. Historically, losses associated with counterparty nonperformance on these instruments have been immaterial.

At December 31, 1996 and 1995, financial SBLCs totaled $12,720 million and $9,108 million, respectively. Of the year-end 1996 balance, $7,508 million will expire in less than one year, $4,631 million will expire in one to five years, and $581 million will expire after five years.

At December 31, 1996 and 1995, performance SBLCs totaled $4,372 million and $7,228 million, respectively. Of the year-end 1996 balance, $2,609 million will expire in less than one year, $1,628 million will expire in one to five years, and $135 million will expire after five years.

Fees received for SBLCs are recognized over the lives of the contracts and are included in other fees and commissions in noninterest income. Generally, SBLCs are not secured, but, when required, collateral may include cash and securities.

Commercial Letters of Credit

Commercial letters of credit ensure payment by a bank to a third party for a customer's foreign or domestic trade transactions. BAC's credit risk in these transactions is limited by the face amount of the letter of credit, along with the related collateral and the general duration of the contract.

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

BankAmerica Corporation 1996
---------------------- Consolidated Financial Statements -----------------------

Foreign exchange and derivatives contracts that do not qualify as hedges for BAC's own assets and liabilities are marked to market, and the unrealized gains and unrealized losses are recorded on the consolidated balance sheet on a gross basis unless the criteria for right of set-off are met. Unrealized gains and losses on contracts executed with the same counterparty may be netted when contracts have been executed under legally enforceable master netting agreements.

The accounting for gains and losses on foreign exchange and derivatives contracts that qualify as accounting hedges differs based on the type of contract and the nature of the hedge strategy. For further information regarding BAC's accounting treatment for foreign exchange and derivatives contracts, refer to Note 1 of the Notes to Consolidated Financial Statements on pages 54-58.

The table below summarizes the notional and credit risk amounts for each significant class of foreign exchange and derivatives contracts outstanding in BAC's trading and asset and liability management portfolios.

Credit risk represents unrealized gains on foreign exchange and derivatives contracts. It is the amount of loss that BAC would suffer if all counterparties failed to perform according to the terms of the contract and the value of any existing collateral became worthless, based on then-current currency exchange and interest rates at each respective period after the effects of master netting agreements. In the aggregate for all contracts, credit risk totaled $7.7 billion at December 31, 1996.

-----------------------------------------------------------------------------------------------------------------------------------
             Notional and Credit Risk Amounts for Derivative Financial Instruments Held or Issued for Trading Purposes
-----------------------------------------------------------------------------------------------------------------------------------

                                                                        December 31, 1996                  December 31, 1995
                                                                   ----------------------------------------------------------------
                                                                     Notional          Credit            Notional        Credit
(in millions)                                                          Amount            Risk/a/           Amount          Risk/a/
-----------------------------------------------------------------------------------------------------------------------------------
INTEREST RATE CONTRACTS
Interest rate swaps                                                $  442,160          $2,968/b/       $  418,240        $2,787/b/
Futures and forward rate contracts:
  Commitments to purchase                                             138,381              34             160,126             9
  Commitments to sell                                                 182,065             280             190,538           381
Written options                                                        32,679              --/c/           35,217            --/c/
Purchased options                                                      40,805             373              45,351           390
-----------------------------------------------------------------------------------------------------------------------------------
  Total interest rate contracts                                       836,090           3,655             849,472         3,567
-----------------------------------------------------------------------------------------------------------------------------------

FOREIGN EXCHANGE CONTRACTS
Spot, forward, and futures contracts                                  612,767           2,670             592,441         2,553
Written options                                                        24,840              --/c/           21,095            --/c/
Purchased options                                                      23,272             319              20,244           268
Currency swaps                                                         27,589             951              23,085         1,403
-----------------------------------------------------------------------------------------------------------------------------------
  Total foreign exchange contracts                                    688,468           3,940             656,865         4,224
-----------------------------------------------------------------------------------------------------------------------------------

Stock index options and commodity contracts                             1,561              87                 878            10
-----------------------------------------------------------------------------------------------------------------------------------
  Total                                                            $1,526,119/d/       $7,682          $1,507,215/e/     $7,801
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
 Notional and Credit Risk Amounts for Derivative Financial Instruments Held or Issued for Asset and Liability Management Purposes
-----------------------------------------------------------------------------------------------------------------------------------
                                                                        December 31, 1996                  December 31, 1995
-----------------------------------------------------------------------------------------------------------------------------------
                                                                     Notional          Credit            Notional        Credit
    (in millions)                                                      Amount            Risk/a/           Amount          Risk/a/
-----------------------------------------------------------------------------------------------------------------------------------
INTEREST RATE CONTRACTS
Interest rate swaps                                                  $ 46,445            $128             $33,543          $155
Futures and forward rate contracts                                     58,467              --              28,702            --
Purchased options                                                      10,957              81               9,200            60
-----------------------------------------------------------------------------------------------------------------------------------
  Total interest rate contracts                                       115,869             209              71,445           215
-----------------------------------------------------------------------------------------------------------------------------------

FOREIGN EXCHANGE CONTRACTS
Spot, forward, and futures contracts                                    1,746              --               1,900            --
Currency swaps                                                            673              --                 430            61
-----------------------------------------------------------------------------------------------------------------------------------
  Total foreign exchange contracts                                      2,419              --               2,330            61
   Total                                                             $118,288/d/         $209             $73,775/e/       $276
-----------------------------------------------------------------------------------------------------------------------------------

/a/Credit risk represents current replacement cost after the effects of master netting agreements.
/b/Including the effects of cross product netting of certain interest rate derivatives and currency swaps.
/c/Interest rate and foreign exchange options written have no credit risk. /d/Interest rate swaps and interest rate options in both the trading and asset and liability management portfolios include $13.9 billion and $0.7 billion, respectively, of intercompany hedging-related contracts. Foreign exchange contracts in both the trading and asset and liability management portfolios include $2.4 billion of intercompany hedging-related contracts.
/e/Interest rate swaps and interest rate options in both the trading and asset and liability management portfolios include $14.2 billion and $0.7 billion, respectively, of intercompany hedging-related contracts. Foreign exchange contracts in both the trading and asset and liability management portfolios include $1.9 billion of intercompany hedging-related contracts.

                                                    BankAmerica Corporation 1996
---------------------- Consolidated Financial Statements -----------------------

The table below summarizes the average and year-end fair values of each significant class of foreign exchange and derivatives contracts outstanding in BAC's trading portfolio and the year-end fair values for each significant class of foreign exchange and derivatives contracts outstanding in BAC's asset and liability management portfolio. Fair value amounts consist of unrealized gains and losses, accrued interest receivable and payable, and premiums paid or received, and take into account master netting agreements. The fair value amounts for the trading portfolio are disaggregated by gross unrealized gains (assets) and gross unrealized losses (liabilities), while the fair value amounts for the asset and liability management portfolio are shown on a net basis. Fair value amounts were generally calculated using discounted cash flow models based on current market yields for similar instruments and the maturity of each instrument.

------------------------------------------------------------------------------------------------------------------------------------

                        Fair Values of Derivative Financial Instruments Held or Issued for Trading Purposes
------------------------------------------------------------------------------------------------------------------------------------


                                                                     December 31, 1996                      December 31, 1995
                                                      ------------------------------------------------------------------------------
                                                      Average Fair Value      Year-End        Average Fair Value        Year-End
(in millions)                                       For the Year Ended/ab/   Fair Value/b/   For the Year Ended/ab/    Fair Value/b/
------------------------------------------------------------------------------------------------------------------------------------
INTEREST RATE CONTRACTS
Interest rate swaps:
      Assets                                                      $2,956          $2,968                  $2,522            $2,787
      Liabilities                                                 (2,661)         (2,820)                 (2,258)           (2,605)
Futures and forward rate contracts:
      Assets                                                         335             314                     319               390
      Liabilities                                                   (331)           (329)                   (291)             (373)
Written options                                                     (221)           (300)                   (222)             (237)
Purchased options                                                    307             373                     263               390
------------------------------------------------------------------------------------------------------------------------------------
      Total interest rate contracts                                  385             206                     333               352
------------------------------------------------------------------------------------------------------------------------------------


FOREIGN EXCHANGE CONTRACTS
Spot, forward, and futures contracts:
      Assets                                                       2,358           2,670                   3,979             2,553
      Liabilities                                                 (2,709)         (2,842)                 (4,429)           (3,048)
Written options                                                     (333)           (369)                   (431)             (355)
Purchased options                                                    283             319                     403               268
Currency swaps:
      Assets                                                       1,137             951                   1,762             1,403
      Liabilities                                                 (1,308)           (937)                 (2,062)           (1,600)
------------------------------------------------------------------------------------------------------------------------------------
      Total foreign exchange contracts                              (572)           (208)                   (778)             (779)
------------------------------------------------------------------------------------------------------------------------------------


STOCK INDEX OPTIONS AND COMMODITY CONTRACTS
      Assets                                                          58              87                      13                10
      Liabilities                                                    (25)            (36)                     (8)               (9)
------------------------------------------------------------------------------------------------------------------------------------
      Total stock index options and commodity contracts               33              51                       5                 1
       Total                                                      $ (154)         $   49                  $ (440)           $ (426)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
            Fair Values of Derivative Financial Instruments Held or Issued for Asset and Liability Management Purposes
------------------------------------------------------------------------------------------------------------------------------------

                                                                                                            December 31
                                                                                             ---------------------------------------
(in millions)                                                                                 1996/b/                       1995/b/
------------------------------------------------------------------------------------------------------------------------------------
INTEREST RATE CONTRACTS
Interest rate swaps                                                                           $(369)                         $ 33
Futures and forward rate contracts                                                              (26)                           56
Purchased options                                                                                (4)                            3
------------------------------------------------------------------------------------------------------------------------------------
      Total interest rate contracts                                                            (399)                           92
------------------------------------------------------------------------------------------------------------------------------------


FOREIGN EXCHANGE CONTRACTS
Spot, forward, and futures contracts                                                             --                            --
Currency swaps                                                                                  (63)                           47
------------------------------------------------------------------------------------------------------------------------------------
      Total foreign exchange contracts                                                          (63)                           47
       Total                                                                                  $(462)                         $139
------------------------------------------------------------------------------------------------------------------------------------

/a/ Average fair value amounts are calculated based on monthly balances.
/b/ For a description of fair value methodologies, refer to Note 25 of the Notes to Consolidated Financial Statements on pages 78-80.

BankAmerica Corporation 1996
---------------------- Consolidated Financial Statements -----------------------

Interest Rate and Currency Swaps
Interest rate swaps are contractual agreements between two parties to exchange periodic payments in the same currency, each of which is computed on a different interest rate basis, on a specified notional amount. Most interest rate swaps involve the net exchange of payments calculated as the difference between fixed and floating interest rate payments. Currency swaps, in their simplest form, are contractual agreements that involve the exchange of both periodic and final amounts in two different currencies. Exposure to loss on both types of swap contracts will increase or decrease over their respective lives as a function of maturity dates, interest and foreign exchange rates, and timing of payments.

Interest Rate Futures, Forward, and Option Contracts
Interest rate futures are exchange-traded instruments and represent commitments to purchase or sell a designated security or money market instrument at a specified future date and price. Interest rate forward agreements are over-the-counter products and represent contracts where two parties agree on an interest rate for one party to pay the other for a specific period in the future. Interest rate options, which primarily consist of caps and floors, are interest rate protection instruments that involve the obligation of the seller to pay the buyer an interest rate differential in exchange for a premium paid by the buyer. This differential represents the difference between current interest rates and an agreed-upon rate applied to a notional amount. Exposure to loss on all interest rate contracts will increase or decrease over their respective lives as interest rates fluctuate. For interest rate futures and exchange-traded option contracts, BAC's exposure to off-balance-sheet credit risk is limited, as these transactions are executed on organized exchanges that assume the obligations of counterparties and generally require security deposits and daily settlement of margins.

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

To reflect the business purpose and use of the financial contracts into which BAC enters, trading income and the related net interest revenue or expense associated with such contracts have been allocated into three broad functional categories: interest rate trading, foreign exchange trading, and debt instruments trading. Trading-related income from interest rate instruments primarily includes the results from transactions using interest rate and currency swaps, interest rate futures, option contracts, and forward rate agreements, as well as cash instruments used in the management of this function. Foreign exchange trading-related income primarily includes the results from transactions using foreign exchange spot, forward, futures, and option contracts. Trading-related income from debt instruments primarily represents the results from trading activities in various debt securities, including U.S. government and government agency securities, foreign government securities, mortgage-backed securities, municipal bonds, and corporate debt.

--------------------------------------------------------------------------------
                            Trading-Related Income
--------------------------------------------------------------------------------

                                                        Year Ended December 31
                                                       -------------------------
(in millions)                                              1996          1995
--------------------------------------------------------------------------------
TRADING INCOME
Interest rate                                              $ 56          $ 67
Foreign exchange                                            316           303
Debt instruments                                            258           157
--------------------------------------------------------------------------------
                                                           $630          $527
--------------------------------------------------------------------------------

OTHER TRADING-RELATED INCOME/a/
Interest rate                                              $ 31          $ 30
Foreign exchange                                             20            28
Debt instruments                                            208           152
--------------------------------------------------------------------------------
                                                           $259          $210
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

One strategy that BAC employs in managing interest rate risk is the use of interest rate swaps to modify the interest rate characteristics of designated assets and liabilities. For example, BAC

                                                    BankAmerica Corporation 1996
----------------------- Consolidated Financial Statements ----------------------

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

The above hedging strategies would be rendered ineffective if BAC disposes of the underlying product being hedged or if certain unexpected events occur. In addition, BAC may terminate its hedging-related contracts in reaction to certain events or circumstances. However, such terminations are infrequent, and the deferred gains or losses on terminated contracts recorded in BAC's consolidated balance sheet at December 31, 1996 and 1995, and the amortization of such amounts for the years ended 1996 and 1995 were not significant.

The table below summarizes the expected or contractual maturities and weighted average interest rates associated with amounts to be received or paid on BAC's interest rate swaps used to manage asset and liability interest rate exposure at December 31, 1996 and 1995. These swaps have been designated as accounting hedges and are used to modify the interest rate characteristics of certain specified assets and liabilities.

------------------------------------------------------------------------------------------------------------------------------------
                                       Asset and Liability Management Interest Rate Swaps/a/
------------------------------------------------------------------------------------------------------------------------------------
                                                                                December 31, 1996
                                 ---------------------------------------------------------------------------------------------------
                                             Greater      Greater       Greater       Greater      Greater       Greater
                                                than         than          than          than         than          than
(dollar amounts in billions)    0-1 year   1-2 years    2-3 years     3-4 years     4-5 years   5-10 years      10 years    Total
------------------------------------------------------------------------------------------------------------------------------------
RECEIVE FIXED/b/
Notional amount                   $  4.4      $  1.1       $  1.3        $  1.8        $  1.7      $  11.6        $  3.6    $25.5/c/
Weighted average receive rate       6.02%       6.69%        6.91%         6.35%         7.29%        6.62%         6.75%    6.58%

PAY FIXED/b/
Notional amount                   $  2.4      $  3.5       $  1.8        $  3.6        $  2.4      $   4.4        $  0.1    $18.2
Weighted average pay rate           5.95%       6.19%        6.65%         6.97%         7.11%        7.16%         7.30%    6.72%

FORWARD RECEIVE FIXED/d/
Notional amount                       --          --       $  0.8        $  0.1            --      $   0.4            --      1.3
Weighted average receive rate         --          --         6.46%         5.62%           --         7.40%           --     6.68%

FORWARD PAY FIXED/d/
Notional amount                       --          --       $  0.1        $  0.7            --      $   0.3            --      1.1
Weighted average pay rate             --          --         6.55%         7.82%           --         8.14%           --     7.79%

BASIS SWAPS/e/
Notional amount                       --          --           --            --            --          0.3            --      0.3
------------------------------------------------------------------------------------------------------------------------------------
  Total Notional Amount                                                                                                     $46.4
------------------------------------------------------------------------------------------------------------------------------------
                                                                                December 31, 1995
                                  --------------------------------------------------------------------------------------------------
                                             Greater      Greater       Greater       Greater      Greater       Greater
                                                than         than          than          than         than          than
(dollar amounts in billions)    0-1 year   1-2 years    2-3 years     3-4 years     4-5 years   5-10 years      10 years    Total
------------------------------------------------------------------------------------------------------------------------------------
RECEIVE FIXED/b/
Notional amount                   $  2.5      $  1.6       $  1.2        $  1.2        $  0.5       $  9.4        $  1.6    $18.0/c/
Weighted average receive rate       6.83%       6.54%        7.06%         6.95%         6.79%        6.31%         6.77%    6.55%

PAY FIXED/b/
Notional amount                   $  3.4      $  2.4       $  2.2        $  1.4        $  1.1       $  2.0            --    $12.5
Weighted average pay rate           4.89%       6.23%        6.26%         7.26%         7.86%        6.61%           --     6.18%

FORWARD RECEIVE FIXED/d/
Notional amount                       --      $  0.3           --        $  0.9            --       $  0.2            --    $ 1.4
Weighted average receive rate         --        5.93%          --          6.42%           --         7.87%           --     6.60%

FORWARD PAY FIXED/d/
Notional amount                       --      $  0.3           --        $  0.1         $ 0.6       $  0.3            --    $ 1.3
Weighted average pay rate             --        6.28%          --          6.55%         8.06%        8.23%           --     7.57%

BASIS SWAPS/e/
Notional amount                       --          --           --            --            --       $  0.3            --    $ 0.3
------------------------------------------------------------------------------------------------------------------------------------
  Total Notional Amount                                                                                                     $33.5
------------------------------------------------------------------------------------------------------------------------------------

  /a/Includes intercompany swaps.

  /b/The variable rate side of substantially all receive fixed rate and pay fixed rate swaps is based on the one-, three-, or six-month LIBOR. At December 31, 1996, and 1995, the one-, three-, and six-month LIBOR rates were 5.5000 percent and 5.5625 percent, 5.6016 percent and 5.9375 percent, and 6.1250 percent and 5.6563 percent, respectively.

  /c/Includes $1.0 billion and $0.4 billion of swaps with amortizing notional amounts at December 31, 1996 and 1995, respectively.

  /d/Accrual of interest on forward swaps starts at a predetermined future date.
     The majority of the forward swaps start accruing interest one to three years after each reported year end.

  /e/Basis swaps are interest rate swaps in which both amounts paid and received are based on floating rates. BAC's pay rates are primarily based on a LIBOR or Prime index and its receive rates are primarily based on LIBOR.

BankAmerica Corporation 1996
-------------------------- Consolidated Financial Statements -------------------

Approximately 75 percent of BAC's hedging-related interest rate futures and forward rate agreements outstanding at December 31, 1996 mature within one year, while approximately 80 percent of its hedging-related option contracts mature between five and ten years. Approximately 80 percent of BAC's hedging-related interest rate futures and forward rate agreements outstanding at December 31, 1995 mature within one year, while approximately 90 percent of its hedging-related option contracts mature between five and ten years.

All of BAC's hedging-related foreign exchange forward contracts outstanding at December 31, 1996 and 1995 mature within sixty days. At both December 31, 1996 and 1995, BAC's hedging-related foreign exchange forward contracts were denominated in various currencies, most notably Hong Kong dollars and Spanish pesetas.

Securities Lending

BAC completed the divestiture of its securities lending portfolio during the third quarter of 1996 following its decision in 1995 to exit the institutional trust and securities services business. Securities lending transactions were conducted primarily for institutional trust customers and, at times, these customers were indemnified against various losses. All securities lending transactions were collateralized by U.S. government or federal agency securities, cash, or letters of credit with total market value equal to or in excess of the market value of the securities lent.

The following summarizes indemnified securities lending transactions and the associated collateral:

--------------------------------------------------------------------
                                                     December 31
                                               ---------------------
(in millions)                                   1996           1995
--------------------------------------------------------------------
Indemnified securities lent                   $   --           $207
Associated collateral                             --            209
--------------------------------------------------------------------

25. FAIR VALUE OF FINANCIAL INSTRUMENTS

Management uses its best judgment in estimating the fair value of BAC's financial instruments; however, there are inherent weaknesses in any estimation technique. Therefore, for substantially all financial instruments, the fair value estimates presented herein are not necessarily indicative of the amounts BAC could have realized in a sales transaction at either December 31, 1996 or 1995. The estimated fair value amounts for 1996 and 1995 have been measured as of their respective year ends, and have not been reevaluated or updated for purposes of these consolidated financial statements subsequent to those respective dates. As such, the estimated fair values of these financial instruments subsequent to the respective reporting dates may be different than the amounts reported at each year end. This disclosure of fair value amounts does not include MSR, any intangibles, including core deposit intangibles and credit card intangibles, or trust preferred securities.

The following information should not be interpreted as an estimate of the fair value of the entire corporation since a fair value calculation is only required for a limited portion of BAC's assets. Due to the wide range of valuation techniques and the degree of subjectivity used in making the estimates, comparisons between BAC's disclosures and those of other companies may not be meaningful. The following methods and assumptions were used to estimate the fair values of BAC's financial instruments at December 31, 1996 and 1995.

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

                                                   BankAmerica Corporation 1996
-------------------------- Consolidated Financial Statements -------------------


AVAILABLE-FOR-SALE AND HELD-TO-MATURITY SECURITIES

Fair value amounts of available-for-sale and held-to-maturity securities were based on quoted market prices, if available. If quoted market prices did not exist, fair values were estimated using book, cost, or appraised value as deemed appropriate by management. Available-for-sale securities are carried at their aggregate fair value, while held-to-maturity securities are carried at amortized cost. There were no off-balance-sheet financial instruments that qualified as accounting hedges for available-for-sale or held-to-maturity securities at December 31, 1996 or 1995. For more information on the fair values of these securities, refer to Note 7 of the Notes to Consolidated Financial Statements on pages 60-61.

LOANS

The fair values of residential first mortgages were estimated using pricing procedures that are similar to those used when these loans are sold in the secondary market in the normal course of business. These pricing procedures use current market rates for loans with similar characteristics and risk factors.

For residential junior mortgages, consumer installment loans, and other consumer loans that do not reprice frequently, the fair values were estimated using discounted cash flow models. The discount rates were based on current market pricing for loans with similar characteristics and risk factors. Since substantially all credit card loans, individual lines of credit, and other variable rate consumer loans reprice frequently, with interest rates reflecting current market pricing, the carrying values of these loans were assumed to approximate their fair values.

The fair values of domestic commercial loans that do not reprice or mature within relatively short time frames were estimated using discounted cash flow models. The discount rates were based on current market interest rates for similar types of loans, remaining maturities and credit ratings. For domestic commercial loans that reprice within relatively short time frames, the carrying values were used to approximate their fair values.

Substantially all of the foreign loans reprice within relatively short time frames. Accordingly, for the majority of foreign loans, the carrying values were assumed to approximate their fair values.

For purposes of these fair value estimates, the fair values of nonaccrual loans were computed by deducting an estimated market discount from their carrying values to reflect the uncertainty of future cash flows.

The fair values of commitments to extend credit were not significant at either December 31, 1996 or 1995.

The aggregate fair value of loans excludes the effect of off-balance-sheet financial instruments that qualify as accounting hedges. The fair value of these hedges was $(8) million and $(42) million at December 31, 1996 and 1995, respectively. The contract amount of these instruments was $12,545 million and $12,107 million at December 31, 1996 and 1995, respectively.

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

The following is a summary of previously described on-balance-sheet asset financial instruments whose fair values differ from their carrying values for either of the periods presented:


---------------------------------------------------------------------------
                                            December 31

                           ------------------------------------------------
                                    1996                    1995
                           ------------------------------------------------
                           Carrying         Fair    Carrying       Fair
  (in millions)               Value        Value       Value      Value
---------------------------------------------------------------------------
  ASSETS
  Held-to-maturity
    securities             $  4,138     $  3,920    $  4,656   $  4,332
  Loans:
    Domestic consumer:
      Residential first
       mortgages             37,459       37,998      36,572     37,088
      Other consumer loans   40,094       40,048      37,281     37,722
    Domestic commercial      56,160       56,082      54,081     53,759
    Foreign                  25,053       25,019      22,920     22,937
---------------------------------------------------------------------------
      Total loans           158,766      159,147     150,854    151,506
---------------------------------------------------------------------------
  Other financial
    instruments               2,596        2,611       3,022      3,022
---------------------------------------------------------------------------

BankAmerica Corporation 1996
--------------------- Consolidated Financial Statements ------------------------

DEPOSITS

The fair values of domestic and foreign demand deposits, savings deposits, and money market deposits without defined maturities were the amounts payable on demand.

For domestic deposits with defined maturities, the fair values were estimated using discounted cash flow models that apply market interest rates corresponding to similar deposits and timing of maturities. For variable-rate deposits with fixed repricing dates, the first repricing date was considered the maturity date for purposes of the fair value calculation. For variable rate deposits where BAC has the contractual right to change rates, carrying value was assumed to approximate fair value.

The carrying values of total foreign time deposits were assumed to approximate their fair values since these deposits primarily had variable rates and repriced within relatively short time frames.

The fair value of deposits excludes the fair value of off-balance-sheet financial instruments that qualify as accounting hedges for the bank's deposits. The fair value of these accounting hedges was $(478) million and $(16) million at December 31, 1996 and 1995, respectively. The contract amount of these financial instruments was $93,083 million and $53,296 million at December 31, 1996 and 1995, respectively.

LONG-TERM DEBT

The fair values of BAC's long-term debt instruments were calculated based on quoted market prices. For those long-term debt issues where quoted market prices were not available, a discounted cash flow model was used. The discount rates were based on yield curves appropriate for the remaining maturities of the instruments.

The fair value of long-term debt excludes the fair value of off-balance-sheet financial instruments that qualify as accounting hedges for the parent's long-term debt. The fair value of these hedges was $24 million and $192 million at December 31, 1996 and 1995, respectively. The contract amount of these financial instruments was $12,660 million and $6,752 million at December 31, 1996 and 1995, respectively.

SUBORDINATED CAPITAL NOTES

The fair values of BAC's subordinated capital notes were calculated based on quoted market prices.

The following is a summary of previously described on-balance-sheet liability financial instruments whose aggregate fair values differ from their carrying values for either of the periods presented:

------------------------------------------------------------------------
                                          December 31
                         -----------------------------------------------
                                    1996                 1995
                         -----------------------------------------------
                          Carrying       Fair    Carrying      Fair
(in millions)                Value      Value       Value     Value
------------------------------------------------------------------------
LIABILITIES
Deposits                  $168,015   $167,971    $160,494  $160,713
Long-term debt              15,430     15,754      14,723    15,422
Subordinated capital
  notes                        355        368         605       628
------------------------------------------------------------------------

FOREIGN EXCHANGE CONTRACTS AND DERIVATIVES

The following is a summary of the fair values of foreign exchange and derivatives contracts outstanding. The fair values of exchange-traded foreign exchange and derivative contracts are based on quoted market prices or dealer quotes. Fair values of non-exchange traded, or over-the-counter (OTC) foreign exchange and derivatives contracts consist of net unrealized gains and losses, accrued interest receivable or payable, and premiums paid or received. These amounts were generally calculated using discounted cash flow models based on current market yields for similar types of instruments and the maturity of each instrument. The discount rates were based on market interest rates and indices for similar foreign exchange and derivatives contracts prevalent in the market. Refer to Note 24 of the Notes to Consolidated Financial Statements on pages 72-78 for more information regarding off-balance-sheet transactions, including a summary of the fair values for each significant class of foreign exchange and derivative contract outstanding in BAC's trading and asset and liability management portfolios.

------------------------------------------------------------------------
          Fair Values of Foreign Exchange Contracts and Derivatives
------------------------------------------------------------------------
                                                   December 31
                                          ------------------------------
(in millions)                               1996               1995
------------------------------------------------------------------------
Trading                                    $  49              $(426)
Asset and Liability Management              (462)               139
------------------------------------------------------------------------

                                                    BankAmerica Corporation 1996
--------------------- Consolidated Financial Statements ------------------------


26. RESTRUCTURING CHARGES

BAC recorded a pre-tax restructuring charge of $280 million in the fourth quarter of 1996 as a result of decisions to implement a number of restructurings of its business activities. The charge will cover severance payments, premises and other costs connected with the wholesale banking, retail banking, and staff support areas affected by the actions.

Approximately $196 million of the pre-tax charge is for severance payments, reflecting an estimated reduction of approximately 3,700 positions. At December 31, 1996, $4 million in severance payments had been paid.

Approximately $72 million is for premises expense, primarily reflecting the planned closure of 120 branches. Equipment write-offs and other miscellaneous costs total $12 million.

Management expects that the majority of these restructurings will be accomplished in 1997.

27. SPECIAL DEPOSIT ASSESSMENT

On September 30, 1996, Congress passed legislation to recapitalize the Savings Association Insurance Fund (SAIF) to 1.25 percent of insured deposits as prescribed by the Federal Deposit Insurance Corporation Improvement Act. This legislation imposed a one-time assessment on SAIF deposits held on March 31, 1995. BAC recognized a charge of $82 million for the year ended December 31, 1996 as a result of this assessment.

In conjunction with the SAIF recapitalization, the Federal Deposit Insurance Corporation lowered the rates on assessments paid to the SAIF, and widened the spread of the rates between institutions. The effective SAIF rates are zero for well-capitalized and well-managed institutions.

In addition, beginning January 1, 1997, Bank Insurance Fund (BIF) member institutions will begin sharing in the cost of funding Financing Corporation
(FICO) interest payments. The cost of funding these interest payments will be in the form of an assessment on both BIF and SAIF insured deposits. The assessment rate will be lower for BIF deposits than for SAIF deposits. Actual rates will fluctuate over time depending on the amount of deposits insured by the BIF and SAIF at the time the assessment is made.

28. LEGAL CONTINGENCIES

Due to the nature of its business, BAC is subject to various threatened or filed legal actions. Although the amount of the ultimate exposure, if any, cannot be determined at this time, BAC, based upon the advice of counsel, does not expect the final outcome of threatened or filed suits to have a material adverse effect on its financial position.

29. BANKAMERICA CORPORATION (PARENT COMPANY ONLY)

The amount of funds available to the parent from its subsidiaries is limited by restrictions placed on them by law and various debt covenants.


--------------------------------------------------------------------------
                             Statement of Operations
--------------------------------------------------------------------------
                                              Year Ended December 31
                                            ------------------------------
  (in millions)                               1996      1995     1994
--------------------------------------------------------------------------
  Dividends from subsidiaries:
    Banking                                 $1,964    $2,110   $2,107
    Nonbanking                                 460       153        5
  Interest on subordinated notes
    purchased from banking subsidiaries        310       316      184
  Interest on advances to subsidiaries:
    Banking                                     --         3        6
    Nonbanking                                 239       239      200
  Interest on deposits in banks:
    Banking subsidiaries                       192       231       86
    Third parties                               --        --        6
  Interest on available-for-sale
    and held-to-maturity securities             73        87      123
  Interest from securities purchased
    under resale agreements from
    third parties                               --        --        4
  Net gain on available-for-sale securities     33        10       21
  Other income                                  54        26       14
--------------------------------------------------------------------------
      Total income                           3,325     3,175    2,756
--------------------------------------------------------------------------
  Interest on other short-term
    borrowings                                  89        76       28
  Interest on long-term debt                   966     1,007      778
  Interest on subordinated capital notes        33        46       42
  Interest on junior subordinated deferrable
    interest debentures issued to
    grantor trusts                               7        --       --
  Amortization of goodwill                      31        30       30
  Other expense                                 75        95      156
--------------------------------------------------------------------------
      Total expense                          1,201     1,254    1,034

    Income before income taxes
      and equity in undistributed
      income of subsidiaries                 2,124     1,921    1,722
--------------------------------------------------------------------------
  Benefit from income taxes                    105       158      172
  Equity in undistributed income
    of subsidiaries                            644       585      282
--------------------------------------------------------------------------
       Net Income                           $2,873    $2,664   $2,176
--------------------------------------------------------------------------

  See notes following the Statement of Cash Flows on page 83.

BankAmerica Corporation 1996
--------------------- Consolidated Financial Statements ----------------------

------------------------------------------------------------------------
                              Balance Sheet
------------------------------------------------------------------------

                                                      December 31
                                               -------------------------
(in millions)                                      1996          1995
------------------------------------------------------------------------
ASSETS
Cash and short-term investments                 $ 4,961         $ 3,211
Available-for-sale securities                       982           1,101
Investments in subsidiaries:
  Banking                                        21,674          21,124
  Nonbanking                                      1,563           1,530
Subordinated notes purchased from
  banking subsidiaries                            4,715           4,587
Advances to subsidiaries:
  Banking                                            --              25
  Nonbanking                                      4,110           3,586
Accrued interest receivable                          64              99
Goodwill                                            605             643
Other assets                                        720             733
--------------------------------------------------------------------------
    Total Assets                                $39,394         $36,639
--------------------------------------------------------------------------

LIABILITIES AND STOCKHOLDERS' EQUITY

Borrowings from subsidiaries                    $   130         $   141
Other short-term borrowings                       1,552             706
Accrued interest payable                            206             192
Other liabilities                                   665           1,076
Long-term debt                                   14,227          13,697
Subordinated capital notes                          355             605
Junior subordinated deferrable
  interest debentures issued to grantor trusts    1,546              --
--------------------------------------------------------------------------
  Total liabilities                              18,681          16,417
--------------------------------------------------------------------------
Stockholders' equity                             20,713          20,222
--------------------------------------------------------------------------
    Total Liabilities and Stockholders' Equity  $39,394         $36,639
--------------------------------------------------------------------------

See notes following the Statement of Cash Flows on page 83.

Under the U.S. National Bank Act and other federal laws, the parent's national banking subsidiaries are subject to prohibitions on the payment of dividends in certain circumstances and to restrictions on the amount that each can pay without the prior approval of the Office of the Comptroller of the Currency. Without the Comptroller's approval, dividends for a given year cannot exceed each bank's retained net income (as defined by national banking laws) for that year and retained net income from the preceding two years. In addition, dividends may not be paid in excess of each bank's undivided profits, subject to other applicable provisions of law. Based upon these laws, the bank could have declared dividends for 1996 of $1,907 million, BANW could have declared dividends of $397 million, and the parent's other national banking subsidiaries could have declared dividends of $49 million. At December 31, 1996, the unutilized dividends allowed under these laws for the bank, BANW, and other national banking subsidiaries were $357 million, $48 million, and $62 million, respectively.

In addition, state-chartered member and nonmember banking subsidiaries are subject to dividend limitations imposed by applicable federal or state law. State-chartered member banking subsidiaries could have declared dividends of $35 million without approval of the Federal Reserve Bank for 1996. State-chartered nonmember banking subsidiaries could have declared dividends without state approval of $353 million for 1996. At December 31, 1996, the unutilized dividends allowed under these laws for the state-chartered member and nonmember banking subsidiaries were $50 million and $53 million, respectively.

The parent's subsidiary, Bank of America, FSB, is subject to regulatory restrictions by the Office of Thrift Supervision on its payment of dividends. Under these restrictions, Bank of America, FSB could have declared dividends without regulatory approval of $211 million for 1996. At December 31, 1996, the unutilized dividends allowed under these laws were $211 million.

The depository subsidiaries are also subject to certain restrictions of the Federal Reserve Act on loans each subsidiary may extend to their parent companies. Among other things, the aggregate of such loans may not exceed 10 percent of the sum of such subsidiary's capital stock and surplus. Such loans must be secured by collateral with a value between 100 percent and 130 percent of the loan, depending on the type of collateral. Under these restrictions, and assuming the parent provided the collateral required, the bank, BANW, BAI, Bank of America National Association, and other depository subsidiaries could have loaned to the parent a maximum of $1,296 million, $167 million, $219 million, $133 million, and $285 million respectively, at December 31, 1996.

The net assets of depository subsidiaries restricted from flowing to the parent by legal limitations were $18,274 million at December 31, 1996.

                                                    BankAmerica Corporation 1996
-----------------------Consolidated Financial Statements------------------------

--------------------------------------------------------------------------------
                            Statement of Cash Flows
--------------------------------------------------------------------------------

                                                                                                         December 31
                                                                                                    -----------------------
(in millions)                                                                                       1996     1995     1994
---------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                                                                        $2,873   $2,664   $2,176
Adjustments to net income to arrive at net cash provided by operating activities:
  Provision for (benefit from) deferred income taxes                                                 (41)     (43)     215
  Equity in undistributed income of subsidiaries                                                    (697)    (613)    (282)
  Amortization of goodwill                                                                            31       30       30
  (Increase) decrease in accrued interest receivable                                                  35      (36)       1
  Increase (decrease) in accrued interest payable                                                     14       (1)       2
  Increase (decrease) in current income taxes payable                                                (79)      53     (165)
  Other, net                                                                                        (198)     378       13
---------------------------------------------------------------------------------------------------------------------------
    Net cash provided by operating activities                                                      1,938    2,432    1,990
---------------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES
Capital contributions to subsidiaries                                                               (347)    (182)    (700)
Capital returns from subsidiaries                                                                    673      108      522
Purchase of subordinated notes from banking subsidiaries                                            (135)    (500)    (310)
Redemption of subordinated capital notes from banking subsidiaries                                     7      400       --
Activity in available-for-sale securities:
  Sales proceeds                                                                                      40      513      932
  Purchases                                                                                           --      (54)  (1,325)
  Maturities, prepayments, and calls                                                                  60       59       --
Maturities, prepayments, and calls of held-to-maturity securities                                     --      125      529
Cash used for acquisitions                                                                            --       --      (55)
Collections from subsidiaries                                                                      5,412    6,807    7,185
Advances to subsidiaries                                                                          (5,937)  (6,597)  (6,301)
Other, net                                                                                            32      (55)     (35)
---------------------------------------------------------------------------------------------------------------------------
  Net cash provided (used) by investing activities                                                  (195)     624      442
---------------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from borrowings from subsidiaries                                                           329      428      386
Payments on borrowings from subsidiaries                                                            (341)    (360)    (326)
Increase (decrease) in other short-term borrowings                                                   766     (267)     128
Proceeds from issuance of long-term debt                                                           2,994    2,265    3,336
Principal payments and retirements of long-term debt and subordinated capital notes               (2,714)  (2,591)  (3,208)
Net proceeds from issuance of junior subordinated deferrable interest debentures issued
to grantor trusts                                                                                  1,477       --       --
Proceeds from issuance of common stock                                                                83      151       52
Proceeds from issuance of treasury stock                                                              99       --       --
Preferred stock repurchased                                                                         (391)    (206)    (324)
Treasury stock purchased                                                                          (1,333)    (926)    (503)
Common stock dividends                                                                              (780)    (684)    (571)
Preferred stock dividends                                                                           (185)    (227)    (248)
Other, net                                                                                             3        1     (107)
---------------------------------------------------------------------------------------------------------------------------
  Net cash provided (used) by financing activities                                                     7   (2,416)  (1,385)
  Net increase in cash and short-term investments                                                  1,750      640    1,047
---------------------------------------------------------------------------------------------------------------------------
Cash and short-term investments at beginning of year                                               3,211    2,571    1,524
---------------------------------------------------------------------------------------------------------------------------
   Cash and Short-Term Investments at End of Year                                                 $4,961   $3,211   $2,571
---------------------------------------------------------------------------------------------------------------------------

General: For income and asset classification purposes, banking amounts include the amounts for all of the parent's bank, bank holding company, and savings bank subsidiaries. Certain prior-period amounts have been reclassified to conform to the current presentation.

Balance Sheet: At December 31, 1996 and 1995, cash and short-term investments included $4,938 million and $3,191 million, respectively, of interest-bearing deposits with the bank.

Statement of Cash Flows: The statement of cash flows illustrates the change in cash and short-term investments as disclosed in the Parent Company Only balance sheet. Short-term investments have original maturities of three months or less and are considered to be cash equivalents. During 1996, the parent made net income tax payments of $15 million. During 1995 and 1994, the parent received net income tax payments representing reimbursements from subsidiaries of $168 million and $211 million, respectively. The parent made interest payments on interest-bearing liabilities of $1,109 million, $1,155 million, and $916 million in 1996, 1995, and 1994, respectively.

BankAmerica Corporation 1996
--------------------------Consolidated Financial Statements---------------------

30. PERFORMANCE BY GEOGRAPHIC AREA

-----------------------------------------------------------------------------------------------------------------------------
                                                                                    Year Ended December 31
                                                                -------------------------------------------------------------
                                                Total Assets                    Net Interest and  Income Before
    (in millions)                     Year    at December 31    Gross Income  Noninterest Income   Income Taxes    Net Income
-----------------------------------------------------------------------------------------------------------------------------
    Domestic                          1996          $204,716         $17,316             $12,202         $4,058        $2,410
                                      1995           191,883          16,202              11,622          4,070         2,358
                                      1994           183,406          13,178              10,315          3,198         1,855
-----------------------------------------------------------------------------------------------------------------------------

    Asia                              1996            21,296           2,029                 937            382           237
                                      1995            17,601           1,678                 652            172           105
                                      1994            14,708           1,380                 696            281           174

    Europe, Middle East, and Africa   1996            21,060           2,046                 543            137           105
                                      1995            20,422           1,854                 512            180           118
                                      1994            15,113           1,393                 436             87            49

    Latin America and the Caribbean   1996             2,215             540                 269            158            96
                                      1995             1,505             553                 192            114            63
                                      1994             1,716             469                 166             63            41

    Canada                            1996             1,466             140                  48             38            25
                                      1995             1,035              99                  30             31            20
                                      1994               532              99                  64             88            57
-----------------------------------------------------------------------------------------------------------------------------

    Total Foreign                     1996            46,037           4,755               1,797            715           463
                                      1995            40,563           4,184               1,386            497           306
                                      1994            32,069           3,341               1,362            519           321
-----------------------------------------------------------------------------------------------------------------------------

    BankAmerica Corporation           1996           250,753          22,071              13,999          4,773         2,873
                                      1995           232,446          20,386              13,008          4,567         2,664
                                      1994           215,475          16,519              11,677          3,717         2,176
-----------------------------------------------------------------------------------------------------------------------------

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

Equity is assigned on a risk-adjusted basis taking into account goodwill and tax-effected identifiable intangibles. Overhead is allocated based on each geographic area's equally weighted direct expenses.

Each geographic area includes its respective tax liability. BAC allocates federal and state taxes at its effective tax rates.

Translation losses, net of hedging, totaled $23 million, $14 million, and $2 million in 1996, 1995, and 1994, respectively. These amounts, which are reported in other noninterest income, are included in the table above.

                                                    BankAmerica Corporation 1996
-------------------------Consolidated Financial Statements----------------------

31. QUARTERLY RESULTS (UNAUDITED)

-----------------------------------------------------------------------------------------------------------------------------
                                                     1996 Quarter Ended                           1995 Quarter Ended
                                       -----------------------------------------   ----------------------------------------
(in millions, except per share data)    Dec 31/a/ Sept 30    June 30     Mar 31     Dec 31    Sept 30    June 30     Mar 31
---------------------------------------------------------------------------------------------------------------------------
RESULTS OF OPERATIONS
Interest income                         $4,238     $4,206     $4,126     $4,089     $4,071     $4,044     $3,989     $3,736
Interest expense                         2,108      2,054      1,967      1,943      1,934      1,888      1,866      1,690
---------------------------------------------------------------------------------------------------------------------------
  Net interest income                    2,130      2,152      2,159      2,146      2,137      2,156      2,123      2,046
---------------------------------------------------------------------------------------------------------------------------
Provision for credit losses                220        235        250        180        130        110        100        100
Noninterest income                       1,499      1,319      1,320      1,274      1,158      1,157      1,138      1,093
Noninterest expense                      2,250      2,081      1,997      2,013      1,966      1,993      2,053      1,989
---------------------------------------------------------------------------------------------------------------------------
  Income before income taxes             1,159      1,155      1,232      1,227      1,199      1,210      1,108      1,050
---------------------------------------------------------------------------------------------------------------------------
Provision for income taxes                 412        472        509        507        495        506        463        439
---------------------------------------------------------------------------------------------------------------------------
   Net Income                           $  747     $  683     $  723     $  720     $  704     $  704     $  645     $  611
---------------------------------------------------------------------------------------------------------------------------
Earnings per common and common
  equivalent share                      $ 1.93     $ 1.75     $ 1.84     $ 1.79     $ 1.74     $ 1.72     $ 1.56     $ 1.46
Earnings per common share--assuming
  full dilution                           1.92       1.75       1.84       1.79       1.74       1.72       1.55       1.45

STOCK DATA
Dividends per common share                0.54       0.54       0.54       0.54       0.46       0.46       0.46       0.46
Common stock price range:/b/
  High                                     103 7/8     85 1/4     80 3/8     79 1/8     68 1/2     61 1/8     55 1/4     49 5/8
  Low                                       82 1/8     72         69 3/4     58 3/4     57         52 1/2     48 3/8     39 1/2
Closing common stock price/b/               99 3/4     82 1/8     75 3/4     77 1/2     64 3/4     59 7/8     52 5/8     48 1/4
---------------------------------------------------------------------------------------------------------------------------

 /a/Includes the income statement effect of the following items which have been previously discussed: a $147 million nontaxable gain from the initial public offering of BAMSI common stock during the fourth quarter of 1996; a $280 million pre-tax restructuring charge incurred in the fourth quarter of 1996; and an $82 million pre-tax one-time SAIF assessment in the third quarter of 1996.
 /b/The principal market of BAC's common stock is the New York Stock Exchange;
    the stock is also listed on the Chicago, Pacific, and London Stock Exchanges. BAC delisted from the Tokyo Stock Exchange during the first quarter of 1996. Price information represents quotations as reported in the New York Stock Exchange consolidated transaction reporting system.

BankAmerica Corporation 1996
---------------------------- Corporate Information -----------------------------

Corporate Information

BOARDS OF DIRECTORS/BANKAMERICA CORPORATION AND
BANK OF AMERICA NT&SA

Members of the Boards of Directors spend a great many hours every year, both attending Board and committee meetings and tending to BankAmerica business between meetings. They make their diverse experience and expertise readily available to senior management for the benefit of the corporation and its shareholders.

As of February 3, 1997                        Committees:
-----------------------------------------------------------------------------
Joseph F. Alibrandi
Chairman of the Board                         Executive
  and Chief Executive Officer                 Executive Personnel and
Whittaker Corporation                           Compensation
Simi Valley, California                       Nominating (Chair)
(aerospace/manufacturing
  and communications)
-----------------------------------------------------------------------------
Jill E. Barad
Chief Executive Officer                       Public Policy
Mattel, Inc.                                  Executive Personnel and
El Segundo, California                          Compensation
(toy manufacturing)
-----------------------------------------------------------------------------
Peter B. Bedford
Chairman of the Board                         Executive
  and Chief Executive Officer                 Nominating
Bedford Property Investors, Inc.              Public Policy (Chair)
Lafayette, California
(real estate investment trust)
-----------------------------------------------------------------------------
Andrew F. Brimmer
President                                     Auditing and Examining
Brimmer & Company, Inc.
Washington, D.C.
(economic and financial consulting)
-----------------------------------------------------------------------------
Richard A. Clarke
Retired Chairman of the Board                 Auditing and Examining
  and Chief Executive Officer
Pacific Gas and Electric Company
San Francisco, California
(gas and electric utility)
-----------------------------------------------------------------------------
David A. Coulter
Chairman of the Board, President,             Executive
  and Chief Executive Officer
BankAmerica Corporation/
Bank of America NT&SA
-----------------------------------------------------------------------------
Timm F. Crull
Retired, Chairman                             Executive
Nestle USA, Inc.                              Executive Personnel and
Glendale, California                            Compensation (Chair)
(food and related products processing)
-----------------------------------------------------------------------------
Kathleen Feldstein
President                                     Executive
Economics Studies, Inc.                       Executive Personnel and
Belmont, Massachusetts                          Compensation
(economics consulting)
-----------------------------------------------------------------------------
Donald E. Guinn
Chairman Emeritus                             Auditing and
Pacific Telesis Group                           Examining (Chair)
San Francisco, California
(telecommunications)
-----------------------------------------------------------------------------
Frank L. Hope, Jr.
Consulting Architect                          Executive Personnel and
San Diego, California                           Compensation
(architecture)                                Nominating
                                              Public Policy
-----------------------------------------------------------------------------
Ignacio E. Lozano, Jr.
Chairman                                      Auditing and Examining
La Opinion
Los Angeles, California
(newspaper publishing)
-----------------------------------------------------------------------------
Walter E. Massey
President                                     Auditing and Examining
Morehouse College
Atlanta, Georgia
(education)
-----------------------------------------------------------------------------
John M. Richman
Of Counsel                                    Public Policy
Wachtell, Lipton, Rosen and Katz              Nominating
Chicago, Illinois
(law firm)
-----------------------------------------------------------------------------
Richard M. Rosenberg
Retired Chairman of the Board and             Executive (Chair)
  Chief Executive Officer
BankAmerica Corporation/
Bank of America NT&SA
-----------------------------------------------------------------------------
A. Michael Spence
Dean of the Graduate School of Business       Executive
Stanford University                           Executive Personnel and
Stanford, California                            Compensation
(education)
-----------------------------------------------------------------------------
Solomon D. Trujillo
President and Chief Executive Officer         Auditing and
U.S. West Communication                         Examining
(telecommunications)
-----------------------------------------------------------------------------

HONORARY DIRECTORS/BANKAMERICA CORPORATION AND
BANK OF AMERICA NT&SA (NONVOTING)

As of February 3, 1997
-----------------------------------------------------------------------------
A.W. Clausen
Retired Chairman and Chief Executive Officer
BankAmerica Corporation/Bank of America NT&SA
-----------------------------------------------------------------------------
Rudolph A. Peterson
Retired President and Chief Executive Officer
BankAmerica Corporation/Bank of America NT&SA
-----------------------------------------------------------------------------

ADVISOR-BANKAMERICA CORPORATION

As of February 3, 1997
-----------------------------------------------------------------------------
George S. Ishiyama
Senior Advisor
-----------------------------------------------------------------------------

                                                    BankAmerica Corporation 1996
---------------------------- Corporate Information -----------------------------


PRINCIPAL OFFICERS/BANKAMERICA CORPORATION

Pictured are members of the Operating Policy Committee

As of February 3, 1997



David A. Coulter*
Chairman and Chief Executive Officer
--------------------------------------------
                                         (Photo appears here)
                                         David A. Coulter
Jack L. Meyers*
Vice Chairman
--------------------------------------------
                                         (Photo appears here)
                                         Jack L. Meyers
Michael E. O'Neill*
Vice Chairman
--------------------------------------------
                                         (Photo appears here)
                                         Michael E. O'Neill
Michael E. Rossi*
Vice Chairman
--------------------------------------------
                                         (Photo appears here)
                                         Michael E. Rossi
Kathleen J. Burke*
Vice Chairman
--------------------------------------------
                                         (Photo appears here)
                                         Kathleen J. Burke
Michael J. Murray*
Vice Chairman
--------------------------------------------
                                         (Photo appears here)
                                         Michael J. Murray
Thomas E. Peterson*
Vice Chairman
--------------------------------------------
                                         (Photo appears here)
                                         Thomas E. Peterson
Martin A. Stein*
Vice Chairman
--------------------------------------------
                                         (Photo appears here)
                                         Martin A. Stein


Other Principal Officers
--------------------------------------------------------------------------
John J. Higgins
Executive Vice President and Chief Accounting Officer
--------------------------------------------------------------------------
Bruce W. Mitchell
Executive Vice President and General Auditor
--------------------------------------------------------------------------
Raymond R. Peters
Executive Vice President and Treasurer
--------------------------------------------------------------------------
James N. Roethe
Executive Vice President and General Counsel
--------------------------------------------------------------------------
Cheryl A. Sorokin
Executive Vice President and Secretary
--------------------------------------------------------------------------
Joseph E. Vaez
Executive Vice President and Director of Credit Examination Services
--------------------------------------------------------------------------

*Executive Officer of BankAmerica Corporation for Securities and Exchange
 Commission reporting purposes.

BankAmerica Corporation 1996
---------------------------- Corporate Information -----------------------------


SENIOR MANAGEMENT COUNCIL/BANK OF AMERICA NT&SA

As of February 3, 1997
-----------------------------------------------------------------------------
Alexander M. Anderson
Investment Management
-----------------------------------------------------------------------------
Doyle L. Arnold
Corporate Development
-----------------------------------------------------------------------------
Charles Bell
Corporate Human Resources
-----------------------------------------------------------------------------
Jeanine R. Brown
Interactive Banking
-----------------------------------------------------------------------------
Kathleen J. Burke
Managing Committee
-----------------------------------------------------------------------------
Christopher A. Callero
National Consumer Assets
-----------------------------------------------------------------------------
David A. Coulter
Managing Committee
-----------------------------------------------------------------------------
Barbara J. Desoer
California Retail
-----------------------------------------------------------------------------
P. Gerald Doherty
Global Capital Markets
-----------------------------------------------------------------------------
Paul M. Dorfman
Credit Policy
-----------------------------------------------------------------------------
Jeremy G. Fair
U.S. Corporate
-----------------------------------------------------------------------------
Stephen B. Galasso
Credit Card
-----------------------------------------------------------------------------
Christine N. Garvey
Corporate Real Estate/OREO
-----------------------------------------------------------------------------
William M. Goodyear
Bank of America Illinois
-----------------------------------------------------------------------------
David S. Hanna
Southwest Region
-----------------------------------------------------------------------------
Richard V. Harris
Leasing
-----------------------------------------------------------------------------
John J. Higgins
Business Finance
-----------------------------------------------------------------------------
James E. Hulihan, Jr.
Asia Retail
-----------------------------------------------------------------------------
James G. Jones
Consumer Credit
-----------------------------------------------------------------------------
Cheryl L. Kane
Technology Support
-----------------------------------------------------------------------------
Richard W. Madresh
Business Credit
-----------------------------------------------------------------------------
Liam E. McGee
Customer Support
-----------------------------------------------------------------------------
Jack L. Meyers
Managing Committee
-----------------------------------------------------------------------------
Bruce W. Mitchell
Audit
-----------------------------------------------------------------------------
Robert P. Morrow
Asia Wholesale
-----------------------------------------------------------------------------
Donald A. Mullane
Corporate Community Development
-----------------------------------------------------------------------------
Michael J. Murray
Managing Committee
-----------------------------------------------------------------------------
Michael E. O'Neill
Managing Committee
-----------------------------------------------------------------------------
Barbara Z. Otto
Latin America
-----------------------------------------------------------------------------
Terry E. Perucca
Global Equity
-----------------------------------------------------------------------------
Raymond R. Peters
Corporate Treasury
-----------------------------------------------------------------------------
Thomas R. Peterson
Managing Committee
-----------------------------------------------------------------------------
Barbara L. Rambo
Commercial Banking
-----------------------------------------------------------------------------
Daniel P. Riley
Global Payments
-----------------------------------------------------------------------------
John V. Rindlaub
Northwest Region
-----------------------------------------------------------------------------
Arthur P. Ringwald
BankAmerica Mortgage
-----------------------------------------------------------------------------
Michael E. Rossi
Managing Committee
-----------------------------------------------------------------------------
James N. Roethe
Legal
-----------------------------------------------------------------------------
Federico Sacasa
International Trade Banking
-----------------------------------------------------------------------------
Frank A. Somers
Special Assets
-----------------------------------------------------------------------------
Cheryl A. Sorokin
Corporate Secretary's, Corporate Relations, and Investment Administration
-----------------------------------------------------------------------------
Martin A. Stein
Managing Committee
-----------------------------------------------------------------------------
Lewis W. Teel
Trading Exposure Control and Compliance
-----------------------------------------------------------------------------
Joseph E. Vaez
Corporate Credit Examination Services
-----------------------------------------------------------------------------
John W. Wheeler
Housing Services
-----------------------------------------------------------------------------
Mary Wikstrom
Retail Systems
-----------------------------------------------------------------------------
M. Faye Wilson
Consumer Finance
-----------------------------------------------------------------------------

                                                    BankAmerica Corporation 1996
---------------------------- Corporate Information -----------------------------


BANKAMERICA CORPORATE GOVERNANCE PRINCIPLES

The Board of Directors has adopted Corporate Governance Principles covering the Role of the Board, Board Structure, Committees, Meetings, and other issues. Below is a summary of some of the major points. Copies of the full text of the Principles can be obtained by writing to the Corporate Secretary's Office at the address listed on the inside back cover of this Annual Report.

RESPONSIBILITY TO SHAREHOLDERS The board believes the role of the board of directors is to oversee the affairs of the corporation for the benefit of shareholders.

STRATEGIC ISSUES The board believes it is important to discuss long-range strategic issues as a matter of course at regular board meetings as well as at periodic meetings devoted solely to strategic issues.

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

                           http://www.bankamerica/

BankAmerica Corporation is at work 24 hours a day serving customers around the world. The cumulative effect of the jobs we do is greater than the sum of their individual parts, but the parts are very impressive by themselves. In fact, the corporation's activities comprise a truly astonishing inventory. Here is a sort of "back channel" view, if you will -- a behind-the-scenes glimpse of some of what we do and the effect it has on customers, employees, shareholders, communities, suppliers, and others.



                                  MEGA-DEALS

-- We financed the Golden Gate Bridge during the Depression, when nobody else would.

-- We helped build Hollywood into the film capital it is today, employing thousands of people and exporting its product around the world. Through the years, we have been involved in more than 1,000 Hollywood films, including It's a Wonderful Life, Gone With the Wind, Snow White and the Seven Dwarfs,
   ---------------------  ------------------  -------------------------------
   Lawrence of Arabia, Dances With Wolves, and Independence Day.
   ------------------  ------------------      ----------------
-- We crafted a $6 million debt-for-nature swap to preserve rainforests in Latin America.

-- We continue to be instrumental in growing California's world famous wine and high technology industries.

-- We helped to fund the nation's airlines and aerospace industry when it was in its infancy, providing financing to a number of pioneering firms, including Ryan Aircraft, which built The Spirit of St. Louis, and we
                                        -----------------------
   continue to be a leading provider of financial services to this industry.

-- We are a lead financial advisor and arranger of financing on a project basis around the world in areas such as infrastructure development, power, petrochemical plants, telecommunications, and oil and gas production.



                             EXTENSIVE OPERATIONS

-- 92,000 employees earn $4 billion a year in salaries and benefits.

-- We occupy approximately 30 million square feet of office space in 38 countries and territories.

-- We handle more than 450,000 pieces of mail per day.

-- And more than one million telephone calls per day.

                               SERVING BUSINESS

-- We work with more than 85 percent of the Fortune 500.

-- To facilitate international trade, we provided $36 billion in trade finance worldwide in 1996.

-- We turn an average of more than $50 billion per day through our trading rooms: more than the daily transaction volume for the New York Stock Exchange.

-- Our leasing and capital finance operation owns, manages, or finances nearly
   $20 billion worth of equipment.

-- We also serve government institutions, including a majority of California's cities and counties, and we have a significant number of public-sector relationships in Arizona, Hawaii, Nevada, and Washington states.



                                SERVING PEOPLE

-- Our customers have more than 11 million checking and savings accounts, and 9 million credit card accounts.

-- VERSATELLER(R) cardholders can access the largest proprietary ATM network in the U.S. -- more than 7,000 machines. They can also get local currency at more than 286,000 ATMs in 107 countries.

-- For customers who need branch services, BofA operates more than 2,000 branches, plus more than 1,000 in-store locations with extended hours in 11 states.

-- We process more than 20 million checks every 24 hours.



                           HELPING COMMUNITIES GROW

-- In the last five years, we have loaned more than $15 billion for community reinvestment, economic development, and low-income home purchases.

-- We've committed to lend an additional $10.6 billion for small business.

-- We also make grants for worthwhile nonprofit projects -- nearly $30 million per year -- in the areas of economic development, education, and the environment.

-- Our employees contribute more than 250,000 hours of their personal volunteer time annually, on 1,000 different projects.

-- Our employee volunteer network Team America was nationally recognized by the Points of Light Foundation.

-- Business Ethics magazine awarded us its 1996 Corporate Social Responsibility
   ---------------
   and Ethics Award.

-- Federal regulators gave us three consecutive Community Reinvestment Act ratings of "Outstanding."



                       RESPONSIBILITY FOR THE ENVIRONMENT

-- We were the first major bank to develop formal environmental principles factoring environmental concerns into daily operations.

-- Last year we became the first major U.S. financial services company to endorse the CERES Principles for environmental protection.

-- We helped create the Recycled Paper Coalition, which now has more than 200 corporate and nonprofit members nationwide.

-- In our offices, we recycle more than 12,000 tons of waste paper per year.

BankAmerica Corporation 1996
---------------------- Consolidated Financial Statements -----------------------

GLOSSARY OF COMMON BANKING TERMS

ADJUSTABLE RATE MORTGAGE (ARM) A loan secured by real estate with periodic adjustments in the interest rate. These mortgages often have consumer protections against rapid escalation in borrowing costs, such as a maximum amount that the interest rate can increase in any single year and over the life of the loan.

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

DERIVATIVE INSTRUMENT A financial instrument whose value is based on another security. For example, an option is a derivative instrument because its value is derived from an underlying stock, stock index, or future.

DOLLAR ROLL The sale of a mortgage-backed security to a dealer, with an agreement to repurchase a substantially identical security at a future date and at a specified price. Typically, this is done as a short-term financing technique (one to three months) or to generate income from arbitrage by borrowing at below market rate in the mortgage-backed securities market and reinvesting in another market, such as the U.S. Treasury bond market, at a higher rate.

DURATION Expected life of a fixed-income security, taking into account its coupon yield, interest payments, maturity, and call features. Duration attempts to measure actual maturity, as opposed to final maturity, by measuring the average time required to collect all payments of principal and interest.

ECONOMIC CAPITAL The level of equity capital that is assigned to cover the inherent risk of each business. Economic Capital is the amount of capital protection that is required to protect the business against unexpected losses.

ECONOMIC PROFIT The dollar amount of earnings generated by a business after subtracting the cost of economic capital. Economic profit is a function of a group's risk adjusted net income, assigned economic capital, and the Bank's cost of equity capital.

FIXED RATE MORTGAGE (FRM) A loan secured by real estate with an interest rate that does not vary over the term of the loan.

HEDGING The financial technique utilized to offset the risk of loss from price or rate fluctuations in the market.

HURDLE RATE The minimum return required to cover BAC's cost of equity capital.

INTEREST RATE GAP The amount by which the carrying value of interest-rate-sensitive assets for a designated maturity period differs from the carrying value of interest-rate-sensitive liabilities and equity for the same period.

LIQUIDITY The ability of an organization to meet its maturing financial obligations as they come due.

MANUFACTURED HOUSING A single family residence built in a factory and transported to a homesite where the wheels and axles are removed and the home is set. Manufactured homes come in single- and multi-sectional configurations and are the only homes built to conform to a national building code which is administered by the Department of Housing and Urban Development.

MASTER NETTING AGREEMENT A written contract to settle mutual obligations with a single counterparty at the net value of all outstanding contracts, as opposed to the gross value.

MORTGAGE-BACKED SECURITIES Investment grade securities backed by a pool of mortgages or trust deeds. Principal and interest payments on the underlying mortgages are used to pay semi-annual interest and principal on the securities. Income from the principal and interest payments on the underlying mortgages are used to pay off the bonds.

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

CONNECTING WITH BANKAMERICA

By Mail
       -------------------------------------------------------------------------

  The Annual Report of BankAmerica Corporation is designed to provide financial facts and analysis to shareholders and professional investors while satisfying various regulatory requirements.

  The following additional publications are available without charge by writing to:

  Bank of America, Corporate Public Relations #13124, P.O. Box 37000, San Francisco, CA 94137

  .  The BankAmerica Corporation 1996            .  Information regarding
     Form 10-K, which includes additional           community reinvestment and
     information and financial data on the          related activities
     corporation
  .  Environmental Program Progress Report       .  Recording for the blind of
                                                    the 1995 Annual Report

  Requests for copies of the full text of the BankAmerica
  Corporation Board of Directors' Corporate Governance
  Principles can be obtained by writing to:

       BankAmerica Corporation
       Corporate Secretary's Office #13018
       Bank of America Center
       555 California Street
       San Francisco, CA 94104

  Requests for assistance with specific matters related to BankAmerica's stock and registered securities can be addressed to the corporation's Transfer Agent and Registrar:

       ChaseMellon Shareholder Services, L.L.C.     or     ChaseMellon Shareholder Services, L.L.C.
       85 Challenger Road                                  50 California Street - 10th Floor
       Ridgefield Park, NJ 07660                           San Francisco, CA 94111

--------------------------------------------------------------------------------

By Phone
        ------------------------------------------------------------------------

  Shareholder Assistance Line (800) 642-9880

  Shareholders can call toll-free to receive assistance with specific matters related to BAC stock and registered securities, such as change of address, stock transfers and change of ownership, non-receipt of or lost stock certificates or dividend checks. Dividend Reinvestment Plan information, direct deposit of dividends, consolidation of accounts, and dividend income reporting for tax purposes. Shareholders can also call (415) 622-3530 during normal Pacific Coast business hours to receive information on corporate activities.

  Loan-by-Phone 1-800-The BofA.

  Customers can apply for loans toll-free, 24 hours a day.

--------------------------------------------------------------------------------

Online
      --------------------------------------------------------------------------

  Visit BankAmerica's home page on the World Wide Web to view the latest information about the corporation and its products and services, open an account, bank online, or apply for a loan or credit card.

 [http://www.bankamerica.com]

  Corporate disclosure documents filed with the Securities and Exchange Commission by BankAmerica and other companies can be obtained from the SEC home page on the World Wide Web [http://www.sec.gov].

  Shareholders can reach the corporation's Transfer Agent and Registrar through http://www.cmssonline.com

--------------------------------------------------------------------------------

In Person
         -----------------------------------------------------------------------

  With more than 3,000 branches and in-store facilities and more than 7,000 ATMs, BankAmerica provides a level of on-site customer convenience that is second to none. Consult the telephone directory for a location near you.

  The Annual Meeting of Shareholders will be held in Los Angeles at the Sheraton Grande Hotel, 333 South Figueroa Street, on Thursday, May 22, 1997 at 2 p.m.

--------------------------------------------------------------------------------

                                              Printed on recycled paper.

       Recycle symbol appears to the left of "Printed on recycled paper" on non-EDGAR version.

[BANKAMERICA CORPORATION LOGO APPEARS HERE]

BankAmerica                                              -----------------------
                                                         BULK RATE
Department 13018                                         U.S. POSTAGE
Box 37000                                                PAID
San Francisco, CA 94137                                  BANKAMERICA CORPORATION
                                                         -----------------------

SEC-13 2-97