Form 10-K, Exhibit 13
period 1997-12-31
BANKAMERICA CORP
filed 1998-03-16
CIK 9672

Did your bank perform for you today?



1997 Annual Report

-------------------------------------------------------------------------------
Letter to Shareholders                                                        3
-------------------------------------------------------------------------------
Financial Contents                                                           20
-------------------------------------------------------------------------------
Financial Review                                                             21
-------------------------------------------------------------------------------
Consolidated Financial Statements                                            54
-------------------------------------------------------------------------------
Corporate Information                                                        93
-------------------------------------------------------------------------------

BankAmerica Today
BankAmerica Corporation and its consolidated subsidiaries provide diverse financial products and services to individuals, corporations, small- and mid-size businesses, government agencies, and financial institutions throughout the world. BankAmerica is the nation's second largest banking company, measured by market capitalization at December 31, 1997.

BankAmerica operates one of the financial services industry's outstanding global banking franchises. We have offices in 38 countries, and regionally we are focused on the Pacific Rim. The corporation's management structure was reorganized in 1997 to reflect a focus on two core businesses: Global Retail Banking and Global Wholesale Banking.

The Global Retail Bank is a leader in providing financial services to consumers and small- and mid-size businesses. Using diverse delivery channels for customer convenience, it reaches more than 11 million households and nearly 1 million businesses. Consumer and commercial financial services are provided throughout the U.S. and in much of Asia. The Global Retail Bank's major presence is in the western United States.

The Global Wholesale Bank is a leading provider of tailored financial solutions to clients across the U.S. and around the world. With one of the most extensive global banking networks, BankAmerica offers clients the full spectrum of financial service capabilities from capital raising and capital markets, cash management and trade finance, to investment banking and financial advisory services.

Forward-Looking Statements
This report contains forward-looking statements, usually containing the words "estimate," "project," "expect," "objective," "goal," or similar expressions. Those statements are subject to uncertainties, including those discussed in this report, particularly in Year 2000 on page 28, Recent International Developments and Regional Foreign Exposures on pages 35 -- 37, and in Risk Management and Capital Management on pages 44 -- 53. These uncertainties could cause actual results to differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Readers should also consider information on risks and uncertainties contained in the discussions of competition, supervision and regulation, and forward-looking statements in BAC's most recent report on Form 10-K.

Claire Giannini Hoffman (1904-1997)
BankAmerica Corporation lost a direct link to its roots in 1997 with the passing of Claire Giannini Hoffman, daughter of the company's founder, A.P. Giannini. Mrs. Hoffman was herself a significant figure in international business and banking circles and served on BankAmerica's Board of Directors. Her spirit and devotion to the founding principles of this company will be greatly missed.

Chauncey J. Medberry, III (1917-1997)
BankAmerica Corporation and the city of Los Angeles both lost a widely respected leader with the passing of Chauncey J. Medberry, III. He was BankAmerica's Chairman of the Board from 1971 to 1981. He was also a director of numerous civic and charitable organizations in Southern California. His energy, skill and selflessness left lasting imprints on his company and his home town.

BankAmerica Corporation has coupled an outstanding global franchise with strict financial discipline to produce profitable growth. Our governing objective is to maximize value for our shareholders.


--------------------------------------------------------------------------------
          Great Franchise + Financial Discipline = Profitable Growth
--------------------------------------------------------------------------------

BankAmerica Corporation

--------------------------------------------------------------------------------
                            Selected Financial Data
--------------------------------------------------------------------------------

(Dollar amounts in millions, except per share data)             1997       1996
--------------------------------------------------------------------------------
FOR THE YEAR
Net income                                                  $  3,210   $  2,873
Diluted earnings per
    common share*                                               4.32       3.65

--------------------------------------------------------------------------------
AT YEAR END
Loans                                                       $167,111   $165,415
Total assets                                                 260,159    250,753
Deposits                                                     172,037    168,015
Stockholders' equity                                          19,837     20,713

--------------------------------------------------------------------------------
SELECTED RATIOS
Rate of return on average
   common equity                                               16.69%     15.00%
Ratio of common equity to
   total assets                                                 7.39%      7.37%
Tier 1 risk-based
   capital ratio                                                7.53%      7.77%

--------------------------------------------------------------------------------
*Restated to reflect the implementation of Statement of Financial Accounting
 Standards No. 128, "Earnings per Share" (SFAS No.128) and a two-for-one stock split effective June 2, 1997.

DILUTED EARNINGS PER COMMON SHARE*

                1993     1994     1995     1996      1997
               ------   ------   ------   ------    ------
                $2.39    $2.68    $3.24    $3.65     $4.32

*Restated to reflect the implementation of SFAS No. 128 and a two-for-one stock split effective June 2, 1997.


RETURN ON AVERAGE COMMON EQUITY

                1993     1994     1995     1996      1997
               ------   ------   ------   ------    ------
               12.88%   13.20%   14.58%   15.00%    16.69%


EXPENSE-TO-REVENUE RATIO*

                1993     1994     1995     1996      1997
               ------   ------   ------   ------    ------
               59.50%   60.42%   58.08%   54.85%    53.53%



*Excludes net other real estate owned expense, amortization of intangibles, and expenses associated with trust preferred securities. Also excludes the effect of the following items in 1997: a $246 million gain on the sale of Security Pacific Financial Services, Inc. (SPFS), charges of approximately $112 million associated with the decision to exit Midwest retail facilities, and in the third quarter of 1997, expenses connected with multiple legal matters, writedowns on corporate real estate, and contributions to BankAmerica Foundation totaling $140 million. In addition, excludes the effect of the following items in 1996: an $82 million pre-tax one-time Savings Association Insurance Fund (SAIF) assessment, a $280 million pre-tax restructuring charge, and a $147 million nontaxable gain from the initial public offering of BA Merchant Services, Inc. (BPI) common stock.

--------------------------------------------------------------------------------

                                                         BankAmerica Corporation




Chairman and CEO Dave Coulter


Dear Shareholders:
On the cover of this Annual Report we pose a question: Did your bank perform for you today? Throughout 1997, I believe the answer for BankAmerica Corporation shareholders was a resounding "Yes."

I am proud to report that 1997 was a very good year for us. We registered gains in all the important financial yardsticks. Return on equity (which indicates how effectively we employ our capital) increased 169 basis points from a year ago to nearly 17 percent. Diluted earnings per common share were up 18 percent over 1996. Our stock price increased 46 percent and total shareholder return (stock price appreciation plus dividends) was 49 percent. Over the past two years, total shareholder return was 136 percent, the best performance among the 10 largest banks in the United States. These results helped prompt your Board of Directors, recently, to raise the quarterly dividend on common stock 13 percent to 34.5 cents a share.

We achieved these results by paying close attention to an approach represented by a simple formula: "Great Franchise + Financial Discipline = Profitable Growth." It's this formula that continues to guide our efforts in 1998.

We are a global financial services leader operating in the world's most vibrant markets. Our good name and deep client base offer the potential for significant revenue growth in these markets. But to provide for profitable growth, we must pay close attention to the fundamentals.

This means having the day-to-day financial discipline to make decisions that will help us achieve our goals for profitability. For this purpose, we target three key areas: operating leverage, risk management, and capital management.

Paying close attention to the fundamentals means tightly managing our operating leverage by keeping operating expense growth well below operating revenue growth. In 1997, the corporation achieved a 4 percent spread between revenue growth and expense growth in order to produce an 11 percent increase in operating income.

In times when competitive pressures and economic conditions limit revenue growth and narrow our margins, maintaining tight expense discipline is necessary to achieve our desired operating leverage. We have made progress recently in a number of areas, including the restructuring and, in some cases, outsourcing of some of our business and staff support units for improved efficiency. Consolidating most of our subsidiary banks into a single entity has produced additional ongoing savings. And a corporate initiative to coordinate and centralize our purchasing activities has produced significant savings.

Management of risk -- credit risk, market risk, foreign risk, and business risk -- has to be a core competency of BankAmerica, and is a key determinant of our overall financial performance. We apply a variety of strategies to mitigate risks to which we are exposed, including careful evaluation of the creditworthiness of borrowers; diversification of loan portfolios; high-quality internal auditing functions; maintenance of contingency systems for operations support in the event of natural disasters; appropriate limits on trading activities; and a conservative approach to managing liquidity and interest rate exposure.

One current risk management challenge is managing through economic turmoil in Asia. BankAmerica, like most other multinational corporations, has been affected by the situation. Our fourth quarter results were clearly impacted by the volatility in Asian markets. But thanks to the diversity of our portfolios and our careful approach to risk management, our overall performance in 1997 remained strong. Although Asian economies will likely slow down in the near term, we are confident that over


--------------------------------------------------------------------------------
          Great Franchise + Financial Discipline = Profitable Growth
--------------------------------------------------------------------------------

BankAmerica Corporation


a longer horizon, the Pacific Rim will remain a very important market.

Finally, in terms of fundamentals, BankAmerica has imposed a heightened capital discipline throughout the organization. Businesses, products, and client relationships are all being examined and evaluated on an ongoing basis to determine whether returns on each exceed the cost of capital. Changing market conditions make some once-attractive business lines less valuable to our shareholders so we must continue to ask whether we want to direct our efforts in other areas.

Capital management decisions are evident in the ongoing divestitures and acquisitions of businesses and products. In 1997, we sold Security Pacific Financial Services, a consumer finance company; and our branch system in Hawaii; and also announced our intention to sell our manufactured housing finance company, BA Housing Services; and exit Midwest grocery store banking centers. At the same time, we acquired Robertson Stephens & Company, the investment banking and investment management firm; and formed a strategic alliance with D.E. Shaw, one of Wall Street's most technologically advanced securities trading firms; investments that will add value to existing core capabilities.

We have also been active in managing our balance sheet through various means including numerous portfolio sales and securitizations that have helped improve the returns on capital for key businesses. As part of our capital management discipline, we also repurchased $2 billion of common stock, and retired $1.6 billion of preferred stock in 1997, indicating our belief that unless excess capital can be profitably employed, it should be returned to shareholders. To that end, your Board of Directors recently increased our common stock repurchase authority by $3.5 billion.

Of course, financial discipline alone isn't enough to produce the above-average returns our shareholders expect: We have an outstanding franchise. BankAmerica serves nearly 14 million checking and savings customers in more than 11 million households. We have nearly 7,700 ATMs, approximately 1,800 branches, and our telephone customer service network handles nearly 21 million calls a month. We also have relationships with 85 percent of the Fortune 500 companies. We're among the top providers of commercial and industrial loans worldwide. We're a recognized leader in Community Reinvestment activities with a 10-year, $140 billion loan commitment to mostly minority, low-income, and small business borrowers; and our Environmental Program has been honored by business and government leaders. This is a formidable base on which we can build greater shareholder value. We intend to first make this outstanding franchise even more effective by improving our


--------------------------------------------------------------------------------
Office of the Chairman: left to right, H. Eugene Lockhart, Jack L. Meyers, David
A. Coulter, Michael J. Murray, Kathleen J. Burke, Michael E. O'Neill, and Martin
A. Stein
--------------------------------------------------------------------------------

                                                         BankAmerica Corporation


organization, our systems, our service, and our people. And we also believe we can grow this franchise in profitable ways.

We took a major step in 1997 by creating a Global Wholesale Bank and a Global Retail Bank. Gene Lockhart joined us from Mastercard to lead the Retail Bank, bringing fresh perspective and strong leadership to this rapidly changing business. Mike Murray took charge of the Global Wholesale Bank, bringing his years of corporate banking experience to the job of positioning our wholesale operations for the future. You can learn more about their plans for growing these businesses on the pages following this letter.

An important priority in developing our franchise is technology. Bank of America was the first bank to successfully apply computers to its operations back in the 1950s. Today we are every bit as mindful of the need for innovative technology -- not just to automate processes, but to deliver better service. For instance, we conducted our first fully electronic loan syndication in 1997, enabling participants to get detailed information about the transaction from their desktop computers. Our online banking site has been called "the best overall Internet banking service," by The New York Times. Our Corporate Data Store has one of the industry's most extensive client information repositories. It's the backbone of our relationship marketing effort, providing insight into the additional services we can profitably sell to existing clients. Many of our businesses, including some we have real strength in today, such as payments, are changing by virtue of technology. We must find new ways to use our systems to remain competitive in those businesses.

Our immediate technology objective is making our systems Year 2000 compliant. Our goal is that every unit at BankAmerica will implement and begin testing modifications by the end of 1998. But long term, our goal is to set the industry standard for technology-driven customer service. That is, we want a common customer service infrastructure providing consistent and effective service no matter how our customers want to interface with us.

Another priority that you should note on the following pages is that we are determined to increase the emphasis on our clients. We have launched a major initiative to improve client focus at BankAmerica. We want to set ourselves apart from the competition by excelling at service, making it a living, breathing part of our day-to-day business existence.

To achieve all of these improvements will require a great team from top to bottom. Therefore our people are critical to our success. That is why I am proud of the Take Ownership! stock option program introduced in 1996. It was designed to better link the interests of employees and management with those of shareholders, and our employees today are vigorously acting like owners. Our team is strong, and with training, direction and the right incentives, it's getting even better.

Success, of course, also requires leadership from the Board of Directors, and I would like to once again offer my sincere thanks to our board for its guidance, insight, and hard work on behalf of all shareholders. I would especially like to recognize the many contributions of director John M. Richman, who will be retiring as of the 1998 Annual Meeting.

We believe that 1998 will be another year of challenge and tremendous change, but one thing will remain the same: Everything we do at BankAmerica will have a common purpose, to maximize value for our shareholders. There is no better objective for our organization because maximizing shareholder value means always looking for better ways to do business. And there are always better alternatives -- it's a never-ending process.


TOTAL SHAREHOLDER RETURN*

     1991     1992     1993     1994     1995     1996     1997
    ------   ------   ------   ------   ------   ------   ------
    39.8%    33.4%     2.8%    -11.5%   69.4%    58.1%    49.2%


*Appreciation in price of common stock plus common stock dividends.


Did your bank perform for you today? Yes. And as we continue this process of re-examination, of searching for a better way, I am confident that we will perform for you in the future, as well.

Thank you for sharing your confidence through your investment in BankAmerica.


--------------------------------------------------------------------------------
David A. Coulter
Chairman and Chief Executive Officer
--------------------------------------------------------------------------------
San Francisco, California, February 6, 1998

Did Your Bank Make a Difference Today?

BankAmerica Corporation makes a difference for millions of consumers and businesses every day. Through our products and services, our people, and our commitment to social responsibility, we help make life easier, businesses more successful and communities stronger.


Here's how:

 .   We're among the top providers of commercial and industrial loans worldwide with more than $55 billion outstanding at the end of 1997.
 .   We're the No. 1 provider of Small Business Administration loans in the western U.S.
 .   Our BA Merchant Services, Inc. subsidiary is the fourth-largest processor of merchant credit card transactions in the U.S.
 .   BankAmerica Mortgage originated more than $16 billion in home loans nationwide in 1997 and serviced nearly $90 billion.
 .   Nearly 14 million consumers have checking and savings accounts with us, and more than 10 million have credit card accounts.
 .   We have approximately 1,800 branches, nearly 1,000 in-store locations, and nearly 7,700 ATM machines in the U.S.
 .   We process more than 20 million checks every 24 hours.
    Only the Federal Reserve System handles more.
 .   Our 24-hour customer service network handles nearly 21 million calls every month.
 .   Our Internet web site averages more than 1 million hits every day.
 .   Our Bank of America Community Development Bank provides financing for small businesses in 28 states, and financing for affordable housing in more than
    40 states.
 .   Our $140 billion commitment for community development lending over 10 years is the largest multi-year goal ever established by a bank.
 .   We are the first Fortune 500 financial services company to endorse the CERES
    Principles, a corporate code of conduct for environmental responsibility.
 .   The national Points of Light Foundation has recognized TeamAmerica, our employee grassroots organization, for its volunteer network.

--------------------------------------------------------------------------------
          Great Franchise + Financial Discipline = Profitable Growth
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                  CHART--BankAmerica Consumer Banking Profile
--------------------------------------------------------------------------------

                          CALIFORNIA     NORTHWEST             SOUTHWEST
States served             California     Washington, Oregon    Arizona, Nevada,
                                         Idaho, Alaska         New Mexico, Texas

Branches                  973            395                   436
ATMs*                     3,955          1,256                 1,866

ATM transactions/mo.      35.7 million   7.2 million           5.9 million
Teller transactions/mo.   15.8 million   7.1 million           5.7 million
Teleservicing calls/mo.   11.8 million   3.5 million           5.6 million
Point-of-sale/mo.         11.8 million   3.9 million           3.5 million



BankAmerica has retail banking operations in Hong Kong, Macau, India, Taiwan, Singapore, and the Philippines.
*BankAmerica operates 621 ATMs in 25 other states.



--------------------------------------------------------------------------------
               CHART--BankAmerica Global Network in 38 countries
--------------------------------------------------------------------------------

Argentina       Cayman Islands   Greece        Japan             Philippines
  Buenos Aires    Grand Cayman     Athens        Tokyo             Manila
Australia       Chile            India         Malaysia          Poland
  Melbourne       Santiago         Calcutta      Kuala Lumpur      Warsaw
  Sydney        China              Chennai       Labuan          Russia
Bahamas           Beijing          Mumbai      Mexico              Moscow
  Nassau          Dalian           New Delhi     Guadalajara     Singapore
Belgium           Guangzhou      Indonesia       Mexico City       Singapore
  Antwerp         Hong Kong        Jakarta       Monterrey       South Africa
  Brussels        Shanghai       Ireland       Netherlands         Johannesburg
Brazil          Colombia           Dublin        Amsterdam       South Korea
  Sao Paulo       Bogota         Israel        Pakistan            Pusan
Canada          France             Tel Aviv      Faisalabad        Seoul
  Calgary         Paris          Italy           Islamabad
  Montreal      Germany            Milan         Karachi
  Toronto         Frankfurt                      Lahore
  Vancouver


  Spain                  United States
    Barcelona              Atlanta
    Bilbao                 Boston
    Madrid                 Chicago
  Switzerland              Houston
    Geneva                 Los Angeles
  Taiwan                   Menlo Park
    Taipei                 Miami
  Thailand                 New York
    Bangkok                San Francisco
  United Arab Emirates     Seattle
    Dubai                Venezuela
  United Kingdom           Caracas
    London               Vietnam
                           Hanoi
                           Ho Chi Minh City

--------------------------------------------------------------------------------

BankAmerica Corporation organized the Global Retail Bank in 1997 with a clear purpose: to create shareholder value by building enduring relationships of increasing value with our clients.

We intend to be our clients' most important financial services partner by enabling our employees to listen to and understand our clients, provide valuable solutions to their needs, and deliver superior service that exceeds their expectations.

BankAmerica has one of the industry's outstanding retail banking franchises. We also have outstanding talent on our team. Our challenge now is to make the most of those advantages. By investing in products, people and technology, and by putting our clients first, we can become a "Best in Class" Global Retail Bank.


--------------------------------------------------------------------------------
               H. Eugene Lockhart, President, Global Retail Bank
--------------------------------------------------------------------------------

                                                         BankAmerica Corporation

BankAmerica Corporation's Global Retail Bank offers exceptional banking choice and convenience to consumers, small- and middle-market businesses, and high-net-worth individuals. BankAmerica has a leading consumer and middle-market banking franchise throughout the western U.S., a strong and growing commercial and private banking presence in the Midwest, and a significant retail presence in Asia.

In 1996 we asked BankAmerica Corporation employees to act like owners through our stock option program Take Ownership! Now, in addition to that, we are asking everyone in the Global Retail Bank to think and act like clients, and to do that first and foremost by becoming clients ourselves. Only when we think and act as our clients do can we fully understand what they want from their financial institution.

Our goal is to become a "Best in Class" Global Retail Bank when measured in terms of overall sales and service quality, employee satisfaction and motivation, and economic profit.

We can accomplish our goal by focusing on the client: understanding client needs and preferences, designing products and differentiating delivery to meet client needs, and setting goals and measuring results by client segment.

BankAmerica clients benefit from access to:
 .   The nation's largest proprietary ATM network with nearly 7,700 machines in
    34 states.
 .   Approximately 1,800 branches in nine western states.
 .   Alternative service delivery channels that include the telephone, personal computers, and in-store financial service centers.
 .   Nationwide commercial banking products and services, including capital raising, cash management, credit, and leasing.
 .   Nationwide consumer loan origination capabilities including first mortgages, credit cards, and auto loans.
 .   Comprehensive private banking, trust and investment management services.

The Global Retail Bank has a relationship orientation across all products and channels of distribution. We want to actively manage our high-value client relationships to grow our share of their business and maximize the value of those relationships. That's why we started the Financial Relationship Manager program, assigning more than 1,000 well-trained professionals to personally serve our most complex and rewarding relationships.

We aim for "Best in Class" sales and service quality in our local markets. It's this goal that prompted us in 1997 to take a step unprecedented in the financial services industry -- covering our customers for liability they incur from unauthorized transactions on our popular debit and ATM cards.

This also is why we are reworking our technology infrastructure with the goal of a common platform that provides efficient service to client segments. For example, until last year BankAmerica had 42 toll-free customer service telephone numbers throughout the U.S. Now that number is down to two. By investing in technology we also will make better use of our Data Store -- the key to unlocking information that will enable us to develop product and service strategies for distinct client segments, based on measurable differences in what clients want and are willing to pay for.

Success in our organization depends on our people, on their teamwork and their common commitment to delivering the power of BankAmerica's Global Retail Bank to clients. With that in mind we are introducing a new incentive structure so that, in addition to economic profit generation, employees are rewarded for such things as service quality, leadership, and teamwork.

Retail Banking Leadership
We serve more than 11 million households through nearly 14 million checking and savings accounts through our branch networks in California, the Northwest and the Southwest, and through nationwide lending businesses including mortgages and credit cards.

BankAmerica has a leading market position, based on deposits, in most of the West's leading Metropolitan Statistical Areas. In California, we're No. 1 in Los Angeles/Long Beach, San Francisco/Oakland, Riverside/San Bernardino, San Diego, Orange County, Sacramento, and San Jose. In the Northwest, we're No. 1 in Seattle/Bellevue/Everett, and No. 2 in Portland/Vancouver. In the Southwest, we're No. 1 in Las Vegas, and No. 2 in Phoenix/Mesa.

BankAmerica has more than 260,000 clients performing electronic banking through HomeBanking(TM), our PC-based consumer transaction service, and Pay-by-Phone(TM), which permits bill paying by telephone. Customers may access HomeBanking(TM) through the Internet, America Online or the bank's Managing Your Money(TM) software.

Nationwide Consumer Loan Products

BankAmerica Mortgage Group is the seventh-largest


--------------------------------------------------------------------------------
          Great Franchise + Financial Discipline = Profitable Growth
--------------------------------------------------------------------------------

                               GLOBAL RETAIL BANK




   "More than 1,000 of us have been trained for the Financial Relationship Manager program. I'm the only person the Niwranskis need to know at the bank. Whether it's a question about personal checking or international wire transfers for their business, they call me. I love being able to give my clients personal service."

   Katrina Wilson, Vice President, Financial Relationship Manager, Bellingham, Washington



originator and ninth-largest servicer of residential first mortgages in the U.S., providing financing to homebuyers in all 50 states. Its assets are $31.5 billion.

In 1966, our BankAmericard became the first nationally accepted bank credit card. Today, the Credit Card Group issues credit cards in all 50 states, has 10 million accounts, and is one of the largest issuers of Visa/MasterCard accounts in the country.

National Consumer Assets Group has more than 520,000 home equity accounts, nearly 450,000 indirect auto accounts, nearly 300,000 other direct lending accounts, and 334,000 student loans.

Business Banking provides products and services to nearly 1 million small business clients and has a leading market position in California, Nevada, and Washington. We provide a variety of deposit and lending products and offer the convenience of banking via personal computers. Small business owners can even apply for loans by telephone.

National Commercial Banking
National Commercial Banking provides a range of capital raising, lending, and cash management services to middle-market companies with revenues from $10 million to $500 million nationwide. It also serves specialty industries such as agribusiness and the wholesale auto dealer business.

National Commercial Banking serves 12,000 clients through 60 offices in 12 states, with market coverage in 38 states.

National Commercial Banking has a leading market position in California and Washington, with a growing presence in other key markets including Illinois, Oregon and Arizona.

Global Private Banking
BankAmerica has consolidated its regional and international private banking businesses in the Global Private Bank.

The Global Private Bank has about 25,000 clients, and delivers banking, trust, and investment management

"Due to the global nature of our business, we demand instant responses and replies to our financial transactions. That's the kind of service we get from our banker."

Eve Niwranski, General Manager and Harry Niwranski, President, Helicopter Parts International, supply helicopter parts and service to government agencies and commercial enterprises in several countries, Blaine, Washington

"I appreciate how they look out for the interests of my company, and that their capabilities match up well with our increasingly complex financial needs, from cash management services to capital markets products."

Harry H. Bake, Owner and President, Sierra Tel Communications Group, provides telephone services to 22,000 customers in California's Sierra Nevada foothills and cellular service to 35,000 customers in Northern and Central California.

                              GLOBAL RETAIL BANK


   "There is a high degree of mutual loyalty in this relationship. We have had the privilege of being there when Harry was looking for options while growing his company. The bank continues to provide for his personal financial needs, also. That is the essence of Commercial Banking at Bank of America, serving the business and the individual."

   Michael Stain, Commercial Banking Relationship Manager, Fresno, California




services and works closely with commercial, corporate, retail, and global private equity areas of BankAmerica to reach our deep client base.

Savings, Investment, Retirement, and
Insurance Products
BankAmerica Insurance Group, through affiliated insurance companies or agencies, is authorized to underwrite credit-related insurance products in 48 states and the District of Columbia, and to act as an agent or broker for the distribution of insurance products in 24 states. The group has sold insurance products to more than 1.2 million BankAmerica customers.

Investment Services
In 1997, BA Investment Services, Inc. (BAIS) celebrated its 10th anniversary of providing Bank of America clients with non-FDIC-insured investment products and services. Nearly 400 Series-7-registered investment and insurance specialists are located in approximately 1,600 Bank of America branches in six western states. Our affiliate, Seafirst Investment Services, located in Seattle, has 60 investment representatives that service Seafirst clients in the Northwest, and BancAmerica Robertson Stephens has bond trading floors in San Francisco, Los Angeles, and San Diego. Collectively, these investment groups provide financial solutions, information, and personal service to help make it possible for clients to identify their investment objectives, accumulate wealth, and retire with security and dignity.

BAIS offers investors hundreds of no-load and load mutual funds, including the Pacific Horizon, Time Horizon, World Horizon, and Robertson Stephens proprietary mutual fund families, as well as a wide range of funds from other nationally-recognized companies. Additionally, investors can choose from fixed-income products such as municipal and corporate bonds and U.S. Treasury Securities, competitively-priced stock brokerage, margin and covered option accounts, fixed and variable annuities, TrustAmerica(TM), a proprietary living trust product and wealth transfer, and business continuation life insurance products.

The aspiration of the Global Wholesale Bank is to be recognized and rewarded by our clients as a global financial services leader delivering solutions to the complex needs of issuers and investors.

Our challenges are significant. Clients are increasingly sophisticated, markets are more global, while bank and securities products and providers are converging. Thus, we are raising our performance standards and changing the way we compete.

We strive to consistently deliver our institutional strengths--capacity and product breadth, global reach, and superior execution through our Client Team approach--to each client. To expand our client-focused capabilities we will continually invest in our people, our products and our global network while realizing superior returns for our shareholders.

As our clients succeed, so will we.

--------------------------------------------------------------------------------
               Michael J. Murray, President, Global Wholesale Bank
--------------------------------------------------------------------------------

                                                         BankAmerica Corporation



BankAmerica Corporation's Global Wholesale Bank is a proven leader -- delivering innovative financial solutions to clients in the U.S. and around the world.

We have one of the most significant global corporate franchises of any U.S.
bank -- maintaining relationships with 85 percent of Fortune 500 companies and an almost equal share of the global 500. Our offices in 38 countries, broad spectrum of products, and talented people have firmly established our leadership position in global finance. We are:

 .    A leading bank in loan syndications, ranking in the top two in arranger/co-arranger volume both in the U.S. and globally for the third consecutive year.

 .    No.1 Derivatives Bank based on a 1997 poll of corporate executives by
     Treasury & Risk Management magazine.

 .    "1997 Asian Loan House of the Year" awarded to BA Asia Limited by
     International Financing Review for bringing innovative deal structures to the market.

 .    No.1 in Latin America loan syndications, with more than $20 billion in agent/co-agent volume in 1997.

 .    The largest bank-affiliated commercial paper dealer in the U.S., with more than 210 commercial paper program dealerships representing a mix of domestic and foreign issuers.

A competitive strength of the Global Wholesale Bank is our relationship teams' ability to understand our clients' business, anticipate their needs, and then tailor financial solutions to meet those needs. Our teams allow us to deepen client relationships through cross-sell opportunities and deliver the customized capabilities our clients require -- the key to long-term corporate success for our clients and for us.

The Global Wholesale Bank is building a growth platform -- making strategic investments in new technology, strengthening our product breadth, and pursuing a strategy of disciplined expansion into high-growth global markets.

We aggressively pursue advanced technologies to increase the economies of scale we already enjoy, and to further enhance our responsiveness by developing innovative solutions for our clients. For instance, Bank of America sponsored the Leasing Exchange, a website-based venue listing lease assets for sale in the secondary market. We've also launched full loan syndications via the Internet, leveraging technology to accelerate the document-intensive syndication processes.

In March 1997, Bank of America formed a strategic alliance with D.E. Shaw & Co., one of the most technologically sophisticated firms on Wall Street. Using advanced computational and quantitative techniques, D.E. Shaw develops client-oriented, equity-linked solutions to identify nondirectional equity and fixed-income trading opportunities.

Building out our growth platform includes strengthening our product capabilities, sustaining and extending our excellence in traditional credit products, integrating and enhancing our cash management services, and investing in targeted debt and equity capital raising capabilities.

In October 1997 we further expanded our product scope, specifically capital raising products, by acquiring Robertson Stephens & Company, an investment bank recognized for providing outstanding equity underwriting, research, strategic advisory, and investment management services. These capabilities complement our extensive client franchise and broad array of corporate finance products and advisory services, particularly in high-growth industries and markets.

To strategically position our global network for the future, we are continuing to pursue a targeted penetration of high-growth global markets. In August 1997, Bank of America established a wholly owned subsidiary, Bank of America (Polska) SA, in Warsaw, Poland. With this office we further open the Polish market to BankAmerica's major U.S. and international corporate clients and strengthen our ability to serve them in an emerging market. To expand our product offering in Russia, on December 30, 1997 we signed a memorandum of understanding to open a wholly owned subsidiary in Moscow.

The Global Wholesale Bank will continue to invest capital in productive ways as we strive to improve the effectiveness and profitability of the franchise. Our strong client base, full product suite, and team approach firmly position us at the forefront of global finance.

Capital Raising
Our complete range of capital raising services -- from traditional credit and sophisticated corporate finance and advisory services to equity underwriting -- provides clients with integrated origination, structuring, and distribution solutions.

BancAmerica Robertson Stephens has established strong market positions in a wide range of wholesale and investment banking products. We have proven leadership in secondary loan trading and strong distribution capabilities in private equity, private placements, and public debt (investment grade and high yield). Recognized as a leading structurer of asset-backed commercial paper programs, BancAmerica Robertson Stephens is

--------------------------------------------------------------------------------
           Great Franchise + Financial Discipline = Profitable Growth
--------------------------------------------------------------------------------

                             GLOBAL WHOLESALE BANK


"We had three weeks to develop a highly complex financing for a major AmeriServe acquisition. We worked with the company to structure an innovative solution that included a senior bank financing, a high yield debt financing, and a unique receivables securitization financing that Corporate Finance magazine selected as the Securitization Deal of the Year in 1997."

Kurt Anstaett, Relationship Manager, Chicago, Illinois



also a top agent for corporate debt products and is one of the largest distributors of syndicated bank loans in the global marketplace.

Global Capital Markets
During 1997 our Global Capital Markets Group was strengthened by the additional resources provided through strategic alliance, acquisition and the hiring of a number of top quality professionals. Bank of America's strategic alliance with D.E. Shaw & Co. has expanded our capabilities to include equity derivatives, convertible bonds, warrants structuring, distribution, and market making. Significant investment was made to develop capabilities in commodities trading, credit derivatives, emerging markets trading, and U.S. corporate securities.

Global Foreign Exchange trading reported record volumes and revenues in 1997 and is well positioned to manage business when markets are turbulent. Global Emerging Markets Trading performed well and is now positioned to expand its presence in the forfaiting, primary eurobond, and Central and East European local currency markets.

In Italy, the central bank confirmed Bank of America's status as the foremost dealer in Italian government bonds in both the primary and secondary markets.

Cash Management and Trade Services
Bank of America is a world leader in providing cash management and trade services to corporations, other financial institutions, and government entities. Using our integrated national and global systems, our clients can efficiently manage their receivables and payables wherever their trading partners are located.

Services range from locally and regionally linked account structures to worldwide collection and payment solutions, from simple export letters of credit to complex structured trade financing for major international projects. We provide the solutions our clients need from basic cash management and trade services to comprehensive systems for managing treasury activities globally.

Global Equity Investments
With one of the largest private equity portfolios in the business, our Global Equity Investments Group makes

"Why do we work with Bank of America? They thoroughly understand our business, provide innovative solutions to match our strategic and financial objectives, and we have complete confidence that they will deliver, and deliver quickly."

A. Petter Ostberg, Chief Financial Officer, Holberg Industries, Inc., (Parent Company of AmeriServe), AmeriServe Food Distribution Inc., America's largest food service distributor to restaurant chains, Dallas, Texas.

"Technology is our business. The world is our market. We need a financial services partner that understands both. Bank of America has the expertise and powerful global presence to meet our needs."

Dr. Morris Chang, Chairman and President, Taiwan Semiconductor Manufacturing Company, Ltd., the world's largest integrated circuit foundry, Taipei, Taiwan.

                             GLOBAL WHOLESALE BANK


"Taiwan Semiconductor is Taiwan's largest company in market capitalization. Business Week selected the Chairman and President, Dr. Morris Chang, as one of the 25 top managers of the year in 1997. This is a powerful client that we work night and day to please. From our credit administrators in Hong Kong to high tech bankers in Silicon Valley, we have a global team that's powerful too, and one that knows the client very well."

Vivian Tan, Corporate Finance Manager, Syndications, and Rock Su, Relationship Manager, Taipei, Taiwan


direct and indirect private equity investments in North and South America, Asia, and Europe. The group annually invests $750 million to $1 billion in venture capital, leveraged buyout, acquisitions, growth, and recapitalization transactions worldwide.

LEASING
Recognized as a premier global provider of leasing and equipment finance, BankAmerica Leasing and Capital Group offers a broad array of advisory, arranging, and syndication services. The group has nearly $19 billion in total original equipment cost, owned or managed for other investors.

BUSINESS CREDIT
BankAmerica Business Credit, Inc., one of the largest commercial finance companies in the U.S., provides senior secured, closely monitored financing to large corporate and middle-market companies engaged principally in manufacturing, distribution, and retailing. In addition, the unit provides loans secured by consumer receivables of independent finance companies, health care receivables financing, discounted loan purchases, and debtor-in-possession financing. The group manages a portfolio of $7 billion with offices throughout the United States, Canada, and the United Kingdom.

COMMERCIAL REAL ESTATE
With 90 years of experience in the commercial real estate market, Bank of America delivers expertise in credit and financial services to a variety of market segments, including developers, investors, pension fund advisors, real estate investment trusts, and property managers. Our real estate financing draws on commercial mortgage loans, construction lending, real estate acquisition lending, mortgage warehousing, syndicated real estate bank loans, and secured private placements.

ACHIEVING OUR OBJECTIVES
Expanding our capabilities, building on strong client relationships, and generating solid financial performance are our objectives. These objectives not only meet client needs, but also enable us to realize superior returns across a changing marketplace.

--------------------------------------------------------------------------------
FINANCIAL REVIEW
--------------------------------------------------------------------------------

Overview                                                                      21
  Operating Leverage and Capital Management                                   23
Results of Operations                                                         24
  Net Interest Income                                                         24
  Noninterest Income                                                          26
  Noninterest Expense                                                         27
  Income Tax                                                                  28
  Comparison of 1996 with 1995                                                28
Business Sectors                                                              29
Balance Sheet Review                                                          32
  Overview                                                                    32
  Loan Portfolio Management                                                   32
  Allowance for Credit Losses                                                 38
  Nonperforming Assets                                                        41
Off-Balance-Sheet Financial Instruments                                       43
  Credit-Related Financial Instruments                                        43
  Derivative Financial Instruments                                            43
Risk Management                                                               44
  Credit Risk Management                                                      44
  Operational Risk                                                            45
  Market Risk                                                                 45
  Liquidity Risk Management                                                   49
Capital Management                                                            50
  Capital Review                                                              50
Pending Accounting Standards                                                  53
--------------------------------------------------------------------------------
Consolidated Financial Statements
--------------------------------------------------------------------------------

Report of Management                                                          54
Report of Independent Auditors                                                55
Consolidated Financial Statements                                             56
Notes to Consolidated Financial Statements                                    60
--------------------------------------------------------------------------------
Corporate Information
--------------------------------------------------------------------------------

Boards of Directors/BankAmerica Corporation
  and Bank of America NT&SA                                                   93
Principal Officers and Senior Management
  Council/BankAmerica Corporation                                             94
BankAmerica Corporate Governance Principles                                   95
Glossary of Common Banking Terms                                              96


--------------------------------------------------------------------------------
           Great Franchise + Financial Discipline = Profitable Growth
--------------------------------------------------------------------------------

                                      BankAmerica Corporation 1997 Annual Report

                               FINANCIAL REVIEW


FINANCIAL REVIEW


OVERVIEW

BankAmerica Corporation (the parent) and its subsidiaries (collectively BAC) is the second largest bank holding company in the United States based upon total market capitalization of $50.2 billion at December 31, 1997. At year-end 1997, BAC's closing stock price was $73.00 per common share, up 46 percent from year-end 1996.

                        PRICE RANGE OF COMMON STOCK/A/


                1993       1994       1995      1996      1997
              --------   --------   --------  --------  --------
High          27.7500    25.1250    34.2500   51.9375   81.9375
Low           20.1875    19.1875    19.7500   29.3750   47.6875


/a/ Reflects a two-for-one stock split effective June 2, 1997.


BAC reported record earnings of $3,210 million for 1997. BAC's earnings for the year ended December 31, 1997 increased $337 million, or 12 percent, from $2,873 million in 1996. Diluted earnings per common share for 1997 were $4.32, an increase of 18 percent from $3.65 in 1996. Diluted cash earnings per common share, which excludes amortization of intangibles, were $4.69 for 1997, an increase of 17 percent from $4.02 in 1996. Return on average common equity was
16.69 percent in 1997, up 169 basis points from 15.00 percent in 1996.

Total revenues, the sum of net interest revenue and noninterest revenue, were $14,797 million in 1997, an increase of $798 million, or 6 percent, from 1996. Net interest income was $8,669 million in 1997, up $82 million, or 1 percent, from 1996. BAC's net interest margin was 4.06 percent in 1997, compared with
4.23 percent in 1996. The change in net interest income reflects an increase in loans through new originations offset by sales and securitizations and by a decrease in the net interest margin. Noninterest income increased $716 million, or 13 percent, from 1996 to $6,128 million in 1997. The increase in noninterest income reflects an increase in servicing fees primarily due to the growth of loan sales and securitizations, and the acquisition of Robertson, Stephens & Company Group, L.L.C. (Robertson Stephens). Noninterest expense was $8,521 million in 1997, an increase of 2 percent, or $180 million from $8,341 million in 1996. BAC effectively managed expenses by keeping the rate of expense growth well below that of revenues.


--------------------------------------------------------------------------------
                              RATIO AND STOCK DATA
--------------------------------------------------------------------------------

                                                                                Year Ended December 31
                                                                            1997         1996/a/          1995/a/
------------------------------------------------------------------------------------------------------------------
SELECTED FINANCIAL RATIOS
Expense-to-revenue/b/                                                      53.53%       54.85%            58.08%
Rate of return (based on net income) on:
 Average common equity                                                     16.69        15.00             14.58
 Average total equity                                                      16.05        14.18             13.62
 Average total assets                                                       1.25         1.19              1.17

CAPITAL RATIOS
Ratio of common equity to total assets                                      7.39         7.37              7.57
Ratio of average total equity to average total assets                       7.82         8.38              8.61
Common dividend payout ratio                                               27.42        29.03             28.01

STOCK DATA
Book value per common share at year end                                   $27.94       $26.00            $23.95
Closing common stock price                                                    73           49 7/8            32 3/8
Number of common shares outstanding at year end/c/                   688,056,859  710,533,790       734,894,404

--------------------------------------------------------------------------------------------------------------------

/a/ Shares and per share amounts and stock prices have been restated to reflect a two-for-one stock split effective June 2, 1997.
/b/ Excludes net other real estate owned expense, amortization of intangibles, and expenses associated with trust preferred securities. Also excludes the effect of the following pre-tax items in 1997: a $246 million gain on the sale of Security Pacific Financial Services, Inc. (SPFS), charges of approximately $112 million associated with the decision to exit Midwest retail facilities, and in the third quarter of 1997, expenses connected with multiple legal matters, writedowns on corporate real estate, and contributions to BankAmerica Foundation totaling $140 million. In addition, excludes the effect of the following items in 1996: an $82 million pre-tax one-time Savings Association Insurance Fund (SAIF) assessment, a $280 million pre-tax restructuring charge, and a $147 million nontaxable gain from the initial public offering of BA Merchant Services, Inc. (BPI) common stock.
/c/ There were 134,709 common stockholders of record at January 31, 1998.

BankAmerica Corporation 1997 Annual Report

                               FINANCIAL REVIEW


--------------------------------------------------------------------------------
                             SELECTED FINANCIAL DATA
--------------------------------------------------------------------------------

                                                                                          Year Ended December 31
(dollar amounts in millions, except per share data)                      1997         1996         1995         1994         1993
------------------------------------------------------------------------------------------------------------------------------------
OPERATING RESULTS
Interest income                                                     $  17,457    $  16,659    $  15,840    $  12,384    $  11,627
Interest expense                                                        8,788        8,072        7,378        4,842        4,186
------------------------------------------------------------------------------------------------------------------------------------
 Net interest income                                                    8,669        8,587        8,462        7,542        7,441

Provision for credit losses                                               950          885          440          460          803
Noninterest income                                                      6,128        5,412        4,546        4,135        4,261
Noninterest expense                                                     8,521        8,341        8,001        7,500        7,471
------------------------------------------------------------------------------------------------------------------------------------
 Income before income taxes                                             5,326        4,773        4,567        3,717        3,428

Provision for income taxes                                              2,116        1,900        1,903        1,541        1,474
------------------------------------------------------------------------------------------------------------------------------------
     Net Income                                                     $   3,210    $   2,873    $   2,664    $   2,176    $   1,954

PER SHARE DATA/a/
Earnings per common share/b/                                        $    4.45    $    3.72    $    3.28    $    2.70    $    2.41
Diluted earnings per common share/b/                                     4.32         3.65         3.24         2.68         2.39
Dividends declared per common share                                      1.22         1.08         0.92         0.80         0.70

BALANCE SHEET DATA AT YEAR END
Loans                                                               $ 167,111    $ 165,415    $ 155,373    $ 140,912    $ 126,556
Total assets                                                          260,159      250,753      232,446      215,475      186,933
Deposits                                                              172,037      168,015      160,494      154,394      141,618
Long-term debt                                                         13,922       15,785       15,328       15,428       14,115
Common equity                                                          19,223       18,471       17,599       15,823       14,165
Total equity                                                           19,837       20,713       20,222       18,891       17,144

------------------------------------------------------------------------------------------------------------------------------------

/a/ Per share amounts have been restated to reflect a two-for-one stock split effective June 2, 1997.
/b/ Reflects the adoption of Statement of Financial Accounting Standards No.
    128, "Earnings per Share" (SFAS No. 128) including the restatement of prior years.

Total loans at year-end 1997 were $167.1 billion, up $1.7 billion, or 1 percent, from $165.4 billion at year-end 1996. Increases in the loan portfolio through new originations were mostly offset by sales and securitizations. Average loans in 1997 increased $7.6 billion, or 5 percent, from 1996.

Total nonaccrual assets were $899 million at year-end 1997, down $219 million, or 20 percent, from year-end 1996. In addition, BAC's nonaccrual coverage ratio (the allowance for credit losses to total nonaccrual assets) was 389 percent at year-end 1997, up from 315 percent at December 31, 1996.

BAC continued to effectively redeploy its capital throughout 1997. During 1997, the stock repurchase program was extended to allow the parent to repurchase an additional $3 billion of its common stock and to redeem an additional $1 billion of its preferred stock by the end of 1998. In 1997, BAC repurchased 31.7 million shares of its common stock for $2,025 million, and redeemed $1,628 million of its preferred stock. In addition, BAC continued to maintain capital ratios above the regulatory "well-capitalized" levels. On October 1, 1997, BAC completed the acquisition of Robertson Stephens, a San Francisco-based investment banking and investment management firm. The acquisition of Robertson Stephens allows BAC to offer a broader range of equity underwriting and other investment banking and investment management services. BAC also established a relationship with D.E. Shaw & Co., Inc., a private investment banking company, which significantly enhances BAC's ability to offer equity-related products to its customers. Also during 1997, BAC completed the sale of its consumer finance subsidiary, Security Pacific Financial Services Inc. (SPFS), which resulted in a $246 million gain, and the sales of certain rural Texas branches and its branch system in Hawaii, which resulted in gains of $33 million. Furthermore, BAC announced decisions to exit Midwest retail facilities and to sell its manufactured housing business, which are expected to be completed in 1998.

--------------------------------------------------------------------------------
                               SUMMARY OF RESULTS
                   EXCLUDING AMORTIZATION OF INTANGIBLES/a/
--------------------------------------------------------------------------------

                                                              Year Ended December 31
(dollar amounts in millions, except per share data)      1997           1996           1995
---------------------------------------------------------------------------------------------
Net income excluding
 amortization of intangibles                           $3,474         $3,145         $2,946
Diluted cash earnings
 per common share/b/                                     4.69           4.02           3.62
Rate of return on average
 common equity                                          18.11%         16.52%         16.26%

----------------------------------------------------------------------------------------------

/a/ For purposes of this table, amortization amounts are related to those intangibles that are deducted from Tier 1 capital under regulatory guidelines. Amortization amounts excluded from this table totaled
    $264 million, $272 million, and $282 million for the years ended December 31, 1997, 1996, and 1995, respectively.

/b/ Restated to be consistent with the requirements of SFAS No. 128 and a two-for-one stock split effective June 2, 1997.

                                      BankAmerica Corporation 1997 Annual Report

                               FINANCIAL REVIEW


As part of its continuing efforts to improve efficiency by eliminating redundant functions and reducing costs, BAC combined several interstate affiliate banks into Bank of America NT&SA (the Bank) during 1997. On January 1, 1997, Bank of America (BofA) Alaska, N.A., BofA Arizona, BofA Nevada, BofA New Mexico, N.A., and BofA NW, National Association (formerly Seattle-First National Bank) were merged into the Bank. On July 1, 1997, BofA Illinois and BofA Trust Company of Florida, N.A. were merged into the Bank. During 1996, BofA Oregon and BankAmerica National Trust Company were merged into the Bank.

In 1996, BAC completed the initial public offering (IPO) of 16,100,000 shares of Class A Common Stock of BA Merchant Services, Inc. (ticker symbol "BPI" on the New York Stock Exchange), a subsidiary of BAC, resulting in a $147 million nontaxable gain. Also during 1996, as a result of decisions to implement a number of changes in its business activities, BAC recorded a pre-tax restructuring charge of $280 million. In addition, as a result of legislation to recapitalize the Savings Association Insurance Fund (SAIF), BAC recognized a charge of $82 million. For further information on the restructuring charge and SAIF assessment, refer to Notes 27 and 28 of the Notes to Consolidated Financial Statements on page 88, respectively.

Operating Leverage and Capital Management

BAC demonstrated effective operating leverage and capital management in both 1997 and 1996. Operating leverage is achieved when the rate of revenue growth exceeds that of expenses. Effective capital management enhances operating leverage when the growth in net income exceeds that of common shares outstanding and preferred stock dividends. By increasing revenues, effectively managing expenses, and taking strategic capital management steps, BAC realized increases in net income applicable to common stock of 16 percent in 1997 compared with 1996 and 10 percent in 1996 over 1995. In addition, the rate of return on average common equity increased 169 basis points in 1997 over 1996 and 42 basis points in 1996 compared with 1995.

As shown in the table below, revenue for 1997 increased 6 percent from 1996 while noninterest expense increased only 2 percent. In 1996, revenue increased 8 percent while noninterest expense increased 4 percent from 1995. The average number of diluted common shares outstanding decreased 2 percent for both 1997 over 1996 and 1996 compared with 1995. In addition, preferred stock dividends in 1997 decreased 46 percent from 1996 and 19 percent in 1996 over 1995. However, the decreases in preferred stock dividends were partially offset by the after-tax effect of expenses related to trust preferred securities.

--------------------------------------------------------------------------------
                    OPERATING LEVERAGE AND CAPITAL MANAGEMENT
--------------------------------------------------------------------------------

                                                                                Percentage                              Percentage
(dollar amounts in millions, except per share data)         1997          1996      Change          1996          1995      Change
------------------------------------------------------------------------------------------------------------------------------------
OPERATING LEVERAGE COMPONENTS
Net interest income                                     $  8,669      $  8,587           1%     $  8,587      $  8,462           1%
Noninterest income                                         6,128         5,412          13         5,412         4,546          19
------------------------------------------------------------------------------------------------------------------------------------
   Total revenue                                          14,797        13,999           6        13,999        13,008           8

Noninterest expense                                        8,521         8,341           2         8,341         8,001           4

Operating income/a/                                        6,276         5,658          11         5,658         5,007          13
Provision for credit losses                                  950           885           7           885           440         101
Provision for income taxes                                 2,116         1,900          11         1,900         1,903          --

CAPITAL MANAGEMENT COMPONENTS
Net income                                                 3,210         2,873          12         2,873         2,664           8
Preferred stock dividends                                    100           185         (46)          185           227         (19)
Net income applicable to common stock                      3,110         2,688          16         2,688         2,437          10
Average number of diluted common shares outstanding
   (in thousands)/c/                                     719,777       736,055/b/       (2)      736,055/b/    751,112/b/       (2)
Diluted earnings per common share/c/                    $   4.32      $   3.65/b/       18      $   3.65/b/   $   3.24/b/       13
Average common equity                                     18,635        17,926           4        17,926        16,716           7
Rate of return on average common equity                    16.69%        15.00%        169bp       15.00%        14.58%         42bp

------------------------------------------------------------------------------------------------------------------------------------

/a/ Represents income before the provisions for credit losses and income taxes. /b/ Restated to reflect a two-for-one stock split effective June 2, 1997.
/c/ Reflects the adoption of SFAS No. 128 including the restatement of prior years.
bp  Basis points.

BankAmerica Corporation 1997 Annual Report

                               FINANCIAL REVIEW



RESULTS OF OPERATIONS

NET INTEREST INCOME

Net interest income is the difference between interest earned on assets and interest incurred on liabilities. On a taxable-equivalent basis, net interest income was $8,695 million in 1997, up $91 million from 1996. The increase primarily resulted from growth in earning assets, partially offset by an increase in the cost of funds. During 1997 and 1996, BAC securitized approximately $2.1 billion and $1.5 billion, respectively, in credit card loans. Excluding the effect of these credit card securitizations, taxable-equivalent net interest income would have increased $256 million from 1996.


NET INTEREST INCOME
(in millions of dollars)

                1993      1994      1995      1996      1997
               ----------------------------------------------
               $7,463    $7,566    $8,487    $8,604    $8,695


Average earning assets totaled $214.3 billion in 1997, up $11.0 billion, or 5 percent, from 1996. The increase was largely attributable to growth in most segments of the loan portfolio, partially offset by loan sales and securitizations, as average loans increased $7.6 billion from 1996. In addition, trading account assets rose $3.0 billion from 1996.

The net interest margin, which is the difference between interest income and interest expense expressed as a percentage of average earning assets, was 4.06 percent, down 17 basis points from 1996. During the year ended December 31, 1997, the yield on average earning assets decreased 4 basis points, primarily due to lower prevailing market rates. At the same time the cost of funds increased, primarily in domestic interest-bearing deposits, the largest component of interest-bearing liabilities. In addition, BAC has experienced a shift in the mix of liabilities toward wholesale funding sources, including foreign interest-bearing deposits and domestic purchased funds, which are more costly than traditional core deposits. For more information, refer to the Average Balances and Rates table on the following page. BAC's net interest income and margin include the recognition of hedging with certain on- and off-balance-sheet financial instruments. The recognition of hedging with derivative financial instruments reduced BAC's net interest income results by approximately $95 million in 1997, compared with an approximate income of $5 million in 1996.

--------------------------------------------------------------------------------
                     IMPACT OF CREDIT CARD SECURITIZATIONS
--------------------------------------------------------------------------------

                                       Year Ended December 31, 1997/a/
                               -------------------------------------------------
                                        Before
                                   Credit Card        Credit Card
(dollar amounts in millions)   Securitizations    Securitizations      Reported
--------------------------------------------------------------------------------
OPERATING RESULTS
Net interest income                   $  8,878          $   (209)      $  8,669
Credit and other card fees                 419               (41)           378
Other noninterest income                 5,571               179/b/       5,750
--------------------------------------------------------------------------------
  Total revenue                         14,868               (71)        14,797

Noninterest expense                      8,521                --          8,521
   Income before provision for
     credit losses                       6,347               (71)         6,276
Provision for credit losses              1,089              (139)/c/        950
--------------------------------------------------------------------------------
   Income before income taxes         $  5,258          $     68       $  5,326

Net interest margin                       4.11%            (0.05)%         4.06%

BALANCE SHEET DATA
   AT YEAR END
Credit card loans                     $ 10,318          $  3,621       $  6,697
Total assets                           263,780             3,621        260,159

AVERAGE BALANCE
   SHEET DATA
Credit card loans                        9,902             2,115          7,787
Earning assets                         216,438             2,115        214,323
Total assets                           257,916             2,115        255,801

Net credit losses --
   credit card portfolio                   612              (139)           473

SELECTED FINANCIAL RATIOS
Annualized ratio of net credit losses
   on credit card loans to average
   credit card loans                      6.17%            (0.10)%         6.07%
Delinquent credit card loan ratio/d/      2.89             (0.04)          2.85

--------------------------------------------------------------------------------

/a/ Includes the effects of accumulated credit card securitizations of $3,621 million at December 31, 1997.
/b/ Includes a $68 million gain, net of amortized cost, associated with the implementation of Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities."
/c/ Represents charge-offs on the investor's share.
/d/ 60 days or more past due.

                                      BankAmerica Corporation 1997 Annual Report

                               FINANCIAL REVIEW

------------------------------------------------------------------------------------------------------------------------------------
                                                    AVERAGE BALANCES AND RATES
------------------------------------------------------------------------------------------------------------------------------------

                                                                                        Year Ended December 31
                                                                         1997                    1996                   1995
                                                         ---------------------------------------------------------------------------
(dollar amounts in millions)                                Balance/a/     Rate/b/   Balance/a/     Rate/b/  Balance/a/    Rate/b/
------------------------------------------------------------------------------------------------------------------------------------
ASSETS
Interest-bearing deposits in banks                           $   6,197     6.70%      $   5,717       7.93%   $   5,853      7.95%
Federal funds sold                                                 746     5.54             533       5.41          548      5.89
Securities purchased under resale agreements                    10,032     7.73          10,334       6.32        8,823      7.00
Trading account assets                                          15,538     7.96          12,541       8.01        9,106      8.18
Available-for-sale securities/c,d/                              11,934     7.03          11,383       7.45        9,768      7.83
Held-to-maturity securities/c/                                   3,850     7.63           4,347       7.42        7,192      7.29
Domestic loans:
  Consumer--residential first mortgages                         35,260     7.38          37,572       7.47       35,407      7.06
  Consumer--residential junior mortgages                        14,898     8.46          14,264       8.59       13,832      9.05
  Consumer--credit card                                          7,787    14.56           8,837      14.53        8,230     14.95
  Other consumer                                                20,416     9.59          17,465       9.85       14,149      9.89
  Commercial and industrial                                     34,280     7.95          32,944       7.83       30,927      8.47
  Commercial loans secured by real estate                       12,653     8.93          11,508       8.84       10,586      9.04
  Financial institutions                                         3,175     5.30           2,815       4.40        2,511      5.69
  Lease financing                                                2,747     5.70           2,127       6.92        1,835      6.06
  Loans for purchasing or carrying securities                    1,945     7.55           1,270       6.78        1,303      7.02
  Construction and development loans secured by real estate      2,269    12.88           2,816      10.69        3,367     11.07
  Agricultural                                                   1,656     8.70           1,570       8.70        1,619      9.67
  Other                                                          1,511     6.17           1,176       6.39        1,394      6.56
------------------------------------------------------------------------------------------------------------------------------------
  Total domestic loans                                         138,597     8.52         134,364       8.56      125,160      8.73
Foreign loans                                                   27,429     7.56          24,087       7.73       21,754      8.24
------------------------------------------------------------------------------------------------------------------------------------
  Total loans/c/                                               166,026     8.36         158,451       8.44      146,914      8.65
  Total earning assets                                         214,323     8.16         203,306       8.20      188,204      8.43
Nonearning assets                                               45,010                   42,060                  42,641
Less: Allowance for credit losses                                3,532                    3,524                   3,672
-----------------------------------------------------------------------------------------------------------------------------------
  Total Assets                                               $ 255,801                $ 241,842               $ 227,173
-----------------------------------------------------------------------------------------------------------------------------------

LIABILITIES AND STOCKHOLDERS' EQUITY
Domestic interest-bearing deposits:
  Transaction                                                $   5,657     1.57%      $  12,205       1.22%   $  13,241      1.20%
  Savings                                                       11,757     2.06          12,872       2.05       13,550      2.08
  Money market                                                  39,918     2.78          28,772       3.14       29,070      2.99
  Time                                                          30,419     5.50          30,132       5.13       30,002      4.90
------------------------------------------------------------------------------------------------------------------------------------
  Total domestic interest-bearing deposits                      87,751     3.55          83,981       3.41       85,863      3.24
Foreign interest-bearing deposits:
  Banks located in foreign countries                            13,156     6.04          12,957       5.89       10,245      6.63
  Governments and official institutions                         10,802     5.47           9,579       5.23        6,845      5.80
  Time, savings, and other                                      21,260     6.08          19,058       6.47       16,131      6.60
------------------------------------------------------------------------------------------------------------------------------------
  Total foreign interest-bearing deposits                       45,218     5.92          41,594       6.00       33,221      6.44
  Total interest-bearing deposits                              132,969     4.36         125,575       4.27      119,084      4.13
Federal funds purchased                                          1,176     5.43           1,492       5.29        2,222      5.89
Securities sold under repurchase agreements                     11,583     6.99          11,702       5.94        9,110      6.38
Other short-term borrowings                                     17,911     6.13          14,448       6.11        9,301      6.77
Long-term debt                                                  14,665     6.97          15,396       6.86       15,761      7.06
------------------------------------------------------------------------------------------------------------------------------------
  Total interest-bearing liabilities                           178,304     4.93         168,613       4.79      155,478      4.75
Domestic noninterest-bearing deposits                           34,655                   34,415                  33,272
Foreign noninterest-bearing deposits                             1,643                    1,557                   1,630
Other noninterest-bearing liabilities                           19,344                   16,898                  17,238
------------------------------------------------------------------------------------------------------------------------------------
  Total liabilities                                            233,946                  221,483                 207,618
Trust preferred securities/e/                                    1,857                       90                      --
Stockholders' equity                                            19,998                   20,269                  19,555
------------------------------------------------------------------------------------------------------------------------------------
  Total Liabilities and Stockholders' Equity                 $ 255,801                $ 241,842               $ 227,173
Interest income as a percentage of average earning assets                  8.16%                      8.20%                  8.43%
Interest expense as a percentage of average earning assets                (4.10)                     (3.97)                 (3.92)
------------------------------------------------------------------------------------------------------------------------------------
  Net Interest Margin                                                      4.06%                      4.23%                  4.51%

------------------------------------------------------------------------------------------------------------------------------------


/a/ Average balances are obtained from the best available daily, weekly, or monthly data.
/b/ Average rates are presented on a taxable-equivalent basis. The taxable-equivalent adjustments are based on a marginal tax rate of 40%.
/c/ Average balances include nonaccrual assets.
/d/ Refer to the table on page 32 of the Balance Sheet Review for more detail on available-for-sale and held-to-maturity securities.
/e/ Trust preferred securities represent corporation obligated mandatorily redeemable preferred securities of subsidiary trusts holding solely junior subordinated deferrable interest debentures of the corporation.

BankAmerica Corporation 1997 Annual Report

                               FINANCIAL REVIEW

Noninterest Income
Noninterest income for 1997 was $6,128 million, an increase of $716 million, or 13 percent, from $5,412 million in 1996. The increase reflected growth in fees and commissions, trading income, and other noninterest income.


NONINTEREST INCOME
(in millions of dollars)

                Trading Income       Other Noninterest Income        Fees and Commissions     Total
                --------------       ------------------------        --------------------     -----
1996                 $630                    $1,416                        $3,366             $5,412
1997                 $692                    $1,575                        $3,861             $6,128

Fees and commissions, the largest component of noninterest income, increased $495 million, or 15 percent, from 1996, reflecting BAC's continued expansion of its fee-generating activities. The increase in loan fees and charges of $259 million was primarily attributable to higher loan servicing fees, mainly as a result of growth in credit card securitizations as well as the effects of implementing Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" (SFAS No. 125). In addition, the increase in loan fees and charges was partially related to higher revenues from late payment and overlimit charges on credit card accounts. The growth in the "other" component of other fees and commissions of $155 million was largely due to the acquisition of Robertson Stephens and growth in ATM fees in 1997. Revenues earned in 1997 from deposit account fees rose $48 million from 1996, mainly due to growth in fee-generating retail accounts.

Trading income increased $62 million, or 10 percent, from 1996 and was primarily attributable to improved trading activities in foreign exchange. However, the overall increase in trading income was impacted by the volatile overseas market toward the end of 1997. For more information on the functional components of trading income, refer to Note 25 of the Notes to Consolidated Financial Statements on pages 80 -- 86.

--------------------------------------------------------------------------------
                              NONINTEREST INCOME
--------------------------------------------------------------------------------

                                                       Year Ended December 31
  (in millions)                                       1997      1996       1995
--------------------------------------------------------------------------------
FEES AND COMMISSIONS
 Deposit account fees:
  Retail                                            $1,086     $1,057     $  931
  Commercial                                           361        342        372
Credit and other card fees                             378        355        315
Trust fees:
  Corporate and employee benefit                         9         18         53
  Personal and other                                   246        211        247
Other fees and commissions:
  Loan fees and charges                                623        364        310
  Off-balance-sheet credit-related
    instrument fees                                    304        345        344
 Financial services fees                               252        216        189
 Mutual fund and
  annuity commissions                                   89        100         81
 Other                                                 513        358        345
--------------------------------------------------------------------------------
                                                     3,861      3,366      3,187

TRADING INCOME                                         692        630        527

OTHER NONINTEREST INCOME
 Private equity investment activities                  510        427        337
 Net gain on sales of loans                            249         89         24
 Net gain on sales of subsidiaries
  and operations                                       213        180         25
 Net gain on available-for-sale securities             116         61         34
 Gain on issuance of subsidiary's stock                 --        147         --
 Other income                                          487        512        412
--------------------------------------------------------------------------------
                                                     1,575      1,416        832
                                                    $6,128     $5,412     $4,546

--------------------------------------------------------------------------------


Other noninterest income for 1997 rose $159 million, or 11 percent, from 1996, reflecting an overall increase in most categories as discussed in more detail below.

Noninterest income related to net gain on sales of loans increased $160 million from 1996, largely due to growth in sales of residential mortgages and increased securitizations of manufactured housing loans. Noninterest income related to private equity investment activities increased $83 million from 1996 due to higher realized capital gains and partnership distributions. Net gain on available-for-sale securities grew $55 million, primarily reflecting improved realized gains from the sale of securities. In addition, net gain on sales of subsidiaries and operations totaled $213 million in 1997, an increase of $33 million from 1996. The amount in 1997 included pre-tax gains of $246 million associated with the sale of SPFS, $24 million from the Texas branch divestitures, $23 million from the sale of retail branches in California, and $9 million from the sale of retail operations in Hawaii. The effect of these gains was partially offset by charges of approximately $112 million for asset dispositions, personnel expenses, and other costs associated primarily with the decision to exit Midwest retail facilities.

                                      BankAmerica Corporation 1997 Annual Report

                             FINANCIAL REVIEW


Net gain on sales of subsidiaries and operations for 1996 included pre-tax gains of $82 million from the sale of a Hong Kong consumer and commercial finance subsidiary, $50 million from the divestiture of BAC's ITSS business, and $39 million from a reduction of BAC's equity interest in KorAm Bank. Also, 1996 included a nontaxable gain of $147 million from the IPO of BPI common stock.


Noninterest Expense

Noninterest expense was $8,521 million in 1997, up $180 million, or 2 percent, from $8,341 million in 1996. The increase primarily reflected higher personnel expense, partially offset by a decline in other noninterest expense.

NONINTEREST EXPENSE
(in millions of dollars)

                Equipment       Occupancy       Other Noninterest Expense     Personnel      Total
                ---------       ---------       -------------------------     ---------      -----
1996              $702            $757                   $2,818                $4,064        $8,341
1997              $725            $753                   $2,763                $4,280        $8,521

Personnel expense, the largest component of noninterest expense, increased $216 million, or 5 percent, from 1996. The increase in personnel expense was primarily associated with the acquisition of Robertson Stephens in 1997. In addition, the increase reflected higher variable pay related to incentive plans, base salaries, and other compensation, partially offset by lower staff levels. BAC's staff level on a full-time-equivalent (FTE) basis was approximately 77,000 at December 31, 1997, down from approximately 78,000 at December 31, 1996. FTE is a measurement equal to one full-time employee working a standard day. BAC had approximately 90,500 employees, both full-time and part-time, at December 31, 1997, down from approximately 92,100 employees at year-end 1996.

Other noninterest expense decreased $55 million, or 2 percent, from 1996, primarily due to a restructuring charge in 1996 and decreases in 1997 in regulatory fees and related expenses, partially offset by an increase in professional service fees and other expense.

STAFF LEVELS
(in thousands)

                 Number of Employees       Full-time-equivalent staff
                 -------------------       --------------------------
        1993            96.4                          79.2
        1994            98.6                          82.1
        1995            95.3                          79.9
        1996            92.1                          78.0
        1997            90.5                          77.0

BAC recorded a pre-tax restructuring charge in 1996 of $280 million as a result of decisions to implement a number of streamlining measures in its business activities. For more information regarding the restructuring charge, refer to
Note 27 of the Notes to Consolidated Financial Statements on page 88. The decline in regulatory fees and related expenses of $94 million was primarily due to the inclusion in 1996 of a one-time assessment of $82 million associated with the recapitalization of the SAIF. For more information regarding this special deposit assessment, refer to Note 28 of the Notes to Consolidated Financial Statements on page 88. The decline in other noninterest expense was partially offset by an increase in professional service fees of $54 million which was mainly attributable to widespread increases in outside services. The increase in other expense of $264 million was primarily due to expenses associated with trust preferred securities of $144 million in 1997, an increase of $137 million over the prior year. In addition, other expense in 1997 included increases in charges associated with multiple legal matters and contributions to the BankAmerica Foundation.


--------------------------------------------------------------------------------
                               NONINTEREST EXPENSE
--------------------------------------------------------------------------------

                                                       Year Ended December 31
(in millions)                                       1997        1996        1995
--------------------------------------------------------------------------------
PERSONNEL
 Salaries                                         $3,572      $3,291      $3,309
 Employee benefits                                   708         773         718
--------------------------------------------------------------------------------
                                                   4,280       4,064       4,027

OCCUPANCY                                            753         757         738

EQUIPMENT                                            725         702         663

OTHER NONINTEREST EXPENSE
 Professional services                               398         344         313
 Communications                                      379         363         359
 Amortization of intangibles                         358         373         428
 Regulatory fees and related expenses                 29         123         176
 Restructuring charge                                 --         280          --
 Other expense                                     1,599       1,335       1,297
--------------------------------------------------------------------------------
                                                   2,763       2,818       2,573

                                                  $8,521      $8,341      $8,001

--------------------------------------------------------------------------------

BankAmerica Corporation 1997 Annual Report

                               FINANCIAL REVIEW


Year 2000

BAC's noninterest expense for 1997 included approximately $90 million incurred in connection with making its computer systems year 2000 compliant. BAC expects to substantially complete this project by the end of 1998 and estimates its total costs over the four year period 1997 - 2000 will be approximately $380 million. Included in this amount is $80 million for retention and incentive payments. None of these costs, however, are expected to materially impact BAC's results of operations in any one reporting period. In addition, a significant portion of these costs are not expected to be incremental to BAC but instead will constitute a reassignment of existing internal systems technology resources. BAC believes that its plans for dealing with the year 2000 issue will result in timely and adequate modifications of its systems and technology.

Ultimately, the potential impact of the year 2000 issue will depend not only on the corrective measures BAC undertakes, but also on the way in which the year 2000 issue is addressed by governmental agencies, businesses, and other entities who provide data to, or receive data from, BAC, or whose financial condition or operational capability is important to BAC as suppliers or customers. Therefore, BAC is communicating with these parties to ensure they are aware of the year 2000 issue, to learn how they are addressing it, and to evaluate any likely impact on BAC. It is possible that if all aspects of the year 2000 issues are not adequately resolved by these parties, BAC's future business operations and, in turn, its financial position and results of operations could be negatively impacted. In addition, BAC's credit risk associated with its borrowers may increase as a result of their individual year 2000 issues. As a result, BAC expects that there may be increases in problem loans and credit losses in future years. However, at this time, it is not possible to quantify the potential impact of such situations.


Income Tax

BAC's effective income tax rates for 1997 and 1996 were 39.7 percent and 39.8 percent, respectively. For further information concerning the provisions for federal, state, and foreign income taxes, refer to Note 22 of the Notes to Consolidated Financial Statements on pages 74 -- 75.

Comparison of 1996 with 1995

Net income in 1996 was $2,873 million, up 8 percent from $2,664 million in 1995, and was primarily attributable to substantial growth in noninterest income. Taxable-equivalent net interest income was $8,604 million in 1996, up $117 million from 1995, primarily due to growth in average earning assets of $15.1 billion, or 8 percent, partially offset by a decrease in the net interest margin. BAC's net interest margin for 1996 was 4.23 percent, down 28 basis points from 1995.

The provision for credit losses increased $445 million, or 101 percent, from 1995.

Noninterest income for 1996 increased $866 million, or 19 percent, from $4,546 million in 1995. Fees and commissions increased $179 million, or 6 percent, from 1995, primarily reflecting higher revenues from retail deposit account fees, loan fees and charges, financial services fees, as well as credit and other card fees, partially offset by a decrease in trust fees. Trading income increased $103 million, or 20 percent, from 1995, and was primarily attributable to growth in foreign exchange trading income as well as improved performance in emerging markets, Latin America, Europe, and domestic debt securities. Other noninterest income for 1996 rose $584 million, or 70 percent, from 1995, reflecting higher net gain on sales of subsidiaries and operations, a gain on the issuance of BPI stock, higher income related to private equity investment activities, and increased net gain on sales of loans.

Noninterest expense was $8,341 million in 1996, up $340 million, or 4 percent, from 1995, reflecting increases in personnel, occupancy, equipment, and other expenses. Personnel expense increased $37 million, or 1 percent, from 1995, largely due to expanded employee benefits as the result of retirement enhancements that became effective January 1, 1996. A decrease in salaries, largely attributable to reductions in staff levels, partially offset the increase. Occupancy and equipment expense increased $58 million, or 4 percent, from 1995. The increase was primarily due to higher depreciation expense on equipment.

Other noninterest expense increased $245 million, or 10 percent, from 1995, primarily due to the previously discussed restructuring charge. The increase was partially offset by decreases in amortization of intangibles as well as regulatory fees and related expenses. Amortization of intangibles decreased
$55 million, or 13 percent, from 1995, largely attributable to the impact of the fourth-quarter 1995 adoption of Statement of Financial Accounting Standards No. 122, "Accounting for Mortgage Servicing Rights." Regulatory fees and related expenses declined $53 million, primarily due to a reduction in Federal Deposit Insurance Corporation assessment rates. Partially offsetting this reduction in deposit insurance premiums was a one-time assessment of $82 million in 1996 associated with the recapitalization of the SAIF.

                                      BankAmerica Corporation 1997 Annual Report

                                FINANCIAL REVIEW

Business Sectors

For reporting purposes, BAC segregates its operations into five primary business or operating sectors. BAC determines its business sector results based on an internal management reporting system that allocates certain revenues, expenses, assets, and liabilities to each business. Furthermore, for internal business sector monitoring, the unallocated allowance for credit losses and related provision for credit losses are assigned to the businesses. Equity is assigned to each business on a risk-adjusted basis taking into account goodwill and tax-effected identifiable intangibles. While BAC manages its interest-rate risk hedging activities centrally, the effects of hedging are generally allocated to the businesses through a transfer pricing process. As a result, the effects of hedging interest rate risk are reflected in the appropriate business sectors.

The information set forth in the table on pages 30 and 31 reflects the condensed income statements and selected average balance sheet line items and financial ratios by business sector. The information presented does not necessarily represent the business sectors' financial condition and results of operations as if they were independent entities. Results from prior periods are restated for changes in sector composition and in allocation and assignment methodologies to allow comparability.


Consumer Banking

BAC's Consumer Banking Group served over 11 million households in 1997, which gave it the largest customer base of any bank in the western U.S. Consumer Banking provides a full array of deposit and loan products to individuals and small businesses through about 1,800 full-service branches, close to 7,700 ATMs, and telephone and other delivery channels.

Consumer Banking's net income for 1997 was up $360 million, or 33 percent, from 1996. Net interest income in 1997 decreased primarily due to loan sales and securitizations in residential first mortgages and credit card receivables. Noninterest income increased due to higher revenues from service charges on deposit accounts and from ATM fees in California, larger gains on the sales of residential first mortgages, and higher loan servicing revenue. The increase in loan servicing revenue resulted primarily from credit card securitizations as well as the effects of implementing SFAS No.125. Also contributing to noninterest income was a $246 million gain associated with a sale of a consumer finance subsidiary, SPFS, which was partially offset by charges of approximately $112 million primarily associated with a decision to exit Midwest retail facilities. Noninterest income for 1996 included an $82 million gain from the sale of a Hong Kong consumer and commercial finance subsidiary and a $147 million nontaxable gain from the IPO of BPI common stock. Noninterest expense for 1997 included charges connected with writedowns on corporate real estate and contributions to the BankAmerica Foundation, while 1996's noninterest expense included a $100 million restructuring charge and an $82 million one-time assessment for the recapitalization of the SAIF. The provision for credit losses for 1997 decreased $270 million from 1996 primarily due to the reduction of the unallocated allowance assigned to Consumer Banking. Average loan outstandings grew $1 billion, or 1 percent, from December 31, 1996, reflecting growth in manufactured housing loans, consumer auto loans, and lease financing, while a reduction in residential real estate loans partly offsets this increase.

Net income in 1996 was up $39 million, or 4 percent from 1995. Net interest income increased primarily due to higher revenues from growth in average loan balances, primarily the residential, consumer installment, and credit card portfolios. Noninterest income for Consumer Banking increased $639 million due to higher revenues from service fees and charges associated with deposit accounts, increased gains on loan sales, and the aforementioned gains from the IPO of BPI common stock and the sale of a Hong Kong subsidiary. Noninterest expense increased $360 million primarily due to the aforementioned restructuring charge and SAIF recapitalization. The provision for credit losses for Consumer Banking in 1996 increased $450 million from 1995 primarily as a result of growth in the consumer loan portfolio.


U.S. Corporate and International Banking

U.S. Corporate and International Banking provides capital-raising services, trade finance, cash management, investment banking, capital markets and credit products, and financial advisory services to large public- and private-sector institutions that are part of the global economy. BAC is one of the leading U.S.-based providers of financial services to institutions conducting business within the U.S. and across international boundaries, with offices in the U.S. and 37 other countries and territories in North and South America, Asia, Europe, Africa, and the Middle East.

U.S. Corporate and International Banking's net income for 1997 increased $10 million, or 1 percent, from 1996. Higher net interest and noninterest income levels were offset by increases in noninterest expense and the provision for credit losses. The increase in net interest income resulted from higher earning asset balances. Noninterest income was up $273 million predominantly due to increased fees and commissions from the newly acquired Robertson Stephens coupled with improved foreign exchange and trading account profits, higher securities gains, and increased gains on the sales of loans and other assets. Lower commitment fees partially offset the increases in noninterest income. In addition, noninterest income in 1996 included a $43 million gain on the liquidation of an Australian subsidiary and a $39 million gain that resulted from a reduction of BAC's equity interest in KorAm Bank, an Asian investment. Noninterest expense increased in 1997 primarily due to expenses associated with the acquisition of Robertson Stephens. Noninterest expense in 1996 included a $130 million restructuring charge. The increase in the provision for credit losses was primarily related to the volatile conditions in emerging markets toward the end of 1997. These conditions also resulted in lower trading income during the latter part of 1997.

Net income in 1996 for U.S. Corporate and International Banking increased $217 million from 1995. The $161 million increase in net interest income primarily resulted from loan growth, especially in the foreign loan portfolio. Noninterest

BankAmerica Corporation 1997 Annual Report

                                FINANCIAL REVIEW



income was up $329 million from 1995, primarily due to higher trading income, income related to global private equity activities and financial management fees. Also reflected in the 1996 noninterest income are the aforementioned gains on the liquidation of an Australian subsidiary and from a reduction of BAC's equity interest in KorAm Bank. The 1995 amount included a $50 million gain on the sale of an asset received in lieu of debt repayment. Noninterest expense increased in 1996 due to the aforementioned restructuring charge and higher group variable compensation, primarily resulting from higher incentive accruals associated with trading activities.


Middle Market Banking

Middle Market Banking provides a full range of financial products and services, primarily in the West and the Midwest, targeting companies with annual revenues between $5 million and $500 million. Included in this sector is a national commercial finance company, BankAmerica Business Credit, Inc., that serves mid-sized and large companies with specialized needs throughout the U.S. and in Canada.

Middle Market Banking's net income for 1997 increased $8 million, or 2 percent, from 1996. The increase in net interest income was primarily attributable to higher loan volumes.

Net income in 1996 for Middle Market Banking increased $75 million from 1995, primarily attributable to a reduction in the provision for credit losses, reflecting an improvement in credit quality.


Commercial Real Estate Services

Commercial Real Estate Services provides credit and other financial services to a variety of real estate market segments, including developers, investors, pension fund advisors, real estate investment trusts, and property managers. Regional clients are served throughout California and in ten other states. National clients, such as publicly traded corporations and private entities, are served through offices in California.

Commercial Real Estate Services' net income for 1997 increased $22 million, or 11 percent, from 1996, largely due to an increase in net interest income coupled with an improvement in credit losses. Included in net interest income for 1997 was an interest recovery of $23 million from a single borrower. Improved credit quality of commercial real estate loans caused the decrease in the provision for credit losses.

Commercial Real Estate Services' net income for 1996 increased $9 million, or 5 percent, from 1995.



--------------------------------------------------------------------------------
                                BUSINESS SECTORS
--------------------------------------------------------------------------------



                                                                    Year Ended December 31/a/
                                   -------------------------------------------------------------------------------------------------
                                                                                                            U.S. Corporate and
                                                 Total                       Consumer Banking              International Banking
(dollar amounts in millions)          1997       1996       1995       1997       1996       1995       1997       1996       1995
------------------------------------------------------------------------------------------------------------------------------------
OPERATING RESULTS
Net interest income                $  8,669   $  8,587   $  8,462   $  5,455   $  5,529   $  5,239   $  1,573   $  1,464   $  1,303
Noninterest income                    6,128      5,412      4,546      3,031      2,675      2,036      2,409      2,136      1,807
Noninterest expense                   8,521      8,341      8,001      5,257      5,259      4,899      2,198      2,150      1,868
------------------------------------------------------------------------------------------------------------------------------------
  Income before the provisions for
   credit losses and income taxes     6,276      5,658      5,007      3,229      2,945      2,376      1,784      1,450      1,242
Provision for credit losses             950        885        440        643        913        463        359         12         37
Provision for income taxes            2,116      1,900      1,903      1,130        936        856        525        548        532
------------------------------------------------------------------------------------------------------------------------------------
  Net Income                          3,210      2,873      2,664      1,456      1,096      1,057        900        890        673
Preferred stock dividends               100        185        227         45         87        106         34         59         72
------------------------------------------------------------------------------------------------------------------------------------
  Net income attributable
   to common equity                $  3,110   $  2,688   $  2,437   $  1,411   $  1,009   $    951   $    866   $    831   $    601

SELECTED AVERAGE BALANCE
  SHEET COMPONENTS
Loans                              $166,026   $158,451   $146,914   $ 83,322   $ 82,366   $ 75,551   $ 45,860   $ 42,204   $ 40,041
Earning assets                      214,323    203,306    188,204     84,240     83,224     76,383     79,027     72,398     64,598
Total assets                        255,801    241,842    227,173     93,880     93,892     85,820    105,082     94,809     87,715
Deposits                            169,267    161,547    153,986     99,733     96,543     96,332     48,718     45,173     37,371
Common equity                        18,635     17,926     16,715      8,422      8,491      7,814      6,422      5,765      5,373

SELECTED FINANCIAL RATIOS
Return on average
  common equity                       16.69%     15.00%     14.58%     16.77%     11.90%     12.21%     13.48%     14.44%     11.22%
Expense-to-revenue/b/                 54.34      56.86      58.08      58.10      60.35      62.18      52.63      58.19      59.18

------------------------------------------------------------------------------------------------------------------------------------



/a/ For comparability purposes, 1996 and 1995 amounts reflect BAC's business sector allocation methodologies at December 31, 1997.

/b/ Excludes net other real estate owned expense, amortization of intangibles, and expenses associated with trust preferred securities.

NM - Not meaningful.

                                      BankAmerica Corporation 1997 Annual Report

                               FINANCIAL REVIEW


Wealth Management

Wealth Management encompasses a number of strategically significant businesses serving individuals and institutions with sophisticated financial planning and management needs. The range of capabilities represented in Wealth Management includes institutional investment management supporting BAC's corporate and commercial banking relationships, private banking, investment management, and trust services for high-net-worth clients both in the U.S. and internationally.

Wealth Management's net income increased $10 million, or 15 percent, for 1997 compared with 1996. Noninterest income increased primarily due to higher trust fees. Noninterest expense was up during 1997 due to higher compensation and consultant expenses.

Net income for Wealth Management in 1996 increased $20 million from 1995. The increase primarily resulted from higher net interest income and noninterest income partially offset by increased noninterest expense. The increase in net interest income primarily reflected loan growth. Noninterest income increased due to growth in mutual fund and annuity revenues as well as higher trust fees. Noninterest expense increased primarily due to higher performance-based pay.


All Other

This sector includes the results from corporate asset and liability management activities (investment securities, federal funds purchased and sold, institutional and brokered deposits and intermediate debt), along with any residual differences between actual centrally-managed external hedging results and the transfer of interest rate risk hedging to the appropriate business sectors. Also included in this sector are the residual income and expenses related to BAC's Institutional Trust and Securities Services (ITSS) business, which BAC had substantially divested by the end of the first quarter of 1996.

This sector's net income for 1997 decreased $73 million from the amount reported for the comparable period a year ago. Net interest income decreased $59 million due to differences in risk management and risk transfer pricing methodologies. The transfer pricing process used to allocate the effects of hedging to the appropriate business sectors leaves residual differences that contribute to the change in net interest income. Noninterest income for 1996 included a $50 million pre-tax gain associated with the divestiture of the ITSS business. The increase in noninterest expense was primarily related to charges associated with multiple legal matters in 1997. In addition, noninterest expense in 1996 included expenses associated with the ITSS business.


--------------------------------------------------------------------------------
                         BUSINESS SECTORS (CONTINUED)
--------------------------------------------------------------------------------


                                                                            Year Ended December 31/a/
                                           -----------------------------------------------------------------------------------------
                                                                                                   Commercial Real Estate
                                                       Middle Market Banking                              Services
(dollar amounts in millions)                    1997           1996           1995           1997           1996           1995
------------------------------------------------------------------------------------------------------------------------------------
OPERATING RESULTS
Net interest income                           $   917        $   866        $   836        $   438        $   389         $  406
Noninterest income                                224            205            194             36             39             35
Noninterest expense                               504            475            480            104            102            130
------------------------------------------------------------------------------------------------------------------------------------
  Income before the provisions for
    credit losses and income taxes                637            596            550            370            326            311
Provision for credit losses                        --            (32)            21            (52)           (11)           (62)
Provision for income taxes                        255            254            230            194            131            176
------------------------------------------------------------------------------------------------------------------------------------
  Net Income                                      382            374            299            228            206            197
Preferred stock dividends                          10             18             22              4              8             11
------------------------------------------------------------------------------------------------------------------------------------
  Net income attributable
    to common equity                          $   372        $   356        $   277         $  224        $   198         $  186

SELECTED AVERAGE BALANCE
  SHEET COMPONENTS
Loans                                         $21,996        $19,567        $17,621         $9,264        $ 9,712         $9,645
Earning assets                                 22,063         19,612         17,629          9,296          9,730          9,662
Total assets                                   25,258         22,638         21,065          9,650         10,056          9,900
Deposits                                        7,742          7,048          7,264          2,409          2,067          1,592
Common equity                                   1,915          1,783          1,585            691            735            827

SELECTED FINANCIAL RATIOS
Return on average
  common equity                                 19.44%         19.96%         17.57%         32.43%         26.95%         22.31%
Expense-to-revenue/b/                           40.72          42.48          43.64          25.19          29.00          31.30

------------------------------------------------------------------------------------------------------------------------------------


                                                                         Year Ended December 31/a/
                                           -----------------------------------------------------------------------------------------
                                                         Wealth Management                               All Other
(dollar amounts in millions)                    1997           1996           1995           1997           1996           1995
------------------------------------------------------------------------------------------------------------------------------------
OPERATING RESULTS
Net interest income                           $   168        $   162        $   153        $   118        $   177        $   525
Noninterest income                                280            232            224            148            125            250
Noninterest expense                               316            279            288            142             76            336
------------------------------------------------------------------------------------------------------------------------------------
  Income before the provisions for
    credit losses and income taxes                132            115             89            124            226            439
Provision for credit losses                        --              1              1             --              2            (20)
Provision for income taxes                         56             48             42            (44)           (17)            67
------------------------------------------------------------------------------------------------------------------------------------
  Net Income                                       76             66             46            168            241            392
Preferred stock dividends                           3              6              6              4              7             10
------------------------------------------------------------------------------------------------------------------------------------
  Net income attributable
    to common equity                          $    73        $    60        $    40        $   164        $   234        $   382

SELECTED AVERAGE BALANCE
  SHEET COMPONENTS
Loans                                         $ 4,450        $ 3,950        $ 3,470        $ 1,134        $   652        $   586
Earning assets                                  4,609          4,052          3,575         15,088         14,290         16,358
Total assets                                    5,161          4,586          4,151         16,770         15,861         18,522
Deposits                                        6,863          6,640          5,609          3,802          4,076          5,818
Common equity                                     477            438            405            708            714            711

SELECTED FINANCIAL RATIOS
Return on average
  common equity                                 15.66%         14.01%         10.09%            NM             NM             NM
Expense-to-revenue/b/                           64.48          65.83          71.29             NM             NM             NM
------------------------------------------------------------------------------------------------------------------------------------



BankAmerica Corporation 1997 Annual Report

                               FINANCIAL REVIEW


Balance Sheet Review

Overview

At December 31, 1997, BAC's assets totaled $260.2 billion, up $9.4 billion from year-end 1996. Growth in interest-earning assets, primarily trading account assets and securities purchased under resale agreements, increased $3.3 billion and $2.5 billion, respectively, from their 1996 levels. This increase in interest-earning assets was largely funded by increases in securities sold under repurchase agreements and federal funds purchased.

Total deposits increased $4.0 billion, or 2 percent, from year-end 1996. Domestic deposits increased $4.4 billion while foreign deposits decreased $0.4 billion from year-end 1996. Interest-bearing domestic deposits increased $10.5 billion from 1996 primarily due to a $9 billion transfer from noninterest-bearing deposits. The transfer occurred as part of an initiative to reduce reserve requirements on noninterest-bearing deposits at the Federal Reserve Bank. Excluding this transfer, interest-bearing and noninterest-bearing domestic deposits would have increased by approximately $1.5 billion and $3 billion, respectively.

For further information related to BAC's management of assets and liabilities, as well as information on BAC's liquidity and capital, refer to the Risk Management section on pages 44 -- 45 and the Liquidity Risk Management and Capital Management sections on pages 49 -- 53.

Loan Portfolio Management

The Loan Portfolio Management section should be read in conjunction with the credit quality and credit risk management sections. For information regarding credit quality, refer to pages 38 -- 42. For information regarding credit risk management, refer to page 44.

During 1997, increases in the total loan portfolio through new originations were mostly offset by sales and securitizations. At December 31, 1997, BAC's loan and lease portfolio totaled $167.1 billion, an increase of $1.7 billion from year-end 1996. Increases that occurred in the domestic commercial loan and the foreign loan portfolios were offset by a decline in domestic consumer loans, as described more fully in the remainder of this section. The relative composition of the loan portfolios has remained fairly constant, with domestic loans comprising approximately 83 percent and 84 percent of the portfolio at year-ends 1997 and 1996, respectively.

--------------------------------------------------------------------------------
AVAILABLE-FOR-SALE AND HELD-TO-MATURITY SECURITIES--AVERAGE BALANCES AND RATES
--------------------------------------------------------------------------------

                                                                  YEAR ENDED DECEMBER 31
                                                   1997                                          1996
--------------------------------------------------------------------------------------------------------------------------
                                             Rate based     Rate based                     Rate based     Rate based
                                                on fair   on amortized                        on fair   on amortized
(dollar amounts in millions)         Balance/a/   value/b/        cost/b/       Balance/a/      value/b/        cost/b/
--------------------------------------------------------------------------------------------------------------------------
AVAILABLE-FOR-SALE SECURITIES
U.S. Treasury and other government
  agency securities                  $ 1,418       6.51%          6.48%         $ 1,440          6.72%          6.70%
Mortgage-backed securities             7,000       6.85           6.88            6,305          6.83           6.82
Other domestic securities                911       5.56           6.21              786          5.64           6.61
Foreign securities                     2,605/c/    8.31/d/        8.05/d/         2,852/c/       9.69/d/        9.19/d/
--------------------------------------------------------------------------------------------------------------------------
                                     $11,934       7.03%          7.05%         $11,383          7.45%          7.42%

--------------------------------------------------------------------------------------------------------------------------
                                                                        YEAR ENDED DECEMBER 31
                                                             1995
--------------------------------------------------------------------------------------------------
                                                              Rate based          Rate based
                                                                 on fair        on amortized
(dollar amounts in millions)                    Balance/a/         value/b/             cost/b/
----------------------------------------------------------------------------------------------------
AVAILABLE-FOR-SALE SECURITIES
U.S. Treasury and other government
  agency securities                             $ 1,659             6.49%               6.45%
Mortgage-backed securities                        4,962             6.94                6.89
Other domestic securities                           660             5.22                5.84
Foreign securities                                2,487/c/         11.17/d/            10.10/d/
-------------------------------------------------------------------------------------------------
                                                $ 9,768             7.83%               7.64%

-------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
                                                                                      Year Ended December 31,
                                                                       1997                   1996                   1995
------------------------------------------------------------------------------------------------------------------------------------

(dollar amounts in millions)                                Balance/a/    Rate/b/    Balance/a/   Rate/b/    Balance/a/   Rate/b/
 ----------------------------------------------------------------------------------------------------------------------------------

HELD-TO-MATURITY SECURITIES
U.S. Treasury and other government agency securities           $     11      5.18%    $     33      4.95%      $   388      6.72%
Mortgage-backed securities                                        2,022      7.47        2,308      7.60         4,490      7.15
State, county, and municipal securities                             353      7.66          416      7.57           445      7.89
Other domestic securities                                            54      6.86           99      7.28           178      7.62
Foreign securities                                                1,410      7.89        1,491      7.15         1,691      7.62
------------------------------------------------------------------------------------------------------------------------------------
                                                                 $3,850      7.63%      $4,347      7.42%       $7,192      7.29%

------------------------------------------------------------------------------------------------------------------------------------


/a/ Average balances are obtained from the best available daily, weekly, or monthly data.

/b/ Average rates are presented on a taxable-equivalent basis. The taxable-equivalent adjustments are based on a marginal tax rate of 40%.

/c/ Average balances include nonaccrual assets.

/d/ Rates reflect interest received on nonaccrual debt-restructuring par bonds.

                                      BankAmerica Corporation 1997 Annual Report

                               FINANCIAL REVIEW


DOMESTIC CONSUMER LOANS
Domestic consumer loan outstandings at year-end 1997 declined $6.1 billion, or 8 percent, from year-end 1996, primarily due to decreases in residential first mortgages and credit card receivables resulting from loan sales and securitizations. These declines were partially offset by an increase in other installment loans. New originations of residential first mortgages for the year amounted to $16 billion but were more than offset by the sale of $12.5 billion of mortgages, $0.6 billion related to the sale of BofA Hawaii, and $8.6 billion of pay-offs and other activities from the portfolio, resulting in a net decrease of $5.7 billion for 1997. At December 31, 1997, approximately 71 percent of the residential real estate loans were secured by properties in California, compared with 70 percent in 1996. For more information on the portfolio by geographic area and loan type, refer to the table on page 34.

At year-end 1997, the credit card loan portfolio decreased $2.0 billion from its 1996 level, mainly due to securitizations of approximately $2.1 billion of credit card receivables during the year. Excluding the accumulated effects of the credit card securitizations of $3.6 billion and $1.5 billion at December 31, 1997 and 1996, respectively, this portfolio would have increased by $140 million from year-end 1996, primarily outside of California.

The increase in other installment loans at year-end 1997 from year-end 1996 was largely due to increases in manufactured housing loans and auto loans and leases. Growth in auto loans and leases resulted primarily from originations in the Western states, augmented by an expansion of these loans and leases in the Northeast, Southeast, and Midwest regions.

Delinquent domestic consumer loans that are 60 days or more past due decreased $85 million from year-end 1996 reflecting a lower level of delinquencies in two large portfolios: residential first mortgages and residential junior mortgages. Partially offsetting this decrease was an increase in delinquencies related to manufactured housing. At December 31, 1997, the delinquency ratio for the credit card portfolio increased 49 basis points from the 1996 ratio to 2.85 percent. This ratio increase correlates to the upward trend in charge-offs within the credit card portfolio.

TOTAL LOAN OUTSTANDINGS BY GEOGRAPHIC AREA

                                December 31, 1997       December 31, 1996
                                -----------------       -----------------
Northern California                          9.0%                   10.7%
Central California                           5.4%                    8.0%
Southern California                         14.9%                   18.8%
Other Western States                        15.2%                   21.2%
Other U.S.                                  38.4%                   25.3%
Foreign                                     17.1%                   16.0%

--------------------------------------------------------------------------------
                               DOMESTIC CONSUMER
                        LOAN DELINQUENCY INFORMATION/a/
--------------------------------------------------------------------------------

                                                          December 31
(dollar amounts in millions)                   1997          1996          1995
--------------------------------------------------------------------------------
DELINQUENT CONSUMER LOANS
Residential first mortgages                    $417          $477          $642
Residential junior mortgages                     44            62            90
Credit card                                     191           206           190
Other                                           137           129           100
--------------------------------------------------------------------------------
                                               $789          $874        $1,022
--------------------------------------------------------------------------------

DELINQUENT CONSUMER
   LOAN RATIOS/b/

Residential first mortgages                    1.31%         1.27%         1.76%
Residential junior mortgages                   0.30          0.42          0.67
Credit card                                    2.85          2.36          2.08
Other                                          0.66          0.67          0.62
-------------------------------------------------------------------------------
                                               1.06%         1.09%         1.36%
-------------------------------------------------------------------------------

/a/ 60 days or more past due.
/b/ Ratios represent delinquent balances expressed as a percentage of total loans for that loan category.

For further information regarding BAC's domestic consumer loan delinquencies refer to the table above.

DOMESTIC COMMERCIAL LOANS
Domestic commercial loan outstandings increased $5.8 billion, or 10 percent, during 1997, reflecting growth in most commercial loan categories.

Commercial and industrial loans, the largest component of BAC's domestic commercial loan portfolio, consists of loans made to large corporate and middle market customers. At December 31, 1997, domestic commercial and industrial loans totaled $36.6 billion, up $3.2 billion from year-end 1996. The increase in commercial and industrial loans was primarily attributable to a combination of BAC's successful efforts to diversify and expand its market share as well as to increased loan demand from large corporate and middle market borrowers in various industries throughout the U.S. Refer to the table on page 35 for more information on commercial and industrial loans by industry type.

Included in BAC's commercial portfolio are mortgages on large commercial properties, primarily in California, the Northwest, the Southwest, and the Midwest states. At December 31, 1997, commercial loans secured by real estate increased $0.4 billion from year-end 1996. Growth in this loan category resulted from the improved California economy, increased expansion in the Northwest, Southwest, and Midwest states and a general stabilization of the commercial real estate market.

BankAmerica Corporation 1997 Annual Report

                               FINANCIAL REVIEW

----------------------------------------------------------------------------------------------------------------------------------
                                                     LOAN OUTSTANDINGS
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                December 31
   (in millions)                                                       1997         1996         1995         1994         1993
-----------------------------------------------------------------------------------------------------------------------------------
DOMESTIC
Consumer:
   Residential first mortgages                                       $ 31,749     $ 37,459     $ 36,572     $ 33,818     $ 30,483
   Residential junior mortgages                                        14,847       14,743       13,777       13,589       12,847
   Other installment                                                   18,418       16,979       13,834       10,598        9,129
   Credit card/a/                                                       6,697        8,707        9,139        8,020        7,474
   Other individual lines of credit                                     1,937        1,948        1,847        1,736        1,901
   Other                                                                  461          401          319          403          215
------------------------------------------------------------------------------------------------------------------------------------
                                                                       74,109       80,237       75,488       68,164       62,049


COMMERCIAL:
   Commercial and industrial                                           36,602       33,404       32,745       28,814       20,486
   Loans secured by real estate                                        12,897       12,488       10,975       10,277        9,251
   Financial institutions                                               3,485        3,109        2,834        2,872        2,170
   Lease financing                                                      2,892        2,542        1,927        1,814        1,715
   Loans for purchasing or carrying securities                          2,668        1,941        1,458        1,529        3,090
   Construction and development loans
        secured by real estate                                          2,206        2,252        3,153        3,616        4,418
   Agricultural                                                         1,824        1,696        1,737        1,840        1,679
   Other                                                                1,896        1,270        1,574        1,623        1,478
------------------------------------------------------------------------------------------------------------------------------------
                                                                       64,470       58,702       56,403       52,385       44,287

                                                                      138,579      138,939      131,891      120,549      106,336


FOREIGN
   Commercial and industrial                                           18,484       16,394       15,003       13,496       11,448
   Banks and other financial institutions                               3,904        3,958        3,386        2,516        2,279
   Governments and official institutions                                  840          970        1,020          896        3,429
   Other                                                                5,304        5,154        4,073        3,455        3,064
------------------------------------------------------------------------------------------------------------------------------------
                                                                       28,532       26,476       23,482       20,363       20,220
   Total loans                                                        167,111      165,415      155,373      140,912      126,556

   Less: Allowance for credit losses                                    3,500        3,523        3,554        3,690        3,508
------------------------------------------------------------------------------------------------------------------------------------
                                                                     $163,611     $161,892     $151,819     $137,222     $123,048

------------------------------------------------------------------------------------------------------------------------------------

/a/ Excludes $3,621 million and $1,471 million of securitized credit card receivables at December 31, 1997 and December 31, 1996, respectively.


------------------------------------------------------------------------------------------------------------------------------------
                         DOMESTIC CONSUMER LOANS BY GEOGRAPHIC AREA AND LOAN TYPE AS OF DECEMBER 31, 1997
------------------------------------------------------------------------------------------------------------------------------------
                                       Residential  Residential
                                             First       Junior  Manufactured                                 Other         Total
   (in millions)                         Mortgages    Mortgages       Housing         Auto  Credit Card     Consumer     Consumer
------------------------------------------------------------------------------------------------------------------------------------
   California                              $23,161      $ 9,775        $  884       $3,010       $3,064       $2,135      $42,029
   Washington                                1,146        1,956           345        1,693        1,166          817        7,123
   Arizona                                     792        1,007           252          550          155           93        2,849
   Texas                                       729          104           673          839          232          114        2,691
   Oregon                                      844          566           147          240          201           97        2,095
   Other/a/                                  5,077        1,439         6,520        1,333        1,879        1,074       17,322
------------------------------------------------------------------------------------------------------------------------------------
                                           $31,749      $14,847        $8,821       $7,665       $6,697       $4,330      $74,109

------------------------------------------------------------------------------------------------------------------------------------

/a/ No other state individually exceeded 2 percent of total domestic consumer loans.

                                      BankAmerica Corporation 1997 Annual Report

                               FINANCIAL REVIEW


--------------------------------------------------------------------------------
                    DOMESTIC COMMERCIAL AND INDUSTRIAL LOANS
                                BY INDUSTRY TYPE
--------------------------------------------------------------------------------

                                                                 December 31

(in millions)                                               1997            1996
--------------------------------------------------------------------------------
Entertainment                                            $ 3,143         $ 2,974
Credit institutions and other finance                      2,437           2,794
Real estate                                                2,190           1,972
Energy                                                     2,033           1,395
Business services                                          1,909           1,431
Health care                                                1,905           1,847
Electronics                                                1,832           1,406
Motor vehicle -- wholesale/retail                          1,754           1,390
Agribusiness                                               1,621           1,388
Construction/contractors                                   1,364           1,285
Industrial machinery                                       1,313           1,026
Personal and food services                                 1,277           1,349
Primary metals                                             1,158           1,027
Forest products                                            1,141             984
Consumer beverages and food                                1,112           1,035
Department/specialty stores                                1,109           1,063
Grocery/drug stores                                          985             949
Utilities                                                    958           1,001
Telecommunications                                           908             697
Printing and publishing                                      814             762
Chemicals                                                    744             758
Other/a/                                                   4,895           4,871
--------------------------------------------------------------------------------
                                                         $36,602         $33,404
--------------------------------------------------------------------------------

/a/ For each period presented, no other industry type individually exceeded
    2 percent of total domestic commercial and industrial loans.

    FOREIGN LOANS

    Total foreign loan outstandings increased $2.1 billion, or 8 percent, from year-end 1996, primarily in the commercial and industrial loan portfolio. Part of this increase is reflected in the growth of cross-border outstandings in Mexico during 1997 as shown in the table on the next page. This growth reflects the improvement in the Mexican economy and resulted from an active marketing effort with strong existing and newly developed relationships that enabled BAC to expand its client base and to further diversify portfolio risk over a broader base of customers and industries.

    RECENT INTERNATIONAL DEVELOPMENTS

    A number of countries in Asia, including Korea (discussed below), are experiencing difficulty due to a combination of structural problems and market reaction to increased awareness of those problems. While each country's situation is different, many share the common threads of: (1) government actions which restrain normal functioning of free markets in physical goods, capital or currencies, (2) perceived weakness of the banking systems, and (3) perceived overvaluation of the currencies. Because some individual and institutional sources of capital both within and outside of some of these countries have reacted to this situation by moving capital out of the countries or reducing the flow of capital into these countries, there are now liquidity problems as well as structural problems in some of these countries.

    These problems will cause some of BAC's customers to have difficulty repaying credit extensions. We anticipate some increase in problem loans which may be reflected in an increase in nonaccrual assets, provision for credit losses, and actual charge-offs. In addition, the economies of these countries will grow more slowly than had been generally expected and in some cases they will experience actual recession. This will make it more difficult for BAC to generate revenue from Asia. At year-end 1997 those effects on BAC were not substantial, but this situation may change.

    In addition, and closely related to the matters described above, the currency and securities markets related to these countries were far more volatile than usual. Such market conditions provide both increased opportunities for trading gains and increased risk of trading losses.

    It should be noted that Japan, while in a very different situation than many of the other countries, itself is experiencing slow growth, a strained banking system and much internal discussion as to the proper pace of market reform. As noted on pages 36 -- 37, BAC has considerable business in Japan. It is too soon to determine the ultimate impact on BAC's financial results from the ongoing developments in Japan.

    BAC management believes that if the industrialized countries continue to support orderly markets and structural reform through their individual actions and through supranational agencies, if the countries of Asia continue to implement structural reform, and if all countries avoid protectionist and isolationist policies and practices, this period of difficulty should end in approximately two years (with country by country variations) and the countries of Asia which have done best at the structural reforms will be stronger than before. BAC expects that Asia will remain an important market for the financial services which it provides and intends to remain active in that market. BAC has already adjusted its activities (including its borrower selection) in view of the risks and opportunities discussed above, and has increased its foreign credit reserves due to those risks as more fully discussed on pages 38-40. BAC will continue to adjust its activities on a country by country basis depending on managerial judgment of the likely developments in each country and will take such actions on credit reserves as is appropriate.

    Of the countries experiencing liquidity constraints, BAC had exposure to South Korea in excess of one percent of total assets as of December 31, 1997. BAC's total cross-border outstandings to South Korea at December 31, 1997 amounted to $2.8 billion and represented 1.09 percent of total assets. Included in these outstandings were $1 billion in short-term trade finance borrowings and $208 million in net local currency outstandings. Gross local currency outstandings were $229 million. In addition to the cross-border outstandings, BAC had derivative and foreign exchange instruments to South Korean counterparties whose fair value was $335 million, which was equal to its credit exposure, at December 31, 1997.

BankAmerica Corporation 1997 Annual Report

                               FINANCIAL REVIEW


--------------------------------------------------------------------------------
   CROSS-BORDER OUTSTANDINGS EXCEEDING ONE PERCENT OF TOTAL ASSETS/a/b/c/d/
--------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                       Cross-Border
                                                                                                        Total          Outstandings
                                                            Public                     Private     Cross-Border     as a Percentage
(dollar amounts in millions)           December 31          Sector/e/      Banks/e/    Sector/e/   Outstandings     of Total Assets
------------------------------------------------------------------------------------------------------------------------------------
SOUTH KOREA                                   1997          $    1        $1,193        $1,644           $2,838                1.09%
                                              1996              --         1,327         1,453            2,780                1.11
                                              1995             106         1,189         1,143            2,438                1.05

Mexico                                        1997           1,096           217         1,472            2,785                1.07
                                              1996             674           178           465            1,317                0.53
                                              1995             803           114           453            1,370                0.59

Japan                                         1997              10           596         2,020            2,626                1.01
                                              1996              23         1,285         1,852            3,160                1.26
                                              1995               7         2,253         2,546            4,806                2.07

------------------------------------------------------------------------------------------------------------------------------------



/a/ Cross-border outstandings include the following assets, primarily in U.S.
    dollars, with borrowers or customers in a foreign country: loans, accrued interest, acceptances, interest-bearing deposits with other banks, trading assets, available-for-sale securities, held-to-maturity securities, other interest-earning investments, and other monetary assets. Local currency outstandings that are neither hedged nor funded by local currency borrowings are included in cross-border outstandings. Guarantees of outstandings of borrowers of other countries are considered outstandings of the guarantor. Loans made to, or deposits placed with, a branch of a foreign bank located outside the foreign bank's home country are considered loans or deposits with the country in which the foreign bank is headquartered. Outstandings of a country do not include amounts of principal or interest that are supported by written, legally enforceable guarantees by guarantors from other countries or the amount of outstandings to the extent that they are secured by tangible, liquid collateral held and realizable by BAC outside the country.

/b/ At December 31, 1997, total unfunded commitments of the countries listed, whose unfunded commitments exceeded 10 percent of their respective cross-border outstandings, were as follows: Mexico -- $1,133 million and Japan -- $643 million.

/c/ Included in the cross-border outstandings of the countries listed are loans and other interest-bearing assets on nonaccrual status of $32 million for Mexico at December 31, 1996 and $17 million for Japan at December 31, 1995.

/d/ No country excluded from this table had cross-border outstandings between
    0.75 percent and 1.00 percent of total assets for any of the periods presented except as follows: Spain -- $2,571 million, Brazil -- $2,202 million, and Canada -- $2,028 million at December 31, 1997, and $2,000 million for Spain at December 31, 1996.

    Not included in cross-border outstandings with Mexico were par bonds issued by the government of Mexico with a face value of $1,228 million at December 31, 1997 and $1,341 million at December 31, 1996 and 1995. The par bonds had a carrying value of $1,024 million, $1,202 million and $1,162 million at December 31, 1997, 1996, and 1995, respectively. At December 31, 1997, the par bonds had a total fair value of approximately $1,023 million. Certain of these par bonds were recorded in available-for-sale securities and carried at their fair value of $391 million at December 31, 1997, while the remainder of these par bonds were recorded in held-to-maturity securities at their amortized cost. Principal repayment of these par bonds is collateralized by zero-coupon U.S. Treasury securities that, at maturity in 2019, will have a redemption value equal to the face value of the par bonds. At December 31, 1997, this collateral had a fair value of approximately $329 million. Future interest payments for a rolling eighteen-month period are also collateralized by additional U.S. dollar-denominated securities permitted by the agreement. Mexico's cross-border outstandings also excluded additional loans of $30 million at December 31, 1997, 1996, and 1995, which were fully collateralized at maturity by separate zero-coupon U.S. Treasury securities.

/e/ Sector definitions are based on Federal Financial Institutions Examination
    Council instructions for preparing the Country Exposure Report.


    No cross-border outstandings to South Korea were reported as restructured at December 31, 1997, and there were no nonaccrual assets to South Korean borrowers at that date.

    During the fourth quarter of 1997, the government of South Korea and the IMF reached an agreement in which the IMF agreed to provide financial support in return for the government's implementation of monetary and other economic reforms. In addition, many of the country's commercial bank lenders agreed to roll over their debt. Both of these actions were an effort to relieve the country's short-term liquidity pressures.


--------------------------------------------------------------------------------
                      SUMMARY OF CROSS-BORDER OUTSTANDINGS
                                WITH SOUTH KOREA
--------------------------------------------------------------------------------


(in millions)                                                              1997
--------------------------------------------------------------------------------
Balance, beginning of year                                               $2,780
Net change in short-term cross-border
  outstandings                                                               94
Changes in long-term cross-border
  outstandings:
    New principal                                                            40
    Principal repayments                                                    (76)
--------------------------------------------------------------------------------
    Balance, end of year                                                 $2,838

--------------------------------------------------------------------------------

    Subsequent to year-end 1997, South Korea reached an agreement in principle with a group of international creditors whereby international creditors will be able, on a voluntary basis, to exchange certain loans to South Korean financial institutions which mature in 1998 for new loans to those institutions. These new loans will be guaranteed by the South Korean government and will mature in one, two, or three years. At the date of the agreement in principle, a target date of the end of March was set for the exchange. BAC intends to use this program for the eligible loans which it holds.

    REGIONAL FOREIGN EXPOSURES

    Through its credit and market risk management activities, BAC has been devoting special attention to those countries that have been negatively impacted by increasing global economic pressures. This includes special attention to those Pacific Rim countries that are currently experiencing currency and other economic problems. For more information on BAC's risk management processes, refer to pages 44-49.

                                      BankAmerica Corporation 1997 Annual Report

                               FINANCIAL REVIEW



--------------------------------------------------------------------------------
                           REGIONAL FOREIGN EXPOSURE
--------------------------------------------------------------------------------


(in millions)                                                    Year Ended December 31, 1997
------------------------------------------------------------------------------------------------------------------------------------
                                                Cross-Border Loans/f/                                                 Other
                                   Total       -----------------------       Net Local                      ------------------------
                            Cross-Border                    Medium-and        Currency                                    Medium-and
Region/Country              Outstandings/a/    Short-Term    Long-Term    Outstandings/b/   Securities/c/   Short-Term/d/  Long-Term
------------------------------------------------------------------------------------------------------------------------------------
ASIA
China                            $   653           $  383       $    58         $    2          $   --          $  160        $   50
Hong Kong                          1,328              498           202            345              --             104           179
India                              1,191              142           212            546              --             268            23
Indonesia                            684              136           230             81              --             237            --
Japan                              2,626              205           207          1,442              --             722            50
Korea (South)                      2,838              691            87            208              --           1,727           125
Malaysia                             532              249            85            156              --              11            31
Pakistan                             351                2             6            312              --              31            --
Philippines                          571              184            67             --              50             254            16
Singapore                          1,107              322            54            624              --              64            43
Taiwan                               865              565           182             --              --             100            18
Thailand                             881              436           182            166              --              95             2
Other                                 73               50             8             10              --               5            --
------------------------------------------------------------------------------------------------------------------------------------
                                  13,700            3,863         1,580          3,892              50           3,778           537

CENTRAL AND EASTERN EUROPE
Russia Federation                    426               33             5             --               2             385             1
Other                                286               41            77             10              --             153             5
------------------------------------------------------------------------------------------------------------------------------------
                                     712               74            82             10               2             538             6

LATIN AMERICA
Argentina                          1,366              288           247            354             188             253            36
Brazil                             2,202              741           240            791              47             329            54
Chile                              1,567              339           742            476              --              --            10
Colombia                             584              112           287            144              19              15             7
Mexico                             3,839              803           831/e/         340           1,179             197           489
Venezuela                            385               73            --             --             256              37            19
Other                                138               --             4             --              87              46             1
------------------------------------------------------------------------------------------------------------------------------------
                                  10,081            2,356         2,351          2,105           1,776             877           616
  Total                          $24,493           $6,293        $4,013         $6,007          $1,828          $5,193        $1,159
------------------------------------------------------------------------------------------------------------------------------------


/a/ Includes the following assets, primarily in U.S. dollars, with borrowers in a foreign country: loans, accrued interest, acceptances, interest-bearing deposits in banks, trading account assets, available-for-sale and held-to-maturity securities, other interest-bearing investments, and other monetary assets. Amounts also include local currency outstandings that are not funded by local currency borrowings, and available-for-sale and held-to-maturity securities that are collateralized by U.S. Treasury securities. Amounts do not include unrealized gains on off-balance-sheet instruments which totaled $10,929 million for consolidated BAC. For the countries in this table, these gains totaled $3,429 million, including $1,429 and $527 million for Japan and Thailand, respectively. No other country individually exceeded $400 million in total unrealized gains.

/b/ Represents local currency assets in a foreign country that are neither hedged nor funded by local currency borrowings. These amounts do not necessarily reflect the results of BAC's foreign currency management activities and therefore, BAC's net foreign exchange exposures in the respective currencies are typically significantly smaller. Total local currency liabilities for the countries in the table amounted to $6,017 million, including $3,464 million for Hong Kong, $760 million for Taiwan, $514 million for India, $379 million for Singapore, and $262 million for Malaysia. No other country exceeded $200 million in local currency liabilities.

/c/ Amounts represent available-for-sale and held-to-maturity securities and include securities that are collateralized by U.S. Treasury securities as follows: Mexico -- $1,024 million, Venezuela -- $234 million, Philippines -- $20 million, and Latin America Other -- $87 million. Held-to-maturity securities amounted to $1,141 million with a fair value of $1,165 million.

/d/ Includes the following assets with borrowers in a foreign country: accrued interest receivable, acceptances, interest-bearing deposits in banks, trading account assets, other interest-earning investments, and other short-term monetary assets.

/e/ Includes a $30 million loan that is collateralized by zero-coupon U.S.
    Treasury securities.

/f/ Total loans include nonaccrual loans of $110 million.


    In connection with its efforts to maintain a diversified portfolio, BAC limits its exposure to any one geographic region or country and monitors this exposure on a continuous basis. The table above sets forth selected cross-border regional exposures of BAC as of December 31, 1997, including net local currency assets. Exposure represents loans, securities including restructured debt, and other monetary assets, and also includes net local currency monetary assets that have not been funded through local currency borrowings. The table above is different than previous years' disclosures, which were limited to emerging market exposures. This new table was adopted to portray a more comprehensive picture of BAC's foreign exposures in selected regions.

    As part of its efforts to monitor these regional exposures, BAC manages its currency risks, including its local currency activities in these foreign countries. The result of this foreign currency management is that BAC's net unhedged position in any given foreign currency is typically significantly smaller than the amounts set forth as net local currency outstandings in the table. For more information regarding currency risks, refer to page 48.

BankAmerica Corporation 1997 Annual Report

                               FINANCIAL REVIEW

----------------------------------------------------------------------------------------------------------------------------
                                                ALLOWANCE FOR CREDIT LOSSES
----------------------------------------------------------------------------------------------------------------------------
                                                                                   Year Ended December 31
   (in millions)                                                  1997         1996         1995         1994         1993
----------------------------------------------------------------------------------------------------------------------------
Balance, beginning of year                                      $3,523       $3,554       $3,690       $3,508       $3,921

CREDIT LOSSES
Domestic consumer:
 Residential first mortgages                                        21           42           49           49           23
 Residential junior mortgages                                       47           70           74           88          104
 Credit card                                                       511          463          386          382          488
 Other installment                                                 395          354          174          164          200
 Other individual lines of credit                                   88           79           69           59           90
 Other                                                              23           15            9            8           10
Domestic commercial:
 Commercial and industrial                                         119          132          139           47          230
 Loans secured by real estate                                       23           22           50           52           91
 Financial institutions                                             --           45            1            2           18
 Lease financing                                                     4            1            1            1            9
 Loans for purchasing or carrying securities                        --           --            5           --            2
 Construction and development loans secured by real estate           7           61           36           86          291
 Agricultural                                                        1            2            3            8            7
Foreign                                                             66           39           15           42           36
----------------------------------------------------------------------------------------------------------------------------
 Total credit losses                                             1,305        1,325        1,011          988        1,599

CREDIT LOSS RECOVERIES
Domestic consumer:
 Residential first mortgages                                         1            1            1            4            1
 Residential junior mortgages                                       14           17           16           18           14
 Credit card                                                        38           37           41           54           53
 Other installment                                                 156          163           72           73           85
 Other individual lines of credit                                    8            9            9           11           12
 Other                                                               5            4            3            3            3
Domestic commercial:
 Commercial and industrial                                          42           82           83           94          111
 Loans secured by real estate                                        8           15           16           25           34
 Financial institutions                                             79           --            5           16            2
 Lease financing                                                     2            3            4            6            6
 Loans for purchasing or carrying securities                         4            1           --           --           --
 Construction and development loans secured by real estate          17           11           66           82           87
 Agricultural                                                        3            4            7            8           10
Foreign                                                             27           60           99          124           66
----------------------------------------------------------------------------------------------------------------------------
 Total credit loss recoveries                                      404          407          422          518          484
 Total net credit losses                                           901          918          589          470        1,115
Provision for credit losses                                        950          885          440          460          803
Allowance related to mergers and acquisitions/a/                    --           --            3          241           12
Other net additions (deductions)                                   (72)/b/        2           10          (49)        (113)/c/
----------------------------------------------------------------------------------------------------------------------------
     Balance, End of Year                                       $3,500       $3,523       $3,554       $3,690       $3,508

----------------------------------------------------------------------------------------------------------------------------

/a/ Represents the addition of consummation date allowances for credit losses of Arbor National Holdings, Inc. in 1995, Continental and Liberty Bank of $238 million and $3 million, respectively, in 1994, and First Gibraltar in 1993.
/b/ Includes allowance for credit losses associated with the sale of SPFS and
    BofA Hawaii of $60 million and $8 million, respectively.
/c/ Due to the transfer of certain assets net of their related allowance to other assets, the allowance for credit losses was reduced by $128 million during 1993 which included $88 million of regulatory-related allocated transfer risk reserve (ATRR). Subsequent to the transfer the allowance did not include any ATRR.


ALLOWANCE FOR CREDIT LOSSES

The allowance for credit losses at December 31, 1997 was $3,500 million, or 2.09 percent of total loan outstandings, compared with $3,523 million, or 2.13 percent, at December 31, 1996. Excluding outstandings in the residential first mortgage loan portfolio and the portion of the allowance associated with these outstandings, the ratios were 2.52 percent and 2.67 percent of loans at year-end 1997 and 1996, respectively. The ratio of the allowance for credit losses to total nonaccrual assets was 389 percent at December 31, 1997, up from 315 percent at December 31, 1996.

The table on the bottom of page 39 shows the allocation of the allowance for credit losses by loan type. This allocation is based on management's judgment of potential losses in the respective loan portfolios. While management has allocated the allowance to various portfolio segments, it is general in nature and is available for the loan portfolio in its entirety.

                                      BankAmerica Corporation 1997 Annual Report

                               FINANCIAL REVIEW

ALLOWANCE FOR CREDIT LOSSES AS A PERCENTAGE OF NONACCRUAL ASSETS

                1993     1994     1995     1996     1997
                ----------------------------------------
                122%     177%     188%     315%     389%

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

In part, the allowance amounts are calculated using migration models that are based on historical loss experience. In addition, the credit officer responsible for each portfolio segment makes adjustments based on qualitative evaluations of individual classified assets, knowledge of portfolio segment conditions, and on the officer's judgment of factors that are expected to influence the future performance of the portfolio. These factors include geographic and portfolio concentrations, new products or markets, evaluation of the changes in the historical loss experience component, and projections of this component into the current and future periods based on current knowledge and conditions.

The Composition of Allowance for Credit Losses table below displays how the allowance for credit losses associated with special mention and classified assets is determined by combining the historical loss experience component with the credit management allocated component. The statistical model that BAC uses in calculating the historical loss experience component reflects the portfolio experience over a full economic cycle.

--------------------------------------------------------------------------------
                            COMPOSITION OF ALLOWANCE
                                FOR CREDIT LOSSES
--------------------------------------------------------------------------------

                                                  December 31
(in millions)                     1997      1996      1995      1994      1993
--------------------------------------------------------------------------------
Special mention
  and classified:
 Migration model
  benchmark                     $  353    $  349    $  506    $  516    $  475
 Qualitative credit
  management
  evaluation                       592       426       377       428       770
--------------------------------------------------------------------------------
    Total special mention
     and classified                945       775       883       944     1,245

Other:
  Domestic consumer              1,432     1,414     1,247     1,059     1,072
  Domestic commercial              282       252       229       223       151
  Foreign                          591       300       300       270       165
--------------------------------------------------------------------------------
    Total allocated              3,250     2,741     2,659     2,496     2,633
Unallocated                        250       782       895     1,194       875
--------------------------------------------------------------------------------
                                $3,500    $3,523    $3,554    $3,690    $3,508
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
             ALLOCATION OF ALLOWANCE FOR CREDIT LOSSES BY LOAN TYPE/a/
--------------------------------------------------------------------------------

                                                                         December 31
                                     1997                 1996                 1995                 1994                 1993
                           ---------------------------------------------------------------------------------------------------------
                                         Percent              Percent              Percent              Percent              Percent
                                         of Loan              of Loan              of Loan              of Loan              of Loan
(dollar amounts in millions) Allowance  Category  Allowance  Category  Allowance  Category  Allowance  Category  Allowance  Category
------------------------------------------------------------------------------------------------------------------------------------

Domestic consumer:
 Residential first mortgages  $   86        0.27%  $  110        0.29%  $  115        0.31%  $   91        0.27%  $   55      0.18%
 Residential junior mortgages    112        0.75      165        1.12      177        1.28      186        1.37      152      1.18
 Credit card                     411        6.13      385        4.42      394        4.31      344        4.29      425      5.69
 Other consumer                  822        3.95      755        3.91      561        3.51      438        3.44      440      3.91
Domestic commercial:
 Commercial and industrial/b/    513        1.25      528        1.44      458        1.28      396        1.24      368      1.47
 Loans secured by real estate    189        1.46      208        1.67      140        1.28      166        1.62      165      1.78
 Financial institutions           11        0.32        4        0.12       10        0.37        6        0.21        8      0.38
 Lease financing                  32        1.11       45        1.79       48        2.51       51        2.81       48      2.81
 Construction and development
  loans secured by real
  estate                          48        2.16       73        3.26      293        9.28      389       10.76      611     13.83
 Agricultural                     21        1.15       43        2.53       35        1.99       38        2.07       39      2.30
Foreign                        1,005        3.52      425        1.61      428        1.82      391        1.92      322      1.59
Unallocated                      250          --      782          --      895          --    1,194          --      875        --
------------------------------------------------------------------------------------------------------------------------------------
                              $3,500        2.09%  $3,523        2.13%  $3,554        2.29%  $3,690        2.62%  $3,508      2.77%

------------------------------------------------------------------------------------------------------------------------------------

/a/ Includes the allowance for credit losses on impaired loans of $81 million and $115 million at December 31, 1997 and 1996, respectively. While management has allocated the allowance to various portfolio segments, it is general in nature and is available for the loan portfolio in its entirety.
/b/ Includes the allowance for credit losses for commercial and industrial loans, loans for purchasing or carrying securities, and other commercial loans.

BankAmerica Corporation 1997 Annual Report

                               FINANCIAL REVIEW



After an allowance has been established for the loan portfolio segments, credit management determines an unallocated portion of the allowance for credit losses after reviewing factors such as the general economic conditions, recognition of specific regional and international geographic concerns, and trends in portfolio growth. When events occur that allow credit management to more clearly identify the risks in the portfolio, the unallocated portion of the allowance for credit losses may be reallocated. The decline in the unallocated portion of the allowance for credit losses in 1997 resulted from a reallocation to address specific portfolio segments, primarily to the foreign component due to the foreign transfer risk in Asia and emerging markets globally. See page 35 for further discussion on recent international developments.

The special mention and classified loans referred to in the table on page 39 include all loans that have been internally risk rated as "special mention," "substandard," or "doubtful." Special mention assets are potentially weak, as the borrower has begun to exhibit deteriorating trends, which if not corrected, could jeopardize repayment of the loan and result in a "substandard" classification.

Classified assets include those that are deemed "substandard" or "doubtful." Substandard assets have a well-defined weakness, which if not corrected, jeopardizes the full satisfaction of the debt. An asset classified as "doubtful" has critical weaknesses that make full collection improbable. However, because of pending events that may work to strengthen the asset, the amount and timing of the possible loss cannot be determined. BAC's actual historical loss experience since 1993 indicates ultimate loss rates for "special mention," "substandard," and "doubtful" loans of approximately 2 percent, 6 percent, and 34 percent, respectively.

Net credit losses totaled $901 million in 1997, a decrease of $17 million from 1996. The decrease related to the domestic commercial portfolio and was offset by increases associated with the domestic consumer and foreign portfolios.

Domestic commercial net credit losses decreased $148 million from 1996, reflecting a large recovery from a financial institution borrower as an outcome of an asset sale, and an overall decrease in domestic commercial credit losses of $109 million.

Domestic consumer net credit losses were $863 million in 1997, an increase of $71 million from 1996. This increase was primarily in the consumer installment and credit card categories. Growth in the consumer other installment portfolio, primarily manufactured housing loans, resulted in higher charge-offs. Higher levels of personal bankruptcy filings contributed to increased charge-offs in the credit card portfolio.

Net credit losses in the foreign loan portfolio were $39 million in 1997, up $60 million from a net recovery of $21 million in 1996. This increase was primarily due to credit losses of $48 million in Asia.

---------------------------------------------------------------------------------------------------------------
                  NET CREDIT LOSSES (RECOVERIES) AS A PERCENTAGE OF AVERAGE LOAN OUTSTANDINGS
---------------------------------------------------------------------------------------------------------------
                                                                           Year Ended December 31
                                                                1997      1996      1995      1994      1993
---------------------------------------------------------------------------------------------------------------
Domestic consumer:
 Residential first mortgages                                    0.06%     0.11%     0.14%     0.14%     0.07%
 Residential junior mortgages                                   0.22      0.37      0.42      0.53      0.67
 Credit card                                                    6.07      4.82      4.19      4.50      5.81
 Other installment                                              1.32      1.25      0.86      0.56      0.74
 Other individual lines of credit                               4.12      3.75      3.31      0.58      0.93
 Other                                                          4.34      3.56      1.84      1.25      2.69
Domestic commercial:
 Commercial and industrial                                      0.23      0.15      0.18     (0.20)     0.58
 Loans secured by real estate                                   0.12      0.08      0.32      0.29      0.59
 Financial institutions                                        (2.49)     1.58     (0.17)    (0.64)     0.80
 Lease financing                                                0.10     (0.11)    (0.16)    (0.30)     0.20
 Loans for purchasing or carrying securities                   (0.22)    (0.11)     0.36        --      0.11
 Construction and development loans secured by real estate     (0.46)     1.77     (0.89)     0.10      3.57
 Agricultural                                                  (0.15)    (0.14)    (0.23)       --     (0.23)
  Total domestic                                                0.62      0.70      0.54      0.50      1.09
 Foreign                                                        0.14     (0.09)    (0.39)    (0.44)    (0.16)
  Total loans                                                   0.54      0.58      0.40      0.37      0.89

---------------------------------------------------------------------------------------------------------------

                                      BankAmerica Corporation 1997 Annual Report

                                FINANCIAL REVIEW


--------------------------------------------------------------------------------
                                NONACCRUAL ASSETS
--------------------------------------------------------------------------------

                                             December 31
(in millions)             1997     1996         1995       1994       1993
--------------------------------------------------------------------------------
DOMESTIC LOANS
Consumer:
 Residential
  first mortgages       $  345      $ 354/a/  $  311     $  319     $  406
 Residential
  junior mortgages          43         59/a/      72         56         49
 Other                       5          2          2          7          4
Commercial:
 Commercial
  and industrial           150        241        511        420        457
 Loans secured
  by real estate           104        206        280        347        570
 Financial institutions     41         --         46          3         64
 Lease financing             5          1         --          1         18
 Construction and
  development loans
  secured by real estate    30         95        495        680      1,037
 Agricultural               18         28         29         31         49
-------------------------------------------------------------------------------
                           741        986      1,746      1,864      2,654

FOREIGN LOANS,
 PRIMARILY
 COMMERCIAL                156        109        142        215        232
Other interest-bearing
 assets                 $    2         23          3          1         --
-------------------------------------------------------------------------------
                        $  899/b/  $1,118/b/  $1,891/b/  $2,080/b/  $2,886/b,c/

-------------------------------------------------------------------------------

/a/ Reflects the effect of a change in the past due period on nonaccrual loans, which is discussed in the Nonperforming Assets section.

/b/ Excludes certain nonaccrual debt-restructuring par bonds and other instruments that were included in available-for-sale and held-to-maturity securities of $0.3 million, $67 million, $62 million, and $441 million at December 31, 1997, 1996, 1995, and 1994 respectively. Also excludes certain other nonaccrual loans and other instruments issued by various governments of $1 million, $8 million, and $196 million at December 31, 1995, 1994, and 1993 respectively, that were included in other assets at the lower of cost or fair value.

/c/ Excludes nonaccrual assets that were identified for accelerated disposition with carrying values prior to reclassification to other assets of $0.6 billion at December 31, 1993. These nonaccrual assets were included in other assets at the lower of cost or fair value.


Nonperforming Assets

Nonperforming assets include assets that are on nonaccrual status and other real estate owned (OREO). Total nonaccrual assets decreased $219 million, or 20 percent, from year-end 1996. This decrease reflected improvements in most segments of the domestic loan portfolio, particularly in commercial and industrial loans, construction and development loans secured by real estate, and commercial loans secured by real estate. These improvements resulted primarily from payments on nonaccrual loans. Other significant factors that contributed to the decrease were the restoration of nonaccrual loans to accrual status and charge-offs. Partially offsetting this overall decline was a large domestic financial institution loan that was placed on nonaccrual status during the second half of 1997 and an increase in foreign nonaccrual loans. The increase in foreign nonaccrual loans was concentrated in Asia primarily due to the previously discussed economic pressures in this area.

--------------------------------------------------------------------------------
                     ANALYSIS OF CHANGE IN NONACCRUAL ASSETS
--------------------------------------------------------------------------------

                                                          December 31
(in millions)                                  1997          1996          1995
--------------------------------------------------------------------------------
Balance, beginning of year                  $ 1,118       $ 1,891       $ 2,080

Additions:
 Loans placed on
  nonaccrual status                             582           505         1,432
 Leases acquired                                 --            34            --
 Other                                           --           144/a/         --

Deductions:
 Sales                                         (150)         (130)          (35)
 Restored to accrual status                    (178)         (360)         (399)
 Foreclosures                                    (9)          (25)         (113)
 Charge-offs                                   (134)         (237)         (188)
 Other, primarily payments                     (330)         (704)         (886)
--------------------------------------------------------------------------------
Balance, End of Year                        $   899       $ 1,118       $ 1,891

--------------------------------------------------------------------------------

/a/ Reflects the effect of a change in the past due period on nonaccrual loans, which is discussed in the Nonperforming Assets section.


During the fourth quarter of 1996, BAC changed the past due period for nonaccrual residential real estate loans and consumer loans that were collateralized by junior mortgages on residential real estate from 180 days to 90 days. As a result of this change, nonaccrual loans increased by $144 million, while loans past due 90 days or more and still accruing interest decreased by the same amount in the fourth quarter of 1996.

NONACCRUAL ASSETS AT YEAR END
(in millions of dollars)

                1993       1994      1995      1996      1997
                -----------------------------------------------
                $2,886     $2,080    $1,891    $1,118    $  899

BankAmerica Corporation 1997 Annual Report

                                FINANCIAL REVIEW

---------------------------------------------------------------------------------------------------------------------------
                           CASH INTEREST PAYMENTS ON NONACCRUAL ASSETS BY LOAN TYPE/a/
---------------------------------------------------------------------------------------------------------------------------
                                                                       December 31, 1997
                                         ----------------------------------------------------------------------------------
                                          Contractual                        Cumulative     Nonaccrual         Book as a
                                            Principal     Cumulative   Interest Applied           Book     Percentage of
(dollar amounts in millions)                  Balance    Charge-offs       to Principal        Balance       Contractual
---------------------------------------------------------------------------------------------------------------------------
DOMESTIC
   Consumer:
     Residential first mortgages              $   346         $    1               $--            $345                99%
     Residential junior mortgages                  43             --                --              43               100
     Other consumer                                 7              2                --               5                71
   Commercial:
     Commercial and industrial                    472            278                44             150                32
     Loans secured by real estate                 205             81                20             104                51
     Financial institutions                        45              2                 2              41                91
     Lease financing                                5             --                --               5               100
     Construction and development
      loans secured by real estate                 49             16                 3              30                61
     Agricultural                                  31              7                 6              18                58
---------------------------------------------------------------------------------------------------------------------------
                                                1,203            387                75             741                62
FOREIGN, PRIMARILY
     COMMERCIAL                                   282            121                 5             156                55
   Other interest-bearing assets                    2             --                --               2               100
---------------------------------------------------------------------------------------------------------------------------
                                               $1,487           $508               $80            $899                60%
   CASH YIELD ON AVERAGE TOTAL
     NONACCRUAL BOOK BALANCE
---------------------------------------------------------------------------------------------------------------------------
                                                Year Ended December 31, 1997
                                       --------------------------------------------------
                                                                Cash Interest
                                          Average              Payments Applied
                                       Nonaccrual   -------------------------------------
                                             Book   As Interest
(dollar amounts in millions)              Balance        Income     Other/b/    Total
------------------------------------------------------------------------------------------
DOMESTIC
   Consumer:
     Residential first mortgages             $338           $16       $--         $16
     Residential junior mortgages              49             2        --           2
     Other consumer                             2            --        --          --
   Commercial:
     Commercial and industrial                193            10        12          22
     Loans secured by real estate             142            14         5          19
     Financial institutions                    14            12         1          13
     Lease financing                            4            --        --          --
     Construction and development
      loans secured by real estate             60             8         2          10
     Agricultural                              22             4         2           6
------------------------------------------------------------------------------------------
                                              824            66        22          88
FOREIGN, PRIMARILY
     COMMERCIAL                                98             4         4           8
   Other interest-bearing assets                5            --        --          --
------------------------------------------------------------------------------------------
                                             $927           $70       $26         $96
   CASH YIELD ON AVERAGE TOTAL
     NONACCRUAL BOOK BALANCE                                                    10.37%
------------------------------------------------------------------------------------------

/a/ Includes information related to all nonaccrual loans including those that are fully charged off or otherwise have a book balance of zero.

/b/ Primarily represents cash interest payments applied to principal. Also includes cash interest payments accounted for as credit loss recoveries, which are recorded as increases to the allowance for credit losses.



Loans past due 90 days or more and still accruing interest decreased $32 million in 1997. Approximately 93 percent of these loans were from the domestic consumer portfolio, of which 68 percent were from the credit card portfolio. The decreases in the commercial loan sector were primarily due to loans being restored to current status.

The improvement in BAC's credit quality during 1997 was also reflected in BAC's nonperforming asset ratios. At December 31, 1997, the ratio of nonaccrual loans to total loans was 0.54 percent, down from 0.66 percent at December 31, 1996. In addition, the ratio of nonperforming assets (comprised of nonaccrual assets and OREO) to total assets declined 17 basis points from year-end 1996 to 0.42 percent at December 31, 1997.


OREO, which is recorded in other assets, primarily includes properties acquired through foreclosure or in full or partial satisfaction of loans. OREO was $205 million at December 31, 1997, an increase of $8 million from year-end 1996. At year-ends 1997 and 1996, the aggregate fair value of properties included in OREO represented approximately 114 percent and 123 percent, respectively, of their net carrying value.

--------------------------------------------------------------------------------
                         LOANS PAST DUE 90 DAYS OR MORE
                           AND STILL ACCRUING INTEREST
--------------------------------------------------------------------------------
                                                       December 31
  (in millions)                          1997    1996    1995    1994    1993
--------------------------------------------------------------------------------

DOMESTIC
Consumer:
 Residential first mortgages             $ --    $ --/a/ $180    $133    $153
 Residential junior mortgages              --      --/a/   12      23      23
 Other consumer                           189     186     162     136     152

Commercial:
 Commercial and industrial                  7      29      20      25      20
 Loans secured by real estate               4       5       1      54     138
 Financial institutions                    --      --      16      16      --
 Lease financing                           --      --       1       1      --
 Construction and
  development loans
  secured by real estate                   --      12      --      38      86
Agricultural                               --       1      --       8      --
--------------------------------------------------------------------------------
                                          200     233     392     434     572
FOREIGN                                     3       2      19       2       6
--------------------------------------------------------------------------------
                                         $203    $235    $411    $436    $578
--------------------------------------------------------------------------------

/a/ Reflects the effect of a change in the past due period on nonaccrual loans, which is discussed in the Nonperforming Assets section.

                                      BankAmerica Corporation 1997 Annual Report

                                FINANCIAL REVIEW


Off-Balance-Sheet Financial Instruments

In the ordinary course of business, BAC enters into various types of transactions that involve off-balance-sheet financial instruments. These include credit-related financial instruments and, interest rate, foreign exchange, equity, and credit derivative financial instruments.

Credit-Related Financial Instruments

Credit-related financial instruments include commitments to extend credit, standby letters of credit, and commercial letters of credit. BAC makes commitments to extend credit to a wide range of customers as part of its ongoing lending operations. Additionally, BAC issues standby letters of credit to ensure performance or financial obligations of customers. BAC generally enters into commercial letters of credit to offer short-term financing and facilitate domestic and foreign trade transactions for customers.

Derivative Financial Instruments

BAC uses interest rate, foreign exchange, equity, and credit derivative financial instruments in both its trading and asset and liability management activities. BAC uses commodity derivative financial instruments solely in its trading activities. Interest rate, foreign exchange, equity, credit, and commodity derivative financial instruments include swaps, futures, forwards, and option contracts, all of which derive their value from underlying interest rates, foreign exchange rates, credit-related contracts, commodity values, or equity instruments. Certain transactions involve standardized contracts executed on organized exchanges, while others are negotiated over-the-counter (OTC), with the terms tailored to meet the needs of BAC and its customers. At December 31, 1997, notional amounts for credit derivative financial instruments used in trading or asset and liability management activities were insignificant.

In meeting the needs of its global customers, BAC uses its expertise to execute transactions to aid these customers in managing their risk exposures to interest rates, exchange rates, prices of securities, financial or commodity indices, and credit. For example, a multinational consumer products company may choose to manage the currency risks associated with the foreign countries in which it operates. BAC will transact cross currency swaps or foreign exchange contracts with the customer to meet this need. Counterparties to BAC's foreign exchange and derivative transactions generally include U.S. and foreign banks, nonbank financial institutions, corporations, domestic and foreign governments, and asset managers.

BAC generates trading revenue by executing transactions to support customers' risk management needs, by efficiently managing the positions that result from these transactions, and by making markets in a wide variety of products. In its trading activities, BAC primarily employs traditional or "plain-vanilla" products, such as spot and forward foreign exchange contracts, exchange-traded futures contracts, and conventional interest rate and cross-currency swaps, as well as simple option structures which have the aforementioned items as the underlying instruments, including interest rate caps, collars, and floors. Such instruments are used by a wide variety of market participants in liquid currencies and tenors, and accounted for more than 95 percent of all BAC derivative financial instruments at December 31, 1997. The remainder of the financial instruments either employed such products in less liquid currencies and tenors, or involved nontraditional products or transactions -- typically incorporating more complex option structures -- and were executed primarily to meet unique customer needs.

In connection with BAC's own asset and liability management activities, it primarily uses foreign exchange derivative financial instruments to manage the foreign exchange risk associated with foreign-denominated firm commitments and net capital exposures; interest rate derivative financial instruments to manage the interest rate risk associated with its assets and liabilities, including residential loans, deposits, and long-term debt; equity derivative financial instruments to manage the price risk associated with fluctuations in the fair value of marketable equity securities; and credit derivative financial instruments to hedge credit risk. For an additional discussion of BAC's hedging objectives and the strategies and financial instruments used to achieve such objectives, refer to Notes 1 and 25 of the Notes to Consolidated Financial Statements on pages 60 -- 65 and 80 -- 86, respectively.

Similar to on-balance-sheet financial instruments, such as loans and investment securities, off-balance-sheet financial instruments expose BAC to various types of risk. The Risk Management section that follows provides a discussion of these risks.

BankAmerica Corporation 1997 Annual Report

                                FINANCIAL REVIEW


Risk Management

Risk management is integral to BAC's operations and a key determinant of its overall financial performance, since risk is inherent in most of BAC's business activities. BAC applies various strategies to mitigate risks to which it is exposed, namely credit, operational, market, and liquidity risks. These strategies are discussed in the following sections.

Credit Risk Management

Credit risk is the possibility of loss from the failure of a borrower or counterparty to fully perform under the terms of a credit-related contract. Credit risk arises primarily from BAC's lending activities, as well as from transactions involving other on- and off-balance-sheet instruments. Credit risk also includes transfer risk, which is the repayment risk that occurs with transactions subject to potential restrictions on the movement of funds across borders. For example, although foreign customers possess adequate funds, their local central banks may preclude them from exchanging their local currency for the foreign currency (usually U.S. dollars) in which they agreed to repay their obligations.

BAC's Credit Policy Committee (CPC) oversees all credit-related activities. The CPC is responsible for managing BAC's overall credit exposure, and for establishing credit policies, standards, and guidelines that define, quantify, and monitor credit risk. The CPC also oversees compliance with established credit limits and conducts reviews of industry, geographic region or country, product, and individual borrower or counterparty exposure, together with reviews of problem credits and credit losses. Furthermore, the CPC continually monitors significant economic developments and internal shifts in strategic emphasis and updates the credit risk management process accordingly. Managing credit risk within the guidelines established by the CPC is the responsibility of all BAC line officers involved in extending credit to customers. The primary focus of managing credit risk is to evaluate the likelihood that a borrower or counterparty will repay a loan from expected financial sources and to follow up with appropriate action. When collateralized transactions are involved, this includes ensuring that sufficient collateral is obtained at the outset and that sufficient collateral margins are maintained.

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

BAC also manages credit risk by diversifying both on- and off-balance-sheet portfolios by industry, product, and geographic concentration. The extent of diversification of the loan portfolio by geographic area and type of asset is evident in the chart on page 33, and in the table on page 34. The diversification in BAC's off-balance-sheet portfolio is discussed in Note 25 of the Notes to Consolidated Financial Statements on pages 80-86.

OFF-BALANCE-SHEET CREDIT RISK

OTC derivative financial instruments introduce two additional elements of credit risk: pre-settlement (or close-out) risk and settlement risk. Pre-settlement risk arises from the possibility that a counterparty to a transaction is unable to live up to the terms of its contract and BAC must write off the current market value of the contract (that has already been recognized as an asset and taken into income). Settlement risk occurs whenever BAC pays out funds or delivers assets before it receives payment from the counterparty in the transaction.

BAC mitigates both pre-settlement and settlement risk primarily by evaluating the creditworthiness of its counterparties. BAC utilizes the same policies, procedures, and internal credit risk rating system established for all on-balance-sheet credit exposures. At December 31, 1997, approximately 88 percent of the derivative counterparties and 81 percent of the foreign exchange counterparties with whom BAC had credit exposure had investment grade or equivalent ratings. Considering only those counterparties with greater than $500 thousand of peak potential exposure, these percentages were 91 percent and 88 percent, respectively.

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

                                      BankAmerica Corporation 1997 Annual Report

                                FINANCIAL REVIEW


Current credit exposure, based on positive fair values of open OTC contracts at December 31, 1997, and taking into account the effect of master netting agreements and arrangements, was $4.1 billion for derivative counterparties and $6.7 billion for foreign exchange counterparties, compared to $4.8 billion and $2.7 billion, respectively, at year-end 1996. The increase in foreign exchange credit exposure from year-end 1996 to 1997 was primarily due to the significant decline in the value of several Asian currencies and a corresponding increase in the fair market value of contracts where BAC was committed to pay these currencies and receive U.S. dollars or another major currency. Disciplined trading credit risk measurement and control procedures helped to limit BAC's actual credit losses from pre-settlement risk, which were $20.8 million in 1997 compared to $1.4 million in 1996, despite the economic instability in Asia during the fourth quarter of 1997. Losses due to settlement risk were limited to $0.5 million in 1997. There were no settlement risk losses in 1996.

Potential credit exposure is an estimate based on a statistical analysis which involves numerous assumptions and variables. The process involves simulation of many scenarios for interest rates and exchange rates. Credit exposure for each counterparty individually and for the total of all counterparties is determined for each scenario on a series of future dates. At the 97.5 percent level of confidence, it is estimated that total current credit exposure of $4.1 billion in the derivative portfolio as of December 31, 1997 could potentially increase to a peak of $5.2 billion in the third quarter of 1998. For the foreign exchange trading portfolio, it is estimated that current exposure of $6.7 billion at year-end could increase to $8.4 billion in the first quarter of 1998.

Operational Risk

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

Market Risk

OVERVIEW

Market risk is the potential of loss arising from adverse changes in market rates and prices, such as interest rates (interest rate risk), foreign currency exchange rates (foreign exchange risk), commodity prices (commodity risk) and prices of equity securities (equity risk). As a financial institution that engages in transactions involving a broad array of financial products, BAC is exposed to interest rate risk, foreign exchange risk and, to a much less significant extent, commodity and equity risk. Financial products that expose BAC to market risk include securities, loans, deposits, debt, and derivative financial instruments such as futures, forwards, swaps, options, and other financial instruments with similar characteristics.

The BAC Asset, Liability, and Financial Management Committee (ALFI) has the overall responsibility for managing market risk policies for BAC. This includes all foreign and domestic trading and most nontrading activities. The members of ALFI are senior executive officers who have principal decision-making responsibilities for businesses throughout the BAC organization. The Market Risk Committee (MRC), a subcommittee of ALFI, has delegated responsibility for approving all global trading activities in all financial instruments, as well as all foreign treasury activities. It also approves market risk limits for these activities. The members of the MRC are senior line managers who are responsible for trading and market risk management and senior corporate officers who are responsible for accounting, treasury, and credit policies. The Auditing and Examining Committee regularly reviews policies for managing market risk.

For purposes of exposition, BAC's market risk management activities are divided into the two categories, trading and nontrading.

TRADING ACTIVITIES

BAC's trading activities include transactions involving derivatives, foreign currency, and various types of securities. These activities principally expose BAC to two major types of market risk -- interest rate risk and foreign exchange risk. In addition, but to a much lesser extent, these activities expose BAC to commodity risk and equity risk.

BAC manages its exposure to market risk in a variety of ways. First and foremost, the MRC establishes and monitors various limits on trading activities. These limits include product volume, gross and net positions, and value-at-risk
(VAR) and profit and loss simulation limits. Product volume limits establish maximum aggregate amounts of specific types of derivatives, foreign exchange contracts, and securities that BAC may hold in its trading account at any point in time. Position limits restrict the gross and net amount of contracts that can be held in the trading account in any specific maturity grouping. VAR measures the potential loss in future earnings due to market rate movements within the trading portfolio using proprietary models that are based on statistical probability. VAR limits establish the maximum amount of potential loss computed by the model that BAC is willing to assume at any point in time. Finally, BAC uses profit and loss simulations to measure the potential for loss in various segments of the trading portfolio resulting from specific and extremely adverse scenarios. These scenarios are projected without regard to the statistical probability of their occurrences. Loss simulation limits establish the maximum amount of projected loss computed by the simulation that BAC is willing to assume.

BankAmerica Corporation 1997 Annual Report

                                FINANCIAL REVIEW


--------------------------------------------------------------------------------
                         TRADING ACTIVITIES MARKET RISK/a/
--------------------------------------------------------------------------------


                                                                    1997                                        1996
(in millions)                                    Average VAR    High VAR      Low VAR       Average VAR     High VAR      Low VAR
------------------------------------------------------------------------------------------------------------------------------------

Based on Perfect Positive Correlation:
     Entire trading account                            $52.6       $70.0        $41.0             $41.8        $51.5        $31.9
     Interest rate                                      44.5        54.1         34.8              36.1         45.2         28.7
     Foreign currency                                    8.1        18.2          2.4               5.7         12.0          2.2
Based on Zero Correlation:
     Entire trading account                            $23.5       $30.4        $18.0             $17.5        $23.2        $14.1
     Interest rate                                      21.7        27.5         16.5              16.5         21.5         13.3
     Foreign currency                                    8.1        18.2          2.4               5.7         12.0          2.2
------------------------------------------------------------------------------------------------------------------------------------

/a/ The high and low for the entire trading account may not equal the sum of the individual components as the highs or lows of the components occurred on different trading days.

    On a day-to-day basis, BAC reduces the market risk to which it is exposed in the trading account by executing offsetting transactions with other counterparties. However, BAC may also retain, generally on a temporary basis, open or uncovered trading account positions in an effort to generate revenue by correctly anticipating future market conditions and customer demands or by taking advantage of price differentials among the various markets in which it operates.

    The day-to-day management of interest rate and foreign exchange risks takes place at a decentralized level within BAC's various trading centers. Limits established by the MRC are assigned to each trading center. In addition, documented trading policies and procedures define acceptable boundaries within which traders can execute transactions in their assigned markets.

    BAC uses a VAR methodology to measure the interest rate and foreign exchange risks inherent in its trading activities. Under this methodology, management models historical data to statistically calculate, with 97.5 percent confidence, the potential loss in earnings that BAC might experience if an adverse one-day shift in market prices was to occur. The instruments covered by the VAR methodology include derivative financial and foreign currency instruments, derivative commodity instruments, and financial assets and liabilities that are included in trading activities.

    BAC performs this VAR calculation for each major trading portfolio segment on a daily basis. It then calculates the combined VAR across these portfolio segments using two different sets of assumptions. The first calculation assumes that each portfolio segment experiences adverse price movements at the same time (i.e., the price movements are perfectly correlated). The second calculation assumes that these adverse price movements within the major portfolio segments do not occur at the same time (i.e., they are uncorrelated).

    The table above sets forth the calculated VAR amounts for 1997 and 1996. The amounts are calculated on a pre-tax basis and commodity and equity risks have not been included in the table due to their relative insignificance.

    BAC's trading risk profile is also depicted below in the histogram of daily trading-related revenue for 1997. The graph illustrates the number of days in 1997 in which BAC's trading-related revenue fell within a particular million-dollar increment. For example, the table shows that the daily trading revenue during 1997 amounted to between $3 million and $4 million 26 times. In addition, daily trading-related revenue averaged $3.9 million per day for 1997. For purposes of the table, BAC's daily trading-related revenue excludes periodic adjustments to the allowance for counterparty default. The




--------------------------------------------------------------------------------
HISTOGRAM OF DAILY TRADING-RELATED REVENUE FOR 1997
(Bar chart in non-EDGAR version appears here)
--------------------------------------------------------------------------------
     Daily Revenue
in Millions of Dollars                                          Number of Days
--------------------------------------------------------------------------------
-32                                                              1
-31 to -13                                                       0
-12                                                              1
-11                                                              1
-10                                                              0
 -9                                                              0
 -8                                                              1
 -7                                                              0
 -6                                                              2
 -5                                                              1
 -4                                                              2
 -3                                                              3
 -2                                                              4
 -1                                                              4
  0                                                              9
  1                                                             20
  2                                                             23
  3                                                             29
  4                                                             26
  5                                                             28
  6                                                             30
  7                                                             21
  8                                                             18
  9                                                             13
 10                                                              8
 11                                                              6
 12                                                              2
 13                                                              1
 14                                                              2
 15                                                              0
 16                                                              1
 17                                                              1
 18                                                              0
 19                                                              1
                                                              ----
                                                               259

                                     BankAmerica Corporation 1997 Annual Report

                               FINANCIAL REVIEW


shaded area in the histogram represents the 95 percent confidence interval associated with this average daily revenue amount. Excluding a $32 million loss incurred on a single day of extreme volatility in international emerging markets, this confidence interval demonstrates BAC's overall success during the year in controlling the volatility of its daily trading activities, reflecting its diversified approach toward market risk management.


NONTRADING ACTIVITIES

BAC's nontrading banking activities encompass all activities that are not accounted for as trading activities. These include lending, accepting deposits, investing in securities, and issuing debt when needed to fund assets.


Interest Rate Risk

The ALFI committee monitors BAC's nontrading interest rate risk monthly and sets limits on allowable risk annually. Additionally, the ALFI committee annually reviews and approves the underlying product and model assumptions used to measure these risks. ALFI generally monitors three sources of interest rate risk associated with BAC's nontrading banking activities: gap mismatches, options risk, and index mismatches. ALFI measures these risks by calculating gap mismatches and by estimating the economic value of assets and liabilities under different interest rate scenarios. For risk management purposes, economic value represents the present value of expected future cash flows on nontrading assets and liabilities.

GAP MISMATCHES -- Gap mismatches result from timing differences in the repricing of assets, liabilities and off-balance-sheet instruments (e.g., when BAC commits to an interest rate on a loan before funding it). To further illustrate, if BAC makes long-term fixed-rate loans and funds them with floating-rate deposits, a gap mismatch is created because the repricing periods for the loans and the deposits are different. In this example, in a rising rate environment, BAC is exposed to interest rate risk because BAC could become obligated to pay more interest on the deposits than BAC is receiving on the fixed-rate loans.

OPTIONS RISK -- Options risk commonly exists in BAC's retail banking products. Examples include interest rate caps on adjustable rate mortgages, prepayment rights on fixed-rate mortgage loans, and depositor rights to withdraw certain deposits on demand. Whether interest rates move up or down, options risk typically benefits BAC's customers while exposing BAC to loss through lower revenues or higher costs. To further illustrate, if BAC has a fixed-rate mortgage loan asset that it funds with a 7-year deposit, BAC will have losses if rates rise. This is because the term of the mortgage loan is likely to be longer than that of the deposit and new funding will be at higher rates. If rates fall, BAC will have losses if the loan is refinanced and an asset with a lower rate is acquired.

INDEX MISMATCH -- Index mismatch risk results when floating-rate assets and liabilities are tied to different indices. If the indices do not move together, BAC is exposed to loss. Examples of common indices in retail products are London InterBank Offered Rate (LIBOR), prime rate, Federal Home Loan Bank 11th District Cost of Funds rate, and U.S. Treasury rate indices.

ECONOMIC VALUE MEASUREMENT -- BAC measures its interest rate risk through a statistical process referred to as a Monte Carlo simulation, which creates over 10,000 potential interest rate scenarios benchmarked to current observable secondary market interest rates and option prices. In this Monte Carlo simulation, BAC uses historical customer behavior patterns, observed under a variety of interest rate scenarios, to model the effects on its products. These historically based models of customer behavior are modified to the extent that management believes behavior has changed due to new factors in the market. Assets and liabilities covered in the models include: fixed- and adjustable-rate mortgages, consumer installment loans and lines of credit, credit card receivables, commercial mortgages, commercial and industrial loans and lines, mortgage servicing assets, investment securities, transaction accounts, savings accounts, money market accounts, time deposits, wholesale deposits, interest rate swaps, futures, forward rate agreements, interest rate caps and floors, and purchased options. Off-balance-sheet instruments are included in the models only if they are used for hedging.

By modeling its products in these Monte Carlo scenarios, BAC can observe the economic value of each product in each scenario. The aggregate economic value of all products across these scenarios indicates a range of outcomes, from maximum loss to maximum gain in economic value. BAC manages risk by limiting the amount of economic value at risk at the 97.5 percent probability level and concentrates its risk management efforts in reducing its loss exposure in the worst 2.5 percent of interest scenarios, limiting the amount of risk it will take at this level.

BAC also measures its interest rate risk through a set of specific "rate shock" scenarios. In the scenarios, interest rates are adjusted up or down in even increments of 100 to 200 basis points (bp) over current rates and then held constant. The table below sets forth BAC's changes in economic value in its nontrading activities as of December 31, 1997, using the above-described methods:


                     Modeled Pre-tax Sensitivity (in millions)
                    -------------------------------------------

                       Variance from          Variance from
   Rate Shock           Values using           Values using
   Scenario              Monte Carlo                Current
   (basis points)         Simulation           Market Rates
---------------------------------------------------------------
   +200                         $118                  $(140)
   +100                          285                    (99)
      0                          210                      0
   -100                          317                    134
   -200                          428                    274

---------------------------------------------------------------

BankAmerica Corporation 1997 Annual Report

                               FINANCIAL REVIEW


The first column represents the increments in the rate shock scenario. The second column compares each rate shock scenario with the average economic value generated from all Monte Carlo scenarios at that rate. Only U.S. dollar denominated financial instruments are included in these scenarios. The third column compares each rate shock scenario against values generated using current interest rates. Both U.S. dollar and foreign currency denominated financial instruments are included in this scenario. Foreign currency risks result primarily from positions in Hong Kong dollars, Singapore dollars, and Indian rupees.

With reference to the values generated from the Monte Carlo scenarios, BAC has positive economic value outcomes if interest rates remain within 200 basis points of their December 31, 1997 levels. However, if interest rates move outside that range, the potential for economic loss increases. With reference to the values generated by current interest rates, BAC's economic value would be adversely affected by rising interest rates.

Large interest rate movements negatively affect performance because of embedded options in retail loan and deposit products. For example, interest rate caps on adjustable-rate mortgages will hurt performance in sharply rising interest rate environments, and lags in deposit repricing will hurt performance in sharply falling interest rate environments. BAC does not have significant interest rate risk from wholesale products since wholesale products are generally floating-rate with clear contractual terms.

RISK MANAGEMENT -- BAC employs three primary risk management techniques to keep interest rate risk within the limits approved by the ALFI committee. The first technique is the use of interest rate swaps and investment portfolio purchases or sales to reduce risk caused by gap and index mismatches. The second technique is the purchase of interest rate caps and floors to reduce the option exposure embedded in BAC's retail products. Finally, in products where BAC views that it will be difficult to accurately model interest rate effects as a result of their dependence on customer behavior, BAC may sell assets or curtail business activity to limit exposure.

LIMITATIONS -- Interest rate risk modeling on nontrading retail products is subject to numerous limitations. In addition, BAC recognizes that there are numerous assumptions and estimates associated with modeling and actual results could differ from these assumptions and estimates. BAC believes, however, that it mitigates these uncertainties through close monitoring and by examining assumptions on an ongoing basis. The continual risk management process should reduce the impact of unanticipated risk exposures as assumptions are updated and before the exposures create significant losses.


FOREIGN CURRENCY CAPITAL INVESTMENT RISK

BAC has made investments in a number of operations in foreign countries. The capital invested in these operations is often denominated in foreign currencies which exposes BAC to foreign currency risks. The foreign currency risks inherent in these foreign capital investments are actively managed using the same VAR methodology employed in the management of foreign currency risks in trading activities. Limits on the VAR exposures that BAC is willing to accept in both nontrading and trading activities are established by the MRC. (See the prior discussion of Trading Activities on page 45 for details of risk management and parameters of VAR methodology.)

BAC mitigates the foreign currency risks in nontrading activities by executing offsetting transactions wherever practical. However, not all of the foreign currency exposures can be offset due to restrictions in local regulations. In addition, certain exposures are in currencies in which offsetting transactions are available on an infrequent basis and/or at impractical costs. Nonetheless, most of the nontrading foreign currency exposures are fully offset.

The table below sets forth the calculated VAR amounts for foreign currency capital investment risk for each of the years 1997 and 1996. The amounts are calculated on a pre-tax basis and represent the potential loss in earnings that BAC might experience if an adverse one-day shift in foreign exchange rates was to occur.


--------------------------------------------------------------------------------
                         FOREIGN CURRENCY VALUE AT RISK
                             IN CAPITAL INVESTMENTS
--------------------------------------------------------------------------------

(in millions)                                                    1997     1996
--------------------------------------------------------------------------------
Average                                                          $1.3     $1.8
High                                                              1.9      2.6
Low                                                               1.1      1.4

--------------------------------------------------------------------------------

EQUITY RISK

Through its private equity investment activities, BAC owns equity securities that are subject to fluctuations in their market prices or values. Since these market prices or values may fall below BAC's investment costs and thereby expose BAC to the possibility of loss if the investments were sold, BAC is subject to equity risk when conducting these activities. BAC's Global Equity Investment group (GEI) is responsible for managing private equity investment activities and the associated equity risk. Annually, GEI must provide a report of operations to BAC's Board of Directors and receive approval from the Office of the Chairman for its equity investment plans for the upcoming year. This approval establishes an annual limit on BAC's commitment to new equity investments. In addition, a separate limit denominated as a percentage of total equity exists, which establishes a ceiling on the funded exposure of equity investment activities. The annual investment limit is subject to additional approvals where appropriate, such as that of the Bank's Country Risk Committee for individual country exposure.

                                      BankAmerica Corporation 1997 Annual Report

                               FINANCIAL REVIEW


GEI has established internal authorities for approving all equity investing activities. As the dollar amount of a transaction increases, the level of management approval necessary also increases from an investment committee which includes GEI's chief investment officer for smaller transactions, to the Group Executive Vice President responsible for GEI, to ultimately an amount where the approval by the President of the Global Wholesale Bank is required.

BAC's equity investments are segregated into two general categories; publicly traded securities and private equity investments. Investments in publicly traded securities represent less than 10% of BAC's equity investment portfolio. These assets are classified as available-for-sale securities and reported at their fair values with unrealized gains and losses included as a component of shareholders' equity. Directly held publicly traded securities are reviewed weekly while those positions owned indirectly through limited partnerships are reviewed quarterly. The price risks in these assets are hedged, as considered appropriate, with the purchase of exchange traded or OTC derivative contracts.

Private equity investments which do not have readily available market prices are reported at historical cost and included in other assets. Private equity investments represent more than 90% of BAC's equity securities portfolio. Unrealized losses on these investments, that constitute a permanent decline in value, are reported in the income statement. Directly held private equity investments are reviewed by management on a semi-annual basis while those indirectly held through limited partnerships are reviewed at least annually. In addition to the individual reviews, management assesses the aggregate portfolio semi-annually for geographic, industry, and individual investment concentrations. A comparison of carrying value and estimated fair value is likewise reviewed.

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

BAC manages its liquidity at both the parent and subsidiary levels. The parent is funded primarily by debt and equity issuances, as well as by dividend and interest income from its subsidiaries. BAC may issue common stock, preferred stock, senior debt, including commercial paper, and subordinated debt from time to time when market conditions are judged appropriate considering funding and capital needs. For direct banking subsidiaries, the primary source of funding is domestic retail deposits. Additional funding support is available to selected banking subsidiaries through the issuance of bank notes and commercial paper. Subsidiary funding is also available through lines of credit between banking subsidiaries and the Bank and between nonbanking subsidiaries and the parent, and from outside funding through notes, commercial paper, and securities sold under repurchase agreements.

The liquid assets of BAC and of its subsidiaries consist of cash and due from banks, interest-bearing deposits in banks, federal funds sold, securities purchased under resale agreements, trading account assets, and available-for-sale securities. Among the funding sources are core deposits, foreign deposits, capital markets funds, and purchased money-market liabilities. Core deposits include domestic interest- and noninterest-bearing retail deposits, which historically have been a relatively stable source of funds to BAC. Capital market funds include long-term debt, subordinated capital notes, and common and preferred equity. Purchased money-market liabilities primarily include foreign time deposits, federal funds purchased, securities sold under repurchase agreements, and other short-term borrowings. The credit ratings of BAC and its subsidiaries, as well as market conditions, generally influence the cost and availability of funding sources.


LIQUIDITY REVIEW

The ongoing operations of BAC resulted in cash inflows of $2.2 billion and $17.5 billion in 1997 and 1996, respectively, from deposits and short-term borrowings. During the same periods, BAC's liquidity was enhanced by proceeds from sales of loans, totaling $9.8 billion and $5.8 billion, respectively. These loan sales consisted primarily of loans that were not originated or acquired with the intent to sell but were sold due to various economic factors, including changes in the maturity mix of BAC's assets and liabilities, liquidity demands, regulatory capital considerations, and other similar factors.

During 1997 and 1996, loan sales included the securitization of credit card receivables of $2.1 billion and $1.5 billion, respectively. In addition, total sales, maturities, prepayments, and calls of securities exceeded total purchases, resulting in cash inflows of $29 million and $608 million in 1997 and 1996, respectively.

Total loan originations and purchases exceeded total principal collections, resulting in cash outflows of $11.9 billion and $17.8 billion in 1997 and 1996, respectively. In addition, in 1997 and 1996, the parent paid dividends of $953 million and $965 million, respectively, to its preferred and common stockholders. During the same periods, the parent repurchased common and preferred stock for $3,667 million and $1,724 million, respectively. For information concerning dividend and loan restrictions, refer to Note 30 of the Notes to Consolidated Financial Statements on pages 88 -- 90.

BankAmerica Corporation 1997 Annual Report

                               FINANCIAL REVIEW


Capital Management

At December 31, 1997, stockholders' equity amounted to $19.8 billion, a decrease of $0.9 billion from year-end 1996 primarily due to a decline in preferred stock of $1.6 billion offset by an increase in common equity of $0.7 billion.

Chart of Common and Total Stockholders' Equity
BankAmerica Corporation
1996 and 1997


              March 31,   June 30,     September 30,     December 31,     March 31,     June 30,     September 30,     December 31,
                1996        1996           1996             1996            1997         1997           1997              1997
              ---------------------------------------------------------------------------------------------------------------------
Total
Stockholder's
Equity          20.2         20.1           20.5             20.7            20.1           20.4           19.9            19.8

Common
Stockholders'
Equity          17.7         17.9           18.3             18.5            18.5           18.8           19.1            19.2


In May 1997, BAC's stockholders approved a two-for-one stock split of its common stock effective June 2, 1997. As a result of the stock split, each shareholder of record at close of business on June 2, 1997 received one additional share of common stock for each share of common stock then owned. In addition, the number of authorized shares of common stock was increased from 700 million to 1.4 billion common shares, par value $1.5625 per share. A total of 387,314,462 shares of common stock were issued in connection with the split, including 37,364,985 shares associated with shares held in treasury. As a result of the stock split, $605 million was reclassified from additional paid-in capital to common stock. All references to the number of common shares and per common share amounts have been restated to reflect the effects of the stock split.

In February 1997, BAC's Board of Directors amended its existing stock repurchase program. The amended program authorized the parent to buy back up to an additional $3 billion of its common stock by the end of 1998 and to buy back or redeem up to an additional $1 billion of its preferred stock by the end of 1998. At December 31, 1997, the remaining buyback and redemption authorities for common stock and preferred stock under the current amended program totaled $1.8 billion and $0.2 billion, respectively.

Also, on February 2, 1998, BAC's Board of Directors increased the size of its existing stock repurchase program and extended it through December 1999. The amended program will enable the parent to buy back up to an additional $3.5 billion of its common stock and to redeem up to an additional $450 million of preferred stock by the end of 1999.

Capital Review

BAC's preferred stock declined $1,628 million during 1997 resulting from the redemption of all 11,250,000 outstanding shares of its 9% Cumulative Preferred Stock, Series H, on January 15, 1997; all 14,600,000 outstanding shares of its 8 3/8% Cumulative Preferred Stock, Series K, on February 15, 1997; all 798,020 outstanding shares of its 8.16% Cumulative Preferred Stock, Series L, on July 13, 1997; all 696,847 outstanding shares of its 7 7/8% Cumulative Preferred Stock, Series M, on September 30, 1997; and all 469,273 outstanding shares of its 8 1/2% Cumulative Preferred Stock, Series N, on December 15, 1997. For additional information regarding preferred stock, refer to Note 19 of the Notes to Consolidated Financial Statements on pages 72 -- 73.

Common equity rose $752 million during 1997 primarily due to an increase in retained earnings of $2.2 billion, partially offset by an increase in treasury stock of $1.7 billion. During 1997, BAC repurchased 31.7 million shares of its common stock at an average per-share price of $64.00, which reduced common equity by $2,025 million. For additional information regarding the common stock component of the stock repurchase program, refer to Note 16 of the Notes to Consolidated Financial Statements on pages 71 -- 72.

The common stock repurchases and preferred stock redemptions described above reflect BAC's strong capital position and commitment to return excess capital to its shareholders. On February 2, 1998, BAC's Board of Directors declared an increase in the quarterly dividend on common stock from $0.305 per share to $0.345 per share. The dividend is payable on March 11, 1998 to shareholders of record on February 20, 1998.


Dividends Declared per Common Share
BankAmerica Corporation
1993 through 1997

                                             1993        1994        1995        1996        1997
                                             ---------------------------------------------------------
Dividends declared per common share           $ 0.70      $ 0.80       $ 0.92      $1.08      $1.22


In addition, in 1996, BAC introduced an employee stock option program, which allows employees to buy shares of BAC common stock over several years at a grant price set on the date of the grant. Under the program, beginning November 18, 1996, employees will be granted options every six months for the three subsequent years. On November 18, 1996, May 19, 1997, and November 18, 1997, employees were granted their

                                      BankAmerica Corporation 1997 Annual Report

                               FINANCIAL REVIEW

first, second, and third option awards through BAC's employee stock option program. BAC is authorized to grant options to its employees for up to 70,200,000 shares of common stock. The diluted effects of options granted have been included in the calculation of diluted earnings per common share.

The parent and its domestic banking subsidiaries are subject to risk-based capital regulations. Bank regulatory authorities use these guidelines to evaluate capital adequacy based on an institution's asset risk profile and off-balance-sheet exposures, such as unused loan commitments, standby letters of credit, and foreign exchange and derivatives contracts.

The Federal Reserve Board (FRB) has established guidelines that certain banking organizations are required to maintain a minimum 8 percent total risk-based capital ratio (the ratio of total capital divided by risk-weighted assets), including a Tier 1 capital ratio of at least 4 percent. The risk-based capital rules have been further supplemented by a leverage ratio, defined as Tier 1 capital divided by average total assets, after certain adjustments. The minimum leverage ratio is 4 percent.

In accordance with BAC policy, BAC maintained capital ratios for both the parent and its domestic banking subsidiaries above the regulatory well-capitalized levels during 1997, 1996, and 1995. The minimum levels for well-capitalized status are 10 percent for the total risk-based capital ratio, 6 percent for the Tier 1 capital ratio, and 5 percent for the leverage ratio.

In 1996, the FRB announced that certain cumulative preferred securities having the characteristics of trust preferred securities qualify as minority interest, which is included in Tier 1 capital for bank holding companies. During the fourth quarter of 1996, BAC issued $1,477 million of trust preferred securities and during the first quarter of 1997, BAC issued an additional $396 million of trust preferred securities.

At December 31, 1997, the calculation of BAC's risk-based capital amounts and ratios includes its Section 20 securities broker/dealer subsidiary to reflect the FRB's October 31, 1997 modifications to the risk-based capital regulations that apply to bank holding companies engaged in securities underwriting and dealing activities through Section 20 subsidiaries. Prior to October 31,1997, amounts and ratios excluded the Section 20 subsidiary. At December 31, 1997, BAC's Tier 1 and total risk-based capital ratios decreased 24 basis points and 23 basis points, respectively, from year-end 1996. These decreases were primarily due to a $10.2 billion increase in risk-weighted assets combined with the redemption of preferred stock for $1.3 billion. This redemption amount excludes $0.3 billion of Series H Preferred Stock that was announced for redemption in December 1996 and was reflected in the 1996 redemptions only for risk-based capital purposes. The redemption was partially offset by the issuance of $396 million of trust preferred securities and an increase in other minority interest of $160 million. The ratios at December 31, 1996 represented a temporary increase from targeted levels due to the issuance of trust preferred securities. BAC's targeted Tier 1 risk-based capital ratio is approximately 7.30 percent. BAC's leverage ratio was 6.81 percent at December 31, 1997, down from
7.44 percent at year-end 1996. The decrease was primarily due to an increase in average risk-weighted assets.

The table below, Tier 1 Capital Generation, indicates that BAC generated Tier 1 capital of $4,576 million, $5,013 million, and $3,577 million during the years ended December 31, 1997, 1996, and 1995, respectively. These amounts were used to pay dividends on common and preferred stock as well as to repurchase common stock and redeem or buy back preferred stock. The remaining capital generated was used to fund balance sheet growth and support off-balance-sheet activities, resulting in net capital application of $495 million in 1997, and net capital generation of $886 million and $104 million in 1996 and 1995, respectively.

For further information related to the Bank's regulatory capital requirements, refer to Note 20 of the Notes to Consolidated Financial Statements on pages
73 -- 74.


--------------------------------------------------------------------------------
                            TIER 1 CAPITAL GENERATION
--------------------------------------------------------------------------------

                                                       Year Ended December 31
(in millions)                                        1997       1996       1995
--------------------------------------------------------------------------------
TIER 1 GENERATION
Net income                                        $ 3,210    $ 2,873    $ 2,664
Amortization of intangibles                           264        272        282
Common stock issuances and other                      546        302        631
Minority interest/a/                                  556      1,566         --
--------------------------------------------------------------------------------
  Total generation                                  4,576      5,013      3,577

TIER 1 APPLICATIONS
Common stock dividends                               (853)      (780)      (684)
Preferred stock dividends                            (100)      (185)      (227)
Common stock repurchased                           (2,025)    (1,351)      (926)
Preferred stock redeemed                           (1,347)      (680)      (206)
Preferred stock converted to common stock              --         --       (248)
--------------------------------------------------------------------------------
Total applications                                 (4,325)    (2,996)    (2,291)

Capital attributed to growth
  in risk-weighted assets                            (746)    (1,131)    (1,182)
--------------------------------------------------------------------------------
    Net capital generated (applied)               $  (495)   $   886    $   104

--------------------------------------------------------------------------------

/a/ Represents trust preferred securities and other minority interest of $396 million and $160 million, respectively, at December 31, 1997 and $1,477 million and $89 million, respectively, at December 31, 1996.

BankAmerica Corporation 1997 Annual Report

                               FINANCIAL REVIEW


--------------------------------------------------------------------------------
     RISK-BASED CAPITAL, RISK-WEIGHTED ASSETS, AND RISK-BASED CAPITAL RATIOS
--------------------------------------------------------------------------------

                                                                                        December 31
(dollar amounts in millions)                                                 1997/a/       1996          1995
------------------------------------------------------------------------------------------------------------------
RISK-BASED CAPITAL
Common stockholders' equity                                             $  19,086     $  18,439     $  17,598
Qualified perpetual preferred stock                                           614         1,961         2,623
Minority interest/b/                                                        2,122         1,566            --
Less: Goodwill, nongrandfathered core deposit and other identifiable
 intangibles, and other deductions/cd/                                     (4,531)       (4,922)       (5,230)
------------------------------------------------------------------------------------------------------------------
   Tier 1 risk-based capital                                               17,291        17,044        14,991
Eligible portion of the allowance for credit losses                         2,879         2,758         2,566
Hybrid capital instruments                                                     71           142           214
Subordinated notes and debentures                                           6,357         6,169         5,798
Less: Other deductions/d/                                                      --          (184)         (153)
------------------------------------------------------------------------------------------------------------------
   Tier 2 risk-based capital                                                9,307         8,885         8,425
      Total                                                                26,598        25,929        23,416
Less: Investments in unconsolidated banking and finance subsidiaries/d/       (44)          (49)           --
------------------------------------------------------------------------------------------------------------------
      Total Risk-Based Capital                                          $  26,554     $  25,880     $  23,416
RISK-WEIGHTED ASSETS
Balance sheet assets:
      Trading account assets                                            $   6,826     $   6,022     $   3,506
      Available-for-sale and held-to-maturity securities                    5,103         5,121         5,007
      Loans                                                               142,044       139,412       132,504
      Other assets                                                         20,662        18,711        16,725
------------------------------------------------------------------------------------------------------------------
      Total balance sheet assets                                          174,635       169,266       157,742
Off-balance-sheet items:
      Unused commitments                                                   31,567        28,368        26,268
      Standby letters of credit                                            13,459        15,021        12,888
      Foreign exchange and derivative contracts                             5,623         4,662         4,530
      Other                                                                 4,421         2,166         2,567
------------------------------------------------------------------------------------------------------------------
      Total off-balance-sheet items                                        55,070        50,217        46,253
      Total Risk-Weighted Assets                                        $ 229,705     $ 219,483     $ 203,995

RISK-BASED CAPITAL RATIOS
     Tier 1 Capital Ratio                                                    7.53%         7.77%         7.35%
      Total Capital Ratio                                                   11.56         11.79         11.48

Leverage Ratio                                                               6.81          7.44          6.92

------------------------------------------------------------------------------------------------------------------


/a/ Includes the capital and assets of the parent's securities broker/dealer subsidiary to reflect the Federal Reserve Board's (FRB) October 31, 1997 modifications to the risk-based capital regulations that apply to bank holding companies engaged in securities underwriting and dealing activities through Section 20 subsidiaries. Prior to 1997, amounts and ratios excluded the Section 20 subsidiary.

/b/ Represents trust preferred securities and other minority interest of $1,873 million and $249 million, respectively, at December 31, 1997 and $1,477 million and $89 million, respectively, at December 31, 1996.

/c/ Includes nongrandfathered core deposit and other identifiable intangibles acquired after February 19, 1992 of $636 million and $73 million, respectively, at December 31, 1997, $772 million and $67 million, respectively, at December 31, 1996, and $856 million and $78 million, respectively, at December 31, 1995. Also includes $8 million and $1 million, at December 31, 1996 and 1995, respectively, of the excess of the net book value over 90 percent of the fair value of mortgage servicing assets and credit card intangibles. There was no such excess amount at December 31, 1997.

/d/ Reflects FRB's revisions to its risk-based capital regulations regarding the treatment of investments in unconsolidated banking and finance subsidiaries as a reduction in computing total capital. Prior to 1996, half of the amount was included in other deductions from Tier 1 Capital and half was included in other deductions from Tier 2 Capital.

                                      BankAmerica Corporation 1997 Annual Report

                               FINANCIAL REVIEW

--------------------------------------------------------------------------------
Risk-Based Capital Ratios (Bar chart in non-EDGAR version appears here)

--------------------------------------------------------------------------------
                                                1995          1996        1997
                                               ---------------------------------
Tier 1                                           7.4%          7.8%       7.5%
Total                                           11.5%         11.8%      11.6%
--------------------------------------------------------------------------------

Pending Accounting Standards

In June 1996, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" (SFAS No.
125). The FASB subsequently amended SFAS No. 125 in December 1996. As amended, SFAS No. 125 applies to securities lending, repurchase agreements, dollar rolls, and other similar secured financing transactions occurring after December 31, 1997 and to all other transfers and servicing of financial assets occurring after December 31, 1996. The adoption of SFAS No. 125 did not and is not expected to have a material effect on BAC's financial position or results of operations.

In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (SFAS No. 130), which is effective for fiscal years beginning after December 15, 1997. SFAS No. 130 requires companies to report and display comprehensive income and its components (revenues, expenses, gains, and losses) in the financial statements. The adoption of SFAS No.130, which will be implemented in the first quarter of 1998, will result in a change in financial statement presentation and will not have an impact on BAC's financial position or results of operations.

Also in June 1997, the FASB issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" (SFAS No. 131), which is effective for financial statements for periods beginning after December 15, 1997 and need not be applied to interim financial statements in the initial year of its application. SFAS No. 131 establishes standards for a more comprehensive disclosure about an enterprise's operating segments. BAC plans to adopt SFAS No. 131 in the first quarter of 1998. The adoption of SFAS No. 131 applies solely to disclosures and will not have an impact on BAC's financial position or results of operations.

BankAmerica Corporation 1997 Annual Report

                      CONSOLIDATED FINANCIAL STATEMENTS

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

BAC's financial statements are audited by Ernst & Young LLP, BAC's independent auditors, whose audit is made in accordance with generally accepted auditing standards and includes such audit procedures as they consider necessary to express the opinion in their report that follows. In addition, Ernst & Young LLP reviews BAC's quarterly financial information. A review is substantially less in scope than an audit in accordance with generally accepted auditing standards and, accordingly, Ernst & Young LLP does not express an opinion on the quarterly financial information. Ernst & Young LLP meets regularly with management as well as the audit committee to discuss its audit and its findings as to the integrity of the financial statements and the adequacy of the internal controls.

Management recognizes that there are inherent limitations in the effectiveness of any internal control environment. However, management believes that, as of December 31, 1997, BAC's internal control environment, as described above, provided reasonable assurance as to the integrity and reliability of the financial statements and related financial information.


/s/ DAVID A COULTER
-------------------------------------
David A. Coulter
Chairman and Chief Executive Officer



/s/ MICHAEL E. O'NEILL
-------------------------------------
Michael E. O'Neill
Vice Chairman and Chief Financial Officer



/s/ JOHN J. HIGGINS
-------------------------------------
John J. Higgins
Executive Vice President and Chief Accounting Officer



January 20, 1998

                                      BankAmerica Corporation 1997 Annual Report

                      CONSOLIDATED FINANCIAL STATEMENTS


Report of Independent Auditors

Shareholders and Board of Directors
BankAmerica Corporation

We have audited the accompanying consolidated balance sheet of BankAmerica Corporation and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of BankAmerica Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of BankAmerica Corporation and subsidiaries as of December 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.




/s/ ERNST & YOUNG LLP
------------------------------
Ernst & Young LLP

San Francisco, California
January 20, 1998

BankAmerica Corporation 1997 Annual Report

                      CONSOLIDATED FINANCIAL STATEMENTS


--------------------------------------------------------------------------------
                      CONSOLIDATED STATEMENT OF OPERATIONS
--------------------------------------------------------------------------------

BankAmerica Corporation and Subsidiaries                                                           Year Ended December 31
(dollar amounts in millions, except per share data)                                       1997               1996               1995
------------------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
Loans, including fees                                                                  $13,872            $13,363            $12,707
Interest-bearing deposits in banks                                                         415                453                466
Federal funds sold                                                                          41                 29                 32
Securities purchased under resale agreements                                               776                653                618
Trading account assets                                                                   1,230              1,001                741
Available-for-sale and held-to-maturity securities                                       1,123              1,160              1,276
------------------------------------------------------------------------------------------------------------------------------------
  Total interest income                                                                 17,457             16,659             15,840

INTEREST EXPENSE
Deposits                                                                                 5,793              5,359              4,923
Federal funds purchased                                                                     64                 79                131
Securities sold under repurchase agreements                                                810                695                581
Other short-term borrowings                                                              1,099                883                630
Long-term debt                                                                           1,022              1,056              1,113
------------------------------------------------------------------------------------------------------------------------------------
  Total interest expense                                                                 8,788              8,072              7,378

  Net interest income                                                                    8,669              8,587              8,462

Provision for credit losses                                                                950                885                440
------------------------------------------------------------------------------------------------------------------------------------
  Net interest income after provision for credit losses                                  7,719              7,702              8,022

NONINTEREST INCOME
Deposit account fees                                                                     1,447              1,399              1,303
Credit and other card fees                                                                 378                355                315
Trust fees                                                                                 255                229                300
Other fees and commissions                                                               1,781              1,383              1,269
Trading income                                                                             692                630                527
Private equity investment activities                                                       510                427                337
Net gain on sales of loans                                                                 249                 89                 24
Net gain on sales of subsidiaries and operations                                           213                180                 25
Net gain on available-for-sale securities                                                  116                 61                 34
Gain on issuance of subsidiary's stock                                                      --                147                 --
Other income                                                                               487                512                412
------------------------------------------------------------------------------------------------------------------------------------
  Total noninterest income                                                               6,128              5,412              4,546

NONINTEREST EXPENSE
Salaries                                                                                 3,572              3,291              3,309
Employee benefits                                                                          708                773                718
Occupancy                                                                                  753                757                738
Equipment                                                                                  725                702                663
Professional services                                                                      398                344                313
Communications                                                                             379                363                359
Amortization of intangibles                                                                358                373                428
Regulatory fees and related expenses                                                        29                123                176
Restructuring charge                                                                        --                280                 --
Other expense                                                                            1,599              1,335              1,297
------------------------------------------------------------------------------------------------------------------------------------
  Total noninterest expense                                                              8,521              8,341              8,001

  Income before income taxes                                                             5,326              4,773              4,567

Provision for income taxes                                                               2,116              1,900              1,903
------------------------------------------------------------------------------------------------------------------------------------
    Net Income                                                                         $ 3,210            $ 2,873            $ 2,664

Net income applicable to common stock                                                  $ 3,110            $ 2,688            $ 2,437
Earnings per common share                                                                 4.45               3.72               3.28
Diluted earnings per common share                                                         4.32               3.65               3.24
Dividends declared per common share                                                       1.22               1.08               0.92

------------------------------------------------------------------------------------------------------------------------------------

See notes to consolidated financial statements.

                                      BankAmerica Corporation 1997 Annual Report

                      CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
                           CONSOLIDATED BALANCE SHEET
--------------------------------------------------------------------------------

BankAmerica Corporation and Subsidiaries                                                                           December 31
(dollar amounts in millions)                                                                                 1997              1996
------------------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                                                                                 $  14,280         $  16,223
Interest-bearing deposits in banks                                                                          5,862             5,708
Federal funds sold                                                                                            105               134
Securities purchased under resale agreements                                                                9,774             7,275
Trading account assets                                                                                     15,551            12,205
Available-for-sale securities                                                                              12,786            12,113
Held-to-maturity securities (market value: 1997 - $3,744; 1996 - $3,920)                                    3,667             4,138

Loans                                                                                                     167,111           165,415
Less: Allowance for credit losses                                                                           3,500             3,523
------------------------------------------------------------------------------------------------------------------------------------
  Net loans                                                                                               163,611           161,892

Customers' acceptance liability                                                                             3,561             2,861
Accrued interest receivable                                                                                 1,570             1,441
Goodwill, net                                                                                               3,822             3,938
Identifiable intangibles, net                                                                               1,374             1,616
Unrealized gains on off-balance-sheet instruments                                                          10,929             7,682
Premises and equipment, net                                                                                 3,880             3,987
Other assets                                                                                                9,387             9,540
------------------------------------------------------------------------------------------------------------------------------------
    Total Assets                                                                                        $ 260,159         $ 250,753

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits in domestic offices:
  Interest-bearing                                                                                      $  94,495         $  84,133
  Noninterest-bearing                                                                                      33,704            39,694
Deposits in foreign offices:
  Interest-bearing                                                                                         42,326            42,732
  Noninterest-bearing                                                                                       1,512             1,456
------------------------------------------------------------------------------------------------------------------------------------
  Total deposits                                                                                          172,037           168,015

Federal funds purchased                                                                                     3,751             2,176
Securities sold under repurchase agreements                                                                11,159             7,644
Other short-term borrowings                                                                                15,702            17,566
Acceptances outstanding                                                                                     3,563             2,861
Accrued interest payable                                                                                      978               879
Unrealized losses on off-balance-sheet instruments                                                         10,502             7,633
Other liabilities                                                                                           6,835             6,004
Long-term debt                                                                                             13,922            15,785
------------------------------------------------------------------------------------------------------------------------------------
  Total liabilities                                                                                       238,449           228,563

Corporation obligated mandatorily redeemable preferred securities of subsidiary trusts holding solely junior subordinated deferrable interest debentures of the
  corporation (trust preferred securities)                                                                  1,873             1,477

STOCKHOLDERS' EQUITY
Preferred stock                                                                                               614             2,242
Common stock, par value $1.5625 (authorized: 1997 and 1996 - 1,400,000,000 shares;
  issued: 1997 - 774,697,520 shares; 1996 - 774,592,574 shares)                                             1,210               605
Additional paid-in capital                                                                                  7,974             8,467
Retained earnings                                                                                          13,726            11,500
Net unrealized gain on available-for-sale securities                                                          137                32
Common stock in treasury, at cost (1997 - 86,640,661 shares; 1996 - 64,058,784 shares)                     (3,824)           (2,133)
------------------------------------------------------------------------------------------------------------------------------------
  Total stockholders' equity                                                                               19,837            20,713

    Total Liabilities and Stockholders' Equity                                                          $ 260,159         $ 250,753

------------------------------------------------------------------------------------------------------------------------------------

See notes to consolidated financial statements.

BankAmerica Corporation 1997 Annual Report

                      CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
                      CONSOLIDATED STATEMENT OF CASH FLOWS
--------------------------------------------------------------------------------

BankAmerica Corporation and Subsidiaries                                                             Year Ended December 31
(in millions)                                                                                    1997         1996         1995
---------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                                                                      $ 3,210     $  2,873     $  2,664
Adjustments to net income to arrive at net cash provided (used) by operating activities:
     Provision for credit losses                                                                    950          885          440
     Net gain on sales of loans and subsidiaries and operations                                    (462)        (269)         (49)
     Depreciation and amortization                                                                  870          896          879
     Provision for deferred income taxes                                                            694          605          268
     Change in assets and liabilities net of effects from acquisitions and pending dispositions:
      (Increase) decrease in accrued interest receivable                                           (129)          17           (9)
      Increase in accrued interest payable                                                           99           31           17
      Increase in trading account assets                                                         (3,346)      (2,689)      (2,685)
      Increase (decrease) in current income taxes payable                                           375          (29)         265
     Deferred fees received from lending activities                                                 170          240          142
     Increase in loans held for sale                                                             (1,145)        (622)        (880)
     Other, net                                                                                    (265)      (2,981)       1,683
---------------------------------------------------------------------------------------------------------------------------------
     Net cash provided (used) by operating activities                                             1,021       (1,043)       2,735

CASH FLOWS FROM INVESTING ACTIVITIES
Activity in available-for-sale securities:
     Sales proceeds                                                                               1,968        1,985        2,509
     Maturities, prepayments, and calls                                                           4,992        5,805        5,722
     Purchases                                                                                   (7,400)      (7,661)      (7,416)
Activity in held-to-maturity securities:
     Maturities, prepayments, and calls                                                             911        1,111        2,514
     Purchases                                                                                     (442)        (632)        (976)
Proceeds from loan sales and securitizations                                                      9,834        5,776        1,982
Purchases of loans                                                                                 (690)      (2,555)      (1,711)
Purchases of premises and equipment                                                                (663)        (665)        (649)
Proceeds from sales of other real estate owned                                                      330          432          525
Acquisitions, net of cash acquired                                                                 (100)          --           --
Net cash provided (used) by:
     Loan originations and principal collections                                                (11,186)     (15,269)     (14,429)
     Interest-bearing deposits in banks                                                              26           53          472
     Federal funds sold                                                                              29          587          (81)
     Securities purchased under resale agreements                                                (2,499)      (2,313)         297
Other, net                                                                                           80          542          138
---------------------------------------------------------------------------------------------------------------------------------
     Net cash used by investing activities                                                       (4,810)     (12,804)     (11,103)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of long-term debt                                                          1,690        3,719        2,588
Principal payments and retirements of long-term debt and subordinated capital notes              (3,139)      (2,965)      (2,652)
Net proceeds from issuance of trust preferred securities                                            396        1,477           --
Proceeds from issuance of common stock                                                               --           83          151
Proceeds from issuance of treasury stock                                                            223           99           --
Preferred stock redeemed                                                                         (1,628)        (391)        (206)
Treasury stock purchased                                                                         (2,039)      (1,333)        (926)
Common stock dividends                                                                             (853)        (780)        (684)
Preferred stock dividends                                                                          (100)        (185)        (227)
Net cash provided (used) by:
     Deposits                                                                                     4,022        7,580        6,100
     Federal funds purchased                                                                      1,575       (2,984)       1,877
     Securities sold under repurchase agreements                                                  3,515        1,261          878
     Other short-term borrowings                                                                 (1,864)       9,939        2,282
Other, net                                                                                          (54)         216          (87)
---------------------------------------------------------------------------------------------------------------------------------
     Net cash provided by financing activities                                                    1,744       15,736        9,094
Effect of exchange rate changes on cash and due from banks                                          102           22            8
---------------------------------------------------------------------------------------------------------------------------------
     Net increase (decrease) in cash and due from banks                                          (1,943)       1,911          734
Cash and due from banks at beginning of year                                                     16,223       14,312       13,578
---------------------------------------------------------------------------------------------------------------------------------
      Cash and Due from Banks at End of Year                                                    $14,280      $16,223      $14,312

---------------------------------------------------------------------------------------------------------------------------------

See notes to consolidated financial statements.

                                      BankAmerica Corporation 1997 Annual Report

                      CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
            CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
--------------------------------------------------------------------------------

BankAmerica Corporation and Subsidiaries                                                                Year Ended December 31
(in millions)                                                                                       1997         1996        1995
-----------------------------------------------------------------------------------------------------------------------------------
PREFERRED STOCK
Balance, beginning of year                                                                       $  2,242     $  2,623     $  3,068
Preferred stock redeemed                                                                           (1,628)        (381)        (197)
Convertible preferred stock converted to common stock                                                  --           --         (248)
-----------------------------------------------------------------------------------------------------------------------------------
   Balance, end of year                                                                               614        2,242        2,623

COMMON STOCK
Balance, beginning of year                                                                            605          602          581
Common stock issued                                                                                    --            3           21
Issuance of 387,314,462 shares of common stock to effect a two-for-one common stock split             605           --           --
-----------------------------------------------------------------------------------------------------------------------------------
   Balance, end of year                                                                             1,210          605          602

ADDITIONAL PAID-IN CAPITAL
Balance, beginning of year                                                                          8,467        8,328        7,743
Common stock issued                                                                                    29          142          594
Issuance of 387,314,462 shares of common stock to effect a two-for-one common stock split            (605)          --           --
Preferred stock redeemed                                                                               --          (18)          (9)
Treasury stock issued in excess of cost                                                                83           15           --
-----------------------------------------------------------------------------------------------------------------------------------
   Balance, end of year                                                                             7,974        8,467        8,328

RETAINED EARNINGS
Balance, beginning of year                                                                         11,500        9,606        7,854
Net income                                                                                          3,210        2,873        2,664
Common stock dividends                                                                               (853)        (780)        (684)
Preferred stock dividends                                                                            (100)        (185)        (227)
Foreign currency translation adjustments, net of related income taxes                                 (31)         (14)          (1)
-----------------------------------------------------------------------------------------------------------------------------------
   Balance, end of year                                                                            13,726       11,500        9,606

NET UNREALIZED GAIN (LOSS) ON AVAILABLE-FOR-SALE SECURITIES
Balance, beginning of year                                                                             32            1         (326)
Valuation adjustments, net of related income taxes                                                    105           31          327
-----------------------------------------------------------------------------------------------------------------------------------
   Balance, end of year                                                                               137           32            1

COMMON STOCK IN TREASURY, AT COST
Balance, beginning of year                                                                         (2,133)        (938)         (29)
Treasury stock purchased                                                                           (2,025)      (1,351)        (926)
Treasury stock issued                                                                                 362          173           29
Other                                                                                                 (28)         (17)         (12)
-----------------------------------------------------------------------------------------------------------------------------------
   Balance, end of year                                                                            (3,824)      (2,133)        (938)
     Total Stockholders' Equity                                                                  $ 19,837     $ 20,713     $ 20,222

-----------------------------------------------------------------------------------------------------------------------------------

See notes to consolidated financial statements.

BankAmerica Corporation 1997 Annual Report

                       CONSOLIDATED FINANCIAL STATEMENTS


Notes to Consolidated Financial Statements


1    Significant Accounting Policies

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

Financial Statement Presentation

The consolidated financial statements of BAC include the accounts of BankAmerica Corporation (the parent) and companies in which more than 50 percent of the voting stock is owned directly or indirectly by the parent, including Bank of America NT&SA (the bank), and other banking and nonbanking subsidiaries. The revenues, expenses, assets, and liabilities of the subsidiaries are included in the respective line items in the consolidated financial statements after elimination of intercompany accounts and transactions.

The consolidated statement of cash flows depicts the change in cash and due from banks as disclosed in the consolidated balance sheet. Cash flows from hedging transactions are classified in the same category as the cash flows from the items being hedged.

Certain amounts in prior periods have been reclassified to conform to the presentation in the current year. Additionally, as explained in Note 18 on page 72, all references to the number of common shares and per common share amounts have been restated to reflect the effects of a stock split effective June 2, 1997.

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

Debt securities for which BAC has the positive intent and ability to hold to maturity are classified as held-to-maturity and reported at amortized cost. Debt securities that BAC may not hold to maturity and marketable equity securities are classified as available-for-sale securities unless they are considered to be part of trading-related activities. Available-for-sale securities are reported at their fair values, with unrealized gains and losses included on a net-of-tax basis as a separate component of stockholders' equity. Securities for which no market values were available are stated at cost.

Dividend and interest income, including amortization of premiums and accretion of discounts, for both securities portfolios are included in interest income.

Realized gains and losses generated from sales of available-for-sale securities are recorded in net gain on available-for-sale securities and are computed using the specific identification method. Any decision to sell available-for-sale securities is based on various factors, including movements in interest rates, changes in the maturity mix of assets and liabilities, liquidity demands, regulatory capital considerations, or other similar factors.

Loans

Loans are generally carried at the principal amount outstanding net of unearned discounts. Interest income on discounted loans is generally recognized using methods that approximate the interest method, which provides a level rate of return over a loan's term.

Loans, other than those originated or acquired with the intent to sell, may be sold prior to maturity due to various economic factors, including significant movements in interest rates, changes in the maturity mix of assets and liabilities, liquidity demands, regulatory capital considerations, or other similar factors. All loans that are held for sale are recorded at the lower of cost or fair value. The fair value of loans held for sale represents the cash price anticipated to be received for the loans in a current sale.

Loans are generally placed on nonaccrual status when full payment of principal or interest is in doubt, or when they are past due 90 days as to either principal or interest. During the fourth quarter of 1996, BAC changed the past due period for nonaccrual residential real estate loans and consumer loans that are collateralized by junior mortgages on residential real estate from 180 days to 90 days. When a loan is placed on nonaccrual status, interest accrued but not received is reversed against interest income. If management determines that

                                      BankAmerica Corporation 1997 Annual Report

                      CONSOLIDATED FINANCIAL STATEMENTS


ultimate collectibility of principal is in doubt, cash receipts on nonaccrual loans are applied to reduce the principal balance. Senior management may grant a waiver from nonaccrual status if a past due loan is well secured and in the process of collection. A nonaccrual loan may be restored to accrual status when all principal and interest amounts contractually due, including arrearages, are reasonably assured of repayment within a reasonable period, and there has been a sustained period of payment performance by the borrower in accordance with the contractual terms of the loan.

BAC provides equipment financing to its customers through a variety of lease arrangements. Direct financing leases are carried at the aggregate of lease payments receivable plus estimated residual value of the leased property, less unearned income. Unearned income on direct financing leases is amortized over the lease terms by methods that approximate the interest method. Leveraged leases, which are a form of financing lease, are carried net of nonrecourse debt. Unearned income on leveraged leases is amortized over the lease terms by methods that approximate the interest method.

Allowance for Credit Losses

The allowance for credit losses is a reserve for estimated credit losses and other credit-related charges. Actual credit losses and other charges, net of recoveries, are deducted from the allowance for credit losses. Other charges to the allowance include amounts related to loans of subsidiaries and operations sold and to loans which were either sold or transferred to other assets pending disposition. A provision for credit losses, which is a charge against earnings, is added to the allowance based on a quarterly assessment of the portfolio. While management has attributed reserves to various portfolio segments, the allowance is general in nature and is available for the credit portfolio in its entirety.

BAC generally evaluates a loan for impairment when it is placed on nonaccrual status and all or a portion is internally risk rated as substandard or doubtful. BAC measures impairment of loans when it is probable that all amounts, including principal and interest, will not be collected in accordance with the contractual terms of the loan agreement. The amount of impairment and any subsequent changes are recorded as a change in the allocation of the allowance for credit losses. Substantially all of BAC's impaired loans are on nonaccrual status.

BAC uses one of three methods to measure loan impairment depending on the circumstances surrounding the loan; present value of a loan's expected future cash flows, fair value of the collateral, or the loan's observable market value. The present value of a loan's expected future cash flows is the most widely used method and is calculated using the loan's effective interest rate based on the original contractual terms. When foreclosure or liquidation is probable or when the primary source of repayment is provided by real estate collateral, impairment is measured based upon the fair value of the collateral less estimated selling and disposal costs. When quoted market prices are available, impairment is based on the loan's observable market value less estimated selling and disposal costs.

Premises and Equipment

Premises, equipment, and leasehold improvements are carried at cost, less accumulated depreciation and amortization computed on a straight-line basis over the estimated useful lives of the respective assets or the terms of the leases. Net gains and losses on disposal or retirement of premises and equipment are included in other income.

Other Real Estate Owned

Other real estate owned (OREO), which is recorded in other assets, includes properties acquired through foreclosure or in full or partial satisfaction of the related loan, former premises no longer used in business operations, and properties that are nonperforming acquisition, development, and construction arrangements. OREO also includes loans where BAC has obtained physical possession of the related collateral.

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

Goodwill and Identifiable Intangibles

Goodwill represents the excess of the purchase price over the estimated fair value of identifiable net assets associated with BAC's merger and acquisition transactions. Goodwill is amortized on a straight-line basis generally over 25 years.

Core deposit intangibles (CDI) represent the intangible value of depositor relationships resulting from deposit liabilities assumed in acquisitions and are amortized using an accelerated method based on the expected runoff of the related deposits.

Other identifiable intangibles consist primarily of credit card intangibles
(CCI), which represents the intangible value of credit card customer relationships resulting from customer balances acquired. Other identifiable intangibles are amortized using accelerated methods over their estimated periods of benefit.

BankAmerica Corporation 1997 Annual Report

                       CONSOLIDATED FINANCIAL STATEMENTS


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

Mortgage Servicing Assets

Mortgage servicing assets (MSA) are capitalized when acquired either through the purchase or origination of mortgage loans that are subsequently sold or securitized with the servicing rights retained. The capitalized MSA are assessed, on a periodic basis, for impairment based on the fair value of those rights. For this analysis, the MSA are stratified based on one or more predominant risk characteristics and any resulting impairment is recognized through a valuation allowance for each impaired stratum. For purposes of measuring impairment, BAC stratifies its MSA by loan type, investor type, and interest rate to reflect the predominant risk characteristics. BAC then uses a fair valuation model which incorporates assumptions used by market participants in estimating future net servicing income based on estimates of the cost of servicing per loan, the discount rate, float value, an inflation rate, ancillary income per loan, prepayment speeds and default rates.

MSA are included in other assets and are amortized as an offset to other fees and commissions in proportion to and over the period of estimated net servicing income. The accounting for MSA is in accordance with Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" (SFAS No. 125), which BAC adopted in 1997. The adoption of SFAS No. 125 did not have a material effect on BAC's financial position or results of operations.

Investments in Affiliates, Joint Ventures, and Other Entities

Investments in affiliates, joint ventures, and other entities are recorded in other assets. Investments in affiliates, which are generally 20- to 50-percent-owned companies, and joint ventures are generally accounted for by the equity method. BAC's share of net income or loss from these investments is recorded in other income. Gains or losses resulting from issuances of stock by equity affiliates that change BAC's percentage of ownership are recognized at the issue date and are also recorded in other income. Dividends are recorded as a reduction of the carrying value of the investment when received.

Investments in other entities (less than 20-percent-owned companies) that are not represented by marketable securities are generally carried at cost less writedowns for declines in value that are judged to be other than temporary. These valuation losses are recorded in other income when identified. Dividends are recorded in other income when received.

Derivative Financial Instruments

BAC uses interest rate, foreign exchange, equity, and credit derivative financial instruments in both its trading and asset and liability management activities. BAC uses derivative commodity instruments solely in its trading activities. At December 31, 1997, BAC's notional amounts for credit derivative financial instruments were not material.

TRADING ACTIVITIES

Interest rate derivative financial instruments used in BAC's trading activities consist primarily of swaps and options. Foreign exchange financial instruments include spot, futures, forward, swap, and option contracts. Credit derivative financial instruments include credit default swaps and total rate of return swaps. Commodity derivative financial instruments include commodity futures, forwards, swaps, and options. All derivative financial instruments used in trading activities are carried at fair value. Fair value for these instruments is determined based on readily available market prices or by using pricing models where no market price is available. Any realized and unrealized gains and losses resulting from adjusting these instruments to fair value are recognized immediately in trading income.

Interest rate, foreign exchange, credit, and commodity derivative financial instruments used for trading activities, and their related gains and losses, are reported in the consolidated balance sheet in unrealized gains (losses) on off-balance-sheet instruments, in the consolidated statement of operations in trading income, and in the consolidated statement of cash flows in cash flows from operating activities. However, unrealized gains and losses with the same counterparty are netted on the balance sheet to the extent allowed when contracts are executed under legally enforceable master netting agreements.

ASSET AND LIABILITY MANAGEMENT ACTIVITIES

BAC uses various types of derivative financial instruments to manage its interest rate and foreign currency exposures through specific strategies that involve the hedging of future cash flows or of market values. When hedging future cash flow exposures, the accrual method of accounting is used. Under the accrual method, each net payment due to or owed under the derivative financial instrument is recognized in net income during the period to which the payment/receipt relates; there is no recognition on the balance sheet for changes in the derivative's fair value. When hedging market value exposures, BAC uses the deferral or fair value methods.

                                      BankAmerica Corporation 1997 Annual Report

                       CONSOLIDATED FINANCIAL STATEMENTS


Under the deferral method, gains or losses from the derivative financial instrument are deferred on the balance sheet and recognized in net income in conjunction with the recognition of the hedged item. Under the fair value method, the derivative financial instrument is carried on the balance sheet at fair value with changes in that value recognized in net income or stockholders' equity in conjunction with the designated hedged item.

Hedge criteria include demonstrating how the hedge will reduce risk, identifying the asset, liability, firm commitment, or anticipated transaction being hedged, and citing the time horizon being hedged.

Deferral Method

BAC uses the deferral method when the carrying value of the hedged item is other than fair value and the market value of the hedging instrument fulfills the objectives of the hedge strategy.

INTEREST RATE CONTRACTS -- BAC accounts for futures and forward rate agreements using the deferral method. Under the deferral method, risk reduction is assessed at the enterprise level. For interest rate futures, hedge effectiveness is assessed at the inception of the hedge and on an ongoing basis. There must be a clear economic relationship between the price of the hedged item and the futures contract and a high level of correlation between these prices during relevant prior periods. If a high level of correlation is not being achieved on an ongoing basis, hedge accounting will be terminated. For forward rate agreements, hedge effectiveness at the inception of the hedge and on an ongoing basis is assessed by matching the basis and terms of the hedging instruments with those of the underlying exposure.

Deferred gains and losses on interest rate contracts used for hedging are reported as adjustments to the carrying values of the hedged loans, deposits, and long-term debt. The amortization of deferred gains and losses is reported in the corresponding interest income and interest expense accounts. Initial margin deposits related to exchange-traded instruments are reported in other assets.

BAC hedges anticipated transactions involving the replacement of deposits with interest-bearing deposits using interest rate futures contracts. Realized and unrealized gains and losses on these transactions are deferred and included in the measurement of the subsequent transaction. For a hedge of an anticipated transaction to qualify for hedge accounting, it must be probable that the transaction will occur and the significant characteristics and expected terms of the transaction must be identified.

FOREIGN EXCHANGE CONTRACTS -- To qualify for hedge accounting, a foreign exchange contract must reduce risk at the level of the specific transaction. Realized and unrealized gains and losses on instruments that hedge firm commitments are deferred and included in the measurement of the subsequent transaction; however, losses are deferred only to the extent of expected gains on the future commitment. Realized and unrealized gains and losses on instruments that hedge net capital exposure are recorded in stockholders' equity as foreign currency translation adjustments.

Accrual Method

BAC uses the accrual method when the cash flows generated from the hedging instrument fulfill the objectives of the hedge strategy. Under the accrual method, interest income or expense on the hedging instrument is accrued and recorded as an adjustment to the interest income or expense related to the hedged item.

BAC accounts for certain interest rate swaps and purchased interest rate option contracts (caps and floors) using the accrual method. Each of these hedging instruments must reduce risk at the level of the specific transaction with effectiveness expected at the inception of the hedge and on an ongoing basis. For each of these hedging instruments, hedge effectiveness is assessed by matching the basis and terms of the hedging instruments with those of the underlying exposure. If a high level of correlation is not being achieved, hedge accounting will be terminated.

Interest income or expense on derivative financial instruments accounted for using the accrual accounting method is reported in interest income -- loans, interest expense -- deposits, and interest expense -- long-term debt. Premiums paid for interest rate options are deferred as a prepaid expense and are amortized to interest income over the term of the option.

BankAmerica Corporation 1997 Annual Report

                      CONSOLIDATED FINANCIAL STATEMENTS


Fair Value Method

BAC uses the fair value method when the market value of the hedging instrument fulfills the objectives of the hedge strategy, and the carrying value of the hedged item is fair value. Market value for these instruments is determined based on readily available market prices or by using pricing models where no market price is available. Under the fair value method, realized and unrealized gains and losses on both the hedged item and hedging instrument are recognized throughout the period. Realized and unrealized gains and losses on the hedging instrument are reflected in the same line as the hedged item.

BAC accounts for certain interest rate swaps and purchased equity option contracts designated as hedges of available-for-sale debt and equity securities, respectively, using the fair value method. Each of these hedging instruments must reduce risk at the level of the specific transaction, with effectiveness expected at the inception of the hedge and on an ongoing basis. There must be a clear economic relationship between the price of the available-for-sale security and the interest rate swap or equity instrument underlying the purchased equity option contract as well as a high level of correlation between these prices during relevant prior periods. If a high level of correlation is not being achieved, hedge accounting will be terminated. Changes in the market values of the interest rate swaps, exclusive of net interest accruals, are reported in stockholders' equity on a net-of-tax basis. The accrual of interest payable and interest receivable on the interest rate swaps is reported in interest income -- available-for-sale securities. Changes in the market values of the purchased equity options, exclusive of the time value of the option, are reported in stockholders' equity on a net-of-tax basis. The time values of the options are deferred as a prepaid expense and are amortized to interest income for available-for-sale securities over the term of the option.

The following policies are followed for all derivative financial instruments qualifying for hedge accounting treatment. If at any time a derivative financial instrument no longer qualifies for hedge accounting treatment, it must be adjusted to fair value on a prospective basis and any deferred gain or loss associated with the hedging instrument is amortized over the original hedge period. When an anticipated transaction is no longer likely to occur, any deferred gain or loss associated with the hedging instrument is recognized immediately in the income or expense account related to the hedged item. If the item being hedged matures or is sold, extinguished, or terminated, hedge accounting is terminated. In this situation, any deferred gain or loss associated with the hedging instrument is treated as part of the carrying value of the item being hedged and, therefore, considered in calculating the gain or loss on the matured, sold, extinguished, or terminated item. If the related derivative contract is not terminated, it must be accounted for at market value on a prospective basis.

Foreign Currency Translation

Assets, liabilities, and operations of foreign branches and subsidiaries are recorded based on the functional currency of each entity. For the majority of the foreign operations, the functional currency is the local currency, in which case the assets, liabilities, and operations are translated, for consolidation purposes, at current exchange rates from the local currency to the reporting currency, the U.S. dollar. The resulting gains or losses are reported as a component of retained earnings within stockholders' equity on a net-of-tax basis. When the foreign entity is not a free-standing operation or is in a hyperinflationary economy, the functional currency used to measure the financial statements of a foreign entity is the U.S. dollar. In these instances, the resulting gains and losses are included in other income.

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

                                      BankAmerica Corporation 1997 Annual Report

                      CONSOLIDATED FINANCIAL STATEMENTS


Stock-Based Employee Compensation Plans

BAC accounts for compensation expense related to stock-based compensation plans using the intrinsic value method. Under the intrinsic value method, compensation expense is determined based on the excess, if any, of the market prices of BAC's common stock at the measurement dates over the exercise prices of the awards under those plans.

Earnings per Common Share

Effective December 15, 1997, BAC adopted Statement of Financial Accounting Standards No. 128, "Earnings per Share" (SFAS No. 128). SFAS No. 128 establishes new requirements for computing and presenting earnings per share. Under the new requirements, the method previously used to compute earnings per share is changed and all prior periods presented must be restated to conform to meet the new requirements. The new requirements eliminate primary earnings per share and earnings per common share, assuming full dilution, and require the presentation of earnings per common share and diluted earnings per common share. As a result, under the new requirements, earnings per common share excludes any dilutive effect of stock options and warrants. Also, the dilutive effect of stock options and warrants used to compute diluted earnings per common share is based on the average market price of BAC's common stock for the period.

2    Nature of Operations

BAC, through its subsidiaries, provides banking and various other financial services throughout the U.S. and in selected international markets to consumers and business customers, including corporations, governments, and other institutions. BAC segregates its operations into five major business sectors -- Consumer Banking, U.S. Corporate and International Banking, Middle Market Banking, Commercial Real Estate Services, and Wealth Management, ranked, for the purpose of the following discussion, in order of their contribution to net income in 1997.

Consumer Banking provides a full array of deposit and loan products to individuals and small businesses through traditional and in-store branches, ATMs, telephones, personal computers, and other delivery channels throughout nine western states. It also provides credit card, home mortgage, manufactured housing financing, and consumer financing products throughout the U.S., and a range of consumer banking products and services in Hong Kong, Macau, India, Taiwan, Singapore, and the Philippines.

U.S. Corporate and International Banking provides credit and capital-raising services, trade finance, cash management, investment banking, capital markets products, and financial advisory services to large public- and private-sector institutions that are part of the global economy. It has offices in the U.S. and 37 other countries and territories in North and South America, Asia, Europe, Africa, and the Middle East.

Middle Market Banking provides a full range of financial products and services throughout the West and the Midwest to businesses with annual revenues between $5 million and $500 million.

Commercial Real Estate Services provides credit and other financial services to a variety of real estate market segments, including developers, investors, pension fund advisors, real estate investment trusts, and property managers. Regional clients are served throughout California and in eight other states. National clients, such as publicly traded corporations and private entities, are served through offices in California.

Wealth Management encompasses a number of strategically significant businesses serving individuals and institutions with sophisticated financial planning and management needs. The range of capabilities represented in Wealth Management include institutional investment management supporting BAC's corporate and commercial banking relationships, private banking, investment management, and trust services for high-net-worth clients both in the U.S. and internationally.

3    Supplemental Disclosure of Cash Flow Information

During the years ended December 31, 1997, 1996, and 1995, BAC made interest payments on deposits and other interest-bearing liabilities of $8,689 million, $8,039 million, and $7,361 million, respectively, and made income tax payments of $1,114 million, $1,324 million, and $1,342 million, respectively.

During the years ended December 31, 1997, 1996, and 1995, there were foreclosures of loans with carrying values of $219 million, $360 million, and $520 million, respectively. Loans made to facilitate the sale of OREO totaled $12 million, and $8 million during the years ended December 31, 1996, and 1995, respectively.

BankAmerica Corporation 1997 Annual Report

                      CONSOLIDATED FINANCIAL STATEMENTS


4    Acquisition

On October 1, 1997, BAC acquired Robertson, Stephens & Company Group, L.L.C. (Robertson Stephens), a San Francisco-based investment banking and investment management firm. The acquisition involved a cash transaction consisting of an initial payment of $245 million to the equity-owning partners of Robertson Stephens, up to $225 million of compensation over a three-year period to certain Robertson Stephens equity-owning partners, subject to continued employment, and up to $70 million to be distributed from a cash retention pool as compensation in the form of awards vesting over a four-year period. The acquisition was accounted for by the purchase method of accounting.


5    Restrictions on Cash and Due from Banks

BAC's banking subsidiaries are required to maintain reserves with the Federal Reserve Bank. Reserve requirements are based on a percentage of deposit liabilities. The average reserves required for 1997 and 1996 were $2,920 million and $3,740 million, respectively.


6    Securities Purchased Under Resale Agreements and Securities Sold Under
Repurchase Agreements

BAC enters into purchases and sales of securities, primarily U.S. government and federal agency, under agreements to resell and repurchase substantially identical securities. In 1997, the yearly averages of securities purchased under resale agreements and securities sold under repurchase agreements, based on daily balances, were $10 billion and $11.6 billion, respectively, and the maximum amounts outstanding at any month end during the year were $13.2 billion and $15.1 billion, respectively.

During 1997, the underlying securities purchased under resale agreements were delivered into BAC's account at the Federal Reserve Bank of San Francisco or into a third-party custodian's account that recognizes BAC's rights and interest in these securities.


7    Available-For-Sale and Held-to-Maturity Securities and Trading Activities

The following is a summary of available-for-sale and held-to- maturity securities:


------------------------------------------------------------------------------------------
                                                   Available-for-Sale Securities
                                         -------------------------------------------------
                                                          Gross        Gross
                                         Amortized   Unrealized   Unrealized        Fair
(in millions)                                 Cost        Gains       Losses       Value
------------------------------------------------------------------------------------------
DECEMBER 31, 1997
U.S. Treasury and other government
  agency securities                        $ 1,435      $    33      $     2     $ 1,466
Mortgage-backed securities                   7,359          151            3       7,507
Foreign governments                          1,930            3           78       1,855
Equity securities                              330          114           10         434
Corporate and other debt securities          1,503           22            1       1,524
------------------------------------------------------------------------------------------
                                           $12,557      $   323      $    94     $12,786

DECEMBER 31, 1996
U.S. Treasury and other government
  agency securities                        $ 1,505      $     6      $    17     $ 1,494
Mortgage-backed securities                   6,591           70           39       6,622
Foreign governments                          2,365           36          132       2,269
Equity securities                              177          121            1         297
Corporate and other debt securities          1,421           13            3       1,431
------------------------------------------------------------------------------------------
                                           $12,059      $   246      $   192     $12,113

------------------------------------------------------------------------------------------


                                                     Held-to-Maturity Securities
                                         -------------------------------------------------
                                                          Gross        Gross
                                         Amortized   Unrealized   Unrealized        Fair
(in millions)                                 Cost        Gains       Losses       Value
------------------------------------------------------------------------------------------
DECEMBER 31, 1997
U.S. Treasury and other government
  agency securities                        $    16      $    --      $    --     $    16
Mortgage-backed securities                   1,877           41            2       1,916
State, county, and municipal securities        306           13            1         318
Foreign governments                          1,105           51           35       1,121
Corporate and other debt securities            363           18            8         373
------------------------------------------------------------------------------------------
                                            $3,667       $  123       $   46      $3,744

DECEMBER 31, 1996
U.S. Treasury and other government
  agency securities                         $   19       $   --       $   --      $   19
Mortgage-backed securities                   2,163           31           15       2,179
State, county, and municipal securities        423           14            6         431
Foreign governments                          1,160            9          261         908
Corporate and other debt securities            373           21           11         383
------------------------------------------------------------------------------------------
                                            $4,138       $   75       $  293      $3,920

------------------------------------------------------------------------------------------


                                      BankAmerica Corporation 1997 Annual Report

                      CONSOLIDATED FINANCIAL STATEMENTS


During the years ended December 31, 1997, 1996 and 1995, BAC sold available-for-sale securities for aggregate proceeds of $1,968 million, $1,985 million, and $2,509 million, respectively. These sales resulted in gross realized gains of $127 million, $91 million, and $268 million, and gross realized losses of $11 million, $30 million, and $234 million in 1997, 1996, and 1995, respectively.

The following is a summary of the contractual maturities of available-for-sale debt securities at December 31, 1997. These amounts exclude equity securities, which have no contractual maturities:

--------------------------------------------------------------------------------

                                                      Amortized            Fair
(in millions)                                              Cost           Value
--------------------------------------------------------------------------------
Due in one year or less                                $  1,275        $  1,289
Due after one year through five years                       718             713
Due after five years through ten years                    2,015           2,057
Due after ten years                                       8,219           8,293
--------------------------------------------------------------------------------
                                                       $ 12,227        $ 12,352

--------------------------------------------------------------------------------

   The following is a summary of the contractual maturities of held-to-maturity securities at December 31, 1997:

--------------------------------------------------------------------------------

                                                      Amortized            Fair
(in millions)                                              Cost           Value
--------------------------------------------------------------------------------
Due in one year or less                                $    295        $    296
Due after one year through five years                       285             290
Due after five years through ten years                      830             855
Due after ten years                                       2,257           2,303
--------------------------------------------------------------------------------
                                                       $  3,667        $  3,744

--------------------------------------------------------------------------------

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

Certain assets were pledged to collateralize U.S. government and public deposits, trust and other deposits, and repurchase agreements. These assets, primarily trading, available-for-sale, and held-to-maturity securities, had carrying values of $15,052 million and $11,477 million at December 31, 1997 and 1996, respectively.

During the year ended December 31, 1997, trading income included a net unrealized holding loss of $15 million. For the years ended December 31, 1996 and 1995, trading income included net unrealized holding gains on trading securities of $1 million and $37 million, respectively. These amounts exclude the net unrealized trading results of the parent's securities broker/dealer subsidiary (Section 20 subsidiary).

During the fourth quarter of 1995, the Financial Accounting Standards Board allowed financial statement preparers a one-time opportunity to reassess the classifications of securities accounted for under Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities." As a result of this reassessment, BAC reclassified $2.1 billion of held-to-maturity securities to available-for-sale securities. In connection with this reclassification, gross unrealized gains of $28 million and gross unrealized losses of $42 million were recorded in available-for-sale securities and in stockholders' equity (on a net-of-tax basis).

8    Other Debt Restructurings

Restructured loans as described in Note 9 of the Notes to Consolidated Financial Statements on the following page exclude other debt restructurings totaling $1,384 million and $1,685 million at December 31, 1997 and 1996, respectively, with countries that were experiencing liquidity problems at the time of restructuring. These amounts include securities and loans received in connection with formal debt restructurings. The majority of these instruments are classified as either available-for-sale or held-to-maturity securities.

Included in other debt restructurings at December 31, 1997 and 1996, were $1,228 million and $1,456 million, respectively, of par bonds issued by the governments of Mexico and Venezuela in 1990, and the government of Uruguay in 1991. The face values of these par bonds at December 31, 1997 and 1996 were $1,494 million and $1,607 million, respectively. The majority of the Mexican par bonds have a fixed annual interest rate of 6.25 percent, and the Venezuelan and Uruguayan par bonds both have fixed annual interest rates of 6.75 percent. The principal of all of these par bonds is collateralized by zero-coupon U.S. Treasury securities, which at maturity, will have redemption values equal to the face values of the par bonds. The market value of the par bonds totaled $1,260 million at December 31, 1997. The fair value of the U.S. Treasury securities collateralizing the principal of the par bonds totaled $394 million at December 31, 1997.

Also included in the aggregate other debt restructurings discussed above were $156 million and $229 million at December 31, 1997 and 1996, respectively, related to other restructuring transactions with borrowers in Venezuela, Poland, the Philippines, Mexico, Brazil, Ecuador and Panama.

Interest income foregone on these other debt restructurings was not significant in 1997 or 1996.

BankAmerica Corporation 1997 Annual Report

                      CONSOLIDATED FINANCIAL STATEMENTS


9    Loans

Loans are presented net of unearned income of $2,534 million and $1,636 million at December 31, 1997 and 1996, respectively.

The following is a summary of loans:

--------------------------------------------------------------------------------
                                                                 December 31
(in millions)                                                 1997          1996
--------------------------------------------------------------------------------
DOMESTIC
Consumer:
 Residential first mortgages                              $ 31,749      $ 37,459
 Residential junior mortgages                               14,847        14,743
 Other installment                                          18,418        16,979
 Credit card                                                 6,697         8,707
 Other individual lines of credit                            1,937         1,948
 Other                                                         461           401
--------------------------------------------------------------------------------
                                                            74,109        80,237
Commercial:
 Commercial and industrial                                  36,602        33,404
 Loans secured by real estate                               12,897        12,488
 Financial institutions                                      3,485         3,109
 Lease financing                                             2,892         2,542
 Loans for purchasing or carrying securities                 2,668         1,941
 Construction and development loans
  secured by real estate                                     2,206         2,252
 Agricultural                                                1,824         1,696
 Other                                                       1,896         1,270
--------------------------------------------------------------------------------
                                                            64,470        58,702

                                                           138,579       138,939
FOREIGN
Commercial and industrial                                   18,484        16,394
Banks and other financial institutions                       3,904         3,958
Governments and official institutions                          840           970
Other                                                        5,304         5,154
--------------------------------------------------------------------------------
                                                            28,532        26,476

                                                          $167,111      $165,415

--------------------------------------------------------------------------------

The following is a summary of loans considered to be impaired and the related interest income:

--------------------------------------------------------------------------------
                                                                 December 31
(in millions)                                                 1997          1996
--------------------------------------------------------------------------------
Recorded investment in impaired loans
 not requiring an allowance for credit losses/a/              $259         $ 412
Recorded investment in impaired loans requiring
 an allowance for credit losses                                480           439
--------------------------------------------------------------------------------
    Total recorded investment in impaired loans/b/            $739         $ 851
--------------------------------------------------------------------------------
                                                             December 31
                                                     1997       1996        1995
--------------------------------------------------------------------------------
Average recorded investment in impaired loans        $760     $1,120      $1,361
Interest income recognized/c/                          50         50          80

--------------------------------------------------------------------------------
/a/ These loans do not require an allowance for credit losses since the values of the impaired loans equal or exceed the recorded investments in the loans. /b/ These amounts were evaluated using the following measurement methods: For
    1997, $363 million was evaluated using the present value of the loan's expected future cash flows and $376 million using the fair value of the collateral. For 1996, $403 million was evaluated using the present value of the loan's expected future cash flows, $422 million using the fair value of the collateral, and $26 million using the loan's observable market value.
/c/ All interest income recognized on these loans is recorded when cash is received.

Restructured loans, excluding the other debt restructurings described in Note 8 of the Notes to Consolidated Financial Statements on page 67, were $274 million and $302 million at December 31, 1997 and 1996, respectively. Interest income foregone on these loans was not significant in 1997 or 1996.

Previously restructured loans of $40 million and $29 million were on nonaccrual status at December 31, 1997 and 1996, respectively.

10     Allowance for Credit Losses

The following is a summary of changes in the allowance for credit losses. This reconciliation reflects activity related to all loans. The allowance for credit losses on impaired loans was $81 million at December 31, 1997.

--------------------------------------------------------------------------------
                                                       Year Ended December 31
(in millions)                                       1997       1996        1995
--------------------------------------------------------------------------------
Balance, beginning of year                        $3,523     $3,554      $3,690

Credit losses                                      1,305      1,325       1,011
Credit loss recoveries                               404        407         422
--------------------------------------------------------------------------------
 Net credit losses                                   901        918         589
Provision for credit losses                          950        885         440
Other net additions (deductions)                     (72)/a/      2          13
--------------------------------------------------------------------------------
  Balance, End of Year                            $3,500     $3,523      $3,554

--------------------------------------------------------------------------------

/a/ Includes allowance for credit losses associated with the sale of SPFS and Bank of America Hawaii of $60 million and $8 million, respectively.

                                      BankAmerica Corporation 1997 Annual Report

                      CONSOLIDATED FINANCIAL STATEMENTS


11     Premises and Equipment

The following is a summary of premises and equipment:

--------------------------------------------------------------------------------

                                                                 December 31
(in millions)                                                1997          1996
--------------------------------------------------------------------------------
Premises, including capitalized leases                     $2,790        $3,060
Equipment and furniture, including capitalized leases       3,210         3,072
Leasehold improvements                                      1,228           888
Land                                                          466           489
--------------------------------------------------------------------------------
                                                            7,694         7,509

Less: Accumulated depreciation and amortization             3,814         3,522
--------------------------------------------------------------------------------
                                                           $3,880        $3,987
--------------------------------------------------------------------------------

Depreciation and amortization expense for the years ended December 31, 1997, 1996, and 1995 was $586 million, $593 million, and $552 million, respectively.

12     Deposits

The aggregate amount of time deposit accounts exceeding $100,000, was approximately $46,686 million and $50,182 million at December 31, 1997 and 1996, respectively.

At December 31, 1997, the scheduled maturities for time deposits were as follows:

--------------------------------------------------------------------------------

(in millions)
--------------------------------------------------------------------------------
Due in 1998                                                             $63,662
Due in 1999                                                               2,812
Due in 2000                                                               1,286
Due in 2001                                                                 520
Due in 2002                                                                 481
Thereafter                                                                  264
--------------------------------------------------------------------------------
                                                                        $69,025

--------------------------------------------------------------------------------

13       Long-Term Debt

The following is a summary of long-term debt. The maturity distribution is based upon contractual maturities or earlier dates due to call notices issued.

--------------------------------------------------------------------------------

                                                December 31
                                   1997                             1996
                      ----------------------------------------------------------
                          Various         Various
                       Fixed-Rate   Floating-Rate
                             Debt            Debt
(in millions)         Obligations     Obligations       Total       Total
--------------------------------------------------------------------------------
THE PARENT
Senior Debt:
 Due in 1997              $    --        $     --   $      --      $1,692
 Due in 1998                  219             133         352         352
 Due in 1999                  215             392         607       1,960
 Due in 2000                   16           1,580       1,596       1,596
 Due in 2001                  718             932       1,650       1,650
 Due in 2002                  109             706         815         316
 Thereafter                   205             291         496         502
--------------------------------------------------------------------------------
                            1,482           4,034       5,516       8,068
Subordinated Debt:
 Due in 1998                   52              --          52          53
 Due in 2000                  417              --         417         419
 Due in 2001                  776              30         806         812
 Due in 2002                1,837              26       1,863       1,860
 Thereafter                 3,587             323       3,910       3,015
--------------------------------------------------------------------------------
                            6,669             379       7,048       6,159

Total parent                8,151           4,413      12,564      14,227

SUBSIDIARIES
Senior Debt:
 Due in 1997                   --              --          --          15
 Due in 1998                  223              42         265         213
 Due in 1999                    3              --           3          --
 Due in 2000                   --              79          79          84
 Due in 2001                   --              --          --         420
 Due in 2002                  142              --         142          --
 Thereafter                    28              47          75           9
--------------------------------------------------------------------------------
                              396             168         564         741
Subordinated Debt:
 Due in 1997                   --              --          --          19
 Due in 1998                   10              --          10          10
 Due in 1999                   11              --          11          11
 Due in 2000                   12              --          12          12
 Due in 2001                  308              --         308         309
 Thereafter                   100              --         100         101
--------------------------------------------------------------------------------
                              441              --         441         462
Total subsidiaries            837             168       1,005       1,203
--------------------------------------------------------------------------------
                          $ 8,988         $ 4,581     $13,569     $15,430

--------------------------------------------------------------------------------

BAC's fixed-rate long-term debt of $8,988 million at December 31, 1997 matures at various dates through 2015. At both December 31, 1997 and 1996, the interest rates on fixed-rate long-term debt ranged from 5.55% to 11.50%. These obligations were denominated primarily in U.S. dollars.

BankAmerica Corporation 1997 Annual Report

                      CONSOLIDATED FINANCIAL STATEMENTS


BAC has entered into off-balance-sheet financial instruments, primarily interest rate swaps, with notional amounts of approximately $4 billion and $7 billion at December 31, 1997 and 1996, respectively, to change its interest rate exposure from fixed to floating rate. At December 31, 1997 and 1996, the weighted average interest rates on fixed-rate long-term debt, including the effects of interest rate swaps, were 7.66% and 7.33%, respectively.

BAC's floating-rate long-term debt of $4,581 million at December 31, 1997 matures at various dates through 2003. The majority of the floating rates are based on three- and six-month London InterBank Offer Rate (LIBOR). At December 31, 1997 and 1996, the interest rates on floating-rate long-term debt ranged from 5.75% to 7.91% and from 5.26% to 7.54%, respectively. These obligations were denominated primarily in U.S. dollars.

BAC has entered into off-balance-sheet financial instruments, primarily futures, with notional amounts of approximately $1 billion and $6 billion at December 31, 1997 and 1996, respectively, to reduce the interest rate risk by shortening the repricing profile on floating-rate debt that reprices within one year. At December 31, 1997 and 1996, the weighted average interest rates on floating-rate long-term debt were 6.07% and 5.74%, respectively. The effect of futures on floating rate long-term debt interest rates was not material.

At December 31, 1997 and 1996, $2,837 million and $3,702 million, respectively, of long-term debt was redeemable at par at the option of the parent on dates ranging from February 27, 1998 through February 21, 2001.

At December 31, 1997, BAC had a $1.65 billion long-term line of credit that expires in 2001. There were no draw-downs at December 31, 1997, and the interest rate on draw-downs is based on current prime or LIBOR rates.

14       Subordinated Capital Notes

The following is a summary of subordinated capital notes as recorded on the Balance Sheet included in long-term debt by the parent. These notes are subordinate to senior indebtedness of the parent and qualify as Tier 2 risk-based capital under

--------------------------------------------------------------------------------

                                                               December 31
(in millions)                                              1997            1996
--------------------------------------------------------------------------------
9.75% Notes due 1999                                       $254            $256
Auction Rate Notes due 1999                                  99              99
--------------------------------------------------------------------------------
                                                           $353            $355

--------------------------------------------------------------------------------

Federal Reserve Board guidelines for assessing capital adequacy.

Effective May 17, 1996, the Auction Rate Notes bear interest as follows: $1 million bears interest at a fixed rate of 6.647% per annum, while the remaining $98 million bears interest at a floating rate of 0.50% over LIBOR per annum through the maturity date.

At the option of the parent, the Auction Rate Notes may be exchanged for common stock, perpetual preferred stock, or other capital securities acceptable to the Federal Reserve Board having a market price equal to the principal amount of the notes or, under certain circumstances, may be redeemed in whole or in part for cash. As of December 31, 1997, proceeds from issuances of common and preferred stock of $350 million have been dedicated to fully retire or redeem subordinated capital notes.


15       Corporation Obligated Mandatorily Redeemable Preferred Securities of
Subsidiary Trusts Holding Solely Junior Subordinated Deferrable Interest Debentures of the Corporation (Trust Preferred Securities)

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

The parent has issued guarantees for the payment of distributions and payments on liquidation or redemption of the trust preferred securities, but only to the extent of funds held by the relevant trust. The guarantees are junior subordinated obligations of the parent. In 1997 and 1996, distributions and amortization of deferred issuance costs on all trust preferred securities totaling $144 million and $7 million, respectively, were included in noninterest expense in the consolidated statement of operations.

70
[CAPTION]

                                      BankAmerica Corporation 1997 Annual Report

                      CONSOLIDATED FINANCIAL STATEMENTS


---------------------------------------------------------------------------------------------------------------------------
                                      Aggregate    Aggregate
                                    Liquidation  Liquidation    Aggregate
                                      Amount of    Amount of    Principal        Stated       Per Annum         Interest
                                Trust Preferred       Common    Amount of   Maturity of   Interest Rate          Payment
(dollar amounts in thousands)        Securities   Securities   Debentures    Debentures   of Debentures            Dates
---------------------------------------------------------------------------------------------------------------------------
NAME OF TRUST

BankAmerica Institutional Capital A    $450,000     $ 13,918   $  463,918      12/31/26           8.07%      6/30, 12/31

BankAmerica Institutional Capital B     300,000        9,279      309,279      12/31/26           7.70       6/30, 12/31

BankAmerica Capital I                   300,000        9,279      309,279      12/31/26/d/        7.75       3/31, 6/30,
                                                                                                             9/30, 12/31
BankAmerica Capital II                  450,000       13,918      463,918      12/15/26           8.00       6/15, 12/15

BankAmerica Capital III                 400,000       12,372      412,372       1/15/27          LIBOR       1/15, 4/15,
                                                                                             plus 0.57%      7/15, 10/15

---------------------------------------------------------------------------------------------------------------------------
     Total                           $1,900,000/g/  $ 58,766   $1,958,766
---------------------------------------------------------------------------------------------------------------------------


----------------------------------------------------------------------------
                                           Extension          Redemption
(dollar amounts in thousands)                 Period              Period
----------------------------------------------------------------------------
NAME OF TRUST

BankAmerica Institutional Capital A         10 semi-         On or after
                                      annual periods           12/31/06/ab/
BankAmerica Institutional Capital B         10 semi-         On or after
                                      annual periods           12/31/06/bc/
BankAmerica Capital I                    20 quarters         On or after
                                                                12/20/01/e/
BankAmerica Capital II                      10 semi-         On or after
                                      annual periods            12/15/06/bf/
BankAmerica Capital III                  20 quarters         On or after
                                                                1/15/02/e/
----------------------------------------------------------------------------

----------------------------------------------------------------------------

/a/ The Debentures may be redeemed on or after December 31, 2006 and prior to December 31, 2007 at 104.0350% of the principal amount, and thereafter at prices declining to 100% on December 31, 2016 and thereafter.
/b/ The parent may redeem the Debentures prior to the indicated redemption period upon the occurrence of certain events relating to tax treatment of the related trust or the Debentures or relating to capital treatment of the trust preferred securities at a redemption price calculated by a formula, which redemption price shall be at least equal to the principal amount of the Debentures.
/c/ The Debentures may be redeemed on or after December 31, 2006 and prior to December 31, 2007 at 103.7785% of the principal amount, and thereafter at prices declining to 100% on December 31, 2016 and thereafter.
/d/ At the option of the parent, the stated maturity may be shortened to a date not earlier than December 20, 2001 or extended to a date not later than December 31, 2045, in each case if certain conditions are met.
/e/ The parent may redeem the Debentures (i) during the indicated redemption period or (ii) upon the occurrence of certain events relating to tax treatment of the trust or the Debentures or relating to capital treatment of the trust preferred securities, prior to the indicated redemption period, in each case, at a redemption price of 100% of the principal amount.
/f/ The Debentures may be redeemed on or after December 15, 2006 and prior to December 15, 2007 at 103.9690% of the principal amount, and thereafter at prices declining to 100% on December 15, 2016 and thereafter.
/g/ Excludes $27 million of deferred issuance costs.

The table above is a summary of the outstanding trust preferred securities and Debentures.

The parent's obligations under each series of Debentures, the related junior subordinated indenture, the related trust agreement, the related expense agreement, and the related guarantee taken together constitute a full and unconditional guarantee by the parent of each trust's obligations under the relevant trust preferred securities.

The parent is required by the Federal Reserve to maintain certain levels of capital for bank regulatory purposes. The Federal Reserve has determined that certain cumulative preferred securities having the characteristics of trust preferred securities qualify as minority interest, which is included in Tier 1 capital for bank holding companies. Such Tier 1 capital treatment, together with the parent's ability to deduct, for federal income tax purposes, interest payable on the related Debentures, provide the parent with a more cost-effective means of obtaining capital for bank regulatory purposes than if the parent were to issue preferred stock.

During 1997 and 1996, the trusts issued trust preferred securities, net of deferred issuance costs, of $396 million and $1,477 million, respectively.

16     Stock Repurchase Program

During the first quarter of 1997, BAC's Board of Directors amended the existing stock repurchase program. The amended program authorized the parent to buy back up to an additional $3 billion of its common stock by the end of 1998 and to buy back or redeem up to an additional $1 billion of its preferred stock by the end of 1998.

During the year ended December 31, 1997, the parent repurchased 31.7 million shares of its common stock under the amended stock repurchase program at an average per-share price of $64.00. These transactions reduced stockholders' equity by $2,025 million.

During the year ended December 31, 1996, the parent repurchased 34 million shares of its common stock under the amended and prior stock repurchase programs at an average per-share price of $39.70. These transactions reduced stockholders' equity by $1,351 million.

During the year ended December 31, 1995, the parent repurchased 33.2 million shares of its common stock in connection with a prior program at an average per-share price of $26.92, which reduced stockholders' equity by $894 million.

During the year ended December 31, 1997, the parent redeemed preferred stock under the amended stock repurchase program, reducing stockholders' equity by $1,628 million.

BankAmerica Corporation 1997 Annual Report

                      CONSOLIDATED FINANCIAL STATEMENTS


During the year ended December 31, 1996, the parent redeemed preferred stock under the amended and prior stock repurchase programs, reducing stockholders' equity by $399 million. During the year ended December 31, 1995, the parent redeemed preferred stock under a prior stock repurchase program, reducing stockholders' equity by $206 million.

The remaining buyback and redemption authorities for common and preferred stock totaled $1.8 billion and $0.2 billion, respectively, at December 31, 1997.


17     Preferred Share Purchase Rights and Common Stock Warrants

On April 11, 1988, the Board of Directors of the parent declared a dividend of one preferred share purchase right (a Right) for each outstanding share of the parent's common stock as of April 22, 1988 (the Rights Agreement). While the Rights Agreement is in effect, every share of common stock issued before the Rights become effective also represents a Right. Each Right entitles the holder to buy from the parent, until the earlier of April 22, 1998 or the redemption of the Rights, one two-hundredth of a share of Cumulative Participating Preferred Stock, Series E, at an exercise price of $25.00 per Right (subject to adjustment). The Rights will not be exercisable or transferable apart from the parent's common stock until certain events occur pertaining to a person or group acquiring or announcing the intention to acquire 20 percent or more of the parent's outstanding common stock. Under specified circumstances, all of which relate to a potential acquisition of the parent, a Right may: (i) become a right to purchase shares of an acquiring company at half of the then-market price,
(ii) become a right to purchase the parent's common stock at half of the then-market price or (iii) be exchanged by the parent for one share of common stock or one two-hundredth of a share of Preferred Stock, Series E, or an equivalent preferred share. The Board of Directors may redeem the Rights at a price of $0.0005 per Right (rounded as to each holder to the nearest $0.01) at any time prior to the acquisition by a person or group of 20 percent or more of the outstanding common stock of the parent. Under other specified conditions, the Rights may be automatically redeemed. The Rights are excluded from the computation of earnings per common share. Certain adjustments were made in accordance with the terms of the Rights to reflect a two-for-one stock split effective June 2, 1997.

At December 31, 1996, common stock warrants outstanding totaled 105,546, which were exercised prior to or expired on October 22, 1997. These warrants gave the holder the right to purchase shares of common stock of the parent at a price of $8.75 per share, subject to adjustment in certain events. The number of warrants and the purchase price have been restated to reflect a two-for-one stock split effective June 2, 1997.


18     Stock Split

On May 22, 1997, the stockholders of BAC approved a two-for one stock split, along with an increase in the authorized number of shares of common stock from 700 million to 1.4 billion shares. The stock split was effective for stockholders of record at the close of business on June 2, 1997. The stock split did not cause any changes in the common stock's stated par value per share of $1.5625 or in total stockholders' equity. A total of 387,314,462 shares of common stock were issued in connection with the split, including 37,364,985 shares associated with shares held in treasury. As a result of the stock split, $605 million was reclassified from additional paid-in capital to common stock.


19     Preferred Stock

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

On January 15, 1997, the parent redeemed all 11,250,000 outstanding shares of its 9% Cumulative Preferred Stock, Series H, reducing stockholders' equity by $281 million. The redemption price was equal to the stated value of $25.00 per share, plus accrued and unpaid dividends of $0.28125 per share.

On February 15, 1997, the parent redeemed all 14,600,000 outstanding shares of its 8 3/8% Cumulative Preferred Stock, Series K, reducing stockholders' equity by $365 million. The redemption price was equal to the stated value of $25.00 per share, plus accrued and unpaid dividends of $0.44201 per share.

Additionally in 1997, the parent redeemed the following Cumulative Preferred Stock series, each share represented by depositary shares (representing a one-twentieth interest in a corresponding share of preferred stock) at a price of $500.00 per share of preferred stock on the dates indicated: 8.16% Series L, 798,020 preferred shares, July 13, 1997; 7 7/8% Series M, 696,847 preferred shares, September 30, 1997; and 8 1/2% Series N, 469,273 preferred shares, December 15, 1997. These redemptions reduced stockholders' equity by $982 million. As to the accrued dividend per share of preferred stock paid at the redemption date, the following per share amounts were paid to the holders of record: Series L, $4.76; Series M, $3.1718; and Series N, $1.6528.

                                      BankAmerica Corporation 1997 Annual Report

                      CONSOLIDATED FINANCIAL STATEMENTS


------------------------------------------------------------------------------------------------------------------------------------

                                Original             Shares                   Dividend
                                  Shares     Outstanding at  Stated Value    Per Share                             Redemption Price
   Preferred Stock Series         Issued  December 31, 1997     Per Share    Per Annum        Redemption Period           Per Share
------------------------------------------------------------------------------------------------------------------------------------

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

On March 31, 1996, the parent redeemed all 400,000 outstanding preferred shares of its 11% Preferred Stock, Series J. This transaction reduced stockholders' equity by $218 million. The shares were represented by 8 million depositary shares, each representing a one-twentieth interest in a corresponding share of preferred stock. The redemption price was $527.50 per share of preferred stock.

On April 16, 1996, the parent redeemed all 7,250,000 outstanding shares of its 9 5/8% Cumulative Preferred Stock, Series F, reducing stockholders' equity by $181 million. The redemption price was equal to the stated value of $25.00 per share, plus accrued and unpaid dividends of $0.30747 per share.

The table above summarizes the shares of preferred stock outstanding at December 31, 1997.

20     Capital Requirements

The parent and its domestic banking subsidiaries are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can result in certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on BAC's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, BAC's banking subsidiaries must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The quantitative measures established by regulation to ensure capital adequacy require financial institutions to maintain minimum amounts and ratios, as set forth in the table on page 74, of total and Tier I capital to risk-weighted assets and of Tier I capital divided by average total assets. The table presented on page 74 includes BAC and its largest banking subsidiary, Bank of America NT&SA, at December 31, 1997 and 1996. At December 31, 1997, the calculation of BAC's risk-based capital amounts and ratios includes its securities broker/dealer subsidiary to reflect the Federal Reserve Board's October 31, 1997 modifications to the risk-based capital regulations that apply to bank holding companies engaged in securities underwriting and dealing activities through Section 20 subsidiaries. At December 31, 1996, amounts and ratios excluded the effects of its Section 20 subsidiary. At December 31, 1996, this exclusion reduced Tier 1 capital by $137 million, and total risk-based capital by $339 million. This resulted in reducing the Tier 1 capital ratio and total risk-based capital ratio by 1 basis point and 6 basis points, respectively.

During 1997, Bank of America (BofA) Illinois, BofA Alaska, N.A., BofA Arizona, BofA Nevada, BofA New Mexico, N.A., BofA Trust Company of Florida, N.A., and BofA NW, National Association (BANW) were merged into the bank and are reflected in its December 31, 1997 risk-based capital components. The bank's 1996 risk-based capital amounts and ratios did not include these respective subsidiaries. Capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

As of December 31, 1997 and 1996, all of BAC's depository institution subsidiaries met the well-capitalized requirements under the regulatory framework for prompt corrective action. To be categorized as well capitalized, a financial institution must maintain minimum total risk-based capital, Tier I risk-based capital, and leverage ratio as set forth in the table on the next page. There are no conditions or events that have occurred since December 31, 1997 that management believes would change these categorizations.

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

BankAmerica Corporation 1997 Annual Report

                      CONSOLIDATED FINANCIAL STATEMENTS


----------------------------------------------------------------------------------------------------------------------------------
                                     Risk-Based Capital--Actual and Minimum Amounts and Ratios
----------------------------------------------------------------------------------------------------------------------------------
                                                December 31, 1997                                 December 31, 1996
                                --------------------------------------------------------------------------------------------------
                                       Total          Tier 1                            Total             Tier 1
                                    Risk-Based      Risk-Based         Leverage       Risk-Based        Risk-Based      Leverage
(dollar amounts in millions)          Capital         Capital            Ratio         Capital            Capital        Ratio
----------------------------------------------------------------------------------------------------------------------------------
                                  Amount  Ratio    Amount   Ratio   Amount   Ratio   Amount Ratio     Amount  Ratio   Amount Ratio
----------------------------------------------------------------------------------------------------------------------------------
BANKAMERICA CORPORATION
Actual                           $26,554  11.56%  $17,291   7.53%   $17,291  6.81%  $25,880  11.79%  $17,044  7.77%  $17,229  7.44%
Minimum adequately capitalized    18,376   8.00     9,188   4.00     10,159  4.00    17,559   8.00     8,779  4.00     9,257  4.00
Minimum well capitalized          22,971  10.00    13,782   6.00     12,698  5.00    21,948  10.00    13,169  6.00    11,571  5.00

BANK OF AMERICA NT&SA
Actual                            23,576  11.28    15,660   7.49     15,660  6.93    16,521  10.96    10,701  7.10    10,701  6.18
Minimum adequately capitalized    16,722   8.00     8,361   4.00      9,036  4.00    12,064   8.00     6,032  4.00     6,922  4.00
Minimum well capitalized          20,903  10.00    12,542   6.00     11,294  5.00    15,080  10.00     9,048  6.00     8,652  5.00

----------------------------------------------------------------------------------------------------------------------------------

21   Lease Commitments

BAC leases certain premises and equipment under noncancelable agreements expiring between the years 1998 and 2035.

The following is a summary of future minimum rental commitments for noncancelable leases at December 31, 1997, which do not include minimum sublease rental income of $6 million for capital leases and $102 million for operating leases:


--------------------------------------------------------------------------------

                                           Capital Operating
  (in millions)                             Leases    Leases
--------------------------------------------------------------------------------
  1998                                      $    6 $    283
  1999                                           6      264
  2000                                          75      238
  2001                                           4      216
  2002                                           4      202
  Thereafter                                    12    1,209
--------------------------------------------------------------------------------
  Total minimum lease payments                $107   $2,412

  Amount representing interest                 (32)
----------------------------------------------------
  Present Value of Net Minimum
  Capital Lease Payments                     $  75

--------------------------------------------------------------------------------

Total rental expense was $366 million in 1997, $375 million in 1996, and $359 million in 1995.


22     Income Taxes

The significant components of the provision for income taxes are as follows:

--------------------------------------------------------------------------------
                                              Year Ended December 31
(in millions)                        1997               1996          1995
--------------------------------------------------------------------------------

PROVISION FOR (BENEFIT FROM)
   INCOME TAXES
Current:
   Federal                        $   763            $   869        $1,091
   State and local                    139                161           305
   Foreign                            520                265           239
--------------------------------------------------------------------------------
                                    1,422              1,295         1,635
Deferred:
   Federal                            516                419           268
   State and local                    184                175            29
   Foreign                             (6)                11           (29)
-------------------------------------------------------------------------------
                                      694                605           268
-------------------------------------------------------------------------------
                                   $2,116             $1,900        $1,903

-------------------------------------------------------------------------------

                                      BankAmerica Corporation 1997 Annual Report

                      CONSOLIDATED FINANCIAL STATEMENTS


The significant components of deferred income tax assets and liabilities at December 31, 1997 and 1996 are as follows:

--------------------------------------------------------------------------------

                                                            December 31
  (in millions)                                        1997            1996
--------------------------------------------------------------------------------
DEFERRED INCOME TAX ASSETS
Allowance for credit losses                         $ 1,475          $ 1,534
Accrued expenses                                        209              237
Tax carryovers/a/                                        67               84
Other                                                   462              528
Valuation allowance for deferred
   income tax assets/a/                                 (67)             (75)
--------------------------------------------------------------------------------
   Total deferred income tax assets                   2,146            2,308

DEFERRED INCOME TAX LIABILITIES
Lease financing                                      (2,166)          (1,698)
Identifiable intangible assets                         (464)            (545)
Securities valuation                                   (428)            (483)
Employee benefit plans                                 (119)            (205)
Accumulated tax depreciation in excess of
   book depreciation                                   (187)            (227)
Deferred gains and installment sales                   (169)            (122)
Mortgage servicing assets                              (154)             (59)
Other                                                  (370)            (187)
------------------------------------------------------------------------------
   Total deferred income tax liabilities             (4,057)          (3,526)
------------------------------------------------------------------------------
     Net Deferred Income Tax Liabilities            $(1,911)         $(1,218)

------------------------------------------------------------------------------

/a/ The valuation allowance for deferred income tax assets relates primarily to net operating loss carryovers of foreign subsidiaries and pre-acquisition tax carryovers associated with the Security Pacific Corporation and Continental Bank Corporation mergers. Utilization of these carryovers is subject to various limitations. The valuation allowance was established since BAC may not realize all of the tax benefit of these carryovers as a result of the related limitations. If BAC determines that it will realize the pre-acquisition carryover tax benefits in the future, the corresponding reduction in the valuation allowance will decrease goodwill instead of tax expense.

    Management believes that BAC will fully realize its total deferred income tax assets as of December 31, 1997 based upon BAC's recoverable taxes from prior carryback years, its total deferred income tax liabilities, and its current level of operating income.

    The valuation allowance for deferred income tax assets was $67 million and $75 million at December 31, 1997 and 1996, respectively. In the future, the recognition of deferred tax assets subject to the valuation allowance may result in a reduction to goodwill of up to $25 million.

    The reconciliation of the provision for income taxes computed at the U.S. statutory income tax rate to pretax income is as follows:

--------------------------------------------------------------------------------

                                                 Year Ended December 31
                                            1997          1996         1995
--------------------------------------------------------------------------------
Federal statutory income tax rate            35%           35%          35%
State and local income taxes,
   net of federal tax effect                  4             5            5
Other, net                                    1            --            2
--------------------------------------------------------------------------------
  Effective Tax Rate                         40%           40%          42%

--------------------------------------------------------------------------------

In 1997 and 1996, deferred tax liabilities of $86 million and $21 million, respectively, relating to net unrealized gains on available-for-sale securities were recorded directly to stockholders' equity.

At December 31, 1997, federal income taxes had not been provided on $350 million of undistributed earnings of foreign subsidiaries earned prior to 1987 that have been reinvested for an indefinite period of time. If the undistributed earnings were distributed, credits for foreign taxes paid on such earnings and for the related foreign withholding taxes payable upon remittance, would be available to offset $70 million of the $150 million resulting tax expense. Subsequent to 1986, federal taxes are provided on earnings of foreign subsidiaries as a result of a tax law change.

BAC provided tax expense of $46 million, $24 million, and $13 million on net securities gains in 1997, 1996, and 1995, respectively.

23     Employee Benefit Plans

Defined Benefit Plans

During 1997, the majority of salaried U.S. employees within BAC were covered under the BankAmerica Pension Plan (the Pension Plan), a defined benefit cash balance plan.

Pension Plan benefits are based on length of service, level of compensation, and a specified interest rate. Effective January 1, 1996, the benefit formula of the Pension Plan was amended so that eligible participants accrue benefits called pay-based credits, of 7 percent of annual qualified earnings over one-half of the Social Security wage base. Contributions are made by BAC and are based on actuarial computations of the amount sufficient to fund the current service cost plus amortization of the unfunded actuarial accrued liability. Contributions are determined in accordance with Internal Revenue Service funding requirements and are invested in diversified portfolios.

BAC maintains certain nonqualified, nonfunded defined benefit retirement plans. The related retirement benefits are paid from BAC's assets. Certain non-U.S. employees within BAC are covered by noncontributory defined benefit pension plans that BAC funds based primarily on local laws. The assumptions used in computing the present value of the accumulated benefit obligation, the projected benefit obligation, and net pension expense for the non-U.S. plans are substantially consistent with those assumptions used for the U.S. plans, given local conditions.

BankAmerica Corporation 1997 Annual Report

                      CONSOLIDATED FINANCIAL STATEMENTS

The following is a reconciliation between the funded status of all defined benefit plans and amounts included in BAC's consolidated balance sheet:

--------------------------------------------------------------------------------

                                                            December 31
  (in millions)                                        1997            1996
--------------------------------------------------------------------------------
PREPAID PENSION COST
  Plan assets at fair value, primarily listed
   stocks and bonds                                   $3,669          $3,385
  Less: Actuarial present value of projected
   benefit obligation                                  3,206           2,971
--------------------------------------------------------------------------------
  Plan assets in excess of projected
    benefit obligation                                   463             414
Unrecognized net loss                                     87             151
Unrecognized prior service cost                           33              41
Unrecognized net transition obligation                    15              15
Additional minimum liability                              (2)             (3)
--------------------------------------------------------------------------------
  Prepaid Pension Cost                               $   596         $   618


ACTUARIAL PRESENT VALUE
  OF BENEFIT OBLIGATION
Vested benefit obligation                             $2,843          $2,697
Accumulated benefit obligation                         3,124           2,902

--------------------------------------------------------------------------------

The following is a summary of the components of net pension expense:
--------------------------------------------------------------------------------

                                                    Year Ended December 31
(in millions)                                    1997       1996       1995
--------------------------------------------------------------------------------
Service cost -- benefits earned
 during the year                               $   91     $   85      $  98
Interest cost on projected benefit obligation     207        188        200
Net amortization and deferral                     283        195        399
Effect of actual return on plan assets           (520)      (408)      (631)
--------------------------------------------------------------------------------
     Net Pension Expense                       $   61     $   60      $  66

--------------------------------------------------------------------------------

A summary of the assumptions used in computing the present value of the accumulated benefit obligation, the present value of the projected benefit obligation, and the net pension expense for the U.S. plans follows. The discount rate used in determining benefit obligations at year end reflects the approximate yield on high quality fixed-income securities taking into account the duration of the projected benefit obligation. The discount rate used in determining net pension expense is based on assumptions used for the previous year-end measurement of the benefit obligation.

--------------------------------------------------------------------------------
                                                1997        1996        1995
--------------------------------------------------------------------------------
Discount rate in determining expense            7.25%       6.50%       8.50%
Discount rate in determining benefit
 obligations at year end                        6.50        7.25        6.50
Rate of increase in future compensation
 levels for determining expense/a/                NA        5.00        5.50
Rate of increase in future compensation
 levels for determining benefit obligations
 at year end/a/                                   NA          NA        5.00
Expected long-term rate of return
 on assets                                      8.50        8.00        9.75
Account growth interest rate in
 determining expense                            6.75        6.00        6.75
Account growth interest rate in
 determining benefit obligations at year end    6.00        6.75        6.00

--------------------------------------------------------------------------------

/a/ Rates are attributable to the Seafirst Corporation Retirement Plan (the
    Seafirst Plan) since this is the only U.S. defined benefit final average pay plan as of January 1, 1995. Effective December 31, 1995, the Seafirst Plan was merged into the Pension Plan.

NA - Not applicable

Defined Contribution Plans

During 1997, the majority of salaried U.S. employees within BAC were eligible to participate in the BankAmerica 401(k) Investment Plan (the 401(k) Plan). This plan provides tax-deferred investment opportunities to salaried employees who have completed a required length of service. Employees may contribute to the plan up to certain limits prescribed by the Internal Revenue Service. A portion of these contributions is matched by BAC. Contributions are invested at the direction of the participant. Effective January 1, 1996, the 401(k) Plan was amended to provide employees with pay-based credits. The pay-based credits are equal to 3 percent or 7 percent of an eligible employee's annual qualified earnings up to one-half of the Social Security wage base, depending upon the employee's age or length of service.

BAC maintains certain nonqualified defined contribution retirement plans. The related retirement benefits are paid from BAC's assets. In addition, certain non-U.S. employees within BAC are covered under defined contribution pension plans that are separately administered in accordance with local laws.

Aggregate contributions for all defined contribution plans were $169 million, $175 million, and $93 million in 1997, 1996, and 1995, respectively. The increase of $82 million in 1996 was primarily attributable to the aforementioned amendment regarding pay-based credits. Certain employer and employee contributions to the plans are used to purchase BAC's common stock at prices that approximate market values. Contributions, including dividends, to the plans were used to purchase 529,302 shares for $34 million in 1997, 761,094 shares for $30 million in 1996, and 591,890 shares for $16 million in 1995. Sales by the plans of BAC's common stock were 467,329 shares for $32 million in 1997, 581,146 shares for $26 million in 1996, and 1,687,176 shares for $45 million in 1995. The plans held 30,268,651 shares, 31,336,418 shares, and 31,988,306 shares of BAC's common stock at December 31, 1997, 1996, and 1995, respectively.

                                      BankAmerica Corporation 1997 Annual Report

                      CONSOLIDATED FINANCIAL STATEMENTS

Employee Stock Plans

BAC offers shares of its common stock under three compensation plans: 1992 Management Stock Plan (the management stock plan), Performance Equity Program
(PEP), and Take Ownership!(TM) The BankAmerica Global Stock Option Program (Take Ownership!).

BAC offers shares of its common stock to certain key employees through options or restricted stock under the management stock plan. BAC was authorized to grant up to 10,658,006 and 11,023,416 shares of common stock in 1997 and 1996, respectively, under the management stock plan.

Shares are offered by the management stock plan under three types of options: nonqualified stock options, performance stock options, and incentive stock options. The shares under option generally vest ratably over three years. In addition, the shares under option generally become exercisable not earlier than six months and not later than ten years after the date the options are granted.

Options awarded before August 5, 1991 to principal officers of BAC are subject to certain restrictions and also constitute stock appreciation rights (SARs) equal to the number of shares covered by the options. These SARs are exercisable for the difference between the option price and the current market price of the stock at the time of exercise. The difference can be received in cash or in shares. SARs, which are included in options for purposes of this disclosure, are exercisable under the same terms as the related stock options.

Under the management stock plan, BAC also awards restricted stock to certain key employees. Generally, the stock is not released until the employee has completed a continuous service requirement specified in the award agreement. During 1997, BAC awarded 1,058,456 restricted shares with a weighted-average fair value at the date of grant of $73.34 per share. BAC awarded 1,137,252 restricted shares during 1996 which had a weighted-average fair value at the date of grant of $41.46 per share. In addition, in 1994 and 1995, shares of restricted stock were awarded under a three-year performance share program. There were no restricted shares awarded in 1996 and 1997 under the performance share program. Generally, these shares vested in three installments as the price of BAC common stock attained the specified targets. In 1996, the final installment of 302,000 of these shares vested. Shares of restricted stock outstanding under the management stock plan were 3,608,440 and 4,165,504 at December 31, 1997 and 1996, respectively.

Effective May 22, 1997, BAC adopted PEP under which BAC offers shares of its common stock to certain key employees. Two types of awards can be made under
PEP: market price options and premium price options. Under PEP, BAC is authorized to grant up to 11,400,000 shares of common stock. The market price options become exercisable ratably over three years and generally have a maximum term of ten years after the date the options are granted. The premium price options generally are exercisable not earlier than three years and not later than ten years after the date the options are granted. Furthermore, the premium price options only become exercisable when BAC's common stock price increases significantly to specified threshold levels within given time frames. Limited SARs may be awarded in conjunction with premium price options and become exercisable upon a change in control.

Effective October 1, 1996, BAC adopted Take Ownership! which covers substantially all of its employees. Under Take Ownership!, BAC is authorized to grant options, or SARs in certain foreign locations, to its employees for up to 70,200,000 shares of common stock. SARs are generally exercisable under the same terms as options. The shares granted under Take Ownership! vest ratably over three years and have a maximum term of five years after the date of grant. As of December 31, 1997, 28,013,806 options were outstanding under this program.

Both stock options and restricted stock are granted by the Executive Personnel and Compensation Committee of the Board of Directors. Shares available for grant under the management stock plan, through either stock options or restricted stock, were 7,139,419 and 4,263,778 at December 31, 1997 and 1996, respectively. Under PEP, 523,750 shares were available for grant at December 31, 1997. In addition, shares available for grant under Take Ownership! were 41,393,705 and 60,015,960 at December 31, 1997 and 1996, respectively. Shares subject to options that are canceled, except for those converted in connection with the Security Pacific Corporation and Continental Bank Corporation mergers, become available for future grants.

The following is a summary of options outstanding and exercisable at December 31, 1997:


--------------------------------------------------------------------------------------------------------------------------
                                                   Options Outstanding/a/                      Options Exercisable/a/
                                   ---------------------------------------------------------------------------------------
                                           Shares   Weighted-Average                             Shares
Range of                              Outstanding          Remaining   Weighted-Average     Exercisable   Weighted-Average
Exercise Prices                    at End of Year   Contractual Life     Exercise Price  at End of Year     Exercise Price
-------------------------------------------------------------------------------------------------------------------------
$4.35 to $35.75                        19,482,673              5.69           $22.92        16,107,745           $22.15
$41.34 to $72.00                       29,589,079              6.07            52.71         4,712,010            44.70
$73.53 to $108.00                      24,171,420              7.46            81.43                --               --
-------------------------------------------------------------------------------------------------------------------------
      Total                            73,243,172              6.43           $54.26        20,819,755           $27.26

-------------------------------------------------------------------------------------------------------------------------

/a/ Includes outstanding and exercisable options under former plans.
    No additional options can be granted under these former plans.

BankAmerica Corporation 1997 Annual Report

                      CONSOLIDATED FINANCIAL STATEMENTS


The following is a summary of changes in the options for all of the employee stock plans:

--------------------------------------------------------------------------------
                                        Year Ended December 31/a/
                                      1997                    1996/b/
                       ---------------------------------------------------------
                                      Weighted-Avg.                Weighted-Avg.
                           Shares    Exercise Price      Shares   Exercise Price
--------------------------------------------------------------------------------
Balance,
 beginning
 of year                45,180,386/b/    $31.44/b/     36,251,348      $21.44
Granted                 40,896,039        73.05        18,740,750       44.89
Exercised               (8,499,494)       24.09        (8,734,398)      18.54
Forfeited               (4,331,690)       52.71        (1,077,314)      33.72
Expired                     (2,069)       20.15                --          --
--------------------------------------------------------------------------------
 Balance,
  End of
   Year                 73,243,172       $54.26        45,180,386      $31.44
Exercisable
 at end of
 year                   20,819,755       $27.26        18,211,016      $20.53

------------------------------------------------------------------------------

/a/ Includes outstanding and exercisable options under former plans. No additional options can be granted under these former plans.

/b/ Restated to reflect a two-for-one stock split effective June 2, 1997.

Compensation expense related to employee stock plans calculated using the intrinsic value method was $63 million and $50 million in 1997 and 1996, respectively. The table below reflects BAC's pro forma net income, earnings per common share, and diluted earnings per common share as if compensation expense for BAC's stock plans had been determined based on the fair value at the grant dates for awards under those plans. Since pro forma compensation expense relates to all periods over which the awards vest, the initial impact of pro forma compensation expense on pro forma net income may not be representative of compensation expense in subsequent years, when the effect of the amortization of multiple awards would be reflected.

--------------------------------------------------------------------------------
                                PRO FORMA RESULTS
--------------------------------------------------------------------------------
                                                     Year Ended December 31
(in millions, except per share data)               1997       1996       1995
--------------------------------------------------------------------------------
Net income                                       $3,106     $2,844     $2,655
Earnings per common share/b/                       4.30       3.68/a/    3.27/a/
Diluted earnings per common share/b/               4.21       3.62/a/    3.24/a/

--------------------------------------------------------------------------------

/a/ Restated to reflect a two-for-one stock split effective June 2, 1997.

/b/ Reflects the adoption of SFAS No. 128 including the restatement of prior year.

Fair values of the options were estimated at the date of grant using a variation of the Black-Scholes option pricing model, which includes the following assumptions used for the stock options awarded during 1997 and 1996, respectively: risk-free weighted average interest rate of 6.23 percent and 5.95 percent; weighted average dividend yield of 2.96 percent and 3.23 percent; weighted average expected volatility of 24.5 percent and 20.80 percent; expected option life for the management stock plan of 4.3 and 4.5 years; expected option life for PEP of 6.9 years and expected life for Take Ownership! of 2.6 and 2.6 years.

Except for the premium price options awarded under PEP, the weighted-average grant date fair values of the options granted during 1997 and 1996 were $12.09 and $7.53 per share, respectively. The weighted-average grant date fair values of the premium price options granted under PEP during 1997 was $8.01 per share. Generally, the exercise price of each option equals the market price of BAC's common stock on the date of grant with the exception of premium price options which have exercise prices significantly above the market price of BAC's common stock on the date of grant. Expiration dates ranged from January 20, 1998 to December 4, 2007 for options outstanding at December 31, 1997.

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

The assumed discount rates used to measure the accumulated postretirement benefit obligation were 6.50 percent and 7.25 percent at December 31, 1997 and 1996, respectively. The expected long-term rates of return on plan assets used in computing the net periodic postretirement cost were 8.50 percent, 8.00 percent, and 9.75 percent, for the years ended December 31, 1997, 1996, and 1995, respectively.

The following is a reconciliation between the funded status of all postretirement benefit plans other than pensions and the amounts included in BAC's consolidated balance sheet:

--------------------------------------------------------------------------------
                                                           December 31
  (in millions)                                        1997          1996
--------------------------------------------------------------------------------
Accumulated postretirement benefit obligation:
 Retirees                                              $510          $467
 Fully eligible active plan participants                 18            19
 Other active plan participants                         104            89
--------------------------------------------------------------------------------
   Total accumulated postretirement
    benefit obligation                                  632           575

Less: Plan assets at fair value, primarily
      listed stocks and bonds                           136           116
--------------------------------------------------------------------------------

   Accumulated postretirement benefit
    obligation in excess of plan assets                 496           459

Less: Unrecognized net transition obligation            398           424
     Unrecognized net gain                              (36)          (61)
     Unrecognized prior service benefit                  (3)          (23)
--------------------------------------------------------------------------------
       Accrued Postretirement Benefit Cost             $137          $119

--------------------------------------------------------------------------------

78

                                      BankAmerica Corporation 1997 Annual Report

                      CONSOLIDATED FINANCIAL STATEMENTS

The unrecognized net transition obligation is being amortized on a straight-line basis over twenty years. The following is a summary of the components of net periodic postretirement cost:

--------------------------------------------------------------------------------
                                                    Year Ended December 31
(in millions)                                  1997           1996        1995
--------------------------------------------------------------------------------
Service cost - benefits earned
 during the year                            $   5          $   6       $   6
Interest cost on accumulated
 postretirement benefit obligation             40             40          49
Net amortization and deferral                  33             28          37
Effect of actual return on plan assets        (20)           (12)        (17)
--------------------------------------------------------------------------------
 Net Periodic Postretirement Cost            $ 58           $ 62        $ 75

--------------------------------------------------------------------------------

24   Earnings per Common Share

Effective December 15, 1997, BAC adopted SFAS No. 128, "Earnings per Share." For information regarding the adoption of SFAS No. 128, refer to Note 1 of the Notes to Consolidated Financial Statements on pages 60-65.

Under the new requirements, BAC's computation of earnings per common and common equivalent share is replaced by earnings per common share, which excludes any dilutive effect of stock options and warrants outstanding during the period. Earnings per common share is computed by dividing net income applicable to common stock by the average number of common shares outstanding during the period.

Also, under SFAS No. 128, BAC's computation of earnings per common and common equivalent share, assuming full dilution, is replaced with diluted earnings per common share. Diluted earnings per common share is computed by dividing net income applicable to common stock by the average number of common shares outstanding during the period including the dilutive effect of stock options and warrants outstanding during the period. The dilutive effect of stock options and warrants outstanding during the period is computed using the average market price of BAC's common stock for the period.

Earnings per common share have been computed based on the following:

-----------------------------------------------------------------------------------------------------------------------------------
                                                                           Year Ended December 31

                                                        1997                         1996/a/                       1995/a/
                                              -------------------------------------------------------------------------------------
                                                                  Diluted                      Diluted                      Diluted
(dollar amounts in millions,                  Earnings Per   Earnings Per  Earnings Per   Earnings Per   Earnings Per  Earnings Per
except per share data)                        Common Share   Common Share  Common Share   Common Share   Common Share  Common Share
-----------------------------------------------------------------------------------------------------------------------------------
Net income                                          $3,210         $3,210        $2,873         $2,873         $2,664        $2,664
Less: Preferred stock dividends                        100            100           185            185            227           227
-----------------------------------------------------------------------------------------------------------------------------------
 Net income applicable to common stock               3,110          3,110         2,688          2,688          2,437         2,437
Average number of common shares outstanding    699,189,176    699,189,176   722,373,206    722,373,206    741,963,186   741,963,186
Effect of dilutive options and warrants                 --     20,587,405            --     13,681,838             --     9,148,652
-----------------------------------------------------------------------------------------------------------------------------------
 Average number of common shares outstanding
  used to calculate earnings per common share  699,189,176    719,776,581   722,373,206    736,055,044    741,963,186   751,111,838
    Earnings Per Common Share                       $ 4.45         $ 4.32        $ 3.72         $ 3.65         $ 3.28        $ 3.24

-----------------------------------------------------------------------------------------------------------------------------------

/a/ Restated to reflect a two-for-one stock split effective June 2, 1997.

BankAmerica Corporation 1997 Annual Report

                      CONSOLIDATED FINANCIAL STATEMENTS


25     Off-Balance-Sheet Transactions

In the ordinary course of business, BAC enters into various types of transactions that involve credit-related financial instruments and derivative financial instruments that are not required to be recorded on the balance sheet. Credit-related financial instruments are typically customer-driven, while derivative financial instruments are entered into both with customers and for BAC's own account in managing interest rate and foreign exchange risks.

In its effort to manage credit risk associated with derivative financial instruments, BAC ensures that its off-balance-sheet portfolio is well diversified, both in terms of instrument type and industry and customer concentration. In addition, credit risk is managed through BAC's credit approval process. It is also BAC's policy to execute legally enforceable master netting agreements with its derivative financial instrument customers, which provide for the netting of BAC's current positive and negative closeout exposures associated with all individual transactions of those counterparties in the event of default. To further mitigate off-balance-sheet credit exposures, BAC obtains collateral where determined appropriate.

Credit-Related Financial Instruments

Credit-related financial instruments include commitments to extend credit, standby letters of credit, and commercial letters of credit. Fees received from credit-related financial instruments are recognized over the terms of the contracts and are included in other fees and commissions in noninterest income.

Unfunded credit commitments at December 31, 1997 and 1996 totaled $171,924 million and $158,287 million, respectively, of which $16,806 million and $10,255 million related to foreign-based customers and $155,118 million and $148,032 million related to domestic-based customers. At both December 31, 1997 and 1996, no domestic or foreign industry nor any individual foreign country comprised more than 10 percent of total unfunded noncredit-card-related commitments. For a summary of funded loan outstandings by type at December 31, 1997 and 1996, refer to Note 9 of the Notes to Consolidated Financial Statements on page 68.

A summary of the contractual amounts of each significant class of off-balance-sheet credit-related financial instruments outstanding appears in the table below. The contractual amounts of these instruments are not recorded as assets or liabilities on the balance sheet. These amounts represent the amounts at risk should the contract be fully drawn upon, the client default, and the value of any existing collateral become worthless.

--------------------------------------------------------------------------------
                                                             December 31
(in millions)                                             1997          1996
--------------------------------------------------------------------------------
Commitments to extend credit:
 Unutilized credit card lines                        $  35,920      $  36,897
 Other commitments to extend credit                    114,771        100,234
Standby letters of credit (net of participations
 sold: 1997 -- $3,300; 1996 -- $2,999)                  18,888         17,092
Commercial letters of credit                             2,345          4,064

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

Other commitments to extend credit represent agreements to extend credit to customers for which BAC may have received fees. These commitments have specified interest rates and generally have fixed expiration dates and may be terminated by BAC if certain conditions of the contract are violated. Although they are currently subject to drawdown, many of these commitments are expected to expire or terminate without being funded. Of total other commitments to extend credit at December 31, 1997, $53,591 million will expire in less than one year, $56,208 million from one to five years, and $4,972 million after five years. Generally, other commitments are not secured, but, when required, collateral may include cash, securities, and real estate.

STANDBY LETTERS OF CREDIT

A standby letter of credit (SBLC) represents an irrevocable obligation to pay a third-party beneficiary in the event a customer fails to meet a financial or performance obligation. BAC's determination of whether an SBLC is a financial or performance obligation is based upon the contractual obligation which triggers payment. When the contractual obligation is financial, such as securing bonds or debt, the SBLC is classified as financial. When the contractual obligation is performance-related, such as shipping a product or providing a service, then the SBLC is classified as performance. Credit risk arises in these transactions from the possibility that, if the SBLC has been drawn upon due to default of payment or nonperformance, a customer may not be able to repay BAC. Historically, losses associated with counterparty nonperformance on these instruments have been immaterial.

                                      BankAmerica Corporation 1997 Annual Report

                      CONSOLIDATED FINANCIAL STATEMENTS


At December 31, 1997 and 1996, financial SBLCs totaled $14,530 million and $12,720 million, respectively. Of the year-end 1997 balance, $9,156 million will expire in less than one year, $4,797 million will expire in one to five years, and $577 million will expire after five years.

At December 31, 1997 and 1996, performance SBLCs totaled $4,358 million and $4,372 million, respectively. Of the year-end 1997 balance, $2,579 million will expire in less than one year, $1,769 million will expire in one to five years, and $10 million will expire after five years.

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

Derivative Financial Instruments

Derivative financial instruments include swaps, futures, forwards, and option contracts, all of which derive their value from underlying interest rates, foreign exchange rates, commodity values or equity instruments. For most contracts, notional amounts are used solely to determine cash flows to be exchanged. However, certain foreign exchange contracts are designed for principal amounts to be exchanged on a common settlement date. The notional or contract amounts associated with foreign exchange and derivative financial instruments are not recorded as assets or liabilities on the balance sheet and do not represent the potential for gain or loss associated with such transactions.

A more detailed discussion regarding the accounting treatment for trading and hedging derivative financial instruments and related unrealized gains and losses may be found in Footnote 1 of the Notes to Consolidated Financial Statements on pages 60 -- 65.

The table on the next page summarizes the notional and credit risk amounts for each significant class of derivative financial instrument outstanding in BAC's trading and asset and liability management portfolios.

Credit risk represents unrealized gains on derivative financial instruments. It is the amount of loss that BAC would suffer if all counterparties failed to perform according to the terms of the contract and the value of any existing collateral became worthless, based on then-current currency exchange and interest rates at each respective period after the effects of master netting agreements. In the aggregate for all contracts, credit risk totaled $10.9 billion at December 31, 1997.

The table on page 83 summarizes the average and year-end fair values of each significant class of derivative financial instrument outstanding in BAC's trading portfolio and the year-end fair values for each significant class of derivative financial instrument outstanding in BAC's asset and liability management portfolio. Fair value amounts consist of unrealized gains and losses, accrued interest receivable and payable, and premiums paid or received, and take into account master netting agreements.

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

BankAmerica Corporation 1997 Annual Report

                      CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
      NOTIONAL AND CREDIT RISK AMOUNTS FOR DERIVATIVE FINANCIAL INSTRUMENTS
                       HELD OR ISSUED FOR TRADING PURPOSES
--------------------------------------------------------------------------------

                                                     December 31, 1997      December 31, 1996
                                              --------------------------------------------------
                                                Notional      Credit     Notional     Credit
(in millions)                                     Amount        Risk/a/    Amount       Risk/a/
------------------------------------------------------------------------------------------------
INTEREST RATE CONTRACTS
Interest rate swaps                           $  463,295    $  1,828/b/  $442,160    $ 2,968/b/
Futures and forward rate contracts:
  Commitments to purchase                        112,562          69      138,381         34
  Commitments to sell                            145,158          50      182,065        280
Written options                                   27,191          --/c/    32,679         --/c/
Purchased options                                 36,522         395       40,805        373
------------------------------------------------------------------------------------------------
  Total interest rate contracts                  784,728       2,342      836,090      3,655

FOREIGN EXCHANGE CONTRACTS
Spot, forward, and futures contracts             575,761       6,530      612,767      2,670
Written options                                   31,748          --/c/    24,840         --/c/
Purchased options                                 30,330         520       23,272        319
Currency swaps                                    29,063       1,450       27,589        951
------------------------------------------------------------------------------------------------
  Total foreign exchange contracts               666,902       8,500      688,468      3,940
Stock Index Options and Commodity Contracts        4,349          87        1,561         87
------------------------------------------------------------------------------------------------
  Total                                       $1,455,979/d/ $ 10,929   $1,526,119/e/ $ 7,682

------------------------------------------------------------------------------------------------

/a/ Credit risk represents current replacement cost after the effects of master netting agreements.
/b/ Includes the effects of cross product netting of certain interest rate derivatives and currency swaps.
/c/ Interest rate and foreign exchange options written have no credit risk.
/d/ Interest rate swaps and interest rate options in the trading portfolio include intercompany hedging-related contracts of $6.5 billion and $0.7 billion, respectively. Foreign exchange contracts in the trading portfolio include $4.2 billion of intercompany hedging-related contracts.
/e/ Interest rate swaps and interest rate options in the trading portfolio include intercompany hedging-related contracts of $13.9 billion and $0.7 billion, respectively. Foreign exchange contracts in the trading portfolio include $2.4 billion of intercompany hedging-related contracts.

--------------------------------------------------------------------------------
      NOTIONAL AND CREDIT RISK AMOUNTS FOR DERIVATIVE FINANCIAL INSTRUMENTS
           HELD OR ISSUED FOR ASSET AND LIABILITY MANAGEMENT PURPOSES
--------------------------------------------------------------------------------

                                               December 31, 1997            December 31, 1996
                                              -------------------------------------------------
                                              Notional     Credit        Notional      Credit
(in millions)                                   Amount       Risk/a/       Amount        Risk/a/
-----------------------------------------------------------------------------------------------
INTEREST RATE CONTRACTS
Interest rate swaps                           $ 48,704    $   167        $ 46,445    $   128
Futures and forward rate contracts              89,650         --          58,467         --
Purchased options                               17,959         49          10,957         81
-----------------------------------------------------------------------------------------------
 Total interest rate contracts                 156,313        216         115,869        209

FOREIGN EXCHANGE CONTRACTS
Spot, forward, and futures contracts             3,756         --           1,746         --
Currency swaps                                     771         --             673         --
-----------------------------------------------------------------------------------------------
 Total foreign exchange contracts                4,527         --           2,419         --
  Total                                      $ 160,840/b/ $    216       $118,288/c/ $   209

-----------------------------------------------------------------------------------------------

/a/ Credit risk represents current replacement cost after the effects of master netting agreements.
/b/ Interest rate swaps and interest rate options in the asset and liability management portfolio include intercompany hedging-related contracts of $6.5 billion and $0.7 billion, respectively. Foreign exchange contracts in the asset and liability management portfolio include $4.2 billion of intercompany hedging-related contracts.
/c/ Interest rate swaps and interest rate options in the asset and liability management portfolio include intercompany hedging-related contracts of $13.9 billion and $0.7 billion, respectively. Foreign exchange contracts in the asset and liability management portfolio include $2.4 billion of intercompany hedging-related contracts.

                                      BankAmerica Corporation 1997 Annual Report

                      CONSOLIDATED FINANCIAL STATEMENTS

-------------------------------------------------------------------------------------------------------------------------------
                        FAIR VALUES OF DERIVATIVE FINANCIAL INSTRUMENTS HELD OR ISSUED FOR TRADING PURPOSES
--------------------------------------------------------------------------------------------------------------------------------
                                                         December 31, 1997                          December 31, 1996
--------------------------------------------------------------------------------------------------------------------------------
                                           Average Fair Value            Year-End      Average Fair Value            Year-End
(in millions)                              For the Year Ended/a,b/     Fair Value/b/   For the Year Ended/a,b/     Fair Value/b/
--------------------------------------------------------------------------------------------------------------------------------
INTEREST RATE CONTRACTS
Interest rate swaps:
 Assets                                               $ 2,280             $ 1,828                 $ 2,956             $ 2,968
 Liabilities                                           (1,999)             (1,603)                 (2,661)             (2,820)
Futures and forward rate contracts:
 Assets                                                   150                 119                     335                 314
 Liabilities                                             (131)                (78)                   (331)               (329)
Written options                                          (283)               (302)                   (221)               (300)
Purchased options                                         303                 395                     307                 373
--------------------------------------------------------------------------------------------------------------------------------
  Total interest rate contracts                           320                 359                     385                 206

FOREIGN EXCHANGE CONTRACTS
Spot, forward, and futures contracts:
 Assets                                                 4,454               6,530                   2,358               2,670
 Liabilities                                           (4,370)             (6,521)                 (2,709)             (2,842)
Written options                                          (640)               (731)                   (333)               (369)
Purchased options                                         504                 520                     283                 319
Currency swaps:
 Assets                                                 1,154               1,450                   1,137                 951
 Liabilities                                             (962)             (1,199)                 (1,308)               (937)
--------------------------------------------------------------------------------------------------------------------------------
  Total foreign exchange contracts                        140                  49                    (572)               (208)

STOCK INDEX OPTIONS AND COMMODITY CONTRACTS
 Assets                                                    67                  87                      58                  87
 Liabilities                                              (61)                (68)                    (25)                (36)
--------------------------------------------------------------------------------------------------------------------------------
  Total stock index options and commodity contracts         6                  19                      33                  51
   Total                                              $   466             $   427                 $  (154)            $    49

--------------------------------------------------------------------------------------------------------------------------------

/a/ Average fair value amounts are calculated based on monthly balances.
/b/ For a description of fair value methodologies, refer to Note 26 of the Notes to Consolidated Financial Statements on pages 86 -- 88.

--------------------------------------------------------------------------------
             FAIR VALUES OF DERIVATIVE FINANCIAL INSTRUMENTS HELD
             OR ISSUED FOR ASSET AND LIABILITY MANAGEMENT PURPOSES
--------------------------------------------------------------------------------

                                                               December 31
(in millions)                                           1997/a,b/    1996/a,b/
--------------------------------------------------------------------------------
INTEREST RATE CONTRACTS
Interest rate swaps                                    $(325)       $(369)
Futures and forward rate contracts                       (16)         (26)
Purchased options                                         42           (4)
--------------------------------------------------------------------------------
 Total interest rate contracts                          (299)        (399)

FOREIGN EXCHANGE CONTRACTS
Spot, forward, and futures contracts                      --           --
Currency swaps                                          (133)         (63)
--------------------------------------------------------------------------------
 Total foreign exchange contracts                       (133)         (63)
  Total                                                $(432)       $(462)

--------------------------------------------------------------------------------

/a/ For a description of fair value methodologies, refer to Note 26 of the Notes to Consolidated Financial Statements on pages 86 -- 88.
/b/ Bracketed amounts reflect net liability positions.

BankAmerica Corporation 1997 Annual Report

                      CONSOLIDATED FINANCIAL STATEMENTS


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

INTEREST RATE FUTURES, FORWARD, AND OPTION CONTRACTS

Interest rate futures are exchange-traded instruments and represent commitments to purchase or sell a designated security or money market instrument at a specified future date and price. Interest rate forward agreements are over-the-counter contracts where two parties agree on an interest rate and tenor that will become a reference point in determining, in concert with an agreed notional principal amount, a net payment to be made by one party to the other, depending on what market rate in fact prevails at a future point in time. Interest rate options, which primarily consist of caps and floors, are interest rate protection instruments that involve the obligation of the seller to pay the buyer an interest rate differential in exchange for a premium paid by the buyer. This differential represents the difference between current interest rates and an agreed-upon rate applied to a notional amount. Exposure to loss on all interest rate contracts will increase or decrease over their respective lives as interest rates fluctuate. For interest rate futures and exchange-traded option contracts, BAC's exposure to off-balance-sheet credit risk is limited, as these transactions are executed on organized exchanges that assume the obligations of counterparties and generally require security deposits and daily settlement of margins.

FOREIGN EXCHANGE CONTRACTS

Foreign exchange contracts, which include spot, forward and futures contracts, represent agreements to exchange the currency of one country for the currency of another country at an agreed-upon price, on an agreed-upon settlement date. Foreign exchange option contracts are similar to interest rate option contracts, except that they are based on currencies, rather than interest rates. Exposure to loss on these contracts will increase or decrease over their respective lives as currency exchange and interest rates fluctuate. For exchange-traded foreign exchange contracts, BAC's exposure to off-balance-sheet credit risk is limited, as these transactions are executed on organized exchanges that assume the obligations of counterparties and generally require security deposits and daily settlement of margins.

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

Trading income, as disclosed in BAC's consolidated statement of operations, does not include the net interest income associated with trading activities. However, the trading-related net interest income amounts are presented in the table below as they are considered in evaluating the overall profitability of those activities.

To reflect the business purpose and use of the financial contracts into which BAC enters, trading income and the related net interest revenue or expense associated with the respective products have been allocated into three broad functional categories: interest rate products, foreign exchange contracts, and debt instruments trading. Trading-related income from interest rate products primarily includes the results from transactions using interest rate and currency swaps, interest rate futures, option contracts, and forward rate agreements, as well as cash instruments used in the management of this function. Trading-related income from foreign exchange contracts primarily includes the results from transactions using foreign exchange spot, forward, futures, and option contracts. Trading-related income from debt instruments primarily represents the results from trading activities in various debt securities, including U.S. government and government agency securities, foreign government securities (including securities in emerging markets), mortgage-backed securities, municipal bonds, and corporate debt.

--------------------------------------------------------------------------------
                             TRADING-RELATED INCOME
--------------------------------------------------------------------------------
                                                      Year Ended December 31
(in millions)                                         1997     1996     1995
--------------------------------------------------------------------------------
TRADING INCOME
Interest rate products                              $   25    $  56    $  67
Foreign exchange contracts                             444      316      303
Debt instruments                                       223      258      157
--------------------------------------------------------------------------------
                                                    $  692    $ 630    $ 527

OTHER TRADING-RELATED INCOME/a/
Interest rate products                              $   43    $  31    $  30
Foreign exchange contracts                               7       20       28
Debt instruments                                       219      208      152
--------------------------------------------------------------------------------
                                                    $  269    $ 259    $ 210

--------------------------------------------------------------------------------

/a/ Primarily includes the net interest revenue associated with the respective products.

Asset and Liability Management Activities

BAC uses derivative financial instruments to manage interest rate risk related to designated assets and liabilities, primarily fixed rate and adjustable rate residential mortgages, long-term debt, and deposits. Foreign exchange derivative financial instruments are used to hedge net capital exposure and foreign currency exposures.

                                      BankAmerica Corporation 1997 Annual Report

                      CONSOLIDATED FINANCIAL STATEMENTS


One strategy that BAC employs in managing interest rate risk is the use of interest rate swaps to modify the interest rate characteristics of designated categories of assets and liabilities. For example, BAC may enter into an interest rate swap to alter cash flows on its long-term debt from fixed to floating rate in an effort to reduce gap mismatches.

Another hedging strategy used by BAC is the purchase of options to protect against significant loss due to extreme interest rate movements. For example, BAC may purchase interest rate floors on its adjustable rate mortgage portfolio to reduce the risk of loss from a rapid or prolonged decline in interest rates. In addition, BAC may use interest rate swaps to hedge against market value fluctuations of available-for-sale securities.

The above hedging strategies would be rendered ineffective if BAC disposes of the underlying product being hedged or if certain unexpected events occur. In addition, BAC may terminate its hedging-related contracts in reaction to certain events or circumstances. The deferred gains or losses on terminated contracts recorded in BAC's consolidated balance sheet at December 31, 1997 and 1996, and the amortization of such amounts for the years 1997 and 1996 were not significant.

The table below summarizes the expected or contractual maturities and weighted average interest rates associated with amounts to be received or paid on BAC's interest rate swaps used to manage asset and liability interest rate exposure at

--------------------------------------------------------------------------------
             Asset and Liability Management Interest Rate Swaps/a/
--------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------
                                                                           December 31, 1997

                                                   Greater     Greater    Greater     Greater    Greater      Greater
                                                    than         than       than        than       than         than
(dollar amounts in billions)           0-1 year   1-2 years   2-3 years  3-4 years   4-5 years  5-10 years    10 years      Total/c/
------------------------------------------------------------------------------------------------------------------------------------
RECEIVE FIXED/b/
Notional amount                         $  1.5      $  1.9      $  1.6     $  2.0      $  2.0      $12.8       $  2.0         $23.8
Weighted average receive rate             6.68%       6.52%       6.44%      7.07%       7.02%      6.47%        6.60%         6.59%

PAY FIXED/b/
Notional amount                         $  3.7      $  4.9      $  5.3     $  2.3      $  1.1      $ 4.4       $  1.3         $23.0
Weighted average pay rate                 6.19%       6.33%       7.03%      6.99%       7.24%      7.21%        7.20%         6.80%

FORWARD RECEIVE FIXED/d/
Notional amount                             --          --          --         --          --      $ 0.4       $  0.7         $ 1.1
Weighted average receive rate               --          --          --         --          --       7.40%        6.46%         6.80%

FORWARD PAY FIXED/d/
Notional amount                             --      $  0.2      $  0.1         --      $  0.1      $ 0.1           --         $ 0.5
Weighted average pay rate                   --        6.16%       6.28%        --        8.95%      8.13%          --          7.14%

BASIS SWAPS/e/
Notional amount                             --          --          --         --          --      $ 0.3           --         $ 0.3
------------------------------------------------------------------------------------------------------------------------------------
Total Notional Amount                                                                                                         $48.7

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
                                                                               December 31, 1996

                                                   Greater     Greater    Greater     Greater    Greater      Greater
                                                    than         than       than        than       than         than
(dollar amounts in billions)           0-1 year   1-2 years   2-3 years  3-4 years   4-5 years  5-10 years    10 years      Total/c/
------------------------------------------------------------------------------------------------------------------------------------
RECEIVE FIXED/b/
Notional amount                         $  4.4      $  1.1      $  1.3     $  1.8      $  1.7      $11.6       $  3.6         $25.5
Weighted average receive rate             6.02%       6.69%       6.91%      6.35%       7.29%      6.62%        6.75%         6.58%

PAY FIXED/b/
Notional amount                         $  2.4      $  3.5      $  1.8     $  3.6      $  2.4      $ 4.4       $  0.1         $18.2
Weighted average pay rate                 5.95%       6.19%       6.65%      6.97%       7.11%      7.16%        7.30%         6.72%

FORWARD RECEIVE FIXED/d/
Notional amount                             --          --      $  0.8     $  0.1          --      $  0.4          --         $ 1.3
Weighted average receive rate               --          --        6.46%      5.62%         --        7.40%         --          6.68%

FORWARD PAY FIXED/d/
Notional amount                             --          --      $  0.1     $  0.7          --      $  0.3          --         $ 1.1
Weighted average pay rate                   --          --        6.55%      7.82%         --        8.14%         --          7.79%

BASIS SWAPS/e/
Notional amount                             --          --          --         --          --      $  0.3          --         $ 0.3
------------------------------------------------------------------------------------------------------------------------------------
Total Notional Amount                                                                                                         $46.4

------------------------------------------------------------------------------------------------------------------------------------

/a/ Includes intercompany swaps.
/b/ The variable rate side of substantially all receive fixed rate and pay fixed rate swaps is based on the one-, three-, or six-month LIBOR. At December 31, 1997 and 1996, the one-, three-, and six-month LIBOR rates were 5.7188 percent and 5.5000 percent, 5.8125 percent and 5.6016 percent, and 5.8438 percent and 6.1250 percent, respectively.
/c/ Includes $1.4 billion and $1.0 billion of swaps with amortizing notional amounts at December 31, 1997 and 1996, respectively.
/d/ Accrual of interest on forward swaps starts at a predetermined future date.
    The majority of the forward swaps start accruing interest one to three years after each reported year end.
/e/ Basis swaps are interest rate swaps in which both amounts paid and received are based on floating LIBOR rates.

BankAmerica Corporation 1997 Annual Report

                      CONSOLIDATED FINANCIAL STATEMENTS


December 31, 1997 and 1996. These swaps have been designated as accounting hedges and are used to modify the interest rate characteristics of certain designated categories of assets and liabilities.

Approximately 56 percent of BAC's hedging-related interest rate futures and forward rate agreements outstanding at December 31, 1997 mature within one year, while approximately 83 percent of its hedging-related option contracts mature between five and ten years. Approximately 75 percent of BAC's hedging-related interest rate futures and forward rate agreements outstanding at December 31, 1996 matured within one year, while approximately 80 percent of its hedging-related option contracts mature between five and ten years.


26     Fair Value of Financial Instruments

Management uses its best judgment in estimating the fair value of BAC's financial instruments; however, there are inherent weaknesses in any estimation technique. Therefore, for substantially all financial instruments, the fair value estimates presented herein are not necessarily indicative of the amounts BAC could have realized in a sales transaction at either December 31, 1997 or 1996. The estimated fair value amounts for 1997 and 1996 have been measured as of their respective year ends, and have not been reevaluated or updated for purposes of these consolidated financial statements subsequent to those respective dates. As such, the estimated fair values of these financial instruments subsequent to the respective reporting dates may be different than the amounts reported at each year end. This disclosure of fair value amounts does not include lease financing, MSA, intangibles, including core deposit intangibles and credit card intangibles, or trust preferred securities.

The following information should not be interpreted as an estimate of the fair value of the entire corporation since a fair value calculation is only required for a limited portion of BAC's assets. Due to the wide range of valuation techniques and the degree of subjectivity used in making the estimates, comparisons between BAC's disclosures and those of other companies may not be meaningful. The following methods and assumptions were used to estimate the fair values of BAC's financial instruments at December 31, 1997 and 1996.


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


Available-for-Sale and Held-to-Maturity Securities

Fair value amounts of available-for-sale and held-to-maturity securities were based on quoted market prices, if available. If quoted market prices did not exist, fair values were estimated using book, cost, or appraised value. Available-for-sale securities are carried at their aggregate fair value, while held-to-maturity securities are carried at amortized cost. There were no off-balance-sheet financial instruments that qualified as accounting hedges for held-to-maturity securities at December 31, 1997 or 1996. For more information on the fair value of these securities, refer to Note 7 of the Notes to Consolidated Financial Statements on pages 66 -- 67.


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

                                      BankAmerica Corporation 1997 Annual Report

                      CONSOLIDATED FINANCIAL STATEMENTS


The fair values of commitments to extend credit were not significant at either December 31, 1997 or 1996.

The aggregate fair value of loans excludes the effect of off-balance-sheet financial instruments that qualify as accounting hedges. The fair value of these hedges was $(23) million and $(8) million at December 31, 1997 and 1996, respectively. The contract amount of these instruments was $18,066 million and $12,545 million at December 31, 1997 and 1996, respectively.


Other Financial Instruments

For non-exchange-traded equity securities, which are included in other assets, fair values were estimated using equity, cost, or appraised value. The carrying values of all other components of other assets that are considered financial instruments approximated their respective fair values, as they are short term in nature or are receivable or payable on demand.

The following is a summary of previously described on-balance-sheet asset financial instruments whose fair values differ from their carrying values for either of the periods presented:

--------------------------------------------------------------------------------
                                                    December 31
                                           1997                     1996
                                 -----------------------------------------------
                                 Carrying         Fair     Carrying         Fair
(in millions)                       Value        Value        Value        Value
--------------------------------------------------------------------------------
ASSETS
Held-to-maturity
 securities                      $  3,667     $  3,744     $  4,138     $  3,920
Loans:
 Domestic consumer:
  Residential first mortgages      31,749       32,467       37,459       37,998
  Other consumer loans             38,432       38,459       40,094       40,048
 Domestic commercial               61,578       61,579       56,160       56,082
 Foreign                           27,196       27,168       25,053       25,019
--------------------------------------------------------------------------------
   Total loans                   $158,955     $159,673     $158,766     $159,147

Other financial
 instruments                        2,717        2,756        2,596        2,611

--------------------------------------------------------------------------------

Deposits

The fair values of domestic and foreign demand deposits, savings deposits, and money market deposits without defined maturities were the amounts payable on demand.

For domestic deposits with defined maturities, the fair values were estimated using discounted cash flow models that apply market interest rates corresponding to similar deposits and timing of maturities. For variable-rate deposits with fixed repricing dates, the first repricing date was considered the maturity date for purposes of the fair value calculation. For variable-rate deposits where BAC has the contractual right to change rates, carrying value was assumed to approximate fair value.

The carrying values of total foreign time deposits were assumed to approximate their fair values since these deposits primarily had variable rates and repriced within relatively short time frames.

The fair value of deposits excludes the fair value of off-balance-sheet financial instruments that qualify as accounting hedges for the bank's deposits. The fair value of these accounting hedges was $(334) million and $(478) million at December 31, 1997 and 1996, respectively. The contract amount of these financial instruments was $134,148 million and $93,083 million at December 31, 1997 and 1996, respectively.


Long-term Debt

The fair values of BAC's long-term debt instruments were calculated based on quoted market prices. For those long-term debt issues where quoted market prices were not available, a discounted cash flow model was used. The discount rates were based on yield curves appropriate for the remaining maturities of the instruments.

The fair value of long-term debt excludes the fair value of off-balance-sheet financial instruments that qualify as accounting hedges for the parent's long-term debt. The fair value of these hedges was $(120) million and $24 million at December 31, 1997 and 1996, respectively. The contract amount of these financial instruments was $4,132 million and $12,660 million at December 31, 1997 and 1996, respectively.


Subordinated Capital Notes

The fair value of BAC's subordinated capital notes was calculated based on quoted market prices.

The following is a summary of previously described on-balance-sheet liability financial instruments whose aggregate fair values differ from their carrying values for either of the periods presented:

--------------------------------------------------------------------------------
                                                    December 31
                                          1997                      1996
--------------------------------------------------------------------------------
                                 Carrying         Fair     Carrying         Fair
(in millions)                       Value        Value        Value        Value
--------------------------------------------------------------------------------
LIABILITIES
Deposits                         $172,037     $171,929     $168,015     $167,971
Long-term debt                     13,569       14,002       15,430       15,754
Subordinated capital notes            353          362          355          368

--------------------------------------------------------------------------------

BankAmerica Corporation 1997 Annual Report

                       CONSOLIDATED FINANCIAL STATEMENTS


Derivative Financial Instruments

The following is a summary of the fair values of derivative financial instruments outstanding. The fair value of exchange-traded derivative financial instruments was based on quoted market prices or dealer quotes. Fair value of non-exchange traded, or over-the-counter (OTC) derivative financial instruments consisted of net unrealized gains and losses, accrued interest receivable or payable, and premiums paid or received. These amounts were generally calculated using discounted cash flow models based on current market yields for similar types of instruments and the maturity of each instrument. The discount rates were based on market interest rates and indices for similar derivative financial instruments prevalent in the market. Refer to Note 25 of the Notes to Consolidated Financial Statements on pages 80 -- 86 for more information regarding off-balance-sheet transactions, including a summary of the fair values for each significant class of derivative financial instrument outstanding in BAC's trading and asset and liability management portfolios.

--------------------------------------------------------------------------------
                            Fair Values of Derivative
                              Financial Instruments
--------------------------------------------------------------------------------

                                                December 31
(in millions)                               1997           1996
--------------------------------------------------------------------------------
Trading                                    $ 427         $   49
Asset and Liability Management              (432)          (462)

--------------------------------------------------------------------------------

27     Restructuring Charge

BAC recorded a pre-tax restructuring charge of $280 million in the fourth quarter of 1996 as a result of decisions to implement a number of restructurings of its business activities. The charge covered approximately $196 million for severance payments, $72 million for premises expense, primarily reflecting the planned closure of 120 branches, and $12 million for other costs affected by the actions. The severance payments will reflect an estimated reduction of 3,700 positions due to the restructuring of BAC's business activities. Management expects that the projects relating to these restructurings will be completed by the end of 1998.

During 1997, 1,836 positions were reduced, reflecting a remaining balance of 1,864 positions at December 31, 1997. Due to BAC's reorganization into Global Retail and Wholesale Banks during 1997, BAC determined that $27 million of the restructuring reserve primarily related to severance costs would not be utilized.

The following is a summary of changes in the restructuring charge:

--------------------------------------------------------------------------------
(in millions)                       Severance    Premises    Other/a/   Total
--------------------------------------------------------------------------------
Balance at December 31, 1996             $196         $72      $12       $280
Payments                                 (106)        (30)      (5)      (141)
Unutilized restructuring accrual          (17)         (8)      (2)       (27)
--------------------------------------------------------------------------------
   Balance at December 31, 1997          $ 73         $34      $ 5       $112

--------------------------------------------------------------------------------

/a/ Includes equipment write-offs and other miscellaneous costs.

28       Special Deposit Assessment

On September 30, 1996, Congress passed legislation to recapitalize the Savings Association Insurance Fund (SAIF) to 1.25 percent of insured deposits as prescribed by the Federal Deposit Insurance Corporation Improvement Act. This legislation imposed a one-time assessment on SAIF deposits held on March 31, 1995, lowered the rates on assessments paid to the SAIF, and widened the spread of the rates between institutions. BAC recognized a charge of $82 million for the year ended December 31, 1996 as a result of this assessment.

In addition, beginning January 1, 1997, Bank Insurance Fund (BIF) member institutions began sharing in the cost of funding Financing Corporation (FICO) interest payments. The cost of funding these interest payments will be in the form of an assessment on both BIF and SAIF insured deposits. The assessment rate will be lower for BIF deposits than for SAIF deposits. Actual rates will fluctuate over time depending on the amount of deposits insured by the BIF and SAIF at the time the assessment is made.


29     Legal Contingencies

Due to the nature of its business, BAC is subject to various threatened or filed legal actions. Although the amount of the ultimate exposure, if any, cannot be determined at this time, BAC, based upon the advice of counsel, does not expect the final outcome of threatened or filed suits to have a material adverse effect on its financial position.

30     BankAmerica Corporation (Parent Company Only)

The amount of funds available to the parent from its subsidiaries is limited by restrictions placed on them by law and various debt covenants.

Under the U.S. National Bank Act and other federal laws, the parent's national banking subsidiaries are subject to prohibitions on the payment of dividends in certain circumstances and to restrictions on the amount that each can pay without the prior approval of the Office of the Comptroller of the Currency. Without the Comptroller's approval, dividends for a given year cannot exceed each bank's retained net income (as defined by national banking laws) for that year and retained net income from the preceding two years. In addition, dividends may not be paid in excess of each bank's undivided profits, subject to other applicable provisions of law. Based upon these laws, the bank could have declared dividends for 1997 of $3,249 million and the parent's other national banking

                                      BankAmerica Corporation 1997 Annual Report

                       CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
                             STATEMENT OF OPERATIONS
--------------------------------------------------------------------------------
BankAmerica Corporation
(Parent Company Only)                                 Year Ended December 31
(in millions)                                       1997       1996      1995
--------------------------------------------------------------------------------
Dividends from subsidiaries:
 Banking                                          $2,398     $1,964    $2,110
 Nonbanking                                          694        460       153
Interest on subordinated notes
 purchased from banking subsidiaries                 335        310       316
Interest on advances to
 nonbanking subsidiaries                             210        239       239
Interest on deposits in banking
 subsidiaries                                        238        192       231
Interest on available-for-sale securities             53         73        80
Net gain on available-for-sale securities              7         33        10
Other income                                          24         54        36
--------------------------------------------------------------------------------
Total income                                       3,959      3,325     3,175

Interest on other short-term borrowings               75         89        76
Interest on long-term debt                           916        966     1,007
Interest on subordinated capital notes                28         33        46
Interest on junior subordinated
 deferrable interest debentures
 issued to grantor trusts                            147          7        --
Amortization of goodwill                              30         31        30
Other expense                                        119         75        95
--------------------------------------------------------------------------------
 Total expense                                     1,315      1,201     1,254
 Income before income taxes
  and equity in undistributed
  income of subsidiaries                           2,644      2,124     1,921
Benefit from income taxes                            141        105       158
Equity in undistributed income
 of subsidiaries                                     425        644       585
--------------------------------------------------------------------------------
 Net Income                                       $3,210     $2,873    $2,664

--------------------------------------------------------------------------------

See notes following the Statement of Cash Flows on page 90.

subsidiaries could have declared dividends of $450 million. At December 31, 1997, the unutilized dividends allowed under these laws for the bank and other national banking subsidiaries were $899 million, and $450 million, respectively.

In addition, state-chartered nonmember banking subsidiaries are subject to dividend limitations imposed by applicable federal or state law. State-chartered nonmember banking subsidiaries could have declared dividends without state approval of $8 million for 1997. At December 31, 1997, the unutilized dividends allowed under these laws for the state-chartered nonmember banking subsidiaries were $8 million.

The parent's subsidiary, Bank of America, FSB, is subject to regulatory restrictions by the Office of Thrift Supervision on its payment of dividends. Under these restrictions, Bank of America, FSB could have declared dividends without regulatory approval of $267 million for 1997. At December 31, 1997, the unutilized dividends allowed under these laws were $267 million.

The depository subsidiaries are also subject to certain restrictions of the Federal Reserve Act on loans each subsidiary may extend to their parent companies. Among other things, the aggregate of such loans may not exceed 10 percent of the sum of such subsidiary's capital stock and surplus. Such loans must be secured by collateral with a value between 100 percent and 130 percent of the loan, depending on the type of collateral. Under these restrictions, and assuming the parent provided the collateral required, the bank, Bank of America National Association, and other depository subsidiaries could have loaned to the parent a maximum of $1,845 million, $157 million, and $249 million respectively, at December 31, 1997.

The net assets of depository subsidiaries restricted from flowing to the parent by legal limitations were $17,933 million at December 31, 1997.

--------------------------------------------------------------------------------
                                  Balance Sheet
--------------------------------------------------------------------------------

BankAmerica Corporation
(Parent Company Only)                                         December 31
(in millions)                                             1997           1996
--------------------------------------------------------------------------------
ASSETS
Cash and short-term investments                        $ 2,510        $ 4,961
Available-for-sale securities                              636            982
Investments in subsidiaries:
 Banking                                                21,909         21,674
 Nonbanking                                              1,812          1,563
Subordinated notes purchased from
 banking subsidiaries                                    5,315          4,715
Advances to nonbanking subsidiaries                      2,764          4,110
Accrued interest receivable                                 42             64
Goodwill                                                   575            605
Other assets                                               731            720
--------------------------------------------------------------------------------
    Total Assets                                       $36,294        $39,394

LIABILITIES AND STOCKHOLDERS' EQUITY
Borrowings from subsidiaries                           $   121        $   130
Other short-term borrowings                                694          1,552
Accrued interest payable                                   201            206
Other liabilities                                          565            665
Long-term debt                                          12,564         14,227
Subordinated capital notes                                 353            355
Junior subordinated deferrable interest
 debentures issued to grantor trusts                     1,959          1,546
--------------------------------------------------------------------------------
    Total liabilities                                   16,457         18,681
Stockholders' equity                                    19,837         20,713
--------------------------------------------------------------------------------
    Total Liabilities and Stockholders' Equity         $36,294        $39,394

--------------------------------------------------------------------------------

See notes following the Statement of Cash Flows on page 90.

BankAmerica Corporation 1997 Annual Report

                       CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
                            Statement of Cash Flows
--------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------
BankAmerica Corporation (Parent Company Only)                                                          Year Ended December 31
(in millions)                                                                                      1997         1996         1995
------------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                                                                       $3,210       $2,873       $2,664
Adjustments to net income to arrive at net cash provided by operating activities:
     Benefit from deferred income taxes                                                             (47)         (41)         (43)
     Equity in undistributed income of subsidiaries                                                (458)        (697)        (613)
     Amortization of goodwill                                                                        30           31           30
     (Increase) decrease in accrued interest receivable                                              22           35          (36)
     Increase (decrease) in accrued interest payable                                                 (5)          14           (1)
     Increase (decrease) in current income taxes payable                                            265          (79)          53
     Other, net                                                                                     (22)        (198)         378
------------------------------------------------------------------------------------------------------------------------------------
     Net cash provided by operating activities                                                    2,995        1,938        2,432

CASH FLOWS FROM INVESTING ACTIVITIES
Capital contributions to subsidiaries                                                            (1,027)        (347)        (182)
Capital returns from subsidiaries                                                                 1,354          673          108
Purchase of subordinated notes from banking subsidiaries                                           (600)        (135)        (500)
Redemption of subordinated capital notes from banking subsidiaries                                   --            7          400
Activity in available-for-sale securities:
     Sales proceeds                                                                                   8           40          513
     Purchases                                                                                       --           --          (54)
     Maturities, prepayments, and calls                                                             351           60           59
Maturities and prepayments of held-to-maturity securities                                            --           --          125
Cash used for acquisitions                                                                         (255)          --           --
Collections from subsidiaries                                                                     6,047        5,412        6,807
Advances to subsidiaries                                                                         (4,701)      (5,937)      (6,597)
Other, net                                                                                          (13)          32          (55)
------------------------------------------------------------------------------------------------------------------------------------
     Net cash provided (used) by investing activities                                             1,164         (195)         624

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from borrowings from subsidiaries                                                          605          329          428
Payments on borrowings from subsidiaries                                                           (614)        (341)        (360)
Increase (decrease) in other short-term borrowings                                                 (925)         766         (267)
Proceeds from issuance of long-term debt                                                          1,395        2,994        2,265
Principal payments and retirements of long-term debt and subordinated capital notes              (3,060)      (2,714)      (2,591)
Net proceeds from issuance of junior subordinated
     deferrable interest debentures issued to grantor trusts                                        396        1,477           --
Proceeds from issuance of common stock                                                               --           83          151
Proceeds from issuance of treasury stock                                                            223           99           --
Preferred stock repurchased                                                                      (1,628)        (391)        (206)
Treasury stock purchased                                                                         (2,039)      (1,333)        (926)
Common stock dividends                                                                             (853)        (780)        (684)
Preferred stock dividends                                                                          (100)        (185)        (227)
Other, net                                                                                          (10)           3            1
------------------------------------------------------------------------------------------------------------------------------------
     Net cash provided (used) by financing activities                                            (6,610)           7       (2,416)
     Net increase (decrease) in cash and short-term investments                                  (2,451)       1,750          640
Cash and short-term investments at beginning of year                                              4,961        3,211        2,571
------------------------------------------------------------------------------------------------------------------------------------

      Cash and Short-Term Investments at End of Year                                             $2,510       $4,961       $3,211

------------------------------------------------------------------------------------------------------------------------------------


General: For income and asset classification purposes, banking amounts include the amounts for all of the parent's bank, bank holding company, and savings bank subsidiaries. Certain amounts in prior periods have been reclassified to conform to the presentation in the current year.

Balance Sheet: At December 31, 1997 and 1996, cash and short-term investments included $2,487 million and $4,938 million, respectively, of interest-bearing deposits with the bank.

Statement of Cash Flows: The statement of cash flows illustrates the change in cash and short-term investments as disclosed in the Parent Company Only balance sheet. Short-term investments have original maturities of three months or less and are considered to be cash equivalents, respectively. During 1997 and 1995, the parent received net income tax payments representing reimbursements from subsidiaries of $359 million and $168 million, respectively. During 1996, the parent made net income tax payments of $15 million. The parent made interest payments on interest-bearing liabilities of $1,186 million, $1,109 million, and $1,155 million in 1997, 1996, and 1995, respectively.

                                      BankAmerica Corporation 1997 Annual Report

                             CORPORATE INFORMATION


31     Performance by Geographic Area

---------------------------------------------------------------------------------------------------------------------------------
                                                                            Year Ended December 31/a/
                                              -----------------------------------------------------------------------------------
                                                  Total Assets at                  Net Interest and  Income Before
(in millions)                                 Year    December 31  Gross Income  Noninterest Income   Income Taxes    Net Income
---------------------------------------------------------------------------------------------------------------------------------
Domestic                                      1997       $208,227       $19,160             $12,964         $5,123        $3,070
                                              1996       $203,123       $17,721             $12,104         $4,039        $2,394
                                              1995       $190,549       $16,719             $11,575         $4,058        $2,349
---------------------------------------------------------------------------------------------------------------------------------
Asia                                          1997         24,084         1,866                 825           (312)         (218)
                                              1996         21,654         1,786                 930            359           224
                                              1995         17,738         1,452                 615            142            82

Europe, Middle East, and Africa               1997         20,741         1,653                 564            192           143
                                              1996         21,574         1,810                 566            143           107
                                              1995         20,762         1,616                 507            170           109

Latin America and the Caribbean               1997          4,644           771                 392            292           194
                                              1996          2,878           617                 335            190           121
                                              1995          2,337           512                 282            173           108

Canada                                        1997          2,463           135                  52             31            21
                                              1996          1,524           137                  64             42            27
                                              1995          1,060            87                  29             24            16
---------------------------------------------------------------------------------------------------------------------------------
   Total Foreign                              1997         51,932         4,425               1,833            203           140
                                              1996         47,630         4,350               1,895            734           479
                                              1995         41,897         3,667               1,433            509           315
---------------------------------------------------------------------------------------------------------------------------------
   BankAmerica Corporation                    1997       $260,159       $23,585             $14,797         $5,326        $3,210
                                              1996       $250,753       $22,071             $13,999         $4,773        $2,873
                                              1995       $232,446       $20,386             $13,008         $4,567        $2,664

---------------------------------------------------------------------------------------------------------------------------------

/a/ For comparability purposes, 1996 and 1995 amounts reflect BAC's allocation methodologies at December 31, 1997.

    Since BAC's operations are highly integrated, certain asset, liability, income, and expense amounts must be allocated to arrive at total assets, gross income, net interest and noninterest income, income before income taxes, and net income. The underlying assumptions and principle allocations used in the presentation above are as follows:

    BAC identifies its geographic performance based upon the business unit in which the assets are recorded and where the income is earned and the expenses are incurred. In certain circumstances, units may transact business with customers who are out of their immediate geographic area. For example, a U.S. domiciled unit may have made a loan to a borrower who resides in Latin America. In this instance, the loan and related income would be included in domestic activities.

    BAC's funds transfer pricing system allocates domestic sources of funds at U.S. market rates based on the maturities of the funds. To the extent that overseas units interact with U.S. operations, they are also included in the funds transfer pricing system.

    The allowance for credit losses is established by credit officers for each portfolio segment. After the allowance has been established for portfolio segments, credit management establishes an unallocated portion of the allowance for credit losses, which is attributable to factors that cannot be associated with a particular portfolio segment and is therefore proportionally allocated to all portfolio segments. While management allocates reserves to various portfolio segments, the allowance is general in nature and is available for the entire portfolio.

    Equity is assigned on a risk-adjusted basis taking into account goodwill and tax-effected identifiable intangibles. Overhead is allocated based on each geographic area's proportionally weighted income and expenses.

    Each geographic area includes its respective tax liability. BAC allocates federal and state taxes at its effective tax rates.

    Translation losses, for those units in hyperinflationary economies, net of hedging, totaled $27 million, $23 million, and $14 million in 1997, 1996, and 1995, respectively. These amounts, which are reported in other noninterest income, are included in the table above.

BankAmerica Corporation 1997 Annual Report

                             CORPORATE INFORMATION


32     Quarterly Results (unaudited)



----------------------------------------------------------------------------------------------------------------------------------
                                                     1997 Quarter Ended                          1996 Quarter Ended
(in millions, except per share data)        Dec 31   Sept 30    June 30  Mar 31/a/    Dec 31/a/ Sept 30/a/ June 30/a/ Mar 31/a/
----------------------------------------------------------------------------------------------------------------------------------
RESULTS OF OPERATIONS
Interest income                             $4,407    $4,451     $4,359    $4,240       $4,238    $4,206    $4,126    $4,089
Interest expense                             2,300     2,257      2,165     2,066        2,108     2,054     1,967     1,943
----------------------------------------------------------------------------------------------------------------------------------
  Net interest income                        2,107     2,194      2,194     2,174        2,130     2,152     2,159     2,146
Provision for credit losses                    220       260        250       220          220       235       250       180
Noninterest income                           1,631     1,670      1,442     1,385        1,499     1,319     1,320     1,274
Noninterest expense                          2,209     2,232      2,047     2,033        2,250     2,081     1,997     2,013
----------------------------------------------------------------------------------------------------------------------------------
  Income before income taxes                 1,309     1,372      1,339     1,306        1,159     1,155     1,232     1,227
Provision for income taxes                     497       553        540       526          412       472       509       507
----------------------------------------------------------------------------------------------------------------------------------
    Net Income                             $   812   $   819    $   799   $   780      $   747   $   683   $   723   $   720
Earnings per common share/b/               $  1.15   $  1.14    $  1.10   $  1.05      $  0.98   $  0.89   $  0.94   $  0.91
Diluted earnings per common share/b/          1.12      1.11       1.07      1.03         0.96      0.87      0.92      0.90

STOCK DATA
Dividends per common share                   0.305     0.305      0.305     0.305         0.27      0.27      0.27      0.27
Common stock price range:/a/
  High                                          81 15/16  77 7/8     69        61 7/8       51 15/16  42 5/8    40 3/16   39 9/16
  Low                                           66 1/4    64 9/16    49 9/16   47 11/16     41 1/16   36        34 7/8    29 3/8
Closing common stock price/c/                   73        73 5/16    64 9/16   50 7/16      49 7/8    41 1/16   37 7/8    38 3/4

----------------------------------------------------------------------------------------------------------------------------------

/a/ Share and per share amounts and stock prices have been restated to reflect a two-for-one stock split effective June 2, 1997.
/b/ Reflects the adoption of SFAS No. 128 including the restatement of prior years.
/c/ The principal market of BAC's common stock is the New York Stock Exchange;
    the stock is also listed on the Chicago, Pacific, and London Stock Exchanges. BAC delisted from the Tokyo Stock Exchange during the first quarter of 1996. Price information represents quotations as reported in the New York Stock Exchange consolidated transaction reporting system.

                                     BankAmerica Corporation 1997 Annual Report

                             CORPORATE INFORMATION


Corporate Information


Boards of Directors
BankAmerica Corporation and
Bank of America NT&SA

Members of the Boards of Directors spend a great many hours every year, both attending Board and committee meetings and tending to BankAmerica business between meetings. They make their diverse experience and expertise readily available to senior management for the benefit of the corporation and its shareholders.

As of February 2, 1998                      Committees:
--------------------------------------------------------------------------------

Joseph F. Alibrandi
Chairman of the Board,                      Executive
 President and Chief Executive Officer      Executive Personnel and
Whittaker Corporation                         Compensation
Simi Valley, California                     Nominating (Chair)
(aerospace/manufacturing
 and communications)

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

David A. Coulter
Chairman of the Board, President            Executive
 and Chief Executive Officer
BankAmerica Corporation
Bank of America NT&SA

Timm F. Crull
Retired Chairman                            Executive
Nestle USA, Inc.                            Executive Personnel and
Glendale, California                          Compensation (Chair)
(food and related products processing)

Kathleen Feldstein
President                                   Executive
Economics Studies, Inc.                     Executive Personnel and
Belmont, Massachusetts                        Compensation
(economics consulting)

Donald E. Guinn
Chairman Emeritus                           Auditing and
Pacific Telesis Group                         Examining (Chair)
San Francisco, California
(telecommunications)

Frank L. Hope, Jr.
Consulting Architect                        Executive Personnel and
San Diego, California                         Compensation
(architecture)                              Nominating
                                            Public Policy
Walter E. Massey
President                                   Auditing and Examining
Morehouse College
Atlanta, Georgia
(education)

John M. Richman
Of Counsel                                  Public Policy
Wachtell, Lipton, Rosen & Katz              Nominating
Chicago, Illinois                           Auditing and Examining
(law firm)

Sanford R. Robertson
Chairman, Robertson Stephens Division       Public Policy
BancAmerica Robertson Stephens
San Francisco, California
(investment banking)

Richard M. Rosenberg
Retired Chairman of the Board and           Executive (Chair)
 Chief Executive Officer
BankAmerica Corporation
Bank of America NT&SA

A. Michael Spence
Dean of the Graduate School of Business     Executive
Stanford University                         Executive Personnel and
Stanford, California                          Compensation
(education)

Solomon D. Trujillo
President and Chief Executive Officer       Auditing and Examining
U.S. West Communications Group
Denver, Colorado
(telecommunications)


Honorary Directors
BankAmerica Corporation
and Bank of America NT&SA
(nonvoting)

As of February 2, 1998
-------------------------------------------------------------------------------

A. W. Clausen
Retired Chairman and Chief Executive Officer
BankAmerica Corporation
Bank of America NT&SA

Rudolph A. Peterson
Retired President and Chief Executive Officer
BankAmerica Corporation
Bank of America NT&SA


Advisor
BankAmerica Corporation

As of February 2, 1998
------------------------------------------------------------------------------

George S. Ishiyama
Senior Advisor

BankAmerica Corporation 1997 Annual Report

                             CORPORATE INFORMATION


Principal Officers
BankAmerica Corporation

As of February 2, 1998

David A. Coulter*
Chairman of the Board, President and
   Chief Executive Officer

Kathleen J. Burke*
Vice Chairman--Human Resources

H. Eugene Lockhart*
President, Global Retail Bank

Jack L. Meyers*
Vice Chairman--Risk Management

Michael J. Murray*
President, Global Wholesale Bank

Michael E. O'Neill*
Vice Chairman and Chief Financial Officer

Martin A. Stein*
Vice Chairman--Technology, Operations
   and Payments

John J. Higgins
Executive Vice President and
   Chief Accounting Officer

Bruce W. Mitchell
Executive Vice President and
   General Auditor

Raymond R. Peters
Executive Vice President and Treasurer

James N. Roethe
Executive Vice President and
   General Counsel

Cheryl A. Sorokin
Executive Vice President and Secretary

Joseph E. Vaez
Executive Vice President and Director of
   Corporate Credit Examination Services


*Executive Officers of BankAmerica Corporation for Securities and Exchange
 Commission reporting purposes.


Senior Management Council

As of February 2, 1998

Doyle L. Arnold
Corporate Strategy and Development

Charles Bell
Human Resources

Jeanine R. Brown
Consumer Deposits

Kathleen J. Burke
Vice Chairman--Human Resources

Christopher A. Callero
Deposit, Payment and Business Banking
 Products

David A. Coulter
Chairman and Chief Executive Officer

Barbara J. Desoer
California Consumer

P. Gerald Doherty
Europe, Middle East and Africa/
 Global Capital Markets

Paul M. Dorfman
Credit Policy and Risk Management

Jeremy G. Fair
U.S.-Canada Corporate

Marion R. Foote
Relationship Marketing

Stephen B. Galasso
Credit Card

Christine N. Garvey
Commercial Real Estate Services and OREO

William M. Goodyear
Midwest Banking/Global Private Banking
 and Trust

Richard V. Harris
BankAmerica Leasing and Capital

John J. Higgins
Finance

James E. Hulihan, Jr.
Asia Retail Banking

James G. Jones
Consumer Credit and Card Services

Cheryl L. Kane
Technology Support Services

H. Eugene Lockhart
President, Global Retail Bank

Richard W. Madresh
BankAmerica Business Credit

Liam E. McGee
National Customer Support Services

Jack L. Meyers
Vice Chairman--Risk Management

Bruce W. Mitchell
Corporate Audit and Security Services

Robert P. Morrow III
Asia Wholesale Banking

Donald A. Mullane
Corporate Community Development

Kathryn L. Munro
Southwest Region

Michael J. Murray
President, Global Wholesale Bank

Michael E. O'Neill
Vice Chairman and Chief Financial Officer

Terry E. Perucca
Global Equity Investment

Raymond R. Peters
Corporate Treasury

Barbara L. Rambo
National Commercial Banking

Daniel P. Riley
Global Payment Services/
 Wholesale Operations

John V. Rindlaub
Northwest Banking/Information
 Technology Strategy

Arthur D. Ringwald
BankAmerica Mortgage

James N. Roethe
Legal--General Counsel

Federico Sacasa
Latin America

Frank A. Somers
Special Assets

Cheryl A. Sorokin
Corporate Relations/Corporate Secretary

Martin A. Stein
Vice Chairman--Technology, Operations
 and Payments

Lewis W. Teel
Trading Exposure Control and Compliance

Joseph E. Vaez
Corporate Credit Examination Services

John W. Wheeler
BankAmerica Housing Services

Mary Wikstrom
National Call Center

M. Faye Wilson
Country Risk Evaluation

                                     BankAmerica Corporation 1997 Annual Report

                             CORPORATE INFORMATION


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

BankAmerica Corporation 1997 Annual Report

                             CORPORATE INFORMATION


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

Derivative Financial Instrument

A financial instrument that derives its cash flows, and therefore its value, by reference to an underlying instrument, index, or reference rate. For example, an equity option is a derivative financial instrument because its value is derived from an underlying stock, stock index, or futures contract.

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

Hedging

The financial technique in which transactions or contractual agreements are undertaken to offset the risk of loss from one or more types of business risk, such as price or rate fluctuations in the market.

Interest Rate Gap

The amount by which the carrying value of interest-rate-sensitive assets for a designated maturity period differs from the carrying value of interest-rate-sensitive liabilities and equity during the same period.

Liquidity

The ability of an organization to meet its maturing financial obligations as they come due.

Manufactured Housing

A single family residence built in a factory and transported to a homesite where the wheels and axles are removed and the home is set.

Master Netting Agreement

A written contract to settle mutual obligations with a single counterparty at the net value of all outstanding contracts, as opposed to settling each contract at its gross value.

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

                                      BankAmerica Corporation 1997 Annual Report

                             CORPORATE INFORMATION


Connecting With BankAmerica

By Mail

The Annual Report of BankAmerica Corporation is designed to provide financial facts and analysis to shareholders and professional investors while satisfying various regulatory requirements.

The following additional publications are available without charge by writing to:

Bank of America,
Corporate Secretary's Office #13018,
P.O. Box 37000, San Francisco, CA 94137

* The BankAmerica Corporation 1997 Form 10-K, which includes additional information and financial data on the corporation

* Environmental Program Progress Report

* Information regarding community
  reinvestment and related activities

* Recording for the blind of the 1997 Annual Report

Requests for copies of the full text of the BankAmerica Corporation Board of Directors' Corporate Governance Principles can be obtained by writing to:

  BankAmerica Corporation
  Corporate Secretary's Office #13018
  Bank of America Center
  555 California Street
  San Francisco, CA 94104

Requests for assistance with specific matters related to BankAmerica's stock and registered securities can be addressed to the corporation's Transfer Agent and Registrar:

  ChaseMellon Shareholder Services, L.L.C.
  83 Challenger Road
  Ridgefield Park, NJ 07660

  or

  ChaseMellon Shareholder Services, L.L.C.
  235 Montgomery Street, 23rd Floor
  San Francisco, CA 94104


By Phone

Shareholder Assistance Line 1-800-642-9880

Shareholders can call ChaseMellon Shareholder Services toll-free to receive assistance with specific matters related to BAC stock and registered securities, such as change of address, stock transfers and change of ownership, non-receipt of or lost stock certificates or dividend checks, sale or transfer of book-entry shares, dividend reinvestment plan information, direct deposit of dividends, consolidation of accounts, and dividend income reporting for tax purposes. Shareholders can also call (415) 622-3530 during normal Pacific Coast business hours to receive information on corporate activities.

Customer Service 1-800-521-BofA (521-2632),
1-800-24First (243-4778) (in Washington)

Loan-by-Phone 1-800-The BofA (843-2632)
Customers can apply for loans toll-free, 24 hours a day.

Online

Visit BankAmerica's home page on the World Wide Web to view the latest information about the corporation and its products and services, open an account, bank online, or apply for a loan or credit card.

(http://www.bankamerica.com)

Financial information and a link to the corporation's disclosure documents filed with the Securities and Exchange Commission by BankAmerica are available on the shareholder section of BankAmerica's home page.

(http://www.bankamerica.com/shareholder)

Shareholders can reach the corporation's Transfer Agent and Registrar through (http://www.chasemellon.com)

In Person

With approximately 1,800 branches, nearly 1,000 in-store facilities, and close to 7,700 ATMs, BankAmerica provides a level of on-site customer convenience that is second to none. Consult the telephone directory for a location near you.

The Annual Meeting of Shareholders will be held in Portland, Oregon at the DoubleTree Hotel--Jantzen Beach, 909 N. Hayden Island Drive on Thursday, May 21, 1998 at 2 p.m.